FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206361-05

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated September 14, 2016, may be amended or completed prior to time of sale.

PROSPECTUS

$1,077,483,000 (Approximate)

 JPMCC Commercial Mortgage Securities Trust 2016-JP3

(Central Index Key Number 0001683300)
as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)
as Depositor

JPMorgan Chase Bank, National Association
(Central Index Key Number 0000835271)
Benefit Street Partners CRE Finance LLC
(Central Index Key Number 0001632269)
Starwood Mortgage Funding VI LLC
(Central Index Key Number 0001682518)
as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-JP3

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-JP3 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-C, Class D, Class E, Class F, Class NR and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named JPMCC Commercial Mortgage Securities Trust 2016-JP3. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in October 2016. The rated final distribution date for the certificates is August 2049.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$45,932,000%		(5)	September 2021
Class A-2	$97,274,000%		(5)	September 2021
Class A-3	$16,726,000%		(5)	January 2023
Class A-4	$300,000,000%		(5)	July 2026
Class A-5	$342,359,000%		(5)	August 2026
Class A-SB	$49,955,000%		(5)	December 2025
Class X-A	$970,952,000	(6)%	Variable(7)	September 2026
Class X-B	$56,309,000	(6)%	Variable(7)	September 2026
Class A-S	$118,706,000%		(5)	September 2026
Class B	$56,309,000%		(5)	September 2026
Class C	$50,222,000%		(5)	September 2026

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Drexel Hamilton, LLC and Academy Securities, Inc., will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC is acting as lead manager and sole bookrunner with respect to this offering. Drexel Hamilton and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about September 30, 2016. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately          % of the aggregate certificate balance of the offered certificates plus accrued interest from September 1, 2016, before deducting expenses payable by the depositor.

J.P. Morgan
Lead Manager and Sole Bookrunner

Drexel Hamilton		Academy Securities
Co-Manager		Co-Manager

September , 2016

JPMCC Commercial Mortgage Securities Trust 2016-JP3

Commercial Mortgage Pass-Through Certificates, Series 2016-JP3

Washington
1 property
$4,686,540
0.4% of total
Utah
2 properties
$44,082,391
3.6% of total
Nevada
1 property
$13,584,151
1.1% of total
California
6 properties
$227,640,000
18.7% of total
Arizona
3 properties
$73,801,279
6.1% of total
Texas
3 properties
$39,080,000
3.2% of total
Arkansas
2 properties
$9,986,603
0.8% of total
Louisiana
2 properties
$9,410,000
0.8% of total
Mississippi
1 property
$3,994,221
0.3% of total
Tennessee
2 properties
$104,190,000
8.6% of total
Illinois
1 property
$5,543,385
0.5% of total
Wisconsin
1 property
$25,000,000
2.1% of total
Indiana
4 properties
$66,286,104
5.4% of total
New York
6 properties
$228,963,472
18.8% of total
Ohio
1 property
$40,000,000
3.3% of total
New Jersey
8 properties
$94,594,138
7.8% of total
West Virginia
1 property
$29,580,000
2.4% of total
Virginia
3 properties
$60,000,000
4.9% of total
North Carolina
3 properties
$22,390,228
1.8% of total
South Carolina
2 properties
$10,336,687
0.8% of total
Georgia
4 properties
$45,687,923
3.8% of total
Florida
5 properties
$58,657,574
4.8% of total
Percentage of Initial Pool Balance
0.3% – 5.0%
5.1% – 10.0%
10.1% – 18.8%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Principal Window(4)
Offered Certificates
A-1	$45,932,000		30.000%	%	(5)	September 2021	2.85	10/16-09/21
A-2	$97,274,000		30.000%	%	(5)	September 2021	4.96	09/21-09/21
A-3	$16,726,000		30.000%	%	(5)	January 2023	6.29	01/23-01/23
A-4	$300,000,000		30.000%	%	(5)	July 2026	9.74	12/25-07/26
A-5	$342,359,000		30.000%	%	(5)	August 2026	9.86	07/26-08/26
A-SB	$49,955,000		30.000%	%	(5)	December 2025	7.18	09/21-12/25
X-A	$970,952,000	(6)	NAP	%	Variable(7)	September 2026	NAP	NAP
X-B	$56,309,000	(6)	NAP	%	Variable(7)	September 2026	NAP	NAP
A-S	$118,706,000		20.250%	%	(5)	September 2026	9.93	08/26-09/26
B	$56,309,000		15.625%	%	(5)	September 2026	9.96	09/26-09/26
C	$50,222,000		11.500%	%	(5)	September 2026	9.96	09/26-09/26
Non-Offered Certificates
X-C	$105,009,000	(6)	NAP	%	Variable(7)	September 2026	NAP	NAP
D	$54,787,000		7.000%	%	(5)	September 2026	9.96	09/26-09/26
E	$22,828,000		5.125%	%	(5)	September 2026	9.96	09/26-09/26
F	$15,219,000		3.875%	%	(5)	September 2026	9.96	09/26-09/26
NR	$47,177,696		0.000%	%	(5)	September 2026	9.96	09/26-09/26
R(8)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and period during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(6)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The Class X-A certificates will not be entitled to distributions of principal. The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal. The Class X-C certificates are notional amount certificates. The notional amount of the Class X-C certificates will be equal to the aggregate certificate balance of the Class C and Class D certificates outstanding from time to time. The Class X-C certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for that distribution date. The pass-through rate for the Class X-C certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class C and Class D certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage interest rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B and Class X-C certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

The Class X-C, Class D, Class E, Class F, Class NR and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	19
Risk Factors	53
The Certificates May Not Be a Suitable Investment for You	53
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	53
Risks Related to Market Conditions and Other External Factors	53
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	53
Other Events May Affect the Value and Liquidity of Your Investment	53
Risks Relating to the Mortgage Loans	54
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	54
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	56
Office Properties Have Special Risks	60
Hotel Properties Have Special Risks	60
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Mixed Use Properties Have Special Risks	63
Retail Properties Have Special Risks	63
Industrial Properties Have Special Risks	65
Multifamily Properties Have Special Risks	66
Self-Storage Properties Have Special Risks	67
Condominium Ownership May Limit Use and Improvements	68
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	69

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	70
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	71
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	72
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	73
Risks Related to Zoning Non-Compliance and Use Restrictions	75
Risks Relating to Inspections of Properties	76
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	76
Insurance May Not Be Available or Adequate	76
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	77
Terrorism Insurance May Not Be Available for All Mortgaged Properties	77
Risks Associated with Blanket Insurance Policies or Self-Insurance	79
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	79
Limited Information Causes Uncertainty	79
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	80
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	80
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	81

Static Pool Data Would Not Be Indicative of the Performance of this Pool	82
Appraisals May Not Reflect Current or Future Market Value of Each Property	82
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	83
The Borrower’s Form of Entity May Cause Special Risks	84
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	85
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	86
Other Financings or Ability to Incur Other Indebtedness Entails Risk	87
Tenancies-in-Common May Hinder Recovery	88
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	88
Risks Associated with One Action Rules	89
State Law Limitations on Assignments of Leases and Rents May Entail Risks	89
Various Other Laws Could Affect the Exercise of Lender’s Rights	89
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	90
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	90
Risks Related to Ground Leases and Other Leasehold Interests	91
Increases in Real Estate Taxes May Reduce Available Funds	93
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	93
Risks Relating to Shari’ah Compliant Loans	93
Risks Related to Conflicts of Interest	93
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	93
The Servicing of Servicing Shift Whole Loan Will Shift to Other Servicers	95
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	95
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	97
Potential Conflicts of Interest of the Operating Advisor	98
Potential Conflicts of Interest of the Asset Representations Reviewer	99
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	99
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	102
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	103
Other Potential Conflicts of Interest May Affect Your Investment	104
Other Risks Relating to the Certificates	104
The Certificates Are Limited Obligations	104
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	104
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	105
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	107
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	109

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	113
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	113
Risks Relating to Modifications of the Mortgage Loans	117
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	118
Risks Relating to Interest on Advances and Special Servicing Compensation	119
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	119
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	120
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	120
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	121
Description of the Mortgage Pool	123
General	123
Certain Calculations and Definitions	124
Definitions	125
Mortgage Pool Characteristics	132
Overview	132
Property Types	134
Mortgage Loan Concentrations	139
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	139
Geographic Concentrations	142
Mortgaged Properties With Limited Prior Operating History	142
Tenancies-in-Common	143
Condominium Interests	143
Fee & Leasehold Estates; Ground Leases	144
Environmental Considerations	145
Redevelopment, Renovation and Expansion	147
Assessments of Property Value and Condition	148
Appraisals	148
Engineering Reports	149
Zoning and Building Code Compliance and Condemnation	149
Litigation and Other Considerations	150
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	151
Tenant Issues	152
Tenant Concentrations	152
Lease Expirations and Terminations	152
Purchase Options and Rights of First Refusal	156
Affiliated Leases	157
Insurance Considerations	158
Use Restrictions	159
Appraised Value	159
Non-Recourse Carveout Limitations	161
Delinquency Information	162
Certain Terms of the Mortgage Loans	162
Amortization of Principal	162
Due Dates; Mortgage Rates; Calculations of Interest	162
Prepayment Protections and Certain Involuntary Prepayments	163
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	165
Defeasance; Collateral Substitution	166
Partial Releases	167
Escrows	167
Mortgaged Property Accounts	168
Delaware Statutory Trusts	169
Shari’ah Compliant Loan	169
Exceptions to Underwriting Guidelines	170
Additional Indebtedness	171
General	171
Whole Loans	171
Mezzanine Indebtedness	171
Preferred Equity	174
Other Unsecured Indebtedness	174
The Whole Loans	175
General	175
The Serviced Whole Loans	178
The Non-Serviced Whole Loans	199
Additional Information	238
Transaction Parties	239
The Sponsors and Mortgage Loan Sellers	239

JPMorgan Chase Bank, National Association	239
Benefit Street Partners CRE Finance LLC	247
Starwood Mortgage Funding VI LLC	255
The Depositor	261
The Issuing Entity	262
The Trustee and Certificate Administrator	262
The Master Servicer	264
The JPMCC 2016-NINE, JPMCC 2016-JP2, DBJPM 2016-SFC and West LA Office – 1950 Sawtelle Boulevard Master Servicer	267
The Special Servicer	271
The JPMCC 2016-JP2 and MSBAM 2016-C30 Special Servicer	273
The Operating Advisor and Asset Representations Reviewer	277
Description of the Certificates	279
General	279
Distributions	281
Method, Timing and Amount	281
Available Funds	281
Priority of Distributions	283
Pass-Through Rates	286
Interest Distribution Amount	287
Principal Distribution Amount	288
Certain Calculations with Respect to Individual Mortgage Loans	289
Application Priority of Mortgage Loan Collections or Whole Loan Collections	291
Allocation of Yield Maintenance Charges and Prepayment Premiums	293
Assumed Final Distribution Date; Rated Final Distribution Date	294
Prepayment Interest Shortfalls	295
Subordination; Allocation of Realized Losses	296
Reports to Certificateholders; Certain Available Information	298
Certificate Administrator Reports	298
Information Available Electronically	303
Voting Rights	307
Delivery, Form, Transfer and Denomination	308
Book-Entry Registration	308
Definitive Certificates	311
Certificateholder Communication	311
Access to Certificateholders’ Names and Addresses	311
Requests to Communicate	311
List of Certificateholders	312
Description of the Mortgage Loan Purchase Agreements	313
General	313
Dispute Resolution Provisions	321
Asset Review Obligations	321
Pooling and Servicing Agreement	322
General	322
Assignment of the Mortgage Loans	322
Servicing Standard	323
Subservicing	324
Advances	325
P&I Advances	325
Servicing Advances	326
Nonrecoverable Advances	327
Recovery of Advances	328
Accounts	329
Withdrawals from the Collection Account	331
Servicing and Other Compensation and Payment of Expenses	333
General	333
Master Servicing Compensation	337
Special Servicing Compensation	339
Disclosable Special Servicer Fees	343
Certificate Administrator and Trustee Compensation	343
Operating Advisor Compensation	344
Asset Representations Reviewer Compensation	344
CREFC® Intellectual Property Royalty License Fee	345
Appraisal Reduction Amounts	346
Maintenance of Insurance	351
Modifications, Waivers and Amendments	354
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	356
Inspections; Collection of Operating Information	357
Collection of Operating Information	358
Special Servicing Transfer Event	358
Asset Status Report	360
Realization Upon Mortgage Loans	362
Sale of Defaulted Loans and REO Properties	364
The Directing Certificateholder	367
General	367
Major Decisions	369
Asset Status Report	371
Replacement of Special Servicer	372
Control Termination Event and Consultation Termination Event	372
Servicing Override	374
Rights of Holders of Companion Loans	374
Limitation on Liability of Directing Certificateholder	375
The Operating Advisor	376
General	376

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	376
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	377
Recommendation of the Replacement of the Special Servicer	379
Eligibility of Operating Advisor	379
Other Obligations of Operating Advisor	380
Delegation of Operating Advisor’s Duties	381
Termination of the Operating Advisor With Cause	381
Rights Upon Operating Advisor Termination Event	382
Waiver of Operating Advisor Termination Event	382
Termination of the Operating Advisor Without Cause	382
Resignation of the Operating Advisor	383
Operating Advisor Compensation	383
The Asset Representations Reviewer	383
Asset Review	383
Eligibility of Asset Representations Reviewer	388
Other Obligations of Asset Representations Reviewer	388
Delegation of Asset Representations Reviewer’s Duties	389
Assignment of Asset Representations Reviewer’s Rights and Obligations	389
Asset Representations Reviewer Termination Events	389
Rights Upon Asset Representations Reviewer Termination Event	390
Termination of the Asset Representations Reviewer Without Cause	390
Resignation of Asset Representations Reviewer	391
Asset Representations Reviewer Compensation	391
Replacement of Special Servicer Without Cause	391
Termination of Master Servicer and Special Servicer for Cause	394
Servicer Termination Events	394
Rights Upon Servicer Termination Event	395
Waiver of Servicer Termination Event	396
Resignation of the Master Servicer and the Special Servicer	397
Limitation on Liability; Indemnification	397
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	399
Dispute Resolution Provisions	400
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	400
Repurchase Request Delivered by a Party to the PSA	400
Resolution of a Repurchase Request	401
Mediation and Arbitration Provisions	403
Servicing of the Non-Serviced Mortgage Loans	404
Servicing of the 100 East Wisconsin Avenue Whole Loan	404
Servicing of the 9 West 57th Street Mortgage Loan	405
Servicing of the 693 Fifth Avenue Mortgage Loan	407
Servicing of the Opry Mills Mortgage Loan	410
Servicing of the Westfield San Francisco Centre Mortgage Loan	412
Servicing of the Crocker Park Phase One & Two Mortgage Loan	414
Servicing of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan	417
Rating Agency Confirmations	419
Evidence as to Compliance	421
Limitation on Rights of Certificateholders to Institute a Proceeding	422
Termination; Retirement of Certificates	422
Amendment	423
Resignation and Removal of the Trustee and the Certificate Administrator	425
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	426
Certain Legal Aspects of Mortgage Loans	427
General	428
Types of Mortgage Instruments	428
Leases and Rents	428
Personalty	429
Foreclosure	429
General	429
Foreclosure Procedures Vary from State to State	429
Judicial Foreclosure	429
Equitable and Other Limitations on Enforceability of Certain Provisions	429

Nonjudicial Foreclosure/Power of Sale	430
Public Sale	430
Rights of Redemption	431
Anti-Deficiency Legislation	432
Leasehold Considerations	432
Cooperative Shares	432
Bankruptcy Laws	433
Environmental Considerations	438
General	438
Superlien Laws	438
CERCLA	438
Certain Other Federal and State Laws	439
Additional Considerations	439
Due-on-Sale and Due-on-Encumbrance Provisions	440
Subordinate Financing	440
Default Interest and Limitations on Prepayments	440
Applicability of Usury Laws	440
Americans with Disabilities Act	441
Servicemembers Civil Relief Act	441
Anti-Money Laundering, Economic Sanctions and Bribery	441
Potential Forfeiture of Assets	442
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	442
Pending Legal Proceedings Involving Transaction Parties	444
Use of Proceeds	444
Yield and Maturity Considerations	444
Yield Considerations	444
General	444
Rate and Timing of Principal Payments	444
Losses and Shortfalls	445
Certain Relevant Factors Affecting Loan Payments and Defaults	446
Delay in Payment of Distributions	447
Yield on the Certificates with Notional Amounts	447
Weighted Average Life	447
Pre-Tax Yield to Maturity Tables	453
Material Federal Income Tax Considerations	457
General	457
Qualification as a REMIC	457
Status of Offered Certificates	459
Taxation of Regular Interests	460
General	460
Original Issue Discount	460
Acquisition Premium	462
Market Discount	462
Premium	463
Election To Treat All Interest Under the Constant Yield Method	463
Treatment of Losses	463
Yield Maintenance Charges and Prepayment Premiums	464
Sale or Exchange of Regular Interests	464
Taxes That May Be Imposed on a REMIC	465
Prohibited Transactions	465
Contributions to a REMIC After the Startup Day	465
Net Income from Foreclosure Property	465
Bipartisan Budget Act of 2015	466
Taxation of Certain Foreign Investors	466
FATCA	467
Backup Withholding	467
Information Reporting	468
3.8% Medicare Tax on “Net Investment Income”	468
Reporting Requirements	468
Certain State and Local Tax Considerations	469
Method of Distribution (Underwriter)	469
Incorporation of Certain Information by Reference	470
Where You Can Find More Information	471
Financial Information	471
Certain ERISA Considerations	471
General	471
Plan Asset Regulations	472
Administrative Exemptions	472
Insurance Company General Accounts	474
Legal Investment	475
Legal Matters	476
Ratings	476
Index of Defined Terms	479

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX F	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE ARKANSAS HOTEL PORTFOLIO MORTGAGE LOAN

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE

CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, commencing on page 19 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, commencing on page 53 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 479 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT,

PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS” ); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA” ) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND

FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE

OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

CANADA

THE OFFERED CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (NI 33-105), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 31st Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	JPMCC Commercial Mortgage Securities Trust 2016-JP3, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

•	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

•	Benefit Street Partners CRE Finance LLC, a Delaware limited liability company; and

•	Starwood Mortgage Funding VI LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Benefit Street Partners CRE Finance LLC is an affiliate of Benefit Street Partners CRE Conduit Company, L.P., an originator. Starwood Mortgage Funding VI LLC is an affiliate of (a) Starwood Mortgage Capital LLC, an originator, (b) LNR Partners, LLC, the special servicer with respect to the Opry Mills mortgage loan and the anticipated special servicer for the West LA Office – 1950 Sawtelle Boulevard mortgage loan, and (c) LNR Securities Holdings, LLC, the entity (i) holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the JPMCC 2016-JP2 pooling and servicing agreement and (ii) expected to hold a majority interest in the control eligible certificates issued, and expected to act as the directing certificateholder, under the MSBAM 2016-C30 pooling and servicing agreement. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association(1)(2)	23	$800,011,378	65.7%
Benefit Street Partners CRE Finance LLC	16	222,049,043	18.2
Starwood Mortgage Funding VI LLC(3)	13	195,434,275	16.1
Total	52	$1,217,494,697	100.0%

(1)	One (1) mortgage loan identified as “Opry Mills” on Annex A-1, representing approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Citigroup Global Markets Realty Corp.

(2)	One (1) mortgage loan identified as “Westfield San Francisco Centre” on Annex A-1, representing approximately 4.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation).

(3)	One (1) mortgage loan identified as “Crocker Park Phase One & Two” on Annex A-1, representing approximately 3.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, is part of a whole loan that was co-originated by Starwood Mortgage Capital LLC and Citigroup Global Markets Realty Corp. Four (4) mortgage loans identified as “Hillside Industrial,” “West LA Office – 1950 Sawtelle Boulevard,” “Holiday Inn Express - Aiken” and “Bluffton Self Storage” on Annex A-1, representing approximately 3.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by The Bank of New York Mellon and subsequently purchased and reunderwritten by Starwood Mortgage Capital LLC in accordance with the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing offices of Midland Loan Services, a Division of PNC Bank, National Association are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is

(913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—100 East Wisconsin Avenue” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Torchlight Loan Services, LLC, a Delaware limited liability company, will act as special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and the related companion loans other than with respect to any non-serviced mortgage loan set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. Torchlight Loan Services, LLC was appointed to be the special servicer by Torchlight Investors, LLC (or its affiliate). Torchlight Investors, LLC (or its affiliate) is expected to purchase the Class E, Class F and Class NR certificates (and may purchase other classes of certificates), and, on the closing date, is expected to be the initial directing certificateholder. The principal servicing office of the special servicer is located at 701 Brickell Avenue, Suite 2200, Miami, Florida 33131, and its telephone number is (212) 883-2800. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, the related servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole

Loans—The Non-Serviced Whole Loans—100 East Wisconsin Avenue” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, and its telephone number is 410-884-2000. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loans will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at Sixth Street & Marquette Avenue, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction (i) with respect to a non-serviced mortgage loan or any related REO property, (ii) with respect to the Arkansas Hotel Portfolio mortgage loan or any related REO property, until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement or (iii) with respect to the servicing shift whole loan or any related REO property. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Arkansas Hotel Portfolio Whole Loan—Consultation and Control” and “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan, (iii) the Arkansas Hotel Portfolio mortgage loan until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement and (iv) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Arkansas Hotel Portfolio Whole Loan—Consultation and Control” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class E, Class F and Class NR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Torchlight Investors, LLC (or its affiliate), an affiliate of Torchlight Loan Services, LLC, the initial special servicer, will purchase the Class E, Class F and Class NR certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan, (iii) the Arkansas Hotel Portfolio mortgage loan until the occurrence and continuance of a control appraisal period pursuant to the related intercreditor agreement and (iv) any excluded loan).

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan (other than the 9 West 57th Street whole loan), which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Subordinate
Companion Loan	Three (3) mortgage loans identified as “9 West 57th Street”, “Westfield San Francisco Centre” and “Arkansas Hotel Portfolio” on Annex A-1, collectively representing approximately 14.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, are comprised of one or more senior notes (included in the issuing entity), in certain cases, one or more senior pari passu notes (not included in the issuing entity) and one or more subordinate notes (not included in the issuing entity).

With respect to the mortgage loan identified as “Arkansas Hotel Portfolio” on Annex A-1, pursuant to the intercreditor agreement, the holder of the related subordinate companion loan will have the right to cure certain defaults with respect to the related mortgage loan and the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan under certain limited default circumstances. In addition, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related subordinate companion loan will have the right to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. The holder of the related subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer with respect to the Arkansas Hotel Portfolio mortgage loan at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement. An affiliate of Torchlight Investors, LLC is the holder of the Arkansas Hotel Portfolio subordinate companion loan.

See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—9 West 57th Street Whole Loan”,

“—Westfield San Francisco Centre Whole Loan” and “—Arkansas Hotel Portfolio”.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in September 2016, or with respect to any mortgage loan that has its first due date in October 2016, the date that would otherwise have been the related due date in September 2016.

Closing Date	On or about September 30, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in October 2016.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, Minnesota, New York, Kansas, Florida, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;
Rated Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	September 2021
Class A-3	January 2023
Class A-4	July 2026
Class A-5	August 2026
Class A-SB	December 2025
Class X-A	September 2026
Class X-B	September 2026
Class A-S	September 2026
Class B	September 2026
Class C	September 2026

The rated final distribution date will be the distribution date in August 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-JP3:

•	Class A-1

•	Class A-2

•	Class A-3

•	Class A-4

•	Class A-5

•	Class A-SB

•	Class X-A

•	Class X-B

•	Class A-S

•	Class B

•	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-C, Class D, Class E, Class F, Class NR and Class R.

The certificates will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be fifty-two (52) fixed rate commercial mortgage loans secured by first mortgage liens on sixty-two (62) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) thirty-nine (39) mortgage loans (which have no related pari passu or subordinate interest secured by the related mortgaged property or properties), (ii) ten (10) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu interests that are not assets of the issuing entity secured by the related mortgaged property or properties), (iii) two (2) mortgage loans, each represented by one or more pari passu portions of a split senior mortgage loan and one or more subordinate companion loans that are not assets of the issuing entity secured by the related mortgaged property or properties, and (iv) one (1) mortgage loan, represented by a senior mortgage loan and a subordinate companion loan that is not an asset of the issuing entity secured by the related mortgaged properties.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$45,932,000	3.773%	30.000%
Class A-2	$97,274,000	7.990%	30.000%
Class A-3	$16,726,000	1.374%	30.000%
Class A-4	$300,000,000	24.641%	30.000%
Class A-5	$342,359,000	28.120%	30.000%
Class A-SB	$49,955,000	4.103%	30.000%
Class X-A	$970,952,000	NAP	NAP
Class X-B	$56,309,000	NAP	NAP
Class A-S	$118,706,000	9.750%	20.250%
Class B	$56,309,000	4.625%	15.625%
Class C	$50,222,000	4.125%	11.500%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1%
Class A-2%
Class A-3%
Class A-4%
Class A-5%
Class A-SB	%
Class X-A	%(2)
Class X-B	%(2)
Class A-S	%
Class B	%
Class C	%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), (iii) a variable rate equal to the lesser of a specified fixed rate and the rate described in clause (ii) above, or (iv) the rate described in clause (ii) less a specified percentage.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class B certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B and Class X-C certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.04500%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00493%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.00240%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan, any servicing shift mortgage loan and any companion loan) at a per annum rate equal to 0.00063%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans(1)

Non-Serviced Mortgage Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)	Special Servicer Fee Rate
9 West 57th Street	0.00125%	0.25000%
693 Fifth Avenue	0.00250%	0.25000%
Opry Mills	0.00250%	0.25000%
Westfield San Francisco Centre	0.00125%	0.25000%
Crocker Park Phase One & Two	0.03250%	0.25000%
West LA Office – 1950 Sawtelle Boulevard	0.00250%	0.25000%

(1)	Does not reflect the 100 East Wisconsin Avenue mortgage loan. With respect to such servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and (ii) any yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates until the certificate balance of the Class A-5 certificates has been reduced to zero and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such classes;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class

C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-C and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B or Class X-C certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-C certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B and Class X-C certificates are interest-only certificates and the Class X-C certificates are not offered by this prospectus.

(2)	Other than the Class X-C and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-B, Class X-C or Class R certificates) will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-C certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class C and Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

•	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

•	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

•	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

•	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of a REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicers or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

•	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

•	maintain the lien on the related mortgaged property; and/or

•	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-two (52) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee estate of the related borrower in sixty-two (62) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,217,494,697.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-two (52) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”) and (iii) in the case of three (3) mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and any related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
9 West 57th Street	$100,000,000	8.2%	$913,724,000	$186,276,000	35.3%	3.08x
693 Fifth Avenue	$80,000,000	6.6%	$170,000,000	NAP	47.6%	1.00x
Opry Mills	$80,000,000	6.6%	$295,000,000	NAP	50.8%	2.33x
Westfield San Francisco Centre	$60,000,000	4.9%	$373,077,000	$124,923,000	45.7%	2.85x
1 Kaiser Plaza	$60,000,000	4.9%	$37,100,000	NAP	45.8%	2.15x
Salesforce Tower	$60,000,000	4.9%	$48,000,000	NAP	59.6%	2.47x
Crocker Park Phase One & Two	$40,000,000	3.3%	$100,000,000	NAP	65.3%	1.34x
National Business Park	$33,000,000	2.7%	$22,000,000	NAP	64.8%	1.36x
100 East Wisconsin Avenue	$25,000,000	2.1%	$28,800,000	NAP	65.4%	1.77x
Hillside Industrial	$20,000,000	1.6%	$19,000,000	NAP	60.6%	1.39x
Embassy Suites Lake Buena Vista	$16,932,574	1.4%	$24,900,844	NAP	62.2%	1.51x
West LA Office – 1950 Sawtelle Boulevard	$10,000,000	0.8%	$26,500,000	NAP	67.2%	1.18x
Arkansas Hotel Portfolio	$9,986,603	0.8%	NAP	$1,098,526	72.9%	1.54x

(1)	Calculated including any related pari passu companion loan(s) and the related subordinate companion loans but excluding any mezzanine loan.

The 1 Kaiser Plaza whole loan, the Salesforce Tower whole loan, the National Business Park whole loan, the Hillside Industrial whole loan, the Embassy Suites Lake Buena Vista whole loan and the Arkansas Hotel Portfolio whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and the related companion loans are referred to in this prospectus as “serviced companion loans”. The holder of the Arkansas Hotel Portfolio subordinate companion loan will have the right to purchase the related mortgage loan under certain limited circumstances. In addition, the holder of the Arkansas Hotel Portfolio subordinate companion loan will also have the right to approve certain major decisions with respect to the Arkansas Hotel Portfolio whole loan under certain circumstances and to replace the special servicer (solely as special servicer for the Arkansas Hotel Portfolio whole loan) with or without cause prior to the occurrence and continuance of a control appraisal period, as set forth in the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Arkansas Hotel Portfolio Whole Loan”.

The 100 East Wisconsin Avenue whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization. Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related controlling companion loan and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
9 West 57th Street	JPMCC 2016-NINE	8.2%	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wilmington Trust, National Association
693 Fifth Avenue	DBJPM 2016-C3	6.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association
Opry Mills	JPMCC 2016-JP2	6.6%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association
Westfield San Francisco Centre	DBJPM 2016-SFC	4.9%	Wells Fargo Bank, National Association	Pacific Life Insurance Company	Wilmington Trust, National Association
Crocker Park Phase One & Two	CGCMT 2016-C2	3.3%	Midland Loan Services, a Division of PNC Bank, National Association	C-III Asset Management LLC	Deutsche Bank Trust Company Americas
West LA Office – 1950 Sawtelle Boulevard	MSBAM 2016-C30	0.8%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Directing Certificateholder
9 West 57th Street	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	N/A	None(2)
693 Fifth Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	BlackRock Realty Advisors, Inc.
Opry Mills	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	LNR Securities Holdings, LLC
Westfield San Francisco Centre	Deutsche Bank Trust Company Americas	Deutsche Bank Trust Company Americas	N/A	N/A	Prima Capital Advisors LLC
Crocker Park Phase One & Two	Citibank, N.A.	Deutsche Bank Trust Company Americas	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC	C-III High Yield Real Estate Debt Fund IV Tier Holdings LLC
West LA Office – 1950 Sawtelle Boulevard	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC

(1)	Does not reflect the 100 East Wisconsin Avenue mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The 9 West 57th Street whole loan does not have a directing certificateholder and no entity is entitled to exercise the related control and consultation rights generally attributed to a directing certificateholder with respect to the 9 West 57th Street mortgage loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,217,494,697
Number of mortgage loans	52
Number of Mortgaged Properties	62
Range of Cut-off Date Balances	$2,375,000 to $100,000,000
Average Cut-off Date Balance	$23,413,360
Range of Mortgage Rates	2.85950% to 5.48000%
Weighted average Mortgage Rate	4.24772%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	114 months
Range of remaining terms to maturity	60 months to 120 months
Weighted average remaining term to maturity	113 months
Range of original amortization term(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	343 months
Range of remaining amortization terms(2)(3)	297 months to 360 months
Weighted average remaining amortization term(2)(3)	342 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	29.8% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	56.2%
Range of LTV Ratios as of the maturity date(4)(5)	29.8% to 70.3%
Weighted average LTV Ratio as of the maturity date(4)(5)	50.7%
Range of UW NCF DSCR(5)(6)	1.00x to 4.02x
Weighted average UW NCF DSCR(5)(6)	2.12x
Range of UW NOI Debt Yield(5)	6.4% - 15.1%
Weighted average UW NOI Debt Yield(5)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	44.7%
Balloon	29.8%
Interest Only-Balloon	25.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes thirteen (13) mortgage loans identified as “9 West 57th Street”, “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower”, “Amazon Buckeye Logistics Center”, “1333 Broadway”, “Vadata – Ashburn Data Center”, “Vadata – Manassas Data Center”, “415 West 13th Street”, “Wesley Pond”, “Vadata – Haymarket Data Center” and “State University Retail Portfolio” on Annex A-1, representing approximately 44.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest only for the entire term.

(3)	In the case of one (1) mortgage loan identified as “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 0.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan will amortize based on the assumed principal payment schedule set forth on Annex F.

(4)	With respect to eight (8) mortgaged properties identified as “Salesforce Tower”, “Laguna Design Center”, “Sheraton Salt Lake City”, “100 East Wisconsin Avenue”, “Centrica”, “Shadow Creek Apartments”, “Holiday Inn Express Bentonville” and “Holiday Inn Express Canton” on Annex A-1, securing or partially securing eight (8) mortgage loans representing approximately 16.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. With respect to one (1) mortgaged property identified as “Embassy Suites Lake Buena Vista” on Annex A-1, securing one (1) mortgage loan representing approximately 1.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the LTV Ratio as of the Cut-off Date of 62.2% was calculated based on the Cut-off Date Balance less an earnout reserve in the amount of $3.4 million, divided by the related Appraised Value set forth on Annex A-1. The LTV Ratio as of the Cut-off Date calculated without adjusting for the related earnout reserve is 67.7%. In addition, the LTV Ratio as of the maturity date of 51.2% was calculated based on the Balloon Balance less such earnout reserve divided by the related Appraised Value set forth on Annex A-1. The LTV Ratio as of the maturity date calculated without adjusting for the related earnout reserve is 56.7%. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool— Appraised Value”.

(5)	With respect to twelve (12) mortgage loans identified as “9 West 57th Street”, “693 Fifth Avenue”, “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower”, “Crocker Park Phase One & Two”, “National Business Park”, “100 East Wisconsin Avenue”, “Hillside Industrial”, “Embassy Suites Lake Buena Vista” and “West LA Office - 1950 Sawtelle Boulevard” on Annex A-1, representing approximately 48.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s). With respect to three (3) mortgage loans identified as “9 West 57th Street”, “Westfield San Francisco Centre” and “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 14.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes any pari passu companion loans, as applicable, but excludes the related subordinate companion loans. The underwritten net cash flow debt service coverage ratio, related loan-to-value ratio as of the cut-off date and underwritten operating income debt yield including the related subordinate companion loans are: (a) with respect to the mortgage loan identified as “9 West 57th Street” on Annex A-1, 3.08x, 35.3% and 9.0%, respectively, (b) with respect to the mortgage loan identified as “Westfield San Francisco Centre” on Annex A-1, 2.85x, 45.7% and 10.1%, respectively, and (c) with respect to the mortgage loan identified as “Arkansas Hotel Portfolio” on Annex A-1, 1.54x, 72.9% and 11.6%, respectively. With respect to one (1) mortgaged property identified as “Embassy Suites Lake Buena Vista” on Annex A-1, securing one (1) mortgage loan representing approximately 1.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the UW NOI Debt Yield of 11.2% was calculated based on the related mortgage loan’s Cut-off Date Balance less an earnout reserve in the amount of $3.4 million. The UW NOI Debt Yield calculated without adjusting for the related earnout reserve is 10.3%.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that in the case of a mortgage loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan. In the case of one (1) mortgage loan identified as “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 0.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the principal payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal payment schedule set forth on Annex F. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For example, with respect to six (6) mortgaged properties identified as “693 Fifth Avenue”, “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower” and “1333 Broadway” on Annex A-1, securing six (6) mortgage loans representing approximately 31.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain assumptions and/or adjustments were made to the underwritten net cash flow reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Lease Expirations and

Terminations—Other”, “—Real Estate and Other Tax Considerations”, “—Additional Information”, Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Several of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or a purchase of an REO property at a loss in connection with the origination of the mortgage loan as described below:

With respect to five (5) mortgaged properties identified as “Homewood Suites Downtown Nashville”, “Embassy Suites Palmdale”, “Hilton Garden Inn Ridgefield Park”, “Doubletree Fayetteville” and “Hampton Inn Suites Orlando South Lake Buena Vista” on Annex A-1, securing five (5) mortgage loans representing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the previous loans secured by the mortgaged properties were in maturity default at the time of origination of the related mortgage loans. In addition, with respect to the mortgaged property identified as “Sunshine Heights Shopping Center” on Annex A-1, partially securing a mortgage loan representing approximately 0.6% of the aggregate principal balance of the pool of mortgage loans by allocated loan amount as of the cut-off date, the prior financing secured by the related mortgaged property would have matured prior to the origination date of the mortgage loan, except that the prior lender and the borrower entered into a forbearance agreement to provide the borrower with additional time to obtain refinancing. All of the mortgage loans ultimately paid off the prior financing in full.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on

Limited Operating Histories	With respect to six (6) mortgaged properties identified as “Vadata – Ashburn Data Center”, “Centrica”, “Vadata – Manassas Data Center”, “State University Retail Portfolio” and “Wilshire Manor Apartments” on Annex A-1, securing five (5) mortgage loans representing approximately 6.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to one (1) mortgaged property identified as “Opry Mills” on Annex A-1, securing one (1) mortgage loan representing approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, JPMorgan Chase Bank, National Association did not obtain certifications from the related borrower sponsors as to current contingent liabilities and/or real estate experience. However, JPMorgan Chase Bank, National Association was able to effectively evaluate the financial capacity, real estate experience and litigation and criminal backgrounds of the borrower sponsors based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsors.

With respect to four (4) mortgaged properties identified as “Hillside Industrial,” “West LA Office – 1950 Sawtelle Boulevard,” “Holiday Inn Express - Aiken” and “Bluffton Self Storage” on Annex A-1, securing four (4) mortgage loans representing approximately 3.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, Starwood Mortgage Funding VI LLC did not receive separate certifications of the operating statements and rent rolls from the related borrower sponsors. With respect to the mortgaged property identified as “West LA Office - 1950 Sawtelle Boulevard” on Annex A-1, securing a mortgage loan representing approximately 0.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Mortgage Loan did not satisfy certain of the minimum required underwriting metrics. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

•	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited and Thomson Reuters Corporation;

•	The certificate administrator’s website initially located at www.ctslink.com; and

•	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates) and (iii) the master servicer consents to the exchange

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC or Starwood Mortgage Funding VI LLC, respectively) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the 9 West 57th Street whole loan and the Westfield San Francisco Centre whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs—the lower-tier REMIC and the upper-tier REMIC—for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

•	Each class of offered certificates will represent REMIC “regular interests” as further described in “Material Federal Income Tax Considerations”.

•	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

•	You will be required to report income on your offered certificates using the accrual method of accounting.

•	It is anticipated that the Class [__] and Class [__] certificates will be issued with original issue discount and that the Class [___] certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

With respect to one (1) mortgaged property identified as “693 Fifth Avenue” on Annex A-1, securing one (1) mortgage loan representing approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the borrower sponsor owns a 20.0% non-controlling equity interest in the parent company of one of the nationally recognized statistical rating organizations engaged by the depositor to rate the certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

•	demographic factors;

•	consumer confidence;

•	consumer tastes and preferences;

•	political factors;

•	environmental factors;

•	seismic activity risk;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which new rentals occur; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

•	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

•	if the related borrower fails to provide a designated number of parking spaces,

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

•	if a tenant’s use is not permitted by zoning or applicable law,

•	if the tenant is unable to exercise an expansion right,

•	if the landlord defaults on its obligations under the lease,

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

•	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

•	in the case of government sponsored tenants, any time or for lack of appropriations, or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant

Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

•	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Condominium Ownership May Limit Use and Improvements”. See Annex A-2 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	if the anchor tenant or shadow anchor tenant decides to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or of a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

•	reduced demand for industrial space because of a decline in a particular industry segment;

•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

•	decreased demand;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	security concerns;

•	age of improvements; or

•	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which may require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

•	managing operating expenses; and

•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hotel, mixed use, retail, industrial and multifamily. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Tennessee, New Jersey, Arizona and Indiana. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 42 in “Annex D-1—Mortgage Loan Representations and Warranties” for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Benefit Street Partners CRE Finance LLC—BSP’s Underwriting Standards—Assessments of Property Condition—Environmental Assessment” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Environmental Assessment”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in “Annex D-1—Mortgage Loan Representations and Warranties” and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

•	a title insurer will have the ability to pay title insurance claims made upon it;

•	the title insurer will maintain its present financial strength; or

•	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program

Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in “Annex D-1—Mortgage Loan Representations and Warranties” and the exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders;

Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Benefit Street Partners CRE Finance LLC— BSP’s Underwriting Standards” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—Benefit Street Partners CRE Finance LLC—Review of BSP Mortgage Loans” and “—Starwood Mortgage Funding VI LLC—Review of SMF VI Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit”, “as-is subject to escrow account” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” and “as-is subject to escrow account” values, we cannot assure you that those assumptions are or will be accurate or that the “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Benefit Street Partners CRE Finance LLC— BSP’s Underwriting Standards” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial or multifamily real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in “Annex D-1—Mortgage Loan Representation and Warranties”.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the 100 East Wisconsin Avenue whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the master servicer and special servicer under the servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreement except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 100 East Wisconsin Avenue Whole Loan”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor and originator and a warehouse lender to Starwood Mortgage Funding VI LLC, a sponsor and mortgage loan seller. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the directing certificateholder or the controlling class certificateholder on its behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the JPMCC 2016-JP3 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among their things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

Torchlight Investors, LLC (or its affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement, and Torchlight Loan Services, LLC is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans and the servicing shift mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Pentalpha and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Torchlight Investors, LLC (or its affiliate) will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan, any servicing shift whole loan and other than with respect to the Arkansas Hotel Portfolio whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any servicing shift whole loan and other than with respect to the Arkansas Hotel Portfolio whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans (other than the 9 West 57th Street whole loan) may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each pari passu whole loan (other than the 9 West 57th Street whole loan), the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Pooling Agreement	Controlling Noteholder	Directing Certificateholder
9 West 57th Street	JPMCC 2016-NINE	J.P. Morgan Chase Commercial Mortgage Securities Trust 2016-NINE	None(1)
693 Fifth Avenue	DBJPM 2016-C3	DBJPM 2016-C3 Mortgage Trust	BlackRock Realty Advisors, Inc.
Opry Mills	JPMCC 2016-JP2	JPMCC Commercial Mortgage Securities Trust 2016-JP2	LNR Securities Holdings, LLC
Westfield San Francisco Centre	DBJPM 2016-SFC	DBJPM 2016-SFC Mortgage Trust	Prima Capital Advisors LLC
1 Kaiser Plaza	JPMCC 2016-JP3	JPMCC Commercial Mortgage Securities Trust 2016-JP3	Torchlight Investors, LLC
Salesforce Tower	JPMCC 2016-JP3	JPMCC Commercial Mortgage Securities Trust 2016-JP3	Torchlight Investors, LLC
Crocker Park Phase One & Two	CGCMT 2016-C2	Citigroup Commercial Mortgage Trust 2016-C2	C-III High Yield Real Estate Debt Fund IV Tier Holdings LLC
National Business Park	JPMCC 2016-JP3	JPMCC Commercial Mortgage Securities Trust 2016-JP3	Torchlight Investors, LLC
100 East Wisconsin Avenue(2)	JPMCC 2016-JP3	JPMorgan Chase Bank, National Association	N/A
Hillside Industrial	JPMCC 2016-JP3	JPMCC Commercial Mortgage Securities Trust 2016-JP3	Torchlight Investors, LLC
Embassy Suites Lake Buena Vista	JPMCC 2016-JP3	JPMCC Commercial Mortgage Securities Trust 2016-JP3	Torchlight Investors, LLC
West LA Office – 1950 Sawtelle Boulevard	MSBAM 2016-C30	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C30	LNR Securities Holdings, LLC
Arkansas Hotel Portfolio	JPMCC 2016-JP3	JPMCC Commercial Mortgage Securities Trust 2016-JP3	Torchlight Investors, LLC

(1)	The 9 West 57th Street whole loan does not have a directing certificateholder and no entity is entitled to exercise the related control and consultation rights generally attributed to a directing certificateholder with respect to the 9 West 57th Street mortgage loan.

(2)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan will be the related mortgage loan seller or an affiliate, as holder of the related controlling companion loan. After the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the controlling class representative or other directing certificateholder under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than (i) with respect to any excluded loan, (ii) any servicing shift whole loan and (iii) with respect to the Arkansas Hotel Portfolio whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to the servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holders of the related controlling companion loans at any time, for cause or without cause.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. With respect to two (2) non-serviced mortgage loans, Starwood Mortgage Funding VI LLC is an affiliate of (a) Starwood Mortgage Capital LLC, an originator, (b) LNR Partners, LLC, the special servicer with respect to the Opry Mills mortgage loan and the anticipated special servicer for the West LA Office – 1950 Sawtelle Boulevard mortgage loan, and (c) LNR Securities Holdings, LLC, the entity (i) holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the JPMCC 2016-JP2 pooling and servicing agreement and (ii) expected to hold a majority interest in the control eligible certificates issued, and expected to act as the directing certificateholder, under the MSBAM 2016-C30 pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the Arkansas Hotel Portfolio whole loan, the holder of the related subordinate companion loan will have certain rights with respect to the related whole loan under certain circumstances, including the right, under certain conditions, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan. In addition, the holder of the related subordinate companion loan with respect to the Arkansas Hotel Portfolio whole loan will have the right the purchase of the related mortgage loan if such mortgage loan is in default. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Arkansas Hotel Portfolio Whole Loan” in this prospectus. In exercising those rights, no holder of a subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the applicable special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase option that a holder of the Arkansas Hotel Portfolio subordinate companion loan holds pursuant to the related intercreditor agreement generally permits such holder to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Arkansas Hotel Portfolio Whole Loan—Purchase Option”. In addition, the related subordinate companion loan holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F and Class NR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that Torchlight Investors, LLC (or its affiliate) will be the B-piece buyer. It is anticipated that Torchlight Investors, LLC, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—9 West 57th Street Whole Loan—Consultation and Control”, “—693 Fifth Avenue Whole Loan—Consultation and Control”, “—Opry Mills Whole Loan—Consultation and Control”, “—Westfield San Francisco Centre Whole Loan—Consultation and Control”, “—Crocker Park Phase One & Two Whole Loan—Consultation and Control”, “—100 East Wisconsin Avenue Whole Loan—Consultation and Control” and “—West LA Office – 1950 Sawtelle Boulevard Whole Loan—Consultation and Control”.

Torchlight Loan Services, LLC, which is expected to act as the special servicer, assisted the B-piece buyer with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to (i) the servicing shift whole loan, the holder of the related controlling companion loan and (ii) the Arkansas Hotel Portfolio whole loan, prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan, the holder of the related subordinate companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On 30 September 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk

Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

•	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

•	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

With respect to one (1) mortgaged property identified as “693 Fifth Avenue” on Annex A-1, securing one (1) mortgage loan representing approximately 6.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the borrower sponsor owns a 20.0% non-controlling equity interest in the parent company of one of the rating agencies engaged by the depositor to rate the certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B or Class X-C certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B or Class X-C certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-C certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-C certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A, Class X-B and Class X-C certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class
X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
X-B	Class B certificates
X-C	Class C and Class D certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B and Class X-C certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates and then the Class X-C certificates. Investors in the Class X-A, Class X-B and Class X-C certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, and then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class C or Class D certificates will result in a corresponding reduction in the notional amount of the Class X-C certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information— Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, the servicing shift mortgage loan and any excluded loan and the Arkansas Hotel Portfolio whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, with respect to the Arkansas Hotel Portfolio whole loan, the holder of the related subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and a holder of the subordinate companion loan will have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) for so long as the holder of the related subordinate companion loan is the controlling noteholder (as defined in the related intercreditor agreement), approve certain modifications and consent to certain actions to be taken with respect to the related whole loan and replace the special servicer with respect to the related whole loan. The rights of the holder of the subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Arkansas Hotel Portfolio Mortgage Loan”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of such controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and each servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)    may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or the servicing shift whole loan and other than the Arkansas Hotel Portfolio whole loan prior to the occurrence and continuance of a control appraisal period with respect to the related subordinate companion loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan) for the benefit of the holders of the related companion loan(s) (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to the non-serviced mortgage loans, the operating advisor appointed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO property. In addition, with respect to a servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. There will be no operating advisor under (i) the JPMCC 2016-NINE Trust and Servicing Agreement with respect to the 9 West 57th Street mortgage loan and (ii) the DBJPM 2016-SFC trust and servicing agreement with respect to the Westfield San Francisco Centre mortgage loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder (other than with respect to the Arkansas Hotel Portfolio whole loan prior to the occurrence and continuance of a control appraisal period) will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 66-2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to the serviced mortgage loan will have certain consultation rights (on a non-binding basis), and under certain circumstances, the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan will have consent rights, with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. However, Benefit Street Partners CRE Conduit Company, L.P. and Starwood Mortgage Capital LLC will guarantee the performance of Benefit Street Partners CRE Finance LLC’s and Starwood Mortgage Funding VI LLC’s obligations respectively, to repurchase or replace defective mortgage loans. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors (or Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers— Benefit Street Partners CRE Finance LLC” and “—Starwood Mortgage Funding VI LLC”. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.” In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan (other than a non-serviced mortgage loan) or whole loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the lower-tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the lower-tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-two (52) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool” ) with an aggregate principal balance as of the Cut-off Date of $1,217,494,697 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in September 2016, or with respect to any Mortgage Loan that has its first Due Date in October 2016, the date that would otherwise have been the related Due Date in September 2016.

Thirteen (13) Mortgage Loans, representing approximately 48.9% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) in the case of ten (10) Mortgage Loans, collectively representing approximately 34.9% of the Initial Pool Balance, one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), (iii) in the case of two (2) Mortgage Loans, representing approximately 13.1% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”) and (iv) in the case of one (1) Mortgage Loan, representing approximately 0.8% of the Initial Pool Balance, one Subordinate Companion Loan that is subordinate in right of payment to the Mortgage Loan. The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMCB(1)(2)	23	$ 800,011,378	65.7%
BSP	16	222,049,043	18.2
SMF VI(3)	13	195,434,275	16.1
Total	52	$ 1,217,494,697	100.0%

(1)	One (1) Mortgage Loan identified as “Opry Mills” on Annex A-1, representing approximately 6.6% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB and Citigroup Global Markets Realty Corp.

(2)	One (1) Mortgage Loan identified as “Westfield San Francisco Centre” on Annex A-1, representing approximately 4.9% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by JPMCB and Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation).

(3)	One (1) Mortgage Loan identified as “Crocker Park Phase One & Two” on Annex A-1, representing approximately 3.3% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by SMC and Citigroup Global Markets Realty Corp. Four (4) Mortgage Loans identified as “Hillside Industrial,” “West LA Office – 1950 Sawtelle Boulevard,” “Holiday Inn Express - Aiken” and “Bluffton Self Storage” on Annex A-1, representing approximately 3.3% of the Initial Pool Balance, were originated by The Bank of New York Mellon and subsequently purchased and reunderwritten by SMC in accordance with the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on September 30, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

•	in the case of a Mortgage Loan that provides for interest-only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

•	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, 12 times the monthly payment of principal and interest payable during the amortization period. Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan, subject to the proviso to the prior sentence. In the case of one (1) Mortgage Loan identified as “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, the principal payments used for calculating the underwritten debt service coverage ratios were based on the assumed principal payment schedule set forth on Annex F. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan. Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise calculated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state a “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” or other hypothetical value as well as “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties, the Appraised Value represents the “as-is”, “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” value for the portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is”, “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” appraised values of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on the “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” Appraised Value of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. The Appraised Value set forth on

Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“CMA Lockbox” or “CMA” means that the related Mortgage Loan documents currently require tenants, or the related borrower (or its property manager), at the related Mortgaged Property to pay rent or other income directly to the lockbox account; provided, however, that thereafter funds deposited in such lockbox account are paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received. However, in some cases, upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratios at Maturity” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates, respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. The LTV Ratio as of the related maturity date set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date assuming all principal payments required to be made on or prior to the related maturity date (not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

With respect to one (1) Mortgaged Property identified as “Embassy Suites Lake Buena Vista” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, the Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations are net of a $3.4 million holdback from the Cut-off Date Balance, with $1.7 million to be released to the borrower (at the borrower’s request) upon the net cash flow (as calculated in the loan documents) at the mortgaged property achieving a minimum of $4.5 million based on the trailing 12-month period and the full or remaining balance to be released to the borrower upon the net cash flow at the mortgaged property achieving a minimum of $4.7 million based on the trailing 12-month period. The net cash flow, as calculated per the loan documents for the trailing 12-month period ending May 2016,  including a 4.0% deduction for FF&E reserves, was approximately $4.2 million. Based on the total Cut-off Date Balance of the mortgage loan, without regard to reduction for the full $3.4 million holdback, Cut-off Date LTV Ratio and the LTV Ratio at maturity are 67.7% and 56.7%, respectively.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective LTV Ratio at maturity was calculated using the related “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants (or the related property manager) to pay rent or other income directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the Serviced Companion Loan(s) (or Non-Serviced Companion Loan(s), as applicable) and the related Mortgage Loan included in the issuing entity, unless otherwise indicated.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

•	non-cash items such as depreciation and amortization,

•	capital expenditures, and

•	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy” means the percentage of square feet, units, rooms, beds or pads, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account, with the funding of all required escrow and reserve accounts (including for debt service) derived directly from such lockbox account.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox, Soft Lockbox or CMA Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, combination retail/office or other single purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines.

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total annual debt service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. The Underwritten Net Operating Income Debt Service Coverage Ratio for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loans.

With respect to one (1) Mortgaged Property identified as “Embassy Suites Lake Buena Vista” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, the Underwritten NCF Debt Yield is calculated net of a $3.4 million holdback from the Cut-off Date Balance, with $1.7 million to be released to the borrower (at the borrower’s request) upon the net cash flow (as calculated in the loan documents) at the mortgaged property achieving a minimum of $4.5 million based on the trailing 12-month period and the full or remaining balance to be released to the borrower upon the net cash flow at the mortgaged property achieving a minimum of $4.7 million based on the trailing 12-month period. The net cash flow, as calculated per the loan documents for the trailing 12-month period ending May 2016, including a 4.0% deduction for FF&E reserves, was approximately $4.2 million. Based on the total Cut-off Date Balance of the mortgage loan, without regard to reduction for the full $3.4 million holdback, Underwritten NCF Debt Yield is 10.3%.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans. Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

With respect to one (1) Mortgaged Property identified as “Embassy Suites Lake Buena Vista” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, the UW NOI Debt Yield are calculated net of a $3.4 million holdback from the Cut-off Date Balance, with $1.7 million to be released to the borrower (at the borrower’s request) upon the net cash flow (as calculated in the loan documents) at the mortgaged property achieving a minimum of $4.5 million based on the trailing 12-month period and the full or remaining balance to be released to the borrower upon the net cash flow at the mortgaged property achieving a minimum of $4.7 million based on the trailing 12-month period. The net cash flow, as calculated per the loan documents for the trailing 12-month period ending May 2016, including a 4.0% deduction for FF&E reserves was approximately $4.2 million. Based on the total Cut-off Date Balance of the mortgage loan, without regard to reduction for the full $3.4 million holdback, UW NOI DY is 10.3%.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the

Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units”, “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operating as student housing, the number of units or (d) in the case of a Mortgaged Property operated as a self storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,217,494,697
Number of Mortgage Loans	52
Number of Mortgaged Properties	62
Range of Cut-off Date Balances	$2,375,000 to $100,000,000
Average Cut-off Date Balance	$23,413,360
Range of Mortgage Rates	2.85950% to 5.48000%
Weighted average Mortgage Rate	4.24772%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	114 months
Range of remaining terms to maturity	60 months to 120 months
Weighted average remaining term to maturity	113 months
Range of original amortization term(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	343 months
Range of remaining amortization terms(2)(3)	297 months to 360 months
Weighted average remaining amortization term(2)(3)	342 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	29.8% to 75.0%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	56.2%
Range of LTV Ratios as of the maturity date(4)(5)	29.8% to 70.3%
Weighted average LTV Ratio as of the maturity date(4)(5)	50.7%
Range of UW NCF DSCR(5)(6)	1.00x to 4.02x
Weighted average UW NCF DSCR(5)(6)	2.12x
Range of UW NOI Debt Yield(5)	6.4% - 15.1%
Weighted average UW NOI Debt Yield(5)	10.7%
Percentage of Initial Pool Balance consisting of:
Interest Only	44.7%
Balloon	29.8%
Interest Only-Balloon	25.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes thirteen (13) Mortgage Loans identified as “9 West 57th Street”, “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower”, “Amazon Buckeye Logistics Center”, “1333 Broadway”, “Vadata – Ashburn Data Center”, “Vadata – Manassas Data Center”, “415 West 13th Street”, “Wesley Pond”, “Vadata – Haymarket Data Center” and “State University Retail Portfolio” on Annex A-1, representing approximately 44.7% of the Initial Pool Balance, that are interest only for the entire term.

(3)	In the case of one (1) Mortgage Loan identified as “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, the loan will amortize based on the assumed principal payment schedule set forth on Annex F.

(4)	With respect to eight (8) Mortgaged Properties identified as “Salesforce Tower”, “Laguna Design Center”, “Sheraton Salt Lake City”, “100 East Wisconsin Avenue”, “Centrica”, “Shadow Creek Apartments”, “Holiday Inn Express Bentonville” and “Holiday Inn Express Canton” on Annex A-1, securing or partially securing eight (8) Mortgage Loans representing approximately 16.7% of the Initial Pool Balance by allocated loan amount, the LTV Ratios were calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property. The remaining Mortgage Loans were calculated using “as-is” values as described under “—Certain Calculations and Definitions—Definitions”. With respect to one (1) Mortgaged Property identified as “Embassy Suites Lake Buena Vista” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, the LTV Ratio as of the Cut-off Date of 62.2% was calculated based on the Cut-off Date Balance less an earnout reserve in the amount of $3.4 million, divided by the related Appraised Value set forth on Annex A-1. The LTV Ratio as of the Cut-off Date calculated without adjusting for the related earnout reserve is 67.7%. In addition, the LTV Ratio as of the maturity date of 51.2% was calculated based on the Balloon Balance less such earnout reserve divided by the related Appraised Value set forth on Annex A-1. The LTV Ratio as of the maturity date calculated without adjusting for the related earnout reserve is 56.7%. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Appraised Value”.

(5)	With respect to twelve (12) Mortgage Loans identified as “9 West 57th Street”, “693 Fifth Avenue”, “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower”, “Crocker Park Phase One & Two”, “National Business Park”, “100 East

Wisconsin Avenue”, “Hillside Industrial”, “Embassy Suites Lake Buena Vista” and “West LA Office - 1950 Sawtelle Boulevard” on Annex A-1, representing approximately 48.0% of the Initial Pool Balance, each of which has one or more Pari Passu Companion Loans that are not included in the issuing entity, the debt service coverage ratios, LTV Ratios and debt yields have been calculated including the related Pari Passu Companion Loans. With respect to three (3) Mortgage Loans identified as “9 West 57th Street”, “Westfield San Francisco Centre” and “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 14.0% of the Initial Pool Balance, the calculation of the debt service coverage ratios, LTV Ratios and debt yields includes any Pari Passu Companion Loans, as applicable, but excludes the related Subordinate Companion Loans. The related UW NCF DSCR, LTV Ratio as of the Cut-off Date and UW NOI Debt Yield including the related Subordinate Companion Loans are (a) with respect to the Mortgage Loan identified as “9 West 57th Street” on Annex A-1, 3.08x, 35.3% and 9.0%, respectively, (b) with respect to the Mortgage Loan identified as “Westfield San Francisco Centre” on Annex A-1, 2.85x, 45.7% and 10.1%, respectively, and (c) with respect to the Mortgage Loan identified as “Arkansas Hotel Portfolio” on Annex A-1, 1.54x, 72.9% and 11.6%, respectively. With respect to one (1) Mortgaged Property identified as “Embassy Suites Lake Buena Vista” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.4% of the Initial Pool Balance, the UW NOI Debt Yield of 11.2% was calculated based on the related mortgage loan’s Cut-off Date Balance less an earnout reserve in the amount of $3.4 million. The UW NOI Debt Yield calculated without adjusting for the related earnout reserve is 10.3%.

(6)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that in the case of a Mortgage Loan that provides for interest-only payments through maturity, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan. In the case of one (1) Mortgage Loan identified as “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, the principal payments used for calculating the UW NCF DSCR were based on the assumed principal payment schedule set forth on Annex F. Certain assumptions and/or adjustments were made to the UW NCF. For example, with respect to six (6) Mortgaged Properties identified as “693 Fifth Avenue”, “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower” and “1333 Broadway” on Annex A-1, securing six (6) Mortgage Loans representing approximately 31.2% of the Initial Pool Balance, certain assumptions and/or adjustments were made to the UW NCF reflected in the table above. For specific discussions on those particular assumptions and adjustments, see “—Certain Calculations and Definitions”, “Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations”, “—Additional Information”, Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include five (5) Mortgage Loans representing approximately 17.5% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	5	$284,500,000	23.4%
Suburban	10	71,259,884	5.9
Data Center	3	60,000,000	4.9
Hotel
Full Service	6	139,734,009	11.5
Limited Service	8	58,922,844	4.8
Extended Stay	2	33,272,391	2.7
Mixed Use
Retail/Office	3	123,693,385	10.2
Super Regional Mall/Office	1	60,000,000	4.9
Office/Retail	1	40,000,000	3.3
Student/Retail	1	8,013,158	0.7
Retail
Super Regional Mall	1	80,000,000	6.6
Anchored	3	34,873,405	2.9
Single Tenant	1	18,000,000	1.5
Unanchored	2	7,515,000	0.6
Shadow Anchored	1	5,786,759	0.5
Freestanding	1	1,210,000	0.1
Industrial
Warehouse/Distribution	3	92,061,638	7.6
Flex	1	13,584,151	1.1
Multifamily
Garden	6	78,121,164	6.4
Student	1	2,486,842	0.2
Self Storage
Self Storage	2	4,460,067	0.4
Total	62	$1,217,494,697	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and retail and mixed use properties that include office tenants:

•	With respect to three (3) Mortgaged Properties identified as “1 Kaiser Plaza”, “Salesforce Tower” and “1333 Broadway” on Annex A-1, securing three (3) Mortgage Loans representing approximately 13.1% of the Initial Pool Balance, the related borrower and/or borrower sponsor (or affiliates thereof) currently owns another office property within a 5-mile radius which may compete with the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties.

With respect to the retail properties or mixed use properties with retail components set forth in the above chart:

•	Seven (7) of the Mortgaged Properties identified as “Opry Mills”, “Westfield San Francisco Centre”, “Crocker Park Phase One & Two”, “Cicero Marketplace”, “Sunshine Heights Shopping Center”, “Shops at Laurel Springs” and “Douglasville Crossroads” on Annex A-1, securing or partially securing seven (7) Mortgage Loans representing approximately 18.1% of the Initial Pool Balance by allocated loan amount, are each considered by the applicable borrower sponsor to have an “anchor tenant” or “shadow anchor tenant” which tenants occupy space at the related property, but may or may not occupy space that is collateral for the related Mortgage Loan.

•	One (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, permits the related borrower to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the Mortgage Loan documents (5% of the original principal amount), provided the related borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from the related guarantor(s) that has a net worth amount of at least $250,000,000 and liquid assets of at least 120% of the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such guaranty.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart:

•	With respect to five (5) Mortgaged Properties identified as “Homewood Suites Nashville Downtown”, “Embassy Suites Palmdale”, “Hilton Garden Inn Ridgefield Park”, “Hampton Inn Suites Orlando South Lake Buena Vista” and “Comfort Suites Raleigh-Durham Airport” on Annex A-1, securing five (5) Mortgage Loans representing approximately 6.3% of the Initial Pool Balance, there are newly constructed hotels or hotels under construction located within five miles of the Mortgaged Properties that are expected to directly compete with the related Mortgaged Property.

•	With respect to one (1) Mortgaged Property identified as “Homewood Suites Nashville Downtown” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.0% of the Initial Pool Balance, there is no parking available on-site at the Mortgaged Property, and the borrower has signed an agreement with an adjacent parking garage to provide for 115 parking spots. The term of the parking agreement expires on February 28, 2017, and there are two five-year options to renew the agreement. We cannot assure you that any lack of parking will not adversely impact the hotel’s performance.

•	With respect to three (3) Mortgaged Properties identified as “Hilton Home2 Suites Layton”, “Holiday Inn Express – Aiken” and “Holiday Inn Express Canton” on Annex A-1, securing three (3) Mortgage Loans representing approximately 1.7% of the Initial Pool Balance, the related borrower or borrower sponsor has an ownership interest in a hotel property that is currently located within 5 miles of the related Mortgaged Property that directly compete or are expected to directly compete with such Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Sheraton Salt Lake City	$35,000,000	2.9%	12/19/2032	9/6/2026
Embassy Suites Charleston	$29,580,000	2.4%	11/30/2032	9/1/2026
Embassy Suites Busch Gardens Hotel	$27,540,000	2.3%	1/31/2033	9/1/2026
Homewood Suites Nashville Downtown	$24,190,000	2.0%	4/18/2028	9/1/2021
Embassy Suites Palmdale	$19,990,000	1.6%	10/31/2029	9/1/2021
Hilton Garden Inn Ridgefield Park	$18,120,000	1.5%	4/26/2027	9/1/2021
Embassy Suites Lake Buena Vista	$16,932,574	1.4%	12/31/2028	5/6/2026
Doubletree Fayetteville	$10,691,435	0.9%	5/31/2029	6/1/2026
Arkansas Hotel Portfolio Holiday Inn Express Bentonville	$5,353,179	0.4%	4/12/2028	8/6/2026
Fairfield Inn & Suites Springdale	$4,633,424	0.4%	5/1/2028	8/6/2026
Hilton Home2 Suites Layton	$9,082,391	0.7%	7/31/2031	7/6/2026
Hampton Inn Suites Orlando South Lake Buena Vista	$8,700,000	0.7%	3/19/2028	9/1/2021
Holiday Inn Express - Aiken	$7,961,687	0.7%	5/28/2034	6/6/2026
Comfort Suites Raleigh-Durham Airport	$5,473,793	0.4%	11/9/2028	6/6/2026
Best Western Ellensburg(1)	$4,686,540	0.4%	(1)	7/6/2026
Holiday Inn Express Canton	$3,994,221	0.3%	7/12/2031	8/6/2026

(1)	The Mortgaged Property and other Best Western hotels operate under one-year membership agreements with Best Western International, Inc. Such an agreement was executed with respect to the Mortgaged Property on May 25, 2016, which, by its terms, is automatically renewed for one-year terms, provided that the annual dues are paid. Membership fees at the Mortgaged Property have been approximately $2,900 per month since 2014 with an additional annual fee of approximately $3,700 per year.

•	Four (4) Mortgaged Properties identified as “Embassy Suites Charleston”, “Embassy Suites Busch Gardens Hotel”, “Embassy Suites Lake Buena Vista” and “Doubletree Fayetteville” on Annex A-1, securing four (4) Mortgage Loans representing approximately 7.0% of the Initial Pool Balance, are identified as hotel properties even though each is comprised of a mixture of a hotel and one or more restaurant facilities that comprise a material portion of the revenue at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart:

•	Each of the mixed use Mortgaged Properties has one or more office, retail, super regional mall and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

•	With respect to one (1) Mortgaged Property identified as “Crocker Park Phase One & Two” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, affiliates of the related borrower sponsor currently own another retail property within a 5-mile radius which may compete with the related Mortgaged Property. In addition, affiliates of the related borrower sponsor currently own a mixed use retail and office complex that is adjacent to the Mortgaged Property and expect to finish construction in 2016.

•	With respect to one (1) Mortgaged Property identified as “Crocker Park Phase One & Two” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, which is comprised of certain retail and office components of a multi-building development, there are multifamily components (that are not part of the collateral for the Mortgage Loan) located above the Mortgaged Property that hold air rights above the Mortgaged Property. The declaration governing such air rights, as well as the Trader Joe’s easement and Regal Cinemas Crocker Park 16 space lease described under “Description of Top Fifteen Mortgage Loans—Crocker Park Phase One & Two” in Annex A-3, require insurance or condemnation proceeds to be used for restoration of all or a portion of the Mortgaged Property before being available to pay down the principal balance of the Mortgage Loan.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart:

•	One (1) Mortgaged Property identified as “2500 83rd Street” on Annex A-1, securing one (1) Mortgage Loan representing 1.9% of the Initial Pool Balance, derives a portion of the Underwritten Revenues from rent payments related to the leasing of office space at the Mortgaged Property.

•	With respect to one (1) Mortgaged Property identified as “Decatur Crossing II” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, the related borrower and borrower sponsor currently (and in the future may) own properties within a 5-mile radius which compete with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart and mixed use properties that include multifamily components:

•	With respect to two (2) Mortgaged Properties identified as “Triad Apartments” and “University Court Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.9% of the Initial Pool Balance, a significant concentration (and, in some cases, all) of the tenants at the related Mortgaged Properties are students.

•	With respect to one (1) Mortgaged Property identified as “Fern Forest Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.5% of the Initial Pool Balance, the rent at approximately 16.8% of the total units at the Mortgaged Property, is subsidized under Section 8 tenant-based assistance program of the U.S. Department of Housing and Urban Development.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self-Storage Properties.

With respect to the self-storage properties set forth in the above chart:

•	One (1) Mortgaged Property identified as “Bluffton Self Storage” on Annex A-1, securing one (1) Mortgage Loan representing 0.2% of the Initial Pool Balance, derives 11% of Underwritten Revenue from the leasing of certain parking spaces located at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Theater	3	14.8%
Parking Garage/Accounts	2	7.0%
Bank branch	2	7.0%
School or educational facility	3	5.8%
Data center	3	4.9%
Restaurant	6	4.1%
Gym, fitness center or a health club	2	3.6%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	3	1.6%
Government tenant	1	0.8%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Square Foot(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)	Property Type
9 West 57th Street	$100,000,000	8.2%	603	3.64x	29.8%	Office
693 Fifth Avenue	$80,000,000	6.6%	2,590	1.00x	47.6%	Mixed Use
Opry Mills	$80,000,000	6.6%	321	2.33x	50.8%	Retail
Westfield San Francisco Centre	$60,000,000	4.9%	545	3.68x	35.5%	Mixed Use
1 Kaiser Plaza	$60,000,000	4.9%	184	2.15x	45.8%	Office
Salesforce Tower	$60,000,000	4.9%	98	2.47x	59.6%	Office
Amazon Buckeye Logistics Center	$48,587,500	4.0%	48	1.83x	64.4%	Industrial
Crocker Park Phase One & Two	$40,000,000	3.3%	228	1.34x	65.3%	Mixed Use
1333 Broadway	$39,500,000	3.2%	165	2.03x	44.8%	Office
Laguna Design Center	$38,150,000	3.1%	161	1.42x	70.2%	Mixed Use
Top 3 Total/Weighted Average	$260,000,000	21.4%		2.42x	41.7%
Top 5 Total/Weighted Average	$380,000,000	31.2%		2.58x	41.4%
Top 10 Total/Weighted Average	$606,237,500	49.8%		2.32x	48.7%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per Square Foot, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Mortgaged Properties identified as “Salesforce Tower” and “Laguna Design Center”, the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.9% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include six (6) Mortgage Loans, set forth in the table below entitled “Multi-Property Mortgage Loans”, representing approximately 6.0% of the Initial Pool Balance, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

Multi-Property Mortgage Loans

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
National Business Park	$ 33,000,000	2.7%
Triad and University Court Apartments	10,500,000	0.9
Arkansas Hotel Portfolio	9,986,603	0.8
Sunshine Heights Shopping Center & Attic Self Storage	9,410,000	0.8
Fort Wayne Office Portfolio	6,286,104	0.5
State University Retail Portfolio	4,450,000	0.4
Total	$ 73,632,708	6.0%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Mortgage Loans secured by the Mortgaged Properties identified as “Westfield San Francisco Centre”, “Salesforce Tower”, “Laguna Design Center”, “100 East Wisconsin Avenue”, “Centrica”, “Wesley Pond” and “Doubletree Fayetteville” on Annex A-1, representing approximately 18.9% of the Initial Pool Balance by allocated loan amount, the related Mortgaged Properties are comprised of more than one (1) parcel, which parcels are owned by separate borrowers.

Seven (7) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans”, representing approximately 34.9% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 8.2% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
1 Kaiser Plaza	$ 60,000,000	4.9%
1333 Broadway	39,500,000	3.2
Total for Group 1:	$ 99,500,000	8.2%
Group 2:
Salesforce Tower	$ 60,000,000	4.9%
100 East Wisconsin Avenue	25,000,000	2.1
Total for Group 2:	$ 85,000,000	7.0%
Group 3:
Homewood Suites Nashville Downtown	$ 24,190,000	2.0%
Embassy Suites Palmdale	19,990,000	1.6
Hilton Garden Inn Ridgefield Park	18,120,000	1.5
Hampton Inn Suites Orlando South Lake Buena Vista	8,700,000	0.7
Total for Group 3:	$ 71,000,000	5.8%
Group 4:
Vadata – Ashburn Data Center	$ 28,000,000	2.3%
Vadata – Manassas Data Center	19,000,000	1.6
Vadata – Haymarket Data Center	13,000,000	1.1
Total for Group 4:	$ 60,000,000	4.9%
Group 5:
Embassy Suites Charleston	$ 29,580,000	2.4%
Embassy Suites Busch Gardens Hotel	27,540,000	2.3
Total for Group 5:	$ 57,120,000	4.7%
Group 6:
Fountains at the Bayou	$ 22,050,000	1.8%
Shadow Creek Apartments	14,300,000	1.2
Total for Group 6:	$ 36,350,000	3.0%
Group 7:
Arkansas Hotel Portfolio	$ 9,986,603	0.8%
Comfort Suites Raleigh-Durham Airport	5,473,793	0.4
Total for Group 7:	$ 15,460,396	1.3%

 Mortgage loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	6	$228,963,472	18.8%
California	6	$227,640,000	18.7%
Tennessee	2	$104,190,000	8.6%
New Jersey	8	$94,594,138	7.8%
Arizona	3	$73,801,279	6.1%
Indiana	4	$66,286,104	5.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout sixteen (16) other states, with no more than 4.9% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Ten (10) Mortgaged Properties identified as “9 West 57th Street”, “693 Fifth Avenue”, “Opry Mills”, “Fountains at the Bayou”, “Hilton Garden Inn Ridgefield Park”, “415 West 13th Street”, “Shadow Creek Apartments”, “Doubletree Fayetteville”. “Hampton Inn Suites Orlando South Lake Buena Vista” and “Summerfield Shoppes” on Annex A-1, securing ten (10) Mortgage Loans representing approximately 29.3% of the Initial Pool Balance by allocated loan amount, are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Eight (8) Mortgaged Properties identified as “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “1333 Broadway”, “Laguna Design Center”, “Sheraton Salt Lake City”, “Embassy Suites Palmdale”, “West LA Office – 1950 Sawtelle Boulevard” and “Hilton Home2 Suites Layton” on Annex A-1, securing eight (8) Mortgage Loans representing approximately 22.3% of the Initial Pool Balance, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 14%.

Mortgaged Properties With Limited Prior Operating History

Five (5) Mortgaged Properties identified as “Vadata – Ashburn Data Center”, “Centrica”, “Vadata – Manassas Data Center” and “State University Retail Portfolio” on Annex A-1, securing four (4) Mortgage Loans representing approximately 6.0% of the Initial Pool Balance by allocated loan amount, were each constructed or substantially renovated or in a lease-up period within the 12-month period preceding the Cut-off Date and have no or limited prior operating history and/or lack historical financial figures and information.

One (1) Mortgaged Property identified as “Wilshire Manor Apartments” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.2% of the Initial Pool Balance, was acquired within the 12-month period preceding the origination of the related Mortgage Loan and the underwriting was based on a limited prior operating history and limited historical financial figures and information.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

One (1) Mortgaged Property identified as “Laguna Design Center” on Annex A-1, securing one (1) Mortgage Loan representing 3.1% of the Initial Pool Balance, has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

One (1) Mortgage Loan secured by Mortgaged Property identified as “415 West 13th Street” on Annex A-1, representing approximately 1.5% of the Initial Pool Balance is secured by the related borrower’s interest in one or more units in a condominium. The borrower owns one unit in a fractured condominium regime that has a total of four units (three “South Units” and one “North Unit”). The borrower owns one of the three South Units and does not control the board. The borrower owns two votes of the condominium board assigned to its unit, Unit 1S, and the other South Units, Unit 2S and Unit 3S have two votes and six votes, respectively, while the owner of the sole North Unit, Unit 1N, owns one vote. For board decisions affecting both the South and the North Units, not fewer than eight votes of the north and south board members are required, while for board decisions affecting only the South Units, not fewer than seven votes of the south board members are required. The condominium board is responsible for, among other things, the common elements, budgets, obtaining and maintaining insurance, and managing any sale in connection with the foreclosure of the lien for unpaid common charges. Prior written consent of the lender is required for any amendment that would adversely affect the priority or validity of the lien of the Mortgage Loan. The borrower is required to obtain insurance covering its unit, but the condominium association is obligated to provide insurance for the common elements in the condominium, including party walls. In the event of a casualty, the proceeds of such insurance policies covering the common elements are required to be paid either to the board (if the proceeds are $1,000,000 or less in the aggregate) or to an insurance trustee appointed by the board (if the proceeds exceed $1,000,000 in the aggregate). If 75% or more of the building is destroyed or substantially damaged by casualty and 5% or more of the unit owners do not duly resolve to proceed with the restoration within 60 calendar days after the board gives notice to all unit owners stating whether the net amount of any such proceeds payable on account of the loss will be sufficient to pay the estimated cost of restoration, then the restoration will not be made and the condominium may be subject to an action for partition at the suit of any unit owner or lienor. In the event of a partition action, the net proceeds of sale, together with the net proceeds of insurance policies, are required to be divided among all unit owners pro rata in accordance with their respective shares of the common elements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	53	$ 978,834,697	80.4%
Fee/Leasehold	3	178,120,000	14.6
Leasehold	6	60,540,000	5.0
Total	62	$ 1,217,494,697	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to one (1) Mortgaged Property identified as “Westfield San Francisco Centre” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the Mortgage Loan is secured in part by one of the borrower’s leasehold interests in the portion of the Mortgaged Property known as San Francisco Centre, constituting approximately 23.4% of the total net rentable area, and by the other borrower’s fee simple interest in the portion of the Mortgaged Property known as the Emporium, constituting approximately 76.6% of the total net rentable area of the Mortgaged Property. The related ground lease, between the San Francisco Unified School District, as ground lessor and S.F. Limited Partnership, as ground lessee, has an original expiration date of June 30, 2043, with one option to extend the term for 15 years (which option is freely exercisable by the lender). Annual minimum ground rent is $3,260,000 per annum, subject to periodic adjustments according to criteria forth in the ground lease.

With respect to one (1) Mortgaged Property identified as “Crocker Park Phase One & Two” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.3% of the Initial Pool Balance, such Mortgaged Property is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the Mortgaged Property and (y) one or more fee interests in the remaining portion of the Mortgaged Property.

With respect to one (1) Mortgaged Property identified as “Hilton Garden Inn Ridgefield Park” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the borrower owns the fee interest for the Mortgaged Property as well as a subleasehold interest pursuant to a sublease of the original ground lease with Hartz Mountain Industries, Inc., which is the ground lessee under the original ground lease. The borrower acquired the fee interest in the Mortgaged Property in 2015 and has pledged both the fee and subleasehold estates to the lender as collateral for the Mortgage Loan. The term of the sublease commenced on July 1, 2006 and will expire on June 30, 2056, and the borrower has three options to extend the term for a final expiration date of October 30, 2084. Base rent under the ground sublease is equal to $1,000 per guest room (but not less than $140,000 annually) and percentage rent is equal to 5% of the gross revenue in excess of $32,000 per room (up to $35,000 per guest room) plus 10% of gross revenues in excess of $35,000 per guest room per annum.

In regards to ground leases, see representation and warranty number 36 in Annex D-1. See also “Description of Top Fifteen Mortgage Loans” in Annex A-3 for an additional description of the leasehold interests related to eight (8) Mortgaged Properties identified as “9 West 57th Street”, “Westfield San Francisco Centre”, “National Business Park” and “Embassy Suites Busch Gardens Hotel” on Annex A-1, securing four (4) Mortgage Loans representing approximately 18.1% of the Initial Pool Balance.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than thirteen months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Benefit Street Partners CRE Finance LLC— BSP’s Underwriting Standards—Assessments of Property Condition—Environmental Assessment”, “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Environmental Assessment”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

•	With respect to one (1) Mortgaged Property identified as “Embassy Suites Charleston” on Annex A-1, securing one (1) Mortgage Loan representing approximately 2.4% of the Initial Pool Balance, the ESA obtained at origination of the Mortgage Loan indicated that a review of historical and regulatory data showed that several automotive repair facilities and a dry cleaner were located at the Mortgaged Property during the period from the 1930’s to 1970’s. The West Virginia Department of Environmental Protection identified the Mortgaged Property on a leaking underground storage tank database based on the results of a previous Phase II assessment and related corrective action plan. In 1990, a soil gas survey at the Mortgaged Property identified three separate petroleum contamination plumes. Subsequent soil and groundwater sampling showed that one compound, benzene, was above its drinking water regulation standard in one monitoring well; all other compounds were below drinking water standards. As benzene was detected in only one monitoring well, the benzene groundwater. Based on the soil sampling results, approximately 16,000 cubic yards of soil were removed from the Mortgaged Property in 1991 and stockpiled onsite for landfarming. The ESA notes that subsequent analysis of the soils indicated that landfarming was successful in remediating the soils. All monitoring wells were destroyed during the excavation, and the Mortgaged Property received no further action with regards to the soils in 1991. In June 1996, the state department of environmental protection was contacted by American Geotech, which was working on the construction of the current improvements at the Mortgaged Property. During the excavation of the basement area, the engineer encountered petroleum contamination. According to a letter submitted to state agency on August 23, 1996, approximately 5,000 tons of contaminated soil were removed from the Mortgaged Property between June 4, 1996 and July 9, 1996, and a vapor barrier/venting system was installed at the Mortgaged Property. The Mortgaged Property ultimately received a “no further action” status on July 6, 2007. The ESA characterized the historical use of the Mortgaged Property and its resulting soil and groundwater contamination as a historical recognized environmental condition and recommended that the vapor barrier should continue to be maintained as a precautionary measure.

•	With respect to one (1) Mortgaged Property identified as “Hillside Industrial” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, the related Phase I ESA reported that past onsite industrial activities had impacted soil and groundwater. Investigation and remediation pursuant to the New Jersey Environmental Cleanup Responsibility Act / Industrial Site Recovery Act has been ongoing since 1985. Conditional No Further Action status was issued on March 29, 2012 subject to biennial monitoring of residual groundwater and soil impacts. Residual soil impacts are managed with engineering controls implemented with deed restrictions. Recent sampling of residual groundwater impacts identified elevated concentrations of solvent and benzene, although indoor vapor intrusion was ruled out. The ESA concluded that additional investigation and remediation is warranted at an estimated cost range of $1,247,000 to $2,144,000. At origination, the borrower reserved with lender $2,572,800 (120% of the estimated cost) to be used for environmental remediation and obtained for the benefit of the lender a pollution legal liability policy through Great American Insurance Group (rated “A” by A.M. Best, “A+” by S&P and “A1” by Moody’s) with a term of 12 years and a $10,000,000 per claim and aggregate limit covering third-party claims for property damage or personal injury and first party clean-up costs. The policy was paid in full at origination.

•	With respect to one (1) Mortgaged Property identified as “Hilton Garden Inn Ridgefield Park” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the ESA obtained at origination of the Mortgage Loan indicates that the Mortgaged Property and surrounding area were formerly a portion of a municipal landfill, which was estimated to be in existence from 1952 and until 1975. Prior environmental investigations completed at the Mortgaged Property reported several constituents typical of landfills above the laboratory method detection limits. The ESA notes that five groundwater monitoring wells were installed in 1985 with sampling activities conducted between 1986 and 1993. One of the five wells, located on the south adjacent property, showed the presence of numerous compounds associated with landfill operations, including ammonia, total dissolved solids, sulfate, iron, manganese, chloride, and sodium, at concentrations exceeding the New Jersey Department of Environmental Protection groundwater quality standards. In addition, the ESA reports that a soil gas survey was performed on-site in January 2000, with methane reported in 8 of the 12 borings advanced. Due to the presence of methane a gas mitigation system was installed at the Mortgaged Property. According to the ESA, the municipal landfill was properly closed under state agency oversight. Based on the former presence of a landfill beneath the property and surrounding area, the analytical results of the sampling conducted in the 1980’s and 1990’s, the installation of the gas mitigation system, and the regulatory status, the ESA characterized the former landfill as a controlled recognized environmental condition and recommended continual implementation of the gas monitoring system as required by local/state law.

•	With respect to one (1) Mortgaged Property identified as “Shops at Laurel Springs” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, the related Phase I ESA reported that previous onsite dry cleaning activities had impacted soil and groundwater at concentrations below regulatory levels. Therefore, the ESA did not recommend any further action at this time. However, the ESA did note that if any future prospective purchaser or lender wished to obtain formal regulatory closure for the detected substances such persons could enter the Georgia Brownfield Program, which likely would entail a $3,000 fee, additional sampling, and potentially some corrective action. However, entry into the Georgia Brownfield Program may not in fact result in regulatory closure.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

With respect to two (2) Mortgaged Properties identified as “Embassy Suites Charleston” and “Embassy Suites Busch Gardens Hotel” on Annex A-1, which secure two (2) Mortgage Loans representing approximately 4.7% of the Initial Pool Balance, the related borrowers are required by the related franchise agreements to complete PIPs at the Mortgaged Properties. The estimated costs to complete each PIP are approximately $8.1 million and $8.3 million, respectively, and the franchise agreements require completion of each PIP by December 31, 2019 and December 31, 2020, respectively. The PIP deposits from the excess cash flow sweep are capped in the aggregate at $8,065,543 for the Embassy Suites Charleston Mortgage Loan and $8,335,312 for the Embassy Suites Busch Gardens Hotel Mortgage Loan. The “Embassy Suites Charleston” and “Embassy Suites Busch Gardens Hotel” Mortgage Loan documents also provide for annual caps for the PIP deposits from the excess cash flow sweep of $2,700,000 and $2,000,000, respectively. However, no other reserves were taken at origination for the cost of the PIPs.

With respect to one (1) Mortgaged Property identified as “Sheraton Salt Lake City” on Annex A-1, which secures one (1) Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, as required under the related franchise agreement and, according to the borrower sponsor, to ensure the Mortgaged Property is competitive with potential new supply entering the market, an upfront PIP reserve of $2,021,626 was established at origination, which amount represents 100% of the estimated PIP costs. The PIP is expected to be completed in 2 phases: the first phase being completed by February 2017 and the second phase by December 2017. Additionally, the PIP is subject to a completion guaranty by the sponsor.

With respect to one (1) Mortgaged Property identified as “Vadata - Manassas Data Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.6% of the Initial Pool Balance, under the related loan documents and so long as no event of default has occurred or is continuing, Vadata, Inc., the sole tenant at the Mortgaged Property, has the option, until February 6, 2018, to require the landlord to build up to two additional buildings at the Mortgaged Property for office and/or warehouse use. According to the borrower sponsor, these additional buildings were contemplated as small storage buildings for excess cables and supplies but are unlikely to be requested and/or built. Regardless, the guarantor provided a completion guaranty under the loan agreement should construction on the additional building(s) commence and such completion is guaranteed to be lien free.

With respect to one (1) Mortgaged Property identified as “The Villas of East Cobb” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the borrower was required at origination of the Mortgage Loan to reserve $869,532 for capital repairs and replacements identified by the related property condition report, as well as on-going renovations related to a capital improvement plan commenced by the borrower sponsor in 2013. In addition, there are six down units at the Mortgaged Property, and the property condition report provided an estimate of $36,000 to repair the down units. The borrower was required to reserve $130,468 in the immediate repairs reserve to pay for the cost of repairing the units as well as other deferred maintenance identified by the property condition report.

With respect to one (1) Mortgaged Property identified as “Doubletree Fayetteville” on Annex A-1, which secures one (1) Mortgage Loan representing approximately 0.9% of the Initial Pool Balance, the borrower is required to complete certain capital improvements related to its most recent franchisor quality assurance tests. As the result of its quality assurance evaluations in August 2015 and March 2016, the Mortgaged Property received an unacceptable rating from the franchisor. At origination, the borrower was required to reserve $1,284,666 into a reserve for immediate repairs to bring the Mortgaged Property back into compliance with the franchisor’s standards plus another $300,334 to be posted prior to June 30, 2016. In addition, the borrower is required to reserve 5.0% of gross income from operations monthly for FF&E reserves, plus an additional 1.0% of gross income from operations during any period when the Mortgaged Property fails to (i) achieve a score of 75.0 or greater from the franchisor for each quality assurance evaluation or (ii) pass any other brand standard audits and/or quality assurance audit within any 12-month period or two consecutive audits if only one audit is conducted in any 12-month period, plus an additional 1.0% of gross income from operations during any period when the borrower fails to spend (in the aggregate for the preceding 36-month period) at least $1,500 per room on capital improvements and FF&E.

With respect to one (1) Mortgage Loan securing the portfolio of Mortgaged Properties identified as “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, the Mortgaged Properties is expected to undergo a combined $3.2 million PIP. The Holiday Inn Express Bentonville is expected to undergo an approximately $2.2 million PIP ($25,952 per room) to make the hotel compliant with the franchisor’s new design plan and is expected to be completed in 2016. The Fairfield Inn & Suites Springdale is expected to undergo an approximately $1.0 million PIP ($13,946 per room) to implement the franchisor’s current décor package and other franchise requirements with approximately $190,000 expected to be spent in 2016 and $840,000 by 2019. At origination, the lender escrowed the 2016 portion of the PIPs ($2,370,289) and, pursuant to the loan documents, the borrowers are required to fund a furniture, fixtures and equipment (“FF&E”) reserve in increments each month until the Fairfield Inn & Suites Springdale PIP is completed, at which point the FF&E reserve funding rate will decrease. In the event that the 2016 portion of the PIP is completed for less than approximately $2,370,289, any remaining balance is required to be transferred to the general FF&E reserve. In addition, the sponsors, jointly and severally, have provided completion guaranties on the PIPs at both Mortgaged Properties.

With respect to one (1) Mortgaged Property identified as “Comfort Suites Raleigh-Durham Airport” on Annex A-1, which secures one (1) Mortgage Loan representing approximately 0.4% of the Initial Pool Balance, as required under the related franchise agreement and, according to the borrower sponsor, to strengthen the Mortgaged Property’s competitive position in the market, an upfront PIP reserve of $200,000 ($1,600 per room) was established at origination. Such PIP is expected to be completed in November 2018. The reserve covers expected renovation costs of $25,000 to update the exterior of the Mortgaged Property, $16,000 to update the interior common areas, $123,000 to update the guest rooms and an additional $36,000 in soft costs.

With respect to one (1) Mortgaged Property identified as “Best Western Ellensburg” on Annex A-1, which secures one (1) Mortgage Loan representing approximately 0.4% of the Initial Pool Balance, as required under the related franchise agreement, an upfront PIP reserve of $185,000 was established at origination for work remaining to be done to renovate the guest rooms, bathrooms and vanities and the fitness center. The sponsor began a 3-year PIP in January 2016, which is expected to be completed in June 2018. The sponsor has already invested approximately $266,000 since 2015 in renovating the Mortgaged Property.

With respect to one (1) Mortgaged Property identified as “Holiday Inn Express Canton” on Annex A-1, which secures one (1) Mortgage Loan representing approximately 0.3% of the Initial Pool Balance, as required under the related franchise agreement, an upfront PIP reserve of $1,015,544 ($12,694 per room) was established at origination with renovations expected to be completed by June 2017. Under the loan agreement, the lender is entitled to sweep 100% of net cash flow at the Mortgaged Property until the PIP is complete. The PIP is intended to bring the Mortgaged Property into full compliance with the franchisor’s new design plan.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current (within five (5) months of the origination date of the Mortgage Loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See

“Transaction Parties—The Sponsors and Mortgage Loan Sellers —JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Benefit Street Partners CRE Finance LLC—BSP’s Underwriting Standards—Assessments of Property Condition—Appraisals” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Appraisals”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within thirteen (13) months of the Cut-off Date. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Benefit Street Partners CRE Finance LLC—BSP’s Underwriting Standards—Assessments of Property Condition—Engineering Assessment” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Property Condition Assessments”.

See “Risk Factors— Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. See Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Benefit Street Partners CRE Finance LLC— BSP’s Underwriting Standards—Assessments of Property Condition—Zoning and Building Code Compliance” and “—Starwood Mortgage Funding VI LLC— SMF VI’s Underwriting Guidelines and Processes—Assessments of Property Condition—Zoning and Building Code Compliance”. In this regard we note the following:

With respect to one (1) Mortgaged Property identified as “Laguna Design Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, the zoning report obtained at origination of the Mortgage Loan indicates that certificates of occupancy for several of the tenants at the Mortgaged Property have not been provided even though such tenants are in occupancy and are operating at the Mortgaged Property. According to the report, all tenants at the Mortgaged Property are required to have certificates of occupancy, and the absence of a certificate of occupancy is a violation under applicable laws. The Mortgage Loan documents include a carveout against the borrowers and guarantors for any losses resulting from the failure to have the required certificates of occupancy.

With respect to one (1) Mortgaged Property identified as “Decatur Crossing II” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, one tenant, Digipath Inc., at the Mortgaged Property, representing approximately 8.6% of the net rentable area and 10.0% of underwritten base rent, holds a special use permit authorizing such tenant’s operation as a medical marijuana independent testing laboratory. Although such special use permit was approved and provided by the Clark County Planning Commission, the laboratory is licensed by the State of Nevada Division of Health and Behavioral Sciences and such use does not violate any local zoning ordinances, the possession and/or sale of marijuana remains illegal under applicable federal law.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1 and the identified exceptions to that representation and warranty in Annex D-2.

Litigation and Other Considerations

There may be pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings). For example:

•	With respect to one (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, in connection with a casualty from a flooding that occurred at the property in 2010, the borrower sponsor was involved in a 5-year lawsuit against the insurers, which initially awarded $50,000,000 out of the $200,000,000 that the borrower sponsor claimed under its insurance policies, and was ultimately granted a summary judgment by the Chancery Court for Davidson County, Tennessee, awarding the borrower sponsor $204,000,000. At origination, the case was being appealed. The borrower sponsor has provided a guaranty to the lender related to the payment of any future legal expenses in connection with such litigation.

•	With respect to four (4) Mortgaged Properties identified as “Homewood Suites Nashville Downtown”, “Embassy Suites Palmdale”, “Hilton Garden Inn Ridgefield Park” and “Hampton Inn Suites Orlando South Lake Buena Vista”, securing four (4) Mortgage Loans representing approximately 5.8% of the Initial Pool Balance, one of the borrower sponsors, Nakiva Capital Group LLC (which is the equity partner of the other borrower sponsor) (“Nakiva”), one of Nakiva’s principals and two hotels owned by Nakiva were sued in 2010 for purported violations of wage and hour laws by two plaintiffs. The court conditionally certified a collective action under the Fair Labor Standards Act, which was comprised of: (i) employees of Nakiva; or (ii) employees at the hotels where Nakiva provided payroll services. The collective action ultimately expanded to approximately 330 plaintiffs. After significant litigation and various motions, the court decertified the collective action, which dismissed the collective action and all the opt-in plaintiffs without prejudice, and the court subsequently dismissed all of the remaining direct plaintiffs. Portions of the collective action have been appealed by certain of the plaintiffs, and the dismissal resulted in related litigation in several states involving approximately 51 plaintiffs in approximately 21 separate lawsuits, with all plaintiffs generally asserting claims originally asserted in the collective action. The number of active plaintiffs in the related lawsuits has since decreased to approximately 28 plaintiffs. The borrower sponsors have estimated that the potential exposure in alleged unpaid wages “as pled” or otherwise disclosed in the lawsuits of the remaining plaintiffs is approximately $200,000-$250,000, with the potential for additional damages in the event of any finding of willfulness by the courts and/or attorney’s fees.

•	With respect to one (1) Mortgaged Property identified as “Summerfield Shoppes” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.4% of the Initial Pool Balance, the related borrower is currently a defendant in a lawsuit related to a former tenant of the Mortgaged Property. A complaint was filed on March 23, 2016 by the estate of a murder victim that was a patron of the former tenant against the borrower, RPM Realty Management, LLC, Jimmy D’s Sports Pub, LLC d/b/a CJ’s Saloon (the former tenant), and Lennar Homes, LLC, alleging, inter alia, wrongful death and a failure to maintain the premises in a reasonably safe condition. The borrower’s insurer has engaged legal counsel to defend the borrower in the suit and such counsel has filed a motion to dismiss. The court cannot hear this motion until the related criminal case is concluded, which is not anticipated to commence until late 2016. If the borrower were to remain a party to the suit notwithstanding insurance counsel’s efforts, the borrower has at least $50,000,000 of insurance coverage. The borrower has represented that neither the filing of the complaint nor any judgment related thereto, if adversely determined, will materially or adversely affect the condition (financial or otherwise) or business of the borrower or the ability of the borrower to fulfill its obligations under the Mortgage Loan documents to which it is a party.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to nineteen (19) Mortgaged Properties identified as “Opry Mills”, “Salesforce Tower”, “100 East Wisconsin Avenue”, “Homewood Suites Nashville Downtown”, “Embassy Suites Palmdale”, “The Villas of East Cobb”, “Hilton Garden Inn Ridgefield Park”, “Wesley Pond”, “Decatur Crossing II”, “Doubletree Fayetteville”, “Triad and University Court Apartments”, “West LA Office – 1950 Sawtelle Boulevard”, “Sunshine Heights Shopping Center & Attic Self Storage”, “Hampton Inn Suites Orlando South Lake Buena Vista”, “Holiday Inn Express – Aiken”, “Shops at Laurel Springs” and “Seven Bridges” on Annex A-1, securing seventeen (17) Mortgage Loans collectively representing approximately 28.2% of the Initial Pool Balance, within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

•	With respect to one (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, the related sponsor relinquished ownership of an unrelated shopping mall located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure within the prior 10 years. The sponsor also previously owned another shopping mall in Worcester, Massachusetts, which secured a loan that went into default and was foreclosed upon in June 2016.

•	With respect to two (2) Mortgaged Properties identified as “Salesforce Tower” and “100 East Wisconsin Avenue” on Annex A-1, securing two (2) Mortgage Loans representing approximately 7.0% of the Initial Pool Balance, the related sponsor for the Mortgage Loans relinquished ownership of an unrelated two building office property located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure within the prior 10 years.

Twenty-nine (29) Mortgage Loans, representing approximately 54.4% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Nineteen (19) Mortgage Loans, representing approximately 35.3% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Four (4) Mortgage Loans, representing approximately 10.3% of the Initial Pool Balance, were originated in connection with the borrower’s recapitalization.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Seven (7) Mortgaged Properties identified as “Amazon Buckeye Logistics Center”, “Vadata – Ashburn Data Center”, “Centrica”, “Vadata – Manassas Data Center”, “415 West 13th Street”, “Vadata – Haymarket Data Center” and “Mattress Firm” on Annex A-1, securing or partially securing seven (7) Mortgage Loans collectively representing approximately 12.3% of the Initial Pool Balance by allocated loan amount are leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

•	Seven (7) Mortgaged Properties identified as “1 Kaiser Plaza”, “4 Research Way”, “107 College Road East”, “105 College Road East”, “Hillside Industrial”, “Shops at Laurel Springs” and “Blaze Pizza and First Watch” on Annex A-1, securing or partially securing five (5) Mortgage Loans collectively representing approximately 9.1% of the Initial Pool Balance by allocated loan amount, are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top 5 tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

•	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date		Maturity Date
Amazon Buckeye Logistics Center	4.0%	9/30/2021		8/6/2026
Vadata – Ashburn Data Center	2.3%	7/31/2024 2/28/2025	& (1)	8/6/2026
Centrica	1.8%	9/30/2026	(2)	8/1/2026
Vadata – Manassas Data Center	1.6%	8/31/2025	(3)	8/6/2026
415 West 13th Street	1.5%	4/30/2026		9/1/2026
Vadata – Haymarket Data Center	1.1%	12/31/2023		8/6/2026

(1)	The sole tenant, Vadata, Inc., maintains three leases at the Mortgaged Property, one for each building located on the premises. Two of such leases expire on July 31, 2024 and the other lease expires on February 28, 2025.

(2)	The sole tenant, Santander Consumer USA, Inc., has the right to terminate its lease as of September 30, 2024.

(3)	The sole tenant, Vadata, Inc., maintains two leases at the Mortgaged Property, one for each building located on the premises, both of which expire on August 31, 2025.

•	With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
1 Kaiser Plaza	4.9%	55.0%	2025	7/1/2026
Cicero Marketplace	1.7%	51.2%	2023	8/6/2026
Hillside Industrial	1.6%	51.2%	2023	6/6/2026
4 Research Way	0.8%	63.6%	2023	9/6/2026
Shops at Laurel Springs	0.6%	72.1%	2019	8/6/2026
107 College Road East	0.4%	96.0%	2024	9/6/2026
Blaze Pizza and First Watch	0.3%	100.0%	2026	9/6/2026

•	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each Mortgaged Property):

•	Twelve (12) Mortgaged Properties identified as “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower”, “Crocker Park Phase One & Two”, “1333 Broadway”, “Laguna Design Center”, “4 Research Way”, “2 Research Way”, “105 College Road East”, “103 College Road East” and “Vadata – Ashburn Data Center” on Annex A-1, securing or partially securing nine (9) Mortgage Loans representing approximately 35.6% of the Initial Pool Balance by allocated loan amount, are each subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property and have these types of risks. See also “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
1333 Broadway	3.2%	U.S. Department of Agriculture	7.6%	9.9%
1333 Broadway	3.2%	State of California Public Utilities Commission	6.4%	7.7%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below with respect to the largest 15 Mortgage Loans listed on Annex A-3:

•	With respect to one (1) Mortgaged Property identified as “693 Fifth Avenue” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, office spaces constituting 42.9% of net rentable area at the Mortgaged Property are currently vacant because of recently completed and ongoing renovations. There can be no assurance that the vacant space will be relet at favorable rental rates or at all. The loan was underwritten to an in-place economic vacancy of 13.1%, which reflects the gross potential income of the currently vacant spaces at the market rental rate, which was underwritten as $31.35 per square foot-unit. The disparity between the actual vacancy and the economic vacancy reflects the fact that the retail portion of the Mortgaged Property contributes disproportionately large amount of rental income to the total gross potential rent at the Mortgaged Property. At origination, the borrower was required to reserve $3,022,059.98 for outstanding tenant improvement and leasing commission obligations and $305,792.73 for free rent, rent abatements and tenant reimbursements. In addition, the UW NCF DSCR of the Mortgage Loan is 1.00x. See “Risk Factors—Risks Relating to the Mortgage

Loans—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”.

•	With respect to one (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, Occupancy and UW NOI include four tenants, Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet and Swarovski, that have signed leases but are not yet in occupancy and/or paying rent under their respective leases for all or a portion of their spaces.

•	With respect to one (1) Mortgaged Property identified as “Westfield San Francisco Centre” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the largest tenant, San Francisco State University, leasing approximately 15.8% of the net rentable area at the Mortgaged Property, subleases an 18,712 square foot portion of its space (constituting approximately 2.4% of the net rentable at the Mortgaged Property) to Westfield Labs Corporation (an affiliate of the borrower) and an 18,354 square foot portion of its space (constituting approximately 2.3% of the net rentable area at the Mortgaged Property) to the San Francisco Examiner. Each sublease is coterminous with the related prime lease, which expires on December 31, 2021. In addition, the second largest tenant, Crunchyroll, Inc., leasing approximately 9.0% of the net rentable area at the Mortgaged Property, subleases a 30,000 square foot portion of its space (representing approximately 3.8% of the net rentable at the Mortgaged Property), to GoPro, Inc. The related sublease expires on June 30, 2017 (which is prior to the related prime lease). During the sublease period, Crunchyroll, Inc. is required to pay the borrower as additional rent 50% of all rent, additional rent or other consideration paid by GoPro, Inc. to Crunchyroll, Inc. in excess of the rent and additional rent already payable for such space under the prime lease. The lender did not include any related sublease income in its underwriting.

•	With respect to one (1) Mortgaged Property identified as “1 Kaiser Plaza” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the largest tenant, Kaiser Foundation Health Plan, Inc., has abated rent for a portion of its space during the months of July through October 2016 due to in connection with the execution of the lease for such portion. At origination, the borrower was required to reserve $216,018 for the outstanding rent abatements of all tenants.

•	With respect to one (1) Mortgaged Property identified as “Salesforce Tower” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the largest tenant, Salesforce.com, Inc. (“Salesforce”) has signed a lease but is not yet in occupancy or paying rent under its lease. Salesforce’s lease commences on January 1, 2017. If the borrower fails to deliver possession of any portion of certain floors by the time specified in the lease, then Salesforce has the right to terminate its lease solely with respect to such portion that was not delivered. Such space may not be delivered as scheduled, and if the lease is terminated as a result, such termination may have a material adverse impact on the related Mortgaged Property. In addition, Salesforce has free rent periods for its various suites for various periods through July 2018. At origination, the borrower was required to reserve $8,081,640 for the outstanding free rent for all tenants at the Mortgaged Property. The second largest tenant, JPMorgan Chase Bank, National Association, leasing approximately 18.3% of the net rentable area at the Mortgaged Property, subleases (i) a 15,231 square foot portion of its space (constituting approximately 1.4% of the net rentable area at the Mortgaged Property) to Thomas Caterers of Distinction, Inc., (ii) a 19,214 square foot portion of its space (constituting approximately 1.7% of the net rentable area at the Mortgaged Property) to KPMG, (iii) a 13,335 square foot portion of its space (constituting approximately 1.2% of the net rentable area at the Mortgaged Property) to Central Indiana Corporate Partnership, Inc., (iv) a 12,175 square foot portion of its space (constituting approximately 1.1% of the net rentable area at the Mortgaged Property) to Greater Indianapolis Chamber of Commerce, Inc. and (v) a 6,614 square foot portion of its space (constituting approximately 0.5% of the net rentable area at the Mortgaged Property) to Indianapolis Downtown, Inc. Each sublease expires prior to or concurrently with the related prime leases, which expire on

June 30, 2020 and June 30, 2025. The third largest tenant, Bose McKinney & Evans, LLP, subleases 12,527 square feet to Caldwell Vanriper, LLC, which expires on September 30, 2018.

•	With respect to one (1) Mortgaged Property identified as “1333 Broadway” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.2% of the Initial Pool Balance, Occupancy and UW NOI includes the full space of the third largest tenant, Teecom Design Group, Inc., which has signed a lease expansion for an additional 3,312 square feet (which accounts for an additional $165,732 in underwritten base rent) but which is not yet in occupancy or paying rent for all or the expansion space. The tenant is expected to take occupancy and begin paying rent on the additional space on December 1, 2016. The space is currently occupied by The Center to Promote Healthcare through November 11, 2016.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	With respect to nine (9) Mortgaged Properties identified as “693 Fifth Avenue”, “Vadata – Ashburn Data Center”, “Vadata – Manassas Data Center”, “Hilton Garden Inn Ridgefield Park”, “415 West 13th Street”, “Vadata – Haymarket Data Center”, “Doubletree Fayetteville”, “Fairfield Inn & Suites Springdale” and “Bluffton Self Storage” on Annex A-1, securing or partially securing nine (9) Mortgage Loans representing approximately 15.9% of the Initial Pool Balance by allocated loan amount, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

•	With respect to one (1) Mortgaged Property identified as “Amazon Buckeye Logistics Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.0% of the Initial Pool Balance, the Mortgaged Property is master leased to a master lessee to accommodate a Shari’ah compliant structure for the Mortgage Loan, and the master lessee has a purchase option for the related Mortgaged Property under the master lease documents, which may only be exercised upon a payoff of the Mortgage Loan. The master lessee’s rights under the master lease documents are subordinate to the Mortgage Loan.

•	With respect to one (1) Mortgaged Property identified as “Hilton Garden Inn Ridgefield Park”, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the Mortgage Loan is secured by both the fee estate and a sublease estate owned by the borrower, and the prime ground lease estate is owned by Hartz Mountain Industries, Inc. (“Hartz”). Hartz pledged its leasehold interest as collateral for a leasehold mortgage in 2014. Under the prime ground lease, if Hartz defaults under the mortgage secured by its leasehold interest, its leasehold mortgagee has the right to gain possession of the leasehold estate and purchase the fee estate held by the borrower for fair market value. In connection with the exercise of the option to purchase the fee interest, the Mortgage Loan documents require the borrower to deposit all proceeds from the sale of the fee interest into a reserve, which funds will be held as additional collateral for the loan for the remaining term of the Mortgage Loan. In addition, if the borrower intends to offer the hotel or other improvements for sale or receives a bona fide offer to purchase the hotel and/or improvements, Hartz has a right of first refusal or right of first offer, as applicable, to acquire the hotel and/or improvements. following a default by Hartz under the prime ground lease and the exercise of remedies by the borrower as the lessor under the prime ground lease, Hartz has a 60-day period in which it has a right of first refusal during which it may match any offer received by the borrower to sell or re-let the Mortgaged Property. See “Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

•	With respect to one (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, the borrower may, without the lender’s consent (i) lease space at the related Mortgaged Property to one or more of its affiliates that have entered into franchise agreements or licenses with a nationally recognized tenant to operate such franchise, provided that such leases cover no more in aggregate than 3,000 square feet, and (ii) enter into, modify, renew, amend and terminate any leases at the Mortgaged Property with Simon Youth Foundation or its affiliate or designee and such lease(s) may not contain commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third party so long as (A) such lease(s) shall cover not more than 10,000 square feet in the aggregate, (B) the use of the leased premises is intended to further the mission of the Simon Youth Foundation, and (C) such lease(s) does not contain any option to purchase or other right of first refusal with respect to all or any part of the Mortgaged Property.

•	With respect to one (1) Mortgaged Property identified as “Westfield San Francisco Centre” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the fourth largest tenant, Bespoke, is an affiliate of the borrower and occupies approximately 4.7% of the net rentable area of the Mortgaged Property as a coworking, technology demonstration and event space. Additionally, the largest tenant, San Francisco State University, leasing approximately 15.8% of the net rentable are at the Mortgaged Property, subleases a portion of its space, representing approximately 2.4% of the net rentable area at the Mortgaged Property, to Westfield Labs Corporation, which is an affiliate of the borrower and uses its space as a global digital laboratory. See “—Tenant Issues—Other” for additional information.

•	With respect to one (1) Mortgaged Property identified as “Laguna Design Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, in connection with a reverse 1031 exchange involving one of the borrower sponsors, a master lease was entered into between one of the tenant-in-common borrowers and an affiliate of the sponsor. The Mortgage Loan documents require that the master lease be terminated no later than 180 days from the origination date whether or not the reverse 1031 exchange is completed or not. The master lease covers the related borrower’s 13.8% undivided interest in the Mortgaged Property and the monthly lease rate is $24,645. The master lease has been collaterally assigned to the lender and subordinated to the Mortgage Loan. See “—Additional Indebtedness—Other Unsecured Indebtedness” for additional information.

•	With respect to one (1) Mortgaged Property identified as “Wesley Pond” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.1% of the Initial Pool Balance, the entire Mortgaged Property is master leased to a borrower affiliate to accommodate the borrower’s Delaware statutory trust status. Annual rent payable under the master lease is $1,282,675. The master lease has been collaterally assigned to the lender and subordinated to the lien of the Mortgage Loan documents.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, eight (8) Mortgaged Properties identified as “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “1333 Broadway”, “Laguna Design Center”, “Sheraton Salt Lake City”, “Embassy Suites Palmdale”, “West LA Office – 1950 Sawtelle Boulevard” and “Hilton Home2 Suites Layton” on Annex A-1, securing eight (8) Mortgage Loans representing approximately 22.3% of the Initial Pool Balance, are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 14%.

In the case of forty-two (42) Mortgaged Properties identified as “Opry Mills”, “1 Kaiser Plaza”, “Salesforce Tower”, “Crocker Park Phase One & Two”, “1333 Broadway”, “Laguna Design Center”, “Sheraton Salt Lake City”, “National Business Park”, “Vadata – Ashburn Data Center”, “100 East Wisconsin Avenue”, “Homewood Suites Nashville Downtown”, “Hillside Industrial”, “Embassy Suites Palmdale”, “Vadata – Manassas Data Center”, “The Villas of East Cobb”, “Hilton Garden Inn Ridgefield Park”, “415 West 13th Street”, “Embassy Suites Lake Buena Vista”, “Wesley Pond”, “Vadata – Haymarket Data Center”, “West LA Office – 1950 Sawtelle Boulevard”, “Arkansas Hotel Portfolio”, “Sunshine Heights Shopping Center & Attic Self Storage”, “Hilton Home2 Suites Layton”, “Hampton Inn Suites Orlando South Lake Buena Vista”, “Holiday Inn Express – Aiken”, “Shops at Laurel Springs”, “Fort Wayne Office Portfolio”, “Fern Forest Apartments”, “Comfort Suites Raleigh-Durham Airport”, “Best Western Ellensburg”, “State University Retail Portfolio” and “Summerfield Shoppes”, securing thirty-three (33) Mortgage Loans representing approximately 58.7% of the Initial Pool Balance, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

•	With respect to one (1) Mortgaged Property identified as “415 West 13th Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, the related borrower is currently carrying property insurance; however, the borrower may rely on the single tenant’s lease insurance upon receipt of satisfactory insurance certificates that meet the lender’s insurance requirements.

•	With respect to two (2) Mortgaged Properties identified as “State University Retail Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.4% of the Initial Pool Balance, the related borrowers are currently carrying property insurance; however, with respect to the Blaze Pizza and First Watch Mortgaged Property, the borrowers partially rely on insurance provided by the Blaze Pizza tenant.

See representation and warranty number 18 in “Annex D-1—Mortgage Loan Representations and Warranties” and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in “Annex D-1—Mortgage Loan Representations and Warranties” and the identified exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1 and the identified exceptions to that representation and warranty in Annex D-2.

Appraised Value

In certain cases, appraisals may reflect “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit”, “as-is subject to escrow account” and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using “hypothetical as-is”, “as-complete”, “hypothetical value with rent credit” or “as-is subject to escrow account”, as well as the corresponding LTV and appraised value using “as-is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Salesforce Tower(1)	4.9%	59.6%	59.6%	$181,100,000	71.7%	71.7%	$150,600,000
Laguna Design Center(2)	3.1%	70.2%	64.0%	$54,360,000	70.6%	64.4%	$54,000,000
Sheraton Salt Lake City(3)	2.9%	69.7%	57.9%	$50,200,000	73.8%	61.3%	$47,400,000
100 East Wisconsin Avenue(4)	2.1%	65.4%	51.7%	$82,300,000	68.1%	53.8%	$79,000,000
Centrica(5)	1.8%	71.8%	58.1%	$30,620,000	74.5%	60.3%	$29,510,000
Shadow Creek Apartments(6)	1.2%	74.9%	70.2%	$19,090,000	77.3%	72.5%	$18,490,000
Holiday Inn Express Bentonville(7)	0.4%	65.7%	50.5%	$8,200,000	77.4%	59.5%	$5,900,000
Holiday Inn Express Canton(8)	0.3%	57.9%	43.9%	$6,900,000	70.1%	53.1%	$5,700,000

(1)	Reflects an appraisal on a “hypothetical as-is” basis, which assumes that all outstanding tenant improvements, leasing commissions, free rent and capital expenditures have been paid or are reserved/escrowed at origination of the related Mortgage Loan.

(2)	Reflects an appraisal on a “hypothetical as-is” basis, which assumes that there are no outstanding tenant improvements, leasing commissions and/or free rent due under leases at the Mortgaged Property.

(3)	Reflects an appraisal on a “as-complete“ basis, which assumes that the remaining renovations required by the PIP are completed as of August 1, 2017. See “—Redevelopment, Renovation and Expansion” above for more information.

(4)	Reflects an appraisal based on a “hypothetical as-is” basis, which assumes that all outstanding tenant improvements, leasing commissions, free rent, and capital expenditures have been paid or are reserved/escrowed at origination of the Mortgage Loan.

(5)	Reflects an appraisal on a “hypothetical value with rent credit value” basis, which assumes that the future rent credit owed under leases at the Mortgaged Property related to the sole tenant at the Mortgaged Property have been paid as of the origination date.

(6)	Reflects an appraisal on an “as-is subject to escrow account” basis, which assumes that the lender is reserving $600,000 in renovation allowances proposed for the Mortgaged Property.

(7)	Reflects an appraisal on an “as-complete” basis, which assumes that the remaining renovations required by the PIP are completed as of June 13, 2017. See “—Redevelopment, Renovation and Expansion” above for more information.

(8)	Reflects an appraisal on a “as-complete” basis, which assumes that the remaining renovations required by the PIP are completed as of May 1, 2017. See “—Redevelopment, Renovation and Expansion” above for more information.

Additionally, with respect to three (3) Mortgaged Properties identified as “Vadata - Ashburn Data Center”, “Vadata - Manassas Data Center” and “Vadata - Haymarket Data Center” on Annex A-1, securing three (3) Mortgage Loans representing approximately 4.9% of the Initial Pool Balance, each Mortgaged Property is a secure facility and allowed for only a limited off-site perimeter inspection; no access onto the Mortgaged Property was permitted including interior access of the improvements. Each related appraisal is based on the extraordinary assumption that the subject Mortgaged Property contains a data center build-out commensurate with typical data centers in the market and no deferred maintenance is present.

With respect to two (2) Mortgaged Properties identified as “Embassy Suites Charleston” and “Embassy Suites Busch Gardens Hotel” on Annex A-1, securing two (2) Mortgage Loans representing approximately 4.7% of the Initial Pool Balance, the Cut-off Date LTV Ratio and LTV Ratio as of the maturity date are based on the “as-is” value provided by the related appraisals, which in each case is subject to an extraordinary assumption that the PIPs required by the franchise agreements are completed during the first year of the projection period provided by the appraisals. The PIPs required by the franchise agreements are expected to cost approximately $8.1 million and $8.3 million, respectively, and the Mortgage Loans are structured with an excess cash flow sweep in effect at origination, with all excess cash flow being deposited into reserves for the PIPs. See “Description of the Mortgage Pool—Risks Relating to the Mortgage Loans— Redevelopment, Renovation and Expansion” in this prospectus for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in “Annex D-1—Mortgage Loan Representations and Warranties” and the exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” for additional information.

•	With respect to two (2) Mortgaged Properties identified as “693 Fifth Avenue” and “415 West 13th Street” on Annex A-1, securing two (2) Mortgage Loans collectively representing approximately 8.0% of the Initial Pool Balance, in each case, there is no separate non-recourse carve-out guarantor, and the related borrower is the sole party responsible for any breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents and the related environmental indemnity. This absence of a non-recourse carve-out guarantor may reduce the efficacy of the non-recourse carveout provisions to influence the actions of the related borrower.

•	With respect to one (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, the liability of the non-recourse carveout guarantors under their related guaranties (including any replacement guarantor permitted in accordance with the Mortgage Loan documents) is capped at $75,000,000. This limitation on the liability of each of the non-recourse carveout guarantors may reduce the efficacy of the non-recourse carveout provisions and related guaranty to influence the actions of the related borrower.

•	With respect to one (1) Mortgaged Property identified as “Westfield San Francisco Centre” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the liability of Westfield America, Inc., the related non-recourse carveout guarantor, for full recourse claims under the related guaranty is subject to a cap of 10% of the then outstanding principal balance of the Whole Loan. In addition, in no event will the guarantor be liable for losses solely related to the borrowers’ failure to pay debt service on or repay the Whole Loan, to remain solvent or to remain adequately capitalized or to pay their debts as they become due.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in “Annex D-1—Mortgage Loan Representations and Warranties” and the exceptions to that representation and warranty in “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirteen (13) Mortgage Loans representing approximately 44.7% of the Initial Pool Balance, are interest-only for the entire term of the Mortgage Loans.

Twenty-five (25) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans) representing approximately 29.8% of the Initial Pool Balance, provide for payments of interest and principal and then have an expected Balloon Balance at the maturity date.

Fourteen (14) Mortgage Loans representing approximately 25.5% of the Initial Pool Balance, provide for payments of interest only for the first 12 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	23	$800,011,378	65.7%
6	29	417,483,318	34.3
Total:	52	$1,217,494,697	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	49	86.9%
5 (twice per year)	2	8.2
5	1	4.9
Total	52	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 2 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium.  See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

Eighteen (18) of the Mortgage Loans, identified as “693 Fifth Avenue”, Laguna Design Center”, “Embassy Suites Charleston”, “Embassy Suites Busch Gardens Hotel”, “Homewood Suites Nashvillle Downtown”, “Fountains at the Bayou”, “Centrica”, “Cicero Marketplace”, “Embassy Suites Palmdale”, “The Villas of East Cobb”, “Hilton Garden Inn Ridgefield Park”, “415 West 13th Street”, “Shadow Creek Apartments”, “Wesley Pond”, “West LA Office – 1950 Sawtelle Boulevard”, “Hilton Home2 Suites Layton”, “Hampton Inn Suites Orlando South Lake Buena Vista” and “Bluffton Self Storage” on Annex A-1, representing approximately 32.6% of the Initial Pool Balance, permit the related borrower, after a lockout period of 18 to 26 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to two (2) Mortgage Loans, identified as “Westfield San Francisco Centre” and “Crocker Park Phase One & Two” on Annex A-1, representing approximately 8.2% of the Initial Pool Balance, the loan documents permit the related borrower, after a lockout period of 25 payments following the origination date, to (1) prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period or (2) defease the Mortgage Loan. See “—Defeasance; Collateral Substitution” below.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified as “Westfield San Francisco Centre” on Annex A-1, representing approximately 4.9% of the Initial Pool Balance, the Mortgage Loan documents provide that the borrowers may prepay a portion of principal, together with a prepayment premium, to achieve a debt service coverage ratio of at least 1.45x. Any such prepayments, prior to the occurrence of an event of default under the Mortgage Loan documents, will be applied pro rata and pari passu among all of the notes that evidence the Westfield San Francisco Centre Whole Loan, including related junior notes. See “Annex A-3—Description of Top Fifteen Mortgage Loans”.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
2	1	$18,000,000	1.5%
3	14	323,417,599	26.6
4	28	548,493,625	45.1
5	4	80,463,472	6.6
7	5	247,120,000	20.3
Total:	52	$1,217,494,697	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of

Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of thirty-two (32) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 59.2% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date. In addition, the terms of two (2) Mortgage Loans identified as “Westfield San Francisco Centre” and “Crocker Park Phase One & Two” on Annex A-1, representing approximately 8.2% of the Initial Pool Balance, permit the related borrower at any time after the related defeasance lockout period to either prepay the related Mortgage Loan together with the payment of the greater of a yield maintenance charge and a prepayment premium or defease the related Mortgage Loan. With respect to four (4) Mortgage Loans identified as “1 Kaiser Plaza”, “Salesforce Tower”, “Crocker Park Phase One & Two” and “100 East Wisconsin Avenue” on Annex A-1, representing approximately 15.2% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date (generally the third anniversary of the first payment date under the Mortgage Loan) with yield maintenance if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

•	With respect to the portfolio of two (2) Mortgaged Properties identified as “Arkansas Hotel Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, under the related loan agreement, either one of the Mortgaged Properties may be released from the collateral in connection with a third-party, arms-length sale of such Mortgaged Property to be released (the “Release Parcel”) subject to, among other things, the following conditions: (i) no event of default has occurred or would occur as a result of the release, (ii) the PIPs required at both Mortgaged Properties have been completed, (iii) the remaining collateral has a loan-to-value ratio no greater than 65%, (iv) the remaining collateral has a debt service coverage ratio no less than 1.70x, (v) the remaining collateral has a debt yield no less than 15.0%, (vi) payment of a release price (the “Release Price”) and any prepayment penalty associated with the payment of the Release Price, (vii) satisfaction of customary REMIC requirements, and (viii) payment of all other costs and expenses of the lender in connection with the release. The Release Price will equal 120% of the loan amount allocated to the Release Parcel.

•	With respect to the portfolio of two (2) Mortgaged Properties identified as “State University Retail Portfolio” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.4% of the Initial Pool Balance, provided no event of default under the Mortgage Loan has occurred and is continuing, after the lockout expiration date, the borrowers may obtain release of one or more of the Mortgaged Properties, subject to the satisfaction of certain conditions, including, among others: (i) the borrowers defease an amount equal to the greater of (i) 125% of the allocated loan amount for such Mortgaged Property or (ii) the amount which would result, after giving effect to such release, in the loan-to-value ratio on the remaining Mortgaged Property being greater than 56%, and the debt service coverage ratio and the debt yield on the remaining Mortgaged Property being not less than 2.00x and 9.75%, respectively, (ii) delivery of a REMIC opinion and (iii) the receipt of a Rating Agency Confirmation.

Furthermore, some of the Mortgage Loans, including, without limitation, three (3) Mortgage Loan identified as “Opry Mills”, “Hilton Garden Inn Ridgefield Park” and “Wesley Pond” on Annex A-1, collectively representing approximately 9.2% of the Initial Pool Balance, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Forty-seven (47) of the Mortgage Loans representing approximately 73.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-five (45) of the Mortgage Loans representing approximately 70.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover capital expenditures and replacements.

Nineteen (19) of the Mortgage Loans representing approximately 37.3% of the Initial Pool Balance, are secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Twenty-five (25) of the Mortgage Loans representing approximately 34.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

For example, with respect to two (2) Mortgaged Properties identified as “1 Kaiser Plaza” and “1333 Broadway” on Annex A-1, securing two (2) Mortgage Loans representing in the aggregate approximately 8.2% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to deliver a guaranty from the related non-recourse carveout guarantor (or any guarantor that replaces the current guarantor in accordance with the Mortgage Loan documents) and/or a letter of credit in lieu of making cash deposits into the tenant improvement and leasing commission reserve. In addition, the related Mortgage Loan documents provide that to the extent the guarantor’s net worth is at least $600 million, all funds on reserve in the tenant improvement and leasing commission reserve will be disbursed to the borrower, and to the extent the guarantor has a net worth of at least $450 million, 50% of the funds on reserve are required to be disbursed to the borrower and the borrower is required to make 50% of the normal reserve payment. Subject to the previous sentence, upon delivery of the guaranty or the letter of credit, the Mortgage Loan documents require that any remaining funds in the reserve be disbursed to the borrower.

With respect to one (1) Mortgaged Property identified as “Westfield San Francisco Centre” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, the borrowers were required to deposit $4,300,000 into a Zara Free Rent/TI Reserve. In lieu of depositing cash, the borrowers delivered two letters of credit in the aggregate amount of $4,300,000 from UBS AG bank to cover the related gap rent and tenant improvement obligations for Zara, a tenant at the Mortgaged Property. In addition, in the event the borrowers are required (on a later date) to make payments to any reserve accounts, the borrowers are permitted to deliver to the lender a letter of credit or guaranty with respect to any reserve.

With respect to four (4) Mortgaged Properties identified as “693 Fifth Avenue”, “Centrica”, “The Villas of East Cobb” and “415 West 13th Street” on Annex A-1, securing four (4) Mortgage Loans collectively representing approximately 11.4% of the Initial Pool Balance, the related borrower is permitted to deposit cash or a letter of credit (in the case of The Villas of East Cobb and 415 West 13th Street, up to a maximum amount of 10% of the then outstanding principal balance of the Mortgage Loan) with the lender to cure a cash sweep period caused by a low debt service coverage ratio, which is required to be deposited into a reserve account for such purpose. At such time that the related borrower satisfies the required debt service coverage ratio without giving effect to the posted collateral or to cure the cash sweep period, the funds on deposit in the reserve are required to be returned to the borrower.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
CMA Lockbox	26	$789,686,198	64.9%
Hard Lockbox	5	222,120,000	18.2
Springing Lockbox	21	205,688,498	16.9
Total:	52	$1,217,494,697	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

Delaware Statutory Trusts

With respect to two (2) Mortgaged Properties identified as “Wesley Pond” and “Wilshire Manor Apartments” on Annex A-1, securing two (2) Mortgage Loans collectively representing 1.4% of the Initial Pool Balance, the related borrower is a Delaware statutory trust (“DST”). A DST is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related Mortgaged Properties.

Shari’ah Compliant Loan

The Mortgage Loan identified as “Amazon Buckeye Logistics Center” on Annex A-1, representing 4.0% of the Initial Pool Balance, was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments and all other payments due under the Mortgage Loan documents, the payments themselves are characterized as rent. This is accomplished through the use of a non-Shari’ah compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase the Mortgaged Property upon a payoff of the Mortgage Loan).

In the case of the Mortgaged Property identified as “Amazon Buckeye Logistics Center” on Annex A-1, the Mortgaged Property is owned in fee by a borrower entity (the “Lessor Entity”), the equity of which is owned by a corporate services company provided for in the Mortgage Loan documents, and contemporaneously master leased to an entity owned by the sponsor group (the “Lessee Entity”). The Lessor Entity receives payments under the master lease that are equal to the debt service and all other sums due under the Mortgage Loan documents due to the lender. The Lessee Entity subleases its interest to Amazon, the sole tenant at the Mortgaged Property and which lease is guaranteed by its parent company, Amazon.com. The tenant sublease is assigned to the lender, so in the event of a default under the Mortgage Loan documents, the lender may foreclose on the Lessor Entity and take ownership of the real estate with the tenant sublease in place. The master lease is subordinate to the Mortgage Loan and may be terminated in the event of foreclosure.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Benefit Street Partners CRE Finance LLC— BSP’s Underwriting Standards” and “—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”.

With respect to one (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, JPMCB did not obtain certifications from the related borrower sponsor as to current contingent liabilities and/or real estate experience. This represents an exception to the underwriting guidelines for JPMCB. JPMCB’s decision to include the Mortgage Loan notwithstanding the exceptions was supported by the compensating factors that JPMCB was able to effectively evaluate the financial capacity, real estate experience and litigation and criminal backgrounds of the borrower sponsor based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsor. Based on these compensating factors, JPMCB approved inclusion of the Mortgage Loan in this transaction.

With respect to four (4) Mortgaged Properties Identified as “Hillside Industrial,” “West LA Office – 1950 Sawtelle Boulevard,” “Holiday Inn Express - Aiken” and “Bluffton Self Storage” on Annex A-1, securing four (4) Mortgage Loans representing approximately 3.3% of the Initial Pool balance, SMF VI did not receive separate certifications of the operating statements and rent rolls from the related borrower sponsors, which is SMF VI’s general practice. SMF VI’s decision to include the Mortgage Loans notwithstanding the exception was supported by the compensating factor that each of the related borrower sponsors certified in the Mortgage Loan documents that the operating statements and rent rolls were true, correct and complete in all material respects Based on this compensating factor, SMF VI approved inclusion of these Mortgage Loans into this transaction.

With respect to one (1) Mortgaged Property identified as “West LA Office - 1950 Sawtelle Boulevard” on Annex A-1, securing one (1) Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the underwritten debt service coverage ratio for the Mortgage Loan is approximately 1.18x, which is lower than the 1.20x threshold described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes” in this prospectus. SMF VI’s decision to include the Mortgage Loan notwithstanding the exception was supported by the following compensating factors: (a) the borrower sponsor’s level of experience and size of real estate portfolio, (b) the amount of the borrower sponsor’s cash equity in the transaction and (c) the Mortgaged Property’s location southwest of I-405, between Santa Monica Boulevard and I-10, providing easy access to Downtown Los Angeles, Santa Monica and other surrounding cities. Based on these compensating factors, SMF VI approved inclusion of this Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Salesforce Tower	$60,000,000	4.9%	$24,500,000	$48,000,000	$132,500,000	4.90000%	59.6%	73.2%	2.47x	1.41x
100 East Wisconsin Avenue	$25,000,000	2.1%	$10,000,000	$28,800,000	$63,800,000	4.99131%	65.4%	77.5%	1.77x	1.30x

(1)	Calculated including any related mezzanine debt and any related Pari Passu Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; provided, however, that prepayment of the mezzanine loan is not permitted prior to the prepayment in full of the related Mortgage Loan unless (i) no event of default under the related Mortgage Loan is then continuing and (ii) such prepayment of the mezzanine loan is from a source of funds other than the mortgage borrower, the Mortgaged Property, the guarantor and/or other collateral for the related Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and

“Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
9 West 57th Street	$100,000,000	35.3%	3.08x	N/A	Y
1 Kaiser Plaza(1)	$60,000,000	45.8%	2.15x	N/A	Y
Amazon Buckeye Logistics Center	$48,587,500	64.0%	1.95x	N/A	Y
1333 Broadway(1)	$39,500,000	44.8%	2.03x	N/A	Y
Sheraton Salt Lake City	$35,000,000	70.0%	1.50x	10.5%	Y
Homewood Suites Nashville Downtown(2)	$24,190,000	59.9%	2.04x	N/A	Y
Embassy Suites Palmdale(2)	$19,990,000	66.9%	1.66x	N/A	Y
Hilton Garden Inn Ridgefield Park(2)	$18,120,000	69.7%	1.62x	N/A	Y
415 West 13th Street(2)	$18,000,000	60.0%	2.60x	10.0%	Y
Hampton Inn Suites Orlando South Lake Buena Vista(2)	$8,700,000	69.0%	1.79x	N/A	Y
Bluffton Self Storage	$2,375,000	75.0%	1.25x	8.0%	Y

(1)	The Mortgage Loan documents provide that the Combined Maximum LTV Ratio and Combined Minimum Debt Service Coverage Ratio may not exceed the loan-to-value ratio and be less than the debt service coverage ratio (in each case, as calculated under the Mortgage Loan documents) as of the origination date of such Mortgage Loans. The Combined Maximum LTV Ratio and Combined Minimum Debt Service Coverage Ratio shown above are calculated as of the Cut-off Date and in accordance with the definitions of Cut-off Date LTV Ratio and UW NCF DSCR described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” above

(2)	Future mezzanine debt is allowed only in connection with a bona fide sale of the related Mortgaged Property and assumption of the related Mortgage Loan in accordance with the related Mortgage Loan documents

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and repurchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

With respect to three (3) Mortgaged Properties identified as “Opry Mills”, “1 Kaiser Plaza” and “1333 Broadway” on Annex A-1, securing three (3) Mortgage Loan representing in the aggregate approximately 14.7% of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of direct or indirect equity interests in the related borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets or all or substantially all of the assets of the obligor, and there is no requirement for an intercreditor agreement with respect to such corporate or parent level credit facility.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

•	With respect to one (1) Mortgaged Property identified as “Laguna Design Center” on Annex A-1, securing one (1) Mortgage Loan representing approximately 3.1% of the Initial Pool Balance, an affiliate of one of the borrower sponsors has provided an unsecured loan in the amount of $2,140,261 to one of the tenant-in-common borrowers. A 1031 exchange company currently holds 100% of the equity interests in the related borrower. The unsecured note is required to be extinguished no later than January 24, 2017 regardless of whether the note is repaid or not, and the Mortgage Loan documents require that the equity interests of the related borrower be transferred from the exchange company to the unsecured lender by such date. The unsecured lender has signed a subordination and standstill agreement which subordinates the unsecured loan to the Mortgage Loan and provides that the unsecured lender may not (i) accelerate payment of the unsecured loan or (ii) take any enforcement action or exercise remedies, until, in any such case, 91 days following the satisfaction in full of the Mortgage Loan, except that the unsecured lender is permitted to acquire the equity interests of the related borrower in compliance with the provisions of the Mortgage Loan documents. In addition, the unsecured lender is not permitted to take or receive, directly or indirectly, in cash or other property or by setoff or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the unsecured loan, unless and until the Mortgage Loan has been indefeasibly paid in full, except that, to the extent there is no event of default continuing, the subordinate lender may receive monthly payments of principal and interest from excess cash flow after payment of debt service, reserves and operating expenses. The subordinate lender provided the unsecured loan in connection with a reverse 1031 exchange transaction involving the related borrower sponsor. Please see “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” in this prospectus for additional information.

•	With respect to one (1) Mortgaged Property identified as “415 West 13th Street” on Annex A-1, securing one (1) Mortgage Loan representing approximately 1.5% of the Initial Pool Balance, an affiliate of the related borrower and borrower sponsor has made an unsecured loan in the amount of $7,000,000 to the borrower. The parties have entered into a subordination and standstill agreement which subordinates the unsecured debt to the related mortgage loan and prohibits the affiliated lender from enforcing its remedies under the subordinate loan documents. So long as there is no cash sweep event under the related Mortgage Loan (or no cash sweep event would result from such payments), the affiliated lender will be entitled to receive payments of principal and interest from excess cash flow after payment of amounts due under the Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified as “9 West 57th Street”, “693 Fifth Avenue”, “Opry Mills”, “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “Salesforce Tower”, “Crocker Park Phase One & Two”, “National Business Park”, “100 East Wisconsin Avenue”, “Hillside Industrial”, “Embassy Suites Lake Buena Vista”, “West LA Office – 1950 Sawtelle Boulevard” and “Arkansas Hotel Portfolio” on Annex A-1 is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in the case of the Mortgage Loans securing the Mortgaged Properties identified on Annex A-1 as “9 West 57th Street” and “Westfield San Francisco Centre”, the related Subordinate Companion Loans. In addition, the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as “Arkansas Hotel Portfolio” is part of the related Whole Loan consisting of the Mortgage Loan and the related Subordinate Companion Loan. In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Controlling Companion Loan” means, with respect to any Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. JPMCB is currently the holder of the “Controlling Companion Loan” with respect to the 100 East Wisconsin Avenue Whole Loan.

“Non-Serviced Certificate Administrator” means the JPMCC 2016-NINE Certificate Administrator, the DBJPM 2016-SFC Certificate Administrator, the DBJPM 2016-C3 Certificate Administrator, the JPMCC 2016-JP2 Certificate Administrator, the CGCMT 2016-C2 Certificate Administrator or the MSBAM 2016-C30 Certificate Administrator.

“Non-Serviced Companion Loan” means each of the 9 West 57th Street Pari Passu Companion Loans, the 9 West 57th Street Subordinate Companion Loans, the 693 Fifth Avenue Pari Passu Companion Loans, the Opry Mills Pari Passu Companion Loan, the Westfield San Francisco Centre Pari Passu Companion Loans, the Westfield San Francisco Centre Subordinate Companion Loans, the Crocker Park Phase One & Two Pari Passu Companion Loans, the 100 East Wisconsin Avenue Pari Passu Companion Loan (on and after the related Servicing Shift Securitization Date) and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan.

“Non-Serviced Directing Certificateholder” means the DBJPM 2016-SFC Directing Holder, the DBJPM 2016-C3 Directing Certificateholder, the JPMCC 2016-JP2 Directing Certificateholder, the CGCMT 2016-C2 Directing Certificateholder, the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder or, after each Servicing Shift Securitization Date, the directing certificateholder under the related Servicing Shift PSA, as applicable.

“Non-Serviced Intercreditor Agreement” means each of the 9 West 57th Street Intercreditor Agreement, the 693 Fifth Avenue Intercreditor Agreement, the Opry Mills Intercreditor Agreement, the Westfield San Francisco Centre Intercreditor Agreement, the Crocker Park Intercreditor Agreement, the 100 East

Wisconsin Avenue Intercreditor Agreement and the West LA Office – 1950 Sawtelle Boulevard Intercreditor Agreement.

“Non-Serviced Master Servicer” means the JPMCC 2016-NINE Master Servicer, the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-C3 Servicer, the JPMCC 2016-JP2 Master Servicer, the CGCMT 2016-C2 Servicer, the West LA Office – 1950 Sawtelle Boulevard Master Servicer or, after each Servicing Shift Securitization Date, the master servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Mortgage Loan” means each of the 9 West 57th Street Mortgage Loan, the 693 Fifth Avenue Mortgage Loan, the Opry Mills Mortgage Loan, the Westfield San Francisco Centre Mortgage Loan, the Crocker Park Phase One & Two Mortgage Loan, the 100 East Wisconsin Avenue Mortgage Loan (on and after the related Servicing Shift Securitization Date) and the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan.

“Non-Serviced Operating Advisor” means the DBJPM 2016-C3 Operating Advisor, the JPMCC 2016-JP2 Operating Advisor, the CGCMT 2016-C2 Operating Advisor, the MSBAM 2016-C30 Operating Advisor or, after each Servicing Shift Securitization Date, the operating advisor under the related Servicing Shift PSA, as applicable.

“Non-Serviced PSA” means the JPMCC 2016-NINE Trust and Servicing Agreement, the DBJPM 2016-SFC Trust and Servicing Agreement, the DBJPM 2016-C3 Pooling and Servicing Agreement, the JPMCC 2016-JP2 Pooling and Servicing Agreement, the CGCMT 2016-C2 Pooling and Servicing Agreement, the MSBAM 2016-C30 Pooling and Servicing Agreement or, after each Servicing Shift Securitization Date, the related Servicing Shift PSA, as applicable.

“Non-Serviced Securitization Trust” means the JPMCC 2016-NINE securitization trust, the DBJPM 2016-SFC securitization trust, the DBJPM 2016-C3 securitization trust, the JPMCC 2016-JP2 securitization trust, the CGCMT 2016-C2 securitization trust, the MSBAM 2016-C30 securitization trust or, after each Servicing Shift Securitization Date, the related Servicing Shift securitization trust, as applicable.

“Non-Serviced Special Servicer” means the JPMCC 2016-NINE Special Servicer, the DBJPM 2016-SFC Special Servicer, the DBJPM 2016-C3 Special Servicer, the JPMCC 2016-JP2 Special Servicer, the CGCMT 2016-C2 Special Servicer, the MSBAM 2016-C30 Special Servicer or, after each Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA, as applicable.

“Non-Serviced Trustee” means the JPMCC 2016-NINE Trustee, the DBJPM 2016-SFC Trustee, the DBJPM 2016-C3 Trustee, the JPMCC 2016-JP2 Trustee, the CGCMT 2016-C2 Trustee, the MSBAM 2016-C30 Trustee or, after each Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA, as applicable.

“Non-Serviced Whole Loan” means each of the 9 West 57th Street Whole Loan, the 693 Fifth Avenue Whole Loan, the Opry Mills Whole Loan, the Westfield San Francisco Centre Whole Loan, the Crocker Park Phase One & Two Whole Loan, the 100 East Wisconsin Avenue Whole Loan (on and after the related Servicing Shift Securitization Date) and the West LA Office – 1950 Sawtelle Boulevard Whole Loan.

“Pari Passu Companion Loan” means each of the 9 West 57th Street Pari Passu Companion Loans, the 693 Fifth Avenue Pari Passu Companion Loans, the Opry Mills Pari Passu Companion Loans, the 1 Kaiser Plaza Pari Passu Companion Loan, the Salesforce Tower Pari Passu Companion Loan, the Westfield San Francisco Centre Pari Passu Companion Loans, the Crocker Park Phase One & Two Pari Passu Companion Loans, the National Business Park Pari Passu Companion Loan, the 100 East Wisconsin Avenue Pari Passu Companion Loan, the Hillside Industrial Pari Passu Companion Loan, the Embassy Suites Lake Buena Vista Pari Passu Companion Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan.

“Serviced Companion Loan” means each of the 1 Kaiser Plaza Pari Passu Companion Loan, the Salesforce Tower Pari Passu Companion Loan, the National Business Park Pari Passu Companion Loan, the 100 East Wisconsin Avenue Pari Passu Companion Loan (prior to the related Servicing Shift

Securitization Date), the Hillside Industrial Pari Passu Companion Loan, the Embassy Suites Lake Buena Vista Pari Passu Companion Loans and the Arkansas Hotel Portfolio Subordinate Companion Loan.

“Serviced Pari Passu Companion Loan” means each of the 1 Kaiser Plaza Pari Passu Companion Loan, the Salesforce Tower Pari Passu Companion Loan, the National Business Park Pari Passu Companion Loan, the 100 East Wisconsin Avenue Pari Passu Companion Loan (prior to the related Servicing Shift Securitization Date), the Hillside Industrial Pari Passu Companion Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans.

“Serviced Pari Passu Mortgage Loan” means each of the 1 Kaiser Plaza Mortgage Loan, the Salesforce Tower Mortgage Loan, the National Business Park Mortgage Loan, the 100 East Wisconsin Avenue Mortgage Loan (prior to the related Servicing Shift Securitization Date) and the Hillside Industrial Mortgage Loan, the Embassy Suites Lake Buena Vista Mortgage Loan.

“Serviced Whole Loan” means each of the 1 Kaiser Plaza Whole Loan, the Salesforce Tower Whole Loan, the National Business Park Whole Loan, the 100 East Wisconsin Avenue Whole Loan (prior to the related Servicing Shift Securitization Date), the Hillside Industrial Whole Loan, the Embassy Suites Lake Buena Vista Whole Loan and the Arkansas Hotel Portfolio Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the 100 East Wisconsin Avenue Mortgage Loan will be a Servicing Shift Mortgage Loan related to the issuing entity.

“Servicing Shift PSA” means the 100 East Wisconsin Avenue PSA.

“Servicing Shift Securitization Date” means the 100 East Wisconsin Avenue Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the 100 East Wisconsin Avenue Whole Loan will be the Servicing Shift Whole Loan related to the issuing entity.

“Subordinate Companion Loan” means each of the 9 West 57th Street Subordinate Companion Loans, the Westfield San Francisco Centre Subordinate Companion Loans or the Arkansas Hotel Portfolio Subordinate Companion Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
9 West 57th Street	$100,000,000	8.2%	$913,724,000	$186,276,000	29.8%	35.3%	3.64x	3.08x
693 Fifth Avenue	$80,000,000	6.6%	$170,000,000	N/A	47.6%	47.6%	1.00x	1.00x
Opry Mills	$80,000,000	6.6%	$295,000,000	N/A	50.8%	50.8%	2.33x	2.33x
Westfield San Francisco Centre	$60,000,000	4.9%	$373,077,000	$124,923,000	35.5%	45.7%	3.68x	2.85x
1 Kaiser Plaza	$60,000,000	4.9%	$37,100,000	N/A	45.8%	45.8%	2.15x	2.15x
Salesforce Tower	$60,000,000	4.9%	$48,000,000	N/A	59.6%	59.6%	2.47x	2.47x
Crocker Park Phase One & Two	$40,000,000	3.3%	$100,000,000	N/A	65.3%	65.3%	1.34x	1.34x
National Business Park	$33,000,000	2.7%	$22,000,000	N/A	64.8%	64.8%	1.36x	1.36x
100 East Wisconsin Avenue	$25,000,000	2.1%	$28,800,000	N/A	65.4%	65.4%	1.77x	1.77x
Hillside Industrial	$20,000,000	1.6%	$19,000,000	N/A	60.6%	60.6%	1.39x	1.39x
Embassy Suites Lake Buena Vista	$16,932,574	1.4%	$24,900,844	N/A	62.2%	62.2%	1.51x	1.51x
West LA Office – 1950 Sawtelle Boulevard	$10,000,000	0.8%	$26,500,000	N/A	67.2%	67.2%	1.18x	1.18x
Arkansas Hotel Portfolio	$9,986,603	0.8%	N/A	$1,098,526	65.7%	72.9%	1.93x	1.54x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan or mezzanine loan.

(2)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan.

The Serviced Whole Loans

The 1 Kaiser Plaza Whole Loan

General

One (1) Mortgage Loan, identified as “1 Kaiser Plaza” (the “1 Kaiser Plaza Mortgage Loan”) on Annex A-1, representing approximately 4.9% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 1 Kaiser Plaza Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $60,000,000. The related Pari Passu Companion Loan (the “1 Kaiser Plaza Pari Passu Companion Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $37,100,000 that is not included in the issuing entity. Only the 1 Kaiser Plaza Mortgage Loan is included in the issuing entity. The 1 Kaiser Plaza

Mortgage Loan and the 1 Kaiser Plaza Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “1 Kaiser Plaza Whole Loan”. It is anticipated that the 1 Kaiser Plaza Pari Passu Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the 1 Kaiser Plaza Mortgage Loan and the rights of the holders of the 1 Kaiser Plaza Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “1 Kaiser Plaza Intercreditor Agreement”). The following summaries describe certain provisions of the 1 Kaiser Plaza Intercreditor Agreement.

Servicing

The 1 Kaiser Plaza Whole Loan (including the 1 Kaiser Plaza Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the 1 Kaiser Plaza Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The 1 Kaiser Plaza Intercreditor Agreement sets forth the respective rights of the holder of the 1 Kaiser Plaza Mortgage Loan and the holders of the 1 Kaiser Plaza Pari Passu Companion Loan with respect to distributions of funds received in respect of the 1 Kaiser Plaza Whole Loan, and provides, in general, that:

•	the 1 Kaiser Plaza Mortgage Loan and the 1 Kaiser Plaza Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 1 Kaiser Plaza Whole Loan or the related Mortgaged Property will be applied to the 1 Kaiser Plaza Mortgage Loan and the 1 Kaiser Plaza Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the 1 Kaiser Plaza Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the 1 Kaiser Plaza Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the 1 Kaiser Plaza Whole Loan will be allocated, on a pro rata and pari passu basis, to the 1 Kaiser Plaza Mortgage Loan and the 1 Kaiser Plaza Pari Passu Companion Loan in accordance with the terms of the 1 Kaiser Plaza Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the 1 Kaiser Plaza Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the 1 Kaiser Plaza Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the 1 Kaiser Plaza Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the 1 Kaiser Plaza Intercreditor Agreement, the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives which, at any time the 1 Kaiser Plaza Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the 1 Kaiser Plaza Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the 1 Kaiser Plaza Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 1 Kaiser Plaza Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives) request consultation with respect to certain major decisions to be taken with respect to the 1 Kaiser Plaza Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 1 Kaiser Plaza Whole Loan. The consultation rights of the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives) have responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 1 Kaiser Plaza Mortgage Loan and the 1 Kaiser Plaza Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives, including, if the 1 Kaiser Plaza Pari Passu Companion Loan have been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the 1 Kaiser Plaza Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the 1 Kaiser Plaza Whole Loan documents, or materially expand the scope of either the master servicer’s or the special servicer’s, as applicable, responsibilities under the 1 Kaiser Plaza Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives) described above, pursuant to the terms of the 1 Kaiser Plaza Intercreditor Agreement, the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the 1 Kaiser Plaza Whole Loan; provided that the holder of the 1 Kaiser Plaza Pari Passu Companion Loan execute, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to each holder of the 1 Kaiser Plaza Pari Passu Companion Loan, the holder of the 1 Kaiser Plaza Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted 1 Kaiser Plaza Whole Loan

Pursuant to the terms of the 1 Kaiser Plaza Intercreditor Agreement, if the 1 Kaiser Plaza Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the 1 Kaiser Plaza Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the 1 Kaiser Plaza Pari Passu Companion Loan together with the 1 Kaiser Plaza Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the 1 Kaiser Plaza Mortgage Loan together with the 1 Kaiser Plaza Pari Passu Companion Loan if such loan becomes a defaulted loan without the written consent of the holder of the 1 Kaiser Plaza Pari Passu Companion Loan (provided that such consent is not required if the holder of the 1 Kaiser Plaza Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of the 1 Kaiser Plaza Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 1 Kaiser Plaza Whole Loan, and any documents in the servicing file reasonably requested by the holder of the 1 Kaiser Plaza Pari Passu Companion Loan that are material to the price of the 1 Kaiser Plaza Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of the 1 Kaiser Plaza Pari Passu Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder of the 1 Kaiser Plaza Pari Passu Companion Loan and the 1 Kaiser Plaza Mortgage Loan (or its representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the 1 Kaiser Plaza Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, with or without cause, to replace the special servicer then acting with respect to the 1 Kaiser Plaza Whole Loan and appoint a replacement special servicer without the consent of the holder of the 1 Kaiser Plaza Pari Passu Companion Loan. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the 1 Kaiser Plaza Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Salesforce Tower Whole Loan

General

One (1) Mortgage Loan, identified as “Salesforce Tower” (the “Salesforce Tower Mortgage Loan”) on Annex A-1, representing approximately 4.9% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Salesforce Tower Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $60,000,000. The related Pari Passu Companion Loan (the “Salesforce Tower Pari Passu Companion Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $48,000,000 that is not included in the issuing entity. Only the Salesforce Tower Mortgage Loan is included in the issuing entity. The Salesforce Tower Mortgage Loan and the Salesforce Tower Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Salesforce

Tower Whole Loan”. It is anticipated that the Salesforce Tower Pari Passu Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Salesforce Tower Mortgage Loan and the rights of the holder of the Salesforce Tower Pari Passu Companion Loan is subject to an Intercreditor Agreement (the “Salesforce Tower Intercreditor Agreement”). The following summaries describe certain provisions of the Salesforce Tower Intercreditor Agreement.

Servicing

The Salesforce Tower Whole Loan (including the Salesforce Tower Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Salesforce Tower Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Salesforce Tower Intercreditor Agreement sets forth the respective rights of the holder of the Salesforce Tower Mortgage Loan and the holders of the Salesforce Tower Pari Passu Companion Loan with respect to distributions of funds received in respect of the Salesforce Tower Whole Loan, and provides, in general, that:

•	the Salesforce Tower Mortgage Loan and the Salesforce Tower Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Salesforce Tower Whole Loan or the related Mortgaged Property will be applied to the Salesforce Tower Mortgage Loan and the Salesforce Tower Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Salesforce Tower Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the Salesforce Tower Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Salesforce Tower Whole Loan will be allocated, on a pro rata and pari passu basis, to the Salesforce Tower Mortgage Loan and the Salesforce Tower Pari Passu Companion Loan in accordance with the terms of the Salesforce Tower Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Salesforce Tower Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the Salesforce Tower Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Salesforce Tower Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the Salesforce Tower Intercreditor Agreement, the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives which, at any time the Salesforce Tower Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the Salesforce Tower Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the Salesforce Tower Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Salesforce Tower Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives) request consultation with respect to certain major decisions to be taken with respect to the Salesforce Tower Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Salesforce Tower Whole Loan. The consultation rights of the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the Salesforce Tower Pari Passu Companion Loans (or its representatives) have responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Salesforce Tower Mortgage Loan and the Salesforce Tower Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives, including, if the Salesforce Tower Pari Passu Companion Loan has been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the Salesforce Tower Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Salesforce Tower Whole Loan documents, or materially expand the scope of either the master servicer’s or the special servicer’s, as applicable, responsibilities under the Salesforce Tower Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives) described above, pursuant to the terms of the Salesforce Tower Intercreditor Agreement, the holder of the Salesforce Tower Pari Passu Companion Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Salesforce Tower Whole Loan; provided that the holder of the Salesforce Tower Pari Passu Companion Loans execute, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to each holder of the Salesforce Tower Pari Passu Companion Loan, the holder of the Salesforce Tower Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted Salesforce Tower Whole Loan

Pursuant to the terms of the Salesforce Tower Intercreditor Agreement, if the Salesforce Tower Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the Salesforce

Tower Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Salesforce Tower Pari Passu Companion Loan together with the Salesforce Tower Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Salesforce Tower Mortgage Loan together with the Salesforce Tower Pari Passu Companion Loan if such loan becomes a defaulted loan without the written consent of the holder of the Salesforce Tower Pari Passu Companion Loans (provided that such consent is not required if the holder of the Salesforce Tower Pari Passu Companion Loans is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of the Salesforce Tower Pari Passu Companion Loans: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Salesforce Tower Whole Loan, and any documents in the servicing file reasonably requested by the holder of the Salesforce Tower Pari Passu Companion Loan that are material to the price of the Salesforce Tower Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of the Salesforce Tower Pari Passu Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder of the Salesforce Tower Pari Passu Companion Loan and the Salesforce Tower Mortgage Loan (or its representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Salesforce Tower Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, with or without cause, to replace the special servicer then acting with respect to the Salesforce Tower Whole Loan and appoint a replacement special servicer without the consent of the holder of the Salesforce Tower Pari Passu Companion Loan. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Salesforce Tower Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The National Business Park Whole Loan

General

One (1) Mortgage Loan, identified as “National Business Park” (the “National Business Park Mortgage Loan”) on Annex A-1, representing approximately 2.7% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The National Business Park Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $33,000,000. The related Pari Passu Companion Loan (the “National Business Park Pari Passu Companion Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $22,000,000 that is not included in the issuing entity. Only the National Business Park Mortgage Loan is included in the issuing entity. The National Business Park Mortgage Loan and the National Business Park Pari Passu Companion

Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “National Business Park Whole Loan”. It is anticipated that the related National Business Park Pari Passu Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the National Business Park Mortgage Loan and the rights of the holder of the National Business Park Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “National Business Park Intercreditor Agreement”). The following summaries describe certain provisions of the National Business Park Intercreditor Agreement.

Servicing

The National Business Park Whole Loan (including the National Business Park Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the National Business Park Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The National Business Park Intercreditor Agreement sets forth the respective rights of the holder of the National Business Park Mortgage Loan and the holder of the National Business Park Pari Passu Companion Loan with respect to distributions of funds received in respect of the National Business Park Whole Loan, and provides, in general, that:

•	the National Business Park Mortgage Loan and the National Business Park Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the National Business Park Whole Loan or the related Mortgaged Property will be applied to the National Business Park Mortgage Loan and the National Business Park Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related National Business Park Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the National Business Park Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the National Business Park Whole Loan will be allocated, on a pro rata and pari passu basis, to the National Business Park Mortgage Loan and the related National Business Park Pari Passu Companion Loan in accordance with the terms of the National Business Park Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the National Business Park Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the National Business Park Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the National Business Park Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the National Business Park Intercreditor Agreement, the holder of the National Business Park Pari Passu Companion Loan (or its representatives which, at any time the National Business Park Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the related National Business Park Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the National Business Park Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the National Business Park Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the National Business Park Pari Passu Companion Loan (or its representatives) request consultation with respect to certain major decisions to be taken with respect to the National Business Park Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the National Business Park Whole Loan. The consultation rights of the holder of the National Business Park Pari Passu Companion Loan (or its representatives) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the National Business Park Pari Passu Companion Loan (or its representatives) has responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the National Business Park Pari Passu Companion Loan (or its representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the National Business Park Mortgage Loan and the National Business Park Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the National Business Park Pari Passu Companion Loan (or its representatives, including, if the National Business Park Pari Passu Companion Loan has been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder of the National Business Park Pari Passu Companion Loan (or its representatives) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the National Business Park Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the National Business Park Whole Loan documents, or materially expand the scope of either the master servicer’s or the special servicer’s, as applicable, responsibilities under the National Business Park Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder of the National Business Park Pari Passu Companion Loan (or its representatives) described above, pursuant to the terms of the National Business Park Intercreditor Agreement, the holder of the National Business Park Pari Passu Companion Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the National Business Park Whole Loan; provided that the holder of the National Business Park Pari Passu Companion Loan executes, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holder of the National Business Park Pari Passu Companion Loan, the holder of the National Business Park Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted National Business Park Whole Loan

Pursuant to the terms of the National Business Park Intercreditor Agreement, if the National Business Park Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the National Business Park Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the National Business Park Pari Passu Companion Loan together with the National Business Park Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the National Business Park Mortgage Loan together with the National Business Park Pari Passu Companion Loan if such loan becomes a defaulted loan without the written consent of the holder of the National Business Park Pari Passu Companion Loan (provided that such consent is not required if the holder of the National Business Park Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of the National Business Park Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the National Business Park Whole Loan, and any documents in the servicing file reasonably requested by the holder of the National Business Park Pari Passu Companion Loan that are material to the price of the National Business Park Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of the National Business Park Pari Passu Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder or holders of the National Business Park Pari Passu Companion Loan and the National Business Park Mortgage Loan (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the National Business Park Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, with or without cause, to replace the special servicer then acting with respect to the National Business Park Whole Loan and appoint a replacement special servicer without the consent of the holder of the National Business Park Pari Passu Companion Loan. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the National Business Park Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Hillside Industrial Whole Loan

General

One (1) Mortgage Loan, identified as “Hillside Industrial” (the “Hillside Industrial Mortgage Loan”) on Annex A-1, representing approximately 1.6% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Hillside Industrial Mortgage Loan is evidenced by promissory note A-1 with a Cut-off Date Balance of $20,000,000. The related Pari Passu Companion Loan (the “Hillside Industrial Pari Passu Companion Loan”) is evidenced by promissory note A-2 with a Cut-off Date Balance of $19,000,000 that is not included in the issuing entity. Only the Hillside Industrial Mortgage Loan is included in the issuing entity. The Hillside Industrial Mortgage Loan and the Hillside Industrial Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Hillside Industrial Whole Loan”. It is anticipated that the related Hillside Industrial Pari Passu Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Hillside Industrial Mortgage Loan and the rights of the holder of the Hillside Industrial Pari Passu Companion Loan are subject to an Intercreditor Agreement (the “Hillside Industrial Intercreditor Agreement”). The following summaries describe certain provisions of the Hillside Industrial Intercreditor Agreement.

Servicing

The Hillside Industrial Whole Loan (including the Hillside Industrial Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Hillside Industrial Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Hillside Industrial Intercreditor Agreement sets forth the respective rights of the holder of the Hillside Industrial Mortgage Loan and the holder of the related Hillside Industrial Pari Passu Companion Loan with respect to distributions of funds received in respect of the Hillside Industrial Whole Loan, and provides, in general, that:

•	the Hillside Industrial Mortgage Loan and the Hillside Industrial Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Hillside Industrial Whole Loan or the related Mortgaged Property will be applied to the Hillside Industrial Mortgage Loan and the Hillside Industrial Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Hillside Industrial Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the Hillside Industrial Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Hillside Industrial Whole Loan will be allocated, on a pro rata and pari passu basis, to the Hillside Industrial Mortgage Loan and the Hillside Industrial Pari Passu Companion Loan in accordance with the terms of the Hillside Industrial Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Hillside Industrial Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the Hillside Industrial Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Hillside Industrial Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the Hillside Industrial Intercreditor Agreement, the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives which, at any time the Hillside Industrial Pari Passu Companion Loan is included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder of the Hillside Industrial Pari Passu Companion Loan, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the Hillside Industrial Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Hillside Industrial Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives) requests consultation with respect to certain major decisions to be taken with respect to the Hillside Industrial Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Hillside Industrial Whole Loan. The consultation rights of the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives) has responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hillside Industrial Mortgage Loan and the Hillside Industrial Pari Passu Companion Loan. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hillside Industrial Pari Passu Companion Loan (or its respective representatives, including, if the Hillside Industrial Pari Passu Companion Loan has been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the Hillside Industrial Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Hillside Industrial Whole Loan documents, or materially expand the scope of either the master servicer’s or the special servicer’s, as applicable, responsibilities under the Hillside Industrial Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives) described above, pursuant to the terms of the Hillside Industrial Intercreditor Agreement, the holder of the Hillside Industrial Pari Passu Companion Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Hillside Industrial Whole Loan; provided that the holder of the Hillside Industrial Pari Passu Companion Loan executes, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holder of the Hillside Industrial Pari Passu Companion Loan, the holder of the Hillside Industrial Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted Hillside Industrial Whole Loan

Pursuant to the terms of the Hillside Industrial Intercreditor Agreement, if the Hillside Industrial Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the Hillside Industrial Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Hillside Industrial Pari Passu Companion Loan together with the Hillside Industrial Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Hillside Industrial Mortgage Loan together with the Hillside Industrial Pari Passu Companion Loan if such loan becomes a defaulted loan without the written consent of the holder of the Hillside Industrial Pari Passu Companion Loan (provided that such consent is not required if the holder of the Hillside Industrial Pari Passu Companion Loan is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder of the Hillside Industrial Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hillside Industrial Whole Loan, and any documents in the servicing file reasonably requested by the of the Hillside Industrial Pari Passu Companion Loan that are material to the price of the Hillside Industrial Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder of the Hillside Industrial Pari Passu Companion Loan may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder or holders of the Hillside Industrial Pari Passu Companion Loan and the Hillside Industrial Mortgage Loan (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Hillside Industrial Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, with or without cause, to replace the special servicer then acting with respect to the Hillside Industrial Whole Loan and appoint a replacement special servicer without the consent of the holder of the Hillside Industrial Pari Passu Companion Loan. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Hillside Industrial Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Embassy Suites Lake Buena Vista Whole Loan

General

One (1) Mortgage Loan, identified as “Embassy Suites Lake Buena Vista” (the “Embassy Suites Lake Buena Vista Mortgage Loan”) on Annex A-1, representing approximately 1.4% of the Initial Pool Balance, is part of a Whole Loan structure comprised of three (3) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Embassy Suites Lake Buena Vista Mortgage Loan is evidenced by promissory note A-1-A with a Cut-off Date Balance of $17,000,000. The related Pari Passu Companion Loans (the “Embassy Suites Lake Buena Vista Pari Passu Companion Loans”) are evidenced by promissory notes A-1-B and A-2 with an aggregate Cut-off Date Balance of $25,000,000 that are not included in the issuing entity. Only the Embassy Suites Lake Buena Vista Mortgage Loan is included in the issuing entity. The Embassy Suites Lake Buena Vista Mortgage Loan and the Embassy Suites Lake Buena Vista Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Embassy Suites Lake Buena Vista Whole Loan”. The Embassy Suites Lake Buena Vista Pari Passu Companion Loan evidenced by note A-2 was contributed to the CGCMT 2016-C1 securitization transaction. It is anticipated that the related Embassy Suites Lake Buena Vista Pari Passu Companion Loan evidenced by promissory note A-1-B will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Embassy Suites Lake Buena Vista Mortgage Loan and the rights of the holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “Embassy Suites Lake Buena Vista Intercreditor Agreement”). The following summaries describe certain provisions of the Embassy Suites Lake Buena Vista Intercreditor Agreement.

Servicing

The Embassy Suites Lake Buena Vista Whole Loan (including the Embassy Suites Lake Buena Vista Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Embassy Suites Lake Buena Vista Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Embassy Suites Lake Buena Vista Intercreditor Agreement sets forth the respective rights of the holder of the Embassy Suites Lake Buena Vista Mortgage Loan and the holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans with respect to distributions of funds received in respect of the Embassy Suites Lake Buena Vista Whole Loan, and provides, in general, that:

•	the Embassy Suites Lake Buena Vista Mortgage Loan and the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the Embassy Suites Lake Buena Vista Whole Loan or the related Mortgaged Property will be applied to the Embassy Suites Lake Buena Vista Mortgage Loan and the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for reserves or escrows required by the related Embassy Suites Lake Buena Vista Whole Loan documents and payment and reimbursement rights of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the depositor and the trustee) in accordance with the terms of the Embassy Suites Lake Buena Vista Intercreditor Agreement and the PSA; and

•	costs, fees, expenses, losses and shortfalls relating to the Embassy Suites Lake Buena Vista Whole Loan will be allocated, on a pro rata and pari passu basis, to the Embassy Suites Lake Buena Vista Mortgage Loan and the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans in accordance with the terms of the Embassy Suites Lake Buena Vista Intercreditor Agreement and the PSA.

For more information regarding the allocation of collections and expenses in respect of the Embassy Suites Lake Buena Vista Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

The controlling noteholder under the Embassy Suites Lake Buena Vista Intercreditor Agreement will be the issuing entity as holder of the applicable Mortgage Loan. Pursuant to the terms of the PSA, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Embassy Suites Lake Buena Vista Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, pursuant to the terms of the Embassy Suites Lake Buena Vista Intercreditor Agreement, the holder or holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives which, at any time the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans are included in one or more securitizations, may be the controlling class certificateholder for the related securitization or any other party assigned the rights to exercise the rights of the holder or holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans, as and to the extent provided in the related pooling and servicing agreement(s)) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer, as applicable, is required to provide to the Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the Directing Certificateholder under the PSA without regard to the occurrence and continuance of a Control Termination Event or occurrence of a Consultation Termination Event) with respect to any major decisions to be taken with respect to the Embassy Suites Lake Buena Vista Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Embassy Suites Lake Buena Vista Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder or holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives) request consultation with respect to certain major decisions to be taken with respect to the Embassy Suites Lake Buena Vista Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Embassy Suites Lake Buena Vista Whole Loan. The consultation rights of the holder or holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder or holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives) have responded within such period; provided that if the master servicer or special servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder or holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives) described above, the master servicer or special servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Embassy Suites Lake Buena Vista Mortgage Loan and the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be obligated at any time to follow or take any alternative actions recommended by the holder or holders of the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives, including, if the related Embassy Suites Lake Buena Vista Pari Passu Companion Loans have been contributed to one or more future securitizations, the related directing certificateholder (or similar entity)).

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Directing Certificateholder or the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives) that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the Embassy Suites Lake Buena Vista Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Embassy Suites Lake Buena Vista Whole Loan documents, or materially expand the scope of either the master servicer’s or the special servicer’s, as applicable, responsibilities under the Embassy Suites Lake Buena Vista Intercreditor Agreement or the PSA.

In addition to the consultation rights of the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives) described above, pursuant to the terms of the Embassy Suites Lake Buena Vista Intercreditor Agreement, the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans (or their respective representatives) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable) annual meetings with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the Embassy Suites Lake Buena Vista Whole Loan; provided that the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans execute, at the request of the master servicer or special servicer, as applicable, a confidentiality agreement in form and substance satisfactory to each holder of the Embassy Suites Lake Buena Vista Pari Passu Companion Loan, the holder of the Embassy Suites Lake Buena Vista Mortgage Loan and the master servicer or special servicer, as applicable.

Sale of Defaulted Embassy Suites Lake Buena Vista Whole Loan

Pursuant to the terms of the Embassy Suites Lake Buena Vista Intercreditor Agreement, if the Embassy Suites Lake Buena Vista Mortgage Loan becomes a defaulted loan, and if the special servicer determines to sell the Embassy Suites Lake Buena Vista Mortgage Loan that has become a Specially Serviced Loan in accordance with the PSA, then the special servicer will be required to sell the Embassy Suites Lake Buena Vista Pari Passu Companion Loans together with the Embassy Suites Lake Buena Vista Mortgage Loan as one whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Embassy Suites Lake Buena Vista Mortgage Loan together with the Embassy Suites Lake Buena Vista Pari Passu Companion Loans if such loan becomes a defaulted loan without the written consent of the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans (provided that such consent is not required if the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans is the borrower or an affiliate of the borrower) unless the special servicer has delivered to the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Embassy Suites Lake Buena Vista Whole Loan, and any documents in the servicing file reasonably requested by the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans that are material to the price of the Embassy Suites Lake Buena Vista Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided that the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans may waive any of the delivery or timing requirements described in this sentence. Subject to the terms of the PSA, the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans and the Embassy Suites Lake Buena Vista Mortgage Loan (or their respective representatives) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Pursuant to the terms of the Embassy Suites Lake Buena Vista Intercreditor Agreement and the PSA, the issuing entity, as the controlling noteholder, will have the right, with or without cause, to replace the special servicer then acting with respect to the Embassy Suites Lake Buena Vista Whole Loan and appoint a replacement special servicer without the consent of the holder or holders of the Embassy Suites Lake Buena Vista Pari Passu Companion Loans. The Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing), and the applicable certificateholders with the requisite percentage of Voting Rights (if a Control Termination Event has occurred and is continuing) will exercise the rights of the issuing entity as controlling noteholder, and will have the right, with or without cause, to replace the special servicer then acting with respect to the Embassy Suites Lake Buena Vista Whole Loan and appoint a replacement special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Arkansas Hotel Portfolio Whole Loan

General

One (1) Mortgage Loan, identified as “Arkansas Hotel Portfolio” (the “Arkansas Hotel Portfolio Mortgage Loan”) on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Arkansas Hotel Portfolio Mortgage Loan is evidenced by one (1) promissory note A with a Cut-off Date Balance of $10,000,000. The related Subordinate Companion Loan (the “Arkansas Hotel Portfolio Subordinate Companion Loan”) is evidenced by a promissory note B, with an aggregate Cut-off Date Balance of $1,100,000. An affiliate of Torchlight Investors, LLC is the initial holder of the Arkansas Hotel Portfolio Subordinate Companion Loan. Only the Arkansas Hotel Portfolio Mortgage Loan is included in the issuing entity. The Arkansas Hotel Portfolio Subordinate Companion Loan is subordinate to the Arkansas Hotel Portfolio Mortgage Loan in terms of priority. The Arkansas Hotel Portfolio Mortgage Loan and the Arkansas Hotel Portfolio Subordinate Companion Loan are collectively referred to in this prospectus as the “Arkansas Hotel Portfolio Whole Loan”. The rights of the issuing entity as the holder of the Arkansas Hotel Portfolio Mortgage Loan and the rights of the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan are subject to an Intercreditor Agreement (the “Arkansas Hotel Portfolio Intercreditor Agreement”). The following summaries describe certain provisions of the Arkansas Hotel Portfolio Intercreditor Agreement.

Prior to the occurrence and continuance of a Control Appraisal Period, the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan will have the right to cure certain defaults by the borrower, and the right to approve certain modifications and consent to certain actions to be taken with respect to the Arkansas Hotel Portfolio Whole Loan, each as more fully described below. A “Control Appraisal Period” will exist with respect to the Arkansas Hotel Portfolio Whole Loan, if and for so long as (a)(1) the initial principal balance of the Arkansas Hotel Portfolio Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the Arkansas Hotel Portfolio Subordinate Companion Loan, (y) any appraisal reductions for the Arkansas Hotel Portfolio Whole Loan that are allocated to the Arkansas Hotel Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Mortgaged Property or the Arkansas Hotel Portfolio Whole Loan that are allocated to the Arkansas Hotel Portfolio Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Arkansas Hotel Portfolio Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan. The holder of the Arkansas Hotel Portfolio Subordinate Companion Loan also has the right to purchase the Arkansas Hotel Portfolio Mortgage Loan in whole but not in part in certain instances as set forth below.

The holder of the Arkansas Hotel Portfolio Subordinate Companion Loan is entitled to avoid its applicable Control Appraisal Period caused by the application of an appraisal reduction amount upon satisfaction of certain conditions, including without limitation, (i) delivery of additional collateral and in the form of either (x) cash collateral or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements as described in the Arkansas Hotel Portfolio Intercreditor Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold

Event Collateral is an amount which, when added to the appraised value of the related Mortgaged Property as determined pursuant to the PSA, would cause the applicable Control Appraisal Period not to occur.

Servicing

The Arkansas Hotel Portfolio Whole Loan (including the Arkansas Hotel Portfolio Subordinate Companion Loan) and any related REO Property will be serviced and administered by the master servicer and the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement”, but subject to the terms of the Arkansas Hotel Portfolio Intercreditor Agreement. See “Pooling and Servicing Agreement”.

Application of Payments

The Arkansas Hotel Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Arkansas Hotel Portfolio Mortgage Loan and the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan with respect to distributions of funds received in respect of the Arkansas Hotel Portfolio Whole Loan, and provides, in general, that prior to the occurrence and continuance of (i) event of default with respect to an obligation to pay money due under the Arkansas Hotel Portfolio Whole Loan, (ii) any other event of default for which the Arkansas Hotel Portfolio Whole Loan is actually accelerated, (iii) any other event of default that causes the Arkansas Hotel Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan or the default cure period has not yet expired and the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan is exercising its cure rights under the Arkansas Hotel Portfolio Intercreditor Agreement), after payment of amounts for reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator, asset representations reviewer or trustee, payments and proceeds received with respect to the Arkansas Hotel Portfolio Whole Loan will generally be applied in the following order:

•	first, to the holder of the Arkansas Hotel Portfolio Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at the net interest rate;

•	second, to the holder of the Arkansas Hotel Portfolio Mortgage Loan in an amount equal to its pro rata share (based on outstanding principal balance) of principal payments received, if any, until its principal balance has been reduced to zero;

•	third, to the holder of the Arkansas Hotel Portfolio Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

•	fourth, to the holder of the Arkansas Hotel Portfolio Mortgage Loan in an amount equal to the product (i) of its principal percentage interest (based on outstanding principal balance), (ii) its relative spread (as set forth in the Arkansas Hotel Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

•	fifth, to the holder of the Arkansas Hotel Portfolio Mortgage Loan any penalty charges received with respect to the related note;

•	sixth, to the extent the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Arkansas Hotel Portfolio Intercreditor Agreement, to reimburse such holder for all such cure payments;

•	seventh, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balances of its note at its net interest rate;

•	eighth, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to its pro rata share (based on outstanding principal balance) of principal payments received, if any, until its balance has been reduced to zero;

•	ninth, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to the product (i) of its principal percentage interest (based on outstanding principal balance), (ii) its relative spread (as set forth in the Arkansas Hotel Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

•	tenth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing (first)-(ninth) and, as a result of a workout, the balance of the Arkansas Hotel Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Arkansas Hotel Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the applicable interest rate;

•	eleventh, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to any penalty charges received with respect to the related note; and

•	twelfth, if any excess amount is available to be distributed in respect of the Arkansas Hotel Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid to the holder of the Arkansas Hotel Portfolio Mortgage Loan and the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan, based on their respective initial principal percentage interests.

Following the occurrence and during the continuance of a Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the loan documents and amounts then payable or reimbursable under the PSA to the master servicer, special servicer, operating advisor, certificate administrator, asset representations reviewer and trustee, payments and proceeds with respect to the Arkansas Hotel Portfolio Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

•	first, to the holder of the Arkansas Hotel Portfolio Mortgage Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its respective note at the net interest rate;

•	second, to the holder of the Arkansas Hotel Portfolio Mortgage Loan based on its outstanding principal balance until its principal balance has been reduced to zero;

•	third, to the holder of the Arkansas Hotel Portfolio Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by such holder including any recovered costs not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

•	fourth, to the holder of the Arkansas Hotel Portfolio Mortgage Loan in an amount equal to the product of (i) its principal percentage interest (based on outstanding principal balance), (ii) its relative spread (as set forth in the Arkansas Hotel Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

•	fifth, to the extent the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan has made any payments or advances with the exercise of its cure rights under the Arkansas Hotel Portfolio Intercreditor Agreement, to reimburse such holder for all such cure payments;

•	sixth, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the outstanding principal balance of its note at its net interest rate;

•	seventh, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to the principal balance of such note until its principal balance has been reduced to zero;

•	eighth, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to the product of (i) its principal percentage interest (based on outstanding principal balance), (ii) its relative spread (as set forth in the Arkansas Hotel Portfolio Intercreditor Agreement) and (iii) any prepayment premium to the extent paid by the borrower;

•	ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses (first)-(eighth) and, as a result of a workout, the balance of the Arkansas Hotel Portfolio Subordinate Companion Loan has been reduced, such excess amount is required to be paid to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the Arkansas Hotel Portfolio Subordinate Companion Loan principal balance as a result of such workout, plus interest on such amount at the applicable interest rate;

•	eleventh, to the holder of the Arkansas Hotel Portfolio Mortgage Loan in an amount equal to any penalty charges received with respect to the related note;

•	twelfth, to the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan in an amount equal to any penalty charges received with respect to the related note; and

•	thirteenth, if any excess amount is available to be distributed in respect of the Arkansas Hotel Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses (first)-(twelfth), any remaining amount is required to be paid to the holder of the Arkansas Hotel Portfolio Mortgage Loan and the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan, based on their respective initial principal percentage interests.

Certain costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or Servicing Advance) allocable to the Arkansas Hotel Portfolio Subordinate Companion Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Arkansas Hotel Portfolio Subordinate Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Arkansas Hotel Portfolio Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control

Prior to the occurrence and continuance of a Control Appraisal Period with respect to the Arkansas Hotel Portfolio Subordinate Companion Loan, neither the Directing Certificateholder nor the operating advisor will have any consent and/or consultation rights with respect to Arkansas Hotel Portfolio Whole Loan. After the occurrence and during the continuance of a Control Appraisal Period with respect to the Arkansas Hotel Portfolio Subordinate Companion Loan, the Directing Certificateholder and the operating advisor will each have the same consent and/or consultation rights with respect to the Arkansas Hotel Portfolio Whole Loan as each does, and for so long as each does, with respect to the other Mortgage Loans included in the issuing entity. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, prior to the occurrence and continuance of a Control Appraisal Period, the consent of the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan, which must be obtained by the Special Servicer, is required for any Major Decision; provided that the foregoing does not relieve the master servicer or the special servicer, as applicable, from complying with the Servicing Standard or any applicable law, including the REMIC provisions.

Neither the master servicer nor the special servicer may follow or be required to follow any direction, advice or consultation provided by the Arkansas Hotel Portfolio Subordinate Companion Loan holder or the Directing Certificateholder that would require or cause the master servicer or the special servicer, as applicable, to violate any applicable law, including the REMIC Regulations, be inconsistent with the Servicing Standard, require or cause the master servicer or the special servicer, as applicable, to violate provisions of the Arkansas Hotel Portfolio Intercreditor Agreement, require or cause the master servicer or the special servicer, as applicable, to violate the terms of the Arkansas Hotel Portfolio Whole Loan, or materially expand the scope of any of the master servicer’s or the special servicer’s, as applicable, responsibilities under the Arkansas Hotel Portfolio Intercreditor Agreement or the PSA.

Cure Rights

In the event that the Arkansas Hotel Portfolio borrower fails to make any payment of principal or interest on the Arkansas Hotel Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related Mortgage Loan documents occurs, unless a Control Appraisal Period has occurred and is continuing, the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan will have the right to cure such event of default subject to certain limitations set forth in the Arkansas Hotel Portfolio Intercreditor Agreement. The holder of the Arkansas Hotel Portfolio Subordinate Companion Loan will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, or (b) six (6) cures of non-monetary defaults in each case, in any rolling 12-month period. The holder of the Arkansas Hotel Portfolio Subordinate Companion Loan will not be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to Arkansas Hotel Portfolio Whole Loan has occurred and is continuing, the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan will have the option to purchase the Arkansas Hotel Portfolio Mortgage Loan in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Arkansas Hotel Portfolio Mortgage Loan, (b) accrued and unpaid interest on the Arkansas Hotel Portfolio Mortgage Loan through the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Arkansas Hotel Portfolio Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower related party), (d) any unreimbursed property protection or servicing advances and any expenses incurred in enforcing the Arkansas Hotel Portfolio Whole Loan documents, including among other items, servicing advances and any accrued and unpaid special servicing fees, (e) any accrued and unpaid interest on advances, (f) any amounts payable in respect of the Arkansas Hotel Portfolio Whole Loan to the asset representations reviewer, (g) if (i) the Arkansas Hotel Portfolio Whole Loan borrower or borrower related party is the purchaser or (ii) if the Arkansas Hotel Portfolio Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Arkansas Hotel Portfolio Intercreditor Agreement, any liquidation or workout fees, and (h) certain additional amounts to the extent provided for in the Arkansas Hotel Portfolio Intercreditor Agreement.

Partial Defeasance

In the event of a partial defeasance as described in “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”, promissory note A and promissory note B will be defeased on a pro rata basis in accordance with their respective outstanding principal balances. In that regard, (i) proceeds of the defeasance collateral (i.e., government securities) will be applied toward amounts due under the defeased portion of the notes and (ii) proceeds of the undefeased portion of the Mortgage Loan will be applied toward the undefeased portion of the notes and, in each case, such amounts will be separately applied to the related portions of promissory note A and promissory note B in accordance with the priority described in “—Application of Payments” above.

Sale of Defaulted Arkansas Hotel Portfolio Whole Loan

Pursuant to the terms of the Arkansas Hotel Portfolio Intercreditor Agreement, if the Arkansas Hotel Portfolio Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the Arkansas Hotel Portfolio Mortgage Loan in accordance with the PSA, then the special servicer will be permitted to sell the Arkansas Hotel Portfolio Whole Loan (including the Arkansas Hotel Portfolio Subordinate Companion Loan) as one whole loan if the special servicer determines that a sale of the Arkansas Hotel Portfolio Whole Loan would maximize recoveries on the related Whole Loan in accordance with the Servicing Standard.

Special Servicer Appointment Rights

Pursuant to the terms of the Arkansas Hotel Portfolio Intercreditor Agreement and the PSA, the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period) will have the right, with or without cause, to replace the special servicer then acting with respect to the Arkansas Hotel Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer. The Directing Certificateholder (after the occurrence and continuance of a Control Appraisal Period and prior to the occurrence and continuance of a Control Termination Event), and the applicable certificateholders with the requisite percentage of Voting Rights (after the occurrence and continuance of a Control Appraisal Period and the occurrence and continuance of Control Termination Event) will have the right, with or without cause (subject to the limitations described herein), to replace the special servicer then acting with respect to the Arkansas Hotel Portfolio Whole Loan and appoint a replacement special servicer in lieu of such special servicer, as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The Non-Serviced Whole Loans

The 9 West 57th Street Whole Loan

General

One (1) Mortgage Loan, identified as “9 West 57th Street” (the “9 West 57th Street Mortgage Loan”) on Annex A-1, representing approximately 8.2% of the Initial Pool Balance, is part of a Whole Loan comprised of six (6) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 9 West 57th Street Mortgage Loan is evidenced by one (1) promissory note identified as promissory note A-2, with a Cut-off Date Balance of $100,000,000. The related Pari Passu Companion Loans (the “9 West 57th Street Pari Passu Companion Loans”) are pari passu with the 9 West 57th Street Mortgage Loan. The 9 West 57th Street Pari Passu Companion Loans are evidenced by four (4) promissory notes (promissory notes A-1, A-3, A-4 and A-5) with an aggregate Cut-off Date Balance of $913,724,000 that are not included in the issuing entity. The 9 West 57th Street Subordinate Companion Loan consists of one (1) subordinate companion loan, which is subordinate to the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans. The subordinate companion loan (the “9 West 57th Street Subordinate Companion Loan” and together with the 9 West 57th Street Pari Passu Companion Loans, the “9 West 57th Street Companion Loans”) is evidenced by one (1) promissory note identified as promissory note B-1, with a Cut-off Date Balance of $186,276,000 that is not included in the issuing entity. Only the 9 West 57th Street Mortgage Loan is included in the issuing entity. The 9 West 57th Street Pari Passu Companion Loan evidenced by promissory note A-1 and the 9 West 57th Street Subordinate Companion Loan are expected to be contributed to the JPMCC 2016-NINE securitization. The 9 West 57th Street Mortgage Loan, the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan are collectively referred to in this prospectus as the “9 West 57th Street Whole Loan”. The rights of the holders of the promissory notes evidencing the 9 West 57th Street Whole Loan (the “9 West 57th Street Noteholders”) are subject to an Intercreditor Agreement (the “9 West 57th Street Intercreditor Agreement”). It is expected that the 9 West 57th Street Whole Loan will be serviced and administered pursuant to the trust and servicing agreement entered into in connection with the JPMCC 2016-NINE securitization (the “JPMCC 2016-NINE Trust and Servicing Agreement”) and the 9 West 57th

Street Intercreditor Agreement. The following summaries describe certain provisions of the 9 West 57th Street Intercreditor Agreement.

Servicing

The 9 West 57th Street Whole Loan (including the 9 West 57th Street Mortgage Loan) and any related REO Property is expected to be serviced and administered pursuant to the terms of the JPMCC 2016-NINE Trust and Servicing Agreement by the related servicer (the “JPMCC 2016-NINE Master Servicer”) and, if necessary, the related special servicer (the “JPMCC 2016-NINE Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 9 West 57th Street Whole Loan”, but subject to the terms of the 9 West 57th Street Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 9 West 57th Street Whole Loan”.

Application of Payments

The 9 West 57th Street Intercreditor Agreement sets forth the respective rights of the 9 West 57th Street Noteholders with respect to distributions of funds received in respect of the 9 West 57th Street Whole Loan, and provides, in general, that:

Prior to the occurrence and continuance of an event of default with respect to the 9 West 57th Street Whole Loan, any collections received in respect of the 9 West 57th Street Whole Loan or Mortgaged Property will be applied to the 9 West 57th Street Mortgage Loan, the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan in accordance with the related Mortgage Loan documents and the JPMCC 2016-NINE Trust and Servicing Agreement. Accordingly, subject to the right of the JPMCC 2016-NINE Master Servicer, the JPMCC 2016-NINE Special Servicer and the trustee and certificate administrator under the JPMCC 2016-NINE Trust and Servicing Agreement to be reimbursed for any unanticipated trust fund expenses in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement, the monthly interest payment on the 9 West 57th Street Whole Loan will be applied: (i) first, to the payment of interest due and payable on each of the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans, pro rata and pari passu; and (ii) then, to the payment of interest due and payable on the 9 West 57th Street Subordinate Companion Loan; and any prepayment or repayment of the principal of the 9 West 57th Street Whole Loan will be applied: (a) first, to the reduction of the outstanding principal balance of each of the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans, pro rata and pari passu, until the outstanding principal balance of each such note is reduced to zero; and (b) then, to the reduction of the outstanding principal balance of the 9 West 57th Street Subordinate Companion Loan, until the outstanding principal balance of such note is reduced to zero.

Following the occurrence and during the continuance of an event of default with respect to the 9 West 57th Street Whole Loan, payments and proceeds with respect to the 9 West 57th Street Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

•	first, to provide reimbursement to the JPMCC 2016-NINE Master Servicer and the trustee under the JPMCC 2016-NINE Trust and Servicing Agreement (and, if applicable, a master servicer of any other securitization trust) for any nonrecoverable property protection advances and administrative advances or in the case of a master servicer of any other securitization trust, if applicable, its pro rata share of any unreimbursed nonrecoverable property protection advances and administrative advances previously reimbursed to the JPMCC 2016-NINE Master Servicer or the trustee under the JPMCC 2016-NINE Trust and Servicing Agreement from general collections on the related other securitization trust) and any interest thereon;

•	second, to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans, on a pari passu and pro rata basis, then to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on the 9 West 57th Street Subordinate Companion Loan;

•	third, to provide reimbursement for any unreimbursed property protection advances and administrative advances plus any interest thereon and any trust fund expenses (in each case provided that such reimbursements or payments relate to servicing and administration of the 9 West 57th Street Whole Loan and Mortgaged Property including, without limitation, any unpaid special servicing fees, liquidation fees or workout fees relating to the 9 West 57th Street Whole Loan);

•	fourth, to the holders of the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest (other than default interest) that was not included in the amount reimbursed pursuant to clause second above on the outstanding principal balance of their respective notes;

•	fifth, to the holders of the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;

•	sixth, to the holders of the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	seventh, to the holder of the 9 West 57th Street Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest (other than default interest) that was not included in the amount reimbursed pursuant to clause second above on the outstanding principal balance of its note;

•	eighth, to the holder of the 9 West 57th Street Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the 9 West 57th Street Subordinate Companion Loan;

•	ninth, to the holder of the 9 West 57th Street Subordinate Companion Loan until its principal balance has been reduced to zero;

•	tenth, to pay the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

•	eleventh, to fund any other reserves to the extent then required to be held in escrow;

•	twelfth, to pay to the holders of the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans any liquidated damages amount and yield maintenance or other prepayment premium then due and payable to the holders of the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans, on a pro rata and pari passu basis, and then to the holder of the 9 West 57th Street Subordinate Companion Loan any liquidated damages amount and yield maintenance or other prepayment premium then due and payable to the holder of the 9 West 57th Street Subordinate Companion Loan;

•	thirteenth, to pay the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer default interest and late fees then due and payable under the 9 West 57th Street Whole Loan documents, all of which will be applied in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement;

•	fourteenth, to pay any additional servicing compensation that the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer is entitled to receive under the JPMCC 2016-NINE Trust and Servicing Agreement; and

•	fifteenth, if any excess amount is available to be distributed in respect of the 9 West 57th Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first - fourteenth, such amount will be paid to the holders of the 9 West 57th Street Mortgage Loan, the 9 West 57th

Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan pro rata based on the initial principal balances of their notes.

If a P&I Advance is made with respect to the 9 West 57th Street Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 9 West 57th Street Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the 9 West 57th Street Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the 9 West 57th Street Whole Loan or related Mortgaged Property in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement and the 9 West 57th Street Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the 9 West 57th Street Subordinate Companion Loan have been applied to pay such amounts (it being understood that the pro rata share payable by issuing entity under this paragraph would be determined allocating such unanticipated trust expenses, as the case may be, first to the 9 West 57th Street Subordinate Companion Loan and then to the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans, in that order).

To the extent collections received after the final liquidation of the 9 West 57th Street Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the 9 West 57th Street Whole Loan or related Mortgaged Property in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (which will be determined based on the original principal balance of the 9 West 57th Street Mortgage Loan, the 9 West 57th Street Companion Loans and the 9 West 57th Street Subordinate Companion Loan) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the 9 West 57th Street Intercreditor Agreement will be the securitization trust created pursuant to the JPMCC 2016-NINE Trust and Servicing Agreement. At any time that the 9 West 57th Street Pari Passu Companion Loan evidenced by promissory note A-1 and the 9 West 57th Street Subordinate Companion Loan are included in such securitization trust, the 9 West 57th Street Intercreditor Agreement provides that there will be no controlling noteholder for the 9 West 57th Street Whole Loan.

Pursuant to the terms of the 9 West 57th Street Intercreditor Agreement, the issuing entity, as a non-controlling note holder, will have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the 9 West 57th Street Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 9 West 57th Street Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 9 West 57th Street Mortgage Loan, the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan. Neither the JPMCC 2016-NINE Master Servicer nor the JPMCC

2016-NINE Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the 9 West 57th Street Mortgage Loan (or its representative).

Sale of Defaulted 9 West 57th Street Whole Loan

Pursuant to the terms of the 9 West 57th Street Intercreditor Agreement, if the 9 West 57th Street Whole Loan become a defaulted loan pursuant to the terms of the JPMCC 2016-NINE Trust and Servicing Agreement, and if the JPMCC 2016-NINE Special Servicer determines to sell the 9 West 57th Street Pari Passu Companion Loan evidenced by promissory note A-1 and the 9 West 57th Street Subordinate Companion Loan in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement, then the JPMCC 2016-NINE Special Servicer will be required to sell the 9 West 57th Street Mortgage Loan together with the 9 West 57th Street Pari Passu Companion Loans and the 9 West 57th Street Subordinate Companion Loan as one whole loan. In connection with any such sale, the JPMCC 2016-NINE Special Servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 9 West 57th Street Whole Loan”.

Notwithstanding the foregoing, the JPMCC 2016-NINE Special Servicer will not be permitted to sell the 9 West 57th Street Whole Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the 9 West 57th Street Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the JPMCC 2016-NINE Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 9 West 57th Street Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2016-NINE Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 9 West 57th Street Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the 9 West 57th Street Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence.

Special Servicer Appointment Rights

Pursuant to the terms of the 9 West 57th Street Intercreditor Agreement and the JPMCC 2016-NINE Trust and Servicing Agreement, the securitization trust created pursuant to the JPMCC 2016-NINE Trust and Servicing Agreement, as the lead securitization trust will have the right, with or without cause, to replace the JPMCC 2016-NINE Special Servicer then acting with respect to the 9 West 57th Street Whole Loan and appoint a replacement special servicer in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 9 West 57th Street Whole Loan”.

The 693 Fifth Avenue Whole Loan

General

One (1) Mortgage Loan, identified as “693 Fifth Avenue” (the “693 Fifth Avenue Mortgage Loan”) on Annex A-1, representing approximately 6.6% of the Initial Pool Balance, is part of a Whole Loan structure comprised of four (4) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 693 Fifth Avenue Mortgage Loan is evidenced by promissory note A-3, with a Cut-off Date Balance of $80,000,000. The related Pari Passu Companion Loans (the “693 Fifth Avenue Pari Passu Companion Loans”) are evidenced by promissory note A-2 (the “693 Fifth Avenue Controlling Pari Passu Companion Loan”) and promissory notes A-1 and A-4 (the “693 Fifth Avenue Non-Controlling Pari Passu Companion

Loans”, with an aggregate Cut-off Date Balance of $170,000,000, that are not included in the issuing entity. Only the 693 Fifth Avenue Mortgage Loan is included in the issuing entity. The 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “693 Fifth Avenue Whole Loan”. The 693 Fifth Avenue Controlling Pari Passu Companion Loan is currently held by the DBJPM 2016-C3 trust. The 693 Fifth Avenue Non-Controlling Pari Passu Companion Loan evidenced by promissory note A-1 is currently held by the JPMCC 2016-JP2 trust. The 693 Fifth Avenue Non-Controlling Pari Passu Companion Loan evidenced by promissory note A-4 is currently held by JPMCB and is anticipated to be included in one or more future securitizations; however, we cannot assure you that this will ultimately occur.

Servicing

The 693 Fifth Avenue Whole Loan and any related REO Property are serviced and administered pursuant to the DBJPM 2016-C3 pooling and servicing agreement (the “DBJPM 2016-C3 Pooling and Servicing Agreement”), entered into among Deutsche Mortgage & Asset Receiving Corporation, as depositor (the “DBJPM 2016-C3 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (in such capacity, the “DBJPM 2016-C3 Servicer”) and as special servicer (in such capacity, the “DBJPM 2016-C3 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “DBJPM 2016-C3 Operating Advisor”) and as asset representations reviewer (in such capacity, the “DBJPM 2016-C3 Asset Representations Reviewer”) and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “DBJPM 2016-C3 Certificate Administrator”) and as trustee (in such capacity, the “DBJPM 2016-C3 Trustee”), by the DBJPM 2016-C3 Servicer and the DBJPM 2016-C3 Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 693 Fifth Avenue Mortgage Loan” in this prospectus, but subject to the terms of the related Intercreditor Agreement. In servicing the 693 Fifth Avenue Whole Loan, the servicing standard set forth in the DBJPM 2016-C3 Pooling and Servicing Agreement requires the DBJPM 2016-C3 Servicer and the DBJPM 2016-C3 Special Servicer to take into account the interests of the DBJPM 2016-C3 certificateholders, the Issuing Entity, as the holder of the 693 Fifth Avenue Mortgage Loan, and the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the 693 Fifth Avenue Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the DBJPM 2016-C3 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the 693 Fifth Avenue Whole Loan (other than the promissory notes evidencing the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization).

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of the holder of the 693 Fifth Avenue Mortgage Loan and the holders of the 693 Fifth Avenue Pari Passu Companion Loans with respect to distributions of funds received in respect of the 693 Fifth Avenue Whole Loan, and provides, in general, that:

•	the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the 693 Fifth Avenue Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to (x) amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or servicing advances then due and payable or reimbursable to the DBJPM 2016-C3 Trustee, the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer and (y) certain amounts then due, payable or reimbursable to the DBJPM 2016-C3 Depositor, DBJPM 2016-C3 Servicer or DBJPM 2016-C3 Special Servicer with respect to the 693 Fifth Avenue Whole Loan pursuant to the DBJPM 2016-C3 Pooling and Servicing Agreement); and

•	expenses, losses and shortfalls relating to the 693 Fifth Avenue Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 693 Fifth Avenue Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 693 Fifth Avenue Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the 693 Fifth Avenue Pari Passu Companion Loans. Similarly, P&I advances on the 693 Fifth Avenue Pari Passu Companion Loans are not reimbursable out of payments or other collections on the 693 Fifth Avenue Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the 693 Fifth Avenue Mortgage Loan or the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the DBJPM 2016-C3 securitization, subject to the DBJPM 2016-C3 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization or general collections with respect to the securitization of any of such 693 Fifth Avenue Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the directing holder with respect to the 693 Fifth Avenue Whole Loan, as of any date of determination, is the DBJPM 2016-C3 Trustee on behalf of the DBJPM 2016-C3 issuing entity as holder of the 693 Fifth Avenue Controlling Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the DBJPM 2016-C3 Pooling and Servicing Agreement or the 693 Fifth Avenue Whole Loan is an “excluded mortgage loan” under the DBJPM 2016-C3 Pooling and Servicing Agreement, the controlling class representative under the DBJPM 2016-C3 Pooling and Servicing Agreement (the “DBJPM 2016-C3 Controlling Class Representative”) is entitled to exercise the rights of the directing holder with respect to the 693 Fifth Avenue Whole Loan. In its capacity as representative of the directing holder under the related Intercreditor Agreement, the DBJPM 2016-C3 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are expected to be substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to the 693 Fifth Avenue Whole Loan, including consent and/or consultation rights regarding “major decisions” (as defined under the related Intercreditor Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the 693 Fifth Avenue Whole Loan (which approval rights are expected to be substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). It is expected that, pursuant to the terms of the DBJPM 2016-C3 Pooling and Servicing Agreement, the DBJPM 2016-C3 Controlling Class Representative will have the same consent and/or consultation rights with respect to the 693 Fifth Avenue Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the DBJPM 2016-C3 issuing entity (other than any “excluded mortgage loan” under the DBJPM 2016-C3 Pooling and Servicing Agreement) that are serviced under the DBJPM 2016-C3 Pooling and Servicing Agreement and do not have companion loans.

The related Intercreditor Agreement provides that no objection, direction, consent or advice by the DBJPM 2016-C3 Controlling Class Representative may require or cause the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the DBJPM 2016-C3 Pooling and Servicing Agreement, the related Intercreditor Agreement, the REMIC provisions or the DBJPM 2016-C3 Servicer’s or the DBJPM 2016-C3 Special Servicer’s obligation to act in accordance with the servicing standard under the DBJPM 2016-C3 Pooling and Servicing Agreement or materially expand the scope of responsibilities of either the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer, as applicable.

In addition, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity, as holder of the 693 Fifth Avenue Mortgage Loan (or its representative) and the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer, as applicable, is required to provide to the DBJPM 2016-C3 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the DBJPM 2016-C3 Controlling Class Representative under the DBJPM 2016-C3 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the 693 Fifth Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 693 Fifth Avenue Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the 693 Fifth Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 693 Fifth Avenue Whole Loan. The consultation rights of the Issuing Entity (or its representative) and the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the DBJPM 2016-C3 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 693 Fifth Avenue Whole Loan. Neither the DBJPM 2016-C3 Servicer nor the DBJPM 2016-C3 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives) described above, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity (or its representative) and the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives) will have the right to attend annual meetings (which may be held telephonically) with the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer, as applicable, in which servicing issues related to the 693 Fifth Avenue Whole Loan are discussed.

The DBJPM 2016-C3 Pooling and Servicing Agreement provides that no direction or objection of the Issuing Entity (or its representative) or the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives) may require or cause the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer to violate the terms of the related

Mortgage Loan documents, applicable law, the DBJPM 2016-C3 Pooling and Servicing Agreement, any intercreditor agreement or the REMIC provisions relating to the DBJPM 2016-C3 trust, including the DBJPM 2016-C3 Servicer’s or the DBJPM 2016-C3 Special Servicer’s obligation to act in accordance with the servicing standard under the DBJPM 2016-C3 Pooling and Servicing Agreement, or the REMIC provisions, or expose the DBJPM 2016-C3 Servicer, the DBJPM 2016-C3 Special Servicer, the DBJPM 2016-C3 Depositor, the mortgage loan sellers with respect to the DBJPM 2016-C3 securitization, the DBJPM 2016-C3 Operating Advisor, the DBJPM 2016-C3 Asset Representations Reviewer, the paying agent with respect to the DBJPM 2016-C3 securitization, the DBJPM 2016-C3 trust fund, the DBJPM 2016-C3 Certificate Administrator (in any of its capacities) or the DBJPM 2016-C3 Trustee to liability or materially expand the scope of DBJPM 2016-C3 Servicer’s or the DBJPM 2016-C3 Special Servicer’s responsibilities under the DBJPM 2016-C3 Pooling and Servicing Agreement.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 693 Fifth Avenue Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that items in the nature of penalty charges paid on the 693 Fifth Avenue Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans by the amount necessary to pay the DBJPM 2016-C3 Servicer, the DBJPM 2016-C3 Trustee or the DBJPM 2016-C3 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the DBJPM 2016-C3 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the DBJPM 2016-C3 Servicer, the DBJPM 2016-C3 Trustee, and the master servicer and the trustee for any securitization of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the DBJPM 2016-C3 Pooling and Servicing Agreement or the document governing any securitization of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement, the JPMCC 2016- JP2 Pooling and Servicing Agreement or the document governing any securitization of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization), third, be used to reduce, on a pro rata basis, the amounts payable on each of the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the 693 Fifth Avenue Whole Loan (as specified in the DBJPM 2016-C3 Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of penalty charges allocable to the 693 Fifth Avenue Mortgage Loan, the 693 Fifth Avenue Controlling Pari Passu Companion Loan and the 693 Fifth Avenue Pari Passu Companion Loan evidenced by note A-1, be paid to the DBJPM 2016-C3 Servicer and/or the DBJPM 2016-C3 Special Servicer as additional servicing compensation as provided in the DBJPM 2016-C3 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to the 693 Fifth Avenue Pari Passu Companion Loan evidenced by note A-4, be paid, (x) prior to the securitization of such 693 Fifth Avenue Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of such 693 Fifth Avenue Pari Passu Companion Loan, to the DBJPM 2016-C3 Servicer and/or the DBJPM 2016-C3 Special Servicer as additional servicing compensation as provided in the DBJPM 2016-C3 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the related Intercreditor Agreement, if the 693 Fifth Avenue Whole Loan becomes a defaulted mortgage loan under the DBJPM 2016-C3 Pooling and Servicing Agreement, and if the DBJPM 2016-C3 Special Servicer determines to sell the 693 Fifth Avenue Controlling Pari Passu Companion Loan in accordance with the DBJPM 2016-C3 Pooling and Servicing Agreement, then the DBJPM 2016-C3 Special Servicer will be required to sell the 693 Fifth Avenue Mortgage Loan and all 693 Fifth Avenue Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the DBJPM 2016-C3 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 693 Fifth Avenue Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the DBJPM 2016-C3 Special Servicer will not be permitted to sell the 693 Fifth Avenue Whole Loan if it becomes a defaulted mortgage loan under the DBJPM 2016-C3 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the 693 Fifth Avenue Mortgage Loan, and the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives), unless the DBJPM 2016-C3 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 693 Fifth Avenue Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the DBJPM 2016-C3 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 693 Fifth Avenue Whole Loan, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative) that are material to the price of the 693 Fifth Avenue Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the DBJPM 2016-C3 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the DBJPM 2016-C3 Servicer or the DBJPM 2016-C3 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the foregoing, each of the Issuing Entity (or its representative) and the holders of the 693 Fifth Avenue Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the 693 Fifth Avenue Whole Loan unless such person is the related borrower or an agent or affiliate of the related borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Intercreditor Agreement and the DBJPM 2016-C3 Pooling and Servicing Agreement, the directing holder with respect to the 693 Fifth Avenue Whole Loan has the right, at any time and from time to time, with or without cause, to replace the DBJPM 2016-C3 Special Servicer then acting with respect to the 693 Fifth Avenue Whole Loan and appoint a replacement special servicer in lieu thereof. Accordingly, subject to the foregoing, the DBJPM 2016-C3 Controlling Class Representative (at any time prior to the occurrence and continuance of a control termination event under the DBJPM 2016-C3 Pooling and Servicing Agreement and provided that the 693 Fifth Avenue Whole Loan is not an “excluded mortgage loan” under the DBJPM 2016-C3 Pooling and Servicing Agreement) and the applicable DBJPM 2016-C3 certificateholders with the requisite percentage of voting rights (at any time after the occurrence and during the continuance of a control termination event under the DBJPM 2016-C3 Pooling and Servicing Agreement) have the right to replace the DBJPM 2016-C3 Special Servicer and appoint a replacement special servicer that satisfies the conditions set forth in the DBJPM 2016-C3 Pooling and Servicing Agreement in lieu thereof. Each of the Issuing Entity (or its representative) and the holders of the 693 Fifth Avenue Pari Passu Companion Loans not included in the DBJPM 2016-C3 securitization (or their representatives) may direct the DBJPM 2016-C3 Trustee to terminate the DBJPM 2016-C3 Special Servicer (solely with respect to the 693 Fifth Avenue Whole Loan) upon a servicer termination event under the DBJPM 2016-C3 Pooling and Servicing Agreement with respect to the DBJPM 2016-C3 Special Servicer that affects the Issuing Entity (as the holder of the 693 Fifth Avenue Mortgage Loan) or such Companion Loan Holders, as applicable.

The Opry Mills Whole Loan

General

One (1) Mortgage Loan, identified as “Opry Mills” (the “Opry Mills Mortgage Loan”) on Annex A-1, representing approximately 6.6% of the Initial Pool Balance, is part of a Whole Loan structure comprised of six (6) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Opry Mills Mortgage Loan is evidenced by promissory note A-3 with a Cut-off Date Balance of $80,000,000. The related Pari Passu Companion Loans (the “Opry Mills Pari Passu Companion Loans”) are evidenced by promissory notes A-1, A-2, A-4, A-5-A and A-5-B with an aggregate Cut-off Date Balance of $295,000,000 that are not included in the issuing entity. Only the Opry Mills Mortgage Loan is included in the issuing entity. The Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Opry Mills Whole Loan”. The Opry Mills Pari Passu Companion Loan evidenced by promissory note A-1 is currently held by the JPMCC 2016-JP2 securitization trust. The Opry Mills Pari Passu Companion Loan evidenced by promissory note A-2 is currently held by the DBJPM 2016-C3 trust, the Opry Mills Pari Passu Companion Loan evidenced by promissory note A-4 is currently held by the CGCMT 2016-P4 trust, the Opry Mills Pari Passu Companion Loan evidenced by promissory note A-5-A is currently held by the CGCMT 2016-C2 trust and the Opry Mills Pari Passu Companion Loan evidenced by promissory note A-5-B is currently held by Citigroup Global Markets Realty Corp. The rights of the issuing entity as the holder of the Opry Mills Mortgage Loan and the rights of the holders of the Opry Mills Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “Opry Mills Intercreditor Agreement”). The following summaries describe certain provisions of the Opry Mills Intercreditor Agreement.

Servicing

The Opry Mills Whole Loan and any related REO Property are serviced and administered pursuant to the JPMCC 2016-JP2 pooling and servicing agreement (the “JPMCC 2016-JP2 Pooling and Servicing Agreement”), entered into among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2016-JP2 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMCC 2016-JP2 Servicer”), LNR Partners, LLC, as special servicer (in such capacity, the “JPMCC 2016-JP2 Special Servicer”), Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “JPMCC 2016-JP2 Operating Advisor”) and as asset representations reviewer (in such capacity, the “JPMCC 2016-JP2 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “JPMCC 2016-JP2 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (in such capacity, the “JPMCC 2016-JP2 Trustee”), by the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Opry Mills Mortgage Loan” in this prospectus, but subject to the terms of the related Intercreditor Agreement. In servicing the Opry Mills Whole Loan, the servicing standard set forth in the JPMCC 2016-JP2 Pooling and Servicing Agreement requires the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Special Servicer to take into account the interests of the JPMCC 2016-JP2 certificateholders, the Issuing Entity, as the holder of the Opry Mills Mortgage Loan, and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Opry Mills Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the JPMCC 2016-JP2 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Opry Mills Whole Loan (other than the promissory notes evidencing the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization).

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of the holder of the Opry Mills Mortgage Loan and the holders of the Opry Mills Pari Passu Companion Loans with respect to distributions of funds received in respect of the Opry Mills Whole Loan, and provides, in general, that:

•	the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Opry Mills Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to (x) amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or servicing advances then due and payable or reimbursable to the JPMCC 2016-JP2 Trustee, the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer and (y) certain amounts then due, payable or reimbursable to the JPMCC 2016-JP2 Depositor, JPMCC 2016-JP2 Servicer or JPMCC 2016-JP2 Special Servicer with respect to the Opry Mills Whole Loan pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement); and

•	expenses, losses and shortfalls relating to the Opry Mills Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Opry Mills Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Opry Mills Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Opry Mills Pari Passu Companion Loans. Similarly, P&I advances on the Opry Mills Pari Passu Companion Loans are not reimbursable out of payments or other collections on the Opry Mills Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Opry Mills Mortgage Loan or the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the JPMCC 2016-JP2 securitization, subject to the JPMCC 2016-JP2 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization or general collections with respect to the securitization of any of such Opry Mills Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the directing holder with respect to the Opry Mills Whole Loan, as of any date of determination, is the JPMCC 2016-JP2 Trustee on behalf of the JPMCC 2016-JP2 issuing entity as holder of the Opry Mills Controlling Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the JPMCC 2016-JP2 Pooling and Servicing Agreement or the Opry Mills Whole Loan is an “excluded mortgage loan” under the JPMCC 2016-JP2 Pooling and Servicing Agreement, the related Outside Controlling Class Representative (the “JPMCC 2016-JP2 Controlling Class Representative”) is entitled to exercise the rights of the directing holder with respect to the Opry Mills Whole Loan. In its capacity as representative of the directing holder under the related Intercreditor Agreement, the JPMCC 2016-JP2 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are expected to be substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to the Opry Mills Whole Loan, including consent and/or consultation rights regarding “major decisions” (as defined under the related Intercreditor Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Opry Mills Whole Loan (which approval rights are expected to be substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). It is expected that, pursuant to the terms of the JPMCC 2016-JP2 Pooling and Servicing Agreement, the JPMCC 2016-JP2 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Opry Mills Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the JPMCC 2016-JP2 issuing entity (other than any “excluded mortgage loan” under the JPMCC 2016-JP2 Pooling and Servicing Agreement) that are serviced under the JPMCC 2016-JP2 Pooling and Servicing Agreement and do not have companion loans.

The related Intercreditor Agreement provides that no objection, direction, consent or advice by the JPMCC 2016-JP2 Controlling Class Representative may require or cause the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the JPMCC 2016-JP2 Pooling and Servicing Agreement, the related Intercreditor Agreement, the REMIC provisions or the JPMCC 2016-JP2 Servicer’s or the JPMCC 2016-JP2 Special Servicer’s obligation to act in accordance with the servicing standard under the JPMCC 2016-JP2 Pooling and Servicing Agreement or materially expand the scope of responsibilities of any of the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable.

In addition, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity, as holder of the Opry Mills Mortgage Loan (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, is required to provide to the JPMCC 2016-JP2 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the JPMCC 2016-JP2 Controlling Class Representative under the JPMCC 2016-JP2 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the Opry Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Opry Mills Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the Opry Mills Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Opry Mills Whole Loan. The consultation rights of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the JPMCC 2016-JP2 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Opry Mills Whole Loan. Neither the JPMCC 2016-JP2 Servicer nor the JPMCC 2016-JP2 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives) described above, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives) will have the right to annual meetings (which may be held telephonically) with the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, in which servicing issues related to the Opry Mills Whole Loan are discussed.

The JPMCC 2016-JP2 Pooling and Servicing Agreement provides that no direction or disapproval of the Issuing Entity (or its representative) or the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives) will require or cause the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer to violate the terms of the related Mortgage Loan documents, applicable law or any provision of the JPMCC 2016-JP2 Pooling and Servicing Agreement, including the JPMCC 2016-JP2 Servicer’s or the JPMCC 2016-JP2 Special Servicer’s obligation to act in accordance with the servicing standard under the JPMCC 2016-JP2 Pooling and Servicing Agreement and to maintain the REMIC status of each related REMIC, or materially expand the scope of JPMCC 2016-JP2 Servicer’s, the JPMCC 2016-JP2 Special Servicer’s, the JPMCC 2016-JP2 Trustee’s or the JPMCC 2016-JP2 Certificate Administrator’s responsibilities under the JPMCC 2016-JP2 Pooling and Servicing Agreement.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Opry Mills Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that items in the nature of penalty charges paid on the Opry Mills Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans by the amount necessary to pay the JPMCC 2016-JP2 Servicer, the JPMCC 2016-JP2 Trustee or the JPMCC 2016-JP2 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the JPMCC 2016-JP2 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the JPMCC 2016-JP2 Servicer, the JPMCC 2016-JP2 Trustee, and the master servicer and the trustee for any securitization of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement or the document governing any securitization of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement, the JPMCC 2016- JP2 Pooling and Servicing Agreement or the document governing any securitization of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Opry Mills Whole Loan (as specified in the JPMCC 2016-JP2 Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Opry Mills Mortgage Loan, the Opry Mills Controlling Pari Passu Companion Loan and the Opry Mills Pari Passu Companion Loans evidenced by notes A-2, A-3 and A-4, be paid to the JPMCC 2016-JP2 Servicer and/or the JPMCC 2016-JP2 Special Servicer as additional servicing compensation as provided in the JPMCC 2016-JP2 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to the Opry Mills Pari Passu Companion Loan evidenced by note A-5-B, be paid, (x) prior to the securitization of such Opry Mills Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of such Opry Mills Pari Passu Companion Loan, to the JPMCC 2016-JP2 Servicer and/or the JPMCC 2016-JP2 Special Servicer as additional servicing compensation as provided in the JPMCC 2016-JP2 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the related Intercreditor Agreement, if the Opry Mills Whole Loan becomes a defaulted mortgage loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement, and if the JPMCC 2016-JP2 Special Servicer determines to sell the Opry Mills Pari Passu Companion Loan included in the JPMCC 2016-JP2 securitization in accordance with the JPMCC 2016-JP2 Pooling and Servicing Agreement, then the JPMCC 2016-JP2 Special Servicer will be required to sell the Opry Mills Mortgage Loan and all Opry Mills Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the JPMCC 2016-JP2 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Opry Mills Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the JPMCC 2016-JP2 Special Servicer will not be permitted to sell the Opry Mills Whole Loan if it becomes a defaulted mortgage loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the Opry Mills Mortgage Loan, and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives), unless the JPMCC 2016-JP2 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Opry Mills Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the JPMCC 2016-JP2 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Opry Mills Whole Loan, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative) that are material to the price of the Opry Mills Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the JPMCC 2016-JP2 Controlling Class Representative (or other similar party)) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2016-JP2 Servicer or the JPMCC 2016-JP2 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the foregoing, each of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the Opry Mills Whole Loan unless such person is the related borrower or an agent or affiliate of the related borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Intercreditor Agreement and the JPMCC 2016-JP2 Pooling and Servicing Agreement, the directing holder with respect to the Opry Mills Whole Loan has the right, at any time and from time to time, with or without cause, to replace the JPMCC 2016-JP2 Special Servicer then acting with respect to the Opry Mills Whole Loan and appoint a replacement special servicer in lieu thereof; provided that the JPMCC 2016-JP2 Controlling Class Representative may only replace the JPMCC 2016-JP2 Special Servicer without cause if either (i) LNR Partners, LLC or its affiliate is no longer the JPMCC 2016-JP2 Special Servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the then-controlling class of the JPMCC 2016-JP2 certificates. Accordingly, subject to the foregoing, the JPMCC 2016-JP2 Controlling Class Representative (at any time prior to the occurrence and continuance of a control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement and provided that the Opry Mills Whole Loan is not an “excluded mortgage loan” under the JPMCC 2016-JP2 Pooling and Servicing Agreement) and the applicable JPMCC 2016-JP2 certificateholders with the requisite percentage of voting rights (at any time after the occurrence and during the continuance of a control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement) have the right to replace the JPMCC 2016-JP2 Special Servicer and appoint a replacement special servicer that satisfies the conditions set forth in the JPMCC 2016-JP2 Pooling and Servicing Agreement in lieu thereof. Each of the Issuing Entity (or its representative) and the holders of the Opry Mills Pari Passu Companion Loans not included in the JPMCC 2016-JP2 securitization (or their representatives) may direct the JPMCC 2016-JP2 Trustee to terminate the JPMCC 2016-JP2 Special Servicer (solely with respect to the Opry Mills Whole Loan) upon a servicer termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement with respect to the JPMCC 2016-JP2 Special Servicer that affects the Issuing Entity (as the holder of the Opry Mills Mortgage Loan) or such Companion Loan Holders, as applicable.

The Westfield San Francisco Centre Whole Loan

General

One (1) Mortgage Loan, identified as “Westfield San Francisco Centre” (the “Westfield San Francisco Centre”) on Annex A-1, representing approximately 4.9% of the Initial Pool Balance, with a Cut-off Date Balance of $60,000,000 (the “Westfield San Francisco Centre Mortgage Loan”), is part of a whole loan comprised of 28 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Westfield San Francisco Centre Mortgaged Property”). The Westfield San Francisco Centre Whole Loan is evidenced by: (i) four pari passu promissory notes designated as Note A-2-EMP-C2, Note A-2-SFC-C2, Note A-2-EMP-C3 and Note A-2-SFC-C3, that collectively evidence the Westfield San Francisco Centre Mortgage Loan; (ii) eight pari passu promissory notes designated as Note A-1-EMP-S1, Note A-1-EMP-S2, Note A-2-EMP-S1, Note A-2-EMP-S2, Note A-1-SFC-S1, Note A-1-SFC-S2, Note A-2-SFC-S1 and Note A-2-SFC-S2, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $182,019,000 (the “Westfield San Francisco Centre Standalone Pari Passu Companion Loans”) each of which is generally pari passu in right of payment with the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan (as defined below); (iii) 12 pari passu promissory notes designated as Note A-1-EMP-C1, Note A-1-SFC-C1, Note A-1-EMP-C2, Note A-1-EMP-C3, Note A-1-EMP-C4, Note A-2-EMP-C1, Note A-2-SFC-C1, Note A-2-EMP-C4, Note A-1-SFC-C2, Note A-1-SFC-C3, Note A-1-SFC-C4 and Note A-2-SFC-C4, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $191,058,000, (the “Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan” and, together with the Westfield San Francisco Centre Standalone Pari Passu Companion Loans, the “Westfield San Francisco Centre Pari Passu Companion Loans”), which is generally pari passu in right of payment with the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Standalone Pari Passu Companion Loans; and (iv) four promissory notes designated as Note B-1-EMP, Note B-2-EMP, Note B-1-SFC and Note B-2-SFC, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $124,923,000 (the “Westfield San Francisco Centre Subordinate Companion Loans” and, together with the Westfield San Francisco Centre Pari Passu Companion Loans, the “Westfield San Francisco Centre Companion Loans”), which is subordinate in right of payment in respect of each of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans. The Westfield San Francisco Centre Standalone Pari Passu Companion Loans and the Westfield San Francisco Centre Subordinate Companion Loan are collectively referred to as the “Westfield San Francisco Centre Standalone Companion Loans”.

The Westfield San Francisco Centre Subordinate Companion Loan, together with the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans, are referred to as the “Westfield San Francisco Centre Whole Loan”. Only the Westfield San Francisco Centre Mortgage Loan is included in the Issuing Entity. Each of the Westfield San Francisco Centre Standalone Pari Passu Companion Loans and Westfield San Francisco Centre Subordinate Companion Loan is included in the DBJPM 2016-SFC mortgage trust (the “DBJPM 2016-SFC Mortgage Trust”). Six of the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loans are currently being held by Deutsche Bank AG, New York Branch and six of the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loans are currently being held by JPMCB.

The holders of the Westfield San Francisco Centre Whole Loan (the “Westfield San Francisco Centre Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Westfield San Francisco Centre Noteholder (the “Westfield San Francisco Centre Intercreditor Agreement”).

Servicing

As of the Closing Date, it is anticipated that the Westfield San Francisco Centre Whole Loan is expected to be serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “DBJPM 2016-SFC Master Servicer”), and specially serviced by Pacific Life Insurance Company, as special servicer (in such capacity, the “DBJPM 2016-SFC Special Servicer”), pursuant to the trust and servicing agreement, dated as of August 1, 2016 (the “DBJPM 2016-SFC Trust and Servicing Agreement”), between the Depositor, the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer, Wilmington Trust, National Association, as trustee (the “DBJPM 2016-SFC Trustee”), and Deutsche Bank Trust Company Americas, as certificate administrator and custodian (the “DBJPM 2016-SFC Certificate Administrator”), in connection with the DBJPM 2016-SFC Mortgage Trust (into which each of the Westfield San Francisco Centre Standalone Pari Passu Companion Loans and the Westfield San Francisco Centre Subordinate Companion Loan have been deposited), and, subject to the terms of the Westfield San Francisco Centre Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Westfield San Francisco Centre Noteholder will be effected in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement and the Westfield San Francisco Centre Intercreditor Agreement.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Westfield San Francisco Centre Mortgage Loan (but not on the Westfield San Francisco Centre Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The DBJPM 2016-SFC Master Servicer or DBJPM 2016-SFC Trustee, as applicable, will be obligated to make servicing advances with respect to the Westfield San Francisco Centre Whole Loan, in each case unless a similar determination of nonrecoverability is made under the DBJPM 2016-SFC Trust and Servicing Agreement.

Distributions

The Westfield San Francisco Centre Intercreditor Agreement sets forth the respective rights of the holders of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans with respect to distributions of funds received in respect of the related Westfield San Francisco Centre Whole Loan, and provides, in general, that:

•	the Westfield San Francisco Centre Subordinate Companion Loan is, at all times, junior, subject and subordinate to the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans, and the right of the holders of the Westfield San Francisco Centre Subordinate Companion Loan (the “Westfield San Francisco Centre Subordinate Companion Loan Holder”) to receive payments with respect to the Westfield San Francisco Centre Subordinate Companion Loan is, to the extent set forth in the Westfield San Francisco Centre Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans to receive payments with respect to the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans.

•	prior to calculating any amounts of interest or principal due to the holders of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans, the principal balance of the Westfield San Francisco Centre Subordinate Companion Loan will be reduced (but not below zero) by any realized loss with respect to the Westfield San Francisco Centre Whole Loan, and after the principal balance of the Westfield San Francisco Centre Subordinate Companion Loans has been reduced to zero, the principal balances of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the Westfield San Francisco Centre Whole Loan.

•	if no (i) event of default with respect to an obligation of the borrowers to pay money due under the Westfield San Francisco Centre Whole Loan or (ii) non-monetary event of default pursuant to which the Westfield San Francisco Centre Whole Loan becomes a specially serviced loan (a “Westfield Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Special Servicer, as applicable) will be distributed as follows:

(i) first, (A) first, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee and, if applicable, the master servicer or the trustee and the master servicer or the trustee under any PSA relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of a master servicer or the master servicer of any Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the DBJPM 2016-SFC Master Servicer from general collections on the related Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee, the master servicer or trustee and the master servicer or trustee with respect to any Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “P&I” advances or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable P&I advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the Westfield San Francisco Centre Standalone Companion Loans (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable administrative advances with respect to the Westfield San Francisco Centre Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Westfield San Francisco Centre Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii) second, (A) first, to Note A (or the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer or the DBJPM 2016-SFC Trustee (if applicable)), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B on a pro rata and pari passu basis (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer or the DBJPM 2016-SFC Trustee), as applicable, with respect to the Westfield San Francisco Centre Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are permitted under the Westfield San Francisco Centre Trust and Servicing Agreement;

(iii) third, to the Note A and the Note B (or the DBJPM 2016-SFC Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the DBJPM 2016-SFC Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Westfield San Francisco Centre Whole Loan under the related Intercreditor Agreement or the DBJPM 2016-SFC Trust and Servicing Agreement;

(iv) fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v) fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note A, on a pro rata basis, in an amount equal to all such payments and prepayments of principal (or, in the case of any principal prepayments made by the Borrower to cure a Westfield DSCR Trigger Period, a pro rata portion thereof allocable to Note A based on the relative principal balances of the Note A and Note B), until the related principal balances have been reduced to zero;

(vi) sixth, if the proceeds of any foreclosure sale or any liquidation of the Westfield San Francisco Centre Whole Loan or the Westfield San Francisco Centre Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to Note A in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(vii) seventh, pari passu, to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(viii) eighth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note B on a pro rata basis, in an amount equal to all such payments and prepayments of principal, until the principal balance has been reduced to zero;

(ix) ninth, to Note B, pari passu, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B, on a pro rata basis based on the amount of Realized Losses previously allocated to each such Note;

(x) tenth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the principal balance at the Westfield San Francisco Centre Whole Loan interest rate and (iii) not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi) eleventh, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, pro rata and pari passu, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xii) twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii) thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xii) above will be distributed to the holders of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans pro rata and pari passu in accordance with their respective initial percentage interests.

The DBJPM 2016-SFC Master Servicer and the DBJPM 2016-SFC Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the DBJPM 2016-SFC Trust and Servicing Agreement.

After the occurrence of and during the continuance of a Westfield Triggering Event of Default, all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Special Servicer, as applicable) will be distributed as follows:

(i) first, (A) first, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee, or, if applicable, the master servicer and the master servicer under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of the master servicer or a master servicer of any Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the DBJPM 2016-SFC Master Servicer from general collections on the related Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee, the master servicer or the trustee, and the master servicer or trustee of any pooling and servicing agreement relating to a securitization of a Westfield San Francisco Centre Pari Passu Companion Loan), up to the amount of any nonrecoverable “P&I” advances or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable P&I advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the Westfield San Francisco Centre Standalone Companion Loans (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable administrative advances with respect to the Westfield San Francisco Centre Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Westfield San Francisco Centre Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii) second, (A) first, to Note A (or the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer or the DBJPM 2016-SFC Trustee (if applicable)), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B, on a pro rata and pari passu basis (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer or the DBJPM 2016-SFC Trustee), as applicable, with respect to the DBJPM 2016-SFC Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then permitted under the DBJPM 2016-SFC Trust and Servicing Agreement;

(iii) third, to the Note A and the Note B (or the DBJPM 2016-SFC Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the DBJPM 2016-SFC Special

Servicer), any special servicing fees (including without limitation any workout fees and liquidation fees) earned by it with respect to the Westfield San Francisco Centre Whole Loan under the related Intercreditor Agreement and the DBJPM 2016-SFC Trust and Servicing Agreement;

(iv) fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v) fifth, pari passu to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(vi) sixth, pari passu to Note A, on a pro rata basis, in an amount equal to the outstanding principal balance of each such Note, until the related principal balances have been reduced to zero;

(vii) seventh, if the proceeds of any foreclosure sale or any liquidation of the Westfield San Francisco Centre Whole Loan or the Westfield San Francisco Centre Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to Note A, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(viii) eighth, pari passu to Note B, on a pro rata basis, in an amount equal to the outstanding principal balance of Note B, until the principal balance has been reduced to zero;

(ix) ninth, pari passu to Note B, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B, on a pro rata basis based on the amount of Realized Losses previously allocated to each such Note;

(x) tenth, any interest accrued at the default rate on the stated principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance at the Westfield San Francisco Centre Whole Loan interest rate and (iii) not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi) eleventh, pro rata and pari passu, to the Note A holder, any prepayment premium allocable to any prepayment of Note A, and then, pro rata and pari passu, to the Note B holder, any prepayment premium allocable to any prepayment of Note B, in each case, to the extent actually paid by the borrower;

(xii) twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii) thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xii) will be distributed pro rata to the Notes in accordance with their respective initial percentage interests.

For the purpose of this “—Distributions” section, with respect to the Westfield San Francisco Centre Mortgage Loan, the Westfield San Francisco Centre Pari Passu Companion Loans and the Westfield San Francisco Centre Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Westfield San Francisco Centre Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

A “Westfield DSCR Trigger Period” commences upon the occurrence of (i) an event of default under the Westfield San Francisco Centre Whole Loan or (ii) when a debt service coverage ratio is less than 1.45 to 1.00 as of the last calendar day of any fiscal quarter and ends (A) with respect to a Westfield DSCR Trigger Period continuing pursuant to clause (i), the an event of default under the Westfield San Francisco Centre Whole Loan commencing the Westfield DSCR Trigger Period has been cured and such cure has been accepted by the lender (and no other an event of default under the Westfield San Francisco Centre Whole Loan is then continuing) or (B) with respect to a Westfield DSCR Trigger Period continuing pursuant to clause (ii), if the Mortgaged Property has achieved a debt service coverage ratio of at least 1.45 to 1.00 for two consecutive calendar quarters or, the borrower prepays or defeases, as applicable, a portion of the Whole Loan or deposits additional collateral acceptable to the lender, in its sole but reasonable discretion to achieve a debt service coverage ratio of at least 1.45x.

“Note A” means, individually or collectively, Note A-1-EMP-C1, Note A-1-EMP-C2, Note A-1-EMP-C3, Note A-1-EMP-C4, Note A-2-EMP-C1, Note A-2-EMP-C2, Note A-2-EMP-C3, Note A-2-EMP-C4, Note A-1-EMP-S1, Note A-1-EMP-S2, Note A-2-EMP-S1, Note A-2-EMP-S2, Note A-1-SFC-C1, Note A-1-SFC-C2, Note A-1-SFC-C3, Note A-1-SFC-C4, Note A-2-SFC-C1, Note A-2-SFC-C2, Note A-2-SFC-C3, Note A-2-SFC-C4, Note A-1-SFC-S1, Note A-1-SFC-S2, Note A-2-SFC-S1 and Note A-2-SFC-S2, as the context requires.

“Note B” means, individually or collectively, Note B-1-EMP, Note B-2-EMP, Note B-1-SFC and Note B-2-SFC, as the context requires.

Consultation and Control

As of any date of determination, during a DBJPM 2016-SFC Subordinate Control Period, the DBJPM 2016-SFC Controlling Class Representative or its designee (such party, the “DBJPM 2016-SFC Directing Holder”) will be the controlling holder under the Westfield San Francisco Centre Intercreditor Agreement. As of the Closing Date, the DBJPM 2016-SFC Directing Holder is expected to be Prima Capital Advisors LLC.

A “DBJPM 2016-SFC Subordinate Control Period” means any period when the certificate balance of the DBJPM 2016-SFC Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the Westfield San Francisco Centre Standalone Companion Loans, then a DBJPM 2016-SFC Subordinate Control Period will be deemed to then be in effect. So long as the majority holder(s) of the controlling class (by aggregate certificate balance) is a borrower related party, a DBJPM 2016-SFC Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the DBJPM 2016-SFC Directing Holder or a DBJPM 2016-SFC Controlling Class Certificateholder has the right to appoint the successor special servicer to a DBJPM 2016-SFC Special Servicer that is a borrower related party.

A “DBJPM 2016-SFC Subordinate Consultation Period” means any period when both (i) the certificate balance of the DBJPM 2016-SFC Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts and collateral deficiency amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. So long as the majority holder(s) of the controlling class (by aggregate certificate balance) is a borrower related party, a DBJPM 2016-SFC Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the DBJPM 2016-SFC Directing Holder or a DBJPM 2016-SFC Controlling Class Certificateholder has the right to appoint the successor special servicer to a DBJPM 2016-SFC Special Servicer that is a borrower related party.

When the certificate balance of the DBJPM 2016-SFC Mortgage Trust Class D Certificates (without regard to the application of appraisal reduction Amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the DBJPM 2016-SFC Directing Holder will have no consent or consultation rights under the DBJPM 2016-SFC Trust and Servicing Agreement except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement.

Certain decisions to be made with respect to the Westfield San Francisco Centre Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the DBJPM 2016-SFC Trust and Servicing Agreement are expected to require the approval of the DBJPM 2016-SFC Directing Holder.

The “DBJPM 2016-SFC Controlling Class” will be, as of any time of determination, the DBJPM 2016-SFC Mortgage Trust Class D Certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments, realized losses, appraisal reduction amounts and collateral deficiency amounts allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class or, if such class does not meet the preceding requirement, there will be no DBJPM 2016-SFC Controlling Class.

A “DBJPM 2016-SFC Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the DBJPM 2016-SFC Controlling Class.

Neither the DBJPM 2016-SFC Master Servicer nor the DBJPM 2016-SFC Special Servicer will be permitted to follow any direction or objection provided by the DBJPM 2016-SFC Directing Holder that would require or cause the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Special Servicer to violate any provision of the Mortgage Loan documents, the Westfield San Francisco Centre Intercreditor Agreement, applicable law or the DBJPM 2016-SFC Trust and Servicing Agreement, including without limitation the DBJPM 2016-SFC Master Servicer’s or the DBJPM 2016-SFC Special Servicer’s obligation to act in accordance with the servicing standard, or expose the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer, the DBJPM 2016-SFC Depositor, the DBJPM 2016-SFC securitization loan sellers, the DBJPM 2016-SFC paying agent, the DBJPM 2016-SFC Certificate Administrator, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Mortgage Trust to liability or materially expand the scope of the DBJPM 2016-SFC Master Servicer’s or the DBJPM 2016-SFC Special Servicer’s responsibilities under the DBJPM 2016-SFC Trust and Servicing Agreement.

Cure Rights

If the Westfield San Francisco Centre Subordinate Companion Loan is no longer included in the DBJPM 2016-SFC Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Westfield San Francisco Centre Whole Loan, then the Westfield San Francisco Centre Subordinate Companion Loan holder will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the Westfield San Francisco Centre Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the Westfield San Francisco Centre Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the DBJPM 2016-SFC Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Westfield San Francisco Centre Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Westfield San Francisco Centre Subordinate Companion Loan holder and the applicable cure period has not expired and the Westfield San Francisco Centre Subordinate Companion Loan holder is permitted to cure under the terms of the Westfield San Francisco Centre Intercreditor Agreement, the default will not be treated as a default or a Westfield Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the Westfield San Francisco Centre Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Westfield San Francisco Centre Mortgaged Property, or (iii) for purposes of treating the Westfield San Francisco Centre Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Westfield San Francisco Centre Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the Westfield San Francisco Centre Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the Westfield San Francisco Centre Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option

If the Westfield San Francisco Centre Subordinate Companion Loan is no longer included in the DBJPM 2016-SFC Mortgage Trust and a Westfield Triggering Event of Default has occurred and is continuing, then, upon written notice from the DBJPM 2016-SFC Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the Westfield San Francisco Centre Subordinate Companion Loan Holders provide such notice, then all of the Westfield San Francisco Centre Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the DBJPM 2016-SFC Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Westfield Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Westfield Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement and the Westfield San Francisco Centre Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the Westfield San Francisco Centre Mortgage Loan and Westfield San Francisco Centre Pari Passu Companion Loans for the applicable purchase price provided in the Westfield San Francisco Centre Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The DBJPM 2016-SFC Special Servicer will be required to give the Westfield San Francisco Centre Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the DBJPM 2016-SFC Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the Westfield San Francisco Centre Subordinate Companion Loan Holders and the Westfield San Francisco Centre Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the DBJPM 2016-SFC Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Westfield San Francisco Centre Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the DBJPM 2016-SFC Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans.

Sale of Defaulted Westfield San Francisco Centre Whole Loan

Pursuant to the terms of the Westfield San Francisco Centre Intercreditor Agreement, if the Westfield San Francisco Centre Whole Loan becomes a defaulted mortgage loan, and if the DBJPM 2016-SFC Special Servicer determines to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement, then the DBJPM 2016-SFC Special Servicer will have the right and the obligation to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans as notes evidencing one whole loan in accordance with the terms of the DBJPM 2016-SFC Trust and Servicing Agreement. In connection with any such sale, the DBJPM 2016-SFC Special Servicer will be required to follow the procedures set forth in the DBJPM 2016-SFC Trust and Servicing Agreement.

Special Servicer Appointment Rights

Pursuant to the Westfield San Francisco Centre Intercreditor Agreement and the DBJPM 2016-SFC Trust and Servicing Agreement, the DBJPM 2016-SFC Directing Holder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the DBJPM 2016-SFC Special Servicer then acting with respect to the Westfield San Francisco Centre Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Companion Loan Holders.

The Crocker Park Phase One & Two Whole Loan

General

One (1) Mortgage Loan, identified as “Crocker Park Phase One & Two” (the “Crocker Park Phase One & Two Mortgage Loan”) on Annex A-1, representing approximately 3.3% of the Initial Pool Balance, is part of a Whole Loan structure comprised of four (4) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Crocker Park Phase One & Two Mortgage Loan is evidenced by promissory note A-3 with a Cut-off Date Balance of $40,000,000. The related Pari Passu Companion Loans (the “Crocker Park Phase One & Two Pari Passu Companion Loans”) are evidenced by promissory notes A-1, A-2 and A-4 with an aggregate Cut-off Date Balance of $100,000,000 that are not included in the issuing entity. Only the Crocker Park Phase One & Two Mortgage Loan is included in the issuing entity. The Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Crocker Park Phase One & Two Whole Loan”. The Crocker Park Phase One & Two Pari Passu Companion Loan evidenced by note A-1 was contributed to the CGCMT 2016-C2 securitization trust. It is anticipated that the remaining Crocker Park Phase One & Two Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Crocker Park Phase One & Two Mortgage Loan and the rights of the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “Crocker Park Phase One & Two Intercreditor Agreement”). The following summaries describe certain provisions of the Crocker Park Phase One & Two Intercreditor Agreement.

Servicing

The Crocker Park Phase One & Two Whole Loan and any related REO Property are serviced and administered pursuant to the CGCMT 2016-C2 Pooling and Servicing Agreement, entered into among Citigroup Commercial Mortgage Securities Inc., as depositor (the “CGCMT 2016-C2 Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “CGCMT 2016-C2 Servicer”), C-III Asset Management LLC, as special servicer (the “CGCMT 2016-C2 Special Servicer”),

Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “CGCMT 2016-C2 Operating Advisor”) and as asset representations reviewer (in such capacity, the “CGCMT 2016-C2 Asset Representations Reviewer”), Citibank, N.A., as certificate administrator (the “CGCMT 2016-C2 Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee (the “CGCMT 2016-C2 Trustee”), by the CGCMT 2016-C2 Servicer and the CGCMT 2016-C2 Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Crocker Park Phase One & Two Mortgage Loan” in this prospectus, but subject to the terms of the related Intercreditor Agreement. In servicing the Crocker Park Phase One & Two Whole Loan, the servicing standard set forth in the CGCMT 2016-C2 Pooling and Servicing Agreement requires the CGCMT 2016-C2 Servicer and the CGCMT 2016-C2 Special Servicer to take into account the interests of the CGCMT 2016-C2 certificateholders, the Issuing Entity, as the holder of the Crocker Park Phase One & Two Mortgage Loan, and the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the Crocker Park Phase One & Two Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as custodian under the CGCMT 2016-C2 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the Crocker Park Phase One & Two Whole Loan (other than the promissory notes evidencing the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization).

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of the holder of the Crocker Park Phase One & Two Mortgage Loan and the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans with respect to distributions of funds received in respect of the Crocker Park Phase One & Two Whole Loan, and provides, in general, that:

•	the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Crocker Park Phase One & Two Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to (x) amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or servicing advances then due and payable or reimbursable to the CGCMT 2016-C2 Trustee, the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer and (y) certain amounts then due, payable or reimbursable to the CGCMT 2016-C2 Depositor, CGCMT 2016-C2 Servicer, CGCMT 2016-C2 Special Servicer, CGCMT 2016-C2 Certificate Administrator, CGCMT 2016-C2 Trustee and CGCMT 2016-C2 Operating Advisor with respect to the Crocker Park Phase One & Two Whole Loan pursuant to the CGCMT 2016-C2 Pooling and Servicing Agreement); and

•	expenses, losses and shortfalls relating to the Crocker Park Phase One & Two Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Crocker Park Phase One & Two Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Crocker Park Phase One & Two Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Crocker Park Phase One & Two Pari Passu Companion Loans. Similarly, P&I advances on the Crocker Park Phase One & Two Pari Passu Companion Loans are not reimbursable out of payments or other collections on the Crocker Park Phase One & Two Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the Crocker Park Phase One & Two Mortgage Loan or the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-C2 securitization, subject to the CGCMT 2016-C2 issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization or general collections with respect to the securitization of any of such Crocker Park Phase One & Two Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the directing holder with respect to the Crocker Park Phase One & Two Whole Loan, as of any date of determination, is the CGCMT 2016-C2 Trustee on behalf of the CGCMT 2016-C2 issuing entity as holder of the Crocker Park Phase One & Two Controlling Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the CGCMT 2016-C2 Pooling and Servicing Agreement or the Crocker Park Phase One & Two Whole Loan is an “excluded mortgage loan” under the CGCMT 2016-C2 Pooling and Servicing Agreement, the controlling class representative under the CGCMT 2016-C2 Pooling and Servicing Agreement (the “CGCMT 2016-C2 Controlling Class Representative”) is entitled to exercise the rights of the directing holder with respect to the Crocker Park Phase One & Two Whole Loan. In its capacity as representative of the directing holder under the related Intercreditor Agreement, the CGCMT 2016-C2 Controlling Class Representative is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are expected to be substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to the Crocker Park Phase One & Two Whole Loan, including consent and/or consultation rights regarding “major decisions” (as defined under the related Intercreditor Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Crocker Park Phase One & Two Whole Loan (which approval rights are expected to be substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). It is expected that, pursuant to the terms of the CGCMT 2016-C2 Pooling and Servicing Agreement, the CGCMT 2016-C2 Controlling Class Representative will have the same consent and/or consultation rights with respect to the Crocker Park Phase One & Two Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the CGCMT 2016-C2 issuing entity (other than any “excluded mortgage loan” under the CGCMT 2016-C2 Pooling and Servicing Agreement) that are serviced under the CGCMT 2016-C2 Pooling and Servicing Agreement and do not have companion loans.

The related Intercreditor Agreement provides that no objection, direction, consent or advice by the CGCMT 2016-C2 Controlling Class Representative may require or cause the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the CGCMT 2016-C2 Pooling and Servicing Agreement, the related Intercreditor Agreement, the REMIC provisions or the CGCMT 2016-C2 Servicer’s or the CGCMT 2016-C2 Special Servicer’s obligation to act in accordance with the servicing standard under the CGCMT 2016-C2 Pooling and Servicing Agreement or materially expand the scope of responsibilities of any of the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer, as applicable.

In addition, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity, as holder of the Crocker Park Phase One & Two Mortgage Loan (or its representative) and the holders of the Crocker

Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer, as applicable, is required to provide to the CGCMT 2016-C2 Controlling Class Representative (within the same time frame such notices, information and reports are or would have been required to be provided to the CGCMT 2016-C2 Controlling Class Representative under the CGCMT 2016-C2 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the Crocker Park Phase One & Two Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Crocker Park Phase One & Two Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the Crocker Park Phase One & Two Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Crocker Park Phase One & Two Whole Loan. The consultation rights of the Issuing Entity (or its representative) and the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the CGCMT 2016-C2 Controlling Class Representative, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Crocker Park Phase One & Two Whole Loan. Neither the CGCMT 2016-C2 Servicer nor the CGCMT 2016-C2 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives) described above, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity (or its representative) and the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives) will have the right to annual meetings (which may be held telephonically) with the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer, as applicable, in which servicing issues related to the Crocker Park Phase One & Two Whole Loan are discussed.

The CGCMT 2016-C2 Pooling and Servicing Agreement provides that no direction or disapproval of the Issuing Entity (or its representative) or the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives) that would require or cause the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer will require or cause the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer to violate the terms of the related mortgage loan documents, applicable law or any provision of the CGCMT 2016-C2 Pooling and Servicing Agreement, including the CGCMT 2016-C2 Servicer’s or the CGCMT 2016-C2 Special Servicer’s obligation to act in accordance with the servicing standard under the CGCMT 2016-C2 Pooling and Servicing Agreement, or the REMIC provisions, or materially expand the scope of CGCMT 2016-C2 Servicer’s, the CGCMT 2016-C2 Special Servicer’s or the CGCMT 2016-C2 Trustee’s responsibilities under the CGCMT 2016-C2 Pooling and Servicing Agreement.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Crocker Park Phase One & Two Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that items in the nature of penalty charges paid on the Crocker Park Phase One & Two Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans by the amount necessary to pay the CGCMT 2016-C2 Servicer, the CGCMT 2016-C2 Trustee or the CGCMT 2016-C2 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the CGCMT 2016-C2 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the CGCMT 2016-C2 Servicer, the CGCMT 2016-C2 Trustee, and the master servicer and the trustee for any securitization of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the CGCMT 2016-C2 Pooling and Servicing Agreement or the document governing any securitization of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement, the JPMCC 2016- JP2 Pooling and Servicing Agreement or the document governing any securitization of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Crocker Park Phase One & Two Whole Loan (as specified in the CGCMT 2016-C2 Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of penalty charges allocable to the Crocker Park Phase One & Two Mortgage Loan, the Crocker Park Phase One & Two Controlling Pari Passu Companion Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans evidenced by notes A-2 and A-4, be paid to the CGCMT 2016-C2 Servicer and/or the CGCMT 2016-C2 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C2 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to the Crocker Park Phase One & Two Pari Passu Companion Loans evidenced by notes A-2 and A-4, be paid, (x) prior to the securitization of such Crocker Park Phase One & Two Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of such Crocker Park Phase One & Two Pari Passu Companion Loan, to the CGCMT 2016-C2 Servicer and/or the CGCMT 2016-C2 Special Servicer as additional servicing compensation as provided in the CGCMT 2016-C2 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the related Intercreditor Agreement, if the Crocker Park Phase One & Two Whole Loan becomes a defaulted mortgage loan under the CGCMT 2016-C2 Pooling and Servicing Agreement, and if the CGCMT 2016-C2 Special Servicer determines to sell the Crocker Park Phase One & Two Pari Passu Companion Loan included in the CGCMT 2016-C2 securitization in accordance with the CGCMT 2016-C2 Pooling and Servicing Agreement, then the CGCMT 2016-C2 Special Servicer will be required to sell the Crocker Park Phase One & Two Mortgage Loan and all Crocker Park Phase One & Two Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the CGCMT 2016-C2 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Crocker Park Phase One & Two Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the CGCMT 2016-C2 Special Servicer will not be permitted to sell the Crocker Park Phase One & Two Whole Loan if it becomes a defaulted mortgage loan under the CGCMT 2016-C2 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the Crocker Park Phase One & Two Mortgage Loan, and the holders of the

Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives), unless the CGCMT 2016-C2 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Crocker Park Phase One & Two Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CGCMT 2016-C2 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Crocker Park Phase One & Two Whole Loan, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative) that are material to the price of the Crocker Park Phase One & Two Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-C2 Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-C2 Servicer or the CGCMT 2016-C2 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives) may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the foregoing, each of the Issuing Entity (or its representative) and the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the Crocker Park Phase One & Two Whole Loan unless such person is the related borrower or an agent or affiliate of the related borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Intercreditor Agreement and the CGCMT 2016-C2 Pooling and Servicing Agreement, the directing holder with respect to the Crocker Park Phase One & Two Whole Loan has the right, at any time and from time to time, with or without cause, to replace the CGCMT 2016-C2 Special Servicer then acting with respect to the Crocker Park Phase One & Two Whole Loan and appoint a replacement special servicer in lieu thereof. Accordingly, subject to the foregoing, the CGCMT 2016-C2 Controlling Class Representative (at any time prior to the occurrence and continuance of a control termination event under the CGCMT 2016-C2 Pooling and Servicing Agreement and provided that the Crocker Park Phase One & Two Whole Loan is not an “excluded mortgage loan” under the CGCMT 2016-C2 Pooling and Servicing Agreement) and the applicable CGCMT 2016-C2 certificateholders with the requisite percentage of voting rights (at any time after the occurrence and during the continuance of a control termination event under the CGCMT 2016-C2 Pooling and Servicing Agreement) have the right to replace the CGCMT 2016-C2 Special Servicer and appoint a replacement special servicer that satisfies the conditions set forth in the CGCMT 2016-C2 Pooling and Servicing Agreement in lieu thereof. Each of the Issuing Entity (or its representative) and the holders of the Crocker Park Phase One & Two Pari Passu Companion Loans not included in the CGCMT 2016-C2 securitization (or their representatives) may direct the CGCMT 2016-C2 Trustee to terminate the CGCMT 2016-C2 Special Servicer (solely with respect to the Crocker Park Phase One & Two Whole Loan) upon a servicer termination event under the CGCMT 2016-C2 Pooling and Servicing Agreement with respect to the CGCMT 2016-C2 Special Servicer that affects the Issuing Entity (as the holder of the Crocker Park Phase One & Two Mortgage Loan) or such Companion Loan Holders, as applicable.

The 100 East Wisconsin Avenue Whole Loan

General

One (1) Mortgage Loan, identified as “100 East Wisconsin Avenue” (the “100 East Wisconsin Avenue Mortgage Loan”) on Annex A-1, representing approximately 2.1% of the Initial Pool Balance, is part of a Whole Loan structure comprised of two (2) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 100 East Wisconsin Avenue Mortgage Loan is evidenced by promissory note A-1, with a Cut-off Date Balance of $25,000,000. The related Pari Passu Companion Loan (the “100 East Wisconsin Avenue Pari Passu Companion Loan”) is evidenced by promissory note A-2 (the “100 East Wisconsin Avenue Controlling Pari Passu Companion Loan”, with a Cut-off Date Balance of $28,800,000, that is not included in the issuing entity. Only the 100 East Wisconsin Avenue Mortgage Loan is included in the issuing entity. The 100 East Wisconsin Avenue Mortgage Loan and the 100 East Wisconsin Avenue Pari Passu Companion Loan are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “100 East Wisconsin Avenue Whole Loan”. The 100 East Wisconsin Avenue Pari Passu Companion Loan is currently held by JPMCB. It is anticipated that the 100 East Wisconsin Avenue Pari Passu Companion Loan will be included in one or more future securitizations; however, we cannot assure you that this will ultimately occur.

The holders (the “100 East Wisconsin Avenue Noteholders”) of each promissory note comprising the 100 East Wisconsin Avenue Whole Loan have entered into a co-lender agreement (the “100 East Wisconsin Avenue Intercreditor Agreement”) that sets forth the respective rights of each 100 East Wisconsin Avenue Noteholder. Pursuant to the terms of the 100 East Wisconsin Avenue Intercreditor Agreement, the 100 East Wisconsin Avenue Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date (the “100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date”) on which the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan is securitized, after which the 100 East Wisconsin Avenue Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “100 East Wisconsin Avenue PSA”) entered into in connection with such other securitization and the 100 East Wisconsin Avenue Intercreditor Agreement. The 100 East Wisconsin Avenue Intercreditor Agreement provides that expenses, losses and shortfalls relating to the 100 East Wisconsin Avenue Whole Loan will be allocated on a pro rata basis to the 100 East Wisconsin Avenue Noteholders.

Servicing

Prior to the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the 100 East Wisconsin Avenue Whole Loan (including the 100 East Wisconsin Avenue Mortgage Loan) and any related REO Property will be serviced and administered by the master servicer and, if necessary, the special servicer, pursuant to the PSA, in the manner described under “Pooling and Servicing Agreement” in this prospectus, but subject to the terms of the 100 East Wisconsin Avenue Intercreditor Agreement. In servicing the 100 East Wisconsin Avenue Whole Loan, the Servicing Standard set forth in the PSA will require the master servicer and the special servicer to take into account the interests, as a collective whole, of each of the Certificateholders and the holder of the 100 East Wisconsin Avenue Pari Passu Companion Loan.

On and after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the 100 East Wisconsin Avenue Whole Loan (including the 100 East Wisconsin Avenue Mortgage Loan) and any related REO Property will be serviced and administered by the applicable master servicer and, if necessary, the applicable special servicer, pursuant to the 100 East Wisconsin Avenue PSA (and in accordance with the servicing standard thereunder) and the 100 East Wisconsin Avenue Intercreditor Agreement, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 100 East Wisconsin Avenue Whole Loan and the 100 East Wisconsin Avenue Whole Loan”, but subject to the terms of the 100 East Wisconsin Avenue Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 100 East Wisconsin Avenue Whole Loan and the 100 East Wisconsin Avenue Whole Loan”.

Application of Payments

The 100 East Wisconsin Avenue Intercreditor Agreement sets forth the respective rights of the holder of the 100 East Wisconsin Avenue Mortgage Loan and the holder of the 100 East Wisconsin Avenue Pari Passu Companion Loan with respect to distributions of funds received in respect of the 100 East Wisconsin Avenue Whole Loan, and provides, in general, that:

•	the 100 East Wisconsin Avenue Mortgage Loan and the 100 East Wisconsin Avenue Pari Passu Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

•	all payments, proceeds and other recoveries on or in respect of the 100 East Wisconsin Avenue Whole Loan or the related Mortgaged Property will be applied to the 100 East Wisconsin Avenue Mortgage Loan and the 100 East Wisconsin Avenue Pari Passu Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer) in accordance with the terms of the 100 East Wisconsin Avenue Intercreditor Agreement and the PSA (or, after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the 100 East Wisconsin Avenue PSA); and

•	costs, fees, expenses, losses and shortfalls relating to the 100 East Wisconsin Avenue Whole Loan will be allocated, on a pro rata and pari passu basis, to the 100 East Wisconsin Avenue Mortgage Loan and the 100 East Wisconsin Avenue Pari Passu Companion Loan in accordance with the terms of the 100 East Wisconsin Avenue Intercreditor Agreement and the PSA (or, after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the 100 East Wisconsin Avenue PSA).

Consultation and Control

The controlling noteholder under the 100 East Wisconsin Avenue Intercreditor Agreement will initially be JPMCB as the holder of the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan, and from and after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, will be the directing certificateholder or such other party specified in the 100 East Wisconsin Avenue PSA (such party, the “100 East Wisconsin Avenue Directing Holder”). In its capacity as the controlling noteholder under the 100 East Wisconsin Avenue Intercreditor Agreement, the 100 East Wisconsin Avenue Directing Holder will be entitled to exercise rights similar to those of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the 100 East Wisconsin Avenue Whole Loan.

In addition, pursuant to the terms of the 100 East Wisconsin Avenue Intercreditor Agreement, after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the issuing entity as holder of the 100 East Wisconsin Avenue Mortgage Loan (or prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder) will (i) have the right to receive copies of all notices, information and reports that the master servicer or special servicer under the 100 East Wisconsin Avenue PSA is required to provide to the 100 East Wisconsin Avenue Directing Holder (within the same time frame such notices, information and reports are or would have been required to be provided to the 100 East Wisconsin Avenue Directing Holder under the 100 East Wisconsin Avenue PSA without regard to the occurrence and continuance of a control termination event or occurrence of a consultation termination event) with respect to any major decisions to be taken with respect to the 100 East Wisconsin Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 100 East Wisconsin Avenue Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) requests consultation with respect to certain major decisions to be taken with respect to the 100 East Wisconsin Avenue Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the 100 East Wisconsin Avenue Whole Loan. The consultation rights of the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) has responded within such period; provided, that if the master servicer or special servicer under the 100 East Wisconsin Avenue PSA, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business-day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) described above, the master servicer or special servicer under the 100 East Wisconsin Avenue PSA, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 100 East Wisconsin Avenue Mortgage Loan and the 100 East Wisconsin Avenue Pari Passu Companion Loan. Prior to the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the master servicer and special servicer will be entitled to take such action after making such a determination as set forth in the preceding sentence. Neither the master servicer or special servicer under the 100 East Wisconsin Avenue PSA, as applicable, will be obligated at any time to follow or take any alternative actions recommended by the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) and neither the master servicer nor the special servicer for this transaction will be obligated at any time to follow or take any alternative actions recommended by the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative).

Notwithstanding the foregoing consultation rights, no direction or objection by the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) may require or cause the master servicer or the special servicer, as applicable, or, from and after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the master servicer or the special servicer under the 100 East Wisconsin Avenue PSA, as applicable, to violate any provision of any related Mortgage Loan documents, applicable law, the PSA or the 100 East Wisconsin Avenue PSA, as applicable, the 100 East Wisconsin Avenue Intercreditor Agreement or the REMIC provisions, including without limitation the applicable master servicer’s or special servicer’s obligation to act in accordance with the applicable servicing standard, or expose the applicable master servicer, special servicer, certificate administrator, issuing entity or trustee to liability, or materially expand the scope of the applicable master servicer’s or special servicer’s responsibilities under the PSA or the 100 East Wisconsin Avenue PSA, as applicable.

After the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, in addition to the consultation rights of the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) described above, pursuant to the terms of the 100 East Wisconsin Avenue Intercreditor Agreement, the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) will have the right to attend (in-person or telephonically in the discretion of the master servicer or special servicer, as applicable, under the 100 East Wisconsin Avenue PSA) annual meetings with the master servicer or special servicer, as applicable, under the 100 East Wisconsin Avenue PSA, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, for the purpose of discussing servicing issues related to the 100 East Wisconsin Avenue Whole Loan.

Sale of Defaulted 100 East Wisconsin Avenue Whole Loan

Pursuant to the terms of the 100 East Wisconsin Avenue Intercreditor Agreement, if the 100 East Wisconsin Avenue Mortgage Loan becomes a Defaulted Loan, and if the special servicer (or, after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the special servicer under the 100 East Wisconsin Avenue PSA) determines pursuant to the PSA (or the 100 East Wisconsin Avenue PSA, as the case may be) and the 100 East Wisconsin Avenue Intercreditor Agreement to pursue a sale of the 100 East Wisconsin Avenue Mortgage Loan (or the 100 East Wisconsin Avenue Pari Passu Companion Loans, as the case may be), the special servicer or the special servicer under the 100 East Wisconsin Avenue PSA, as applicable, will be required to sell the 100 East Wisconsin Avenue Mortgage Loan together with the 100 East Wisconsin Avenue Pari Passu Companion Loan as a single whole loan. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, on and after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the special servicer under the 100 East Wisconsin Avenue PSA will not be permitted to sell the 100 East Wisconsin Avenue Mortgage Loan together with the 100 East Wisconsin Avenue Pari Passu Companion Loan if the loan becomes a defaulted whole loan without the written consent of the holder of the 100 East Wisconsin Avenue Mortgage Loan (provided that such consent is not required if the holder of the 100 East Wisconsin Avenue Mortgage Loan is the borrower or an affiliate of the borrower), unless the special servicer under the 100 East Wisconsin Avenue PSA has delivered to the holder of the 100 East Wisconsin Avenue Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the special servicer under the 100 East Wisconsin Avenue PSA in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 100 East Wisconsin Avenue Whole Loan, and any documents in the servicing file reasonably requested by the holder of the 100 East Wisconsin Avenue Mortgage Loan that are material to the sale price of the 100 East Wisconsin Avenue Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer under the 100 East Wisconsin Avenue PSA in connection with the proposed sale. Subject to the terms of the PSA, the holder of the 100 East Wisconsin Avenue Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower).

Prior to the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, in the event of the sale by the special servicer of the 100 East Wisconsin Avenue Whole Loan, the special servicer will be required to provide the same information to, and consult with, the holders of the 100 East Wisconsin Avenue Pari Passu Companion Loan as described above. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Special Servicer Appointment Rights

Prior to the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, the holder of the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan will have the right, subject to the terms of the PSA, to replace the special servicer then acting with respect to the 100 East Wisconsin Avenue Whole Loan and appoint a replacement special servicer, solely with respect to the 100 East Wisconsin Avenue Whole Loan. On and after the 100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date, pursuant to the 100 East Wisconsin Avenue Intercreditor Agreement, the 100 East Wisconsin Avenue Directing Holder (which, unless a control termination event or consultation termination event exists under the 100 East Wisconsin Avenue PSA, will be the directing certificateholder under the 100 East Wisconsin Avenue PSA) will have the right, subject to the terms of the 100 East Wisconsin Avenue PSA, to replace the special servicer then acting with respect to the 100 East Wisconsin Avenue Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holder of the 100 East Wisconsin Avenue Mortgage Loan. The directing certificateholder under the 100 East Wisconsin Avenue PSA (so long as no control termination event has occurred and is continuing), and the applicable certificateholders with the requisite percentage of voting rights (if a control termination event has occurred and is continuing) will have the right, subject to the terms of the 100 East Wisconsin Avenue PSA, to replace the special servicer then acting with respect to the 100 East Wisconsin Avenue Whole Loan and appoint a replacement special servicer in lieu thereof, pursuant to terms substantially similar to those as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

The West LA Office – 1950 Sawtelle Boulevard Whole Loan

General

One (1) Mortgage Loan, identified as “West LA Office – 1950 Sawtelle Boulevard” (the “West LA Office – 1950 Sawtelle Boulevard Mortgage Loan”) on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, is part of a Whole Loan structure comprised of three (3) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The West LA Office – 1950 Sawtelle Boulevard Mortgage Loan is evidenced by promissory note A-2 with a Cut-off Date Balance of $10,000,000. The related Pari Passu Companion Loans (the “West LA Office

– 1950 Sawtelle Boulevard Pari Passu Companion Loans”) are evidenced by promissory notes A-1 and A-3 with an aggregate Cut-off Date Balance of $26,500,000 that are not included in the issuing entity. Only the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan is included in the issuing entity. The West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “West LA Office – 1950 Sawtelle Boulevard Whole Loan”. The West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan evidenced by note A-1 represents the controlling interest in the West LA Office – 1950 Sawtelle Boulevard Whole Loan (the “West LA Office – 1950 Sawtelle Boulevard Controlling Companion Loan”). It is anticipated that the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the rights of the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans are subject to an Intercreditor Agreement (the “West LA Office – 1950 Sawtelle Boulevard Intercreditor Agreement”). The following summaries describe certain provisions of the West LA Office – 1950 Sawtelle Boulevard Intercreditor Agreement.

Servicing

As of the Closing Date, the West LA Office – 1950 Sawtelle Boulevard Whole Loan and any related REO Property are expected to be serviced and administered pursuant to the pooling and serving agreement entered into in connection with the securitization of the West LA Office – 1950 Sawtelle Boulevard Controlling Companion Loan (the “MSBAM 2016-C30 Pooling and Servicing Agreement”), entered into among Morgan Stanley Capital I Inc., as depositor (the “MSBAM 2016-C30 Depositor”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “MSBAM 2016-C30 Servicer”), LNR Partners, LLC, as special servicer (the “MSBAM 2016-C30 Special Servicer”), Park Bridge Lender Services LLC, as operating advisor (in such capacity, the “MSBAM 2016-C30 Operating Advisor”) and asset representations reviewer (in such capacity, the “MSBAM 2016-C30 Asset Representations Reviewer”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “MSBAM 2016-C30 Certificate Administrator”), and Wilmington Trust, National Association, as trustee (the “MSBAM 2016-C30Trustee”), by the MSBAM 2016-C30 Servicer and the MSBAM 2016-C30 Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan” in this prospectus, but subject to the terms of the related Intercreditor Agreement. In servicing the West LA Office – 1950 Sawtelle Boulevard Whole Loan, the servicing standard set forth in the MSBAM 2016-C30 Pooling and Servicing Agreement requires the MSBAM 2016-C30 Servicer and the MSBAM 2016-C30 Special Servicer to take into account the interests of the West LA Office – 1950 Sawtelle Boulevard certificateholders, the Issuing Entity, as the holder of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan, and the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization, as a collective whole.

Amounts payable to the Issuing Entity as holder of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan pursuant to the related Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSBAM 2016-C30 Pooling and Servicing Agreement, is the initial custodian of the mortgage file related to the West LA Office – 1950 Sawtelle Boulevard Whole Loan (other than the promissory notes evidencing the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization).

Application of Payments

The related Intercreditor Agreement sets forth the respective rights of the holder of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the holders of the West LA Office – 1950 Sawtelle

Boulevard Pari Passu Companion Loans with respect to distributions of funds received in respect of the West LA Office – 1950 Sawtelle Boulevard Whole Loan, and provides, in general, that:

•	the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans are of equal priority with each other and no portion of any of them has priority or preference over any portion of the others or security therefor;

•	all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the West LA Office – 1950 Sawtelle Boulevard Whole Loan or the related Mortgaged Property or amounts realized as proceeds thereof will be applied to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to (x) amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of property protection expenses or servicing advances then due and payable or reimbursable to the MSBAM 2016-C30 Trustee, the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer and (y) certain amounts then due, payable or reimbursable to the MSBAM 2016-C30 Depositor, MSBAM 2016-C30 Servicer, MSBAM 2016-C30 Special Servicer, MSBAM 2016-C30 Certificate Administrator, MSBAM 2016-C30 Trustee and MSBAM 2016-C30 Operating Advisor with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement); and

•	expenses, losses and shortfalls relating to the West LA Office – 1950 Sawtelle Boulevard Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans. Similarly, P&I advances on the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans are not reimbursable out of payments or other collections on the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan.

Certain costs, losses, liabilities, claims and expenses (such as a pro rata share of a property protection advance) allocable to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan or the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization may be paid or reimbursed out of payments and other collections on the mortgage loans in the West LA Office – 1950 Sawtelle Boulevard securitization, subject to the West LA Office – 1950 Sawtelle Boulevard issuing entity’s right to reimbursement from general collections on the Mortgage Pool or from the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization or general collections with respect to the securitization of any of such West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans.

Consultation and Control

Pursuant to the related Intercreditor Agreement, the directing holder with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan, as of any date of determination, is the MSBAM 2016-C30 Trustee on behalf of the West LA Office – 1950 Sawtelle Boulevard issuing entity as holder of the West LA Office – 1950 Sawtelle Boulevard Controlling Pari Passu Companion Loan; provided, that, unless a consultation termination event exists under the MSBAM 2016-C30 Pooling and Servicing Agreement or the West LA Office – 1950 Sawtelle Boulevard Whole Loan is an “excluded mortgage loan” under the MSBAM 2016-C30 Pooling and Servicing Agreement, the directing certificateholder under the MSBAM 2016-C30 Pooling and

Servicing Agreement (the “West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder”) is entitled to exercise the rights of the directing holder with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan. In its capacity as representative of the directing holder under the related Intercreditor Agreement, the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder is entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are expected to be substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan, including consent and/or consultation rights regarding “major decisions” (as defined under the related Intercreditor Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan (which approval rights are expected to be substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement—Asset Status Reports” in this prospectus). It is expected that, pursuant to the terms of the MSBAM 2016-C30 Pooling and Servicing Agreement, the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder will have the same consent and/or consultation rights with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the West LA Office – 1950 Sawtelle Boulevard issuing entity (other than any “excluded mortgage loan” under the MSBAM 2016-C30 Pooling and Servicing Agreement) that are serviced under the MSBAM 2016-C30 Pooling and Servicing Agreement and do not have companion loans.

The related Intercreditor Agreement provides that no objection, direction, consent or advice by the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder may require or cause the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, to violate any provision of the related mortgage loan documents, applicable law, the MSBAM 2016-C30 Pooling and Servicing Agreement, the related Intercreditor Agreement, the REMIC provisions or the MSBAM 2016-C30 Servicer’s or the MSBAM 2016-C30 Special Servicer’s obligation to act in accordance with the servicing standard under the MSBAM 2016-C30 Pooling and Servicing Agreement or materially expand the scope of responsibilities of any of the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable.

In addition, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity, as holder of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan (or its representative) and the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives), will (i) have a right to receive copies of all notices, information and reports that the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, is required to provide to the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder under the MSBAM 2016-C30 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the West LA Office – 1950 Sawtelle Boulevard Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis with respect to any “major decisions” (as defined under the related Intercreditor Agreement) to be taken with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the West LA Office – 1950 Sawtelle Boulevard Whole Loan. The consultation rights of the Issuing Entity (or its representative) and the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives), will, in each case, expire 10 business days following the delivery thereto of written notice of the proposed action, together with copies of the notices, information and reports required to be provided to the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder, whether or not the Issuing Entity (or its representative) or such Companion Loan Holders (or their representatives), as applicable, have responded within such period; provided, that if the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew. Notwithstanding the consultation rights described above, the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, is permitted to make a “major decision” (as defined under the related Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the West LA Office – 1950 Sawtelle Boulevard Whole Loan. Neither the MSBAM 2016-C30 Servicer nor the MSBAM 2016-C30 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative) or the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives).

In addition to the consultation rights of the Issuing Entity (or its representative) and the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives) described above, pursuant to the terms of the related Intercreditor Agreement, the Issuing Entity (or its representative) and the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives) will have the right to annual meetings (which may be held telephonically) with the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer, as applicable, in which servicing issues related to the West LA Office – 1950 Sawtelle Boulevard Whole Loan are discussed.

The MSBAM 2016-C30 Pooling and Servicing Agreement provides that no direction or disapproval of the Issuing Entity (or its representative) or the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives) that would require or cause the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer will require or cause the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer to violate the terms of the related mortgage loan documents, applicable law or any provision of the MSBAM 2016-C30 Pooling and Servicing Agreement, including the MSBAM 2016-C30 Servicer’s or the MSBAM 2016-C30 Special Servicer’s obligation to act in accordance with the servicing standard under the MSBAM 2016-C30 Pooling and Servicing Agreement, or the REMIC provisions, or materially expand the scope of MSBAM 2016-C30 Servicer’s, the MSBAM 2016-C30 Special Servicer’s or the MSBAM 2016-C30 Trustee’s responsibilities under the MSBAM 2016-C30 Pooling and Servicing Agreement.

See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan” in this prospectus.

Application of Penalty Charges

The related Intercreditor Agreement provides that items in the nature of Penalty Charges paid on the West LA Office – 1950 Sawtelle Boulevard Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans by the amount necessary to pay the MSBAM 2016-C30 Servicer, the MSBAM 2016-C30 Trustee or the MSBAM 2016-C30 Special Servicer for any interest accrued on any property protection advances and reimbursement of any property protection advances in accordance with the terms of the MSBAM 2016-C30 Pooling and Servicing Agreement; second, be used to reduce the respective amounts payable on each of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans by the amount necessary to pay the master servicer, the trustee, the MSBAM 2016-C30 Servicer, the MSBAM 2016-C30 Trustee, and the master servicer and the trustee for any securitization of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization, for any interest accrued on any P&I Advance (or analogous P&I advance made pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement or the document governing any securitization of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization) made with respect to such loan by such party (if and as specified in the Pooling and Servicing Agreement, the JPMCC 2016- JP2 Pooling and

Servicing Agreement or the document governing any securitization of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization), third, be used to reduce, on a pro rata basis, the amounts payable on each of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan (as specified in the MSBAM 2016-C30 Pooling and Servicing Agreement); and, finally, (i) in the case of the remaining amount of penalty charges allocable to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan, the West LA Office – 1950 Sawtelle Boulevard Controlling Pari Passu Companion Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans evidenced by notes A-2 and A-4, be paid to the MSBAM 2016-C30 Servicer and/or the MSBAM 2016-C30 Special Servicer as additional servicing compensation as provided in the MSBAM 2016-C30 Pooling and Servicing Agreement and (ii) in the case of the remaining amount of penalty charges allocable to the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans evidenced by notes A-2 and A-4, be paid, (x) prior to the securitization of such West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan, to the related Companion Loan Holder and (y) following the securitization of such West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan, to the MSBAM 2016-C30 Servicer and/or the MSBAM 2016-C30 Special Servicer as additional servicing compensation as provided in the MSBAM 2016-C30 Pooling and Servicing Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the related Intercreditor Agreement, if the West LA Office – 1950 Sawtelle Boulevard Whole Loan becomes a defaulted mortgage loan under the MSBAM 2016-C30 Pooling and Servicing Agreement, and if the MSBAM 2016-C30 Special Servicer determines to sell the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan included in the West LA Office – 1950 Sawtelle Boulevard securitization in accordance with the MSBAM 2016-C30 Pooling and Servicing Agreement, then the MSBAM 2016-C30 Special Servicer will be required to sell the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and all West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans together as one whole loan in accordance with the procedures set forth under the MSBAM 2016-C30 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the MSBAM 2016-C30 Special Servicer will not be permitted to sell the West LA Office – 1950 Sawtelle Boulevard Whole Loan if it becomes a defaulted mortgage loan under the MSBAM 2016-C30 Pooling and Servicing Agreement without the written consent of each of the Issuing Entity (or its representative), as holder of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan, and the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives), unless the MSBAM 2016-C30 Special Servicer has delivered to the Issuing Entity (or its representative) and each such Companion Loan Holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the West LA Office – 1950 Sawtelle Boulevard Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the MSBAM 2016-C30 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the West LA Office – 1950 Sawtelle Boulevard Whole Loan, and any documents in the servicing file reasonably requested by the Issuing Entity (or its representative) or any such Companion Loan Holder (or its representative) that are material to the price of the West LA Office – 1950 Sawtelle Boulevard Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the MSBAM 2016-C30 Servicer or the MSBAM 2016-C30 Special Servicer in connection with the proposed sale; provided, that each of the Issuing Entity (or its representative) or the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives)

may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the foregoing, each of the Issuing Entity (or its representative) and the holders of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans (or their representatives) will be permitted to bid at any sale of the West LA Office – 1950 Sawtelle Boulevard Whole Loan unless such person is the related borrower or an agent or affiliate of the related borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the related Intercreditor Agreement and the MSBAM 2016-C30 Pooling and Servicing Agreement, the directing holder with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan has the right, at any time and from time to time, with or without cause, to replace the MSBAM 2016-C30 Special Servicer then acting with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan and appoint a replacement special servicer in lieu thereof; provided that the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder may only replace the MSBAM 2016-C30 Special Servicer without cause if either (i) LNR Partners, LLC or its affiliate is no longer the MSBAM 2016-C30 Special Servicer or (ii) LNR Securities Holdings, LLC or its affiliate owns less than 25% of the then-controlling class of the West LA Office – 1950 Sawtelle Boulevard certificates. Accordingly, subject to the foregoing, the West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder (at any time prior to the occurrence and continuance of a control termination event under the MSBAM 2016-C30 Pooling and Servicing Agreement and provided that the West LA Office – 1950 Sawtelle Boulevard Whole Loan is not an “excluded mortgage loan” under the MSBAM 2016-C30 Pooling and Servicing Agreement) and the applicable West LA Office – 1950 Sawtelle Boulevard certificateholders with the requisite percentage of voting rights (at any time after the occurrence and during the continuance of a control termination event under the MSBAM 2016-C30 Pooling and Servicing Agreement) have the right to replace the MSBAM 2016-C30 Special Servicer and appoint a replacement special servicer that satisfies the conditions set forth in the MSBAM 2016-C30 Pooling and Servicing Agreement in lieu thereof. Each of the Issuing Entity (or its representative) and the holder of the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan not included in the West LA Office – 1950 Sawtelle Boulevard securitization (or their representatives) may direct the MSBAM 2016-C30 Trustee to terminate the MSBAM 2016-C30 Special Servicer (solely with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan) upon a servicer termination event under the MSBAM 2016-C30 Pooling and Servicing Agreement with respect to the MSBAM 2016-C30 Special Servicer that affects the Issuing Entity (as the holder of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan) or such Companion Loan Holders, as applicable.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2015, of JPMorgan Chase & Co., the 2015 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2014, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $97.6 billion. Of that amount, approximately $85.5 billion has been securitized by the depositor. In its fiscal year ended December 31, 2014, JPMCB originated approximately $13.1 billion of commercial mortgage loans, of which approximately $10.5 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

•	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

•	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v)

JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

With respect to one (1) Mortgaged Property identified as “Opry Mills” on Annex A-1, securing one (1) Mortgage Loan representing approximately 6.6% of the Initial Pool Balance, JPMCB did not obtain certifications from the related borrower sponsors as to current contingent liabilities and/or real estate experience. This represents an exception to the underwriting guidelines for JPMCB. JPMCB’s decision to include the Mortgage Loan notwithstanding the exceptions was supported by the compensating factors that JPMCB was able to effectively evaluate the financial capacity and real estate experience of the borrower sponsors based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsors. Based on these compensating factors, JPMCB approved inclusion of the Mortgage Loan in this transaction.

Compliance with Rule 15Ga-1 under the Exchange Act

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on August 15, 2016. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2016. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the period from and including July 1, 2013 to and including June 30, 2016, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Benefit Street Partners CRE Finance LLC

General

Benefit Street Partners CRE Finance LLC, previously known as BSPCC Lender L.L.C. (“BSP”), is a sponsor of, and a seller of certain mortgage loans (the “BSP Mortgage Loans”) into, the securitization described in this prospectus. BSP is a limited liability company organized under the laws of the State of Delaware. The primary offices of BSP are located at 9 West 57th Street, Suite 4920, New York, New York 10019.

BSP’s Loan Origination and Acquisition History

The participation by BSP in this securitization will be the ninth securitization in which it has been involved. BSP began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets.

BSP originates and acquires from unaffiliated third party originators, commercial mortgage loans throughout the United States. The following tables set forth information with respect to originations and acquisitions of fixed rate and floating rate commercial mortgage loans by BSP as of June 2, 2016.

Originations and Acquisitions of Fixed Rate Commercial Mortgage Loans

	June 2, 2016
	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination or Purchase
Originations/Acquisitions	105	$1,270,304,917.18

In connection with this commercial mortgage securitization transaction, BSP will transfer the BSP Mortgage Loans to the depositor, who will then transfer the BSP Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the BSP Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, BSP will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, BSP will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the BSP Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, BSP will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. We cannot assure you that BSP will repurchase or replace, or make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no affiliate of BSP will be responsible for doing so if BSP fails with respect to its obligations.

BSP does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that BSP originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, BSP sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Review of BSP Mortgage Loans

Overview. BSP has conducted a review of the BSP Mortgage Loans in connection with the securitization described in this prospectus. The review of the BSP Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “BSP Review Team”). The review procedures described below were employed with respect to all of the BSP Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the BSP Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each BSP Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the BSP Team during the underwriting process. The BSP Review Team periodically updated the information in the database and the related asset summary report with respect to such BSP Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the BSP Review Team.

A data tape (the “BSP Data Tape”) containing detailed information regarding each BSP Mortgage Loan was created from the information in the database referred to in the prior paragraph. The BSP Data Tape was used to provide the numerical information regarding the BSP Mortgage Loans in this prospectus.

Data Validation and Recalculation. BSP engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by BSP, relating to information in this prospectus regarding the BSP Mortgage Loans. These procedures included:

•	comparing the information in the BSP Data Tape against various source documents provided by BSP that are described under “—Review of BSP Mortgage Loans—Database” above;

•	comparing numerical information regarding the BSP Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BSP Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the BSP Mortgage Loans disclosed in this prospectus.

Legal Review. BSP engaged various law firms to conduct certain legal reviews of the BSP Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each BSP Mortgage Loan, BSP’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each BSP Mortgage Loan reviewed BSP’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the BSP Mortgage Loans. Such assistance included, among other things, (i) a review of BSP’s asset summary report and its origination counsel’s due diligence questionnaire for each BSP Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the BSP Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the BSP Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying Mortgaged Properties of which BSP was aware at the origination of any BSP Mortgage Loan, the BSP Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. BSP conducted a search with respect to each borrower under the related BSP Mortgage Loan to determine whether it filed for bankruptcy. If the BSP Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any BSP Mortgage Loan, the BSP Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The BSP Review Team, with the assistance of applicable origination counsel, also reviewed the BSP Mortgage Loans to determine whether any BSP Mortgage Loan materially deviated from the underwriting guidelines set forth under “—BSP’s Underwriting Standards” below. See “—BSP’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, the BSP Review Team determined that the disclosure regarding the BSP Mortgage Loans in this prospectus is accurate in all material respects. The BSP Review Team also determined that the BSP Mortgage Loans were originated in accordance with BSP’s origination procedures and underwriting criteria, except as described under “—BSP’s Underwriting Standards—Exceptions” below. BSP attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. BSP will perform a review of any mortgage loan that it elects to substitute for a Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. BSP, and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related MLPA and the PSA (collectively, the “Qualification Criteria”). BSP will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by BSP and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by BSP to render any tax opinion required in connection with the substitution.

BSP’s Underwriting Standards

Each of the BSP Mortgage Loans was originated or acquired by BSP. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSP.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated or acquired by BSP will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular BSP Mortgage Loans, see “—BSP’s Underwriting Standards—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, BSP also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from BSP. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. BSP’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 75.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by BSP and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that BSP or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

•	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

•	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

•	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

•	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, BSP typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or the scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, BSP will generally examine whether the use and occupancy and construction of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, BSP may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or BSP has a reasonable likelihood of recovering approximately 75% of proceeds from the casualty; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, BSP may require the borrower to remediate such violation and, subject to the discussion under “—BSP’s Underwriting Standards —Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on BSP’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, BSP may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, BSP may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, BSP may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by BSP are as follows:

•	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay, or there is sufficient evidence that such sole or major tenant is paying, taxes directly.

•	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain, or there is sufficient evidence that such sole or major tenant is maintaining, the insurance or is permitted to self-insure.

•	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

•	Tenant Improvements/Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements/leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

•	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

•	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if BSP determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and BSP’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the BSP Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. The BSP Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

BSP most recently filed a Form ABS-15G on February 9, 2016. BSP’s Central Index Key number is 0001632269. With respect to the period from and including January 1, 2015 to and including June 30, 2016, BSP does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the date hereof, neither BSP nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, BSP and its affiliates, are not restricted from retaining any of such certificates and may, prior to the Closing Date, determine that they wish to retain certain certificates. In addition, BSP and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Benefit Street Partners CRE Finance LLC” has been provided by BSP.

Starwood Mortgage Funding VI LLC

General

Starwood Mortgage Funding VI LLC (“SMF VI”) is a limited liability company organized under the laws of the state of Delaware and a wholly-owned subsidiary of Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, including SMF VI, “Starwood”). SMF VI is a sponsor of, and a seller of certain mortgage loans (the “Starwood Mortgage Loans”) into, the securitization described in this prospectus. Starwood was formed to invest in commercial real estate debt. SMF VI is an affiliate of (a) LNR Partners, LLC, the special servicer with respect to the Opry Mills Mortgage Loan and the anticipated special servicer for the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan, and (b) LNR Securities Holdings, LLC, the entity (i) holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the JPMCC 2016-JP2 Pooling and Servicing Agreement and (ii) expected to hold a majority interest in the control eligible certificates issued, and expected to act as the directing certificateholder, under the MSBAM 2016-C30 Pooling and Servicing Agreement. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Newport Beach, California and New York, New York.

Four (4) mortgage loans identified as “Hillside Industrial,” “West LA Office – 1950 Sawtelle Boulevard,” “Holiday Inn Express - Aiken” and “Bluffton Self Storage” on Annex A-1, representing approximately 3.3% of the Initial Pool Balance, were originated by The Bank of New York Mellon and subsequently purchased and reunderwritten by SMC in accordance with the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Starwood Mortgage Funding VI LLC—SMF VI’s Underwriting Guidelines and Processes”.

JPMorgan Chase Bank, National Association provides warehouse financing to SMF VI through a master repurchase facility. Four (4) of the Starwood Mortgage Loans, representing approximately 7.4% of the Initial Pool Balance, are subject to that repurchase facility as of the date of this prospectus, and it is expected that one (1) additional Starwood Mortgage Loan, representing approximately 0.4% of the Initial Pool Balance, will be subject to that repurchase facility prior to the issuance of the Offered Certificates (except that the number and dollar amount of Starwood Mortgage Loans subject to that repurchase facility may increase or decrease prior to the issuance of the Offered Certificates).

Pursuant to interim servicing agreements between Wells Fargo, which is the certificate administrator, the custodian, the certificate registrar and the 17g-5 information provider, and SMF VI, which is a sponsor and an originator, Wells Fargo acts as interim servicer with respect to some or all of the mortgage loans to be contributed to this securitization by SMF VI.

Starwood’s Securitization Program

This is the 53rd commercial mortgage securitization to which Starwood is contributing loans; however, certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, L.L.C., Wachovia Bank and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $6.60 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five and ten years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine loans and preferred equity structures.

Review of SMF VI Mortgage Loans

Overview. SMF VI has conducted a review of the SMF VI mortgage loans (the “SMF VI Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the SMF VI Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMF VI Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMF VI Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMF VI Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMF VI Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMF VI Data Tape”) containing detailed information regarding each SMF VI Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMF VI Data Tape was used to provide the numerical information regarding the SMF VI Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMF VI engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMF VI, relating to information in this prospectus regarding the SMF VI Mortgage Loans. These procedures included:

•	comparing the information in the SMF VI Data Tape against various source documents provided by SMF VI that are described above under “—Database”;

•	comparing numerical information regarding the SMF VI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMF VI Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the SMF VI Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMF VI Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMF VI Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMF VI Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMF VI Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMF VI Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMF VI Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMF VI Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMF VI Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMF VI Mortgage Loans to determine whether any SMF VI Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMF VI’s Underwriting Guidelines and Processes” below. See “—Exceptions to SMF VI’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMF VI Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMF VI Mortgage Loans were originated in accordance with Starwood’s origination procedures and underwritten (or reunderwritten) in accordance with Starwood’s underwriting criteria, except as described below under “—Exceptions to SMF VI’s Disclosed Underwriting Guidelines” below. SMF VI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. SMF VI will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. SMF VI, and if appropriate its legal counsel, will review the mortgage loan documents of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement.

SMF VI’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated (or acquired and reunderwritten) by Starwood for securitization.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated (or acquired and reunderwritten) by Starwood complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMF VI Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and Mortgage Loan Sellers” section and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties”.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, that the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

•	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

•	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E 1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

•	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

•	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

•	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

•	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

•	Taxes – typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

•	Insurance – if the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

•	Replacement Reserves – replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

•	Completion Repair/Environmental Remediation – typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

•	Tenant Improvement/Lease Commissions – in most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMF VI Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMF VI’s Disclosed Underwriting Guidelines

With respect to four (4) Mortgaged Properties Identified as “Hillside Industrial,” “West LA Office – 1950 Sawtelle Boulevard,” “Holiday Inn Express - Aiken” and “Bluffton Self Storage” on Annex A-1, securing four (4) Mortgage Loans representing approximately 3.3% of the Initial Pool balance, SMF VI did not receive separate certifications of the operating statements and rent rolls from the related borrower sponsors, which is SMF VI’s general practice. SMF VI’s decision to include the Mortgage Loans notwithstanding the exception was supported by the compensating factor that each of the related borrower sponsors certified in the Mortgage Loan documents that the operating statements and rent rolls were true, correct and complete in all material respects Based on this compensating factor, SMF VI approved inclusion of these Mortgage Loans into this transaction.

With respect to the Mortgaged Property identified as “West LA Office - 1950 Sawtelle Boulevard” on Annex A-1, securing a Mortgage Loan representing approximately 0.8% of the Initial Pool Balance, the underwritten debt service coverage ratio for the Mortgage Loan is approximately 1.18x, which is lower than the 1.20x threshold described above. SMF VI’s decision to include the Mortgage Loan notwithstanding the exception was supported by the following compensating factors: (a) the borrower sponsor’s level of experience and size of real estate portfolio, (b) the amount of the borrower sponsor’s cash equity in the transaction and (c) the Mortgaged Property’s location southwest of I-405, between Santa Monica Boulevard and I-10, providing easy access to Downtown Los Angeles, Santa Monica and other surrounding cities. Based on these compensating factors, SMF VI approved inclusion of this Mortgage Loan into this transaction.

Servicing

Interim servicing for all loans originated by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. In addition, primary servicing is occasionally retained by certain mortgage brokerage firms under established sub-servicing agreements with Starwood, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012.  SMC most recently filed a Form ABS-15G on February 5, 2016.  SMC’s Central Index Key is 0001548405.  SMF VI’s Central Index Key is 0001682518.  SMF VI has not yet filed a Form ABS 15-G. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the date hereof, neither Starwood nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Starwood or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Starwood Mortgage Funding VI LLC” has been provided by SMF VI.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB. The depositor maintains its principal office at 383 Madison Avenue, 31st Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, JPMCC Commercial Mortgage Securities Trust 2016-JP3, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “—The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as the trustee, the certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.8 trillion in assets and approximately 265,000 employees as of December 31, 2015, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally.

Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2015, Wells Fargo Bank was acting as trustee on approximately 367 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $151 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC on behalf of the trust and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2015, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA (and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2015, Wells Fargo Bank was acting as custodian of more than 187,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the sponsor or an affiliate of the sponsor, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against Wells Fargo Bank, in its capacity as trustee under 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the same court by RMBS investors, and these cases have been consolidated before the same judge in these and other transactions. On January 19, 2016, an order was entered in connection with the Complaint in which the District Court declined to exercise jurisdiction over 261 RMBS trusts in the Compliant, the District Court also allowed all plaintiffs to file amended complaints if they so chose, and three amended complaints have been filed.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to be the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s, Fitch and Morningstar Credit Ratings, LLC (“Morningstar”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” for master servicer and primary servicer, and “2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2016, Midland was master and/or primary servicing approximately 28,906 commercial and multifamily mortgage loans with a principal balance of approximately $384 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,961 of such loans, with a total principal balance of approximately $147 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of June 30, 2016, Midland was named the special servicer in approximately 215 commercial mortgage backed securities transactions with an aggregate outstanding principal balance of approximately $109 billion. With respect to such transactions as of such date, Midland was administering approximately 81 assets with an outstanding principal balance of approximately $714 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2013 to 2015.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
Total	$70	$85	$110

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Under the DBJPM 2016-C3 Pooling and Servicing Agreement, Midland is also the DBJPM 2016-C3 Servicer and DBJPM 2016-C3 Special Servicer of the 693 Fifth Avenue Whole Loan.

Under the CGCMT 2016-C2 Pooling and Servicing Agreement, Midland is also the CGCMT 2016-C2 Servicer of the Crocker Park Phase One & Two Whole Loan.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

The foregoing information regarding Midland under this heading “—The Master Servicer” has been provided by Midland.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any non-serviced mortgage loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal or replacement, resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicers for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The JPMCC 2016-NINE, JPMCC 2016-JP2, DBJPM 2016-SFC and West LA Office – 1950 Sawtelle Boulevard Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) is, or is expected to be, (A) the Non-Serviced Master Servicer with respect to (i) the 9 West 57th Street Whole Loan under the JPMCC 2016-NINE Trust and Servicing Agreement, (ii) the Opry Mills Whole Loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iii) the Westfield San Francisco Centre Whole Loan under the DBJPM 2016-SFC Trust and Servicing Agreement, (iv) the West LA Office – 1950 Sawtelle Boulevard Whole Loan under the MSBAM 2016-C30 Pooling and Servicing Agreement and (B) the Non-Serviced Special Servicer with respect to the 9 West 57th Street Whole Loan under the JPMCC 2016-NINE Trust and Servicing Agreement. Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 6/30/2016
By Approximate Number:	33,391	33,605	32,716	31,747
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$503.65

Within this portfolio, as of June 30, 2016, are approximately 23,158 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $401.0 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of June 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of June 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.5 billion.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q2 2016	$389,377,596,079	$702,835,003	0.18%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo has acted as a special servicer of securitized commercial and multifamily mortgage loans in excess of five years, including European loans as a result of the aforementioned acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG.  Wells Fargo’s special servicing system includes McCracken Financial Solutions Corp.’s Strategy CS software.

The table below sets forth information about Wells Fargo’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 6/30/2016
By Approximate Number	98	112	124	140
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance (in billions)(1)	$60.1	$67.4	$86.0	$100.4
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance (2)	$1,047,414,628	$520,064,655	$181,704,308	$99,566,541

(1)	Includes all loans in Wells Fargo’s portfolio for which Wells Fargo is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

The properties securing loans in Wells Fargo’s special servicing portfolio may include retail, office, multifamily, industrial, hospitality and other types of income-producing property. As a result, such properties, depending on their location and/or other specific circumstances, may compete with the Mortgaged Properties for tenants, purchasers, financing and so forth.

Wells Fargo has developed strategies and procedures as special servicer for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the underlying loan documents) to maximize the value from the assets for the benefit of certificate holders. Wells Fargo’s strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard, the underlying loan documents and applicable law, rule and regulation.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special Servicer	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing and special servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under any Non-Serviced PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code searches and filings.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the related Non-Serviced Mortgage Loans and Non-Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as a Non-Serviced Master Servicer) will not have primary responsibility for custody services of original documents evidencing the related Non-Serviced Mortgage Loans or Non-Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Non-Serviced Mortgage Loans, Non-Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Non-Serviced PSA.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo has entered, or is expected to enter, into one or more agreements with the related mortgage loan sellers to purchase the master servicing and/or primary servicing rights to the 9 West 57th Street Whole Loan, the Opry Mills Whole Loan, the Westfield San Francisco Centre Whole Loan and the West LA Office – 1950 Sawtelle Boulevard Whole Loan.

Pursuant to certain interim servicing agreements between Wells Fargo and SMF VI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by SMF VI or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the SMF VI Mortgage Loans.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Special Servicer

Torchlight Loan Services, LLC (“Torchlight”) will initially be appointed to act as a special servicer under the PSA. In such capacity, Torchlight will be responsible for the servicing and administration of the applicable Specially Serviced Loans and REO Properties pursuant to the PSA.

Torchlight is a Delaware limited liability company. Its executive and principal special servicing office is located at 475 Fifth Avenue, New York, New York 10017. Torchlight is wholly owned by Torchlight Investors, LLC which through its subsidiaries, affiliates and joint ventures, is involved in the real estate investment, finance and management business and engages principally in:

•	investing in high-yielding real estate loans;
•	investing in unrated and non-investment grade rated securities issued pursuant to CMBS transactions; and
•	distressed debt workout, through Torchlight, its nationally rated special servicing affiliate.

Torchlight has substantial experience in working out loans and has been engaged in servicing CMBS assets since December 2007. Torchlight’s then affiliated predecessor had been engaged in servicing CMBS assets since 1998. In the past five and a half years, Torchlight has resolved over $7.3 billion of U.S. commercial and multifamily loans.

The table below sets forth information about Torchlight’s portfolio of specially serviced commercial and multifamily mortgage loans as of the dates indicated:

CMBS Pools	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 6/30/2016
By Approximate Number	32	32	33	33
Named Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(1)	$33,400,000,000	$30,300,000,000	$18,200,000,000	$16,800,000,000
Actively Specially Serviced Portfolio By Approximate Number of Loans(2)	150	172	109	83
Actively Specially Serviced Portfolio By Approximate Aggregate Unpaid Principal Balance(2)	$2,200,000,000	$2,100,000,000	$1,600,000,000	$1,300,000,000

(1)	Includes all loans in Torchlight’s portfolio for which Torchlight is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans including REO.

As of June 30, 2016, there were 23 personnel involved in the special servicing of commercial real estate assets for Torchlight, of which 13 were dedicated to the special servicing business unit. As of June 30, 2016, Torchlight specially services a portfolio which included approximately 83 loans throughout the 50 United States, the District of Columbia and Puerto Rico with a then-current face value of approximately $1.30 billion, all of which are commercial or multifamily real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as those securing the mortgage loans backing the certificates. Accordingly, the assets that Torchlight services as well as assets owned by its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth. Torchlight does not service or manage any assets other than commercial and multifamily real estate assets.

Torchlight has developed policies and procedures for the performance of its special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Torchlight has recognized that technology can greatly improve its performance as a special servicer, and Torchlight’s Intranet based infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for improved accuracy, efficiency, transparency, monitoring and controls.

Torchlight utilizes the services of certain independent contractors to augment its personnel.  Such services provided by independent contractors are included in the personnel numbers above. Torchlight does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as special servicer and accordingly Torchlight does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA nor any material impact on the mortgage pool performance or the performance of the certificates.

Torchlight will not have primary responsibility for custody services of original documents evidencing the mortgage loans. On occasion, Torchlight may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Torchlight has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Torchlight or of which any of its property is the subject, which is material to the certificateholders. Torchlight is not an affiliate of the depositor, the sponsors, the mortgage loan seller, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor or any originator of any of the Mortgage Loans identified in this prospectus supplement.

There are no specific relationships involving or relating to this transaction or the securitized mortgage loans between Torchlight or any of its affiliates, on the one hand, and the depositor, the sponsor or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years. In addition, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party—apart from the subject securitization transaction—between Torchlight or any of its affiliates, on the one hand, and the depositor, the sponsor or the issuing entity, on the other hand, that currently exist or that existed during the past two (2) years and that are material to an investor’s understanding of the offered certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer has experienced an event of default as a result of any action or inaction performed by Torchlight as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Torchlight with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Torchlight was acting as special servicer.

From time to time, Torchlight and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Torchlight does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as special servicer.

Torchlight may enter into one or more arrangements with the applicable Directing Certificateholder, holders of certificates of the Controlling Class, the Controlling Class Representative or any person with the right to appoint or remove and replace Torchlight as special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Torchlight’s appointment as a special servicer under the PSA and any related Intercreditor Agreement and limitations on such person’s right to replace the special servicer.

Torchlight is an affiliate of the entity expected to purchase the Class E, Class F and Class NR certificates (and may purchase certain other classes of certificates) and be appointed as the initial directing certificateholder Except as described above, neither Torchlight nor any of its affiliates will acquire on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. Any such party will have the right to dispose of such certificates at any time.

Torchlight is an affiliate of the entity anticipated to purchase the Arkansas Hotel Portfolio Subordinate Companion Loan.

The foregoing information regarding Torchlight under this heading “Transaction Parties—The Special Servicer” has been provided by Torchlight.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The JPMCC 2016-JP2 and MSBAM 2016-C30 Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of LNR Property LLC (“LNR”), a Delaware limited liability company, was appointed to act as special servicer for the Opry Mills Whole Loan (in such capacity, the “JPMCC 2016-JP2 Special Servicer”) and upon the closing of the MSBAM 2016-C30 securitization transaction, is expected to be appointed to act as special servicer for the West LA Office – 1950 Sawtelle Boulevard Whole Loan (in such capacity, the “MSBAM 2016-C30 Special Servicer”). LNR is an affiliate of (a) SMF VI, a sponsor and mortgage loan seller, (b) SMC, an originator, and (c) LNR Securities Holdings, LLC, the entity (i) holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the JPMCC 2016-JP2 Pooling and Servicing Agreement and (ii) expected to hold a majority interest in the control eligible certificates issued, and expected to act as the directing certificateholder, under the MSBAM 2016-C30 Pooling and Servicing Agreement. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

LNR through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

•	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

•	investing in high-yielding real estate loans, and

•	investing in, and managing as special servicer, unrated and non-investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer of the Opry Mills Loan Whole Loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement and the West LA Office – 1950 Sawtelle Boulevard Whole Loan which is expected to be serviced under the MSBAM 2016-C30 Pooling and Servicing Agreement, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 154 as of June 30, 2016. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

•	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

•	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

•	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

•	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

•	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

•	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

•	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

•	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

•	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

•	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

•	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

•	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

•	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

•	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

•	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion; and

•	154 domestic commercial mortgage backed securitization pools as of June 30, 2016 with a then current face value in excess of $100 billion.

As of June 30, 2016, LNR Partners has resolved approximately $65.3 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015 and approximately $1.94 billion of U.S. commercial and multifamily mortgage loans through June 30, 2016.

LNR or one of its affiliates generally seeks investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina and in England and Germany. As of June 30, 2016, LNR Partners had approximately 235 employees responsible for the special servicing of commercial real estate assets. As of June 30, 2016, LNR Partners and its affiliates specially service a portfolio, which included approximately 7,278 assets across the United States and various international properties with a then current face value of approximately $101 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the Opry Mills Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the mortgage loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the servicing standard specified in the JPMCC 2016-JP2 Pooling and Servicing Agreement or the MSBAM 2016-C30 Pooling and Servicing Agreement, as applicable. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing functions it will perform under the JPMCC 2016-JP2 Pooling and Servicing Agreement or the MSBAM 2016-C30 Pooling and Servicing Agreement, as applicable. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to the JPMCC 2016-JP2 securitization transaction or the MSBAM 2016-C30 securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties with respect to the Opry Mills Whole Loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement or the West LA Office – 1950 Sawtelle Boulevard Whole Loan under the MSBAM 2016-C30 Pooling and Servicing Agreement and, accordingly, will not have any material impact on the performance of the Mortgage Pool or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the Opry Mills Whole Loan or the West LA Office – 1950 Sawtelle Boulevard Whole Loan. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving such Whole Loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standard specified in the JPMCC 2016-JP2 Pooling and Servicing Agreement or the MSBAM 2016-C30 Pooling and Servicing Agreement, as applicable.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the Opry Mills Whole Loan or the West LA Office – 1950 Sawtelle Boulevard Whole Loan, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

In the commercial mortgage backed securitization pools in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor (other than SMF VI), any originator (other than SMC) or any significant obligor.

Except as otherwise disclosed in this prospectus and except for LNR Partners being affiliated with (a) SMF VI, a sponsor and mortgage loan seller, (b) SMC, an originator, and (c) LNR Securities Holdings, LLC, the entity (i) holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the JPMCC 2016-JP2 Pooling and Servicing Agreement and (ii) expected to hold a majority interest in the control eligible certificates issued, and expected to act as the directing certificateholder, under the MSBAM 2016-C30 Pooling and Servicing Agreement, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the depositor, the issuing entity, any sponsor, the trustee, the certificate administrator, any significant obligor, any originator, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, except as otherwise disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the depositor, the issuing entity, any sponsor, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

As of the date of this prospectus, neither LNR Partners nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization (although for the avoidance of doubt LNR Partners will be entitled to special servicing fees and certain other fees described in this prospectus with respect to the Opry Mills Whole Loan and the West LA Office – 1950 Sawtelle Boulevard Whole Loan). However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The foregoing information regarding LNR Partners set forth under this “The JPMCC 2016-JP2 and MSBAM 2016-C30 Special Servicer” sub-heading has been provided by LNR Partners.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans and Servicing Shift Mortgage Loans) and Serviced Whole Loan (other than each Servicing Shift Whole Loan). The operating advisor will have certain review and consultation duties with respect to activities of the special servicer. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal offices of Pentalpha Surveillance are located at Amherst, New York and Greenwich, Connecticut. Pentalpha Surveillance is privately held (founded in 2005) and is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations

Pentalpha Surveillance maintains proprietary compliance checking software and a team of industry operations veterans dedicated to independently investigating and resolving loan origination and servicing flaws. This includes, but is not limited to, collections optimization, representation and warranty settlements, derivative contract errors and transaction party disputes. Loans collateralized by commercial and residential real estate debt represent the majority of its focus. More than $500 billion of residential, commercial and other income producing loans have been boarded to the Pentalpha Surveillance system in connection with the services provided by the Pentalpha group of companies.

Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors as well as agencies of the U.S. Government. As of July 31, 2016, Pentalpha Surveillance has acted as operating advisor or trust advisor in approximately 92 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $100 billion since October 2010. As of July 31, 2016, Pentalpha Surveillance has acted as asset representations reviewer in 11 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $10 billion.

Pentalpha Surveillance also has been engaged as an independent representation and warranty reviewer on numerous residential mortgage-backed securitizations across multiple issuer platforms. In that role, Pentalpha Surveillance has been integrally involved in the design and development of specific operational protocols and testing methodologies in connection with the breach review process related to representations and warranties. In addition, Pentalpha Surveillance has been a leader in the concept, design and implementation of the asset representations reviewer role in commercial mortgage-backed securitizations both during its consideration and after its adoption by the Securities and Exchange Commission in September 2014.

Pentalpha Surveillance is not an affiliate of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the trustee, the certificate administrator, the master servicer, the special servicer, the Directing Certificateholder, any “originators” (within the meaning of Item 1110 of Regulation AB) or any “significant obligor” (within the meaning of Item 1112 of Regulation AB) with respect to the trust.

From time to time, Pentalpha Surveillance may be a party to lawsuits and other legal proceedings arising in the ordinary course of business. However, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Pentalpha Surveillance or of which any of its property is the subject, that would have a material adverse effect on Pentalpha Surveillance’s business or its ability to serve as operating advisor or asset representations reviewer pursuant to the PSA or that is material to the holders of the certificates.

For a description of any material affiliations, relationships and related transactions between the operating advisor, asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”.

The foregoing information set forth under this subheading “—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2016-JP3 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B and Class X-C certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class NR and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$45,932,000
A-2	$97,274,000
A-3	$16,726,000
A-4	$300,000,000
A-5	$342,359,000
A-SB	$49,955,000
X-A	$970,952,000
X-B	$56,309,000
A-S	$118,706,000
B	$56,309,000
C	$50,222,000

Non-Offered Certificates
X-C	$105,009,000
D	$54,787,000
E	$22,828,000
F	$15,219,000
NR	$47,177,696

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $970,952,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $56,309,000. The Notional Amount of the Class X-C certificates will equal the aggregate Certificate Balances of the Class C and Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-C certificates will be approximately $105,009,000.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in October 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

•	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

•	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

•	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

•	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

•	all Yield Maintenance Charges and prepayment premiums;

•	all amounts deposited in the Collection Account in error; and

•	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b) if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c) all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e) the Gain-on-Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i) prior to the Cross-Over Date,

(a)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)	to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)	to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)	to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)	to the Class A-4 certificates in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero,

(f)	to the Class A-5 certificates in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero, and

(g)	to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero; and

(ii) on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Realized Losses previously allocated to each such class), up to an amount equal to the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution

Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class NR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class NR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to     %.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to      %.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to      %.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for the related Distribution Date.

The Pass-Through Rate for the Class X-C certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class C and Class D certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Principal Shortfall for that Distribution Date,

(b)  the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and

Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)   the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)   any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)     the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such

Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such

Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates in the following manner: (1) pro rata, among (w) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (x) the group of the Class B certificates and the Class X-B certificates (the “YM Group B”), (y) the group of the Class C and Class D certificates and the Class X-C certificates (the “YM Group C”) and (z) the group of the Class E, Class F and Class NR certificates (the “YM Group D”; and collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: (i) with respect to each YM Group other than the YM Group D, (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group and (ii) with respect to the YM Group D, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the classes comprising YM Group D on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	September 2021
Class A-3	January 2023
Class A-4	July 2026
Class A-5	August 2026
Class A-SB	December 2025
Class X-A	September 2026
Class X-B	September 2026
Class A-S	September 2026
Class B	September 2026
Class C	September 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in August 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)     the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu

Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F and Class NR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F and Class NR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F and Class NR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned

Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates until their Certificate Balance has been reduced to zero, sixth, to the Class A-5 certificates until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR certificates;

second, to the Class F certificates;

third, to the Class E certificates;

fourth, to the Class D certificates;

fifth, to the Class C certificates;

sixth, to the Class B certificates; and

seventh, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to the 9 West 57th Street Whole Loan, the Westfield San Francisco Centre Whole Loan and the Arkansas Hotel Portfolio Whole Loan, losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each

Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)  a report with respect to the related reporting period, containing the information provided for on Annex B (the “Distribution Date Statement”);

(2)  a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)  a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)  a CREFC® advance recovery report;

(5)  a CREFC® total loan report;

(6)  a CREFC® operating statement analysis report;

(7)  a CREFC® comparative financial status report;

(8)  a CREFC® net operating income adjustment worksheet;

(9)  a CREFC® real estate owned status report;

(10) a CREFC® servicer watch list;

(11) a CREFC® loan level reserve and letter of credit report;

(12) a CREFC® property file;

(13) a CREFC® financial file;

(14) a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15) a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

•	a CREFC® property file;

•	a CREFC® financial file;

•	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

•	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property:

•	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending December 31, 2016, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

•	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO

Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor or manager of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com, Markit Group Limited and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

•	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

•	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

•	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the annual reports prepared by the operating advisor;

•	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer;

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

o	the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

•	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator;

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

o	the “Investor Q&A Forum”; and

o	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1) 2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – JPMCC 2016-JP3
with a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or Certificate Owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or Certificate Owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)     an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)     the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)      an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)     the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)    originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)   the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)   the original or a copy of all related environmental insurance policies.

provided that with respect to any (A) Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date and (B) Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the securitization that includes the Controlling Companion Loan on or about the related Servicing Shift Securitization Date pursuant to the PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)  A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)      any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)       any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)      any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    a copy of all related environmental reports; and

(xiv)    a copy of all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  a copy of all zoning reports;

(l)   a copy of financial statements of the related mortgagor;

(m) a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  a copy of all UCC searches;

(o)  a copy of all litigation searches;

(p)  a copy of all bankruptcy searches;

(q)  a copy of the origination settlement statement;

(r)   a copy of the insurance consultant report;

(s)  a copy of organizational documents of the related mortgagor and any guarantor;

(t)   a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)  a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)  a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1 and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller (or, Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively) will be required to, no later than 90 days following the earlier of:

(x)  such mortgage loan seller’s discovery of any Material Defect;

(y)  such mortgage loan seller’s receipt of notice of any Material Defect from any party to the PSA; or

(z)  in the case of any Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (A) the discovery of any Material Defect by any party to the PSA or (B) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(1) cure such Material Defect in all material respects, at its own expense,

(2) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, further, however, that the applicable mortgage loan seller (or, Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or, Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively) of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) (with respect to the special servicer, with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, but in all cases only prior to a Control Termination Event) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. The special servicer will determine the amount of any applicable Loss of Value Payment (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) and, in the case of any PSA Party Repurchase Request with respect to non-Specially Serviced Loans prior to the occurrence of a Resolution Failure, will communicate such amount to the master servicer for its enforcement action with the applicable mortgage loan seller. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan(s), either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, the MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, such seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Pari Passu Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)  have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)  have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)  have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)  accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)  have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)   have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)  comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)  have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)   have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)   constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)  not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)   have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)  have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)  prohibit defeasance within two years of the Closing Date;

(p)  not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)  have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)   be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or, Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or, Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors – Risks Related to Conflicts of Interest – The Servicing of Servicing Shift Whole Loan Will Shift to Others”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool – The Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of any related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial and multifamily mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make Advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)  any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of the Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1) all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2) in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such

Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or with respect to any Companion Loan or with respect to any cure payable by the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan(s), as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan(s).

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such

Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan(s), as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan(s), if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, upon the later of (i) two business days following the master servicer’s receipt of properly identified funds and (ii) the same business day that such properly identified funds become available to the master servicer (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Whole Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related

Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)     to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)     to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)   to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)  to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan(s) or from general collections with respect to the securitization of the related Companion Loan(s). If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicer Compensation”, each Serviced Companion Loan for which the special servicer	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.

Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time

Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly

Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each Servicing Shift Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time

Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each Servicing Shift Mortgage Loan).

Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.

Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time

Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time

Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances,	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties		from collections on Serviced Companion Loans)

CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00375% to 0.04500%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

•	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that involve one or more Master Servicer Decisions, provided that the consent of the special servicer is not required to take such actions;

•	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that involve one or more Major Decisions or decisions that are not Master Servicer Decisions, provided that the consent of the special servicer is required to take such actions;

•	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

•	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

•	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that the consent of the special servicer is required to take such actions and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan have been paid; and

•	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00250%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.00125% to 0.00250% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i) within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii) the purchase of (A) any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) the Arkansas Hotel Portfolio Whole Loan by the holder of the related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii) the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv) with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v) the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi) if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full. Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)     100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)    100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans,

(iii)    100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower, and

(iv)    50% of all Excess Modification Fees and assumption fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and for which the special servicer’s consent or approval is required (which consist of matters that are Major Decisions and that are not otherwise Master Servicer Decisions).

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00493% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00240% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Offered Certificates as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00063% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (excluding any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged

Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1) 120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2) the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3) 30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4) 30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6) a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents), an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7) immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal, equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of

1.    the sum of

(a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.    the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances; provided that, with respect to the Arkansas Hotel Portfolio Whole Loan, all appraisal reductions will first be allocated to the Subordinate Companion Loan until reduced to zero, and then to the related mortgage loan. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the master servicer’s receipt from the special servicer of the MAI appraisal or the valuation and receipt of information requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction

Amount, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer such MAI appraisal. The special servicer will provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer has not notified the master servicer of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. For purposes of determining control with respect to the Arkansas Hotel Portfolio Whole Loan, Appraisal Reduction Amounts will first be notionally allocated to the Subordinate Companion Loan and then to the Arkansas Hotel Portfolio Mortgage Loan.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class NR certificates; second, to the Class F certificates; third, to the Class E certificates; fourth, to the Class D certificates; fifth, to the Class C certificates, sixth, to the Class B certificates, seventh, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer will be required to provide (via electronic delivery) the master servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Collateral Deficiency Amount for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan using reasonable efforts to deliver such information within 5 business days of the master servicer’s reasonable request. None of the special servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The special servicer and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR certificates, second, to the Class F certificates, third, to the Class E certificates, fourth, to the Class D certificates, fifth, to the Class C certificates, sixth, to the Class B certificates, and finally, to the Class A-S certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR certificates, second, to the Class F certificates, and third, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the special servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the

“Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to the Arkansas Hotel Portfolio Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control. See “Description of the Mortgage Pool—The Serviced Whole Loans—The Arkansas Hotel Portfolio Mortgage Loan—General”.

With respect to any Non-Serviced Mortgage Loan (other than the 9 West 57th Street Mortgage Loan), the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder or, with respect to the Arkansas Hotel Portfolio Whole Loan, the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder or the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Except as otherwise set forth in this paragraph, the special servicer (or, with respect to certain non-material modifications, waivers and amendments that are not Major Decisions, the master servicer) may not waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than three (3) months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise (i) cause any Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the issuing entity. The master servicer will not be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions without the consent of the special servicer (which such consent may be deemed received by the master servicer if the special servicer does not respond within 10 business days of delivery to the special servicer of the analysis and all information in the master servicer’s possession reasonably requested by the special servicer in order to grant or withhold such consent, plus the time provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a holder of a Companion Loan under a related intercreditor agreement), except certain non-material consents and waivers described in the PSA and as permitted under the Mortgage Loan documents.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus, and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1) extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2) provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

If the special servicer gives notice of any modification, waiver or amendment of any term of any Mortgage Loan (other than the Non-Serviced Whole Loans) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

In addition, with respect to the Arkansas Hotel Portfolio Whole Loan, so long as no Control Appraisal Period has occurred and is continuing with respect to the related Subordinate Companion Loan, no modification, waiver or amendment of the related Whole Loan that would be an Arkansas Hotel Portfolio Major Decision may be made without the consent of the holder of the related Subordinate Companion Loan which must be obtained by the Special Servicer. See “Description of the Mortgage Pool—The Whole

Loans—The Serviced Whole Loans—The Arkansas Hotel Portfolio Whole Loan—Consultation and Control.”

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer, with respect to non-Specially Serviced Loans (other than any Non-Serviced Mortgage Loan), and the special servicer, with respect to Specially Serviced Loans, will be required to either (a) exercise any right it may have with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive its right to exercise such rights; provided, however, that with respect to such waiver of rights, (i) with respect to all non-Specially Serviced Loans, the master servicer has made a recommendation and analysis and obtained the prior written consent (or deemed consent) of the special servicer, (ii) with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, the special servicer has obtained, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

With respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer, with respect to a non-Specially Serviced Loan, and the special servicer, with respect to Specially Serviced Loans, will be required (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that, with respect to such waiver of rights, (i) if the Mortgage Loan is a non-Specially Serviced Loan, the master servicer has made a recommendation and obtained the prior written consent (or deemed consent) of the special servicer, (ii) with respect to all Specially Serviced Loans and all non-Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the consent of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, has consulted with the Directing Certificateholder) and (iii) the master servicer or the special servicer, as the case may be, has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage

Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $20,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

With respect to the Arkansas Hotel Portfolio Whole Loan, the rights of the Directing Certificateholder set forth in the preceding paragraphs will be exercised by the holder of the related Subordinate Companion Loan prior to the occurrence and continuance of a Control Appraisal Period.

Inspections; Collection of Operating Information

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months commencing in calendar year 2017 and (B) less than $2,000,000 at least once every 24 months commencing in the calendar year 2018, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. With respect to the Arkansas Hotel Portfolio Whole Loan, the cost will be allocated, first, as an expense of the holder of the Subordinate Companion Loan, and second, as an expense of the holder of the related Mortgage Loan to the extent provided in the related intercreditor agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)  either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date a fully executed term sheet or refinancing commitment or a signed purchase and sale agreement for a refinancing of the related Mortgage Loan or sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the Master Servicer from an acceptable lender or purchaser reasonably satisfactory to the Master Servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date on which such documentation expires;

(2)  as to which any Periodic Payment is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)  as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)  as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)  as to which, in the judgment of the master servicer, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)  as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremediated for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)  as to which the master servicer determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of imminent default under clause (5) or (7) above. Upon receipt of any such written notice, the master servicer will deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) above and the reasons for such determination, and such determination shall be conclusive with respect to a servicing transfer at that time.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of

Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

•	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

•	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event, and in the case of the Arkansas Hotel Portfolio Whole Loan, only to the extent it is not subject to a Control Appraisal Period);

•	the master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll and income or operating statement available for the related Mortgaged Property;

•	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout,

restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

•	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder. The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan (or the Arkansas Hotel Portfolio Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period))) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan (other than the 9 West 57th Street Mortgage Loan), the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to the Purchase Price, the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. With respect to the Arkansas Hotel Portfolio Whole Loan, the special servicer will be permitted to sell the related Subordinate Companion Loan along with the related Mortgage Loan if it determines that a sale of the Arkansas Hotel Portfolio Whole Loan would maximize recoveries on the Whole Loan in accordance with the Servicing Standard. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

In addition, with respect to the Servicing Shift Mortgage Loans, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan, (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan, as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and (3) the special servicer with respect to all Mortgage Loans other than any Excluded Loan for which an extension of maturity is being considered by the special servicer or by the master servicer, subject to the consent or deemed consent of the special servicer, will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

Notwithstanding anything to the contrary, with respect to the Arkansas Hotel Portfolio Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan, the Directing Certificateholder will have no consent or consultation rights with respect to such Whole Loan and any control rights will be held by the holder of the related Subordinate Companion Loan in accordance with the related intercreditor agreement; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the holder of the related Subordinate Companion Loan is entitled to exercise such rights. However, during the occurrence and continuance a Control Appraisal Period with respect to the Arkansas Hotel Portfolio Whole Loan, the Directing Certificateholder will have the same consent and consultation rights with respect to such Whole Loan as it does for the other Mortgage Loans in the trust.

The “Directing Certificateholder” will be (i) with respect to each of the Servicing Shift Mortgage Loans, the related Loan Specific Directing Holder, and (ii) with respect to each Mortgage Loan (other than each of the Servicing Shift Mortgage Loans), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)  absent that selection, or

(2)  until a Directing Certificateholder is so selected, or

(3)  upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The “Loan Specific Directing Holder” means, with respect to the Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan Specific Directing Holder” with respect to the related Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan, which is currently JPMCB. On or after the applicable Servicing Shift Securitization Date, there will be no Loan Specific Directing Holder under the PSA with respect to such Servicing Shift Whole Loan.

The initial Directing Certificateholder is expected to be Torchlight Investors, LLC or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be Class NR certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F and Class NR certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer and (b) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan and any Excluded Loan), prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing (i) with respect to any Major Decision other than pursuant to clause (x) below, within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) and (ii) within 30 days with respect to clause (x) below, in each case, after receipt of the written recommendation and analysis (provided that if such written objection has not been received by the special servicer within such five-business-day, ten-business-day or 30-day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)   any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan;

(iii)  any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(iv)  any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(vi)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(vii)  (1) any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 and (y) for which the debt service coverage ratio and debt yield for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(viii) releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves, including, without limitation, with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion; provided that, for the avoidance of doubt, the foregoing performance escrows (or reserves) or earn-out escrows (or reserves) do not include any upfront or on-going tenant improvement/leasing commission escrows;

(ix)   any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(x)    any determination of an Acceptable Insurance Default;

(xi)   any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xii)  any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan, to the extent the Directing Certificateholder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable; and

(xiii) any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

For purposes of clause (viii) of the definition of “Major Decisions” above and the determination of whether there exists any lender discretion under the terms of the related Mortgage Loan documents, determining whether a debt service coverage ratio or debt yield test is satisfied in connection with any release of an escrow, reserve or letter of credit will not be considered lender discretion.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

With respect to any borrower request or other action on a non-Specially Serviced Loan including matters that are Major Decisions and that are otherwise not Master Servicer Decisions, the master servicer will not agree to such modification, waiver, amendment, consent, request or other action without the prior written consent of the special servicer. In connection with such consent, if the master servicer is recommending such request or action, the master servicer will provide, promptly, but otherwise within a commercially reasonable period of time, the special servicer with written notice of the request for such modification, waiver, amendment, consent, request or other action, along with the master servicer’s written recommendation and analysis, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that the special servicer does not respond within 10 business days after receipt of such written notice and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such modification, waiver, amendment, consent, request or other action will be deemed granted.

With respect to the Arkansas Hotel Portfolio Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder, will not be entitled to exercise the above described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of the related Subordinate Companion Loan; provided that nothing precludes the Directing Certificateholder from consulting with the related special servicer, regardless of whether the holder of the holder of the related Subordinate Companion Loan is entitled to exercise such rights. For the specific major decisions applicable to the Arkansas Hotel Portfolio Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, see “Description of the Mortgage Pool—The Serviced Whole Loans—The Arkansas Hotel Portfolio Mortgage Loan—Servicing”.

“Master Servicer Decision” means certain decisions with respect to non-Specially Serviced Loans that the master servicer may make without any Directing Certificateholder approval, Rating Agency Confirmation or special servicer approval pursuant to the terms of the PSA.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than (i) an Excluded Loan or (ii) the Arkansas Hotel Portfolio Whole Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan), so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the

PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that prior to the applicable Servicing Shift Securitization Date, no Control Termination Event may occur with respect to a Loan Specific Directing Holder, and the term “Control Termination Event” will not be applicable to such Loan Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, trustee, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E certificates, the successor Class E certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class

Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

With respect to the Arkansas Hotel Portfolio Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the Directing Certificateholder will not be entitled to exercise the above described rights, but such rights, or rights substantially similar to those rights, will be exercisable by the holder of the related Subordinate Companion Loan; provided that nothing precludes the Directing Certificateholder from consulting with the special servicer, regardless of whether the holder of the related Subordinate Companion Loan is entitled to exercise such rights. See “Description of the Mortgage Pool—The Serviced Whole Loans—The Arkansas Hotel Portfolio Mortgage Loan—Servicing”.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of (i) the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA or (ii) with respect to the Arkansas Hotel Portfolio Mortgage Loan, the holder of the related Subordinate Companion Loan (prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan) (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or the holder of the Subordinate Companion Loan related to the Arkansas Hotel Portfolio Whole Loan or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans (other than the 9 West 57th Street Whole Loan), the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the

Non-Serviced Whole Loans or the Servicing Shift Whole Loan, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of the Non-Serviced Whole Loans or Servicing Shift Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class;

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan (other than the 9 West 57th Street Mortgage Loan) or any Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction (i) with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties, (ii) the Servicing Shift Whole Loan (which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties and (iii) with respect to the Arkansas Hotel Portfolio Mortgage Loan, until the occurrence and continuance of a Control Appraisal Period. However, Pentalpha Surveillance is also the operating advisor under the CGCMT 2016-C2 Pooling and Servicing Agreement and the JPMCC 2016-JP2 Pooling and Servicing Agreement and, in that capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the CGCMT 2016-C2 Pooling and Servicing Agreement and the JPMCC 2016-JP2 Pooling and Servicing Agreement, respectively, that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than the Arkansas Hotel Portfolio Mortgage Loan prior to the occurrence and continuance of a Control Appraisal Period, any Non-Serviced Mortgage Loan and any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)  promptly reviewing each Final Asset Status Report; and

(c)  reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder or the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan, which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder, with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder or the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise in the process of being implemented by the special servicer in accordance with the terms of the PSA. The operating advisor is only required to review Final Asset Status Reports delivered to it by the special servicer; provided that the Operating Advisor will be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and other than the Arkansas Hotel Portfolio Mortgage Loan prior to the occurrence of a Control Appraisal Period with respect to the related Subordinate Companion Loan) or Serviced Whole Loan (other than any Servicing Shift Whole Loan and the Arkansas Hotel Portfolio Whole Loan prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)  the operating advisor will be required to prepare an annual report with respect to such Mortgage Loan (other than any Non-Serviced Mortgage Loans, any Servicing Shift Mortgage Loans and the Arkansas Hotel Portfolio Mortgage Loan prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan) or Serviced Whole Loans (other than the Servicing Shift Whole Loan and the Arkansas Hotel Portfolio Whole Loan prior to the occurrence and continuance of a Control Appraisal Period with respect to the related Subordinate Companion Loan) that was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)    after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)  if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

With respect to the Arkansas Hotel Portfolio Mortgage Loan, the consultation duties set forth in this section entitled “—Duties of Operating Advisor While a Control Termination Event has Occurred and is Continuing” will not be permitted to be exercised by the operating advisor until after the occurrence and continuance of both a Control Appraisal Period with respect to such mortgage loan and a Control Termination Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than any Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder or any of their affiliates.

Annual Report.

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans (other than any Servicing Shift Mortgage Loans) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)   that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)   that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)   that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than any Non-Serviced Mortgage Loan, any Servicing Shift Mortgage Loan and any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party” ), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to an Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)  the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders and (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 50% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and the portion of any REO Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred.  If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to all Certificateholders in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.  With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS.  See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”.  While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after July 1, 2006, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and June 30, 2016 was approximately 30.5%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool.  For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent 21.4% of the Initial Pool Balance.  Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold.  However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)   a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)  a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)   a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)   a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)  any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee and certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or, Benefit Street Partners CRE Conduit Company, L.P. or Starwood Mortgage Capital LLC, as applicable, as guarantor of the repurchase and substitution obligations of Benefit Street Partners CRE Finance LLC and Starwood Mortgage Funding VI LLC, respectively), which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)     any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, for cause at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder or the Controlling Class Certificateholder on its behalf will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been publicly cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Notwithstanding the foregoing, the rights of the Certificateholders described above will not apply to the replacement of the Special Servicer with respect to the Arkansas Hotel Portfolio Whole Loan prior to the occurrence and continuance of a Control Appraisal Period. The holder of the related Subordinate Companion Loan will have the right, prior to the occurrence and continuance of a Control Appraisal Period, to replace the special servicer solely with respect to the Arkansas Hotel Portfolio Whole Loan.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. Notwithstanding the foregoing, the operating advisor will not be permitted to recommend the replacement of the special servicer with respect to the Arkansas Hotel Portfolio Whole Loan so long as the Arkansas Hotel Portfolio Whole Loan is not subject to a Control Appraisal Period under the related intercreditor agreement. In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans (other than the 9 West 57th Street Whole Loan), the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)  (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)  certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)  either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)  the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% of the Voting Rights or, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a

Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to it in each capacity for which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within 15 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting

Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to enforce the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

Servicing of the 100 East Wisconsin Avenue Whole Loan

The servicing of the 100 East Wisconsin Avenue Whole Loan, the Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, the related Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreements impose some requirements regarding the terms of the related Servicing Shift PSAs (and it is expected that such Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitizations to which the related Controlling Companion Loans are to be contributed have not been determined, and accordingly, the servicing terms of such Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of Servicing Shift Whole Loan Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—100 East Wisconsin Avenue Whole Loan”.

Servicing of the 9 West 57th Street Mortgage Loan

The 9 West 57th Street Whole Loan, which includes 9 West 57th Street Mortgage Loan, and any related REO Property, is expected to be serviced and administered under JPMCC 2016-NINE Trust and Servicing Agreement. Accordingly, the JPMCC 2016-NINE Master Servicer (or, if it fails to do so, the JPMCC 2016-NINE Trustee) will generally make property protection advances, unless it is determined in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement that such property protection advance would not be recoverable from related collections. However, no such party will make a P&I Advance with respect to the 9 West 57th Street Mortgage Loan. The JPMCC 2016-NINE Master Servicer will generally also remit collections on the 9 West 57th Street Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the 9 West 57th Street Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the 9 West 57th Street Mortgage Loan under the terms of the related co-lender agreement and make P&I Advances with respect to the 9 West 57th Street Mortgage Loan, subject to any non-recoverability determination. The JPMCC 2016-NINE Trust and Servicing Agreement and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation, servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. Nonetheless, the servicing arrangements under the JPMCC 2016-NINE Trust and Servicing Agreement are expected to differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the JPMCC 2016-NINE Trust and Servicing Agreement and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the 9 West 57th Street Mortgage Loan for your consideration:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise or consent to the actions of the JPMCC 2016-NINE Master Servicer, the JPMCC 2016-NINE Special Servicer, the JPMCC 2016-NINE Trustee or the JPMCC 2016-NINE Certificate Administrator under the JPMCC 2016-NINE Trust and Servicing Agreement or (b) make Servicing Advances with respect to the 9 West 57th Street Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the 9 West 57th Street Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer.

•	The JPMCC 2016-NINE Master Servicer will earn a servicing fee with respect to the 9 West 57th Street Mortgage Loan at 0.00125% per annum.

•	Pursuant to the JPMCC 2016-NINE Trust and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 9 West 57th Street Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that the liquidation fee and the workout fee payable under the JPMCC 2016-NINE Trust and Servicing Agreement each has a fixed fee rate of 0.50% and neither is subject to a $1,000,000 aggregate cap or a $25,000 minimum fee.

•	The JPMCC 2016-NINE Trust and Servicing Agreement and the PSA may vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

•	Property protection advances with respect to the 9 West 57th Street Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the JPMCC 2016-NINE Master Servicer determines that a property protection advance it made with respect to the 9 West 57th Street Whole Loan or the related Mortgaged Property is nonrecoverable, such property protection advance will be reimbursed in full from any collections on the 9 West 57th Street Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the 9 West 57th Street Whole Loan. In the event that collections received after the final liquidation of the 9 West 57th Street Whole Loan or the related mortgaged property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the trust for this securitization will be required to pay its pro rata share of such fees and expenses as described above.

•	In the event that the JPMCC 2016-NINE Master Servicer determines that the monthly debt service advances on the 9 West 57th Street Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the 9 West 57th Street Mortgage Loan are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the 9 West 57th Street Mortgage Loan or the 9 West 57th Street Pari Passu Companion Loans: first such advances on the 9 West 57th Street Mortgage Loan and the 9 West 57th Street Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis, and then such advances on the 9 West 57th Street Subordinate Companion Loan will be reimbursed.

•	The JPMCC 2016-NINE Master Servicer is generally responsible for servicing and administration of the 9 West 57th Street Mortgage Loan prior to the occurrence of, and after the correction of, any special servicing loan event with respect to the 9 West 57th Street Mortgage Loan, and the JPMCC 2016-NINE Special Servicer is generally responsible for the 9 West 57th Street Mortgage Loan while a special servicing loan event exists with respect thereto or if the related Mortgaged Property becomes an REO Property. The special servicing loan events under the JPMCC 2016-NINE Trust and Servicing Agreement vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

•	The JPMCC 2016-NINE Trust and Servicing Agreement does not provide for a controlling class representative or directing certificateholder, and no consent of the Certificateholders is required for any action analogous to the major decisions set forth in the PSA, and the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer will be required to obtain a rating agency confirmation prior to taking certain material actions set forth in the JPMCC 2016-NINE Trust and Servicing Agreement. The major decisions under the JPMCC 2016-NINE Trust and Servicing Agreement vary, in some respects, from servicing transfer events under the PSA.

•	The JPMCC 2016-NINE Trustee will be the mortgagee of record with respect to the 9 West 57th Street Whole Loan.

•	The custodian under the JPMCC 2016-NINE Trust and Servicing Agreement will generally be responsible for holding the loan documents with respect to the 9 West 57th Street Whole Loan (other than the original promissory note for the 9 West 57th Street Mortgage Loan and any allonges thereto). However, from time to time to the extent necessary for the servicing and administration of the 9 West 57th Street Whole Loan, related loan documents will be released to the JPMCC 2016-NINE Master Servicer or the JPMCC 2016-NINE Special Servicer.

•	In addition, with respect to the 9 West 57th Street Mortgage Loan, at the written direction of holders of principal balance certificates under the JPMCC 2016-NINE Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), a request can be made to vote to terminate the JPMCC 2016-NINE Special Servicer and appoint a successor JPMCC 2016-NINE Special Servicer. The termination and replacement of the JPMCC 2016-NINE Special Servicer will occur if 75% of a quorum of holders of certificates issued under the JPMCC 2016-NINE Trust and Servicing Agreement (such quorum evidencing at least 66-2/3% of the 9 West 57th Street voting rights) vote within 180 days to approve that termination and replacement.

•	If the 9 West 57th Street Whole Loan is subject to special servicing, then the JPMCC 2016-NINE Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the JPMCC 2016-NINE Trust and Servicing Agreement to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC. However, The Shops at Crystals Special Servicer may not extend the maturity date of The Shops at Crystals Whole Loan beyond September 2033.

•	The JPMCC 2016-NINE Master Servicer and the JPMCC 2016-NINE Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the JPMCC 2016-NINE Trust and Servicing Agreement upon a determination that such duties are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it.

•	Each of the JPMCC 2016-NINE Master Servicer and the JPMCC 2016-NINE Special Servicer will be liable in accordance with the JPMCC 2016-NINE Trust and Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the JPMCC 2016-NINE Master Servicer and the JPMCC 2016-NINE Special Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the JPMCC 2016-NINE Trust and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the JPMCC 2016-NINE Trust and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the JPMCC 2016-NINE Trust and Servicing Agreement.

The JPMCC 2016-NINE Trust and Servicing Agreement provides that each of the JPMCC 2016-NINE Master Servicer and the JPMCC 2016-NINE Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the JPMCC 2016-NINE Trust and Servicing Agreement, the 9 West 57th Street Whole Loan, the 9 West 57th Street Intercreditor Agreement, the related Mortgaged Property or certificates issued under the JPMCC 2016-NINE Trust and Servicing Agreement (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the JPMCC 2016-NINE Trust and Servicing Agreement). The 9 West 57th Street Intercreditor Agreement requires that the PSA provide that any related master servicer, special servicer, certificate administrator, trustee or depositor under the JPMCC 2016-NINE Trust and Servicing Agreement and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction and held harmless against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the 9 West 57th Street Whole Loan or the related Mortgaged Property.

Servicing of the 693 Fifth Avenue Mortgage Loan

The 693 Fifth Avenue Mortgage Loan and any related REO Property will be serviced and administered under the DBJPM 2016-C3 Pooling and Servicing Agreement.

The servicing arrangements under the DBJPM 2016-C3 Pooling and Servicing Agreement with respect to the 693 Fifth Avenue Whole Loan are expected to be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between the DBJPM 2016-C3 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to the DBJPM 2016-C3 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the 693 Fifth Avenue Mortgage Loan are expected to be similar to the corresponding fees payable under the Pooling and Servicing Agreement (subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the DBJPM 2016-C3 Special Servicer) payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	The DBJPM 2016-C3 Servicer is expected to earn a primary servicing fee calculated at 0.00250% per annum with respect to the 693 Fifth Avenue Mortgage Loan.

•	No party to the DBJPM 2016-C3 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the 693 Fifth Avenue Mortgage Loan.

•	The DBJPM 2016-C3 Servicer and, if the DBJPM 2016-C3 Servicer fails to make a property protection advance, the DBJPM 2016-C3 Trustee, are generally obligated to make property protection advances with respect to the 693 Fifth Avenue Whole Loan. The DBJPM 2016-C3 Special Servicer is not expected to be able to elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the DBJPM 2016-C3 Pooling and Servicing Agreement that a property protection advance made by the DBJPM 2016-C3 Servicer or DBJPM 2016-C3 Trustee with respect to the 693 Fifth Avenue Whole Loan or the related Mortgaged Property is nonrecoverable, the DBJPM 2016-C3 Servicer or DBJPM 2016-C3 Trustee is expected to be entitled to be reimbursed (with interest at a rate that is expected to be the prime rate), first from collections on, and proceeds of, the 693 Fifth Avenue Mortgage Loan and 693 Fifth Avenue Pari Passu Companion Loan, on a pro rata basis (based on the outstanding principal balances of the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loan), and then from general collections from the Issuing Entity and general collections of the DBJPM 2016-C3 securitization, on a pro rata basis (based on the outstanding principal balances of the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Pari Passu Companion Loan).

•	Items with respect to the 693 Fifth Avenue Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are expected to be allocated as additional servicing compensation, may be allocated between the DBJPM 2016-C3 Servicer and the DBJPM 2016-C3 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	No items with respect to the 693 Fifth Avenue Whole Loan that are the equivalent of ancillary fees, assumption fees, Modification Fees and/or penalty charges are expected to be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the 693 Fifth Avenue Mortgage Loan.

•	The equivalent of penalty charges with respect to the 693 Fifth Avenue Whole Loan are expected to be allocated in accordance with the related Intercreditor Agreement. See

“Description of the Mortgage Pool—The Whole Loans—The 693 Fifth Avenue Whole Loan—Application of Penalty Charges” in this prospectus.

•	The DBJPM 2016-C3 Special Servicer is expected to be required to take actions with respect to the 693 Fifth Avenue Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are expected to be similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” above.

•	The servicing provisions relating to performing inspections and collecting operating information under the DBJPM 2016-C3 Pooling and Servicing Agreement are expected to be substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the DBJPM 2016-C3 Servicer to make compensating interest payments in respect of the 693 Fifth Avenue Mortgage Loan is expected to be similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	The DBJPM 2016-C3 Servicer and the DBJPM 2016-C3 Special Servicer are expected to (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	The specific types of actions constituting major decisions under the DBJPM 2016-C3 Pooling and Servicing Agreement are expected to differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the DBJPM 2016-C3 Controlling Class Representative will be permitted to consent are expected to correspondingly differ.

•	The actions that the DBJPM 2016-C3 Servicer is permitted to take without obtaining the consent of the DBJPM 2016-C3 Special Servicer under the DBJPM 2016-C3 Pooling and Servicing Agreement are expected to differ in certain respects from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

•	The provisions of the DBJPM 2016-C3 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the DBJPM 2016-C3 Servicer and DBJPM 2016-C3 Special Servicer regarding modifications, waivers and amendments are expected to differ in certain respects.

•	The liability of the parties to the DBJPM 2016-C3 Pooling and Servicing Agreement is expected to be limited in a manner substantially similar to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the 693 Fifth Avenue Whole Loan are expected to be maintained under the DBJPM 2016-C3 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Whole Loans under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those pooling and servicing agreements.

•	The DBJPM 2016-C3 Pooling and Servicing Agreement is expected to differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The DBJPM 2016-C3 Special Servicer is expected to be removable as described under “Description of the Mortgage Pool—The Whole Loans—The 693 Fifth Avenue Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The DBJPM 2016-C3 Depositor, the DBJPM 2016-C3 Servicer, the DBJPM 2016-C3 Special Servicer, the DBJPM 2016-C3 Certificate Administrator, the DBJPM 2016-C3 Trustee, the DBJPM 2016-C3 Operating Advisor, the DBJPM 2016-C3 Asset Representations Reviewer and various related persons and entities are expected to be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 693 Fifth Avenue Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the DBJPM 2016-C3 Pooling and Servicing Agreement, which is expected to be available following the closing of the DBJPM 2016-C3 securitization: (i) online at www.sec.gov; or (ii) by requesting a copy from the underwriters.

Servicing of the Opry Mills Mortgage Loan

The Opry Mills Mortgage Loan, and any related REO Property will be serviced and administered under the JPMCC 2016-JP2 Pooling and Servicing Agreement. The servicing arrangements under the JPMCC 2016-JP2 Pooling and Servicing Agreement with respect to the Opry Mills Whole Loan will be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the JPMCC 2016-JP2 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Opry Mills Mortgage Loan are expected to be similar to the corresponding fees payable under the Pooling and Servicing Agreement (subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the JPMCC 2016-JP2 Special Servicer) and are payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	The JPMCC 2016-JP2 Servicer will earn a primary servicing fee with respect to the Opry Mills Mortgage Loan that is to be calculated at a rate that is equal to 0.00250% per annum.

•	No party to the JPMCC 2016-JP2 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Opry Mills Mortgage Loan.

•	The JPMCC 2016-JP2 Servicer and, if the JPMCC 2016-JP2 Servicer fails to make a property protection advance, the JPMCC 2016-JP2 Trustee will be obligated to make property protection advances with respect to the Opry Mills Whole Loan. In addition, the JPMCC 2016-JP2 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the JPMCC 2016-JP2 Pooling and Servicing Agreement that a property protection advance made by the JPMCC 2016-JP2 Servicer, JPMCC 2016-JP2 Special Servicer or JPMCC 2016-JP2 Trustee with respect to the Opry Mills Whole Loan or the related Mortgaged Property is nonrecoverable, the JPMCC 2016-JP2 Servicer, JPMCC 2016-JP2 Special Servicer or JPMCC 2016-JP2 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the Opry Mills Mortgage Loan and Opry Mills Pari Passu Companion Loans, on a pro rata basis (based on the outstanding principal balances of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans), and then from general collections of the Issuing Entity, general collections of the JPMCC 2016-JP2 securitization and general collections from any securitization of any Opry Mills Pari Passu Companion Loan not included in the JPMCC 2016-JP2 securitization, on a pro rata basis (based on the outstanding principal balances of the Opry Mills Mortgage Loan and the Opry Mills Pari Passu Companion Loans).

•	With respect to the JPMCC 2016-JP2 Pooling and Servicing Agreement, items with respect to the Opry Mills Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the JPMCC 2016-JP2 Servicer and the JPMCC 2016-JP2 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	With respect to the Opry Mills Whole Loan, no items that are the equivalent of ancillary fees, assumption fees, Modification Fees and/or penalty charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Opry Mills Mortgage Loan.

•	The equivalent of Penalty Charges with respect to the Opry Mills Whole Loan will be allocated in accordance with the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Opry Mills Whole Loan—Application of Penalty Charges” in this prospectus.

•	The JPMCC 2016-JP2 Special Servicer is required to take actions with respect to the Opry Mills Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” above.

•	With respect to the JPMCC 2016-JP2 Pooling and Servicing Agreement, the servicing provisions relating to performing inspections and collecting operating information are expected to be similar to those of the Pooling and Servicing Agreement.

•	The requirement of the JPMCC 2016-JP2 Servicer to make compensating interest payments in respect of the Opry Mills Mortgage Loan is substantially similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	The JPMCC 2016-JP2 Servicer and JPMCC 2016-JP2 Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	The specific types of actions constituting major decisions under the JPMCC 2016-JP2 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the JPMCC 2016-JP2 Controlling Class Representative is permitted to consent will correspondingly differ.

•	The actions that the JPMCC 2016-JP2 Servicer is permitted to take without obtaining the consent of the JPMCC 2016-JP2 Special Servicer under the JPMCC 2016-JP2 Pooling and Servicing Agreement may differ in certain respects from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

•	The provisions of the JPMCC 2016-JP2 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are expected to be substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the JPMCC 2016-JP2 Servicer and JPMCC 2016-JP2 Special Servicer regarding modifications, waivers and amendments may differ in certain respects.

•	The liability of the parties to the JPMCC 2016-JP2 Pooling and Servicing Agreement is limited in a manner substantially similar to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the Opry Mills Whole Loan are expected to be maintained under the JPMCC 2016-JP2 Pooling and Servicing Agreement in a manner substantially similar to collections on the Serviced Mortgage Loans and the Serviced Whole Loans under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those pooling and servicing agreements.

•	It is expected that the JPMCC 2016-JP2 Pooling and Servicing Agreement will differ from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The JPMCC 2016-JP2 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Opry Mills Whole Loan—Special Servicer Appointment Rights” in this prospectus.

It is expected that the JPMCC 2016-JP2 Depositor, JPMCC 2016-JP2 Servicer, JPMCC 2016-JP2 Special Servicer, JPMCC 2016-JP2 Certificate Administrator, JPMCC 2016-JP2 Trustee, JPMCC 2016-JP2 Operating Advisor, JPMCC 2016-JP2 Asset Representations Reviewer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Opry Mills Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the JPMCC 2016-JP2 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Westfield San Francisco Centre Mortgage Loan

The Westfield San Francisco Centre Mortgage Loan, the Westfield San Francisco Centre Companion Loans and any related REO Property are being serviced and administered under the DBJPM 2016-SFC Trust and Servicing Agreement. While the DBJPM 2016-SFC Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the DBJPM 2016-SFC Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the DBJPM 2016-SFC Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The DBJPM 2016-SFC Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the Westfield San Francisco Centre Mortgage Loan.

•	Any P&I Advance made by the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee or the master servicer or the trustee for the securitization of the other Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan in respect of a monthly payment on the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan, or, as and to the extent permitted under the DBJPM 2016-SFC Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the DBJPM 2016-SFC Trust and Servicing Agreement, the special servicing fee with respect to the Westfield San Francisco Centre Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

•	Pursuant to the DBJPM 2016-SFC Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.25% and are not subject to any cap.

•	The DBJPM 2016-SFC Master Servicer is obligated to make servicing advances with respect to the Westfield San Francisco Centre Whole Loan in accordance with the servicing standard under the DBJPM 2016-SFC Trust and Servicing Agreement. If the DBJPM 2016-SFC Master Servicer determines that a servicing advance it made with respect to the Westfield San Francisco Centre Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the Westfield San Francisco Centre Whole Loan allocable to the Westfield San Francisco Centre Subordinate Companion Loan, then, from collections on, and proceeds of, the Westfield San Francisco Centre Whole Loan allocable to the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the DBJPM 2016-SFC securitization trust, the securitization trust related to the other Westfield San Francisco Centre Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the Westfield San Francisco Centre Mortgage Loan, prior to the occurrence and continuance of any control termination event under the DBJPM 2016-SFC Trust and Servicing Agreement, the DBJPM 2016-SFC Directing Holder will have the right to terminate the DBJPM 2016-SFC Special Servicer, with or without cause, and appoint the successor DBJPM 2016-SFC Special Servicer that meets the requirements of the DBJPM 2016-SFC Trust and Servicing Agreement.

•	With respect to the Westfield San Francisco Centre Mortgage Loan, after the occurrence and during the continuance of any control termination event under the DBJPM 2016-SFC Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the DBJPM 2016-SFC Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the DBJPM 2016-SFC Certificate Administrator is required to conduct a vote to terminate the DBJPM 2016-SFC Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the DBJPM 2016-SFC Trustee will be required to terminate the DBJPM 2016-SFC Special Servicer and appoint a successor DBJPM 2016-SFC Special Servicer.

•	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the DBJPM 2016-SFC Mortgage Trust.

•	If the Westfield San Francisco Centre Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the DBJPM 2016-SFC

Directing Holder and the consultation rights of the holders of the Westfield San Francisco Centre Pari Passu Companion Loans) the DBJPM 2016-SFC Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Westfield San Francisco Centre Whole Loan in its entirety. If the DBJPM 2016-SFC Special Servicer determines to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans, then the DBJPM 2016-SFC Special Servicer will have the right and the obligation to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans as notes evidencing one whole loan in accordance with the terms of the DBJPM 2016-SFC Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Westfield San Francisco Centre Whole Loan—Sale of Defaulted Westfield San Francisco Centre Whole Loan”.

•	With respect to the Westfield San Francisco Centre Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The DBJPM 2016-SFC Master Servicer and DBJPM 2016-SFC Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the DBJPM 2016-SFC Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the DBJPM 2016-SFC Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—Westfield San Francisco Centre Whole Loan” in this prospectus.

Servicing of the Crocker Park Phase One & Two Mortgage Loan

The Crocker Park Phase One & Two Mortgage Loan and any related REO Property are being serviced under the CGCMT 2016-C2 Pooling and Servicing Agreement.

The servicing arrangements under the CGCMT 2016-C2 Pooling and Servicing Agreement with respect to the Crocker Park Phase One & Two Whole Loan are generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the CGCMT 2016-C2 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to the CGCMT 2016-C2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Crocker Park Phase One & Two Mortgage Loan will be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	The CGCMT 2016-C2 Servicer will earn a primary servicing fee calculated at 0.00250% per annum with respect to the Crocker Park Phase One & Two Mortgage Loan.

•	No party to the CGCMT 2016-C2 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Crocker Park Phase One & Two Mortgage Loan.

•	The CGCMT 2016-C2 Servicer and, if the CGCMT 2016-C2 Servicer is unable to make a property protection advance, the CGCMT 2016-C2 Trustee are obligated to make property protection advances with respect to the Crocker Park Phase One & Two Whole Loan. In addition, the CGCMT 2016-C2 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the CGCMT 2016-C2 Pooling and Servicing Agreement that a property protection advance made by the CGCMT 2016-C2 Servicer, CGCMT 2016-C2 Special Servicer or CGCMT 2016-C2 Trustee with respect to the Crocker Park Phase One & Two Whole Loan or the related Mortgaged Property is nonrecoverable, the CGCMT 2016-C2 Servicer, CGCMT 2016-C2 Special Servicer or CGCMT 2016-C2 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the Crocker Park Phase One & Two Mortgage Loan and Crocker Park Phase One & Two Pari Passu Companion Loans, on a pro rata basis (based on the outstanding principal balances of the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans), and then from general collections from the Issuing Entity, general collections of the CGCMT 2016-C2 securitization and general collections from any securitization of any Crocker Park Phase One & Two Pari Passu Companion Loan not included in the CGCMT 2016-C2 securitization, on a pro rata basis (based on the outstanding principal balances of the Crocker Park Phase One & Two Mortgage Loan and the Crocker Park Phase One & Two Pari Passu Companion Loans).

•	Items with respect to the Crocker Park Phase One & Two Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the CGCMT 2016-C2 Servicer and the CGCMT 2016-C2 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	No items with respect to the Crocker Park Phase One & Two Whole Loan that are the equivalent of ancillary fees, assumption fees, Modification Fees and/or penalty charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the Crocker Park Phase One & Two Mortgage Loan.

•	The equivalent of Penalty Charges with respect to the Crocker Park Phase One & Two Whole Loan will be allocated in accordance with the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Crocker Park Phase One & Two Whole Loan—Application of Penalty Charges” in this prospectus.

•	The CGCMT 2016-C2 Special Servicer will be required to take actions with respect to the Crocker Park Phase One & Two Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” above.

•	The servicing provisions relating to performing inspections and collecting operating information under the CGCMT 2016-C2 Pooling and Servicing Agreement are substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the CGCMT 2016-C2 Servicer to make compensating interest payments in respect of the Crocker Park Phase One & Two Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	The CGCMT 2016-C2 Servicer and CGCMT 2016-C2 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	The specific types of actions constituting major decisions under the CGCMT 2016-C2 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the CGCMT 2016-C2 Controlling Class Representative is permitted to consent will correspondingly differ.

•	The actions that the CGCMT 2016-C2 Servicer is permitted to take without obtaining the consent of the CGCMT 2016-C2 Special Servicer under the CGCMT 2016-C2 Pooling and Servicing Agreement may differ in certain respects from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

•	The provisions of the CGCMT 2016-C2 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the CGCMT 2016-C2 Servicer and CGCMT 2016-C2 Special Servicer regarding modifications, waivers and amendments differ in certain respects.

•	The liability of the parties to the CGCMT 2016-C2 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the Crocker Park Phase One & Two Whole Loan will be maintained under the CGCMT 2016-C2 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Whole Loans under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The CGCMT 2016-C2 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-C2 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Crocker Park Phase One & Two Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The CGCMT 2016-C2 Depositor, the CGCMT 2016-C2 Servicer, the CGCMT 2016-C2 Special Servicer, the CGCMT 2016-C2 Certificate Administrator, the CGCMT 2016-C2 Trustee, the CGCMT 2016-C2 Operating Advisor, the CGCMT 2016-C2 Asset Representations Reviewer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Crocker Park Phase One & Two Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-C2 Pooling and Servicing Agreement, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan

As of the Closing Date, the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and any related REO Property are expected to be serviced under the MSBAM 2016-C30 Pooling and Servicing Agreement.

The servicing arrangements under the MSBAM 2016-C30 Pooling and Servicing Agreement with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan are expected to be generally similar to, but differ in certain respects from, the servicing arrangements under the Pooling and Servicing Agreement that are described in this prospectus with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the MSBAM 2016-C30 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

•	Pursuant to the MSBAM 2016-C30 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan will be similar to the corresponding fees payable under the Pooling and Servicing Agreement and will be payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above.

•	The MSBAM 2016-C30 Servicer will earn a primary servicing fee calculated at 0.00250% per annum with respect to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan.

•	No party to the MSBAM 2016-C30 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan.

•	The MSBAM 2016-C30 Servicer and, if the MSBAM 2016-C30 Servicer is unable to make a property protection advance, the MSBAM 2016-C30 Trustee are obligated to make property protection advances with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan. In addition, the MSBAM 2016-C30 Special Servicer may elect in its sole discretion to make a property protection advance in an urgent or emergency situation. If it is determined in accordance with the MSBAM 2016-C30 Pooling and Servicing Agreement that a property protection advance made by the MSBAM 2016-C30 Servicer, MSBAM 2016-C30 Special Servicer or MSBAM 2016-C30 Trustee with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan or the related Mortgaged Property is nonrecoverable, the MSBAM 2016-C30 Servicer, MSBAM 2016-C30 Special Servicer or MSBAM 2016-C30 Trustee will be entitled to be reimbursed (with interest at the prime rate), first from collections on, and proceeds of, the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans, on a pro rata basis (based on the outstanding principal balances of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans), and then from general collections from the Issuing Entity, general collections of the West LA Office – 1950 Sawtelle Boulevard securitization and general collections from any securitization of any West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loan not included in the West LA Office – 1950 Sawtelle Boulevard securitization, on a pro rata basis (based on the outstanding principal balances of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans).

•	Items with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or Modification Fees and that are allocated as additional servicing compensation, may be allocated between the MSBAM 2016-C30 Servicer and the MSBAM 2016-C30 Special Servicer in proportions that are different from the proportions allocated between the Master Servicer and the Special Servicer in the case of Mortgage Loans serviced under the Pooling and Servicing Agreement.

•	No items with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan that are the equivalent of ancillary fees, assumption fees, Modification Fees and/or penalty charges will be allocated to the Master Servicer or the Special Servicer as additional servicing compensation or otherwise applied in accordance with the Pooling and Servicing Agreement except to the extent that such items are received by the Issuing Entity with respect to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan.

•	The equivalent of Penalty Charges with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan will be allocated in accordance with the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The West LA Office – 1950 Sawtelle Boulevard Whole Loan—Application of Penalty Charges” in this prospectus.

•	The MSBAM 2016-C30 Special Servicer will be required to take actions with respect to the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan if such Mortgage Loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” above.

•	The servicing provisions relating to performing inspections and collecting operating information under the MSBAM 2016-C30 Pooling and Servicing Agreement are substantially similar to those of the Pooling and Servicing Agreement.

•	The requirement of the MSBAM 2016-C30 Servicer to make compensating interest payments in respect of the West LA Office – 1950 Sawtelle Boulevard Mortgage Loan is similar to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the Pooling and Servicing Agreement.

•	The MSBAM 2016-C30 Servicer and MSBAM 2016-C30 Special Servicer (a) have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer and (b) are subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

•	The specific types of actions constituting major decisions under the MSBAM 2016-C30 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the Pooling and Servicing Agreement, and therefore the specific types of servicer actions with respect to which the West LA Office – 1950 Sawtelle Boulevard Controlling Class Representative is permitted to consent will correspondingly differ.

•	The actions that the MSBAM 2016-C30 Servicer is permitted to take without obtaining the consent of the MSBAM 2016-C30 Special Servicer under the MSBAM 2016-C30 Pooling and Servicing Agreement may differ in certain respects from the actions that the Master Servicer is permitted to take without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

•	The provisions of the MSBAM 2016-C30 Pooling and Servicing Agreement relating to modifications, waivers and amendments to mortgage loans are substantially similar to the provisions of the Pooling and Servicing Agreement; however, the allocation of rights and duties between the MSBAM 2016-C30 Servicer and MSBAM 2016-C30 Special Servicer regarding modifications, waivers and amendments differ in certain respects.

•	The liability of the parties to the MSBAM 2016-C30 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the Pooling and Servicing Agreement.

•	Collections on the West LA Office – 1950 Sawtelle Boulevard Whole Loan will be maintained under the MSBAM 2016-C30 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Whole Loans under the Pooling and Servicing Agreement, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The MSBAM 2016-C30 Pooling and Servicing Agreement differs from the Pooling and Servicing Agreement in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The MSBAM 2016-C30 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The West LA Office – 1950 Sawtelle Boulevard Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The MSBAM 2016-C30 Depositor, the MSBAM 2016-C30 Servicer, the MSBAM 2016-C30 Special Servicer, the MSBAM 2016-C30 Certificate Administrator, the MSBAM 2016-C30 Trustee, the MSBAM 2016-C30 Operating Advisor, the MSBAM 2016-C30 Asset Representations Reviewer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain losses and liabilities incurred by such party in accordance with the terms and conditions of the related Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The West LA Office – 1950 Sawtelle Boulevard Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) it has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not publicly cited servicing concerns of the applicable replacement as the sole or a material factor in such rating action or any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, as to the signer thereof, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions“, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)  to correct any defect or ambiguity in the PSA;

(b)  to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)  to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)  to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)  to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)  to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)  to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate

Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan.

Notwithstanding the foregoing, the PSA may not be amended without the consent of the holder of the Arkansas Hotel Portfolio Subordinate Companion Loan if such amendment would materially and adversely affect the related Mortgage Loan or the related Subordinate Companion Loan holder’s rights with respect thereto.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by

Moody’s and “A-” by Fitch and (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Six (6) Mortgaged Properties identified as “9 West 57th Street”, “693 Fifth Avenue”, “Cicero Marketplace”, “415 West 13th Street” and “Triad and University Court Apartments” on Annex A-1, securing five (5) Mortgage Loans representing approximately 18.8% of the Initial Pool Balance, are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California. Six (6) Mortgaged Properties identified as “Westfield San Francisco Centre”, “1 Kaiser Plaza”, “1333 Broadway”, “Laguna Design Center”, “Embassy Suites Palmdale” and “West LA Office – 1950 Sawtelle Boulevard” on Annex A-1, securing six (6) Mortgage Loans representing approximately 18.7% of the Initial Pool Balance, are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or

(iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy

Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

In addition, JPMCB currently holds the 693 Fifth Avenue Pari Passu Companion Loan, two of the Westfield San Francisco Centre Pari Passu Companion Loans, the 1 Kaiser Plaza Pari Passu Companion Loan, the Salesforce Tower Pari Passu Companion Loan and the 100 East Wisconsin Avenue Pari Passu Companion Loan. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations. JPMCB also currently holds the mezzanine loans related to the two (2) Mortgaged Properties identified as “Salesforce Tower” and “100 East Wisconsin Avenue” on Annex A-1, securing two (2) Mortgage Loans representing approximately 7.0% of the Initial Pool Balance. With respect to the Mortgaged Property identified as “Salesforce Tower” on Annex A-1, securing one (1) Mortgage Loan representing approximately 4.9% of the Initial Pool Balance, JPMCB is the second largest tenant at the Mortgaged Property and leases approximately 18.3% of the net rentable area at the Mortgaged Property.

In addition, JPMCB is the purchaser under repurchase agreements with SMF VI, or, in any such case, with a wholly-owned subsidiary or other affiliate of SMF VI, for the purpose of providing short-term warehousing of Mortgage Loans originated or acquired by SMF VI and its affiliates, as applicable. Some or all of the Mortgage Loans that SMF VI will transfer to the depositor are (or as of the securitization closing date may be) subject to such repurchase facilities and other lending arrangements. If such is the case at the time the certificates are issued, then SMF VI will use the proceeds from its sale of the SMF VI Mortgage Loans to the depositor to, among other things, reacquire or otherwise obtain the release of the warehoused SMF VI Mortgage Loans from the repurchase agreement counterparties or other types of lenders free and clear of any liens. JPMCB was the repurchase agreement counterparty with respect to four (4) of the Starwood Mortgage Loans, representing approximately 7.4% of the Initial Pool Balance, and it is expected that one (1) additional Starwood Mortgage Loan, representing approximately 0.4% of the Initial Pool

Balance, will be subject to that repurchase facility prior to the issuance of the Offered Certificates (except that the number and dollar amount of Starwood Mortgage Loans subject to that repurchase facility may increase or decrease prior to the issuance of the Offered Certificates).

SMF VI is a sponsor and mortgage loan seller and is an affiliate of (a) SMC, an originator, (b) LNR Partners, LLC, the JPMCC 2016-JP2 Special Servicer and the anticipated MSBAM 2016-C30 Special Servicer, and (c) LNR Securities Holdings, LLC, the entity (i) holding a majority interest in the control eligible certificates issued, and acting as the directing certificateholder, under the JPMCC 2016-JP2 Pooling and Servicing Agreement and (ii) expected to hold a majority interest in the control eligible certificates issued, and expected to act as the directing certificateholder, under the MSBAM 2016-C30 Pooling and Servicing Agreement.

In addition, SMF VI (or an affiliate) currently holds certain of the Crocker Park Phase One & Two Pari Passu Companion Loans, the National Business Park Pari Passu Companion Loan, the Hillside Industrial Pari Passu Companion Loan, the Embassy Suites Lake Buena Vista Pari Passu Companion Loans and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans. However, SMF VI intends to sell the Crocker Park Phase One & Two Pari Passu Companion Loans, the National Business Park Pari Passu Companion Loan, the Hillside Industrial Pari Passu Companion Loan, the Embassy Suites Lake Buena Vista Pari Passu Companion Loans and the West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans in connection with one or more future securitizations.

Pursuant to certain interim servicing agreements between SMF VI and certain of its affiliates, on the one hand, and Wells Fargo, on the other hand, Wells Fargo acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, all of the Mortgage Loans to be contributed to this securitization by SMF VI, representing approximately 16.1% of the Initial Pool Balance.

With respect to the Mortgaged Property identified as “9 West 57th Street” on Annex A-1, securing one (1) Mortgage Loan, representing approximately 8.2% of the Initial Pool Balance, BSP is a tenant at the Mortgaged Property and leases approximately 1.1% of the net rentable area at the Mortgaged Property.

Pentalpha Surveillance LLC is also the JPMCC 2016-JP2 Operating Advisor and the JPMCC 2016-JP2 Asset Representations Reviewer with respect to the Opry Mills Whole Loan and the CGCMT 2016-C2 Operating Advisor and the CGCMT 2016-C2 Asset Representations Reviewer with respect to the Crocker Park Phase One & Two Whole Loan.

Under the DBJPM 2016-C3 Pooling and Servicing Agreement, Midland is also the DBJPM 2016-C3 Servicer and DBJPM 2016-C3 Special Servicer of the 693 Fifth Avenue Whole Loan.

Under the CGCMT 2016-C2 Pooling and Servicing Agreement, Midland is also the CGCMT 2016-C2 Servicer of the Crocker Park Phase One & Two Whole Loan.

Wells Fargo Bank, National Association, the trustee and certificate administrator, is or is expected to be (A) the master servicer under (i) the JPMCC 2016-NINE Trust and Servicing Agreement with respect to the 9 West 57th Street Whole Loan, (ii) the JPMCC 2016-JP2 Pooling and Servicing Agreement with respect to the Opry Mills Whole Loan, (iii) the DJPM 2016-SFC Trust and Servicing Agreement with respect to the Westfield San Francisco Centre Whole Loan and (iv) the MSBAM 2016-C30 Pooling and Servicing Agreement with respect to the West LA Office – 1950 Sawtelle Boulevard Whole Loan and (B) the Non-Serviced Special Servicer under the JPMCC 2016-NINE Trust and Servicing Agreement with respect to the 9 West 57th Street Whole Loan.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans— Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing

Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B or Class X-C certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$970,952,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$56,309,000	Class B certificates
Class X-C	$105,009,000	Class C and Class D certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$970,952,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates
Class X-B	$56,309,000	Class B certificates
Class X-C	$105,009,000	Class C and Class D certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

•	scheduled Periodic Payments including payments due at maturity of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in October 2016;

•	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

•	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

•	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

•	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

•	the Closing Date occurs on or about September 30, 2016;

•	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

•	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

•	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

•	no additional trust fund expenses are incurred;

•	no property releases (or related re-amortizations) occur;

•	the optional termination is not exercised;

•	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

•	with respect to two (2) Mortgage Loans secured by two (2) Mortgaged Properties identified as “9 West 57th Street” and “Westfield San Francisco Centre” on Annex A-1, representing approximately 13.1% of the Initial Pool Balance, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of the related mortgage loan only; and

•	the Mortgage Loan secured by the Mortgaged Property identified as “Arkansas Hotel Portfolio” on Annex A-1, representing approximately 0.8% of the Initial Pool Balance, amortizes based on the assumed principal payment schedule attached to this prospectus as Annex F;

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	87	87	87	87	87
September 2018	71	71	71	71	71
September 2019	50	50	50	50	50
September 2020	26	26	26	26	26
September 2021	0	0	0	0	0
Weighted Average Life (years)(1)	2.85	2.84	2.84	2.84	2.84

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	0	0	0	0	0
Weighted Average Life (years)(1)	4.96	4.96	4.95	4.93	4.79

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	100	100	100	100	100
September 2022	100	100	100	100	100
September 2023	0	0	0	0	0
Weighted Average Life (years)(1)	6.29	6.29	6.28	6.27	6.13

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	100	100	100	100	100
September 2022	100	100	100	100	100
September 2023	100	100	100	100	100
September 2024	100	100	100	100	100
September 2025	100	100	99	99	96
September 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.74	9.71	9.66	9.58	9.39

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	100	100	100	100	100
September 2022	100	100	100	100	100
September 2023	100	100	100	100	100
September 2024	100	100	100	100	100
September 2025	100	100	100	100	100
September 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.86	9.85	9.84	9.82	9.56

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	100	100	100	100	100
September 2022	78	78	78	78	78
September 2023	55	55	55	55	55
September 2024	31	31	31	31	31
September 2025	6	6	6	6	6
September 2026	0	0	0	0	0
Weighted Average Life (years)(1)	7.18	7.18	7.18	7.18	7.18

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	100	100	100	100	100
September 2022	100	100	100	100	100
September 2023	100	100	100	100	100
September 2024	100	100	100	100	100
September 2025	100	100	100	100	100
September 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.93	9.91	9.88	9.88	9.63

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	100	100	100	100	100
September 2022	100	100	100	100	100
September 2023	100	100	100	100	100
September 2024	100	100	100	100	100
September 2025	100	100	100	100	100
September 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.90	9.70

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
September 2017	100	100	100	100	100
September 2018	100	100	100	100	100
September 2019	100	100	100	100	100
September 2020	100	100	100	100	100
September 2021	100	100	100	100	100
September 2022	100	100	100	100	100
September 2023	100	100	100	100	100
September 2024	100	100	100	100	100
September 2025	100	100	100	100	100
September 2026	0	0	0	0	0
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.96	9.71

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from September 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-C, Class A-S, Class B, Class C, Class D, Class E, Class F and Class NR certificates (such certificates, the “Regular Interests”), each of which represents a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three (3) month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security and reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, eight (8) Mortgaged Properties identified as “Fountains at the Bayou”, “The Villas of East Cobb”, “Shadow Creek Apartments”, “Wesley Pond”, “Triad and University Court Apartments”, “Fern Forest Apartments” and “Wilshire Manor Apartments” on Annex A-1, securing seven (7) Mortgage Loans representing approximately 7.3% of the Initial Pool Balance, are multifamily properties or have a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A, Class X-B and Class X-C certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of Class X-A, Class X-B or Class X-C certificates may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0% (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [__] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A, Class X-B or Class X-C certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A, Class X-B and Class X-C certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [___] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The Certificate Administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions and Treasury regulations (including any changes thereto) so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Drexel Hamilton, LLC	Academy Securities, Inc.
Class A-1	$45,932,000	$0	$0
Class A-2	$97,274,000	$0	$0
Class A-3	$16,726,000	$0	$0
Class A-4	$300,000,000	$0	$0
Class A-5	$342,359,000	$0	$0
Class A-SB	$49,955,000	$0	$0
Class X-A	$970,952,000	$0	$0
Class X-B	$56,309,000	$0	$0
Class A-S	$118,706,000	$0	$0
Class B	$56,309,000	$0	$0
Class C	$50,222,000	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately       % of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from September 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $          , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to an affiliate of J.P. Morgan Securities LLC, which is an underwriter for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Potential Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 31st Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206361) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, PTE 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

With respect to two (2) Mortgaged Properties identified as “1 Kaiser Plaza” and “1333 Broadway” on Annex A-1, prospective investors should note that the California Public Employees’ Retirement System (“CalPERS”), which is a governmental plan, owns an indirect equity interest in each of the borrowers under the related Mortgage Loan. Persons who have an ongoing relationship with CalPERS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

With respect to three (3) Mortgaged Properties identified as “Vadata – Ashburn Data Center”, “Vadata – Manassas Data Center” and “Vadata – Haymarket Data Center” on Annex A-1, prospective investors should note that the California State Teachers’ Retirement System (“CalSTRS”), which is a governmental plan, owns an indirect equity interest in each of the borrowers under the related Mortgage Loan. Persons who have an ongoing relationship with CalSTRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the

Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in August 2049. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties, default interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, or (i) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

With respect to the Mortgaged Property identified as “693 Fifth Avenue” on Annex A-1, prospective investors should note that the borrower sponsor owns a 20.0% non-controlling equity interest in the parent company of one of the NRSROs engaged by the depositor to rate the certificates.

Index of Defined Terms

1
1 Kaiser Plaza Intercreditor Agreement	179
1 Kaiser Plaza Mortgage Loan	178
1 Kaiser Plaza Pari Passu Companion Loan	178
1 Kaiser Plaza Whole Loan	179
100 East Wisconsin Avenue Controlling Pari Passu Companion Loan	229
100 East Wisconsin Avenue Controlling Pari Passu Companion Loan Securitization Date	229
100 East Wisconsin Avenue Directing Holder	230
100 East Wisconsin Avenue Intercreditor Agreement	229
100 East Wisconsin Avenue Mortgage Loan	228
100 East Wisconsin Avenue Noteholders	229
100 East Wisconsin Avenue Pari Passu Companion Loan	229
100 East Wisconsin Avenue PSA	229
100 East Wisconsin Avenue Whole Loan	229
17g-5 Information Provider	307
1986 Act	459
1996 Act	438
2
2015 Budget Act	466
3
30/360 Basis	339
4
401(c) Regulations	474
6
693 Fifth Avenue Controlling Pari Passu Companion Loan	203
693 Fifth Avenue Mortgage Loan	203
693 Fifth Avenue Non-Controlling Pari Passu Companion Loans	204
693 Fifth Avenue Pari Passu Companion Loans	203
693 Fifth Avenue Whole Loan	204
9
9 West 57th Street Companion Loans	199
9 West 57th Street Intercreditor Agreement	199
9 West 57th Street Mortgage Loan	199
9 West 57th Street Noteholders	199
9 West 57th Street Pari Passu Companion Loans	199
9 West 57th Street Subordinate Companion Loan	199
9 West 57th Street Whole Loan	199
A
AB Modified Loan	350
Accelerated Mezzanine Loan Lender	301
Acceptable Insurance Default	352
Acting General Counsel’s Letter	120
Actual/360 Basis	163, 330
Actual/360 Loans	330
ADA	441
Additional Exclusions	352
Administrative Cost Rate	287
ADR	125

Advances	326
Affirmative Asset Review Vote	385
Annual Debt Service	125
Appraisal Reduction Amount	346
Appraisal Reduction Event	346
Appraised Value	125
Appraised-Out Class	350
Arkansas Hotel Portfolio Intercreditor Agreement	194
Arkansas Hotel Portfolio Mortgage Loan	194
Arkansas Hotel Portfolio Subordinate Companion Loan	194
Arkansas Hotel Portfolio Whole Loan	194
Assessment of Compliance Report	421
Asset Representations Reviewer Asset Review Fee	344
Asset Representations Reviewer Cap	344
Asset Representations Reviewer Fee	344
Asset Representations Reviewer Fee Rate	344
Asset Representations Reviewer Termination Event	389
Asset Review	386
Asset Review Notice	385
Asset Review Quorum	385
Asset Review Report	387
Asset Review Report Summary	387
Asset Review Standard	386
Asset Review Trigger	384
Asset Review Vote Election	385
Asset Status Report	360
Assumed Final Distribution Date	294
Assumed Scheduled Payment	289
Attestation Report	422
Available Funds	281
B
Balloon Balance	126
Bankruptcy Code	433
Base Interest Fraction	294
Beds	131
Borrower Party	301
Borrower Party Affiliate	301
B-piece buyer	102
BSCMI	239
BSP	247
BSP Data Tape	248
BSP Mortgage Loans	247
BSP Review Team	248
C
C(WUMP)O	16
CalPERS	475
CalSTRS	475
CERCLA	438
Certificate Administrator Fee Rate	343
Certificate Administrator/Trustee Fee	343
Certificate Balance	280
Certificate Owners	309
Certificateholder	302
Certificateholder Quorum	392
Certificateholder Repurchase Request	400
Certifying Certificateholder	311
CGCMT 2016-C2 Asset Representations Reviewer	224
CGCMT 2016-C2 Certificate Administrator	224
CGCMT 2016-C2 Controlling Class Representative	225
CGCMT 2016-C2 Depositor	223
CGCMT 2016-C2 Operating Advisor	224
CGCMT 2016-C2 Servicer	223
CGCMT 2016-C2 Special Servicer	223
CGCMT 2016-C2 Trustee	224
Class A Certificates	279
Class A-SB Planned Principal Balance	289
Class X Certificates	279
Clearstream	308
Clearstream Participants	310
Closing Date	124
CMA	126
CMA Lockbox	126
CMBS	53, 265

Code	457
Collateral Deficiency Amount	350
Collection Account	329
Collection Period	282
Communication Request	311
Companion Distribution Account	329
Companion Holder	175
Companion Loan	123
Companion Loans	123
Compensating Interest Payment	295
Complaint	264
Constant Prepayment Rate	447
Consultation Termination Event	373
Control Appraisal Period	194
Control Eligible Certificates	368
Control Termination Event	373
Controlling Class	368
Controlling Class Certificateholder	368
Controlling Companion Loan	175
Corrected Loan	359
CPR	447
CPY	447
CREFC®	299
CREFC® Intellectual Property Royalty License Fee	345
CREFC® Intellectual Property Royalty License Fee Rate	345
CREFC® Investor Reporting Package	333
CREFC® Reports	299
Crocker Park Phase One & Two Intercreditor Agreement	223
Crocker Park Phase One & Two Mortgage Loan	223
Crocker Park Phase One & Two Pari Passu Companion Loans	223
Crocker Park Phase One & Two Whole Loan	223
Cross-Over Date	285
Cumulative Appraisal Reduction Amount	349, 350
Cure Event	222
Cure Payment	222
Cure/Contest Period	387
Cut-off Date	123
Cut-off Date Balance	126
D
DBJPM 2016-C3 Asset Representations Reviewer	204
DBJPM 2016-C3 Certificate Administrator	204
DBJPM 2016-C3 Controlling Class Representative	205
DBJPM 2016-C3 Depositor	204
DBJPM 2016-C3 Operating Advisor	204
DBJPM 2016-C3 Pooling and Servicing Agreement	204
DBJPM 2016-C3 Servicer	204
DBJPM 2016-C3 Special Servicer	204
DBJPM 2016-C3 Trustee	204
DBJPM 2016-SFC Certificate Administrator	215
DBJPM 2016-SFC Controlling Class	221
DBJPM 2016-SFC Controlling Class Certificateholder	221
DBJPM 2016-SFC Directing Holder	220
DBJPM 2016-SFC Master Servicer	215
DBJPM 2016-SFC Mortgage Trust	214
DBJPM 2016-SFC Special Servicer	215
DBJPM 2016-SFC Subordinate Consultation Period	221
DBJPM 2016-SFC Subordinate Control Period	220
DBJPM 2016-SFC Trust and Servicing Agreement	215
DBJPM 2016-SFC Trustee	215
Defaulted Loan	365
Defeasance Deposit	166
Defeasance Loans	166
Defeasance Lock-Out Period	166
Defeasance Option	166

Definitive Certificate	308
Delinquent Loan	385
Depositaries	308
Determination Date	281
Diligence File	314
Directing Certificateholder	368
Disclosable Special Servicer Fees	343
Discount Rate	294
Dispute Resolution Consultation	402
Dispute Resolution Cut-off Date	402
Distribution Accounts	330
Distribution Date	281
Distribution Date Statement	299
District Court	264
Dodd-Frank Act	106
DOL	472
Draft CRR Amendment Regulation	105
DSCR/DY Trigger	371
DST	169
DTC	308
DTC Participants	309
DTC Rules	310
Due Date	162, 282
E
EDGAR	471
EEA	13
Effective Gross Income	129
Eligible Asset Representations Reviewer	388
Eligible Operating Advisor	379
Embassy Suites Lake Buena Vista Intercreditor Agreement	191
Embassy Suites Lake Buena Vista Mortgage Loan	190
Embassy Suites Lake Buena Vista Pari Passu Companion Loans	191
Embassy Suites Lake Buena Vista Whole Loan	191
Enforcing Party	400
Enforcing Servicer	400
ERISA	471
ESA	145, 243
Escrow/Reserve Mitigating Circumstances	245
EU Risk Retention and Due Diligence Requirements	105
Euroclear	308
Euroclear Operator	310
Euroclear Participants	310
Excess Modification Fee Amount	340
Excess Modification Fees	338
Excess Prepayment Interest Shortfall	296
Exchange Act	238
Excluded Controlling Class Holder	305
Excluded Controlling Class Loan	301
Excluded Information	301
Excluded Loan	302
Excluded Special Servicer	392
Excluded Special Servicer Loan	392
Exemption	472
Exemption Rating Agency	473
F
FATCA	467
FDIA	119
FDIC	120
FETL	17
FF&E	148
FIEL	18
Final Asset Status Report	377
Final Dispute Resolution Election Notice	403
Financial Promotion Order	15
FIRREA	120, 148, 243
Fitch	420
FPO Persons	15
FSCMA	17
FSMA	15
G
Gain-on-Sale Entitlement Amount	282
Gain-on-Sale Remittance Amount	283
Gain-on-Sale Reserve Account	330
Garn Act	440
GLA	127

H
Hard Lockbox	127
Hartz	156
High Net Worth Companies, Unincorporated Associations, etc.	15
Hillside Industrial Intercreditor Agreement	188
Hillside Industrial Mortgage Loan	187
Hillside Industrial Pari Passu Companion Loan	188
Hillside Industrial Whole Loan	188
I
Indirect Participants	309
Initial Pool Balance	123
Initial Requesting Certificateholder	400
In-Place Cash Management	127
Insurance and Condemnation Proceeds	329
Intercreditor Agreement	175
Interest Accrual Amount	287
Interest Accrual Period	287
Interest Distribution Amount	287
Interest Reserve Account	330
Interest Shortfall	287
Interested Person	366
Investor Certification	302
J
JPMCB	239
JPMCB Data Tape	240
JPMCB Deal Team	240
JPMCB Mortgage Loans	240
JPMCB’s Qualification Criteria	241
JPMCC 2016-JP2 Asset Representations Reviewer	209
JPMCC 2016-JP2 Certificate Administrator	209
JPMCC 2016-JP2 Controlling Class Representative	210
JPMCC 2016-JP2 Depositor	209
JPMCC 2016-JP2 Operating Advisor	209
JPMCC 2016-JP2 Pooling and Servicing Agreement	209
JPMCC 2016-JP2 Servicer	209
JPMCC 2016-JP2 Special Servicer	209, 273
JPMCC 2016-JP2 Trustee	209
JPMCC 2016-NINE Master Servicer	200
JPMCC 2016-NINE Special Servicer	200
JPMCC 2016-NINE Trust and Servicing Agreement	199
K
KBRA	420
L
Lessee Entity	170
Lessor Entity	169
Liquidation Fee	341
Liquidation Proceeds	329
LNR	273
LNR Partners	273
Loan Per Unit	127
Loan Specific Directing Holder	368
Loss of Value Payment	318
Lower-Tier Regular Interests	457
Lower-Tier REMIC	457
Lower-Tier REMIC Distribution Account	330
LTV Ratio	126
M
MAI	319
Major Decision	369
MAS	16
Master Servicer Decision	371
Master Servicer Proposed Course of Action Notice	401
Master Servicer Remittance Date	325
Material Defect	317
Midland	264
MLPA	313
Modeling Assumptions	448
Modification Fees	339
Moody’s	420

Morningstar	265
Mortgage	124
Mortgage File	313
mortgage loan sellers	19
Mortgage Loans	123
Mortgage Note	124
Mortgage Pool	123
Mortgage Rate	287
Mortgaged Property	124
mortgages	428
MSBAM 2016-C30 Asset Representations Reviewer	233
MSBAM 2016-C30 Certificate Administrator	233
MSBAM 2016-C30 Depositor	233
MSBAM 2016-C30 Operating Advisor	233
MSBAM 2016-C30 Pooling and Servicing Agreement	233
MSBAM 2016-C30 Servicer	233
MSBAM 2016-C30 Special Servicer	233, 273
MSBAM 2016-C30 Trustee	233
N
Nakiva	150
National Business Park Intercreditor Agreement	185
National Business Park Mortgage Loan	184
National Business Park Pari Passu Companion Loan	184
National Business Park Whole Loan	185
Net Mortgage Rate	287
Net Operating Income	127
NOI Date	127
Nonrecoverable Advance	327
Non-Serviced Certificate Administrator	175
Non-Serviced Companion Loan	175
Non-Serviced Directing Certificateholder	175
Non-Serviced Intercreditor Agreement	175
Non-Serviced Master Servicer	176
Non-Serviced Mortgage Loan	176
Non-Serviced Operating Advisor	176
Non-Serviced PSA	176
Non-Serviced Securitization Trust	176
Non-Serviced Special Servicer	176
Non-Serviced Trustee	176
Non-Serviced Whole Loan	176
Non-U.S. Person	467
North Unit	143
Note A	220
Note B	220
Notice of Foreclosure/DIL	222
Notional Amount	280
NRA	127
NRSRO	300, 475
NRSRO Certification	303
O
Occupancy	127
Occupancy Date	127
Offered Certificates	279
OID Regulations	460
OLA	120
Operating Advisor Consulting Fee	344
Operating Advisor Expenses	344
Operating Advisor Fee	344
Operating Advisor Fee Rate	344
Operating Advisor Standard	378
Operating Advisor Termination Event	381
Operating Statements	130
Opry Mills Intercreditor Agreement	209
Opry Mills Mortgage Loan	209
Opry Mills Pari Passu Companion Loans	209
Opry Mills Whole Loan	209
P
P&I Advance	325
Pads	131
PAR	243
Pari Passu Companion Loan	123, 176
Pari Passu Companion Loans	123

Participants	308
Parties in Interest	472
Pass-Through Rate	286
Patriot Act	442
PCIS Persons	15
Pentalpha Surveillance	277
Percentage Interest	281
Periodic Payments	281
Permitted Investments	330
Permitted Special Servicer/Affiliate Fees	343
PIPs	72, 147
Plans	471
PRC	15
Preliminary Dispute Resolution Election Notice	402
Prepayment Assumption	461
Prepayment Interest Excess	295
Prepayment Interest Shortfall	295
Prime Rate	329
Principal Balance Certificates	279
Principal Distribution Amount	288
Principal Shortfall	289
Privileged Information	380
Privileged Information Exception	380
Privileged Person	300
Professional Investors	16
Prohibited Prepayment	296
Promotion Of Collective Investment Schemes Exemptions Order	15
Proposed Course of Action	401
Proposed Course of Action Notice	401
Prospectus Directive	14
PSA	279
PSA Party Repurchase Request	401
PTCE	474
Purchase Price	319
Q
Qualification Criteria	249
Qualified Replacement Special Servicer	392
Qualified Substitute Mortgage Loan	319
R
RAC No-Response Scenario	419
Rated Final Distribution Date	295
Rating Agencies	420
Rating Agency Confirmation	420
REA	63
Realized Loss	297
REC	145
Record Date	281
Registration Statement	471
Regular Certificates	279
Regular Interestholder	460
Regular Interests	457
Regulation AB	422
Reimbursement Rate	329
Related Proceeds	328
Release Date	166
Release Parcel	167
Release Price	167
Relevant Member State	13
Relevant Persons	15
Relief Act	441
REMIC	457
REMIC Regulations	457
REO Account	330
REO Loan	290
REO Property	359
Repurchase Election Notice	222
Repurchase Option Notice	222
Repurchase Request	401
Requesting Certificateholder	402
Requesting Holders	351
Requesting Investor	311
Requesting Party	419
Requirements	441
Residual Certificates	279
Resolution Failure	401
Resolved	401
Restricted Group	473
Restricted Party	380
Review Materials	385
RevPAR	127
RMBS	263
Rooms	131
Rule 15Ga-1	246
Rule 17g-5	303

S
S&P	265
Salesforce	155
Salesforce Tower Intercreditor Agreement	182
Salesforce Tower Mortgage Loan	181
Salesforce Tower Pari Passu Companion Loan	181
Salesforce Tower Whole Loan	182
Scheduled Principal Distribution Amount	288
SEC	238
Securities Act	421
Securitization Accounts	330
Securitization Framework	105
Securitization Regulation	105
SEL	252
Senior Certificates	279
Sequential Pay Event	195
Serviced Companion Loan	176
Serviced Pari Passu Companion Loan	177
Serviced Pari Passu Mortgage Loan	177
Serviced Whole Loan	177
Servicer Termination Event	394
Servicing Advances	326
Servicing Fee	337
Servicing Fee Rate	337
Servicing Shift Mortgage Loan	177
Servicing Shift PSA	177
Servicing Shift Securitization Date	177
Servicing Shift Whole Loan	177
Servicing Standard	324
SF	128
SFA	17
SFO	16
Similar Law	472
SMC	255
SMF VI	255
SMF VI Data Tape	256
SMF VI Mortgage Loans	256
SMMEA	475
Soft Lockbox	127
South Units	143
Special Servicing Fee	339
Special Servicing Fee Rate	340
Specially Serviced Loans	358
Springing Lockbox	127
Sq. Ft.	128
Square Feet	128
Startup Day	457
Starwood	255
Starwood Mortgage Loans	255
Starwood Review Team	256
Stated Principal Balance	289
Structured Product	16
Subject Loans	344
Subordinate Certificates	279
Subordinate Companion Loan	123, 177
Subordinate Companion Loans	123
Sub-Servicing Agreement	324
T
T-12	128
Term to Maturity	128
Terms and Conditions	310
Tests	386
Threshold Event Collateral	194
Title V	440
Torchlight	271
TRIPRA	78
Trust REMICs	457
TTM	128
U
U.S. Person	467
UCC	428
Underwriter Entities	95
Underwriting Agreement	469
Underwritten Expenses	128
Underwritten NCF Debt Yield	128
Underwritten Net Cash Flow	128
Underwritten Net Cash Flow Debt Service Coverage Ratio	128
Underwritten Net Operating Income Debt Service Coverage Ratio	128
Underwritten NOI	129
Underwritten Revenues	130
Units	131
Unscheduled Principal Distribution Amount	288
Unsolicited Information	386

Upper-Tier REMIC	457
Upper-Tier REMIC Distribution Account	330
UW Expenses	128
UW NCF	128
UW NCF Debt Yield	128
UW NCF DSCR	128
UW NOI	129
UW NOI Debt Yield	130
UW NOI DSCR	128
UW NOI DY	130
V
Volcker Rule	106
Voting Rights	307
W
WAC Rate	286
Wachovia	267
Weighted Average Mortgage Rate	131
Wells Fargo	267
Wells Fargo Bank	262
West LA Office – 1950 Sawtelle Boulevard Controlling Companion Loan	233
West LA Office – 1950 Sawtelle Boulevard Directing Certificateholder	235
West LA Office – 1950 Sawtelle Boulevard Intercreditor Agreement	233
West LA Office – 1950 Sawtelle Boulevard Mortgage Loan	232
West LA Office – 1950 Sawtelle Boulevard Pari Passu Companion Loans	233
West LA Office – 1950 Sawtelle Boulevard Whole Loan	233
Westfield DSCR Trigger Period	220
Westfield San Francisco Centre	214
Westfield San Francisco Centre Companion Loans	214
Westfield San Francisco Centre Intercreditor Agreement	214
Westfield San Francisco Centre Mortgage Loan	214
Westfield San Francisco Centre Mortgaged Property	214
Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan	214
Westfield San Francisco Centre Noteholders	214
Westfield San Francisco Centre Pari Passu Companion Loans	214
Westfield San Francisco Centre Standalone Companion Loans	214
Westfield San Francisco Centre Standalone Pari Passu Companion Loans	214
Westfield San Francisco Centre Subordinate Companion Loan	214
Westfield San Francisco Centre Subordinate Companion Loan Holder	215
Westfield San Francisco Centre Whole Loan	214
Westfield Triggering Event of Default	216
Whole Loan	123
Withheld Amounts	330
Workout Fee	340
Workout Fee Rate	340
Workout-Delayed Reimbursement Amount	329
Y
Yield Maintenance Charge	294
YM Group A	293
YM Group B	293
YM Group C	293
YM Group D	293
YM Groups	293

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE LEFT INTENTIONALLY BLANK]

Annex A-1

								Number of	Property	Property		Year		Unit of
Loan #	Seller(1)	Property Name	Street Address	City	State	Zip Code	County	Properties	Type	Subtype	Year Built	Renovated	Units(2)	Measure	Occupancy %(3)
1	JPMCB	9 West 57th Street	9 West 57th Street	New York	NY	10019	New York	1	Office	CBD	1972		1,680,218	Square Feet	63.5%
2	JPMCB	693 Fifth Avenue	693 Fifth Avenue	New York	NY	10022	New York	1	Mixed Use	Retail/Office	1993	2015	96,514	Square Feet	57.1%
3	JPMCB	Opry Mills	433 Opry Mills Drive	Nashville	TN	37214	Davidson	1	Retail	Super Regional Mall	2000	2012	1,169,633	Square Feet	98.6%
4	JPMCB	Westfield San Francisco Centre	865 Market Street	San Francisco	CA	94103	San Francisco	1	Mixed Use	Super Regional Mall/Office	1908, 1988	2006	794,521	Square Feet	95.6%
5	JPMCB	1 Kaiser Plaza	1 Kaiser Plaza	Oakland	CA	94612	Alameda	1	Office	CBD	1971		528,158	Square Feet	96.5%
6	JPMCB	Salesforce Tower	111 Monument Circle and 120 North Pennsylvania Street	Indianapolis	IN	46204	Marion	1	Office	CBD	1959, 1990	1993	1,105,117	Square Feet	86.1%
7	BSP	Amazon Buckeye Logistics Center	6835 West Buckeye Road	Phoenix	AZ	85043	Maricopa	1	Industrial	Warehouse/Distribution	2007, 2011		1,009,351	Square Feet	100.0%
8	SMF VI	Crocker Park Phase One & Two	189 Crocker Park Boulevard	Westlake	OH	44145	Cuyahoga	1	Mixed Use	Office/Retail	2004-2010		615,062	Square Feet	98.5%
9	JPMCB	1333 Broadway	1333 Broadway	Oakland	CA	94612	Alameda	1	Office	CBD	1973		240,051	Square Feet	92.9%
10	JPMCB	Laguna Design Center	23807 & 23811 Aliso Creek Road	Laguna Niguel	CA	92677	Orange	1	Mixed Use	Retail/Office	1985		236,727	Square Feet	93.4%
11	BSP	Sheraton Salt Lake City	150 West 500 South	Salt Lake City	UT	84101	Salt Lake	1	Hotel	Full Service	1975	2015	362	Rooms	82.2%
12	SMF VI	National Business Park	Various	Princeton	NJ	08540	Middlesex	5	Office	Suburban	Various		450,543	Square Feet	83.9%
12.01	SMF VI	4 Research Way	4 Research Way	Princeton	NJ	08540	Middlesex	1	Office	Suburban	1984		123,860	Square Feet	89.5%
12.02	SMF VI	2 Research Way	2 Research Way	Princeton	NJ	08540	Middlesex	1	Office	Suburban	1984		116,746	Square Feet	70.9%
12.03	SMF VI	107 College Road East	107 College Road East	Princeton	NJ	08540	Middlesex	1	Office	Suburban	1980		78,759	Square Feet	100.0%
12.04	SMF VI	105 College Road East	105 College Road East	Princeton	NJ	08540	Middlesex	1	Office	Suburban	1979		77,618	Square Feet	79.0%
12.05	SMF VI	103 College Road East	103 College Road East	Princeton	NJ	08540	Middlesex	1	Office	Suburban	1977		53,560	Square Feet	82.9%
13	JPMCB	Embassy Suites Charleston	300 Court Street	Charleston	WV	25301	Kanawha	1	Hotel	Full Service	1997		253	Rooms	71.1%
14	BSP	Vadata - Ashburn Data Center	21271, 21267 and 21263 Smith Switch Road	Ashburn	VA	20147	Loudoun	1	Office	Data Center	2013-2015		430,663	Square Feet	100.0%
15	JPMCB	Embassy Suites Busch Gardens Hotel	3705 Spectrum Boulevard	Tampa	FL	33612	Hillsborough	1	Hotel	Full Service	1998	2011	247	Rooms	81.6%
16	JPMCB	100 East Wisconsin Avenue	100 East Wisconsin Avenue and 720 North Water Street	Milwaukee	WI	53202	Milwaukee	1	Office	CBD	1988-1989		435,443	Square Feet	82.0%
17	JPMCB	Homewood Suites Nashville Downtown	706 Church Street	Nashville	TN	37203	Davidson	1	Hotel	Extended Stay	1919	2007	113	Rooms	84.7%
18	BSP	2500 83rd Street	2500 83rd Street	North Bergen	NJ	07047	Hudson	1	Industrial	Warehouse/Distribution	1960	2015	293,594	Square Feet	100.0%
19	JPMCB	Fountains at the Bayou	11710 & 11810 Algonquin Drive	Houston	TX	77089	Harris	1	Multifamily	Garden	1970	2015	458	Units	92.8%
20	JPMCB	Centrica	1550 West Southern Avenue	Mesa	AZ	85202	Maricopa	1	Office	Suburban	1978	2015	116,982	Square Feet	100.0%
21	SMF VI	Cicero Marketplace	5845, 5663, 5701 & 5671 East Circle Drive	Cicero	NY	13039	Onondaga	1	Retail	Anchored	1980, 2004, 2005		146,849	Square Feet	97.5%
22	SMF VI	Hillside Industrial	600 North Union Avenue	Hillside	NJ	07205	Union	1	Industrial	Warehouse/Distribution	1948		743,047	Square Feet	97.2%
23	JPMCB	Embassy Suites Palmdale	39375 5th Street West	Palmdale	CA	93551	Los Angeles	1	Hotel	Full Service	2010		150	Rooms	83.5%
24	BSP	Vadata - Manassas Data Center	7060 & 7070 Wellington Road	Manassas	VA	20109	Prince William	1	Office	Data Center	2015		297,160	Square Feet	100.0%
25	JPMCB	The Villas of East Cobb	1049 Powers Ferry Road Southeast	Marietta	GA	30067	Cobb	1	Multifamily	Garden	1974	2002	414	Units	90.8%
26	JPMCB	Hilton Garden Inn Ridgefield Park	70 Challenger Road	Ridgefield Park	NJ	07660	Bergen	1	Hotel	Limited Service	2009		140	Rooms	83.2%
27	JPMCB	415 West 13th Street	415 West 13th Street	New York	NY	10014	New York	1	Retail	Single Tenant	1900	2003	8,058	Square Feet	100.0%
28	SMF VI	Embassy Suites Lake Buena Vista	8100 Lake Street	Orlando	FL	32836	Orange	1	Hotel	Full Service	1991	2014	334	Rooms	83.2%
29	JPMCB	Shadow Creek Apartments	7500 Pinemont Drive	Houston	TX	77040	Harris	1	Multifamily	Garden	1980	2016	296	Units	94.3%
30	JPMCB	Wesley Pond	3000 Highway 5 and 7090 Arbor Parkway	Douglasville	GA	30135	Douglas	1	Multifamily	Garden	1988, 1997		246	Units	97.2%
31	SMF VI	Decatur Crossing II	6420, 6450 & 6480 Cameron Street	Las Vegas	NV	89118	Clark	1	Industrial	Flex	2006		140,596	Square Feet	89.9%
32	BSP	Vadata - Haymarket Data Center	15395 John Marshall Highway	Haymarket	VA	20169	Prince William	1	Office	Data Center	1999	2014	236,000	Square Feet	100.0%
33	JPMCB	Doubletree Fayetteville	1965 Cedar Creek Road	Fayetteville	NC	28312	Cumberland	1	Hotel	Full Service	1986	2008	148	Rooms	75.2%
34	SMF VI	Triad and University Court Apartments	Various	Various	NY	Various	Erie	2	Various	Various	Various		139	Units	95.0%
34.01	SMF VI	Triad Apartments	1400 Millersport Highway	Amherst	NY	14221	Erie	1	Mixed Use	Student/Retail	1977		95	Units	96.8%
34.02	SMF VI	University Court Apartments	3442 Main Street	Buffalo	NY	14214	Erie	1	Multifamily	Student	1925		44	Units	90.9%
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	1950 Sawtelle Boulevard	Los Angeles	CA	90025	Los Angeles	1	Office	Suburban	1985		106,875	Square Feet	93.5%
36	BSP	Arkansas Hotel Portfolio	Various	Various	AR	Various	Various	2	Hotel	Limited Service	Various	2015	158	Rooms	71.0%
36.01	BSP	Holiday Inn Express Bentonville	2205 Southeast Walton Boulevard	Bentonville	AR	72712	Benton	1	Hotel	Limited Service	1997	2015	84	Rooms	71.6%
36.02	BSP	Fairfield Inn & Suites Springdale	1043 Rieff Street	Springdale	AR	72762	Washington	1	Hotel	Limited Service	2004	2015	74	Rooms	70.3%
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	Various	West Monroe	LA	71291	Ouachita	2	Various	Various	Various		Various	Various	Various
37.01	JPMCB	Sunshine Heights Shopping Center	3426 Cypress Street	West Monroe	LA	71291	Ouachita	1	Retail	Anchored	1983		101,396	Square Feet	86.9%
37.02	JPMCB	Attic Self Storage	200 Warren Drive	West Monroe	LA	71291	Ouachita	1	Self Storage	Self Storage	1996		489	Units	98.0%
38	SMF VI	Hilton Home2 Suites Layton	803 Heritage Park Boulevard	Layton	UT	84041	Davis	1	Hotel	Extended Stay	2011		107	Rooms	69.3%
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	4971 Calypso Cay Way	Kissimmee	FL	34746	Osceola	1	Hotel	Limited Service	2008		125	Rooms	77.0%
40	SMF VI	Holiday Inn Express - Aiken	2897 Whiskey Road	Aiken	SC	29803	Aiken	1	Hotel	Limited Service	2014		95	Rooms	71.2%
41	SMF VI	Shops at Laurel Springs	3245 Peachtree Parkway	Suwanee	GA	30024	Forsyth	1	Retail	Anchored	1996		68,465	Square Feet	93.9%
42	BSP	Fort Wayne Office Portfolio	Various	Fort Wayne	IN	Various	Allen	3	Office	Suburban	Various		178,388	Square Feet	78.4%
42.01	BSP	Pointe Inverness II	7030 Pointe Inverness Way	Fort Wayne	IN	46804	Allen	1	Office	Suburban	1990		57,873	Square Feet	83.3%
42.02	BSP	Executive Center I	3400 East Coliseum Boulevard	Fort Wayne	IN	46805	Allen	1	Office	Suburban	1986		59,711	Square Feet	95.4%
42.03	BSP	Executive Center II	3500 East Coliseum Boulevard	Fort Wayne	IN	46805	Allen	1	Office	Suburban	1989		60,804	Square Feet	57.0%
43	BSP	Fern Forest Apartments	1024 Ashwood Court	Gastonia	NC	28054	Gaston	1	Multifamily	Garden	1963, 1967, 1974	2012	184	Units	99.5%
44	BSP	Douglasville Crossroads	7003 Concourse Parkway	Douglasville	GA	30134	Douglas	1	Retail	Shadow Anchored	1999		42,720	Square Feet	100.0%
45	BSP	Seven Bridges	6325-6440 Main Street	Woodridge	IL	60517	DuPage	1	Mixed Use	Retail/Office	2007		49,115	Square Feet	84.6%
46	BSP	Comfort Suites Raleigh-Durham Airport	5219 Page Road	Durham	NC	27703	Durham	1	Hotel	Limited Service	1998	2013	125	Rooms	69.6%
47	BSP	Best Western Ellensburg	211 West Umptanum Road	Ellensburg	WA	98926	Kittitas	1	Hotel	Limited Service	2002		55	Rooms	78.2%
48	SMF VI	State University Retail Portfolio	Various	Various	Various	Various	Various	2	Retail	Various	Various	Various	11,190	Square Feet	100.0%
48.01	SMF VI	Blaze Pizza and First Watch	105 & 111 West University Drive	Tempe	AZ	85281	Maricopa	1	Retail	Unanchored	1987	2016	7,077	Square Feet	100.0%
48.02	SMF VI	Mattress Firm	1814 West Tennessee Street	Tallahassee	FL	32304	Leon	1	Retail	Freestanding	2015		4,113	Square Feet	100.0%
49	BSP	Summerfield Shoppes	11317 Big Bend Road	Riverview	FL	33579	Hillsborough	1	Retail	Unanchored	2001		40,000	Square Feet	100.0%
50	BSP	Holiday Inn Express Canton	157 Soldiers Colony Road	Canton	MS	39046	Madison	1	Hotel	Limited Service	2007		80	Rooms	57.3%
51	BSP	Wilshire Manor Apartments	1450 Sagebrush Trail	Euless	TX	76040	Tarrant	1	Multifamily	Garden	1965		118	Units	99.2%
52	SMF VI	Bluffton Self Storage	33 Parmenter Road	Bluffton	SC	29910	Beaufort	1	Self Storage	Self Storage	1987		301	Units	88.0%

A-1-1

Annex A-1

								Original		Current						Net
			Occupancy	Appraised	Appraisal	Current	Original	Balance	Current	Balance	% of Initial	Crossed	Related	Interest	Admin.	Mortgage		Monthly Debt	Annual Debt
Loan #	Seller(1)	Property Name	Date	Value ($)(4)	Date	LTV %(4)(5)	Balance ($)(6)(7)	per Unit ($)	Balance ($)(6)(7)	per Unit ($)	Pool Balance	Loan	Borrower(8)	Rate %(9)	Fee %(9)	Rate %(9)	Accrual Type	Service ($)(10)(11)	Service ($)(11)
1	JPMCB	9 West 57th Street	06/01/16	3,400,000,000	07/28/16	29.8%	100,000,000	603	100,000,000	603	8.2%	No	No	2.85950	0.00918	2.85032	Actual/360	241,601.27	2,899,215.28
2	JPMCB	693 Fifth Avenue	04/01/16	525,000,000	05/24/16	47.6%	80,000,000	2,590	80,000,000	2,590	6.6%	No	No	3.96600	0.01043	3.95557	Actual/360	420,769.06	5,049,228.72
3	JPMCB	Opry Mills	03/14/16	738,000,000	05/10/16	50.8%	80,000,000	321	80,000,000	321	6.6%	No	No	4.09200	0.01043	4.08157	Actual/360	276,588.89	3,319,066.67
4	JPMCB	Westfield San Francisco Centre	04/30/16	1,220,000,000	04/27/16	35.5%	60,000,000	545	60,000,000	545	4.9%	No	No	3.39400	0.00918	3.38482	Actual/360	172,056.94	2,064,683.33
5	JPMCB	1 Kaiser Plaza	04/01/16	212,000,000	06/22/16	45.8%	60,000,000	184	60,000,000	184	4.9%	No	Yes - Group 1	4.14000	0.01346	4.12654	Actual/360	209,875.00	2,518,500.00
6	JPMCB	Salesforce Tower	07/11/16	181,100,000	07/21/16	59.6%	60,000,000	98	60,000,000	98	4.9%	No	Yes - Group 2	4.36690	0.01346	4.35344	Actual/360	221,377.57	2,656,530.83
7	BSP	Amazon Buckeye Logistics Center	09/06/16	75,500,000	05/20/16	64.4%	48,587,500	48	48,587,500	48	4.0%	No	No	4.50000	0.01346	4.48654	Actual/360	184,733.72	2,216,804.64
8	SMF VI	Crocker Park Phase One & Two	07/22/16	214,400,000	05/19/16	65.3%	40,000,000	228	40,000,000	228	3.3%	No	No	4.92000	0.04043	4.87957	Actual/360	212,777.21	2,553,326.52
9	JPMCB	1333 Broadway	06/24/16	88,100,000	06/22/16	44.8%	39,500,000	165	39,500,000	165	3.2%	No	Yes - Group 1	4.14000	0.01346	4.12654	Actual/360	138,167.71	1,658,012.50
10	JPMCB	Laguna Design Center	05/01/16	54,360,000	06/15/16	70.2%	38,150,000	161	38,150,000	161	3.1%	No	No	4.30000	0.01346	4.28654	Actual/360	188,793.46	2,265,521.52
11	BSP	Sheraton Salt Lake City	06/30/16	50,200,000	08/01/17	69.7%	35,000,000	96,685	35,000,000	96,685	2.9%	No	No	5.32000	0.01346	5.30654	Actual/360	194,791.56	2,337,498.72
12	SMF VI	National Business Park	08/01/16	84,860,000	07/07/16	64.8%	33,000,000	122	33,000,000	122	2.7%	No	No	4.68000	0.01346	4.66654	Actual/360	170,754.01	2,049,048.12
12.01	SMF VI	4 Research Way	08/01/16	25,680,000	07/07/16		9,986,330		9,986,330		0.8%
12.02	SMF VI	2 Research Way	08/01/16	23,570,000	07/07/16		9,165,802		9,165,802		0.8%
12.03	SMF VI	107 College Road East	08/01/16	13,840,000	07/07/16		5,382,041		5,382,041		0.4%
12.04	SMF VI	105 College Road East	08/01/16	13,610,000	07/07/16		5,292,600		5,292,600		0.4%
12.05	SMF VI	103 College Road East	08/01/16	8,160,000	07/07/16		3,173,226		3,173,226		0.3%
13	JPMCB	Embassy Suites Charleston	06/30/16	43,000,000	06/01/16	68.8%	29,580,000	116,917	29,580,000	116,917	2.4%	No	Yes - Group 5	4.20000	0.01346	4.18654	Actual/360	144,651.28	1,735,815.36
14	BSP	Vadata - Ashburn Data Center	09/06/16	77,000,000	06/22/16	36.4%	28,000,000	65	28,000,000	65	2.3%	No	Yes - Group 4	3.40000	0.01346	3.38654	Actual/360	80,435.19	965,222.28
15	JPMCB	Embassy Suites Busch Gardens Hotel	06/30/16	38,500,000	06/01/16	71.5%	27,540,000	111,498	27,540,000	111,498	2.3%	No	Yes - Group 5	4.20000	0.01346	4.18654	Actual/360	134,675.33	1,616,103.96
16	JPMCB	100 East Wisconsin Avenue	07/08/16	82,300,000	07/19/16	65.4%	25,000,000	124	25,000,000	124	2.1%	No	Yes - Group 2	3.87445	0.01043	3.86402	Actual/360	117,551.41	1,410,616.92
17	JPMCB	Homewood Suites Nashville Downtown	05/31/16	40,400,000	04/27/16	59.9%	24,190,000	214,071	24,190,000	214,071	2.0%	No	Yes - Group 3	4.70000	0.01346	4.68654	Actual/360	137,216.63	1,646,599.56
18	BSP	2500 83rd Street	07/13/16	33,775,000	06/22/16	69.5%	23,500,000	80	23,474,138	80	1.9%	No	No	4.85000	0.01346	4.83654	Actual/360	124,007.58	1,488,090.96
19	JPMCB	Fountains at the Bayou	08/04/16	29,400,000	07/26/16	75.0%	22,050,000	48,144	22,050,000	48,144	1.8%	No	Yes - Group 6	4.81600	0.04346	4.77254	Actual/360	115,902.06	1,390,824.72
20	JPMCB	Centrica	09/01/16	30,620,000	06/17/16	71.8%	22,000,000	188	21,973,779	188	1.8%	No	No	4.50000	0.01346	4.48654	Actual/360	111,470.77	1,337,649.24
21	SMF VI	Cicero Marketplace	06/30/16	28,700,000	06/10/16	71.3%	20,500,000	140	20,463,472	139	1.7%	No	No	4.17000	0.01346	4.15654	Actual/360	110,140.06	1,321,680.72
22	SMF VI	Hillside Industrial	07/14/16	64,400,000	07/12/16	60.6%	20,000,000	52	20,000,000	52	1.6%	No	No	5.13000	0.01346	5.11654	Actual/360	108,958.93	1,307,507.16
23	JPMCB	Embassy Suites Palmdale	05/31/16	29,900,000	04/20/16	66.9%	19,990,000	133,267	19,990,000	133,267	1.6%	No	Yes - Group 3	4.70000	0.01346	4.68654	Actual/360	113,392.33	1,360,707.96
24	BSP	Vadata - Manassas Data Center	09/06/16	50,100,000	06/23/16	37.9%	19,000,000	64	19,000,000	64	1.6%	No	Yes - Group 4	3.40000	0.01346	3.38654	Actual/360	54,581.02	654,972.24
25	JPMCB	The Villas of East Cobb	07/20/16	28,450,000	07/30/15	66.1%	19,000,000	45,894	18,816,164	45,450	1.5%	No	No	4.75000	0.01346	4.73654	Actual/360	99,112.99	1,189,355.88
26	JPMCB	Hilton Garden Inn Ridgefield Park	05/31/16	26,000,000	04/22/16	69.7%	18,120,000	129,429	18,120,000	129,429	1.5%	No	Yes - Group 3	4.90000	0.01346	4.88654	Actual/360	104,874.68	1,258,496.16
27	JPMCB	415 West 13th Street	09/01/16	49,900,000	07/14/16	36.1%	18,000,000	2,234	18,000,000	2,234	1.5%	No	No	3.75000	0.01346	3.73654	Actual/360	57,031.25	684,375.00
28	SMF VI	Embassy Suites Lake Buena Vista	05/31/16	61,800,000	03/21/16	62.2%	17,000,000	125,749	16,932,574	125,250	1.4%	No	No	5.48000	0.01346	5.46654	Actual/360	96,310.92	1,155,731.04
29	JPMCB	Shadow Creek Apartments	08/09/16	19,090,000	07/28/16	74.9%	14,300,000	48,311	14,300,000	48,311	1.2%	No	Yes - Group 6	4.78600	0.05346	4.73254	Actual/360	74,906.18	898,874.16
30	JPMCB	Wesley Pond	06/03/16	23,100,000	05/10/16	60.6%	14,000,000	56,911	14,000,000	56,911	1.1%	No	No	4.00000	0.01346	3.98654	Actual/360	47,314.81	567,777.78
31	SMF VI	Decatur Crossing II	08/02/16	18,400,000	06/17/16	73.8%	13,600,000	97	13,584,151	97	1.1%	No	No	4.60000	0.01346	4.58654	Actual/360	69,719.63	836,635.56
32	BSP	Vadata - Haymarket Data Center	09/06/16	35,500,000	06/22/16	36.6%	13,000,000	55	13,000,000	55	1.1%	No	Yes - Group 4	3.40000	0.01346	3.38654	Actual/360	37,344.91	448,138.92
33	JPMCB	Doubletree Fayetteville	07/31/16	16,500,000	04/01/16	64.8%	10,725,000	72,466	10,691,435	72,239	0.9%	No	No	5.30000	0.01346	5.28654	Actual/360	59,556.42	714,677.04
34	SMF VI	Triad and University Court Apartments	07/21/16	15,200,000	05/05/16	69.1%	10,500,000	75,540	10,500,000	75,540	0.9%	No	No	4.55000	0.01346	4.53654	Actual/360	53,514.36	642,172.32
34.01	SMF VI	Triad Apartments	07/21/16	11,600,000	05/05/16		8,013,158		8,013,158		0.7%
34.02	SMF VI	University Court Apartments	07/21/16	3,600,000	05/05/16		2,486,842		2,486,842		0.2%
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	08/01/16	54,300,000	08/19/16	67.2%	10,000,000	342	10,000,000	342	0.8%	No	No	5.07000	0.01043	5.05957	Actual/360	54,110.79	649,329.48
36	BSP	Arkansas Hotel Portfolio	05/31/16	15,200,000	Various	65.7%	10,000,000	63,291	9,986,603	63,206	0.8%	No	Yes - Group 7	4.87000	0.01346	4.85654	Actual/360	55,545.97	666,551.64
36.01	BSP	Holiday Inn Express Bentonville	05/31/16	8,200,000	06/13/17		5,360,360		5,353,179		0.4%
36.02	BSP	Fairfield Inn & Suites Springdale	05/31/16	7,000,000	06/13/16		4,639,640		4,633,424		0.4%
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	Various	12,975,000	07/07/16	72.5%	9,410,000	Various	9,410,000	Various	0.8%	No	No	4.75000	0.01346	4.73654	Actual/360	49,087.01	589,044.12
37.01	JPMCB	Sunshine Heights Shopping Center	08/17/16	10,100,000	07/07/16		7,324,933		7,324,933		0.6%
37.02	JPMCB	Attic Self Storage	07/18/16	2,875,000	07/07/16		2,085,067		2,085,067		0.2%
38	SMF VI	Hilton Home2 Suites Layton	03/31/16	13,000,000	04/18/16	69.9%	9,100,000	85,047	9,082,391	84,882	0.7%	No	No	5.40000	0.01346	5.38654	Actual/360	51,099.30	613,191.60
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	05/31/16	12,600,000	04/22/16	69.0%	8,700,000	69,600	8,700,000	69,600	0.7%	No	Yes - Group 3	4.90000	0.01346	4.88654	Actual/360	46,173.22	554,078.64
40	SMF VI	Holiday Inn Express - Aiken	06/30/16	12,000,000	05/01/16	66.3%	8,000,000	84,211	7,961,687	83,807	0.7%	No	No	4.99000	0.01346	4.97654	Actual/360	46,720.61	560,647.32
41	SMF VI	Shops at Laurel Springs	08/01/16	9,500,000	07/12/16	74.6%	7,085,000	103	7,085,000	103	0.6%	No	No	4.35000	0.01346	4.33654	Actual/360	35,269.97	423,239.64
42	BSP	Fort Wayne Office Portfolio	06/09/16	14,300,000	05/20/16	44.0%	6,300,000	35	6,286,104	35	0.5%	No	No	4.85000	0.01346	4.83654	Actual/360	33,244.59	398,935.08
42.01	BSP	Pointe Inverness II	06/09/16	5,600,000	05/20/16		2,467,133		2,461,691		0.2%
42.02	BSP	Executive Center I	06/09/16	4,500,000	05/20/16		1,982,517		1,978,145		0.2%
42.03	BSP	Executive Center II	06/09/16	4,200,000	05/20/16		1,850,350		1,846,268		0.2%
43	BSP	Fern Forest Apartments	07/06/16	8,320,000	05/17/16	74.8%	6,225,000	33,832	6,225,000	33,832	0.5%	No	No	4.53000	0.01346	4.51654	Actual/360	31,652.22	379,826.64
44	BSP	Douglasville Crossroads	07/08/16	8,200,000	05/17/16	70.6%	5,800,000	136	5,786,759	135	0.5%	No	No	4.70000	0.01346	4.68654	Actual/360	30,080.99	360,971.88
45	BSP	Seven Bridges	06/01/16	7,800,000	06/15/16	71.1%	5,550,000	113	5,543,385	113	0.5%	No	No	4.50000	0.01346	4.48654	Actual/360	28,121.03	337,452.36
46	BSP	Comfort Suites Raleigh-Durham Airport	03/31/16	8,900,000	05/03/16	61.5%	5,500,000	44,000	5,473,793	43,790	0.4%	No	Yes - Group 7	5.02000	0.01346	5.00654	Actual/360	32,216.57	386,598.84
47	BSP	Best Western Ellensburg	04/30/16	7,640,000	05/16/16	61.3%	4,700,000	85,455	4,686,540	85,210	0.4%	No	No	5.41000	0.01346	5.39654	Actual/360	28,610.05	343,320.60
48	SMF VI	State University Retail Portfolio	08/26/16	8,010,000	Various	55.6%	4,450,000	398	4,450,000	398	0.4%	No	No	4.30000	0.01346	4.28654	Actual/360	16,167.30	194,007.64
48.01	SMF VI	Blaze Pizza and First Watch	08/26/16	5,810,000	08/23/16		3,240,000		3,240,000		0.3%
48.02	SMF VI	Mattress Firm	08/26/16	2,200,000	06/16/16		1,210,000		1,210,000		0.1%
49	BSP	Summerfield Shoppes	07/08/16	5,700,000	06/20/16	75.0%	4,275,000	107	4,275,000	107	0.4%	No	No	5.05000	0.01346	5.03654	Actual/360	23,079.94	276,959.28
50	BSP	Holiday Inn Express Canton	05/31/16	6,900,000	05/01/17	57.9%	4,000,000	50,000	3,994,221	49,928	0.3%	No	No	5.35000	0.01346	5.33654	Actual/360	24,206.48	290,477.76
51	BSP	Wilshire Manor Apartments	04/30/16	4,250,000	09/30/15	64.2%	2,730,000	23,136	2,730,000	23,136	0.2%	No	No	5.25000	0.01346	5.23654	Actual/360	15,075.16	180,901.92
52	SMF VI	Bluffton Self Storage	05/31/16	3,175,000	11/10/15	74.8%	2,375,000	7,890	2,375,000	7,890	0.2%	No	No	4.98600	0.01346	4.97254	Actual/360	12,729.20	152,750.40

A-1-2

Annex A-1

				First	Partial IO	Partial IO Loan	Rem.	Rem.			Payment	Grace Period	Grace Period			Final	Maturity	Maturity	Prepayment
Loan #	Seller(1)	Property Name	Note Date	Payment Date	Last IO Payment	First P&I Payment	Term	Amort	I/O Period	Seasoning	Due Date	(Late Payment)	(Default)	Maturity Date	ARD Loan	Mat Date	Balance ($)(6)	LTV %(4)(5)	Provision (Payments)(12)
1	JPMCB	9 West 57th Street	08/30/16	10/01/16			120	0	120	0	1	1	0	09/01/26	No		100,000,000	29.8%	L(24),Def(89),O(7)
2	JPMCB	693 Fifth Avenue	06/10/16	08/01/16	07/01/18	08/01/18	118	300	24	2	1	0	0	07/01/26	No		62,765,498	37.4%	L(25),Grtr1%orYM(91),O(4)
3	JPMCB	Opry Mills	06/02/16	08/01/16			118	0	120	2	1	0	0	07/01/26	No		80,000,000	50.8%	L(26),Def(87),O(7)
4	JPMCB	Westfield San Francisco Centre	07/11/16	09/01/16			119	0	120	1	1	5	5	08/01/26	No		60,000,000	35.5%	L(25),DeforGrtr1%orYM(91),O(4)
5	JPMCB	1 Kaiser Plaza	06/30/16	08/01/16			118	0	120	2	1	0	5 (Twice per year)	07/01/26	No		60,000,000	45.8%	L(26),Def(90),O(4)
6	JPMCB	Salesforce Tower	08/25/16	10/01/16			120	0	120	0	1	0	0	09/01/26	No		60,000,000	59.6%	L(24),Def(93),O(3)
7	BSP	Amazon Buckeye Logistics Center	07/21/16	09/06/16			119	0	120	1	6	0	0	08/06/26	No		48,587,500	64.4%	L(25),Def(91),O(4)
8	SMF VI	Crocker Park Phase One & Two	07/25/16	09/06/16	08/06/21	09/06/21	119	360	60	1	6	0	0	08/06/26	No		36,844,874	60.1%	L(25),DeforGrtr1%orYM(92),O(3)
9	JPMCB	1333 Broadway	06/30/16	08/01/16			118	0	120	2	1	0	5 (Twice per year)	07/01/26	No		39,500,000	44.8%	L(26),Def(90),O(4)
10	JPMCB	Laguna Design Center	07/28/16	09/01/16	08/01/21	09/01/21	119	360	60	1	1	0	0	08/01/26	No		34,796,949	64.0%	L(25),Grtr1%orYM(92),O(3)
11	BSP	Sheraton Salt Lake City	08/25/16	10/06/16			120	360	0	0	6	0	0	09/06/26	No		29,067,442	57.9%	L(24),Def(92),O(4)
12	SMF VI	National Business Park	08/19/16	10/06/16			120	360	0	0	6	0	0	09/06/26	No		26,840,049	52.7%	L(24),Def(92),O(4)
12.01	SMF VI	4 Research Way															8,122,230
12.02	SMF VI	2 Research Way															7,454,866
12.03	SMF VI	107 College Road East															4,377,401
12.04	SMF VI	105 College Road East															4,304,656
12.05	SMF VI	103 College Road East															2,580,896
13	JPMCB	Embassy Suites Charleston	08/05/16	10/01/16	09/01/19	10/01/19	120	360	36	0	1	0	0	09/01/26	No		25,711,754	59.8%	L(25),Grtr1%orYM(88),O(7)
14	BSP	Vadata - Ashburn Data Center	07/21/16	09/06/16			119	0	120	1	6	5	0	08/06/26	No		28,000,000	36.4%	L(25),Def(90),O(5)
15	JPMCB	Embassy Suites Busch Gardens Hotel	08/05/16	10/01/16	09/01/19	10/01/19	120	360	36	0	1	0	0	09/01/26	No		23,938,529	62.2%	L(25),Grtr1%orYM(88),O(7)
16	JPMCB	100 East Wisconsin Avenue	08/25/16	10/01/16			120	360	0	0	1	0	0	09/01/26	No		19,766,096	51.7%	L(24),Def(93),O(3)
17	JPMCB	Homewood Suites Nashville Downtown	08/10/16	10/01/16			60	300	0	0	1	0	0	09/01/21	No		21,410,379	53.0%	L(25),Grtr1%orYM(32),O(3)
18	BSP	2500 83rd Street	07/20/16	09/06/16			119	359	0	1	6	0	0	08/06/26	No		19,223,741	56.9%	L(25),Def(91),O(4)
19	JPMCB	Fountains at the Bayou	08/26/16	10/01/16	09/01/17	10/01/17	60	360	12	0	1	0	0	09/01/21	No		20,668,077	70.3%	L(25),Grtr1%orYM(32),O(3)
20	JPMCB	Centrica	07/29/16	09/01/16			119	359	0	1	1	0	0	08/01/26	No		17,785,312	58.1%	L(25),Grtr1%orYM(91),O(4)
21	SMF VI	Cicero Marketplace	07/12/16	09/06/16			119	299	0	1	6	0	0	08/06/26	No		14,854,891	51.8%	L(25),Grtr1%orYM(90),O(5)
22	SMF VI	Hillside Industrial	05/16/16	07/06/16	06/06/18	07/06/18	117	360	24	3	6	0	0	06/06/26	No		17,362,730	52.6%	L(27),Def(89),O(4)
23	JPMCB	Embassy Suites Palmdale	08/10/16	10/01/16			60	300	0	0	1	0	0	09/01/21	No		17,692,992	59.2%	L(25),Grtr1%orYM(32),O(3)
24	BSP	Vadata - Manassas Data Center	07/21/16	09/06/16			119	0	120	1	6	5	0	08/06/26	No		19,000,000	37.9%	L(25),Def(90),O(5)
25	JPMCB	The Villas of East Cobb	12/17/15	02/01/16			76	352	0	8	1	0	0	01/01/23	No		16,726,924	58.8%	L(25),Grtr1%orYM(56),O(3)
26	JPMCB	Hilton Garden Inn Ridgefield Park	08/10/16	10/01/16			60	300	0	0	1	0	0	09/01/21	No		16,093,209	61.9%	L(25),Grtr1%orYM(32),O(3)
27	JPMCB	415 West 13th Street	08/05/16	10/01/16			120	0	120	0	1	0	0	09/01/26	No		18,000,000	36.1%	L(25),Grtr1%orYM(93),O(2)
28	SMF VI	Embassy Suites Lake Buena Vista	04/26/16	06/06/16			116	356	0	4	6	0	0	05/06/26	No		14,192,315	51.2%	L(28),Def(88),O(4)
29	JPMCB	Shadow Creek Apartments	08/26/16	10/01/16	09/01/17	10/01/17	60	360	12	0	1	0	0	09/01/21	No		13,398,874	70.2%	L(25),Grtr1%orYM(32),O(3)
30	JPMCB	Wesley Pond	07/01/16	08/01/16			118	0	120	2	1	0	0	07/01/26	No		14,000,000	60.6%	L(25),Grtr1%orYM(92),O(3)
31	SMF VI	Decatur Crossing II	08/05/16	09/06/16			119	359	0	1	6	0	0	08/06/26	No		11,032,209	60.0%	L(25),Def(91),O(4)
32	BSP	Vadata - Haymarket Data Center	07/21/16	09/06/16			119	0	120	1	6	5	0	08/06/26	No		13,000,000	36.6%	L(25),Def(90),O(5)
33	JPMCB	Doubletree Fayetteville	05/19/16	07/01/16			117	357	0	3	1	0	0	06/01/26	No		8,902,437	54.0%	L(27),Def(90),O(3)
34	SMF VI	Triad and University Court Apartments	07/27/16	09/06/16	08/06/19	09/06/19	119	360	36	1	6	0	0	08/06/26	No		9,202,452	60.5%	L(25),Def(91),O(4)
34.01	SMF VI	Triad Apartments															7,022,924
34.02	SMF VI	University Court Apartments															2,179,528
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	12/29/15	02/06/16	01/06/20	02/06/20	112	360	48	8	6	0	0	01/06/26	No		9,054,365	60.9%	L(24),Grtr1%orYM(89),O(7)
36	BSP	Arkansas Hotel Portfolio	07/26/16	09/06/16			119	299	0	1	6	0	0	08/06/26	No		7,677,324	50.5%	L(25),Def(91),O(4)
36.01	BSP	Holiday Inn Express Bentonville															4,115,323
36.02	BSP	Fairfield Inn & Suites Springdale															3,562,002
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	08/23/16	10/01/16			120	360	0	0	1	0	0	09/01/26	No		7,671,500	59.1%	L(24),Def(93),O(3)
37.01	JPMCB	Sunshine Heights Shopping Center															5,971,650
37.02	JPMCB	Attic Self Storage															1,699,851
38	SMF VI	Hilton Home2 Suites Layton	06/10/16	08/06/16			118	358	0	2	6	0	0	07/06/26	No		7,577,944	58.3%	L(26),Grtr1%orYM(90),O(4)
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	08/10/16	10/01/16			60	360	0	0	1	0	0	09/01/21	No		8,010,985	63.6%	L(25),Grtr1%orYM(32),O(3)
40	SMF VI	Holiday Inn Express - Aiken	05/31/16	07/06/16			117	297	0	3	6	0	0	06/06/26	No		5,978,879	49.8%	L(27),Def(89),O(4)
41	SMF VI	Shops at Laurel Springs	08/05/16	09/06/16	08/06/19	09/06/19	119	360	36	1	6	0	0	08/06/26	No		6,180,647	65.1%	L(25),Def(91),O(4)
42	BSP	Fort Wayne Office Portfolio	06/30/16	08/06/16			118	358	0	2	6	0	0	07/06/26	No		5,153,989	36.0%	L(26),Def(90),O(4)
42.01	BSP	Pointe Inverness II															2,018,345
42.02	BSP	Executive Center I															1,621,885
42.03	BSP	Executive Center II															1,513,759
43	BSP	Fern Forest Apartments	07/12/16	09/06/16	08/06/18	09/06/18	119	360	24	1	6	0	0	08/06/26	No		5,320,991	64.0%	L(25),Def(91),O(4)
44	BSP	Douglasville Crossroads	06/30/16	08/06/16			118	358	0	2	6	0	0	07/06/26	No		4,721,202	57.6%	L(26),Def(90),O(4)
45	BSP	Seven Bridges	07/15/16	09/06/16			119	359	0	1	6	0	0	08/06/26	No		4,486,750	57.5%	L(25),Def(91),O(4)
46	BSP	Comfort Suites Raleigh-Durham Airport	06/01/16	07/06/16			117	297	0	3	6	0	0	06/06/26	No		4,114,976	46.2%	L(27),Def(89),O(4)
47	BSP	Best Western Ellensburg	06/21/16	08/06/16			118	298	0	2	6	0	0	07/06/26	No		3,566,239	46.7%	L(26),Def(90),O(4)
48	SMF VI	State University Retail Portfolio	08/30/16	10/06/16			120	0	120	0	6	0	0	09/06/26	No		4,450,000	55.6%	L(24),Def(92),O(4)
48.01	SMF VI	Blaze Pizza and First Watch															3,240,000
48.02	SMF VI	Mattress Firm															1,210,000
49	BSP	Summerfield Shoppes	08/23/16	10/06/16			120	360	0	0	6	0	0	09/06/26	No		3,519,829	61.8%	L(24),Def(92),O(4)
50	BSP	Holiday Inn Express Canton	07/15/16	09/06/16			119	299	0	1	6	0	0	08/06/26	No		3,028,332	43.9%	L(25),Def(91),O(4)
51	BSP	Wilshire Manor Apartments	11/16/15	01/06/16	12/06/16	01/06/17	111	360	12	9	6	0	0	12/06/25	No		2,321,117	54.6%	L(33),Def(83),O(4)
52	SMF VI	Bluffton Self Storage	01/27/16	03/06/16	02/06/19	03/06/19	113	360	36	7	6	0	0	02/06/26	No		2,101,677	66.2%	L(18),Grtr1%orYM(98),O(4)

A-1-3

Annex A-1

			HISTORICAL FINANCIALS(13)

			2013	2013	2013	2014	2014	2014	2015	2015	2015	Most Recent	Most Recent	Most Recent
Loan #	Seller(1)	Property Name	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	Revenues ($)	Total Expenses ($)	NOI ($)	As of
1	JPMCB	9 West 57th Street	116,748,306	55,775,327	60,972,979	127,093,163	59,405,953	67,687,210	148,729,532	63,564,960	85,164,572	161,485,907	64,471,574	97,014,333	06/30/16
2	JPMCB	693 Fifth Avenue				8,701,285	3,798,967	4,902,318	18,736,883	4,528,682	14,208,201	19,303,224	4,712,493	14,590,731	03/31/16
3	JPMCB	Opry Mills	49,127,199	14,625,041	34,502,158	50,063,915	15,076,680	34,987,235	51,734,040	15,026,181	36,707,859	51,765,862	14,870,712	36,895,150	03/31/16
4	JPMCB	Westfield San Francisco Centre	84,120,789	35,722,327	48,398,462	84,621,362	36,493,338	48,128,023	88,603,550	37,649,371	50,954,179	90,654,772	38,690,784	51,963,988	03/31/16
5	JPMCB	1 Kaiser Plaza	13,704,072	7,386,059	6,318,013	17,631,874	8,349,112	9,282,762	15,981,958	8,094,580	7,887,377	16,130,286	8,299,682	7,830,604	03/31/16
6	JPMCB	Salesforce Tower	25,645,275	13,160,861	12,484,414	27,432,454	13,705,299	13,727,155	25,195,298	13,380,191	11,815,107	25,515,651	13,700,975	11,814,676	06/30/16
7	BSP	Amazon Buckeye Logistics Center	6,950,554	2,005,778	4,944,776	6,763,399	1,688,942	5,074,457	6,828,565	1,641,834	5,186,731	6,915,221	1,630,152	5,285,069	05/31/16
8	SMF VI	Crocker Park Phase One & Two	22,900,414	14,494,543	8,405,871	21,514,547	14,524,342	6,990,205	21,699,558	14,697,681	7,001,877	22,162,919	14,776,794	7,386,125	05/31/16
9	JPMCB	1333 Broadway	5,739,012	3,292,440	2,446,572	3,785,778	3,067,814	717,963	5,911,080	3,332,600	2,578,479	6,511,114	3,427,632	3,083,482	03/31/16
10	JPMCB	Laguna Design Center	4,589,699	1,577,747	3,011,952	4,512,314	1,645,743	2,866,571	4,898,623	1,741,969	3,156,654	4,910,751	1,717,784	3,192,967	04/30/16
11	BSP	Sheraton Salt Lake City	14,499,475	11,493,394	3,006,081	14,913,473	11,719,124	3,194,349	16,257,676	12,510,133	3,747,543	16,909,592	12,821,637	4,087,955	06/30/16
12	SMF VI	National Business Park	9,735,895	5,472,414	4,263,481	9,067,671	5,898,189	3,169,482	10,266,185	5,681,133	4,585,051	10,316,792	5,453,487	4,863,305	06/30/16
12.01	SMF VI	4 Research Way	3,907,750	1,719,607	2,188,142	2,437,897	1,835,518	602,380	2,721,560	1,914,649	806,911	3,315,903	1,909,104	1,406,799	06/30/16
12.02	SMF VI	2 Research Way	3,211,996	1,500,988	1,711,008	3,472,694	1,500,649	1,972,045	3,064,632	1,440,643	1,623,989	2,453,355	1,288,396	1,164,960	06/30/16
12.03	SMF VI	107 College Road East	157,879	746,274	-588,395	208,532	898,098	-689,566	2,057,337	846,949	1,210,388	2,033,862	811,873	1,221,989	06/30/16
12.04	SMF VI	105 College Road East	1,556,091	885,330	670,761	1,804,449	955,872	848,577	1,621,594	857,189	764,404	1,582,004	833,837	748,167	06/30/16
12.05	SMF VI	103 College Road East	902,179	620,215	281,964	1,144,099	708,053	436,046	801,062	621,703	179,359	931,667	610,277	321,390	06/30/16
13	JPMCB	Embassy Suites Charleston	15,003,084	10,677,592	4,325,492	14,292,269	10,382,454	3,909,815	14,571,573	10,693,269	3,878,304	14,198,250	10,209,198	3,989,052	06/30/16
14	BSP	Vadata - Ashburn Data Center							4,869,096	852,098	4,016,998	4,885,481	845,378	4,040,103	03/31/16
15	JPMCB	Embassy Suites Busch Gardens Hotel	11,756,900	9,004,407	2,752,493	12,382,093	9,263,198	3,118,895	13,555,845	9,842,928	3,712,917	13,353,039	9,698,516	3,654,523	06/30/16
16	JPMCB	100 East Wisconsin Avenue	14,019,246	7,023,802	6,995,444	14,572,712	6,946,879	7,625,833	13,182,782	6,916,873	6,265,909	13,311,685	6,983,586	6,328,099	06/30/16
17	JPMCB	Homewood Suites Nashville Downtown	5,653,834	3,400,635	2,253,199	6,482,831	3,714,225	2,768,606	7,401,865	4,036,765	3,365,100	7,461,235	4,086,332	3,374,903	05/31/16
18	BSP	2500 83rd Street				1,874,934	767,753	1,107,181	2,199,863	890,048	1,309,816	2,379,641	842,100	1,537,542	05/31/16
19	JPMCB	Fountains at the Bayou	3,750,036	2,255,789	1,494,247	3,539,958	2,134,737	1,405,221	3,980,420	2,293,596	1,686,824	4,269,649	2,444,362	1,825,287	06/30/16
20	JPMCB	Centrica
21	SMF VI	Cicero Marketplace	2,896,360	1,059,973	1,836,387	2,873,927	1,046,328	1,827,600	2,872,519	921,760	1,950,759	2,955,077	951,430	2,003,647	05/31/16
22	SMF VI	Hillside Industrial	5,660,355	2,077,235	3,583,120	5,356,428	1,883,807	3,472,621	5,920,368	1,994,807	3,925,561	6,061,150	2,116,934	3,944,216	03/31/16
23	JPMCB	Embassy Suites Palmdale	5,840,991	4,291,667	1,549,323	6,424,658	4,751,184	1,673,474	6,801,323	4,588,390	2,212,933	7,146,891	4,882,703	2,264,188	05/31/16
24	BSP	Vadata - Manassas Data Center										3,168,331	345,555	2,822,776	03/31/16
25	JPMCB	The Villas of East Cobb	2,830,525	1,426,485	1,404,040	3,072,276	1,499,629	1,572,647	3,395,847	1,500,903	1,894,944	3,604,239	1,544,440	2,059,798	06/30/16
26	JPMCB	Hilton Garden Inn Ridgefield Park	5,957,881	4,102,481	1,855,399	6,345,690	4,304,423	2,041,266	6,317,906	4,459,658	1,858,247	6,493,105	4,510,907	1,982,198	05/31/16
27	JPMCB	415 West 13th Street	2,138,110	233,911	1,904,199	2,215,010	249,308	1,965,702	2,296,562	279,571	2,016,991	2,340,242	293,355	2,046,887	06/30/16
28	SMF VI	Embassy Suites Lake Buena Vista				8,950,710	8,310,063	640,647	16,183,032	11,744,153	4,438,879	16,835,050	11,913,261	4,921,789	05/31/16
29	JPMCB	Shadow Creek Apartments	1,836,111	1,084,102	752,009	1,957,832	1,055,161	902,671	2,259,223	1,062,961	1,196,262	2,325,303	1,156,401	1,168,902	06/30/16
30	JPMCB	Wesley Pond	2,018,535	982,724	1,035,811	2,114,027	1,101,705	1,012,323	2,424,906	1,190,860	1,234,046	2,515,125	1,168,340	1,346,786	05/31/16
31	SMF VI	Decatur Crossing II	1,089,460	280,589	808,871	1,152,435	313,721	838,714	1,538,564	315,338	1,223,226	1,612,019	354,922	1,257,097	06/30/16
32	BSP	Vadata - Haymarket Data Center							2,200,719	349,051	1,851,668	2,147,922	271,333	1,876,589	03/31/16
33	JPMCB	Doubletree Fayetteville	4,937,535	3,593,423	1,344,112	5,340,364	3,977,800	1,362,564	5,304,669	3,917,538	1,387,131	5,337,206	3,786,139	1,551,067	07/31/16
34	SMF VI	Triad and University Court Apartments	1,843,893	993,391	850,502	1,901,873	1,025,217	876,656	1,952,590	955,152	997,438	1,967,640	946,015	1,021,625	06/30/16
34.01	SMF VI	Triad Apartments	1,431,335	789,154	642,182	1,467,796	825,579	642,217	1,516,615	768,847	747,768	1,536,456	768,980	767,476	06/30/16
34.02	SMF VI	University Court Apartments	412,557	204,238	208,320	434,078	199,638	234,439	435,976	186,305	249,671	431,184	177,035	254,149	06/30/16
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	3,843,893	1,605,390	2,238,503	2,987,919	1,572,490	1,415,429	3,243,762	1,677,874	1,565,888	3,795,415	985,318	2,810,096	06/30/16
36	BSP	Arkansas Hotel Portfolio				3,209,418	2,082,736	1,126,682	3,722,703	2,403,165	1,319,538	3,798,940	2,366,661	1,432,279	05/31/16
36.01	BSP	Holiday Inn Express Bentonville				1,699,856	1,149,007	550,849	2,013,189	1,332,985	680,204	2,017,725	1,320,284	697,441	05/31/16
36.02	BSP	Fairfield Inn & Suites Springdale				1,509,562	933,729	575,833	1,709,514	1,070,180	639,334	1,781,215	1,046,377	734,838	05/31/16
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	1,225,463	329,406	896,057	1,201,376	355,300	846,076	1,251,606	358,164	893,442	1,301,449	365,379	936,070	06/30/16
37.01	JPMCB	Sunshine Heights Shopping Center	787,404	182,521	604,883	754,223	202,225	551,998	833,910	210,686	623,224	860,809	218,221	642,588	06/30/16
37.02	JPMCB	Attic Self Storage	438,059	146,885	291,174	447,152	153,074	294,078	417,696	147,478	270,218	440,640	147,158	293,482	06/30/16
38	SMF VI	Hilton Home2 Suites Layton	1,998,519	1,216,829	781,690	2,741,951	1,487,742	1,254,209	2,675,387	1,523,385	1,152,002	2,694,072	1,550,720	1,143,352	03/31/16
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	3,177,446	2,247,190	930,256	3,473,370	2,503,202	970,167	3,513,567	2,516,186	997,381	3,639,285	2,634,228	1,005,057	05/31/16
40	SMF VI	Holiday Inn Express - Aiken							2,315,981	1,547,421	768,560	2,638,235	1,612,316	1,025,919	06/30/16
41	SMF VI	Shops at Laurel Springs							928,946	255,570	673,376	947,365	298,849	648,516	06/30/16
42	BSP	Fort Wayne Office Portfolio	2,181,450	1,285,915	895,535	2,265,879	1,412,715	853,164	1,945,432	1,355,293	590,139	1,779,269	1,344,106	435,163	05/31/16
42.01	BSP	Pointe Inverness II	796,419	409,483	386,936	750,236	429,354	320,882	749,262	408,633	340,629	729,406	408,384	321,022	05/31/16
42.02	BSP	Executive Center I	683,286	459,686	223,600	761,076	533,885	227,191	522,359	514,863	7,496	534,173	515,480	18,693	05/31/16
42.03	BSP	Executive Center II	701,745	416,745	285,000	754,567	449,476	305,091	673,811	431,797	242,014	515,690	420,242	95,448	05/31/16
43	BSP	Fern Forest Apartments	1,003,426	430,566	572,860	1,037,989	510,458	527,531	1,153,792	414,624	739,168	1,186,633	420,836	765,797	04/30/16
44	BSP	Douglasville Crossroads				599,487	134,279	465,208	588,694	140,118	448,575	652,637	156,113	496,524	05/31/16
45	BSP	Seven Bridges	869,363	398,634	470,729	1,078,616	469,841	608,775	1,254,561	473,547	781,014	1,187,586	464,553	723,033	05/31/16
46	BSP	Comfort Suites Raleigh-Durham Airport	2,147,803	1,644,189	503,614	2,472,204	1,864,797	607,407	2,623,958	1,884,251	739,707	2,674,769	1,928,346	746,423	03/31/16
47	BSP	Best Western Ellensburg	1,547,706	950,909	596,797	1,642,824	1,051,293	591,531	1,733,643	1,085,948	647,695	1,787,285	1,137,343	649,942	04/30/16
48	SMF VI	State University Retail Portfolio
48.01	SMF VI	Blaze Pizza and First Watch
48.02	SMF VI	Mattress Firm
49	BSP	Summerfield Shoppes	591,459	228,660	362,799	557,280	221,181	336,099	515,280	227,315	287,965	520,738	226,147	294,591	05/31/16
50	BSP	Holiday Inn Express Canton	1,087,988	713,587	374,401	1,169,329	776,075	393,254	1,337,978	853,820	484,158	1,396,822	909,615	487,208	05/31/16
51	BSP	Wilshire Manor Apartments							811,727	552,518	259,209	917,431	524,501	392,930	04/30/16
52	SMF VI	Bluffton Self Storage	246,194	75,081	171,113	282,432	92,979	189,453	320,068	89,121	230,946

A-1-4

Annex A-1

			UW
			Economic	UW	UW Total	UW	UW Capital	UW	UW	UW NCF	UW NOI	UW NCF		Ground Lease	Ground Lease
Loan #	Seller(1)	Property Name	Occupancy %	Revenues ($)(3)	Expenses ($)	NOI ($)(3)(14)	Items ($)	NCF ($)(3)(14)	NOI DSCR(15)	DSCR(15)	Debt Yield %(5)	Debt Yield %(5)	Title Type(23)	Expiration	Extension Terms
1	JPMCB	9 West 57th Street	66.9%	166,714,099	58,877,243	107,836,855	738,788	107,098,067	3.67	3.64	10.6%	10.6%	Fee/Leasehold	05/22/98	None
2	JPMCB	693 Fifth Avenue	86.9%	20,153,750	4,235,787	15,917,963	206,811	15,711,152	1.01	1.00	6.4%	6.3%	Fee
3	JPMCB	Opry Mills	95.0%	52,975,528	15,212,634	37,762,894	1,488,609	36,274,285	2.43	2.33	10.1%	9.7%	Fee
4	JPMCB	Westfield San Francisco Centre	95.6%	95,016,729	38,462,539	56,554,190	1,736,500	54,817,690	3.79	3.68	13.1%	12.7%	Fee/Leasehold	06/30/43	One, 15-year option
5	JPMCB	1 Kaiser Plaza	95.0%	18,882,800	8,516,695	10,366,105	1,596,705	8,769,400	2.54	2.15	10.7%	9.0%	Fee
6	JPMCB	Salesforce Tower	85.1%	27,585,123	13,874,433	13,710,690	1,878,699	11,831,991	2.87	2.47	12.7%	11.0%	Fee
7	BSP	Amazon Buckeye Logistics Center	95.0%	6,095,258	1,613,245	4,482,013	423,360	4,058,653	2.02	1.83	9.2%	8.4%	Fee
8	SMF VI	Crocker Park Phase One & Two	95.2%	22,427,857	9,412,556	13,015,301	1,046,508	11,968,793	1.46	1.34	9.3%	8.5%	Fee
9	JPMCB	1333 Broadway	91.8%	7,601,588	3,561,546	4,040,042	679,672	3,360,371	2.44	2.03	10.2%	8.5%	Fee
10	JPMCB	Laguna Design Center	92.9%	5,390,908	1,850,714	3,540,193	314,897	3,225,296	1.56	1.42	9.3%	8.5%	Fee
11	BSP	Sheraton Salt Lake City	82.2%	16,909,592	12,801,111	4,108,481	0	4,108,481	1.76	1.76	11.7%	11.7%	Fee
12	SMF VI	National Business Park	83.9%	10,548,206	5,231,535	5,316,671	671,002	4,645,668	1.56	1.36	9.7%	8.4%	Leasehold	12/31/37	Two, 10-year options
12.01	SMF VI	4 Research Way	90.2%	3,473,472	1,848,869	1,624,604	183,313	1,441,291					Leasehold	12/31/37	Two, 10-year options
12.02	SMF VI	2 Research Way	70.8%	2,366,277	1,218,394	1,147,883	172,784	975,099					Leasehold	12/31/37	Two, 10-year options
12.03	SMF VI	107 College Road East	100.0%	2,019,894	769,445	1,250,449	118,139	1,132,310					Leasehold	12/31/37	Two, 10-year options
12.04	SMF VI	105 College Road East	79.2%	1,618,963	794,479	824,483	116,427	708,056					Leasehold	12/31/37	Two, 10-year options
12.05	SMF VI	103 College Road East	81.7%	1,069,600	600,348	469,252	80,340	388,912					Leasehold	12/31/37	Two, 10-year options
13	JPMCB	Embassy Suites Charleston	71.1%	14,198,250	10,678,769	3,519,481	0	3,519,481	2.03	2.03	11.9%	11.9%	Fee
14	BSP	Vadata - Ashburn Data Center	95.0%	5,224,543	1,004,913	4,219,630	346,953	3,872,677	4.37	4.01	15.1%	13.8%	Fee
15	JPMCB	Embassy Suites Busch Gardens Hotel	81.6%	13,408,480	9,852,851	3,555,629	0	3,555,629	2.20	2.20	12.9%	12.9%	Leasehold	11/07/81	None
16	JPMCB	100 East Wisconsin Avenue	91.9%	13,565,502	7,399,060	6,166,442	783,797	5,382,645	2.03	1.77	11.5%	10.0%	Fee
17	JPMCB	Homewood Suites Nashville Downtown	84.7%	7,461,235	4,097,421	3,363,814	0	3,363,814	2.04	2.04	13.9%	13.9%	Fee
18	BSP	2500 83rd Street	95.0%	2,988,117	995,307	1,992,810	102,531	1,890,279	1.34	1.27	8.5%	8.1%	Fee
19	JPMCB	Fountains at the Bayou	89.8%	4,631,930	2,421,646	2,210,284	114,500	2,095,784	1.59	1.51	10.0%	9.5%	Fee
20	JPMCB	Centrica	95.0%	2,566,575	480,182	2,086,393	146,228	1,940,165	1.56	1.45	9.5%	8.8%	Fee
21	SMF VI	Cicero Marketplace	95.0%	2,964,915	949,785	2,015,130	80,587	1,934,543	1.52	1.46	9.8%	9.5%	Fee
22	SMF VI	Hillside Industrial	95.0%	6,121,117	2,157,783	3,963,335	417,137	3,546,198	1.55	1.39	10.2%	9.1%	Fee
23	JPMCB	Embassy Suites Palmdale	83.5%	7,146,891	4,891,971	2,254,920	0	2,254,920	1.66	1.66	11.3%	11.3%	Fee
24	BSP	Vadata - Manassas Data Center	95.0%	3,438,775	628,407	2,810,369	220,938	2,589,430	4.29	3.95	14.8%	13.6%	Fee
25	JPMCB	The Villas of East Cobb	89.0%	3,771,781	1,544,515	2,227,265	124,200	2,103,065	1.87	1.77	11.8%	11.2%	Fee
26	JPMCB	Hilton Garden Inn Ridgefield Park	83.2%	6,493,105	4,516,586	1,976,519	0	1,976,519	1.57	1.57	10.9%	10.9%	Fee/Leasehold	06/30/56	Two, 10-year options followed by one option expiring on October 30, 2084.
27	JPMCB	415 West 13th Street	95.0%	2,270,759	329,674	1,941,085	116,035	1,825,050	2.84	2.67	10.8%	10.1%	Fee
28	SMF VI	Embassy Suites Lake Buena Vista	83.2%	16,835,050	12,532,228	4,302,822	0	4,302,822	1.51	1.51	11.2%	11.2%	Fee
29	JPMCB	Shadow Creek Apartments	91.2%	2,509,940	1,129,440	1,380,500	74,000	1,306,500	1.54	1.45	9.7%	9.1%	Fee
30	JPMCB	Wesley Pond	91.0%	2,615,302	1,282,471	1,332,831	86,100	1,246,731	2.35	2.20	9.5%	8.9%	Fee
31	SMF VI	Decatur Crossing II	90.5%	1,622,400	343,221	1,279,179	68,290	1,210,889	1.53	1.45	9.4%	8.9%	Fee
32	BSP	Vadata - Haymarket Data Center	95.0%	2,314,193	352,503	1,961,690	160,279	1,801,411	4.38	4.02	15.1%	13.9%	Fee
33	JPMCB	Doubletree Fayetteville	73.4%	5,247,961	3,979,803	1,268,158	0	1,268,158	1.77	1.77	11.9%	11.9%	Fee
34	SMF VI	Triad and University Court Apartments	95.0%	1,960,605	940,217	1,020,388	57,519	962,870	1.59	1.50	9.7%	9.2%	Fee
34.01	SMF VI	Triad Apartments	95.0%	1,541,479	759,781	781,698	43,703	737,996					Fee
34.02	SMF VI	University Court Apartments	95.0%	419,127	180,436	238,690	13,816	224,874					Fee
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	93.5%	4,532,565	1,605,226	2,927,340	140,724	2,786,616	1.24	1.18	8.0%	7.6%	Fee
36	BSP	Arkansas Hotel Portfolio	71.0%	3,788,756	2,501,846	1,286,910	0	1,286,910	1.93	1.93	12.9%	12.9%	Fee
36.01	BSP	Holiday Inn Express Bentonville	71.6%	2,012,363	1,357,146	655,217	0	655,217					Fee
36.02	BSP	Fairfield Inn & Suites Springdale	70.3%	1,776,393	1,144,700	631,693	0	631,693					Fee
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	89.3%	1,312,467	392,512	919,957	78,712	841,245	1.56	1.43	9.8%	8.9%	Fee
37.01	JPMCB	Sunshine Heights Shopping Center	86.2%	826,465	227,757	598,708	71,545	527,163					Fee
37.02	JPMCB	Attic Self Storage	95.0%	486,003	164,755	321,249	7,167	314,082					Fee
38	SMF VI	Hilton Home2 Suites Layton	69.3%	2,694,072	1,657,417	1,036,655	0	1,036,655	1.69	1.69	11.4%	11.4%	Fee
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	77.0%	3,639,285	2,638,718	1,000,567	0	1,000,567	1.81	1.81	11.5%	11.5%	Fee
40	SMF VI	Holiday Inn Express - Aiken	71.2%	2,638,235	1,723,793	914,442	0	914,442	1.63	1.63	11.5%	11.5%	Fee
41	SMF VI	Shops at Laurel Springs	91.7%	970,102	271,581	698,521	49,173	649,348	1.65	1.53	9.9%	9.2%	Fee
42	BSP	Fort Wayne Office Portfolio	77.8%	2,172,729	1,332,069	840,660	83,790	756,870	2.11	1.90	13.4%	12.0%	Fee
42.01	BSP	Pointe Inverness II	83.2%	815,310	423,028	392,282	27,183	365,098					Fee
42.02	BSP	Executive Center I	95.3%	863,442	494,038	369,404	28,047	341,357					Fee
42.03	BSP	Executive Center II	54.6%	493,976	415,002	78,974	28,560	50,414					Fee
43	BSP	Fern Forest Apartments	95.0%	1,149,150	507,305	641,845	46,000	595,845	1.69	1.57	10.3%	9.6%	Fee
44	BSP	Douglasville Crossroads	95.0%	721,095	161,342	559,753	38,494	521,259	1.55	1.44	9.7%	9.0%	Fee
45	BSP	Seven Bridges	84.9%	1,170,415	501,553	668,862	56,973	611,889	1.98	1.81	12.1%	11.0%	Fee
46	BSP	Comfort Suites Raleigh-Durham Airport	69.6%	2,674,769	1,931,965	742,804	0	742,804	1.92	1.92	13.6%	13.6%	Fee
47	BSP	Best Western Ellensburg	78.2%	1,779,098	1,132,463	646,635	0	646,635	1.88	1.88	13.8%	13.8%	Fee
48	SMF VI	State University Retail Portfolio	94.8%	493,721	60,940	432,782	19,734	413,047	2.23	2.13	9.7%	9.3%	Fee
48.01	SMF VI	Blaze Pizza and First Watch	94.6%	359,426	55,097	304,329	13,336	290,994					Fee
48.02	SMF VI	Mattress Firm	95.5%	134,295	5,843	128,453	6,399	122,054					Fee
49	BSP	Summerfield Shoppes	95.0%	672,950	223,977	448,973	50,000	398,973	1.62	1.44	10.5%	9.3%	Fee
50	BSP	Holiday Inn Express Canton	57.3%	1,393,114	871,618	521,496	0	521,496	1.80	1.80	13.1%	13.1%	Fee
51	BSP	Wilshire Manor Apartments	84.7%	917,431	561,026	356,405	35,400	321,005	1.97	1.77	13.1%	11.8%	Fee
52	SMF VI	Bluffton Self Storage	83.1%	343,305	123,743	219,562	6,175	213,388	1.44	1.40	9.2%	9.0%	Fee

A-1-5

Annex A-1

				UPFRONT ESCROW(16)

				Upfront CapEx	Upfront Engin.	Upfront Envir.	Upfront TI/LC	Upfront RE Tax	Upfront Ins.	Upfront Debt Service	Upfront Other	Other Upfront
Loan #	Seller(1)	Property Name	PML %	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)(5)	Description ($)
1	JPMCB	9 West 57th Street		0	287,500	0	25,000,000	9,417,640	264,333	0	29,524,018	Free Rent Reserve: 16,462,227.63; Outstanding TI/LC Reserve: 13,061,789.91
2	JPMCB	693 Fifth Avenue		0	0	0	0	0	0	0	3,327,853	Outstanding TI Reserve: 3,022,059.98; Free Rent Reserve: 305,792.73
3	JPMCB	Opry Mills		0	0	0	0	0	0	0	3,943,000	Outstanding TI/LC Reserve
4	JPMCB	Westfield San Francisco Centre	13%	0	0	0	0	0	0	0	4,300,000	Zara Lease Reserve
5	JPMCB	1 Kaiser Plaza	14%	0	0	0	0	0	0	0	7,620,726	Outstanding TI/LC Reserve: 7,404,708; Free Rent Reserve: 216,018
6	JPMCB	Salesforce Tower		4,250,420	0	0	138,140	2,338,627	0	0	28,978,312	Outstanding TI/LC Reserve: 20,896,672; Free Rent Reserve: 8,081,640
7	BSP	Amazon Buckeye Logistics Center		0	0	0	0	463,609	22,457	0	0
8	SMF VI	Crocker Park Phase One & Two		0	0	0	0	597,592	0	0	303,367	Unfunded Obligations Reserve: 165,183.33; Eddie Bauer Reserve: 138,183.51
9	JPMCB	1333 Broadway	12%	0	0	0	0	0	0	0	6,171,143	URS Tenant Estoppel Reserve: 5,000,000; Outstanding TI/LC Reserve: 1,171,143
10	JPMCB	Laguna Design Center	13%	5,350	73,400	0	1,486,081	274,992	0	0	412,461	Outstanding TI/LC Reserve: 315,242; Free Rent Reserve: 97,219
11	BSP	Sheraton Salt Lake City	14%	0	73,370	0	0	419,833	67,636	0	2,021,626	PIP Reserve
12	SMF VI	National Business Park		0	38,125	0	250,000	337,813	76,754	0	0
12.01	SMF VI	4 Research Way
12.02	SMF VI	2 Research Way
12.03	SMF VI	107 College Road East
12.04	SMF VI	105 College Road East
12.05	SMF VI	103 College Road East
13	JPMCB	Embassy Suites Charleston		0	0	0	0	246,400	0	0	0
14	BSP	Vadata - Ashburn Data Center		0	0	0	0	150,718	0	0	0
15	JPMCB	Embassy Suites Busch Gardens Hotel		0	0	0	0	363,110	0	0	0
16	JPMCB	100 East Wisconsin Avenue		427,803	397,000	0	1,554,500	1,872,485	0	0	1,265,150	Free Rent Reserve: 1,090,951; Outstanding TI/LC Reserve: 174,199
17	JPMCB	Homewood Suites Nashville Downtown		24,871	112,500	0	0	147,884	0	0	0
18	BSP	2500 83rd Street		0	0	0	0	29,938	27,189	0	0
19	JPMCB	Fountains at the Bayou		9,542	37,250	0	0	383,270	0	0	0
20	JPMCB	Centrica		1,463	0	0	0	65,885	8,446	0	4,196,239	Outstanding TI Reserve: 1,584,910; Additional Collateral Reserve: 1,500,000; Free Rent Reserve: 1,111,329
21	SMF VI	Cicero Marketplace		0	0	0	0	193,352	22,173	0	200,000	Office Max Reserve
22	SMF VI	Hillside Industrial		0	18,687	2,572,800	0	180,384	0	0	500,000	All Jays Enterprises TI/LC Reserve
23	JPMCB	Embassy Suites Palmdale	13%	327,302	0	0	0	235,602	0	0	0
24	BSP	Vadata - Manassas Data Center		0	0	0	0	113,155	0	0	0
25	JPMCB	The Villas of East Cobb		869,532	130,468	0	0	67,406	0	0	0
26	JPMCB	Hilton Garden Inn Ridgefield Park		325,637	0	0	0	86,559	0	0	81,500	Ground Sublease Reserve
27	JPMCB	415 West 13th Street		0	0	0	0	0	0	0	0
28	SMF VI	Embassy Suites Lake Buena Vista		0	0	0	0	365,843	304,318	0	3,400,000	Earnout Holdback Reserve
29	JPMCB	Shadow Creek Apartments		606,167	0	0	0	190,430	0	0	0
30	JPMCB	Wesley Pond		246,000	58,750	0	0	394,980	106,402	0	1,530,320	Interior Renovation Reserve: 1,155,270; Capital Improvement Action Plan Reserve: 375,050
31	SMF VI	Decatur Crossing II		0	0	0	400,000	16,488	13,025	0	0
32	BSP	Vadata - Haymarket Data Center		0	0	0	0	48,062	0	0	0
33	JPMCB	Doubletree Fayetteville		21,927	1,585,000	0	0	69,980	5,311	0	0
34	SMF VI	Triad and University Court Apartments		0	0	0	0	233,002	14,067	0	300,000	Performance Reserve
34.01	SMF VI	Triad Apartments
34.02	SMF VI	University Court Apartments
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	14%	0	0	0	200,000	0	0	0	0
36	BSP	Arkansas Hotel Portfolio		0	33,750	0	0	0	34,351	0	2,370,289	PIP Reserve
36.01	BSP	Holiday Inn Express Bentonville
36.02	BSP	Fairfield Inn & Suites Springdale
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage		1,989	0	0	100,000	88,441	0	0	0
37.01	JPMCB	Sunshine Heights Shopping Center
37.02	JPMCB	Attic Self Storage
38	SMF VI	Hilton Home2 Suites Layton	6%	0	0	0	0	65,224	16,943	0	0
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista		20,835	0	0	0	69,751	0	0	0
40	SMF VI	Holiday Inn Express - Aiken		0	0	0	0	58,965	0	0	0
41	SMF VI	Shops at Laurel Springs		0	0	0	0	88,664	4,413	0	1,150,000	Major Tenant Reserve: 800,000; Parking Lot and Roof Repairs Reserve: 350,000
42	BSP	Fort Wayne Office Portfolio		0	361,963	0	500,000	38,542	6,698	0	358,790	Unfunded Obligations Reserve: 308,790; Zoning Reserve: 50,000
42.01	BSP	Pointe Inverness II
42.02	BSP	Executive Center I
42.03	BSP	Executive Center II
43	BSP	Fern Forest Apartments		0	76,563	0	0	42,724	4,555	0	0
44	BSP	Douglasville Crossroads		0	1,875	0	0	51,006	3,341	0	0
45	BSP	Seven Bridges		0	0	0	225,000	11,969	3,765	0	0
46	BSP	Comfort Suites Raleigh-Durham Airport		0	10,450	0	0	105,142	23,030	0	200,000	PIP Reserve
47	BSP	Best Western Ellensburg		0	4,688	0	0	15,232	13,272	0	221,300	PIP Reserve: 185,000; Seasonality Reserve: 36,300
48	SMF VI	State University Retail Portfolio		0	0	0	0	17,008	1,100	0	262,117	First Watch TI Reserve: 199,156; First Watch Free Rent Reserve: 33,307.10; First Watch Gap Rent: 29,654.04
48.01	SMF VI	Blaze Pizza and First Watch
48.02	SMF VI	Mattress Firm
49	BSP	Summerfield Shoppes		0	0	0	50,000	69,590	13,180	0	17,195	Free Rent Reserve
50	BSP	Holiday Inn Express Canton		0	0	0	0	32,691	16,422	0	1,015,544	PIP Reserve
51	BSP	Wilshire Manor Apartments		0	36,400	0	0	5,655	8,369	0	163,600	Unidentified Expense Reserve
52	SMF VI	Bluffton Self Storage		470	0	0	0	7,894	4,045	0	0

A-1-6

Annex A-1

			MONTHLY ESCROW(17)

			Monthly CapEx	Monthly Envir.	Monthly TI/LC	Monthly RE Tax	Monthly Ins.	Monthly Other	Other Monthly
Loan #	Seller(1)	Property Name	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Reserve ($)	Description ($)
1	JPMCB	9 West 57th Street	61,615	0	Springing	3,139,213	88,111	0
2	JPMCB	693 Fifth Avenue	0	0	0	Springing	Springing	0
3	JPMCB	Opry Mills	Springing	0	Springing	Springing	Springing	0
4	JPMCB	Westfield San Francisco Centre	Springing	0	Springing	Springing	Springing	Springing	Ground Rent Reserve
5	JPMCB	1 Kaiser Plaza	0	0	Springing	Springing	Springing	0
6	JPMCB	Salesforce Tower	18,420	0	138,140	401,600	Springing	0
7	BSP	Amazon Buckeye Logistics Center	8,411	0	0	92,722	7,486	0
8	SMF VI	Crocker Park Phase One & Two	8,714	0	76,888	298,796	Springing	33,333	Unfunded Obligations Reserve
9	JPMCB	1333 Broadway	0	0	Springing	Springing	Springing	0
10	JPMCB	Laguna Design Center	5,350	0	Springing	45,832	Springing	0
11	BSP	Sheraton Salt Lake City	4% of Gross Revenues	0	0	38,167	9,662	0
12	SMF VI	National Business Park	7,108	0	48,809	112,605	6,978	Springing	SES Americom Space Reserve: Springing; Dr. Reddy’s Space Reserve: Springing
12.01	SMF VI	4 Research Way
12.02	SMF VI	2 Research Way
12.03	SMF VI	107 College Road East
12.04	SMF VI	105 College Road East
12.05	SMF VI	103 College Road East
13	JPMCB	Embassy Suites Charleston	4% of Gross Revenues	0	0	35,200	Springing	Excess Cash	PIP Reserve
14	BSP	Vadata - Ashburn Data Center	3,589	0	0	50,239	Springing	0
15	JPMCB	Embassy Suites Busch Gardens Hotel	4% of Gross Revenues	0	0	33,010	Springing	Excess Cash	PIP Reserve: Excess Cash; Ground Lease Reserve: Springing
16	JPMCB	100 East Wisconsin Avenue	10,900	0	54,500	208,100	Springing	0
17	JPMCB	Homewood Suites Nashville Downtown	4% of Gross Revenues	0	0	18,486	Springing	0
18	BSP	2500 83rd Street	2,447	0	6,117	29,938	9,063	0
19	JPMCB	Fountains at the Bayou	9,542	0	0	42,586	Springing	0
20	JPMCB	Centrica	Springing	0	5,849	9,412	4,223	0
21	SMF VI	Cicero Marketplace	1,832	0	4,884	20,207	6,565	0
22	SMF VI	Hillside Industrial	18,576	0	18,576	90,192	5,637	50,000	All Jays Enterprises TI/LC Reserve
23	JPMCB	Embassy Suites Palmdale	4% of Gross Revenues	0	0	29,450	Springing	0
24	BSP	Vadata - Manassas Data Center	2,476	0	0	37,718	Springing	0
25	JPMCB	The Villas of East Cobb	10,350	0	0	13,481	Springing	0
26	JPMCB	Hilton Garden Inn Ridgefield Park	4% of Gross Revenues	0	0	43,279	Springing	$140,000 plus percentage rent	Ground Sublease Reserve: 140,000 plus percentage rent; PIP Reserve: Springing
27	JPMCB	415 West 13th Street	Springing	0	Springing	14,896	Springing	0
28	SMF VI	Embassy Suites Lake Buena Vista	4% of Gross Revenues	0	0	52,263	26,568	0
29	JPMCB	Shadow Creek Apartments	6,167	0	0	21,159	Springing	0
30	JPMCB	Wesley Pond	5,125	0	0	16,458	Springing	0
31	SMF VI	Decatur Crossing II	1,757	0	Springing	8,244	1,861	0
32	BSP	Vadata - Haymarket Data Center	1,967	0	0	16,021	Springing	0
33	JPMCB	Doubletree Fayetteville	5% of Gross Revenues	0	0	6,997	5,311	Springing	PIP Reserve
34	SMF VI	Triad and University Court Apartments	3,916	0	877	25,568	4,689	0
34.01	SMF VI	Triad Apartments
34.02	SMF VI	University Court Apartments
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	2,392	0	11,078	42,750	Springing	0
36	BSP	Arkansas Hotel Portfolio	3% of Gross Revenues	0	0	6,717	Springing	20,000	Seasonality Reserve
36.01	BSP	Holiday Inn Express Bentonville
36.02	BSP	Fairfield Inn & Suites Springdale
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	1,989	0	12,675	7,370	Springing	0
37.01	JPMCB	Sunshine Heights Shopping Center
37.02	JPMCB	Attic Self Storage
38	SMF VI	Hilton Home2 Suites Layton	4% of Gross Revenues	0	0	7,247	1,412	0
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	4% of Gross Revenues	0	0	9,964	Springing	0
40	SMF VI	Holiday Inn Express - Aiken	4% of Gross Revenues	0	0	9,828	Springing	0
41	SMF VI	Shops at Laurel Springs	856	0	2,853	8,866	823	0
42	BSP	Fort Wayne Office Portfolio	3,716	0	7,433	19,271	1,675	0
42.01	BSP	Pointe Inverness II
42.02	BSP	Executive Center I
42.03	BSP	Executive Center II
43	BSP	Fern Forest Apartments	3,833	0	0	5,341	2,278	0
44	BSP	Douglasville Crossroads	534	0	2,670	5,667	835	0
45	BSP	Seven Bridges	655	0	Springing	11,969	1,883	0
46	BSP	Comfort Suites Raleigh-Durham Airport	2% of Gross Revenues	0	0	9,025	2,879	10,000	Seasonality Reserve
47	BSP	Best Western Ellensburg	4% of Gross Revenues	0	0	3,808	1,475	12,100	Seasonality Reserve
48	SMF VI	State University Retail Portfolio	140	0	Springing	2,835	367	0
48.01	SMF VI	Blaze Pizza and First Watch
48.02	SMF VI	Mattress Firm
49	BSP	Summerfield Shoppes	833	0	3,333	6,326	2,636	0
50	BSP	Holiday Inn Express Canton	2% of Gross Revenues	0	0	6,538	2,346	0
51	BSP	Wilshire Manor Apartments	2,950	0	0	5,655	2,790	0
52	SMF VI	Bluffton Self Storage	470	0	0	2,641	1,348	0

A-1-7

Annex A-1

			RESERVE CAPS(18)

			CapEx	Envir.	TI/LC	RE Tax	Insur.	Debt Service	Other	Single
Loan #	Seller(1)	Property Name	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Reserve Cap ($)	Tenant
1	JPMCB	9 West 57th Street	2,500,000		25,000,000					No
2	JPMCB	693 Fifth Avenue								No
3	JPMCB	Opry Mills	701,780		5,789,683					No
4	JPMCB	Westfield San Francisco Centre	315,727		1,973,295					No
5	JPMCB	1 Kaiser Plaza			18,000,000					No
6	JPMCB	Salesforce Tower								No
7	BSP	Amazon Buckeye Logistics Center								Yes
8	SMF VI	Crocker Park Phase One & Two			5,000,000					No
9	JPMCB	1333 Broadway			2,500,000					No
10	JPMCB	Laguna Design Center			1,486,081					No
11	BSP	Sheraton Salt Lake City								No
12	SMF VI	National Business Park			2,600,000				SES Americom Space Reserve Cap: 2,521,503.80; Dr. Reddy’s Space Reserve Cap: 1,976,537.69	No
12.01	SMF VI	4 Research Way								No
12.02	SMF VI	2 Research Way								No
12.03	SMF VI	107 College Road East								No
12.04	SMF VI	105 College Road East								No
12.05	SMF VI	103 College Road East								No
13	JPMCB	Embassy Suites Charleston							8,065,543	No
14	BSP	Vadata - Ashburn Data Center	129,199							Yes
15	JPMCB	Embassy Suites Busch Gardens Hotel							PIP Reserve: 8,335,312	No
16	JPMCB	100 East Wisconsin Avenue								No
17	JPMCB	Homewood Suites Nashville Downtown								No
18	BSP	2500 83rd Street								No
19	JPMCB	Fountains at the Bayou								No
20	JPMCB	Centrica								Yes
21	SMF VI	Cicero Marketplace			400,000					No
22	SMF VI	Hillside Industrial			1,400,000					No
23	JPMCB	Embassy Suites Palmdale								No
24	BSP	Vadata - Manassas Data Center	89,148							Yes
25	JPMCB	The Villas of East Cobb								No
26	JPMCB	Hilton Garden Inn Ridgefield Park								No
27	JPMCB	415 West 13th Street								Yes
28	SMF VI	Embassy Suites Lake Buena Vista								No
29	JPMCB	Shadow Creek Apartments								No
30	JPMCB	Wesley Pond								No
31	SMF VI	Decatur Crossing II	80,000		400,000					No
32	BSP	Vadata - Haymarket Data Center	70,800							Yes
33	JPMCB	Doubletree Fayetteville								No
34	SMF VI	Triad and University Court Apartments								No
34.01	SMF VI	Triad Apartments								No
34.02	SMF VI	University Court Apartments								No
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	86,148							No
36	BSP	Arkansas Hotel Portfolio							50,000	No
36.01	BSP	Holiday Inn Express Bentonville								No
36.02	BSP	Fairfield Inn & Suites Springdale								No
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	71,613		600,000					No
37.01	JPMCB	Sunshine Heights Shopping Center								No
37.02	JPMCB	Attic Self Storage								No
38	SMF VI	Hilton Home2 Suites Layton								No
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista								No
40	SMF VI	Holiday Inn Express - Aiken								No
41	SMF VI	Shops at Laurel Springs								No
42	BSP	Fort Wayne Office Portfolio								No
42.01	BSP	Pointe Inverness II								No
42.02	BSP	Executive Center I								No
42.03	BSP	Executive Center II								No
43	BSP	Fern Forest Apartments	250,000							No
44	BSP	Douglasville Crossroads	19,225		155,000					No
45	BSP	Seven Bridges			225,000					No
46	BSP	Comfort Suites Raleigh-Durham Airport							30,000	No
47	BSP	Best Western Ellensburg							72,600	No
48	SMF VI	State University Retail Portfolio								Various
48.01	SMF VI	Blaze Pizza and First Watch								No
48.02	SMF VI	Mattress Firm								Yes
49	BSP	Summerfield Shoppes			250,000					No
50	BSP	Holiday Inn Express Canton								No
51	BSP	Wilshire Manor Apartments								No
52	SMF VI	Bluffton Self Storage								No

A-1-8

Annex A-1

			LARGEST TENANT (3), (19), (20), (21)			2nd LARGEST TENANT (3), (19), (20), (21)			3rd LARGEST TENANT (3), (19), (20), (21)

					Lease			Lease			Lease
Loan #	Seller(1)	Property Name	Largest Tenant	Unit Size	Expiration	2nd Largest Tenant	Unit Size	Expiration	3rd Largest Tenant	Unit Size	Expiration
1	JPMCB	9 West 57th Street	Kohlberg, Kravis, Roberts & Co.	196,124	12/31/20	Chanel Inc.	185,120	05/31/31	Apollo Management Holdings, L.P.	111,194	04/30/20
2	JPMCB	693 Fifth Avenue	Valentino	14,425	07/31/29	JDS Development Group	11,635	04/30/20	Pierson Capital	9,629	08/31/20
3	JPMCB	Opry Mills	Bass Pro Shops	130,131	04/30/20	Regal Cinema	100,056	05/31/20	Dave & Buster’s	56,886	11/30/21
4	JPMCB	Westfield San Francisco Centre	San Francisco State University	125,483	12/31/21	Crunchyroll, Inc.	71,614	01/31/20	Century Theatres	52,636	09/30/21
5	JPMCB	1 Kaiser Plaza	Kaiser Foundation Health Plan, Inc.	366,777	02/28/25	Aiken & Welch, Inc.	11,635	04/30/21	Sitzmann Morris & Lavis, Inc.	9,838	03/31/17
6	JPMCB	Salesforce Tower	Salesforce.com, Inc.	247,099	06/30/30	JPMorgan Chase Bank, National Association	202,305	06/30/25	Bose McKinney & Evans, LLP	103,461	09/30/21
7	BSP	Amazon Buckeye Logistics Center	Amazon	1,009,351	09/30/21
8	SMF VI	Crocker Park Phase One & Two	Dick’s Sporting Goods	75,000	01/31/25	Fitness & Sports Clubs	40,000	02/28/31	Barnes & Noble	28,684	03/31/20
9	JPMCB	1333 Broadway	URS Corporation	73,061	02/28/22	U.S. Department of Agriculture	18,137	11/30/21	Teecom Design Group, Inc.	15,895	06/30/19
10	JPMCB	Laguna Design Center	Baker, Knapp And Tubbs	21,231	01/31/22	De Benedictis-Laguna, Inc.	12,146	12/31/17	Thomas Lavin	12,004	09/30/24
11	BSP	Sheraton Salt Lake City
12	SMF VI	National Business Park
12.01	SMF VI	4 Research Way	SES Americom	78,722	12/31/23	Technicolor USA	16,933	01/25/26	NTT Data Inc.	15,205	02/28/22
12.02	SMF VI	2 Research Way	Princeton Consultants	17,554	08/31/22	Abbott Point Of Care Inc.	13,408	12/31/24	Smith, Stratton	10,684	04/30/20
12.03	SMF VI	107 College Road East	Dr Reddy’s Inc.	75,584	12/11/24	Jaxgennaro LLC.	3,175	MTM
12.04	SMF VI	105 College Road East	Drinker, Biddle	39,395	03/31/21	Hinduja Global Solutions	7,015	12/08/18	Metal Powder	4,393	12/31/26
12.05	SMF VI	103 College Road East	Van Note Harvey	16,684	07/19/25	IH Engineers	10,765	12/31/17	NJEFA	10,120	12/31/24
13	JPMCB	Embassy Suites Charleston
14	BSP	Vadata - Ashburn Data Center	Vadata, Inc.	430,663	07/31/24
15	JPMCB	Embassy Suites Busch Gardens Hotel
16	JPMCB	100 East Wisconsin Avenue	Michael Best & Friedrich LLP	89,725	12/31/19	The Marcus Corporation	45,310	11/30/20	Wells Fargo Bank, N.A.	41,036	10/31/23
17	JPMCB	Homewood Suites Nashville Downtown
18	BSP	2500 83rd Street	Beverage Direct Inc.	61,658	04/30/20	EXP Group LLC	45,660	07/13/31	Space Shipping Inc.	41,764	10/31/23
19	JPMCB	Fountains at the Bayou
20	JPMCB	Centrica	Santander Consumer USA, Inc.	116,982	09/30/26
21	SMF VI	Cicero Marketplace	Price Chopper	68,966	05/31/23	OfficeMax	19,917	03/31/17	Dollar Tree	11,070	01/31/19
22	SMF VI	Hillside Industrial	Union Beverage Packers LLC	380,763	05/31/23	All Jays Enterprises	270,884	08/31/27	Allports Logistics Anchor	48,600	05/31/21
23	JPMCB	Embassy Suites Palmdale
24	BSP	Vadata - Manassas Data Center	Vadata, Inc.	297,160	08/31/25
25	JPMCB	The Villas of East Cobb
26	JPMCB	Hilton Garden Inn Ridgefield Park
27	JPMCB	415 West 13th Street	AllSaints USA, Ltd.	8,058	04/30/26
28	SMF VI	Embassy Suites Lake Buena Vista
29	JPMCB	Shadow Creek Apartments
30	JPMCB	Wesley Pond
31	SMF VI	Decatur Crossing II	Amarr Company	20,032	10/31/21	ABM Building Services	18,525	05/31/22	Micros System (Oracle America)	14,051	02/28/20
32	BSP	Vadata - Haymarket Data Center	Vadata, Inc.	236,000	12/31/23
33	JPMCB	Doubletree Fayetteville
34	SMF VI	Triad and University Court Apartments
34.01	SMF VI	Triad Apartments	Santoras/TBF Mgmt	5,500	02/28/26	Arirang Karaoke	3,450	09/30/20	Billy’s Bar	3,100	11/30/22
34.02	SMF VI	University Court Apartments
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	Butterfield Productions	45,158	05/31/22	Kung Fu Factory	11,356	10/31/19	The Regents of University of California	9,148	06/30/19
36	BSP	Arkansas Hotel Portfolio
36.01	BSP	Holiday Inn Express Bentonville
36.02	BSP	Fairfield Inn & Suites Springdale
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage
37.01	JPMCB	Sunshine Heights Shopping Center	Stage	25,516	01/31/25	Dollar Tree	11,466	05/31/28	Burkes	11,108	04/30/18
37.02	JPMCB	Attic Self Storage
38	SMF VI	Hilton Home2 Suites Layton
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista
40	SMF VI	Holiday Inn Express - Aiken
41	SMF VI	Shops at Laurel Springs	Publix	47,955	01/31/19	Rucker Pet & Wild Bird	5,110	07/31/18	Taqueria Los Hermanos	2,800	05/31/20
42	BSP	Fort Wayne Office Portfolio
42.01	BSP	Pointe Inverness II	Summit Reinsurance Svcs (ACH)	6,970	06/30/17	Aerotek, Inc./Allegis (ACH)	6,247	12/31/21	TEK Systems,/Allegis (ACH)	5,141	03/31/22
42.02	BSP	Executive Center I	Rea Magnet Wire Company, Inc.	23,343	08/31/25	Morpho Trust USA	14,471	03/31/26	Trelleborg Sealing Solutions	8,680	06/30/18
42.03	BSP	Executive Center II	Aetna Life Insurance Company	28,142	08/31/21	Morpho Trust USA	4,203	03/31/26	Centene Management Company	2,332	03/31/17
43	BSP	Fern Forest Apartments
44	BSP	Douglasville Crossroads	Dollar Tree	8,000	05/31/19	Stevi B’s Pizza Buffet	5,000	12/31/26	Shoe Show, Inc.	4,988	11/30/20
45	BSP	Seven Bridges	SVM Acquisition 1 LLC	5,447	07/31/19	Little Kids Learning Center	4,934	01/31/24	Jam N Jelly Cafe, Inc.	4,441	03/31/20
46	BSP	Comfort Suites Raleigh-Durham Airport
47	BSP	Best Western Ellensburg
48	SMF VI	State University Retail Portfolio
48.01	SMF VI	Blaze Pizza and First Watch	First Watch	3,718	12/31/26	Blaze Pizza	3,359	01/31/26
48.02	SMF VI	Mattress Firm	Mattress Firm	4,113	05/31/27
49	BSP	Summerfield Shoppes	It’s Kidz Time of Riverview	10,000	09/30/22	Shapes Fitness For Women	7,200	11/30/26	Optimal Performance and Physical Therapies	4,000	06/30/22
50	BSP	Holiday Inn Express Canton
51	BSP	Wilshire Manor Apartments
52	SMF VI	Bluffton Self Storage

A-1-9

Annex A-1

			4th LARGEST TENANT (3), (19), (20), (21)			5th LARGEST TENANT (3), (19), (20), (21)

					Lease			Lease	Loan
Loan #	Seller(1)	Property Name	4th Largest Tenant	Unit Size	Expiration	5th Largest Tenant	Unit Size	Expiration	Purpose	Principal / Carveout Guarantor(22)
1	JPMCB	9 West 57th Street	Och Ziff Management LP	95,200	12/31/29	Tiger Global Management LLC	43,490	07/31/24	Refinance	Sheldon H. Solow
2	JPMCB	693 Fifth Avenue	Carpenters Workshop Gallery	5,075	02/28/31	Louis Licari	4,847	05/31/25	Acquisition	Marc de Lacharrière
3	JPMCB	Opry Mills	Forever 21	53,244	01/31/19	Bed Bath & Beyond	30,966	03/31/22	Refinance	Simon Property Group, L.P.
4	JPMCB	Westfield San Francisco Centre	Bespoke	36,977	12/31/21	True Ultimate Standards Every	28,217	02/29/20	Refinance	Westfield America, Inc.
5	JPMCB	1 Kaiser Plaza	Michael Baker Jr. Inc.	9,838	08/31/18	Asian & Pacific Islander American Health Forum	7,862	03/26/22	Recapitalization	CIM Commercial Trust Corporation
6	JPMCB	Salesforce Tower	Ernst & Young U.S. LLP	37,487	09/30/23	Ogletree, Deakins, Nash, Smoak & Stewart, P.C.	36,573	06/30/22	Acquisition	William Z. Hertz, Isaac Hertz, Sarah Hertz
7	BSP	Amazon Buckeye Logistics Center							Acquisition	Raymond E. Wirta
8	SMF VI	Crocker Park Phase One & Two	Regal Cinemas Crocker Park 16	24,442	04/30/20	H&M	20,148	07/31/18	Refinance	Robert L. Stark, Morry Weiss
9	JPMCB	1333 Broadway	State of California Public Utilities Commission	15,441	10/31/17	Walgreens	13,738	04/30/44	Recapitalization	CIM Commercial Trust Corporation
10	JPMCB	Laguna Design Center	Harsey & Harsey	11,699	01/31/22	Realty One Group	8,305	12/31/20	Acquisition	William L. Hutchinson, Donald Engle
11	BSP	Sheraton Salt Lake City							Acquisition	Driftwood Acquisition & Development, L.P.
12	SMF VI	National Business Park							Refinance	John Zirinsky
12.01	SMF VI	4 Research Way
12.02	SMF VI	2 Research Way	CitiusTech Inc.	5,493	10/31/18	Management Office	5,400	11/14/18
12.03	SMF VI	107 College Road East
12.04	SMF VI	105 College Road East	FTI Consulting	4,260	06/23/19	Trustees of Princeton University	4,194	12/31/20
12.05	SMF VI	103 College Road East	Zensar Technologies	2,645	05/10/21	Therapedic Sleep Products	2,379	12/31/20
13	JPMCB	Embassy Suites Charleston							Refinance	Atrium Leveraged Loan Fund, LLC
14	BSP	Vadata - Ashburn Data Center							Acquisition	Corporate Office Properties, L.P.
15	JPMCB	Embassy Suites Busch Gardens Hotel							Refinance	Atrium Leveraged Loan Fund, LLC
16	JPMCB	100 East Wisconsin Avenue	Johnson Bank	23,540	04/30/21	The Holter Agency	22,654	09/30/20	Acquisition	William Z. Hertz, Isaac Hertz, Sarah Hertz
17	JPMCB	Homewood Suites Nashville Downtown							Refinance	Bharat N. Patel, Naveen Shah
18	BSP	2500 83rd Street	Accupack Warehousing & Distribution	23,788	05/31/20	East Coast Egg Transport, LLC	19,511	05/31/17	Refinance	Emil Serafino
19	JPMCB	Fountains at the Bayou							Refinance	Swapnil Agarwal
20	JPMCB	Centrica							Acquisition	Marton Grossman
21	SMF VI	Cicero Marketplace	Buffalo Wild Wings	6,423	03/31/17	Men’s Wearhouse	6,004	02/28/23	Refinance	Charles Garfunkel, Norman Bobrow
22	SMF VI	Hillside Industrial	CDE Investments	10,500	01/31/21	Alltrans Refrigeration Servicing	7,320	06/30/18	Refinance	Stuart Lichter
23	JPMCB	Embassy Suites Palmdale							Refinance	Bharat N. Patel, Naveen Shah
24	BSP	Vadata - Manassas Data Center							Acquisition	Corporate Office Properties, L.P.
25	JPMCB	The Villas of East Cobb							Recapitalization	Donald Lippman
26	JPMCB	Hilton Garden Inn Ridgefield Park							Refinance	Bharat N. Patel, Naveen Shah
27	JPMCB	415 West 13th Street							Refinance	RREEF Spezial Invest GmbH
28	SMF VI	Embassy Suites Lake Buena Vista							Refinance	Kenneth K. Kochenour
29	JPMCB	Shadow Creek Apartments							Refinance	Swapnil Agarwal
30	JPMCB	Wesley Pond							Acquisition	David Fisher, Joshua Ungerecht, Warren Thomas, Ryan Millsap
31	SMF VI	Decatur Crossing II	Dolphin Winder	13,293	05/31/18	Spirit Rock	12,608	10/31/17	Refinance	Terrall C. York
32	BSP	Vadata - Haymarket Data Center							Acquisition	Corporate Office Properties, L.P.
33	JPMCB	Doubletree Fayetteville							Refinance	Avtar Dhaliwal, Sanjiv Khetarpal
34	SMF VI	Triad and University Court Apartments							Refinance	Jeffrey Marc Rotter, Mitchell Evan Russell
34.01	SMF VI	Triad Apartments	Ramsey’s Sheesha Lounge	2,600	04/30/20	Arirang Restaurant	2,100	04/30/25
34.02	SMF VI	University Court Apartments
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	East-West Eye Institute	3,329	04/30/21	Development Corp for Israel-IB	3,212	04/30/18	Acquisition	Albert Taban
36	BSP	Arkansas Hotel Portfolio							Acquisition	Leslie Ng, Paul A. Nussbaum
36.01	BSP	Holiday Inn Express Bentonville
36.02	BSP	Fairfield Inn & Suites Springdale
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage							Refinance	James H. Jenkins, III, Blair Jenkins Kelly
37.01	JPMCB	Sunshine Heights Shopping Center	Goodwill	10,288	02/28/18	Rent-A-Center	6,793	07/31/18
37.02	JPMCB	Attic Self Storage
38	SMF VI	Hilton Home2 Suites Layton							Refinance	Kevin S. Garn, Douglas Durbano
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista							Refinance	Bharat N. Patel, Naveen Shah
40	SMF VI	Holiday Inn Express - Aiken							Refinance	Ashok Patel, Surendra Patel
41	SMF VI	Shops at Laurel Springs	Esquire Cleaners	1,750	05/31/18	Spa Nails	1,400	02/28/19	Recapitalization	Michael G. Bisciotti
42	BSP	Fort Wayne Office Portfolio							Refinance	Raymond Massa
42.01	BSP	Pointe Inverness II	Inverness Office Management LLC	4,980	02/28/26	Ruoff Mortgage Company, Inc.	4,815	08/31/20
42.02	BSP	Executive Center I	Lenovo (United States), Inc.	5,523	03/31/19	Azar, Incorporated	2,837	07/31/18
42.03	BSP	Executive Center II
43	BSP	Fern Forest Apartments							Acquisition	Sky Management Services LLC
44	BSP	Douglasville Crossroads	Cato Corporation	4,500	01/31/20	It’s Fashion	4,032	01/31/21	Refinance	Dennis Paquet
45	BSP	Seven Bridges	ATI Physical Therapy	3,001	09/30/21	Seven Bridges Eye Care	2,408	02/28/20	Acquisition	Gerald Lee Nudo
46	BSP	Comfort Suites Raleigh-Durham Airport							Acquisition	Leslie Ng, Paul A. Nussbaum
47	BSP	Best Western Ellensburg							Refinance	Torre T. Morgal, Scott A. Mary
48	SMF VI	State University Retail Portfolio							Acquisition	David E. Salmanson, Trustee of the David E. Salmanson GST Exempt Trust 2015
48.01	SMF VI	Blaze Pizza and First Watch
48.02	SMF VI	Mattress Firm
49	BSP	Summerfield Shoppes	Dr. Daniel Otero	2,400	03/31/17	Fishhawk Family Dental, PA	2,400	05/31/22	Refinance	Richard M. Cohen
50	BSP	Holiday Inn Express Canton							Refinance	Vikram D. Patel, Jagdish B. Patel
51	BSP	Wilshire Manor Apartments							Acquisition	George Lintz, Aaron Weisman, Steven Bram
52	SMF VI	Bluffton Self Storage							Acquisition	Ryan L. Hanks

A-1-10

Annex A-1

					Pari Passu Debt(25)					Additional Debt(26)
						Pari Passu	Pari Passu	Pari Passu	Total Cut-off				Additional
			Lockbox	Lockbox	Pari Passu	Note Control	Piece In Trust	Piece Non Trust	Date Pari	Addit Debt	Addit Debt	Additional	Debt Cut off	Additional Debt
Loan #	Seller(1)	Property Name	(Y/N)	Type(24)	(Y/N)	(Y/N)	Cut-Off Balance	Cut-Off Balance	Passu Debt	Permitted (Y/N)	Exist (Y/N)	Debt Type(s)	Date Balance	Interest Rate
1	JPMCB	9 West 57th Street	Yes	CMA	Yes	No	100,000,000	913,724,000	1,013,724,000	Yes	Yes	Subordinate Debt/Permitted Mezzanine	186,276,000	2.85950
2	JPMCB	693 Fifth Avenue	Yes	Hard	Yes	No	80,000,000	170,000,000	250,000,000	No	No	NAP	NAP	NAP
3	JPMCB	Opry Mills	Yes	CMA	Yes	No	80,000,000	295,000,000	375,000,000	No	No	NAP	NAP	NAP
4	JPMCB	Westfield San Francisco Centre	Yes	CMA	Yes	No	60,000,000	373,077,000	433,077,000	No	Yes	Subordinate Debt	124,923,000	3.39400
5	JPMCB	1 Kaiser Plaza	Yes	CMA	Yes	Yes	60,000,000	37,100,000	97,100,000	Yes	No	Permitted Mezzanine	NAP	NAP
6	JPMCB	Salesforce Tower	Yes	Hard	Yes	Yes	60,000,000	48,000,000	108,000,000	No	Yes	Mezzanine Loan	24,500,000	7.25000
7	BSP	Amazon Buckeye Logistics Center	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
8	SMF VI	Crocker Park Phase One & Two	Yes	CMA	Yes	No	40,000,000	100,000,000	140,000,000	No	No	NAP	NAP	NAP
9	JPMCB	1333 Broadway	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
10	JPMCB	Laguna Design Center	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
11	BSP	Sheraton Salt Lake City	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
12	SMF VI	National Business Park	Yes	CMA	Yes	Yes	33,000,000	22,000,000	55,000,000	No	No	NAP	NAP	NAP
12.01	SMF VI	4 Research Way
12.02	SMF VI	2 Research Way
12.03	SMF VI	107 College Road East
12.04	SMF VI	105 College Road East
12.05	SMF VI	103 College Road East
13	JPMCB	Embassy Suites Charleston	Yes	Hard	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
14	BSP	Vadata - Ashburn Data Center	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
15	JPMCB	Embassy Suites Busch Gardens Hotel	Yes	Hard	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
16	JPMCB	100 East Wisconsin Avenue	Yes	Hard	Yes	No	25,000,000	28,800,000	53,800,000	No	Yes	Mezzanine Loan	10,000,000	11.00000
17	JPMCB	Homewood Suites Nashville Downtown	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
18	BSP	2500 83rd Street	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
19	JPMCB	Fountains at the Bayou	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
20	JPMCB	Centrica	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
21	SMF VI	Cicero Marketplace	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
22	SMF VI	Hillside Industrial	Yes	CMA	Yes	Yes	20,000,000	19,000,000	39,000,000	No	No	NAP	NAP	NAP
23	JPMCB	Embassy Suites Palmdale	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
24	BSP	Vadata - Manassas Data Center	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
25	JPMCB	The Villas of East Cobb	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
26	JPMCB	Hilton Garden Inn Ridgefield Park	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
27	JPMCB	415 West 13th Street	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	Yes	Subordinate Debt/Permitted Mezzanine	7,000,000	9.00000
28	SMF VI	Embassy Suites Lake Buena Vista	Yes	Springing	Yes	Yes	16,932,574	24,900,844	41,833,418	No	No	NAP	NAP	NAP
29	JPMCB	Shadow Creek Apartments	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
30	JPMCB	Wesley Pond	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
31	SMF VI	Decatur Crossing II	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
32	BSP	Vadata - Haymarket Data Center	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
33	JPMCB	Doubletree Fayetteville	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
34	SMF VI	Triad and University Court Apartments	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
34.01	SMF VI	Triad Apartments
34.02	SMF VI	University Court Apartments
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	Yes	Springing	Yes	No	10,000,000	26,500,000	36,500,000	No	No	NAP	NAP	NAP
36	BSP	Arkansas Hotel Portfolio	Yes	CMA	No	NAP	NAP	NAP	NAP	No	Yes	B-Note	1,098,526	13.75000
36.01	BSP	Holiday Inn Express Bentonville
36.02	BSP	Fairfield Inn & Suites Springdale
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
37.01	JPMCB	Sunshine Heights Shopping Center
37.02	JPMCB	Attic Self Storage
38	SMF VI	Hilton Home2 Suites Layton	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	Yes	CMA	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP
40	SMF VI	Holiday Inn Express - Aiken	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
41	SMF VI	Shops at Laurel Springs	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
42	BSP	Fort Wayne Office Portfolio	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
42.01	BSP	Pointe Inverness II
42.02	BSP	Executive Center I
42.03	BSP	Executive Center II
43	BSP	Fern Forest Apartments	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
44	BSP	Douglasville Crossroads	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
45	BSP	Seven Bridges	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
46	BSP	Comfort Suites Raleigh-Durham Airport	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
47	BSP	Best Western Ellensburg	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
48	SMF VI	State University Retail Portfolio	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
48.01	SMF VI	Blaze Pizza and First Watch
48.02	SMF VI	Mattress Firm
49	BSP	Summerfield Shoppes	Yes	Springing	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
50	BSP	Holiday Inn Express Canton	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
51	BSP	Wilshire Manor Apartments	Yes	CMA	No	NAP	NAP	NAP	NAP	No	No	NAP	NAP	NAP
52	SMF VI	Bluffton Self Storage	Yes	Springing	No	NAP	NAP	NAP	NAP	Yes	No	Permitted Mezzanine	NAP	NAP

A-1-11

Annex A-1

			Total Debt(5)				HOTEL OPERATING STATISTICS
				Total Debt		Total Debt
			Total Debt	UW NCF	Total Debt	UW NOI	2013	2013	2013	2014	2014	2014	2015	2015	2015	Most Recent	Most Recent	Most Recent	UW	UW	UW
Loan #	Seller(1)	Property Name	Cut-off Balance	DSCR	Current LTV %	Debt Yield %	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Occupancy %	ADR ($)	RevPAR ($)	Loan #
1	JPMCB	9 West 57th Street	1,200,000,000	3.08	35.3%	9.0%																1
2	JPMCB	693 Fifth Avenue	250,000,000	1.00	47.6%	6.4%																2
3	JPMCB	Opry Mills	375,000,000	2.33	50.8%	10.1%																3
4	JPMCB	Westfield San Francisco Centre	558,000,000	2.85	45.7%	10.1%																4
5	JPMCB	1 Kaiser Plaza	97,100,000	2.15	45.8%	10.7%																5
6	JPMCB	Salesforce Tower	132,500,000	1.41	73.2%	10.3%																6
7	BSP	Amazon Buckeye Logistics Center	NAP	NAP	NAP	NAP																7
8	SMF VI	Crocker Park Phase One & Two	140,000,000	1.34	65.3%	9.3%																8
9	JPMCB	1333 Broadway	NAP	NAP	NAP	NAP																9
10	JPMCB	Laguna Design Center	NAP	NAP	NAP	NAP																10
11	BSP	Sheraton Salt Lake City	NAP	NAP	NAP	NAP	74.3%	106.14	78.87	77.9%	105.98	82.55	81.0%	111.86	90.62	82.2%	112.06	92.08	82.2%	112.06	92.08	11
12	SMF VI	National Business Park	55,000,000	1.36	64.8%	9.7%																12
12.01	SMF VI	4 Research Way		1.36	64.8%	9.7%																12.01
12.02	SMF VI	2 Research Way		1.36	64.8%	9.7%																12.02
12.03	SMF VI	107 College Road East		1.36	64.8%	9.7%																12.03
12.04	SMF VI	105 College Road East		1.36	64.8%	9.7%																12.04
12.05	SMF VI	103 College Road East		1.36	64.8%	9.7%																12.05
13	JPMCB	Embassy Suites Charleston	NAP	NAP	NAP	NAP	71.6%	145.16	103.97	71.3%	142.67	101.67	73.5%	143.95	105.75	71.1%	144.14	102.46	71.1%	144.14	102.46	13
14	BSP	Vadata - Ashburn Data Center	NAP	NAP	NAP	NAP																14
15	JPMCB	Embassy Suites Busch Gardens Hotel	NAP	NAP	NAP	NAP	85.7%	111.42	95.52	89.0%	114.98	102.30	86.2%	132.67	114.36	81.6%	137.51	112.23	81.6%	137.51	112.23	15
16	JPMCB	100 East Wisconsin Avenue	63,800,000	1.30	77.5%	9.7%																16
17	JPMCB	Homewood Suites Nashville Downtown	NAP	NAP	NAP	NAP	79.5%	172.39	137.08	81.4%	192.44	156.60	84.1%	213.08	179.23	84.7%	213.06	180.46	84.7%	213.06	180.46	17
18	BSP	2500 83rd Street	NAP	NAP	NAP	NAP																18
19	JPMCB	Fountains at the Bayou	NAP	NAP	NAP	NAP																19
20	JPMCB	Centrica	NAP	NAP	NAP	NAP																20
21	SMF VI	Cicero Marketplace	NAP	NAP	NAP	NAP																21
22	SMF VI	Hillside Industrial	39,000,000	1.39	60.6%	10.2%																22
23	JPMCB	Embassy Suites Palmdale	NAP	NAP	NAP	NAP	73.2%	129.69	94.87	78.6%	132.70	104.24	82.9%	136.61	113.21	83.5%	142.08	118.65	83.5%	142.08	118.65	23
24	BSP	Vadata - Manassas Data Center	NAP	NAP	NAP	NAP																24
25	JPMCB	The Villas of East Cobb	NAP	NAP	NAP	NAP																25
26	JPMCB	Hilton Garden Inn Ridgefield Park	NAP	NAP	NAP	NAP	78.5%	136.99	107.60	81.0%	143.09	115.95	80.6%	141.77	114.33	83.2%	139.90	116.33	83.2%	139.90	116.33	26
27	JPMCB	415 West 13th Street	25,000,000	1.39	50.1%	7.8%																27
28	SMF VI	Embassy Suites Lake Buena Vista	41,833,418	1.51	62.2%	11.2%				82.4%	117.16	96.54	80.7%	122.93	99.20	83.2%	124.91	103.92	83.2%	124.91	103.92	28
29	JPMCB	Shadow Creek Apartments	NAP	NAP	NAP	NAP																29
30	JPMCB	Wesley Pond	NAP	NAP	NAP	NAP																30
31	SMF VI	Decatur Crossing II	NAP	NAP	NAP	NAP																31
32	BSP	Vadata - Haymarket Data Center	NAP	NAP	NAP	NAP																32
33	JPMCB	Doubletree Fayetteville	NAP	NAP	NAP	NAP	71.3%	101.01	72.04	74.0%	105.29	77.91	72.0%	108.26	77.95	75.2%	105.78	79.53	73.4%	106.31	78.00	33
34	SMF VI	Triad and University Court Apartments	NAP	NAP	NAP	NAP																34
34.01	SMF VI	Triad Apartments		NAP	NAP	NAP																34.01
34.02	SMF VI	University Court Apartments		NAP	NAP	NAP																34.02
35	SMF VI	West LA Office - 1950 Sawtelle Boulevard	36,500,000	1.18	67.2%	8.0%																35
36	BSP	Arkansas Hotel Portfolio	11,085,130	1.54	72.9%	11.6%				61.4%	88.81	54.49	69.5%	90.97	63.19	71.0%	90.75	64.46	71.0%	90.75	64.46	36
36.01	BSP	Holiday Inn Express Bentonville		1.54	72.9%	11.6%				58.9%	91.21	53.76	71.0%	89.62	63.59	71.6%	89.11	63.83	71.6%	89.11	63.83	36.01
36.02	BSP	Fairfield Inn & Suites Springdale		1.54	72.9%	11.6%				64.1%	86.30	55.32	67.8%	92.57	62.73	70.3%	92.64	65.17	70.3%	92.64	65.17	36.02
37	JPMCB	Sunshine Heights Shopping Center & Attic Self Storage	NAP	NAP	NAP	NAP																37
37.01	JPMCB	Sunshine Heights Shopping Center		NAP	NAP	NAP																37.01
37.02	JPMCB	Attic Self Storage		NAP	NAP	NAP																37.02
38	SMF VI	Hilton Home2 Suites Layton	NAP	NAP	NAP	NAP	55.7%	89.29	49.73	79.1%	87.39	69.13	75.0%	89.97	67.48	69.3%	98.15	67.99	69.3%	98.15	67.99	38
39	JPMCB	Hampton Inn Suites Orlando South Lake Buena Vista	NAP	NAP	NAP	NAP	79.3%	86.99	69.00	81.3%	92.97	75.63	77.6%	98.52	76.49	77.0%	102.92	79.25	77.0%	102.92	79.25	39
40	SMF VI	Holiday Inn Express - Aiken	NAP	NAP	NAP	NAP							65.5%	100.75	65.99	71.2%	105.62	75.20	71.2%	105.62	75.20	40
41	SMF VI	Shops at Laurel Springs	NAP	NAP	NAP	NAP																41
42	BSP	Fort Wayne Office Portfolio	NAP	NAP	NAP	NAP																42
42.01	BSP	Pointe Inverness II		NAP	NAP	NAP																42.01
42.02	BSP	Executive Center I		NAP	NAP	NAP																42.02
42.03	BSP	Executive Center II		NAP	NAP	NAP																42.03
43	BSP	Fern Forest Apartments	NAP	NAP	NAP	NAP																43
44	BSP	Douglasville Crossroads	NAP	NAP	NAP	NAP																44
45	BSP	Seven Bridges	NAP	NAP	NAP	NAP																45
46	BSP	Comfort Suites Raleigh-Durham Airport	NAP	NAP	NAP	NAP	63.5%	71.42	45.36	65.4%	80.26	52.51	68.1%	81.52	55.53	69.6%	80.96	56.36	69.6%	80.96	56.36	46
47	BSP	Best Western Ellensburg	NAP	NAP	NAP	NAP	72.4%	105.03	76.07	73.7%	109.81	80.91	76.0%	111.86	85.05	78.2%	111.99	87.57	78.2%	111.99	87.57	47
48	SMF VI	State University Retail Portfolio	NAP	NAP	NAP	NAP																48
48.01	SMF VI	Blaze Pizza and First Watch		NAP	NAP	NAP																48.01
48.02	SMF VI	Mattress Firm		NAP	NAP	NAP																48.02
49	BSP	Summerfield Shoppes	NAP	NAP	NAP	NAP																49
50	BSP	Holiday Inn Express Canton	NAP	NAP	NAP	NAP	46.7%	79.76	37.23	52.1%	76.84	40.02	56.3%	81.31	45.75	57.3%	83.03	47.61	57.3%	83.03	47.61	50
51	BSP	Wilshire Manor Apartments	NAP	NAP	NAP	NAP																51
52	SMF VI	Bluffton Self Storage	NAP	NAP	NAP	NAP																52

A-1-12

Footnotes to Annex A-1

(1)

“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “BSP” denotes Benefit Street Partners CRE Finance LLC, as Mortgage Loan Seller; and “SMF VI” denotes Starwood Mortgage Funding VI LLC, as Mortgage Loan Seller.

With respect to Loan No. 3, Opry Mills, the Opry Mills Whole Loan (as defined below) was co-originated by JPMCB and Citigroup Global Markets Realty Corp. (“CGMRC”).

With respect to Loan No. 4, Westfield San Francisco Centre, the Westfield San Francisco Centre Whole Loan (as defined below) was co-originated by JPMCB and Deutsche Bank AG, New York Branch (“DBNY”).

With respect to Loan No. 8, Crocker Park Phase One & Two, the Crocker Park Phase One & Two Whole Loan was co-originated by Starwood Mortgage Capital LLC and CGMRC.

With respect to Loan Nos. 22, 35, 40 and 52, Hillside Industrial, West LA Office - 1950 Sawtelle Boulevard, Holiday Inn Express - Aiken and Bluffton Self Storage, each mortgage loan was originated by The Bank of New York Mellon and acquired by SMF VI.

(2)

Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 2, 693 Fifth Avenue, Units consists of 82,089 square feet (85.1% of the net rentable area at the mortgaged property) of office space and 14,425 square feet (14.9% of the net rentable area at the mortgaged property) of retail space.

With respect to Loan No. 4, Westfield San Francisco Centre, Units consists of 553,366 square feet (69.6% of the net rentable area at the mortgaged property) of retail space and 241,155 square feet (30.4% of the net rentable area at the mortgaged property) of office space.

With respect to Loan No. 8, Crocker Park Phase One & Two, an affiliate of the borrower is the lessee pursuant to a space lease whereby it leases approximately 38,360 square feet of space on a neighboring retail property which is owned by a sponsor affiliate.

With respect to Loan No. 10, Laguna Design Center, Units consists of 213,241 square feet (90.1% of the net rentable area at the mortgaged property) of retail space and 23,486 square feet (9.9% of the net rentable area at the mortgaged property) of office space.

With respect to Loan No. 34.01, Triad and University Court Apartments – Triad Apartments, the mortgaged property consists of 95 multifamily units and 21,050 square feet of retail space. The multifamily space is 96.8% leased as of July 21, 2016. The retail space is 100.0% leased as of August 1, 2016.

(3)

In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy.

With respect to Loan No. 1, 9 West 57th Street, two tenants, Zimmer Partners, LP and Seven Bridges Advisors LLC, have executed their leases but have not yet commenced paying rent.

With respect to Loan No. 3, Opry Mills, four tenants, including the 8th largest tenant by net rentable area, Madame Tussauds, have executed their leases but have not yet taken occupancy and/or commenced paying rent.

With respect to Loan No. 6, Salesforce Tower, the Largest Tenant, Salesforce.com, Inc. (“Salesforce”), has executed its lease but has not yet taken occupancy or commenced paying rent. Salesforce is expected to take occupancy and begin paying rent as follows: 123,032 square feet in January 2017, 19,318 square feet on the 25th floor in August 2017 and the remaining 104,749 square feet in August 2018.

A-1-13

With respect to Loan No. 6, Salesforce Tower, approximately 11.1% of UW Revenues ($) is attributable to the parking garage at the mortgaged property.

With respect to Loan No. 9, 1333 Broadway, the 3rd Largest Tenant, Teecom Design Group, Inc., has executed a lease to expand its premises but has not yet taken occupancy or commenced paying rent for such expansion space. Teecom Design Group, Inc. is expected to take occupancy and begin paying rent on the additional space in December 2016.

With respect to Loan No. 13, Embassy Suites Charleston, approximately 30.5% of UW Revenues ($) is attributable to the food and beverage outlet at the mortgaged property.

With respect to Loan No. 15, Embassy Suites Busch Gardens Hotel, approximately 22.6% of UW Revenues ($) is attributable to the food and beverage outlets at the mortgaged property.

With respect to Loan No. 16, 100 East Wisconsin Avenue, approximately 14.2% of UW Revenues ($) is attributable to the parking garage at the mortgaged property.

With respect to Loan No. 33, Doubletree Fayetteville, approximately 18.7% of UW Revenues ($) is attributable to the food and beverage outlet at the mortgaged property.

With respect to Loan No. 49, Summerfield Shoppes, the 2nd Largest Tenant, Shapes Fitness For Women, is entitled to a free rent period. At origination, $17,195 was reserved for the free rent period for this tenant.

(4)

With respect to all mortgage loans, with the exception of certain of the mortgage loans listed below, the Current LTV % and the Maturity LTV % are based on the “as-is” Appraised Value ($) even though, for certain mortgage loans, the appraiser provided “as-stabilized” values based on certain criteria being met. In the case of certain mortgage loans listed below, the appraisal provided an “as-is” value based on material additional assumptions.

With respect to Loan No. 6, Salesforce Tower, the Appraised Value ($) represents the “Hypothetical As-Is” value of $181,100,000, which assumes that all outstanding tenant improvements, leasing commissions, free rent (including bridge rent), and capital expenditures have been paid or are reserved/escrowed at origination. At origination, the borrower was required to reserve $20,896,672 for outstanding tenant improvements and leasing commissions and $8,081,640 for outstanding free rent. Additionally, the borrower was required to reserve $4,250,420 into the Upfront Capex Reserve ($). The “as-is” value as of July 21, 2016 was $150,600,000, which results in a Current LTV % and Maturity LTV % of 71.7% and 71.7%, respectively.

With respect to Loan No. 10, Laguna Design Center, the Appraised Value ($) represents the “Hypothetical As-Is – No Outstanding Free Rent, TI’s, Commissions” value of $54,360,000, which assumes no outstanding tenant improvements, leasing commissions or free rent as of the date of valuation. At origination, the borrowers were required to reserve $315,242 for outstanding tenant improvements and leasing commissions and $97,219 for outstanding free rent. The “as-is” value as of June 15, 2016 is $54,000,000, which results in a Current LTV % and Maturity LTV % of 70.6% and 64.4%, respectively.

With respect to Loan No. 11, Sheraton Salt Lake City, the Appraised Value ($) represents the hypothetical “as-complete” value of $50,200,000, which assumes that the property improvement plan (“PIP”) outstanding at origination is complete. At origination, the borrower was required to reserve $2,021,626 for all outstanding PIP obligations. The “as-is” value as of July 20, 2016 was $47,400,000, which results in a Current LTV % and Maturity LTV % of 73.8% and 61.3%, respectively.

With respect to Loan No. 13, Embassy Suites Charleston, the Appraised Value ($) represents the “As-Is” market value of $43,000,000, which assumes that an approximately $8.1 million PIP is completed in year one of the projection period. The appraisal also provides for an “as complete” hypothetical value, which assumes that the proposed PIP required under the related franchise agreement is completed. The full estimated cost to complete the PIP will be reserved for on an ongoing basis through a full excess cash flow sweep during the term of the loan, until such time the PIP is complete or the related cap on reserve

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collections is achieved. The “as complete” value as of June 1, 2016 is $51,500,000, which results in a Current LTV % and Maturity LTV % of 57.4% and 49.9%, respectively.

With respect to Loan No. 15, Embassy Suites Busch Gardens Hotel, the Appraised Value ($) represents the “As-Is” market value of $38,500,000, which assumes that an approximately $8.3 million PIP is completed in year one of the projection period. The appraisal also provides for an “as complete” hypothetical value, which assumes the proposed PIP required under the related franchise agreement is completed. The full estimated cost to complete the PIP will be reserved for on an ongoing basis through a full excess cash flow sweep during the term of the loan, until such time the PIP is complete or the related cap on reserve collections is achieved. The “as complete” value as of June 1, 2016 is $49,500,000, which results in a Current LTV % and Maturity LTV % of 55.6% and 48.4%, respectively.

With respect to Loan No. 16, 100 East Wisconsin Avenue, the Appraised Value ($) represents the “Hypothetical As-Is” value of $82,300,000, which assumes that all outstanding tenant improvements, leasing commissions, free rent and capital expenditures have been paid or are reserved/escrowed at origination. At origination, the borrower was required to reserve $1,090,951 for outstanding free rent and $174,199 for outstanding tenant improvements and leasing commissions. Additionally, the borrower was required to reserve $1,554,500 into the Upfront TI/LC Reserve ($) and $427,803 into the Upfront Capex Reserve ($). The “as-is” value as of July 19, 2016 is $79,000,000, which results in a Current LTV % and Maturity LTV % of 68.1% and 53.8%, respectively.

With respect to Loan No. 20, Centrica, the Appraised Value ($) represents the “Hypothetical Value with Rent Credit Value” of $30,620,000, which assumes that outstanding tenant improvement, leasing commission, move-in allowance and free rent obligations are paid as of the origination date. At origination, the borrower was required to reserve $1,584,910 for outstanding tenant improvements and leasing commissions and $1,111,329 for outstanding free rent. The “as-is” value as of June 17, 2016 is $29,510,000, which results in Current LTV % and Maturity LTV % of 74.5% and 60.3%, respectively.

With respect to Loan No. 26, Hilton Garden Inn Ridgefield Park, the Appraised Value ($) represents the value of the subleasehold estate owned by the borrower and excludes the value attributable to the fee estate.

With respect to Loan No. 29, Shadow Creek Apartments, the Appraised Value ($) represents the “As Is Subject to Escrow Account” value of $19,090,000, which assumes that proposed renovations have been completed. At origination, the borrower was required to reserve $606,167 for replacement costs. The “as-is” value as of June 28, 2016 is $18,490,000, which results in Current LTV % and Maturity LTV % of 77.3% and 72.5%, respectively.

With respect to Loan No. 36.01, Arkansas Hotel Portfolio - Holiday Inn Express Bentonville, the Appraised Value ($) represents the “as-complete” value of $8,200,000, which assumes the PIP outstanding at origination is complete. At origination, the borrower was required to reserve $2,175,702 for all outstanding PIP obligations. The “as-is” value as of June 13, 2016 was $5,900,000, which results in a Current LTV % and Maturity LTV % of 77.4% and 59.5% for the mortgage loan, respectively.

With respect to Loan No. 50, Holiday Inn Express Canton, the Appraised Value ($) represents the hypothetical “as-complete” value of $6,900,000, which assumes the PIP outstanding at origination is complete. At origination, the borrower was required to reserve $1,015,544 for all outstanding PIP obligations. The “as-is” value as of April 22, 2016 was $5,700,000, which results in a Current LTV % and Maturity LTV % of 70.1% and 53.1%, respectively.

(5)	With respect to Loan No. 28, Embassy Suites Lake Buena Vista, Upfront Other Reserve ($) includes an Earnout Holdback Reserve in the amount of $3,400,000, with $1,700,000 to be released to the borrower (upon the borrower’s request) upon the net cash flow (as calculated in the loan documents) at the mortgaged property achieving a minimum of $4,500,000 based on the trailing 12-month period and the full or remaining balance to be released to the borrower upon the net cash flow at the mortgaged property achieving a minimum of $4,700,000 based on a trailing 12-month period. Notwithstanding the foregoing, no disbursement is permitted prior to the payment date in November 2016. The net cash flow for the trailing 12-month period ending May 2016, as calculated per the loan documents including a deduction of 4.0% of gross revenues for FF&E reserves, was approximately $4.2 million. Current LTV %, Maturity LTV

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%, Total Debt Current LTV %, Total Debt UW NOI Debt Yield %, UW NOI Debt Yield % and UW NCF Debt Yield % calculations are based on the Embassy Suites Lake Buena Vista Whole Loan Current Balance ($), including a $3.4 million deduction for the Earnout Holdback Reserve, of $38,433,418. Based on the total Embassy Suites Lake Buena Vista Whole Loan Current Balance ($), excluding a deduction for the $3.4 million Earnout Holdback Reserve, of $41,833,418, Current LTV %, Maturity LTV %, Total Debt Current LTV %, Total Debt UW NOI Debt Yield %, UW NOI Debt Yield % and UW NCF Debt Yield % calculations are 67.7%, 56.7%, 67.7%, 10.3%, 10.3% and 10.3%, respectively.

(6)	For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Current Balance ($), and Maturity Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.

(7)

With respect to Loan No. 1, 9 West 57th Street, the mortgage loan is part of a whole loan with an original principal balance of $1,200,000,000 (the “9 West 57th Street Whole Loan”) which is comprised of five pari passu components (Note A-1, Note A-2, Note A-3, Note A-4 and Note A-5) and one subordinate companion loan (Note B-1). Note A-2 has an outstanding principal balance as of the Cut-off Date of $100,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-1 and Note B-1 have an aggregate outstanding principal balance as of the Cut-off Date of $900,000,000 and are expected to be contributed to the JPMCC 2016-NINE trust. Note A-3, Note A-4 and Note A-5 have an aggregate outstanding principal balance as of the Cut-off Date of $200,000,000 and are expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the 9 West 57th Street Whole Loan balance excluding the subordinate companion loan.

With respect to Loan No. 2, 693 Fifth Avenue, the mortgage loan is part of a whole loan with an original principal balance of $250,000,000 (the “693 Fifth Avenue Whole Loan”) which is comprised of four pari passu components (Note A-1, Note A-2, Note A-3 and Note A-4). Note A-3 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $65,000,000 and was contributed to the JPMCC 2016-JP2 trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $62,500,000 and was contributed to the DBJPM 2016-C3 trust. Note A-4 has an outstanding principal balance as of the Cut-off Date of $42,500,000 and is expected to be contributed to a future securitization trust. All loan level metrics are based on the 693 Fifth Avenue Whole Loan balance.

With respect to Loan No. 3, Opry Mills, the mortgage loan is part of a whole loan with an original principal balance of $375,000,000 (the “Opry Mills Whole Loan”) which is comprised of six pari passu components (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5-A and Note A-5-B). Note A-3 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $80,000,000 and was contributed to the JPMCC 2016-JP2 trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $65,000,000 and was contributed to the DBJPM 2016-C3 trust. Note A-4 has an outstanding principal balance as of the Cut-off Date of $70,000,000 and was contributed to the CGCMT 2016-P4 trust. Note A-5-A has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the CGCMT 2016-C2 trust. Note A-5-B has an outstanding principal balance as of the Cut-off Date of $20,000,000 and is currently held by CGMRC and is expected to be contributed to one or more future securitization trusts. All loan level metrics are based on the Opry Mills Whole Loan balance.

With respect to Loan No. 4, Westfield San Francisco Centre, the mortgage loan is part of a whole loan with an original principal balance of $558,000,000 (the “Westfield San Francisco Centre Whole Loan”) which is comprised of 28 components: 24 pari passu senior notes (the “Senior Notes”) with an aggregate original principal balance of $433,077,000 and four subordinate notes with an aggregate original principal balance of $124,923,000 (the “Junior Notes”). Note A-2-EMP-C2, Note A-2-EMP-C3, Note A-2-SFC-C2 and Note A-2-SFC-C3 have an outstanding aggregate principal balance as of the Cut-off Date of $60,000,000 and are being contributed to the JPMCC 2016-JP3 Trust. Note A-1-EMP-C1, Note A-1-SFC-C1, Note A-2-EMP-C1 and Note A-2-SFC-C1 have an outstanding aggregate principal balance as of the Cut-off Date of $84,000,000 and were contributed to the DBJPM 2016-C3 trust. Eight of the Senior Notes with an aggregate original principal balance of $182,019,000 and all of the Junior Notes, with an aggregate principal balance as of the Cut-off Date of $306,942,000, were contributed to the DBJPM 2016-SFC trust. The remaining Senior Notes, with an aggregate outstanding principal balance as of the

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Cut-off Date of $47,058,000, are currently held by JPMCB or DBNY (or an affiliate of either entity) and are expected to be contributed to one or more future securitizations.

With respect to Loan No. 5, 1 Kaiser Plaza, the mortgage loan is part of a whole loan with an original principal balance of $97,100,000 (the “1 Kaiser Plaza Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $60,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $37,100,000 and is expected to be contributed to a future securitization trust. All loan level metrics are based on the 1 Kaiser Plaza Whole Loan balance.

With respect to Loan No. 6, Salesforce Tower, the mortgage loan is part of a whole loan with an original principal balance of $108,000,000 (the “Salesforce Tower Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $60,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $48,000,000 and is expected to be contributed to a future securitization trust. All loan level metrics are based on the Salesforce Tower Whole Loan balance.

With respect to Loan No. 8, Crocker Park Phase One & Two, the mortgage loan is part of a whole loan with an original principal balance of $140,000,000 (the “Crocker Park Phase One & Two Whole Loan”) which is comprised of four pari passu components (Note A-1, Note A-2, Note A-3 and Note A-4). Note A-3 has an outstanding principal balance as of the Cut-off Date of $40,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-1 has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was contributed to the CGCMT 2016-C2 trust. Note A-2 and Note A-4 have an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 and are expected to be contributed to one or more future trusts. All loan level metrics are based on the Crocker Park Phase One & Two Whole Loan balance.

With respect to Loan No. 12, National Business Park, the mortgage loan is part of a whole loan with an original principal balance of $55,000,000 (the “National Business Park Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $33,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $22,000,000 and is expected to be contributed to one or more future trusts. All loan level metrics are based on the National Business Park Whole Loan balance.

With respect to Loan No. 16, 100 East Wisconsin Avenue, the mortgage loan is part of a whole loan with an original principal balance of $53,800,000 (the “100 East Wisconsin Avenue Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $25,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $28,800,000 and is expected to be contributed to a future securitization trust. All loan level metrics are based on the 100 East Wisconsin Avenue Whole Loan balance.

With respect to Loan No. 22, Hillside Industrial, the mortgage loan is part of a whole loan with an original principal balance of $39,000,000 (the “Hillside Industrial Whole Loan”) which is comprised of two pari passu components (Note A-1 and Note A-2). Note A-1 has an outstanding principal balance as of the Cut-off Date of $20,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $19,000,000 and is expected to be contributed to one or more future trusts. All loan level metrics are based on the Hillside Industrial Whole Loan balance.

With respect to Loan No. 28, Embassy Suites Lake Buena Vista, the mortgage loan is part of a whole loan with an original principal balance of $42,000,000 (the “Embassy Suites Lake Buena Vista Whole Loan”) which is comprised of three pari passu components (Note A-1-A, Note A-1-B and Note A-2). Note A-1-A has an outstanding principal balance as of the Cut-off Date of $16,932,574 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-1-B has an outstanding principal balance as of the Cut-off Date of $13,944,473 and was contributed to the CGCMT 2016-P4 trust. Note A-2 has an outstanding principal balance as of the Cut-off Date of $10,956,371 and was contributed to the CGCMT 2016-C1 trust. All loan level metrics are based on the Embassy Suites Lake Buena Vista Whole Loan balance.

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With respect to Loan No. 35, West LA Office - 1950 Sawtelle Boulevard, the mortgage loan is part of a whole loan with an original principal balance of $36,500,000 (the “West LA Office - 1950 Sawtelle Boulevard Whole Loan”) which is comprised of three pari passu components (Note A-1, Note A-2 and Note A-3). Note A-2 has an outstanding principal balance as of the Cut-off Date of $10,000,000 and is being contributed to the JPMCC 2016-JP3 Trust. Note A-1 and Note A-3 have an aggregate outstanding principal balance as of the Cut-off Date of $26,500,000 and are expected to be contributed to one or more future trusts. All loan level metrics are based on the West LA Office - 1950 Sawtelle Boulevard Whole Loan balance.

(8)	Each number identifies a group of related borrowers.

(9)	For each mortgage loan, the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator fee rate), the Operating Advisor Fee Rate, the Asset Representation Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

(10)

For the mortgage loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, the Monthly Debt Service ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

With respect to Loan Nos. 17, 20, 23, 26 and 39, Homewood Suites Nashville Downtown, Centrica, Embassy Suites Palmdale, Hilton Garden Inn Ridgefield Park and Hampton Inn Suites Orlando South Lake Buena Vista, in each case, if the loan documents explicitly require payment “on demand,” failure to pay any portion of the loan is not an event of default unless the borrower fails to make any such payment within five days after demand by the lender.

(11)

With respect to all mortgage loans, except for the mortgage loan(s) listed below, Annual Debt Service ($) is calculated by multiplying the Monthly Debt Service ($) by 12.

With respect to Loan No. 36, Arkansas Hotel Portfolio, the Annual Debt Service ($) is calculated based on the sum of the first 12 principal and interest payments based on the assumed principal payment schedule set forth on Annex F to the Preliminary Prospectus. As such, the Current Balance ($), Maturity Balance ($), Monthly Debt Service ($), UW NOI DSCR and UW NCF DSCR all reflect this principal payment schedule and a fixed interest rate of 4.87000%.

(12)

The “L” component of the prepayment provision represents lockout payments.

The “Def” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

With respect to Loan No. 1, 9 West 57th Street, the lockout period will be at least 24 payments beginning with and including the first payment on October 1, 2016. Defeasance of the full $1.2 billion 9 West 57th Street Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) August 30, 2019. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

With respect to Loan No. 3, Opry Mills, the lockout period will be at least 26 payments beginning with and including the first payment on August 1, 2016. Defeasance of the full $375.0 million Opry Mills Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Opry Mills Defeasance Date”) and (ii) August 1, 2019. If the Opry Mills Defeasance Date has not occurred by August 1, 2019, the borrower is permitted to prepay the Opry Mills Whole Loan with the payment of a yield maintenance premium, except that any portion of the Opry Mills Whole Loan that has been securitized for more than two years from the closing date of such securitization must be defeased. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

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With respect to Loan No. 4, Westfield San Francisco Centre, the lockout period will be at least 25 payment dates beginning with and including the first payment date of September 1, 2016. Defeasance of the full $558.0 million Westfield San Francisco Centre Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) August 1, 2019. The assumed lockout period of 25 payments is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

With respect to Loan No. 5, 1 Kaiser Plaza, the lockout period will be at least 26 payments beginning with and including the first payment on August 1, 2016. Defeasance of the full $97.1 million 1 Kaiser Plaza Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “1 Kaiser Plaza Defeasance Date”). If the 1 Kaiser Plaza Defeasance Date has not occurred by August 1, 2019, the borrower is permitted to prepay the 1 Kaiser Plaza Whole Loan with the payment of a yield maintenance premium. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

With respect to Loan No. 6, Salesforce Tower, the lockout period will be at least 24 payments beginning with and including the first payment on October 1, 2016. Defeasance of the full $108.0 million Salesforce Tower Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Salesforce Tower Defeasance Date”). If the Salesforce Tower Defeasance Date has not occurred by October 1, 2020, the borrower is permitted to prepay the Salesforce Tower Whole Loan with the payment of a yield maintenance premium. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

With respect to Loan No. 8, Crocker Park Phase One & Two, the lockout period will be at least 25 payments beginning with and including the first payment on September 6, 2016. Defeasance of the full $140.0 million Crocker Park Phase One & Two Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Crocker Park Phase One & Two Defeasance Date”) and (ii) July 25, 2019. Additionally, the borrower is permitted to prepay the Crocker Park Phase One & Two Whole Loan in whole, but not in part, with the payment of a yield maintenance premium after earlier to occur of (i) July 25, 2019 and (ii) the Crocker Park Phase One & Two Defeasance Date. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

With respect to Loan No. 12, National Business Park, the lockout period will be at least 24 payments beginning with and including the first payment on October 6, 2016. Defeasance of the full $55.0 million National Business Park Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 19, 2019. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

With respect to Loan No. 16, 100 East Wisconsin Avenue, defeasance of the full $53.8 million 100 East Wisconsin Avenue Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “100 East Wisconsin Avenue Defeasance Date”). If the 100 East Wisconsin Avenue Defeasance Date has not occurred by October 1, 2020, the borrower is permitted to prepay the 100 East Wisconsin Avenue Whole Loan with the payment of a yield maintenance premium. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

With respect to Loan No. 22, Hillside Industrial, the lockout period will be at least 27 payments beginning with and including the first payment on July 6, 2016. Defeasance of the full $39.0 million Hillside Industrial Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) May 16, 2019. The assumed lockout period is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.

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With respect to Loan No. 36, Arkansas Hotel Portfolio, under the related loan agreement, either one of the two mortgaged properties may be released from the collateral in connection with a third-party, arms-length sale of such mortgaged property to be released subject to, among other things, the following conditions: (i) no event of default has occurred or would occur as a result of the release, (ii) the PIPs required at both mortgaged properties have been completed, (iii) the remaining collateral has a loan-to-value ratio no greater than 65%, (iv) the remaining collateral has a debt service coverage ratio no less than 1.70x, (v) the remaining collateral has a debt yield no less than 15.0%, (vi) payment of a release price equal to 120% of the loan amount allocated to the releases mortgaged property and any prepayment penalty associated with the payment of the release price, (vii) satisfaction of customary REMIC requirements, and (viii) payment of all other costs and expenses of the lender in connection with the release.

With respect to Loan No. 48, State University Retail Portfolio, provided no event of default or sweep event (as defined in the loan documents) exists under the State University Retail Portfolio mortgaged loan, at any time after the date that is two years from the closing date of the securitization, the State University Retail Portfolio borrowers may obtain a release of any of the individual properties comprising the State University Retail Portfolio mortgaged loan, provided, among other conditions, (a) the State University Retail Portfolio borrowers defease the State University Retail Portfolio mortgaged loan with U.S. government securities in an amount equal to the greater of (i) 125% of the allocated loan amount with respect to the related mortgaged property, (ii) an amount that results, with respect to the individual property or properties remaining after the release, in the loan-to-value ratio being not greater than 56.0%, (iii) an amount that results, with respect to the individual mortgaged property or mortgaged properties remaining after the release, in the debt service coverage ratio being not less than 2.00x and (iv) an amount that results, with respect to the individual mortgaged property or mortgaged properties remaining after the release, in the debt yield being not less than 9.75%, and (b) the State University Retail Portfolio borrowers deliver a rating agency confirmation and a REMIC opinion with respect to such individual mortgaged property release.

(13)

With respect to some mortgage loans, historical financial information may not be available due to the when the properties were constructed and/or acquired.

With respect to Loan No. 14, Vadata - Ashburn Data Center, the mortgage loan is secured by data centers located in three buildings, identified as DC-8, DC-9 and DC-10, each with a separate lease. Limited historical financial information is available as the buildings were built between 2013 and 2015. 2015 Revenues ($), 2015 Total Expenses ($) and 2015 NOI ($) are based on the trailing 10-month period ending December 2015, annualized, for the DC-10 building and the full year for the DC-8 and DC-9 buildings.

With respect to Loan No. 18, 2500 83rd Street, limited historical financial information is available as the sponsor acquired the property in 2014. 2014 Revenues ($), 2014 Total Expenses ($) and 2014 NOI ($) are based on the trailing 10-month period ending December 2014, annualized.

With respect to Loan No. 20, Centrica, limited historical financial information is available as the mortgaged property is newly re-developed.

With respect to Loan No. 24, Vadata - Manassas Data Center, the mortgage loan is secured by data centers located in two buildings, identified as DC-12 and DC-14, each with a separate lease. Limited historical financial information is available as the two buildings were built in 2015. Most Recent Revenues ($), Most Recent Total Expenses ($) and Most Recent NOI ($) are based on the trailing seven-month period ending March 2016, annualized, for the DC-12 building and the trailing eight-month period ending March 2016, annualized, for the DC-14 building.

With respect to Loan No. 28, Embassy Suites Lake Buena Vista, limited historical financial information is available as the mortgaged property was acquired in December 2013 and full-year 2013 financials were not available. Additionally, the mortgaged property was shut down during the third and fourth quarters of 2014 due to a comprehensive renovation.

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With respect to Loan No. 32, Vadata - Haymarket Data Center, limited historical financial information is available as the related property was acquired in 2013 in vacant condition and renovated to its current use in 2014.

With respect to Loan No. 35, West LA Office - 1950 Sawtelle Boulevard, limited historical financial information is available as the mortgaged property was acquired by the sponsor in December 2015. As such, 2015 Revenues ($), 2015 Total Expenses ($) and 2015 NOI ($) are based on the trailing 10-month period ending October 2015, annualized. Additionally, Most Recent Revenues ($), Most Recent Total Expenses ($) and Most Recent NOI ($) are based on the trailing six-month period ending June 2016, annualized.

With respect to Loan No. 40, Holiday Inn Express - Aiken, limited historical financial information is available as the mortgaged property was recently built. As such, historical financials before 2015 were not available.

With respect to Loan No. 41, Shops at Laurel Springs, limited historical financial information is available as the mortgaged property was acquired in May 2016 and full-year 2013 and 2014 financials were not available.

With respect to Loan No. 48, State University Retail Portfolio, limited historical financial information is available as the mortgaged properties were recently built or renovated. As such, historical financials were not available.

With respect to Loan No. 51, Wilshire Manor Apartments, limited historical financial information is available due to the limited information provided to the sponsor for their acquisition. 2015 Revenues ($), 2015 Total Expenses ($) and 2015 NOI ($) are based on the trailing 12-month period ending December 2015, excluding November 2015, annualized. Most Recent Revenues ($), Most Recent Total Expenses ($) and Most Recent NOI ($) are based the trailing 12-month period ending April 2016, excluding November 2015, annualized. Due to acquisition timing, November 2015 financials were not available.

With respect to Loan No. 52, Bluffton Self Storage, limited historical financial information is available as the mortgaged property was acquired by the sponsor in October 2015. As such, 2015 Revenues ($), 2015 Total Expenses ($) and 2015 NOI ($) are based the trailing 12-month period ending October 2015.

(14)	With respect to all hotel properties, the UW NOI ($) is shown after taking a deduction for an FF&E reserve, and as such, the UW NOI ($) and UW NCF ($) for these properties are the same.

(15)	The UW NOI DSCR and UW NCF DSCR for all partial interest-only mortgage loans were calculated based on the first principal and interest payment after the Note Date during the term of the mortgage loan.

(16)

Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 3, Opry Mills, the Upfront Other Reserve ($) represents a reserve for outstanding tenant improvements and leasing commissions in the amount of $3,943,000 related to four tenants at the mortgaged property. The borrower was permitted to deliver and delivered at origination a guaranty from the guarantor in lieu of a cash reserve.

With respect to Loan No. 4, Westfield San Francisco Centre, at origination, the borrowers were permitted to deliver two letters of credit in the aggregate amount of $4,300,000 from UBS AG bank to cover gap rent and the tenant improvement obligations in connection with the recently executed Zara expansion lease in lieu of a cash deposit.

With respect to Loan Nos. 5 and 9, 1 Kaiser Plaza and 1333 Broadway, so long as the guarantor maintains a net worth of at least $450,000,000 (the “Lease Rollover Minimum Net Worth”), the guarantor may deliver a guaranty in lieu of the borrower’s requirement to make deposits into the Upfront TI/LC Reserve ($) at origination and on a monthly basis upon the following terms: (i) if the guarantor’s net worth is at least $600,000,000 (the “Lease Rollover Target Net Worth”), any amounts on reserve will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived and (ii)

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if the guarantor’s net worth is no less than the Lease Rollover Minimum Net Worth, but less than the Lease Rollover Target Net Worth, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. In each case, such guaranty was delivered at origination.

With respect to Loan No. 9, 1333 Broadway, the borrower deposited $5,000,000 at origination into the Upfront Other Reserve ($) for a URS Corporation tenant estoppel reserve. The executed tenant estoppel from URS Corporation has been received in accordance with the loan documents and the lender has released the reserve.

With respect to Loan No. 20, Centrica, the Upfront Other Reserve ($) includes a reserve in the amount of $1,500,000, which is required to be held by the lender as additional collateral for the mortgage loan. The loan documents require the lender to release the additional collateral reserve funds to the SL Mesa Realty Owners LLC (“SL”) or as SL directs in writing any time after the date on which the financial statements for the third quarter of 2016 for Santander Consumer USA Holdings, Inc. (“Santander Holdings”) are released, provided that (a) the shareholder equity of Santander Holdings is at least $4,131,000,000, (b) the market capitalization of Santander Holdings, calculated based upon the closing price of its stock on the NYSE as of the date that is five business days after the release of the financial statements is at least $3,392,000,000 and (c) the credit rating of Santander Holdings USA, Inc. as of the date that is five business days after the release of the financial statements is not less than “BBB” by S&P and “Baa2” by Moody’s. If the release conditions are not satisfied after the release of the third quarter 2016 financial statements, the loan documents provide that the borrower or SL may request the release of the reserve upon the release of any subsequent financial statements for Santander Holdings, provided that the foregoing tests are satisfied. In the event that the release conditions are not satisfied, the loan documents require that the reserve be held as additional collateral by the lender.

With respect to Loan No. 34, Triad and University Court Apartments, the borrower was required at origination to fund a $300,000 performance reserve. So long as no sweep event period (as defined in the loan documents) is occurring, at any time on or after the payment date in August 2017 and up to and including the payment date in July 2022, the performance reserve will be released upon (i) the mortgage loan achieving a debt yield on NOI of at least 9.5% for the trailing 12-months and (ii) the mortgage loan achieving a debt service coverage ratio of 1.50x for the trailing 12-months.

(17)

Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective mortgage loan documents.

With respect to Loan No. 1, 9 West 57th Street, in the event the debt service coverage ratio (as calculated in the loan documents) is less than 2.50x, the borrowers are required to deposit approximately $420,054 ($3.00 per square foot) into the Monthly TI/LC Reserve ($), provided that the borrowers are not be required to make any such deposit (i) if the balance of the reserve is equal to or greater than $25,000,000 and (ii) if (A) the debt service coverage ratio is at least 2.50x, (B) the funds in the reserve are at least $15,000,000 and (C) the mortgaged property is occupied by tenants under leases demising at least 65.0% of the rentable square footage,

With respect to Loan No. 3, Opry Mills, upon (i) an event of default under the mortgage loan documents or (ii) the occurrence of the debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination being less than 1.75x for two consecutive calendar quarters (an “Opry Mills DSCR Reserve Trigger Event”), the borrower is required to deposit into the (x) Monthly Capex Reserve ($) $19,494 (capped at $701,780) and (y) Monthly TI/LC Reserve ($) $160,825 (capped at $5,789,683). In addition, the Monthly RE Tax Reserve ($) is waived provided that (a) no event of default has occurred, (b) no Opry Mills DSCR Reserve Trigger Event exists and (c) the borrower pays all taxes prior to the date of delinquency and assessment of any late payment penalty and provides satisfactory evidence of the same.

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With respect to Loan No. 4, Westfield San Francisco Centre, in lieu of making any monthly payments to any reserve account, the borrowers may deliver (i) a letter of credit or (ii) one or more guaranties from Westfield America, Inc., one of the loan sponsors, or an affiliate of Westfield America, Inc. that has total assets (in name or under management) in excess of $800 million and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus, shareholder’s equity or net worth of at least $400 million.

With respect to Loan No. 5, 1 Kaiser Plaza, the borrower may deliver a letter of credit in the amount of the reserve cap in lieu of deposits required to be made into the Monthly TI/LC Reserve ($). In the event that monthly deposits are required, pursuant to the terms outlined above, the borrower is required to deposit an amount that is equal to the quotient of the TI/LC Reserve Cap ($) divided by the number of payment dates remaining through and including the payment date in February 2023. Additionally, the loan documents require the borrower, should the Largest Tenant at the property, Kaiser Foundation Health Plan, Inc. (“KFHP”), give notice of its intent to exercise its right to contract any portion of its premises under the KFHP lease, to promptly notify the lender and increase the succeeding 12 deposits into the Monthly TI/LC Reserve ($) by $4.09 per square foot of space being contracted, a total increase of $49.08 per square foot for the succeeding 12 month period.

With respect to Loan No. 8, Crocker Park Phase One & Two, on a monthly basis up to and including the payment date in July 2017, the borrower is required to escrow approximately $33,333 for unfunded obligations related to tenant Fitness & Sports Clubs.

With respect to Loan No. 9, 1333 Broadway, the borrower may deliver a letter of credit in the amount of the reserve cap in lieu of deposits required to be made into the Monthly TI/LC Reserve ($). In the event that monthly deposits are required, pursuant to the terms outlined above, the borrower is required to deposit an amount that is equal to the quotient of the TI/LC Reserve Cap ($) divided by the number of payment dates remaining through and including the payment date in February 2022.

With respect to Loan No. 12, National Business Park, the mortgage loan is structured such that all excess cash flow is required to be deposited into a tenant improvement and leasing commissions reserve for the SES Americom leased space (capped at $2,521,504) if SES Americom, any approved assignee of the SES Americom leased space or any replacement tenant occupying the entire SES Americom leased space: (i) fails to extend the term of its lease for at least three years on satisfactory terms to the lender on or before December 31, 2022, (ii) is in default under its lease beyond applicable notice and cure periods, (iii) gives notice to vacate or vacates the leased space or (iv) becomes a debtor in any bankruptcy or insolvency proceeding, and the debt service coverage ratio at the (as calculated in the loan documents is less than 1.30x. Additionally, the loan is structured such that all excess cash flow is required to be deposited into a tenant improvement and leasing commissions reserve for the Dr Reddy’s Inc. leased space (capped at $1,976,538) if Dr Reddy’s Inc., any approved assignee of the Dr Reddy’s, Inc. leased space or any replacement tenant occupying the entire Dr Reddy’s Inc. leased space: (i) fails to extend the term of its lease for at least three years on satisfactory terms to the lender on or before December 11, 2023, (ii) is in default under its lease beyond applicable notice and cure periods, (iii) gives notice to vacate or vacates the leased space or (iv) becomes a debtor in any bankruptcy or insolvency proceeding, and the debt service coverage ratio at the (as calculated in the loan documents is less than 1.30x.

With respect to Loan No. 13, Embassy Suites Charleston, the borrower is required to deposit into the Monthly Capex Reserve ($), on a monthly basis, an amount equal to the greater of (a) the aggregate amount of all deposits for replacements required to be deposited pursuant to any franchise or management agreement and (b) 4.0% of gross income from operations for the two calendar months prior to the date on which the borrower is required make such deposit. To the extent no event of default exists, the loan documents provide that the borrower will receive a credit against each monthly deposit on a dollar for dollar basis to the extent the borrower makes deposits into a similar reserve maintained with the franchisor if the franchise agreement requires such a reserve. If the borrower is not receiving such credit and there is no event of default, the loan documents require the lender to make monthly disbursements of an amount equal to 3.0% of gross income from operations for the two calendar months prior to such date into the Monthly Other Reserve ($) for the PIP outstanding at origination. In addition, the mortgage loan is structured with a cash flow sweep at origination, which expires upon the earlier to occur of (a) completion of the PIP, (b) the date on which the Annual Required PIP Amount has been deposited or (c) on the date on which $8,065,543 (the “PIP Amount”) has been deposited into the Monthly Other Reserve ($) (the “PIP

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Cash Sweep Period”). During the PIP Cash Sweep Period, the borrower is required to deposit (i) so long as no event of default or any bankruptcy action of the borrower has occurred and is continuing, on each monthly payment date, amounts from the excess cash flow reserve until the aggregate amount deposited in the PIP reserve equals either (a) $2,700,000 for the year (the “Annual Required PIP Amount”) or (b) the aggregate the PIP Amount, and (ii) upon (a) the occurrence of an event of default and an acceleration of the loan or (b) a transfer of the property and assumption of the loan (a “Transfer Trigger”) as permitted by the loan documents (each of (a) and (b) is a “Reserve Trigger Event”), if the aggregate amount deposited pursuant to clause (i) prior to the date of the applicable Reserve Trigger Event, together with any disbursements from the replacement reserve into the PIP reserve (which may not exceed 3.0% of the annual gross income from the operation of the property), does not equal to or exceed the PIP Amount, the difference between (x) the PIP Amount and (y) the aggregate amount deposited into the reserve from origination through the date of a Reserve Trigger Event and, with respect to the Reserve Trigger Event under clause (ii)(a), after giving credit for certain excess cash flow amounts from and after the Reserve Trigger Event. At the end of each 12-month PIP deposit period, if the amount deposited pursuant ot the monthly deposits does not equal the Annual Required PIP Amount, the borrower is required to deposit such shortfall amount. The guarantor has delivered a guaranty for (A) such shortfall amount and (B) the amounts set forth in (ii)(a) and (b) above and is required to maintain minimum liquidity in the amount equal to the Annual Required PIP Amount during the PIP Cash Sweep Period.

With respect to Loan No. 14, Vadata - Ashburn Data Center, the borrower is required to make monthly deposits of $3,589 into the Monthly Capex Reserve ($) commencing on the payment date in August 2018 subject to a cap of $129,199.

With respect to Loan No. 15, Embassy Suites Busch Gardens Hotel, the borrower is required to deposit into the Monthly Capex Reserve ($), on a monthly basis, an amount equal to the greater of (a) the aggregate amount of all deposits for replacements required to be deposited pursuant to any franchise or management agreement and (b) 4.0% of gross income from operations for the two calendar months prior to the date on which the borrower is required make such deposit. To the extent no event of default exists, the loan documents provide that the borrower will receive a credit against each monthly deposit on a dollar for dollar basis to the extent the borrower makes deposits into a similar reserve maintained with the franchisor if the franchise agreement requires such a reserve. If the borrower is not receiving such credit and there is no event of default, the loan documents require the lender to make monthly disbursements of an amount equal to 3.0% of gross income from operations for the two calendar months prior to such date into the Monthly Other Reserve ($) for the PIP outstanding at origination. In addition, the mortgage loan is structured with a cash flow sweep at origination, which expires upon the earlier to occur of (a) completion of the PIP, (b) the date on which the Annual Required PIP Amount has been deposited or (c) on the date on which $8,335,312 (the “PIP Amount”) has been deposited into the Monthly Other Reserve ($) (the “PIP Cash Sweep Period”). During the PIP Cash Sweep Period, the borrower is required to deposit (i) so long as no event of default or any bankruptcy action of the borrower has occurred and is continuing, on each monthly payment date, amounts from the excess cash flow reserve until the aggregate amount deposited in the PIP reserve equals either (a) $2,000,000 for the year (the “Annual Required PIP Amount”) or (b) the aggregate the PIP Amount, and (ii) upon (a) the occurrence of an event of default and an acceleration of the loan or (b) a transfer of the property and assumption of the loan (a “Transfer Trigger”) as permitted by the loan documents (each of (a) and (b) is a “Reserve Trigger Event”), if the aggregate amount deposited pursuant to clause (i) prior to the date of the applicable Reserve Trigger Event, together with any disbursements from the replacement reserve into the PIP reserve (which may not exceed 3.0% of the annual gross income from the operation of the property), does not equal to or exceed the PIP Amount, the difference between (x) the PIP Amount and (y) the aggregate amount deposited into the reserve from origination through the date of a Reserve Trigger Event and, with respect to the Reserve Trigger Event under clause (ii)(a), after giving credit for certain excess cash flow amounts from and after the Reserve Trigger Event. At the end of each 12-month PIP deposit period, if the amount deposited pursuant to the monthly deposits does not equal the Annual Required PIP Amount, the borrower is required to deposit such shortfall amount.. The guarantor has delivered a guaranty for (A) such shortfall amount and (B) the amounts set forth in (ii)(a) and (b) above and is required to maintain minimum liquidity in the amount equal to the Annual Required PIP Amount during the PIP Cash Sweep Period.

With respect to Loan Nos. 17, 23, 26 and 39, Homewood Suites Nashville Downtown, Embassy Suites Palmdale, Hilton Garden Inn Ridgefield Park and Hampton Inn Suites Orlando South Lake Buena Vista, in each case, the borrower is required to deposit into the Monthly Capex Reserve ($) an amount equal to

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4.0% of the gross income from the operation of the mortgaged property two months prior to such payment date, provided that in no event such monthly deposit may be less than (i) with respect to Homewood Suites Nashville Downtown $18,835, (ii) with respect to Embassy Suites Palmdale $25,000, (iii) with respect to Hilton Garden Inn Ridgefield Park, $23,335 and (iv) with respect to Hampton Inn Suites Orlando South Lake Buena Vista, $20,835.

With respect to Loan No. 20, Centrica, the borrower is required to deposit $1,463 into the Monthly Capex Reserve ($) commencing on September 1, 2021.

With respect to Loan No. 22, Hillside Industrial, on a monthly basis up to and including the payment date in June 2018, the borrower is required to escrow approximately $50,000 for outstanding tenant improvements related to tenant All Jays Enterprises.

With respect to Loan No. 24, Vadata - Manassas Data Center, the borrower is required to make monthly deposits of $2,476 into the Monthly Capex Reserve ($) commencing on the payment date in August 2018, subject to a cap of $89,148.

With respect to Loan No. 26, Hilton Garden Inn Ridgefield Park, in the event the mortgagee under the leasehold mortgage incurred by the lessee under the prime ground lease purchases the fee interest in the mortgaged property, the borrower is required to deposit all proceeds from such sale into the Monthly Other Reserve ($), which funds are required to be held as additional collateral for the mortgage loan. In addition, the borrower is required to deposit (i) the ground rent payment and (ii) an amount sufficient to pay for three months of base rent and additional rent required by the ground sublease into the Monthly Other Reserve ($). Please see “Description of the Mortgage Pool—Fee & Leasehold Estates—Ground Leases” and “—Tenant Issues—Purchase Rights and Rights of First Refusal” in the Preliminary Prospectus for additional information regarding the purchase option.

With respect to Loan No. 27, 415 West 13th Street, in the event that debt yield (as calculated in the loan documents) is less than 9.0% on the first day of any calendar quarter, the borrower is required to deposit $1,977 into both the Monthly Capex Reserve ($) and the Monthly TI/LC Reserve ($). The loan documents permit the borrower to deliver a letter of credit for all or any portion of the deposits into the Monthly TI/LC Reserve ($). The aggregate amount of any such letter of credit and/or cash on deposit is required to at all times be at least equal to the aggregate amount which the borrower is required to have on deposit at such time in the applicable reserve account.

With respect to Loan No. 32, Vadata - Haymarket Data Center, the borrower is required to make monthly deposits of $1,967 into the Monthly Capex Reserve ($) commencing on the payment date in August 2018, subject to a cap of $70,800.

With respect to Loan No. 33, Doubletree Fayetteville, the borrower is required to deposit into the Monthly Capex Reserve ($) an amount equal to the sum of (i) 5.0% of gross income from operations for the calendar month two months prior to such payment date (or such higher amount recommended or required by the franchise agreement or a replacement franchise agreement), plus (ii) 1.0% of gross income from operations for the calendar month two months prior to such payment date during any Quality Assurance Trigger Period (as defined below), plus (iii) 1.0% of gross income from operations for the calendar month two months prior to such payment date during any period when the borrower fails to spend (in the aggregate for the preceding 36 month period) at least $1,500 per room on FF&E, as determined by the lender as of June 1, 2021 and each anniversary of such date, plus (iv) any deposits required for any PIP. A “Quality Assurance Trigger Period” means any (i) failure to achieve a score of 75.0 or greater from the franchisor for each quality assurance evaluation, or (ii) failure to pass (based on any revised scale being used by the franchisor at such time, including, without limitation any red/yellow/green or other color-coded scale, any numerical scale or any pass/fail scale) any other brand standard audits and/or quality assurance and hotel audits with respect to the categories classified as cleanliness or condition within (x) any 12-month period or (y) two consecutive audits if only one such audit is conducted in any 12-month period.

With respect to Loan No. 36, Arkansas Hotel Portfolio, with respect to the Monthly Capex Reserve ($), (i) on each monthly payment date until and including August 6, 2017, the monthly deposit will be 1/12 of 3% of gross rents for both mortgaged properties; (ii) on September 6, 2017 and on each monthly payment

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date thereafter: (a) so long as the lender has not received evidence of completion of the property improvement plans for both mortgaged properties, the monthly deposit will be 1/12 of 7.2% of gross rents for both mortgaged properties; provided, however, the portion of the increased Monthly Capex Reserve ($) deposit in excess of 1/12 of 4% of gross rents for both properties, will only be deposited so long as sufficient excess cash after the payment of debt service, required reserves and operating expenses is available therefor; or (b) so long as the lender has received evidence of completion of the property improvement plans for both mortgaged properties, the monthly deposit will be 1/12 of 4% of gross rents for both mortgaged properties. Furthermore, (i) on the monthly payment dates occurring in September, October and November of 2016, monthly seasonality reserve payments in the amount of $20,000, $20,000 and $10,000, respectively, will be collected and (ii) on each monthly payment date occurring in June, July, August, September and October of 2017 and every year after during the term of the loan, monthly seasonality reserve payments in the amount of $10,000 will be collected, subject to a cap of $50,000.

With respect to Loan No. 45, Seven Bridges, the loan is structured with an Upfront TI/LC Reserve ($) of $225,000 and ongoing Monthly TI/LC Reserve ($) of approximately $4,093 ($1.00 per square foot annually), subject to a TI/LC Reserve Cap ($) of $225,000. After the TI/LC Reserve Cap ($) has been reached, no further payments will be required until the balance falls below $125,000.

With respect to Loan No. 46, Comfort Suites Raleigh-Durham Airport, the Monthly Capex Reserve ($) is 1/12 of 2% of gross revenue for the first 12 months of the loan, increasing to 1/12 of 4% of gross revenue thereafter. Additionally, monthly seasonality reserve payments in the amount of $10,000 will be collected in the months of September, October and November of each year of the loan term, subject to a cap of $30,000.

With respect to Loan No. 47, Best Western Ellensburg, a sum of $36,300 was deposited in the seasonality reserve at origination. In addition, monthly seasonality reserve payments in the amount of $12,100 will be collected in the months of May, June, July, August, September and October of each year during the loan term subject to a cap of $72,600.

With respect to Loan No. 49, Summerfield Shoppes, the loan is structured with an Upfront TI/LC Reserve ($) of $50,000 and ongoing Monthly TI/LC Reserve ($) of $3,333 ($1.00 per square foot annually), subject to a TI/LC Reserve Cap ($) of $250,000. After the TI/LC Reserve Cap ($) has been reached, no further payments will be required until the balance falls below $150,000.

With respect to Loan No. 50, Holiday Inn Express Canton, Monthly Capex Reserve ($) is 1/12 of 2% of gross revenue for the first 12 months of the loan, increasing to 1/12 of 4% of gross revenue thereafter.

With respect to Loan No. 50, Holiday Inn Express Canton, there is a cash sweep period in effect as of the origination date of the mortgage loan in connection with the scheduled property improvement plan. All excess cash flow after payment of monthly debt service, required reserves and operating expenses is required to be deposited into the excess cash flow account. The cash sweep period will expire upon the completion of the scheduled property improvement plan so long as a cash sweep period does not exist for any other reason.

(18)

Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 5, 1 Kaiser Plaza, the Monthly TI/LC Reserve ($) is subject to a cap of $18,000,000 (approximately $49.08 per square of foot of KFHP’s leased area). The loan documents require that the TI/LC Reserve Cap ($) be reduced to $0 when either (i) KFHP has either renewed or extended its lease and any and all rights to contract or terminate the lease with respect to any portion of the premises have been extinguished or (ii) the space occupied by such tenant(s) has been re-let to one or more replacement tenants (which may include KFHP), provided that, in either case, all tenant improvement and leasing commission obligations have been satisfied and either (x) such tenant(s) or replacement tenant(s) is paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant(s) has a long term unsecured credit rating of Baa3 or higher

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from Moody’s or BBB- or higher from S&P and has no right to terminate its lease prior to the expiration of the free rent period under the lease.

With respect to Loan No. 9, 1333 Broadway, the Monthly TI/LC Reserve ($) is subject to a cap of $2,500,000 (approximately $10.41 per square foot). The loan documents require that the TI/LC Reserve Cap ($) be reduced to $0 when either (i) such tenant has either renewed or extended its lease or (ii) the space occupied by such tenant has been re-let to one or more replacement tenants (which may include URS Corporation), provided that, in either case, all tenant improvements and leasing commissions obligations have been satisfied and either (x) such tenant or replacement tenant is paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant(s) has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and has no right to terminate its lease prior to the expiration of the free rent period under the lease.

With respect to Loan Nos. 13 and 15, Embassy Suites Charleston and Embassy Suites Busch Gardens Hotel, in each case, Monthly Other Reserve ($) is subject to (i) an annual cap of (A) with respect to Embassy Suites Charleston, $2,700,000 per year and (B) with respect to Embassy Suites Busch Gardens Hotel, $2,000,000 per year (each, the “Annual Required PIP Amount”), and (ii) an aggregate cap of (A) with respect to Embassy Suites Charleston, $8,065,543, and (B) with respect to Embassy Suites Busch Gardens Hotel, $8,335,312, in connection with PIP (each, the “PIP Amount”). In the event that any updated PIP budget indicates that the amounts to complete the PIP exceeds the then required PIP Amount, the PIP Amount and the Annual Required PIP Amount are required to be increased by the amount reasonably determined by the lender to complete the PIP as set forth in such updated PIP budget.

With respect to Loan No. 21, Cicero Marketplace, in the event that Price Chopper exercises its renewal option extending its lease to at least May 31, 2028, and provided that no trigger event (as defined in the loan documents) then exists, the borrower is entitled to the funds in the TI/LC reserve in excess of $200,000 and the TI/LC Reserve Cap ($) will be reduced to $200,000.

With respect to Loan No. 31, Decatur Crossing II, in the event that Amarr Company, ABM Building Services and Micros Systems (Oracle America) have each exercised an extension or renewal option extending its respective lease to at least October 31, 2026, May 31, 2027 and February 28, 2025, respectively, then provided that no trigger event (as defined in the loan documents) then exists, (a) $150,000 shall be disbursed to the borrower from the TI/LC reserve and (b) the TI/LC Reserve Cap ($) will be reduced to $300,000. Additionally, in the event that each of Amarr Company, ABM Building Services and Micros Systems (Oracle America) has exercised an extension or renewal option extending its lease expiration to at least August 6, 2028, provided that no trigger event (as defined in the loan documents) then exists, the TI/LC Reserve Cap ($) will be reduced to $250,000.

With respect to Loan No. 37, Sunshine Heights Shopping Center & Attic Self Storage, after January 1, 2020 and provided that no tenant trigger remains outstanding, the aggregate amount in the Monthly TI/LC Reserve ($), excluding any termination fee or other consideration payable to the borrower in connection with any tenant’s election to exercise any early termination option or any similar amendment or reduction of rent, will be subject to a cap of $600,000.

(19)	With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property.

(20)

In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

With respect to Loan No. 5, 1 Kaiser Plaza, the Largest Tenant, Kaiser Foundation Health Plan, Inc. (“KFHP”), encompasses two leases. KFHP leases 283,081 square feet expiring in February 2025, in addition to 83,696 square feet expiring in February 2027. KFHP also leases an additional 6,339 square feet of storage space. In addition, the 2nd Largest Tenant, Aiken & Welch, Inc., leases 9,838 expiring in April 2021, in addition to 1,797 square feet expiring in April 2017. Aiken & Welch, Inc. also leases an additional 2,014 square feet of storage space. The 3rd Largest Tenant, Sitzmann Morris & Lavis, Inc., also leases an additional 270 square feet in storage space.

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With respect to Loan No. 6, Salesforce Tower, the 2nd Largest Tenant, JPMorgan Chase Bank, National Association, consists of 85,783 square feet expiring in June 2020 and 116,522 square feet expiring in June 2025.

With respect to Loan No. 9, 1333 Broadway, the 3rd Largest Tenant, Teecom Design Group, Inc., does not include 390 square feet of storage space.

With respect to Loan No. 12.02, National Business Park – 2 Research Way, the 4th Largest Tenant, CitiusTech Inc, leases 3,028 square feet of space which expires on October 31, 2018 and another 2,465 square feet of space which expires on February 25, 2021.

With respect to Loan No. 12.04, National Business Park – 105 College Road East, the Largest Tenant, Drinker, Biddle, leases 36,430 square feet of space which expires on March 31, 2021 and 2,965 square feet of space that is leased on a month-to-month basis.

(21)

The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 3, Opry Mills, the 2nd Largest Tenant, Regal Cinema, has the right to terminate its lease if the occupancy rate in the shopping center (excluding the leased premises) falls below 50% of the leasable area and such occupancy rate continues for 12 months.

With respect to Loan No. 4, Westfield San Francisco Centre, the Largest Tenant, San Francisco State University, is subleasing approximately 18,354 square feet to San Francisco Examiner and approximately 18,712 square feet to Westfield Labs (which is an affiliate of the borrower). The sub-leased premises will be subject to the San Francisco State University lease that expires December 31, 2021. In addition, the 2nd Largest Tenant, Crunchyroll, Inc., is subleasing approximately 30,000 square feet to GoPro, Inc. The sublease expires in June 2017. During the sublease period, Crunchyroll, Inc. is required to pay the borrowers, as additional rent, 50% of all rent, additional rent or other consideration paid by GoPro, Inc. to Crunchyroll, Inc. in excess of the rent and additional rent already payable for such space under the prime lease. No additional income in connection with such subleases has been underwritten.

With respect to Loan No. 4, Westfield San Francisco Centre, the 4th Largest Tenant, Bespoke, is an affiliate of the borrowers.

With respect to Loan No. 5, 1 Kaiser Plaza, the Largest Tenant, KFHP, has the right to contract its leased space as follows: (i) by up to 140,000 square feet at any time (including up to 100,000 square feet of space located on the 24th floor through the 27th floor (the “High Rise Space”)) with 12 months’ notice and the payment of a contraction fee, except that the tenant may not exercise this option with respect to the High Rise Space prior to March 1, 2018; (ii) with respect to all or any portion of its space located on the ground floor through the 23rd floor at any time on or after February 28, 2023, with 15 months’ notice and the payment of a contraction fee; and (iii) with respect to all or any portion of the High Rise Space at any time after February 28, 2025, with 15 months’ notice and the payment of a contraction fee.

With respect to Loan No. 6, Salesforce Tower, the Largest Tenant, Salesforce, if the borrower fails to deliver possession to Salesforce of any portion of the 21st or 23rd floors by February 1, 2017, then the tenant has the right to terminate its lease solely with respect to such portions of the 21st and/or the 23rd floor, with written notice at any time prior to the date that such portion is actually delivered to the tenant. If the borrower fails to deliver possession of any portion of the 22nd floor by March 1, 2017, then the tenant has the right to terminate its lease solely with respect to such portion of the 22nd floor, with written notice at any time prior to the date that such portion is actually delivered to the tenant.

With respect to Loan No. 6, Salesforce Tower, the 2nd Largest Tenant, JPMorgan Chase Bank, National Association, is subleasing approximately 19,214 square feet to KPMG, 15,231 square feet to Thomas Caterers of Distinction, Inc., 13,335 square feet to Central Indiana Corporate Partnership, Inc., 12,175 square feet to the Greater Indianapolis Chamber of Commerce, Inc. and 6,614 to Indianapolis Downtown, Inc.

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With respect to Loan No. 6, Salesforce Tower, the 3rd Largest Tenant, Bose McKinney & Evans, LLP, is subleasing approximately 12,527 square feet to Caldwell Vanriper, LLC.

With respect to Loan No. 6, Salesforce Tower, the 4th Largest Tenant, Ernst & Young U.S. LLP, has the right to terminate its lease as of September 30, 2020 with 12 months’ notice and the payment of a termination fee.

With respect to Loan No. 8, Crocker Park Phase One & Two, the Largest Tenant, Dick’s Sporting Goods, has the right to pay alternate rent equal to 3% of its gross sales if less than 75% of the net rentable area at Phase One (excluding Dick’s Sporting Goods leased space and any outparcels) is open and operating. Additionally, Dick’s Sporting Goods has the right to terminate its lease if the previously stated co-tenancy provision is not cured in 12 months. The 3rd Largest Tenant, Barnes & Noble, has the right to pay reduced rent if (i) less than 60% of the net rentable area at the Phase One (excluding Barnes & Noble leased space) is open and operating for 12 months or more and (ii) Barnes & Noble’s gross sales have decreased by more than 10% as compared to the trailing-12 month period prior to the trailing-12 month calculation period. Additionally, Barnes & Noble has the right to terminate its lease if the previously stated co-tenancy provision is not cured after the trailing-12 month calculation period. The 5th Largest Tenant, H&M, has the right to pay alternate rent equal to 6% of gross sales if (i)(a) eight of American Eagle, Z Gallery, Hollister, Banana Republic, Limited Too, Ann Taylor, Talbot’s, Express, Victoria Secret and Abercrombie & Fitch, (b) Dick’s Sporting Goods and Barnes & Noble or (c) replacement tenants listed in clauses (a) and (b) consisting of tenants commonly found in first class lifestyle, power or enclosed mall shopping centers or as otherwise reasonably approved by H&M, plus (ii) 80% of the net rentable area in Phase I and Dick’s Sporting Goods and Barnes & Noble are in occupancy and open for business.

With respect to Loan No. 9, 1333 Broadway, the Largest Tenant, URS Corporation, has the right to terminate its lease on or after March 1, 2020, with 12 months’ notice and payment of a termination fee. The tenant also has the right to contract its space by 6,001 square feet (approximately 8.2% of its leased space) at any time on or after March 1, 2018, with nine months’ notice and the payment of a contraction fee. The 2nd Largest Tenant, the U.S. Department of Agriculture, has the right to terminate its lease any time after November 30, 2019, with 90 days’ notice. The 4th Largest Tenant, the State of California Public Utilities Commission, has the right to terminate its lease at any time with 60 days’ notice.

With respect to Loan No. 10, Laguna Design Center, the Largest Tenant, Baker, Knapp and Tubbs, has the right to terminate its lease as of January 31, 2019, with 180 days’ notice. The 3rd Largest Tenant, Thomas Lavin, has the right to terminate its lease on September 30, 2017 or September 30, 2019, in each case with 90 days’ notice and the payment of a termination fee, except that no fee is payable in the event of an early termination on September 30, 2019. The 4th Largest Tenant, Harsey & Harsey, has the right to terminate its lease at any time with 90 days’ notice.

With respect to Loan No. 12.01, National Business Park – 4 Research Way, the Largest Tenant, SES Americom, has the right to reduce its leased space by up to 15% with 12 months’ notice at any time between January 2019 and January 2021. Additionally, the 2nd Largest Tenant, Technicolor USA, has the right to terminate its lease on January 31, 2022 with 12 months’ notice.

With respect to Loan No. 12.04, National Business Park – 105 College Road East, the Largest Tenant, Drinker, Biddle has the right to terminate its lease on March 31, 2018 or March 31, 2019 with 12 months’ notice and payment of unamortized costs.

With respect to Loan No. 14, Vadata - Ashburn Data Center, the Largest Tenant and sole tenant, Vadata, Inc. (“Vadata”), occupies data centers located in three buildings, identified as DC-8, DC-9 and DC-10, in each case pursuant to a separate lease. If the landlord terminates Vadata’s lease at the DC-8 building pursuant to casualty and condemnation provisions and Vadata therefore decides it cannot continue its operations at the DC-9 building, then Vadata may terminate the lease at the DC-9 building by giving written notice to the landlord within 30 days after the termination of the DC-8 lease. Likewise, if the lease at the DC-9 building is terminated due to casualty and condemnation provisions and Vadata decides it cannot continue operations at the DC-8 building, then Vadata may terminate its lease at the DC-8 building by giving written notice to the landlord within 30 days after the termination of the DC-9 lease; however, with respect to the DC-10 building, the landlord must terminate the leases at both the DC-8 and the DC-9

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buildings in order for Vadata to be able to terminate its lease at the DC-10 building by giving written notice to the landlord within 30 days after the termination of the DC-8 and DC-9 leases.

With respect to Loan No. 16, 100 East Wisconsin Avenue, the 3rd Largest Tenant, Wells Fargo Bank, N.A., has the right to terminate its lease as of October 31, 2021, with 12 months’ notice and the payment of a termination fee. The tenant also has the option to contract a portion of its space on either the 12th or 14th floors (not to exceed 50% of the rentable area for such floor) as of October 31, 2021, with 12 months’ notice and the payment of a contraction fee. The 4th Largest Tenant, Johnson Bank, has the right to terminate its lease as of April 30, 2018, with 360 days’ notice and the payment of a termination fee.

With respect to Loan No. 20, Centrica, the Largest Tenant, Santander Consumer USA, Inc., has the right to terminate its lease on September 30, 2024, with 12 months’ notice and payment of a termination fee.

With respect to Loan No. 21, Cicero Marketplace, the 3rd Largest Tenant, Dollar Tree, has the right to pay reduced rent if Price Chopper closes. Additionally, Dollar Tree has the right to terminate its lease if the Price Chopper space remains closed for six months. The 5th Largest Tenant, Men’s Wearhouse, has the right to terminate its lease if more than 50% of the net rentable area is vacant for six months or longer.

With respect to Loan No. 42.03, Fort Wayne Office Portfolio – Executive Center II, the Largest Tenant, Aetna Life Insurance Company, has the right to terminate its lease as of May 31, 2019 provided the tenant gives landlord written notice not later than November 30, 2018 and pays a termination fee in the amount of $379,264.68. In addition, the tenant will have the option to surrender any portion of the premises as of May 31, 2019 provided the tenant gives landlord written notice not later than November 30, 2018 and pay a surrender fee equal to the product of the square footage of the space being surrendered and $6.98.

With respect to Loan No. 44, Douglasville Crossroads, the 3rd Largest Tenant, Shoe Show, Inc., has an option to terminate at the end of its third lease year ending November 30, 2018 and for any lease year thereafter if its gross sales are less than $825,000. The tenant is required to provide 30 days’ notice within 60 days following the end of such lease year.

With respect to Loan No. 45, Seven Bridges, the 4th Largest Tenant, ATI Physical Therapy, has a one-time option to terminate the lease effective on September 30, 2018 with 270 days’ notice. If exercised, the tenant will pay a termination fee of $57,106.64.

(22)

In certain cases, the Principal / Carveout Guarantor name was shortened for spacing purposes.

With respect to Loan Nos. 2 and 27, 693 Fifth Avenue and 415 West 13th Street, there is no separate Carveout Guarantor, and the related borrower is the sole party responsible for any breaches or violations of the nonrecourse carve-out provisions in the mortgage loan documents or the environmental indemnity.

With respect to Loan No. 3, Opry Mills, the obligations and liabilities of the Principal / Carveout Guarantor under the nonrecourse carve-out provisions in the loan documents are capped at $75,000,000.

With respect to Loan No. 4, Westfield San Francisco Centre, the obligations and liabilities of the Principal / Carveout Guarantors under the full recourse carve-out provisions in the loan documents are capped at 10% of the outstanding principal balance of the Westfield San Francisco Centre Whole Loan.

With respect to Loan No. 10, Laguna Design Center, after consummation of the reverse 1031 exchange Donald Engle will own one of the borrowing entities. Donald Engle is obligated under his guaranty for certain breaches or violations of the nonrecourse carve-out provisions attributed to that borrower. William L. Hutchinson is liable for any breach or violation of the nonrecourse carve-outs in the loan documents or the environmental indemnity.

(23)	With respect to Loan No. 1, 9 West 57th Street, the borrowers have pledged both the fee interest in the mortgaged property and the leasehold estate. The borrowers are permitted to terminate the ground lease upon certain terms and conditions in the loan documents which include, without limitation, delivery of a

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new title policy or an endorsement to the existing title policy, confirmation that all space leases will remain in full force and effect and satisfaction of any REMIC requirements.

With respect to Loan No. 4, Westfield San Francisco Centre, the loan is secured in part by the one of the borrower’s leasehold interests in the portion of the mortgaged property known as San Francisco Centre, constituting approximately 23.4% of the total net rentable area, and by the other borrower’s fee simple interest in the portion of the mortgaged property known as the Emporium, constituting approximately 76.6% of the total net rentable area.

With respect to Loan No. 8, Crocker Park Phase One & Two, the borrower is the lessee pursuant to a space lease (the “Underlying Lease”) whereby it leases approximately 38,360 square feet of space (the “Leasehold Space”) on a neighboring retail property which is owned by an affiliate of the sponsor. The Underlying Lease expires in April 2020, with seven five-year extension options, and the Crocker Park Phase One & Two Whole Loan documents require the borrower (and permit the lender) to exercise the options so long as Regal Cinemas Crocker Park 16 (“Regal”) renews its lease at Crocker Park Phase One & Two. The borrower entered into the Underlying Lease in order to accommodate a request by Regal to occupy premises which include space on both the Crocker Park Phase One & Two development (said property, “Crocker Park”) as well as the neighboring Leasehold Space. Consequently, the borrower is party to a direct lease with Regal (the “Crocker-Regal Lease”) whereby it has leased to Regal space in Crocker Park (the “Crocker Portion”) and subleased to Regal the Leasehold Space. The Crocker Portion and the Leasehold Space are in different buildings and are connected by a bridge that goes over a roadway. The borrower has mortgaged its interest in the Leasehold Space to the lender pursuant to the Crocker Park Phase One & Two Whole Loan documents. The Underlying Lease includes (without limitation): (i) notice and cure rights running to the lender, (ii) that any mortgage on the fee interest will be subordinate to the Underlying Lease (and as such, no foreclosure can automatically terminate the Underlying Lease), (iii) the agreement of the landlord pursuant to the Underlying Lease to maintain insurance on the improvements where the Leasehold Space is located that meets standards largely consistent with the Crocker Park Phase One & Two Whole Loan documents and, in the event of a casualty, provided that the Underlying Lease is not terminated in accordance with its terms, proceeds attributable to the Leasehold Space will be held and disbursed by a trustee meeting designated ratings requirements and (iv) the borrower will have the right to terminate the Underlying Lease if the Crocker-Regal Lease is terminated (unless the termination is caused by a default under the Crocker-Regal Lease by the borrower) and the lender will have the right to determine whether to require that the borrower terminate or maintain the Underlying Lease. The Crocker Park Phase One & Two Whole Loan documents provide that if at any time the lender has not received required evidence that all taxes are paid relating to the Leasehold Space or the aforementioned insurance policies relating to the Leasehold Space are maintained, the lender may institute escrows for the same.

With respect to Loan No. 15, Embassy Suites Busch Gardens Hotel, the loan is secured by the subleasehold interest in the mortgaged property, which is subject to a prime ground lease between the Board of Trustees for the Internal Improvement Fund and the University of South Florida Research Foundation Incorporated. The ground sublease expires simultaneously with the prime ground lease (November 7, 2081). Rent under the sublease is $65,000, which was prepaid in full on November 30, 1995.

With respect to Loan No. 26, Hilton Garden Inn Ridgefield Park, the borrower has pledged both the fee interest in the mortgaged property and its subleasehold estate, which is subject to a prime ground lease. In the event of an acquisition by the prime leasehold mortgagee of the fee interest of the borrower in the mortgaged property pursuant to the purchase option under the prime ground lease which grants the prime leasehold mortgagee the right to gain possession of the prime ground lease estate and purchase the fee estate held by the borrower, the loan documents require the lender to release the fee interest held by the borrower upon certain terms and conditions, including, without limitation: (i) no event of default is continuing; (ii) the transfer is not to an affiliate of the borrower; (iii) the borrower delivers an endorsement to the title policy and evidence that the remaining property is not subject to any lien for taxes due or not yet due that are attributable to the fee estate; (iv) delivery of a REMIC opinion; (v) the borrower deposits the proceeds from the sale into a reserve with the lender to be held as additional collateral for the loan; (vi) delivery of evidence that the fee transferee has assumed all obligations and covenants of the borrower under the subordination, non-disturbance and attornment agreement for the loan secured by the prime ground lease; and (vii) delivery of a rating agency confirmation. If the resulting LTV exceeds 125%,

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the borrower must pay down the loan by the amount specified in the loan documents or deliver a REMIC opinion.

With respect to Loan No. 27, 415 West 13th Street, the mortgaged property is subject to a fractured condominium regime that has four units (three “South Units” and one “North Unit”). The borrower owns one of the three South Units and does not control the board. The borrower owns two votes of the condominium board assigned to its unit, Unit 1S, and the other South Units, Unit 2S and Unit 3S have two votes and six votes, respectively, while the owner of the sole North Unit, Unit N1, owns one vote. For board decisions affecting both the South and the North Units, not fewer than eight votes of the north and south board members are required, while for board decisions affecting only the South Units, not fewer than seven votes of the south board members are required. The condominium board is responsible for, among other things, the common elements, budgets, obtaining and maintaining insurance, and managing any sale in connection with the foreclosure of the lien for unpaid common charges. Prior written consent of the mortgagee is required for any amendment that would adversely affect the priority or validity of the lien of the mortgage.

(24)

The classification of the lockbox types is described in the Preliminary Prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

With respect to Loan No. 50, Holiday Inn Express Canton, the mortgage loan is structured with a CMA lockbox. However, there was a cash sweep period in effect as of the origination date of the mortgage loan in connection with the scheduled property improvement plan. The borrower was required to deliver written instructions to credit card companies to deposit all revenues into a lockbox account controlled by the lender. In addition, the borrower and property manager are required to deposit all revenue received into the lockbox account. All funds in the lockbox account are swept on each business day to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the loan documents. All excess cash flow after payment of monthly debt service, required reserves and operating expenses is required to be deposited into an excess cash flow account. The cash sweep period will expire upon the completion of the scheduled property improvement plan so long as a cash sweep period does not exist for any other reason.

(25)	With respect to Loan No. 16, 100 East Wisconsin Avenue, the 100 East Wisconsin Avenue Whole Loan will be serviced under the JPMCC 2016-JP3 Pooling and Servicing Agreement until such time that the controlling pari passu companion loan is securitized, at which point the 100 East Wisconsin Whole Loan will be serviced under the related pooling and servicing agreement. The initial controlling noteholder is JPMCB, or an affiliate, as holder of the related controlling pari passu companion loan.

(26)

Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness,” “—Future Mezzanine Debt” and “—Preferred Equity” and “Certain Legal Aspects of the Mortgage Loans” in the Preliminary Prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 10, Laguna Design Center, an affiliate of one of the sponsors, DE St. Croix, LLC, has provided an unsecured loan in the amount of $2,140,261 to one of the tenant-in-common borrowers as part of a reverse 1031 exchange. The unsecured note is required to be extinguished no later than January 24, 2017 regardless of whether the note is repaid, and the loan documents require that the equity interests of the related borrower be transferred to the unsecured lender at such time. The unsecured lender has signed a subordination and standstill agreement, which subordinates the unsecured loan to the mortgage loan. See “Description of the Mortgage Pool – Additional Debt – Other Unsecured Indebtedness” in the Preliminary Prospectus for additional details regarding the unsecured loan.

With respect to Loan No. 27, 415 West 13th Street, RREEF Spezial Invest GmbH (“RREEF”), an affiliate of the borrower and sponsor, made an unsecured loan in the original principal amount of $7,000,000 to the borrower. The parties have entered into a subordination and standstill agreement which subordinates the unsecured debt to the mortgage loan and prohibits RREEF from enforcing its remedies so long as the senior loan is outstanding. See “Description of the Mortgage Pool – Additional Debt – Other Unsecured Indebtedness” in the Preliminary Prospectus for details regarding the unsecured loan.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX A-2

Trust Cut-off Date Balances

						Weighted Averages
Trust Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
$2,375,000	-	$9,999,999	17	$104,051,483	8.5%	4.87725%	113	1.71x	11.5%	66.8%	55.2%
$10,000,000	-	$19,999,999	13	196,934,325	16.2	4.48512%	98	2.10x	11.2%	59.7%	53.9%
$20,000,000	-	$24,999,999	6	132,151,389	10.9	4.69575%	98	1.53x	10.4%	68.0%	57.2%
$25,000,000	-	$49,999,999	10	344,357,500	28.3	4.40131%	119	1.92x	10.8%	62.2%	56.1%
$50,000,000	-	$100,000,000	6	440,000,000	36.1	3.73783%	119	2.56x	10.4%	43.9%	42.0%
Total / Wtd. Avg:			52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

Mortgage Rates

						Weighted Averages
Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
2.85950%	-	3.99999%	8	$343,000,000	28.2%	3.42633%	119	2.91x	10.9%	39.1%	35.7%
4.00000%	-	4.49999%	11	380,768,472	31.3	4.19294%	119	2.10x	10.8%	57.6%	54.4%
4.50000%	-	4.99999%	22	370,860,271	30.5	4.72330%	100	1.58x	10.3%	67.5%	59.4%
5.00000%	-	5.48000%	11	122,865,953	10.1	5.27504%	117	1.62x	11.3%	65.6%	54.7%
Total / Wtd. Avg:			52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

A-2-1

ANNEX A-2

Original Term to Maturity in Months

				Weighted Averages
Original Term to Maturity in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
60	6	$107,350,000	8.8%	4.78525%	60	1.68x	11.4%	68.7%	62.4%
84	1	18,816,164	1.5	4.75000%	76	1.77x	11.8%	66.1%	58.8%
120	45	1,091,328,533	89.6	4.18619%	119	2.17x	10.7%	54.8%	49.4%
Total / Wtd. Avg:	52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

Remaining Term to Maturity in Months

						Weighted Averages
Remaining Term to Maturity in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
60	-	60	6	$107,350,000	8.8%	4.78525%	60	1.68x	11.4%	68.7%	62.4%
76	-	76	1	18,816,164	1.5	4.75000%	76	1.77x	11.8%	66.1%	58.8%
111	-	120	45	1,091,328,533	89.6	4.18619%	119	2.17x	10.7%	54.8%	49.4%
Total / Wtd. Avg:			52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

Original Amortization Term in Months

				Weighted Averages
Original Amortization Term in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
Interest Only	13	$544,537,500	44.7%	3.77600%	119	2.84x	11.3%	44.7%	44.7%
300	10	194,866,316	16.0	4.42155%	100	1.43x	9.7%	58.3%	47.1%
360	29	478,090,881	39.3	4.71415%	112	1.58x	10.5%	68.4%	58.9%
Total / Wtd. Avg:	52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

Remaining Amortization Term in Months

						Weighted Averages
Remaining Amortization Term in Months			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
Interest Only			13	$544,537,500	44.7%	3.77600%	119	2.84x	11.3%	44.7%	44.7%
297	-	300	10	194,866,316	16.0	4.42155%	100	1.43x	9.7%	58.3%	47.1%
352	-	360	29	478,090,881	39.3	4.71415%	112	1.58x	10.5%	68.4%	58.9%
Total / Wtd. Avg:			52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

A-2-2

ANNEX A-2

Amortization Types

				Weighted Averages
Amortization Types	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
Interest Only	13	$544,537,500	44.7%	3.77600%	119	2.84x	11.3%	44.7%	44.7%
Balloon	25	362,422,197	29.8	4.79131%	105	1.63x	11.1%	67.0%	55.2%
IO-Balloon	14	310,535,000	25.5	4.44050%	112	1.44x	9.3%	63.7%	55.8%
Total / Wtd. Avg:	52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

Partial Interest Only Periods

						Weighted Averages
Partial Interest Only Periods			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
12	-	24	6	$145,305,000	11.9%	4.38419%	103	1.21x	8.1%	57.7%	49.2%
25	-	36	5	77,080,000	6.3	4.28568%	120	1.95x	11.7%	70.5%	61.4%
37	-	60	3	88,150,000	7.2	4.66869%	118	1.36x	9.2%	67.6%	61.9%
Total / Wtd. Avg:			14	$310,535,000	25.5%	4.44050%	112	1.44x	9.3%	63.7%	55.8%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)

						Weighted Averages
Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
1.00x	-	1.24x	2	$90,000,000	7.4%	4.08867%	117	1.02x	6.6%	49.8%	40.0%
1.25x	-	1.74x	22	364,738,951	30.0	4.74173%	107	1.45x	9.9%	69.0%	59.2%
1.75x	-	2.24x	20	384,755,746	31.6	4.47983%	112	1.96x	11.3%	60.2%	54.3%
2.25x	-	2.74x	3	158,000,000	13.0	4.15743%	119	2.42x	11.2%	52.5%	52.5%
2.75x	-	4.02x	5	220,000,000	18.1	3.15268%	119	3.75x	12.5%	33.3%	33.3%
Total / Wtd. Avg:			52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

A-2-3

ANNEX A-2

Cut-off Date LTV Ratios(1)(3)(4)

						Weighted Averages
Cut-off Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
29.8%	-	49.9%	10	$423,786,104	34.8%	3.58857%	119	2.77x	10.8%	39.1%	37.1%
50.0%	-	59.9%	5	172,634,221	14.2	4.30721%	111	2.32x	11.6%	55.4%	54.1%
60.0%	-	64.9%	9	156,101,841	12.8	4.79369%	118	1.67x	10.2%	63.2%	56.6%
65.0%	-	69.9%	14	266,210,982	21.9	4.76531%	106	1.63x	10.8%	67.7%	58.1%
70.0%	-	75.0%	14	198,761,547	16.3	4.47942%	108	1.57x	10.2%	72.4%	62.1%
Total / Wtd. Avg:			52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

LTV Ratio at Maturity(1)(3)(4)

						Weighted Averages
Maturity Date LTV Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
29.8%	-	44.9%	10	$367,780,326	30.2%	3.51774%	119	2.86x	10.9%	38.2%	35.7%
45.0%	-	49.9%	4	78,122,019	6.4	4.36447%	118	2.06x	11.2%	49.9%	46.3%
50.0%	-	54.9%	10	242,994,084	20.0	4.49686%	112	1.86x	10.9%	59.8%	51.8%
55.0%	-	59.9%	12	243,106,616	20.0	4.66269%	111	1.87x	11.3%	66.7%	58.7%
60.0%	-	64.9%	12	239,681,651	19.7	4.56157%	112	1.65x	9.9%	67.9%	62.3%
65.0%	-	70.3%	4	45,810,000	3.8	4.74338%	72	1.49x	9.8%	74.9%	69.3%
Total / Wtd. Avg:			52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

A-2-4

ANNEX A-2

Type of Mortgaged Properties

				Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Occupancy	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)

Office
CBD	5	$284,500,000	23.4%	80.9%	2.69x	11.1%	44.7%	43.5%
Suburban	10	71,259,884	5.9	89.7%	1.41x	9.7%	65.5%	54.0%
Data Center	3	60,000,000	4.9	100.0%	3.99x	15.0%	36.9%	36.9%
Subtotal:	18	$415,759,884	34.1%	85.2%	2.66x	11.4%	47.1%	44.3%

Hotel
Full Service	6	$139,734,009	11.5%	79.5%	1.86x	11.9%	68.2%	58.2%
Limited Service	8	58,922,844	4.8	75.2%	1.75x	12.0%	66.2%	54.7%
Extended Stay	2	33,272,391	2.7	80.5%	1.94x	13.2%	62.6%	54.4%
Subtotal:	16	$231,929,244	19.0%	78.5%	1.84x	12.1%	66.9%	56.8%

Mixed Use
Retail/Office	3	$123,693,385	10.2%	69.5%	1.17x	7.5%	55.6%	46.5%
Super Regional Mall/Office	1	60,000,000	4.9	95.6%	3.68x	13.1%	35.5%	35.5%
Office/Retail	1	40,000,000	3.3	98.5%	1.34x	9.3%	65.3%	60.1%
Student/Retail	1	8,013,158	0.7	96.8%	1.50x	9.7%	69.1%	60.5%
Subtotal:	6	$231,706,543	19.0%	82.2%	1.86x	9.4%	52.5%	46.5%

Retail
Super Regional Mall	1	$80,000,000	6.6%	98.6%	2.33x	10.1%	50.8%	50.8%
Anchored	3	34,873,405	2.9	94.5%	1.47x	9.8%	72.2%	56.0%
Single Tenant	1	18,000,000	1.5	100.0%	2.67x	10.8%	36.1%	36.1%
Unanchored	2	7,515,000	0.6	100.0%	1.74x	10.2%	66.6%	59.1%
Shadow Anchored	1	5,786,759	0.5	100.0%	1.44x	9.7%	70.6%	57.6%
Freestanding	1	1,210,000	0.1	100.0%	2.13x	9.7%	55.6%	55.6%
Subtotal:	9	$147,385,164	12.1%	97.9%	2.10x	10.1%	55.7%	51.0%

Industrial
Warehouse/Distribution	3	$92,061,638	7.6%	99.4%	1.59x	9.2%	64.9%	59.9%
Flex	1	13,584,151	1.1	89.9%	1.45x	9.4%	73.8%	60.0%
Subtotal:	4	$105,645,789	8.7%	98.2%	1.57x	9.3%	66.0%	59.9%

Multifamily
Garden	6	$78,121,164	6.4%	94.1%	1.70x	10.4%	69.9%	64.7%
Student	1	2,486,842	0.2	90.9%	1.50x	9.7%	69.1%	60.5%
Subtotal:	7	$80,608,006	6.6%	94.0%	1.69x	10.4%	69.8%	64.6%

Self Storage	2	$4,460,067	0.4%	92.7%	1.41x	9.5%	73.7%	62.9%
Subtotal:	2	$4,460,067	0.4%	92.7%	1.41x	9.5%	73.7%	62.9%

Total / Wtd. Avg:	62	$1,217,494,697	100.0%	86.6%	2.12x	10.7%	56.2%	50.7%

A-2-5

ANNEX A-2

Mortgaged Properties by Location

				Weighted Averages
Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Occupancy	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
New York	6	$228,963,472	18.8%	68.6%	2.35x	9.0%	42.0%	36.3%
California	6	227,640,000	18.7	93.8%	2.32x	10.9%	49.8%	47.8%
Tennessee	2	104,190,000	8.6	95.4%	2.26x	11.0%	52.9%	51.3%
New Jersey	8	94,594,138	7.8	90.5%	1.38x	9.7%	66.0%	55.5%
Arizona	3	73,801,279	6.1	100.0%	1.73x	9.3%	66.2%	62.1%
Indiana	4	66,286,104	5.4	85.5%	2.42x	12.8%	58.1%	57.4%
Virginia	3	60,000,000	4.9	100.0%	3.99x	15.0%	36.9%	36.9%
Florida	5	58,657,574	4.8	83.1%	1.89x	12.0%	68.4%	59.1%
Georgia	4	45,687,923	3.8	94.4%	1.82x	10.5%	66.3%	60.2%
Utah	2	44,082,391	3.6	79.5%	1.75x	11.6%	69.7%	58.0%
Ohio	1	40,000,000	3.3	98.5%	1.34x	9.3%	65.3%	60.1%
Texas	3	39,080,000	3.2	93.8%	1.51x	10.1%	74.2%	69.2%
West Virginia	1	29,580,000	2.4	71.1%	2.03x	11.9%	68.8%	59.8%
Wisconsin	1	25,000,000	2.1	82.0%	1.77x	11.5%	65.4%	51.7%
North Carolina	3	22,390,228	1.8	80.6%	1.75x	11.9%	66.8%	54.9%
Nevada	1	13,584,151	1.1	89.9%	1.45x	9.4%	73.8%	60.0%
South Carolina	2	10,336,687	0.8	75.1%	1.58x	11.0%	68.3%	53.6%
Arkansas	2	9,986,603	0.8	71.0%	1.93x	12.9%	65.7%	50.5%
Louisiana	2	9,410,000	0.8	89.4%	1.43x	9.8%	72.5%	59.1%
Illinois	1	5,543,385	0.5	84.6%	1.81x	12.1%	71.1%	57.5%
Washington	1	4,686,540	0.4	78.2%	1.88x	13.8%	61.3%	46.7%
Mississippi	1	3,994,221	0.3	57.3%	1.80x	13.1%	57.9%	43.9%

Total / Wtd. Avg:	62	$1,217,494,697	100.0%	86.6%	2.12x	10.7%	56.2%	50.7%

A-2-6

ANNEX A-2

Prepayment Protection

				Weighted Averages
Prepayment Protection	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
Defeasance	32	$720,163,891	59.2%	4.20395%	119	2.32x	11.1%	53.5%	49.1%
Yield Maintenance	18	397,330,806	32.6	4.38829%	101	1.61x	10.0%	63.2%	55.0%
Defeasance or Yield Maintenance	2	100,000,000	8.2	4.00440%	119	2.74x	11.6%	47.4%	45.3%
Total / Wtd. Avg:	52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

Loan Purpose

				Weighted Averages
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV Ratio(1)(3)(4)	LTV Ratio at Maturity(1)(3)(4)
Refinance	29	$662,598,472	54.4%	4.24127%	109	2.22x	10.9%	56.0%	50.1%
Acquisition	19	429,495,061	35.3	4.25894%	119	2.00x	10.5%	58.3%	52.2%
Recapitalization	4	125,401,164	10.3	4.24339%	112	2.02x	10.7%	50.2%	48.5%
Total / Wtd. Avg:	52	$1,217,494,697	100.0%	4.24772%	113	2.12x	10.7%	56.2%	50.7%

(1) In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 8, 12, 16, 22, 28 and 35, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loans.

In the case of Loan Nos. 1, 4 and 36, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations exclude the related Subordinate Companion Loan.

(2) In the case of Loan No. 36, the UW NCF DSCR is calculated using the average of principal and interest payments over the first 12 payments following the Cut-off Date based on the principal payment schedule provided in Annex F of the Preliminary Prospectus.

(3) In the case of Loan No. 28, the UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include a deduction for a holdback reserve in the amount of $3.4 million, with $1.7 million to be released to the borrower (at the borrower’s request) upon the net cash flow (as calculated in the loan documents) at the mortgaged property achieving a minimum of $4.5 million based on the trailing 12-month period and the full or remaining balance to be released to the borrower upon the net cash flow at the mortgaged property achieving a minimum of $4.7 million based on the trailing 12-month period. Notwithstanding the foregoing, no disbursement is permitted prior to the payment date in November 2016. The net cash flow for the trailing 12-month period ending May 2016, as calculated per the loan documents including a deduction of 4.0% of gross revenues for FF&E reserves, was approximately $4.2 million. Based on the total Cut-off Date Balance of the mortgage loan, excluding a deduction for the full $3.4 million holdback reserve amount, UW NOI DY, Cut-off Date LTV Ratio and the LTV Ratio at Maturity are 10.3%, 67.7% and 56.7%, respectively.

(4) In the case of Loan Nos. 6, 10, 11, 16, 20, 29, 36 and 50, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity are calculated based upon an appraised value based on certain hypothetical assumptions.

Refer to “Description of the Mortgage Pool – Assessments of Property Value and Condition” in the Preliminary Prospectus for additional details.

A-2-7

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

A-3-2

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

A-3-3

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

A-3-4

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type - Subtype:	Office – CBD
Original Principal Balance(1):	$100,000,000	Net Rentable Area (SF):	1,680,218
Cut-off Date Principal Balance(1):	$100,000,000	Location:	New York, NY
% of Pool by IPB:	8.2%	Year Built / Renovated:	1972 / N/A
Loan Purpose:	Refinance	Occupancy:	63.5%
Borrowers:	Solow Building Company II, L.L.C.	Occupancy Date:	6/1/2016
	and Solovieff Realty Co. II, L.L.C.	Number of Tenants:	26
Sponsor:	Sheldon H. Solow	2013 NOI(3):	$60,972,979
Interest Rate:	2.85950%	2014 NOI(3):	$67,687,210
Note Date:	8/30/2016	2015 NOI(3):	$85,164,572
Maturity Date:	9/1/2026	TTM NOI (as of 6/2016)(3):	$97,014,333
Interest-only Period:	120 months	UW Economic Occupancy:	66.9%
Original Term:	120 months	UW Revenues:	$166,714,099
Original Amortization:	None	UW Expenses:	$58,877,243
Amortization Type:	Interest Only	UW NOI(3):	$107,836,855
Call Protection(2):	L(24),Def(89),O(7)	UW NCF:	$107,098,067
Lockbox:	CMA	Appraised Value / Per SF:	$3,400,000,000 / $2,024
Additional Debt:	Yes	Appraisal Date:	7/28/2016
Additional Debt Balance:	$913,724,000 / $186,276,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		Pari Passu Debt	Whole Loan
Taxes:	$9,417,640	$3,139,213	N/A	Cut-off Date Loan / SF:	$603	$714
Insurance:	$264,333	$88,111	N/A	Maturity Date Loan / SF:	$603	$714
Replacement Reserves:	$0	$61,615	$2,500,000	Cut-off Date LTV:	29.8%	35.3%
TI/LC:	$25,000,000	Springing	$25,000,000	Maturity Date LTV:	29.8%	35.3%
Other:	$29,811,518	$0	N/A	UW NCF DSCR:	3.64x	3.08x
				UW NOI Debt Yield:	10.6%	9.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$1,200,000,000	100.0%	Payoff Existing Debt	$630,769,032	52.6%
			Return of Equity	484,972,507	40.4
			Upfront Reserves	64,493,490	2.15.4
			Closing Costs	19,764,970	11.6
Total Sources	$1,200,000,000	100.0%	Total Uses	$1,200,000,000	100.0%

(1)	The 9 West 57th Street loan is part of a whole loan evidenced by five pari passu notes and one subordinate note with an aggregate original principal balance as of the Cut-off Date of $1.2 billion. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $1.2 billion 9 West 57th Street Whole Loan, as defined in “The Loan” below.

(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of October 1, 2016. Defeasance of the full $1.2 billion 9 West 57th Street Whole Loan is permitted at any time after the earlier to occur of (A) two years after the closing date of the final REMIC that holds any note evidencing the 9 West 57th Street Whole Loan or (B) the third anniversary of the origination date.

(3)	The increase in NOI from 2013 to 2014 is primarily due to an increase in occupancy from 50.9% to 63.5%. The increase in NOI from 2014 to 2015 is primarily due to an increase in occupancy from 63.5% to 67.3% and an increase in in-place weighted average base rent per square foot from approximately $97.86 to approximately $113.98 per square foot. The increase in NOI from 2015 to TTM is primarily due to an increase in in-place weighted average base rent from approximately $113.98 to approximately $127.10 per square foot. The increase in NOI from TTM to UW is primarily due to the inclusion of tenants who have signed leases but have not begun paying rent including Zimmer Partners LP (20,100 square feet) and Seven Bridges Advisors LLC (7,560 square feet).

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

A-3-5

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

The Loan. The 9 West 57th Street loan is secured by a first mortgage lien on the borrowers’ fee and leasehold interests in a 50-story, 1,680,218 square foot office building located on West 57th Street in Manhattan between 5th and 6th Avenues. The building is near the 5th Avenue retail corridor and across the street from the Plaza Hotel within the Plaza District submarket. The whole loan has an outstanding principal balance as of the Cut-off Date of $1.2 billion (the “9 West 57th Street Whole Loan”), and is comprised of (i) one senior note with an outstanding principal balance as of the Cut-off Date of $100.0 million, (ii) four pari passu senior companion notes (also pari passu with respect to the 9 West 57th Street loan) with an aggregate outstanding principal balance as of the Cut-off Date of approximately $913.7 million (the “9 West 57th Street Pari Passu Companion Loans”) and (iii) one subordinate note with an outstanding principal balance as of the Cut-off Date of approximately $186.3 million (the “9 West 57th Street Subordinate Companion Loan”), each as described below. The 9 West 57th Street loan and each of the 9 West 57th Street Pari Passu Companion Loans are pari passu in right of payment with each other and are generally senior in right of payment to the 9 West 57th Street Subordinate Companion Loan as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 9 West 57th Street Whole Loan” in the Preliminary Prospectus. The senior note A-1 and the 9 West 57th Street Subordinate Companion Loan are expected to be contributed to the JPMCC 2016-NINE securitization trust, a private CMBS securitization pursuant to which the 9 West 57th Street loan is expected to be serviced and administered. The 9 West 57th Street Whole Loan has a 10-year term and is interest-only for the entire term. The previously existing debt was securitized in the COMM 2012-9W57 securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$670,724,000	$670,724,000	JPMCC 2016-NINE	No
A-2	100,000,000	100,000,000	JPMCC 2016-JP3	No
A-3	100,000,000	100,000,000	JPMCB	No
A-4	80,000,000	80,000,000	JPMCB	No
A-5	63,000,000	63,000,000	JPMCB	No
B-1	186,276,000	186,276,000	JPMCC 2016-NINE	No
Total	$1,200,000,000	$1,200,000,000

The Borrowers. The borrowing entities for the 9 West 57th Street Whole Loan are Solow Building Company II, L.L.C. and Solovieff Realty Co. II, L.L.C., each a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor of the borrowers is Sheldon H. Solow who has been an owner and developer of commercial and residential properties in New York since 1950 and has owned the property since developing it in 1972. Sheldon H. Solow has a real estate portfolio consisting of approximately 18 commercial and residential properties in New York City, including 265 East 66th Street, One East River Place and 419 East 60th Street. Solow has shown his commitment to the property by periodically upgrading and improving it for more than 40 years in order to attract top tier tenants.

The Property. 9 West 57th Street consists of 50 stories with 47 office levels and three subterranean levels that contain a mix of retail, storage and service areas as well as a 285-space parking garage. The full-service restaurant, Brasserie 8 ½, is located on the first subterranean level. According to the appraisal, the property is an iconic trophy office property and is widely perceived as being one of the top three office buildings in New York City due to its excellent Plaza District location, quality tenancy and unobstructed Central Park views from the 27th floor and above. As of June 1, 2016, the property was leased to 26 tenants, including a number of institutional quality tenants. 9 West 57th Street serves as headquarters’ locations for Kohlberg, Kravis, Roberts & Co. L.P. (“KKR”), Chanel Inc. (“Chanel”), Apollo Management Holdings, L.P. (“Apollo”), Och Ziff Management LP, Tiger Global Management LLC and Ruane, Cunniff & Goldfarb Inc. The property commands some of the highest per square foot office rents in Manhattan with certain higher floor in-place rents exceeding $200 per square foot. The property was 63.5% occupied as of June 1, 2016, considerably below the Plaza District market occupancy of 89.9%, which presents the opportunity for improvement in debt yield and DSCR if the property’s occupancy increases during the loan term. The sponsor is marketing the approximately 600,000 square feet of vacant space at the property.

The property’s largest tenant is KKR, a global investment firm headquartered at the property, which leases 11.7% of the net rentable area through December 2020 across seven floors. KKR has over $131.0 billion of assets under management with over 800 employees. The second largest tenant, Chanel, leases 11.0% of the net rentable area through May 2031. Chanel is a French designer of women’s luxury fashion items and is headquartered at the property. The Chanel brand had over $5.2 billion in revenues in 2016 and over 12,760 employees. The third largest tenant, Apollo, leases 6.6% of the net rentable area through April 2020. Apollo is a global alternative asset manager with a value-oriented investment strategy in private equity, credit and real estate. As of 2016, Apollo had $173 billion of assets under management and is also headquartered at the property.

The property is located in the Plaza District in Midtown Manhattan and in close proximity to the Plaza Hotel, 5th Avenue, the Museum of Modern Art, Rockefeller Center, Carnegie Hall, Radio City Music Hall, Columbus Circle and Grand Central Terminal. Midtown Manhattan is home to numerous national and multinational corporations, such as The Blackstone Group, Bloomberg L.P., Estée Lauder, JPMorgan Chase and NBC. The surrounding area has a number of luxury hotels, including The Four Seasons, The Peninsula,

A-3-6

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

The Plaza and The St. Regis. The property is located along “Billionaire’s Row” which includes several luxury supertall residential condominium developments such as One57, 432 Park, 220 Central Park South and 111 West 57th Street. Certain residential condominium units along “Billionaire’s Row” have sold for more than $9,000 per square foot.

As of the second quarter of 2016, the Plaza District submarket reported an overall vacancy rate of 10.1% and overall average asking rents of $128.36 per square foot. The appraisal identified four comparable Class A trophy office buildings including the Seagram Building (375 Park Avenue), 667 Madison Avenue, the GM Building (767 5th Avenue) and Lever House (390 Park Avenue) with current asking rents ranging from $125 per square foot to $220 per square foot which is in-line with the property.

Historical and Current Occupancy(1)
2013(2)	2014(2)	2015(2)	Current(3)
50.9%	63.5%	67.3%	63.5%

(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	The increase in 2014 occupancy from 2013 is primarily driven by leases signed with SHL Investment Group (USA), Inc. and Benefit Street Partners. The increase in 2015 occupancy from 2014 is primarily driven by leases signed with Tiger Global Management LLC, Qatar Investment Authority Advisory USA Inc. and Veritas Capital Fund Management, LLC.

(3)	Current Occupancy is as of June 1, 2016.

Tenant Summary(1)
Tenant	Retail / Office Component	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Kohlberg, Kravis, Roberts & Co.(3)	Office	NA / A / A	196,124	11.7%	$121.48	16.1%	12/31/2020
Chanel Inc. (4)	Office	NA / NA / NA	185,120	11.0%	$119.07	14.9%	5/31/2031
Apollo Management Holdings, L.P. (5)	Office	NA / A / A-	111,194	6.6%	$167.17	12.6%	4/30/2020
Och Ziff Management LP	Office	NA / NA / NA	95,200	5.7%	$180.18	11.6%	12/31/2029
Providence Equity LLC (6)	Office	NA / NA / NA	51,145	3.0%	$204.62	7.1%	Various
Tiger Global Management LLC	Office	NA / NA / NA	43,490	2.6%	$171.20	5.0%	7/31/2024
Silver Lake Management Co., LLC	Office	NA / NA / NA	31,800	1.9%	$195.00	4.2%	2/9/2019
Coatue Management LLC	Office	NA / NA / NA	31,000	1.8%	$125.00	2.6%	5/31/2023
40 North Industries LLC	Office	NA / NA / NA	28,620	1.7%	$167.32	3.2%	1/31/2022
Ruane, Cunniff & Goldfarb Inc.	Office	NA / NA / NA	26,920	1.6%	$191.00	3.5%	5/31/2025

(1)	Based on the underwritten rent roll dated June 1, 2016.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Kohlberg, Kravis, Roberts & Co., has acquired an approximately 343,000 square foot condominium at Hudson Yards, an office development in West Midtown, Manhattan. There can be no assurance that KKR will not vacate the property upon lease expiration in December 2020. Excluding KKR from the in-place underwritten base rent, the UW NCF DSCR based on UW NCF is equal to 2.30x.

(4)	Chanel Inc.’s storage lease for 7,800 square feet expires March 31, 2031.

(5)	13,600 square feet of Apollo Management Holdings, L.P.’s office lease expires April 15, 2020. Apollo Management Holdings L.P.’s 2,294 square foot storage lease also expires April 15, 2020.

(6)	The 51,145 square foot space also includes space leased to Benefit Street Partners, an affiliate of Providence Equity LLC. Providence Equity LLC’s lease for 32,800 square feet expires March 15, 2019. Benefit Street Partners’ lease for 18,345 square feet expires September 30, 2025. Benefit Street Partners has the right to terminate its lease as of September 1, 2022, with at least 12 months' notice and the payment of a termination fee approximately equal to the sum of (i) an amount equal to four months of base rent and (ii) any unamortized brokerage commissions paid by the landlord on account of the lease.

A-3-7

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	613,310	36.5%	NAP	NAP	613,310	36.5%	NAP	NAP
2016	0	0	0.0	$0	0.0%	613,310	36.5%	$0	0.0%
2017	0	0	0.0	0	0.0	613,310	36.5%	$0	0.0%
2018	0	0	0.0	0	0.0	613,310	36.5%	$0	0.0%
2019	2	64,600	3.8	13,089,000	8.8	677,910	40.3%	$13,089,000	8.8%
2020	3	308,618	18.4	42,632,981	28.8	986,528	58.7%	$55,721,981	37.7%
2021	2	31,500	1.9	5,109,900	3.5	1,018,028	60.6%	$60,831,881	41.1%
2022	2	30,020	1.8	5,204,730	3.5	1,048,048	62.4%	$66,036,611	44.6%
2023	2	64,730	3.9	6,827,514	4.6	1,112,778	66.2%	$72,864,125	49.2%
2024	3	65,140	3.9	10,046,735	6.8	1,177,918	70.1%	$82,910,860	56.0%
2025	4	77,395	4.6	14,301,223	9.7	1,255,313	74.7%	$97,212,083	65.7%
2026 & Beyond	8	424,905	25.3	50,783,105	34.3	1,680,218	100.0%	$147,995,188	100.0%
Total	26	1,680,218	100.0%	$147,995,188	100.0%

(1)	Based on the underwritten rent roll dated June 1, 2016 and includes rent steps through September 2017.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$96,419,788	$104,395,474	$128,865,929	$141,867,688	$147,995,188	$88.08	59.4%
Vacant Income	0	0	0	0	82,518,645	49.11	33.1
Gross Potential Rent	$96,419,788	$104,395,474	$128,865,929	$141,867,688	$230,513,833	$137.19	92.5%
Total Reimbursements	18,367,753	20,686,585	18,213,824	17,863,714	16,775,136	9.98	6.7
Percentage Rent Income - Garage	1,960,765	2,011,104	1,649,779	1,754,505	1,943,774	1.16	0.8
Net Rental Income	$116,748,306	$127,093,163	$148,729,532	$161,485,907	$249,232,744	$148.33	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(82,518,645)	(49.11)	(33.1)
Other Income	0	0	0	0	0	0	0.0
Effective Gross Income	$116,748,306	$127,093,163	$148,729,532	$161,485,907	$166,714,099	$99.22	66.9%
Total Expenses	$55,775,327	$59,405,953	$63,564,960	$64,471,574	$58,877,243	$35.04	35.3%
Net Operating Income(3)(4)(5)(6)	$60,972,979	$67,687,210	$85,164,572	$97,014,333	$107,836,855	$64.18	64.7%
Total TI/LC, Capex/RR	0	0	0	0	738,788	0.44	0.4
Net Cash Flow	$60,972,979	$67,687,210	$85,164,572	$97,014,333	$107,098,067	$63.74	64.2%

(1)	TTM Column represents the trailing 12-month period ending June 30, 2016.

(2)	Percentage column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	The increase in Net Operating Income from 2013 to 2014 is primarily due to an increase in occupancy from 50.9% to 63.5%.

(4)	The increase in Net Operating Income from 2014 to 2015 is primarily due to an increase in occupancy from 63.5% to 67.3% and an increase in in-place weighted average base rent per square foot from approximately $97.86 to approximately $113.98 per square foot.

(5)	The increase in Net Operating Income from 2015 to TTM is primarily due to an increase in in-place weighted average base rent from approximately $113.98 to approximately $127.10 per square foot.

(6)	The increase in Net Operating Income from TTM to Underwritten is primarily due to the inclusion of tenants who have signed leases but have not begun paying rent including Zimmer Partners LP (20,100 square feet) and Seven Bridges Advisors LLC (7,560 square feet).

Property Management. The property is managed by Solow Management Corp., an affiliate of the borrowers, under a management agreement that is renewed annually.

Escrows and Reserves. At origination, the borrowers deposited $25,000,000 for future tenant improvements and leasing commissions, $16,462,228 for outstanding free rent related to seven tenants at the property, $13,061,790 for outstanding tenant improvements and leasing commissions related to 10 tenants at the property, $9,417,640 for real estate taxes, $287,500 for required repairs and $264,333 for insurance reserves.

A-3-8

Annex A-3	JPMCC 2016-JP3

9 West 57th Street

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of annual estimated tax payments, which currently equates to $3,139,213.

Insurance Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual insurance premiums, which currently equates to $88,111.

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $61,615 ($0.44 per square foot annually) for ongoing replacement reserves. The replacement reserve is subject to a cap of $2,500,000.

TI/LC Reserves - If the amount on deposit in the TI/LC reserve falls below the initial deposit of $25,000,000, on a monthly basis, the borrowers are required to escrow $420,054.50 for tenant improvements and leasing commissions, unless, (A) the DSCR is equal to or greater than 2.50x, (B) the balance of the reserve account is equal to or greater than $15,000,000, and (C) the property is occupied by tenants under leases demising no less than 65.0% of the rentable square footage. The TI/LC reserve is subject to a cap of $25,000,000.

Lockbox / Cash Management. The 9 West 57th Street Whole Loan is structured with a CMA lockbox. The borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account will be swept daily into the borrowers’ operating account at the clearing bank, unless a Trigger Period (as defined below) is continuing, in which event such funds will be swept on a daily basis into the a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents.

A “Trigger Period” commences upon the occurrence of (a) an event of default, (b) the bankruptcy or insolvency of the borrowers, (c) the bankruptcy or insolvency of the property manager or (d) the debt service coverage ratio based on net cash flow (as calculated in the loan documents) falling below 2.50x based on a trailing three-month basis.

The borrowers will have the right two times (in the aggregate) in any 12-month period to cure a Trigger Period as follows: (A) if a Trigger Period exists solely by reason of an event of default, the curing and acceptance of such cure by the lender of the applicable event of default (in its sole and absolute discretion), (B) if a Trigger Period exists solely by reason of a bankruptcy or insolvency of a property manager, the replacement of such manager with a qualified manager pursuant to a management agreement acceptable to the lender within 60 days, (C) if a Trigger Period exists solely by reason of a the debt service coverage ratio falling below 2.50x for a trailing three-month period, the achievement of the debt service coverage ratio for two consecutive quarters of at least 2.50x on a trailing three-month basis as determined by the lender. In no event will the borrowers have the right to cure a Trigger Period occurring by reason of a borrowers’ bankruptcy.

Permitted Mezzanine Debt. The sole members of the borrowers are permitted to obtain a mezzanine loan secured by the ownership interests in the related borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meets a qualified lender provision in the loan documents, (ii) the combined loan-to-value ratio on the origination date of the mezzanine loan does not exceed 35.3%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and based on the 12 months immediately preceding the origination date of the mezzanine loan) is not less than 3.08x, and (iv) the lenders enter into an intercreditor agreement in form and substance reasonably acceptable to the mortgage lender and the rating agencies.

A-3-9

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

A-3-10

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

A-3-11

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

A-3-12

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

A-3-13

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	JPMCB			Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$80,000,000			Title:	Fee
Cut-off Date Principal Balance(1):	$80,000,000			Property Type - Subtype:	Mixed Use – Retail/Office
% of Pool by IPB:	6.6%			Net Rentable Area (SF)(2):	96,514
Loan Purpose:	Acquisition			Location:	New York, NY
Borrower:	693 Fifth Owner LLC			Year Built / Renovated:	1993 / 2015
Sponsor:	Marc de Lacharrière			Occupancy:	57.1%
Interest Rate:	3.96600%			Occupancy Date:	4/1/2016
Note Date:	6/10/2016			Number of Tenants:	7
Maturity Date:	7/1/2026			2013 NOI:	N/A
Interest-only Period:	24 months			2014 NOI(3):	$4,902,318
Original Term:	120 months			2015 NOI(3):	$14,208,201
Original Amortization:	300 months			TTM NOI (as of 3/2016):	$14,590,731
Amortization Type:	IO-Balloon			UW Economic Occupancy:	86.9%
Call Protection:	L(25),Grtr1%orYM(91),O(4)			UW Revenues:	$20,153,750
Lockbox:	Hard			UW Expenses:	$4,235,787
Additional Debt:	Yes			UW NOI:	$15,917,963
Additional Debt Balance:	$170,000,000			UW NCF:	$15,711,152
Additional Debt Type:	Pari Passu			Appraised Value / Per SF:	$525,000,000 / $5,440
				Appraisal Date:	5/24/2016

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$2,590
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$2,032
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	47.6%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	37.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR(5):	1.00x
Other:	$3,327,853	$0	N/A	UW NOI Debt Yield:	6.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Sponsor Equity	$284,819,681	53.3%	Purchase Price	$525,000,000	98.2%
Mortgage Loan(1)	250,000,000	46.7	Closing Costs	6,491,828	1.2
			Upfront Reserves	3,327,853	0.6
Total Sources	$534,819,681	100.0%	Total Uses	$534,819,681	100.0%
(1)	The 693 Fifth Avenue loan is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance of $250.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $250.0 million 693 Fifth Avenue Whole Loan, as defined in “The Loan” below.
(2)	Net Rentable Area (SF) consists of 82,089 square feet (85.1% of net rentable area) of office space and 14,425 square feet (14.9% of net rentable area) of retail space.
(3)	The increase in 2015 NOI from 2014 NOI is primarily due to the rent commencement under Valentino’s lease.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	UW NCF DSCR of 1.00x is calculated based on a 25-year amortization schedule. The current UW NCF DSCR based on the interest-only period for the first two years of the loan term is 1.56x. Valentino has a contractual rent increase in August 2018, which increases its annual rent payment from $16.5 million to approximately $19.0 million. Including the Valentino contractual rent increase in August 2018, the implied UW NCF would result in an UW NCF DSCR of approximately 1.15x based on a 25- year amortization schedule.

A-3-14

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

The Loan. The 693 Fifth Avenue loan is secured by a first mortgage lien on the borrower’s fee interest in a 20-story, 96,514 square foot, Class A office building with four levels of retail along Fifth Avenue between East 54th and East 55th Streets in Midtown Manhattan. The whole loan has an outstanding principal balance as of the Cut-off Date of $250.0 million (the “693 Fifth Avenue Whole Loan”), and is comprised of four pari passu notes, each as described below. Note A-2 was securitized in the DBJPM 2016-C3 trust and serves as the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the JPMCC 2016-JP3 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions (which rights will be exercised by the Directing Certificateholder prior to a Control Termination Event). The 693 Fifth Avenue Whole Loan has a 10-year term and, subsequent to a two-year interest-only period, will amortize on a 25-year schedule.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	JPMCC 2016-JP2	No
A-2	62,500,000	62,500,000	DBJPM 2016-C3	Yes
A-3	80,000,000	80,000,000	JPMCC 2016-JP3	No
A-4	42,500,000	42,500,000	JPMCB	No
Total	$250,000,000	$250,000,000

The Borrower. The borrowing entity for the 693 Fifth Avenue loan is 693 Fifth Owner LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsor. The loan sponsor is Marc de Lacharrière. Mr. Lacharrière, a French investor with a reported net worth of approximately $2.8 billion, is Chairman and CEO of Fimalac, a Paris-based holding company with investments in financial services, hotels, entertainment and real estate. As of December 31, 2015, Fimalac’s financial services investments include an approximately 20.0% non-controlling equity interest in the Fitch Group, which is the parent company of Fitch Ratings. There is no separate nonrecourse carve-out guarantor for the 693 Fifth Avenue Whole Loan. The borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the environmental indemnity.

The Property. The 693 Fifth Avenue property is a 20-story, 96,514 square foot, Class A boutique office building with a four-level retail component located along Fifth Avenue between East 54th and East 55th Streets in Midtown Manhattan. The office and retail components of the property consist of 82,089 square feet (85.1% of net rentable area) and 14,425 square feet (14.9% of net rentable area), respectively. The 693 Fifth Avenue property was built in 1993 and was renovated in 2015 to include a new eight-story glass and steel façade and new lobby. The floors range from approximately 4,978 to 5,671 square feet on floors two through eight and are 4,975 square feet on floors nine to 18. The top two floors range between 2,090 and 2,566 square feet. The retail ceiling heights range from 14 to 17.5 feet. Typical office floor ceiling heights range from 13 to 15 feet and the penthouse extends just over 35 feet.

As of April 1, 2016, the property was 57.1% occupied by seven tenants. The retail component of the property is 100.0% occupied by Valentino U.S.A., Inc. (“Valentino”) and the office component of the property is approximately 49.6% occupied by six tenants. The prior owner was primarily focused on leasing the retail component of the property, which accounts for approximately 82.7% of the in-place base rent. The current loan sponsor plans to focus on leasing the office space up to market level.

The property’s largest tenant is Valentino, a luxury fashion company based in Milan, Italy, which leases 14.9% of the net rentable area through July 2029 across four floors and has occupied the space since August 2013. The property serves as Valentino’s flagship U.S. location. According to the loan sponsor, prior to taking occupancy, Valentino invested $40.0 million ($2,773 per square foot) into its space in addition to approximately $10.0 million ($693 per square foot) invested by the previous owner, Thor Equities. Valentino’s annual base rent is currently $16.5 million ($1,144 per square foot), increasing contractually by 15.0% to approximately $19.0 million ($1,315 per square foot) in August 2018 and by an additional 15.0% to approximately $21.8 million ($1,513 per square foot) in August 2023. Valentino currently accounts for approximately 83.7% of the total underwritten base rent at the property. Valentino has no renewal or termination options. The second largest tenant, JDS Development Group (“JDS”), leases 12.1% of the net rentable area through April 2020 and has occupied the space since February 2015. JDS is a Manhattan-based real estate development company, which purchases and develops luxury real estate in New York and Miami, including developments at 626 First Avenue and 111 West 57th Street in New York. JDS accounts for approximately 4.3% of the total underwritten base rent at the property. The third largest tenant, Pierson Capital (“Pierson”), leases 10.0% of the net rentable area through August 2020 and has occupied the space since September 2015. Pierson is an international construction firm focused on the development of social housing programs, highways, railways, pipelines, power stations and other government projects. Pierson accounts for approximately 3.9% of the total underwritten base rent at the property.

A-3-15

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

The property is surrounded by a number of New York’s landmarks, restaurants, hotels, retail shops and tourist attractions and is made accessible by several major transportation hubs. The property is located in the Upper Fifth Avenue retail submarket. According to the appraisal, this portion of Fifth Avenue is the single most expensive area in Manhattan and the second most expensive retail corridor in the world. As of the first quarter of 2016, the Upper Fifth Avenue retail submarket reported an overall vacancy rate of 13.0% and overall average asking rents of $2,906 per square foot (ranging between $2,700 and $4,450 per square foot). The appraisal identified 11 comparable ground floor retail leases on Fifth Avenue ranging from $3,175 to $5,337 per square foot, including Bulgari ($5,337 per square foot; August 2015), Harry Winston ($4,146; April 2015) and Ermeneglido Zegna ($3,800; February 2016).

The property is located within the Madison/Fifth Avenue office submarket, which consists of approximately 21.1 million square feet of Class A office space. According to the appraisal, as of the first quarter of 2016, the Madison/Fifth Avenue office submarket reported an overall vacancy rate of 13.3% and overall average asking rents of $99.98 per square foot. The appraisal identified six directly comparable office properties built between 1926 and 1987 and ranging in size from approximately 52,500 to 142,023 square feet. The comparable office properties reported average asking rents ranging from $70.00 to $85.00 per square foot with a weighted average of $79.80 per square foot. The appraisal identified six comparable office projects currently under construction in Midtown Manhattan as well as seven proposed developments.

Historical and Current Occupancy(1)
2013(2)	2014(2)	2015	Current(3)
36.7%	62.0%	62.0%	57.1%
(1) Historical Occupancies are as of December 31 of each respective year.
(2) The increase in 2014 occupancy from 2013 occupancy is primarily driven by the lease up associated with Valentino.
(3) Current Occupancy is as of April 1, 2016.

		Tenant Summary(1)
			Net	% of
	Retail / Office	Ratings	Rentable	Total	Base	% of Total	Lease
Tenant	Component	Moody’s/S&P/Fitch	Area (SF)	NRA	Rent PSF	Base Rent	Expiration Date
Valentino(2)	Retail	NA / NA / NA	14,425	14.9%	$1,143.85	83.7%	7/31/2029
JDS Development Group	Office	NA / NA / NA	11,635	12.1%	$72.15	4.3%	4/30/2020
Pierson Capital	Office	NA / NA / NA	9,629	10.0%	$80.30	3.9%	8/31/2020
Carpenters Workshop Gallery	Office	NA / NA / NA	5,075	5.3%	$95.38	2.5%	2/28/2031
Louis Licari	Office	NA / NA / NA	4,847	5.0%	$84.40	2.1%	5/31/2025
New York Smile Institute	Office	NA / NA / NA	4,838	5.0%	$73.96	1.8%	10/31/2031
Hays Worldwide Research	Office	NA / NA / NA	4,665	4.8%	$76.16	1.8%	6/30/2020

(1) Based on the underwritten rent roll.
(2) Valentino’s current annual in-place base rent is $16.5 million ($1,144 per square foot), increasing contractually by 15.0% to approximately $19.0 million ($1,315 per square foot) in August 2018 and by an additional 15.0% to approximately $21.8 million ($1,513 per square foot) in August 2023.

A-3-16

Annex A-3	JPMCC 2016-JP3

693 Fifth Avenue

Lease Rollover Schedule(1)
		Net			% of	Cumulative			Cumulative
	Number	Rentable	% of		Base	Net Rentable	Cumulative	Cumulative	% of Base
	of Leases	Area	NRA	Base Rent	Rent	Area	% of NRA	Base Rent	Rent
Year	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring
Vacant	NAP	41,400	42.9%	NAP	NAP	41,400	42.9%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	41,400	42.9%	$0	0.0%
2017	0	0	0.0	0	0.0	41,400	42.9%	$0	0.0%
2018	0	0	0.0	0	0.0	41,400	42.9%	$0	0.0%
2019	0	0	0.0	0	0.0	41,400	42.9%	$0	0.0%
2020	3	25,929	26.9	1,967,960	10.0	67,329	69.8%	$1,967,960	10.0%
2021	0	0	0.0	0	0.0	67,329	69.8%	$1,967,960	10.0%
2022	0	0	0.0	0	0.0	67,329	69.8%	$1,967,960	10.0%
2023	0	0	0.0	0	0.0	67,329	69.8%	$1,967,960	10.0%
2024	0	0	0.0	0	0.0	67,329	69.8%	$1,967,960	10.0%
2025	1	4,847	5.0	409,087	2.1	72,176	74.8%	$2,377,047	12.1%
2026	0	0	0.0	0	0.0	72,176	74.8%	$2,377,047	12.1%
2027 & Beyond	3	24,338	25.2	17,341,872	87.9	96,514	100.0%	$19,718,919	100.0%
Total	7	96,514	100.0%	$19,718,919	100.0%

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$7,976,634	$18,395,122	$18,934,587	$19,718,919	$204.31	85.1%
Vacant Income	0	0	0	3,025,669	31.35	13.1
Gross Potential Rent	$7,976,634	$18,395,122	$18,934,587	$22,744,589	$235.66	98.1%
Total Reimbursements	724,651	341,761	368,637	434,831	4.51	1.9
Net Rental Income	$8,701,285	$18,736,883	$19,303,224	$23,179,420	$240.17	100.0%
(Vacancy/Credit Loss)	0	0	0	(3,025,669)	(31.35)	(13.1)
Other Income	0	0	0	0	0.00	0.0
Effective Gross Income	$8,701,285	$18,736,883	$19,303,224	$20,153,750	$208.82	86.9%
Total Expenses	$3,798,967	$4,528,682	$4,712,493	$4,235,787	$43.89	21.0%
Net Operating Income	$4,902,318	$14,208,201	$14,590,731	$15,917,963	$164.93	79.0%
Total TI/LC, Capex/RR	0	0	0	206,811	2.14	1.0
Net Cash Flow	$4,902,318	$14,208,201	$14,590,731	$15,711,152	$162.79	78.0%

(1)				TTM Column represents the trailing 12-month period ending March 31, 2016.
(2)				% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)				The increase in Rents in Place from 2014 to 2015 is primarily due to the rent commencement under Valentino’s lease.

Property Management. The 693 Fifth Avenue property is managed by Savitt Partners LLC, a New York limited liability company.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow $3,022,060 for outstanding tenant improvements and leasing commissions related to two tenants and $305,793 for free rent related to one tenant.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) there is no event of default and (ii) the lender receives evidence reasonably satisfactory that the taxes are paid by the borrower no later than the date on which taxes are due.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as (i) no event of default has occurred and is continuing, (ii) the property is insured under a stand-alone insurance policy in accordance with the loan documents and (iii) the lender receives evidence reasonably satisfactory to the lender that such premiums have been paid on or prior to their due date.

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693 Fifth Avenue

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a cash management account under the control of the lender and disbursed on each payment date of the term of the loan in accordance with the loan documents. To the extent there is a Cash Sweep Event (as defined below) continuing, all excess cash flow after payment of debt service, required reserves and operating expenses on deposit in the cash management account will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of the borrower or the property manager, unless the property manager that files bankruptcy is not an affiliate of the borrower and is replaced in accordance with the loan agreement within 30 days, (iii) a DSCR Trigger Event (as defined below) has occurred and is ongoing or (iv) a Specified Tenant Trigger Event (as defined below) has occurred and is ongoing. The borrower may prevent or cure a Cash Sweep Event arising from a DSCR Trigger Event if the borrower delivers cash or a letter of credit that, if used to reduce the outstanding principal balance of the 693 Fifth Avenue Whole Loan, would otherwise be sufficient to prevent or cure the applicable DSCR Trigger Event (a “DSCR Trigger Cure Deposit”).

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above only with respect to the property manager, the lender replacing such property manager or if such bankruptcy action is dismissed without any material adverse modifications to the terms of the loan documents, (c) clause (ii) above only with respect to the borrower, if such bankruptcy is caused by a party filing an involuntary petition against the borrower and neither the borrower nor its affiliates has colluded with such party or has solicited creditors for any involuntary petition against the borrower, and such bankruptcy action is dismissed without any material adverse modifications to the terms of the loan documents, (d) clause (iii) above, either (1) the applicable debt service coverage ratio for two consecutive three month periods is not less than (A) from the origination date through and including July 31, 2018, 1.05x, and (B) thereafter, 1.10x, or (2) the borrower delivers a DSCR Trigger Cure Deposit or (e) clause (iv) above, if (1) Valentino is in possession of its space and open to the public for business during customary hours, (2) Valentino has revoked all termination or cancellation notices with respect to its lease and has re-affirmed the lease as being in full force and effect, (3) with respect to any bankruptcy or insolvency proceedings involving Valentino, Valentino is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed its lease pursuant to final, non-appealable order of a court of competent jurisdiction and (4) Valentino is paying full, unabated rent under its lease (each of the foregoing, a “Cash Sweep Event Cure”).

Each Cash Sweep Event Cure is also subject to the following conditions: (i) no event of default has occurred and is continuing, (ii) the borrower may cure a Cash Sweep Event caused by an event of default no more than a total of two times in the aggregate during the term of the loan and (iii) the borrower pays all of the lender’s reasonable expenses incurred in connection with curing any Cash Sweep Event, including reasonable attorney’s fees and expenses. The borrower has no right to cure a Cash Sweep Event caused by a voluntary or collusive involuntary bankruptcy action of the borrower.

A “DSCR Trigger Event” means the trailing three-month debt service coverage ratio as calculated in accordance with the loan documents is less than (i) 1.00x from the origination date through and including July 31, 2018 and (ii) 1.10x thereafter.

A “Specified Tenant Trigger Event” means (i) Valentino “going dark”, (ii) the occurrence of a bankruptcy action with respect to Valentino, (iii) Valentino giving notice that it is terminating its lease for all or any material portion of its lease and such notice is not fully rescinded within 10 business days or (iv) any termination or cancellation of Valentino’s lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding).

Right of First Offer. The largest tenant, Valentino, has a right of first offer in the event the borrower intends to sell the space currently occupied by Valentino or the entire 693 Fifth Avenue property. The option is not applicable to any foreclosure or deed-in-lieu of foreclosure.

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Annex A-3	JPMCC 2016-JP3

Opry Mills

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Opry Mills

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Opry Mills

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Annex A-3	JPMCC 2016-JP3

Opry Mills

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	JPMCB			Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$80,000,000			Title:	Fee
Cut-off Date Principal Balance(2):	$80,000,000			Property Type - Subtype:	Retail – Super Regional Mall
% of Pool by IPB:	6.6%			Net Rentable Area (SF):	1,169,633
Loan Purpose:	Refinance			Location:	Nashville, TN
Borrower:	Opry Mills Mall Limited Partnership			Year Built / Renovated:	2000 / 2012
Sponsor:	Simon Property Group, L.P.			Occupancy(4):	98.6%
Interest Rate:	4.09200%			Occupancy Date:	3/14/2016
Note Date:	6/2/2016			Number of Tenants:	168
Maturity Date:	7/1/2026			2013 NOI(5):	$34,502,158
Interest-only Period:	120 months			2014 NOI:	$34,987,235
Original Term:	120 months			2015 NOI(5):	$36,707,859
Original Amortization:	None			TTM NOI (as of 3/2016)(6):	$36,895,150
Amortization Type:	Interest Only			UW Economic Occupancy:	95.0%
Call Protection(3):	L(26),Def(87),O(7)			UW Revenues:	$52,975,528
Lockbox:	CMA			UW Expenses:	$15,212,634
Additional Debt:	Yes			UW NOI(6):	$37,762,894
Additional Debt Balance:	$295,000,000			UW NCF:	$36,274,285
Additional Debt Type:	Pari Passu			Appraised Value / Per SF:	$738,000,000 / $631
				Appraisal Date:	5/10/2016

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$321
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$321
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	50.8%
Replacement Reserves:	$0	Springing	$701,780	Maturity Date LTV:	50.8%
TI/LC:	$0	Springing	$5,789,683	UW NCF DSCR:	2.33x
Other:	$3,943,000	$0	N/A	UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$375,000,000	100.0%	Payoff Existing Debt	$346,592,719	92.4%
			Return of Equity	26,280,526	7.0
			Closing Costs	2,126,755	0.6
Total Sources	$375,000,000	100.0%	Total Uses	$375,000,000	100.0%

(1)	The Opry Mills Whole Loan was co-originated by JPMCB and Citigroup Global Markets Realty Corp. (“CGMRC”).
(2)	The Opry Mills loan is part of a whole loan evidenced by six pari passu notes with an aggregate original principal balance of $375.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of $375.0 million of the Opry Mills Whole Loan, as defined in “The Loan” below.
(3)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of August 1, 2016. Defeasance of the full $375.0 million Opry Mills Whole Loan is permitted after the earlier to occur of (i) August 1, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by August 1, 2019, the borrower is permitted to prepay the Opry Mills Whole Loan in whole, but not in part, with the payment of a yield maintenance premium (except that any portion of the Opry Mills Whole Loan that has been securitized for at least two years must be defeased).
(4)	Occupancy includes four tenants, Madame Tussauds (25,854 square feet), Hofbrauhaus Beer Garden (14,658 square feet), Abercrombie & Fitch Outlet (6,500 square feet) and Swarovski (1,231 square feet), all of which have executed leases but are not yet in occupancy. Madame Tussauds is expected to take occupancy and begin paying rent in May 2017. Hofbrauhaus Beer Garden is expected to take occupancy and begin paying rent in April 2017. Abercrombie & Fitch Outlet and Swarovski are expected to take occupancy and begin paying rent in October 2016. Occupancy excluding tenants that have signed leases but have not yet taken occupancy is 94.5%.
(5)	The increase in 2015 NOI from 2013 NOI is primarily associated with contractual rent increases.
(6)	UW NOI is higher than TTM NOI primarily due to (i) the inclusion of four tenants, Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet and Swarovski, all of which have signed leases but have not yet taken occupancy, accounting for $743,170 in underwritten base rent and $253,025 in reimbursements and (ii) contractual rent increases through June 2017 in the amount of $799,000.
(7)	Initial Other Escrows and Reserves represents a guaranty from the loan sponsor for outstanding tenant improvements, tenant allowances and leasing commissions. For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMCC 2016-JP3

Opry Mills

The Loan. The Opry Mills loan is secured by a first mortgage lien on the borrower’s fee interest in a 1,169,633 square foot super regional mall located within Opryland in Nashville, Tennessee. The whole loan has an outstanding principal balance as of the Cut-off Date of $375.0 million (the “Opry Mills Whole Loan”) and is comprised of six pari passu notes, each as described below. Note A-1 was securitized in the JPMCC 2016-JP2 trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the JPMCC 2016-JP3 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions (which rights will be exercised by the Directing Certificateholder prior to a Control Termination Event). The Opry Mills Whole Loan has a 10-year term and is interest-only for the term of the loan. The prior debt secured by the property was originated by and held by Heleba Bank and Nord/LB.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$80,000,000	$80,000,000	JPMCC 2016-JP2	Yes
A-2	$65,000,000	$65,000,000	DBJPM 2016-C3	No
A-3	$80,000,000	$80,000,000	JPMCC 2016-JP3	No
A-4	$70,000,000	$70,000,000	CGCMT 2016-P4	No
A-5-A	$60,000,000	$60,000,000	CGCMT 2016-C2	No
A-5-B	$20,000,000	$20,000,000	CGMRC	No
Total	$375,000,000	$375,000,000

The Borrower. The borrowing entity for the Opry Mills Whole Loan is Opry Mills Mall Limited Partnership, a Delaware limited partnership and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Simon Property Group, L.P., an affiliate of Simon Property Group, Inc. (“SPG”). SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is an S&P 100 company and the largest public real estate company in the world. SPG currently owns or has an interest in 231 retail real estate properties in North America, Europe and Asia comprising approximately 191 million square feet.

SPG purchased Opry Mills in connection with its acquisition of Mills Corporation in 2007 through a joint venture with Farallon Capital Management (“Farallon”). In 2012, SPG purchased Farallon’s equity stake in Opry Mills and now has a 100% ownership interest. SPG’s liability under the nonrecourse carve-out provisions in the loan documents is capped at $75.0 million plus reasonable collection costs.

The Property. Opry Mills is a 1,169,633 square foot, super regional mall located adjacent to the Opryland Resort & Convention Center in Nashville, Tennessee. Opry Mills serves as a shopping, dining and entertainment destination in Tennessee and is the only mall in Nashville that features designer factory outlet shopping. The property is located in Opryland (which includes the Gaylord Opryland Resort & Convention Center and the Grand Ole Opry), which has over 3.0 million visitors each year. Major retailers and department stores at the mall include Bass Pro Shops, Forever 21, Bed Bath & Beyond, Off Broadway Shoes, Saks Fifth Avenue Off 5th, a Regal Cinema movie theater with IMAX and H&M, among others. Additionally, the property features a range of restaurants and food court tenants, including Rainforest Café, T.G.I. Fridays, Johnny Rockets, Chili’s, Moe’s Southwest Grill, Subway and Charley’s Grilled Subs. The property provides approximately 8,073 parking spaces, resulting in a parking ratio of approximately 6.9 spaces per 1,000 square feet of net rentable area.

As of March 14, 2016, the property was approximately 98.6% leased by 168 tenants. The property’s in-line tenants generally consist of national tenants, such as Polo Ralph Lauren, Nike Factory Store, Gap Outlet, Victoria’s Secret, Tommy Hilfiger, Banana Republic Factory Store and Old Navy Outlet. Gross mall sales for all tenants that had reported as of the trailing 12-month period ending December 31, 2015 were approximately $401.2 million. In-line sales per square foot for comparable stores less than 10,000 square feet were approximately $447, $468 and $485 in 2013, 2014 and 2015, respectively. Occupancy costs for comparable in-line tenants occupying less than 10,000 square feet for the same time periods were approximately 11.8%, 11.8% and 11.8% respectively.

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Opry Mills

The mall originally opened in 2000 on the former site of the Opryland USA theme park but was closed from May 2010 to March 2012 as a result of flooding from the Cumberland River. The damage to the property was caused by the confluence of torrential rainfall (over 13.5 inches of rain within a 36 hour period) and the sudden release of water from the Old Hickory Dam, which was authorized by the Army Corps. of Engineers (“USACE”). The property was redeveloped during that period and a portion of the redevelopment included improvements to structural features in order to limit potential future flood damage. Additionally, improvements to the Cumberland River levee and pumping system were made and a post-flood technical report was prepared by USACE outlining how it contributed to the flood damage and its intent to use this information in order to limit the consequences of any potential future flooding. Immediately following the flooding, Opry Mills was rebuilt, and re-opened in March 2012 after the loan sponsor spent over $130.0 million to redevelop the property. Operating performance improved following the redevelopment as the re-tenanting of the center resulted in a higher proportion of national and credit tenants.

Opryland is a country music themed tourist attraction that encompasses approximately 124 acres and includes Opry Mills, the Gaylord Opryland Resort & Convention Center and the Grand Ole Opry. The 2,881 room Gaylord Opryland Resort & Convention Center (the largest hotel outside of Las Vegas), together with the Grand Ole Opry, draw a substantial number of visitors per year, including 1.5 million hotel guests and 2.6 million banquet facility guests, which support the foot traffic at the property. The Grand Ole Opry, Tennessee’s largest tourist attraction and often called the “home of American music”, is a country music venue that showcases a variety of renowned country music artists and receives several hundreds of thousands of visitors each year. Additionally, the General Jackson Showboat, a 1,200 passenger paddlewheel boat featuring a variety of daily country music lunch and dinner cruises, docks at Opryland.

According to a third-party information provider, Nashville is an “18-Hour City” and the “#7 U.S. Market to Watch for 2016.” Factors contributing to Nashville’s emergence in the top 10 markets in such third-party information provider’s report include a re-emergent downtown, consistent in-migration, high quality of life, and low costs of doing business. Regional access to the area is provided by Interstate-40, Interstate-65 and Interstate-24. Nashville International Airport is located approximately 5.0 miles south of Opry Mills along Interstate-40 and is served by 14 carriers with an average of more than 375 flights arriving and departing the airport on a daily basis. According to the appraisal, the trade area within a 30-mile radius contains approximately 1.5 million people, with an average household income of $79,950 as of 2015. The appraisal concluded that market rents were generally in-line with the rents in-place at the property.

Competitive Set Summary(1)
Property	Year Built / Renovated	Total GLA	Est. Sales PSF	Est. Occ.	Proximity (Miles)	Major / Anchor Tenants
Opry Mills(2)(3)	2000 / 2012	1,169,633	$485	98.6%	NAP	Bass Pro Shops, Forever 21, Regal Cinema, Dave & Buster’s, Bed Bath & Beyond, Off Broadway Shoes, Saks Fifth Avenue Off 5th
Rivergate Mall	1971 / 2011	1,138,169	$280 - $300	94%	9.5	Dillard’s, JCPenney, Macy’s, Sears
The Mall at Green Hills	1955 / 2011	869,000	$650 - $670	98%	13.8	Dillard’s, Macy’s, Nordstrom
Providence Marketplace	2006 / NA	835,000	NAV	98%	14.0	Target, Belk, JCPenney, Kroger, Dick’s Sporting Goods,
						TJ Maxx, Homegoods
Cool Springs Galleria	1991 / 2006	1,381,800	NAV	99%	22.0	Dillard’s, JCPenney, Macy’s, Belk
Lebanon Premium Outlets(4)	1988 / NA	227,262	NAV	100%	29.0	Gap Factory Store, Nike, AnnTaylor, The Children’s Place
The Avenue Murfreesboro	2007 / NA	747,497	NAV	90%	31.0	Belk, Dick’s Sporting Goods, Best Buy, Haverty’s Furniture
Stones River Mall	1992 / 2008	598,688	NAV	97%	31.0	Dillard’s, JCPenney, Sears

(1)	Based on the appraisal.
(2)	Est. Sales PSF represents in-line sales per square foot for 2015.
(3)	Est. Occ. represents current occupancy as of March 14, 2016.
(4)	Owned by Simon Property Group, Inc.

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Annex A-3	JPMCC 2016-JP3

Opry Mills

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)(3)
96.0%	97.0%	97.0%	98.6%

(1)	Historical Occupancies are as of December 31 of each respective year and exclude temporary tenants.
(2)	Current Occupancy as of March 14, 2016.
(3)	Current Occupancy includes four tenants, Madame Tussauds (25,854 square feet), Hofbrauhaus Beer Garden (14,658 square feet), Abercrombie & Fitch Outlet (6,500 square feet), and Swarovski (1,231 square feet), all of which have executed leases but are not yet in occupancy. Madame Tussauds is expected to take occupancy and begin paying rent in May 2017. Hofbrauhaus Beer Garden is expected to take occupancy and begin paying rent in April 2017. Abercrombie & Fitch Outlet and Swarovski are expected to take occupancy and begin paying rent in October 2016. Occupancy excluding tenants that have signed leases but have not yet taken occupancy is 94.5%.

Historical In-line Sales and Occupancy Costs(1)
	2013	2014	2015
In-line Sales PSF	$447	$468	$485
Occupancy Costs	11.8%	11.8%	11.8%

(1)	In-line Sales PSF and Occupancy Costs are for comparable tenants less than 10,000 square feet.

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF(3)	Occupancy Costs(3)	Lease Expiration Date
Bass Pro Shops	NA / NA / NA	130,131	11.1%	$7.80	$342	2.8%	4/30/2020
Regal Cinema(4)	Ba1 / B+ / NA	100,056	8.6%	$21.50	$557,200	24.6%	5/31/2020
Dave & Buster’s	NA / NA / NA	56,886	4.9%	$23.20	$277	9.6%	11/30/2021
Forever 21	NA / NA / NA	53,244	4.6%	$27.52	$168	18.9%	1/31/2019
Bed Bath & Beyond	Baa1 / BBB+ / NA	30,966	2.6%	$12.59	$148	10.0%	3/31/2022
Off Broadway Shoes	NA / NA / NA	29,722	2.5%	$32.38	$229	19.2%	1/31/2021
Saks Fifth Avenue Off 5th	B1 / B+ / NA	27,567	2.4%	$7.00	$192	7.8%	4/30/2020
Madame Tussauds(5)	NA / NA / NA	25,854	2.2%	$5.80	N/A	N/A	4/30/2032
H&M	NA / NA / NA	25,022	2.1%	$35.08	$390	9.9%	1/31/2024
Sun & Ski Sports	NA / NA / NA	21,429	1.8%	$21.90	$190	14.5%	5/31/2022
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.
(3)	Sales PSF and Occupancy Costs represent sales for the trailing 12-month period ending December 31, 2015 for all tenants.
(4)	Sales PSF reflects sales per screen for Regal Cinema. Sales per screen is based on a total of 20 screens. Regal Cinema has the right to terminate its lease if the occupancy rate at Opry Mills falls below 50% of the leasable area (not including the premises of Regal Cinema) and such occupancy rate continues for 12 months.
(5)	Madame Tussauds’ lease commenced May 2016 but Madame Tussauds is not yet in occupancy. Therefore, Sales PSF and Occupancy Costs figures are not available.

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Annex A-3	JPMCC 2016-JP3

Opry Mills

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	15,841	1.4%	NAP	NAP	15,841	1.4%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	15,841	1.4%	$0	0.0%
2017	7	10,727	0.9	512,369	1.7	26,568	2.3%	$512,369	1.7%
2018	5	21,814	1.9	653,674	2.2	48,382	4.1%	$1,166,043	3.9%
2019	9	95,636	8.2	2,589,843	8.7	144,018	12.3%	$3,755,886	12.6%
2020	7	282,096	24.1	4,149,006	13.9	426,114	36.4%	$7,904,891	26.5%
2021	4	109,093	9.3	2,648,138	8.9	535,207	45.8%	$10,553,029	35.4%
2022	81	342,920	29.3	10,522,594	35.3	878,127	75.1%	$21,075,623	70.7%
2023	36	178,528	15.3	5,172,116	17.4	1,056,655	90.3%	$26,247,739	88.1%
2024	5	34,792	3.0	1,389,681	4.7	1,091,447	93.3%	$27,637,420	92.8%
2025	5	9,440	0.8	646,169	2.2	1,100,887	94.1%	$28,283,589	94.9%
2026	8	42,892	3.7	1,359,304	4.6	1,143,779	97.8%	$29,642,892	99.5%
2027 & Beyond	1	25,854	2.2	150,000	0.5	1,169,633	100.0%	$29,792,892	100.0%
Total	168	1,169,633	100.0%	$29,792,892	100.0%

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$25,645,666	$26,886,191	$27,691,194	$27,869,739	$29,792,892	$25.47	59.8%
Vacant Income	0	0	0	0	583,384	0.50	1.2
Gross Potential Rent	$25,645,666	$26,886,191	$27,691,194	$27,869,739	$30,376,276	$25.97	61.0%
CAM Reimbursements	7,524,044	8,002,492	8,242,367	8,206,506	9,142,890	7.82	18.4
Percentage Rent	1,963,537	1,701,241	2,159,817	2,101,647	2,309,076	1.97	4.6
Other Reimbursements(3)	8,371,007	7,940,550	8,087,640	7,918,716	7,974,588	6.82	16.0
Net Rental Income	$43,504,254	$44,530,474	$46,181,018	$46,096,608	$49,802,830	$42.58	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(2,490,141)	(2.13)	(5.0)
Other Income(4)	5,622,945	5,533,441	5,553,022	5,669,254	5,662,840	4.84	11.4
Effective Gross Income	$49,127,199	$50,063,915	$51,734,040	$51,765,862	$52,975,528	$45.29	106.4%
Total Expenses(5)	$14,625,041	$15,076,680	$15,026,181	$14,870,712	$15,212,634	$13.01	28.7%
Net Operating Income(6)	$34,502,158	$34,987,235	$36,707,859	$36,895,150	$37,762,894	$32.29	71.3%
Total TI/LC, Capex/RR	0	0	0	0	1,488,609	1.27	2.8
Net Cash Flow	$34,502,158	$34,987,235	$36,707,859	$36,895,150	$36,274,285	$31.01	68.5%

(1)	The TTM column represents the trailing 12-months ending March 31, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and percent of Effective Gross Income for the remainder of fields.
(3)	Other Reimbursements include utilities and real estate taxes.
(4)	Other Income primarily includes income attributable to temporary tenants (including kiosk, vending machines, events and promotions), marketing income from tenants and ATM rental income.
(5)	Total Expenses were underwritten to SPG’s 2016 budget. Historical financials were normalized to exclude non-recurring legal expenses associated with the 2010 flooding of the Cumberland River. 2014 was adjusted by $3.2 million and 2015 was adjusted by $6.5 million. SPG has provided a guaranty related to the payment of any future legal expenses in connection with such event.
(6)	Underwritten Net Operating Income is higher than TTM Net Operating Income due primarily to the inclusion of four tenants, Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet and Swarovski, all of which have signed leases but have not yet taken occupancy as well as contractual rent increases through June 2017.

Property Management. The property is managed by Simon Management Associates II, LLC, an affiliate of the loan sponsor.

Escrows and Reserves. No upfront escrows were taken at origination. In lieu of cash reserves, SPG delivered a guaranty in the amount of $3,943,000 for the outstanding tenant improvements, tenant allowance and leasing commission obligations associated with Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet, Swarovski and Mission BBQ.

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Opry Mills

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) there is no event of default, (ii) no DSCR Reserve Trigger Event (as defined below) exists and (iii) the borrower (a) pays all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent and (b) provides the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrower to make monthly deposits to the replacement reserve is waived so long as no DSCR Reserve Trigger Event or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Event or an event of default, the borrower is required to deposit $19,494 per month ($0.20 per square foot annually) for replacement reserves. The reserve is subject to a cap of $701,780 (approximately $0.60 per square foot).

TI/LC Reserves - The requirement for the borrower to make monthly deposits into the tenant improvements and leasing commissions reserve is waived so long as no DSCR Reserve Trigger Event or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Event or an event of default, the borrower is required to deposit $160,825 per month (approximately $1.65 per square foot annually) for tenant improvement and leasing commission reserves. The reserve is subject to a cap of $5,789,683 (approximately $4.95 per square foot).

Lockbox / Cash Management. The loan is structured with a CMA lockbox. The borrower was required to send tenant direction letters within 30 days of the origination date to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then swept to an account controlled by the borrower until the occurrence of a Lockbox Event (as defined below). During the continuance of a Lockbox Event, all rents will be swept to a segregated cash management account and held in trust and for the benefit of the lender. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Lockbox Event, all funds deposited into the cash management account (with respect to a DSCR Trigger Event, after payment of debt service, required reserves and budgeted operating expenses) will be held as additional security for the loan.

A Lockbox Event (as defined below) may be cured (i) if the Lockbox Event is caused solely by a DSCR Trigger Event (as defined below), by the achievement of a debt service coverage ratio (as calculated in the loan documents) based on the trailing four calendar quarter period immediately preceding the date of such determination of more than 1.60x for two consecutive quarters, (ii) if the Lockbox Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default or (iii) if the Lockbox Event is caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a replacement property manager acceptable to the lender under a new management agreement within 60 days after such bankruptcy action or such property manager is discharged within 90 days after such bankruptcy action without any adverse consequences to the property or the Opry Mills Whole Loan (each of the foregoing, a “Lockbox Termination Event”).

Each Lockbox Termination Event is also subject to the following conditions: (i) no event of default has occurred and is continuing, (ii) the borrower may not cure a Lockbox Event (x) more than a total of five times in the aggregate during the term of the loan or (y) triggered by a bankruptcy action of the borrower at any time during the term of the loan and (iii) the borrower pays all of the lender’s reasonable expenses incurred in connection with curing any Lockbox Event, including reasonable attorney’s fees and expenses.

A “Lockbox Event” means the occurrence of (a) an event of default, (b) any bankruptcy action of the borrower, (c) a bankruptcy action of the manager if the manager is an affiliate of the borrower and provided that the manager is not replaced within 60 days with a qualified manager in accordance with the loan documents or (d) a DSCR Trigger Event (as defined below).

A “DSCR Trigger Event” means the debt service coverage ratio (as calculated in the loan documents) based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.60x for two consecutive calendar quarters.

A “DSCR Reserve Trigger Event” means the debt service coverage ratio (as calculated in the loan documents) based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.75x for two consecutive calendar quarters.

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Annex A-3	JPMCC 2016-JP3

Opry Mills

Litigation Guaranty. In connection with a casualty from a flooding that occurred at the property in 2010, the loan sponsor was involved in a five-year lawsuit against the insurers of the property. The loan sponsor was initially awarded $50.0 million out of the $200.0 million that the loan sponsor claimed. The loan sponsor was ultimately granted a summary judgment by the Chancery Court for Davidson County, Tennessee, awarding the loan sponsor $204.0 million. The judgment is currently being appealed and the loan sponsor has provided a guaranty to the lender related to the payment of all obligations, costs, expenses and liabilities of the borrower or its affiliates incurred in connection with such insurance proceedings, including any post-trial motions and appeals arising therefrom, all attorney’s fees or disbursements, expert witness fees or other related expenses, costs or fees. Neither the lender nor the servicer has (i) any right to participate in the insurance proceedings in any manner whatsoever or (ii) any right to approve any decisions of the borrower with respect to the insurance proceedings or any appeals or settlement thereof. Any amounts received by the borrower from the insurance proceedings are not required to be deposited into the lockbox account and belong to the borrower, to be retained or disbursed by the borrower in its sole discretion and control and otherwise in accordance with its organizational documents.

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Westfield San Francisco Centre

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Westfield San Francisco Centre

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	JPMCB	Single Asset / Portfolio:	Single Asset
		Title:	Fee / Leasehold
		Property Type - Subtype:	Mixed Use - Super Regional Mall/Office
Original Principal Balance(2):	$60,000,000	Net Rentable Area (SF)(4):	794,521
Cut-off Date Principal Balance(2):	$60,000,000	Location:	San Francisco, CA
% of Pool by IPB:	4.9%	Year Built / Renovated:	1908, 1988 / 2006
Loan Purpose:	Refinance	Occupancy:	95.6%
Borrowers:	Emporium Mall LLC and S.F. Centre	Occupancy Date:	4/30/2016
	Limited Partnership	Number of Tenants:	174
Sponsor:	Westfield America, Inc.	2013 NOI:	$48,398,462
Interest Rate:	3.39400%	2014 NOI:	$48,128,023
Note Date:	7/11/2016	2015 NOI:	$50,954,179
Maturity Date:	8/1/2026	TTM NOI (as of 3/2016)(5):	$51,963,988
Interest-only Period:	120 months	UW Economic Occupancy:	95.6%
Original Term:	120 months	UW Revenues:	$95,016,729
Original Amortization:	None	UW Expenses:	$38,462,539
Amortization Type:	Interest Only	UW NOI(5):	$56,554,190
Call Protection(3):	L(25),DeforGrtr1%orYM(91),O(4)	UW NCF:	$54,817,690
Lockbox:	CMA	Appraised Value / Per SF:	$1,220,000,000 / $1,536
Additional Debt:	Yes	Appraisal Date:	4/27/2016
Additional Debt Balance:	$373,077,000 / $124,923,000
Additional Debt Type:	Pari Passu / Subordinate Debt

Escrows and Reserves(6)				Financial Information(2)
	Initial	Monthly	Initial Cap		Pari Passu Debt	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$545	$702
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$545	$702
Replacement Reserves:	$0	Springing	$315,727	Cut-off Date LTV:	35.5%	45.7%
TI/LC:	$0	Springing	$1,973,295	Maturity Date LTV:	35.5%	45.7%
Other:	$4,300,000	Springing	N/A	UW NCF DSCR:	3.68x	2.85x
				UW NOI Debt Yield:	13.1%	10.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$558,000,000	99.7%	Payoff Existing Debt	$555,500,000	99.3%
Sponsor Equity	1,661,400	0.3	Closing Costs	4,161,400	0.7
Total Sources	$559,661,400	100.0%	Total Uses	$559,661,400	100.0%

(1)	The Westfield San Francisco Centre Whole Loan was co-originated by JPMCB and Deutsche Bank AG, New York Branch (“DBNY”).
(2)	The Westfield San Francisco Centre loan is part of a whole loan comprised of (i) a mortgage loan comprised of four pari passu senior notes with an aggregate outstanding principal balance of approximately $60.0 million, (ii) a companion loan, which is pari passu to the Westfield San Francisco Centre loan, comprised of 20 pari passu notes with an aggregate outstanding principal balance of approximately $373.1 million and (ii) four subordinate notes with an aggregate outstanding principal balance of approximately $124.9 million. The Pari Passu Debt Financial Information presented in the chart above reflects the $433.1 million aggregate Cut-off Date balance of the Westfield San Francisco Centre loan and the Westfield San Francisco Centre Pari Passu Companion Loans. The Whole Loan Financial Information presented in the chart above reflects the $558.0 million Cut-off Date balance of the Westfield San Francisco Centre Whole Loan, as defined in “The Loan” below.
(3)	The borrowers have the option of prepaying the Westfield San Francisco Centre Whole Loan in full with (i) the greater of 1% of the Westfield San Francisco Centre Whole Loan being prepaid and a yield maintenance premium or (ii) defeasance of the full Westfield San Francisco Centre Whole Loan. The lockout period will be at least 25 payment dates beginning with and including the first payment date of September 1, 2016. Defeasance of the full $558.0 million Westfield San Francisco Centre Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2019 and (ii) two years after the closing date of the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). The borrowers are also permitted to prepay the Westfield San Francisco Centre Whole Loan in whole, but not in part, after the expiration of the REMIC Prohibition Period with the payment of a yield maintenance premium. The assumed lockout period of 25 payments is based on the expected JPMCC 2016-JP3 securitization closing date in September 2016. The actual lockout period may be longer.
(4)	Net Rentable Area (SF) is not inclusive of square footage associated with Bloomingdale’s (338,928 square feet) or Nordstrom (312,000 square feet), which are not part of the collateral.
(5)	The increase in UW NOI from TTM NOI (as of 3/2016) is largely driven by the Zara expansion space, which is expected to be delivered to the tenant on April 1, 2017 with rent commencing under the lease for such space on October 1, 2017. The Zara expansion space is 19,116 square feet and the lease requires $2.1 million in base rent annually for such space. UW NOI is additionally driven by contractual rent escalations through August 1, 2017 totaling approximately $1.3 million.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Annex A-3	JPMCC 2016-JP3

Westfield San Francisco Centre

The Loan. The Westfield San Francisco Centre loan is secured by the borrowers’ fee simple and leasehold interests in 794,521 square feet of a 1,445,449 square foot super regional mall and office property located in the Union Square neighborhood of San Francisco, California. The whole loan was co-originated by JPMCB and DBNY and has an outstanding principal balance as of the Cut-off Date of $558.0 million (the “Westfield San Francisco Centre Whole Loan”). The Westfield San Francisco Centre Whole Loan is comprised of (i) four pari passu senior notes with an aggregate outstanding principal balance as of the Cut-off Date of approximately $60.0 million, (ii) 20 pari passu senior companion notes (also pari passu with respect to the Westfield San Francisco Centre loan) with an aggregate outstanding principal balance as of the Cut-off Date of approximately $373.1 million (the “Westfield San Francisco Centre Pari Passu Companion Loans”) and (iii) four subordinate notes with an aggregate outstanding principal balance as of the Cut-off Date of approximately $124.9 million (the “Westfield San Francisco Centre Subordinate Companion Loans”), each as described below. The senior non-controlling notes A-2-EMP-C2, A-2-EMP-C3, A-2-SFC-C2 and A-2-SFC-C3 comprising the Westfield San Francisco Centre loan, with an aggregate original principal balance of approximately $60.0 million, are being contributed to the JPMCC 2016-JP3 Trust. The Westfield San Francisco Centre loan and the Westfield San Francisco Centre Pari Passu Companion Loans are pari passu in right of payment with each other and are generally senior in right of payment to the Westfield San Francisco Centre Subordinate Companion Loans to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Westfield San Francisco Centre Whole Loan” in the Preliminary Prospectus. The DBJPM 2016-SFC Mortgage Trust Notes contain the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). The Westfield San Francisco Centre Whole Loan has a 10-year term and is interest-only for the term of the loan.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-EMP-C2, A-1-SFC-C2, A-1-EMP-C3, A-1-SFC-C3	$60,000,000	$60,000,000	CD 2016-CD1	No
DBJPM 2016-SFC Mortgage Trust Notes(1)	306,942,000	306,942,000	DBJPM 2016-SFC	Yes
A-1-EMP-C1, A-1-SFC-C1, A-2-EMP-C1, A-2-SFC-C1	84,000,000	84,000,000	DBJPM 2016-C3	No
A-2-EMP-C2, A-2-SFC-C2, A-2-EMP-C3, A-2-SFC-C3	60,000,000	60,000,000	JPMCC 2016-JP3	No
A-1-EMP-C4, A-1-SFC-C4	23,529,000	23,529,000	DBNY	No
A-2-EMP-C4, A-2-SFC-C4	23,529,000	23,529,000	JPMCB	No
Total	$558,000,000	$558,000,000
(1)	The DBJPM 2016-SFC Mortgage Trust Notes are inclusive of notes B-1-EMP, B-1-SFC, B-2-EMP and B-2-SFC, collectively, representing the Westfield San Francisco Centre Subordinate Companion Loans.

The Borrowers. The borrowing entities for the Westfield San Francisco Centre Whole Loan are Emporium Mall LLC, a Delaware limited liability company, and S.F. Centre Limited Partnership, a Delaware limited partnership, each a single purpose entity with two independent directors in its organizational structure.

Emporium Mall LLC owns the fee interest in the Emporium retail and office space and S.F. Centre Limited Partnership holds the leasehold interest in the San Francisco Centre. Westfield America, Inc. (“Westfield”) and Forest City Commercial Group, Inc. indirectly own a majority of the S.F. Centre Limited Partnership and Emporium Mall LLC. Westfield indirectly controls both S.F. Centre Limited Partnership and Emporium Mall LLC.

The Loan Sponsor. The loan sponsor of the borrowers and the nonrecourse carve-out guarantor is Westfield, provided that (i) Westfield’s liability under the guaranty is subject to a cap of 10% of the then outstanding principal balance of the Westfield San Francisco Centre Whole Loan and (ii) in no event will Westfield be liable for losses solely related to the borrowers’ failure to (a) pay debt service on or repay the Westfield San Francisco Centre Whole Loan, (b) remain solvent, (c) remain adequately capitalized or (d) pay their debts as they become due.

Westfield, an affiliate of Westfield Corporation, is a real estate investment trust (“REIT”) that is in the business of owning, operating, developing and acquiring iconic retail destinations in the world’s leading cities (including in major metropolitan areas in the United States). Attracting over 330 million shopper visits last year, Westfield’s portfolio of 32 shopping centers in the United States includes nearly 5,800 stores encompassing approximately 40 million square feet of retail space in eight states.

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Annex A-3	JPMCC 2016-JP3

Westfield San Francisco Centre

The Property. The Westfield San Francisco Centre collateral consists of a 794,521 square foot portion of a 1,445,449 square foot super regional mall and office property located at 865 Market Street in San Francisco’s Union Square neighborhood. Of the 794,521 square feet of collateral, 553,366 square feet are retail and 241,155 square feet are office. The Westfield San Francisco Centre is divided between the San Francisco Centre (23.4% of collateral net rentable area) and the Emporium retail and office building (76.6% of collateral net rentable area). The San Francisco Centre portion of the mall was originally developed in 1988 and purchased by Westfield in 2002. The Emporium portion of the mall, which is a redevelopment of the historic Emporium department store that dates back to the 1890s, was co-developed by Westfield and Forest City in 2006. The San Francisco Centre is subject to a ground lease with an initial expiration of June 30, 2043 and includes one 15-year renewal option.

As of April 30, 2016, the Westfield San Francisco Centre property’s 553,366 square foot retail portion was 93.7% leased by approximately 170 tenants (97.1% including non-collateral anchor tenants). The Westfield San Francisco Centre property features a nine-screen movie theater and several noteworthy major and in-line tenants, including Zara, H&M, J. Crew, Victoria’s Secret, Banana Republic, Foot Locker and Champs Sports. Furthermore, the Westfield San Francisco Centre property offers approximately 23 restaurant and dining concepts. No tenant contributes more than 5.1% of gross rent. Sales for all reporting categories, including non-collateral tenants, for the trailing 12 months ending March 2016 totaled $599.3 million, with specialty store (all tenants excluding major tenants and theatre tenants) sales of $1,028 per square foot. From 2011 to 2015, specialty store sales per square foot grew at a compounded annual growth rate of 7.4%. The retail portion of the Westfield San Francisco Centre property is anchored by the west coast flagship of Bloomingdale’s and the second largest Nordstrom in the United States, neither of which is collateral for the Westfield San Francisco Centre Whole Loan.

The retail portion of the Westfield San Francisco Centre property also features a new 36,977 square foot digital space, called Bespoke, which Westfield unveiled in May of 2015. Bespoke, which is a Westfield affiliate, consists of co-working, technology demonstration and event spaces. As of July 2016, Bespoke was host to over 100 events, showcased over 30 demonstrations and was home to more than 75 retail-tech start-ups. Clients of Bespoke include several prominent technology companies including Google, Salesforce and Facebook. The co-working space has over 200 paying members and achieved 100% occupancy in its first nine months.

The Westfield San Francisco Centre property is a located in one of the top retail destinations in the country (Market Street in San Francisco’s Union Square neighborhood), with strong historical sales and average mall and office occupancies of 96.6% and 97.5%, respectively, from 2007 to 2015 (including non-collateral anchors). As of April 30, 2016, the Westfield San Francisco Centre property’s 241,155 square foot office portion was 100% leased to four tenants. Historical occupancy of both the retail and office portions of the Westfield San Francisco Centre property is further detailed in the chart below.

Historical and Current Occupancy(1)
	2007	2008	2009	2010	2011	2012	2013	2014	2015	Current(2)
Collateral Retail Occupancy	99.3%	95.8%	93.6%	87.7%	89.6%	89.1%	89.4%	94.5%	93.7%	93.7%
Total Mall Occupancy	99.7%	98.1%	97.1%	94.4%	95.3%	95.0%	95.1%	97.5%	97.1%	97.1%
Office Occupancy	94.0%	96.0%	100.0%	100.0%	100.0%	100.0%	98.3%	96.6%	92.7%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Collateral Retail Occupancy and Current Total Mall Occupancy are as of April 30, 2016 and include Zara’s expansion space. The Zara expansion space is expected to be delivered to the tenant on April 1, 2017 and the tenant is required to commence paying rent on October 1, 2017. Current Office Occupancy is as of April 30, 2016.

Since January 2015, 29,853 square feet of new in-line tenant leases have been signed at the retail portion of the Westfield San Francisco Centre property. These leases are 27.4% higher than the average in-place base rent per square foot of all in-line tenants. Additionally, Zara signed a lease to expand its space by 19,116 square feet in June 2016. The space is expected to be delivered to Zara in April 2017 and Zara is required to begin paying rent in October 2017. The borrowers have delivered two letters of credit in the aggregate amount of $4,300,000 to cover gap rent and the tenant improvement obligations of the borrowers associated with the Zara lease. The average in-place gross office rent of $47.80 per square foot is a 19.1% discount to the most recently signed office leases at the Westfield San Francisco Centre property (Crunchyroll, Inc. and TRUSTe).

The Westfield San Francisco Centre property is located in the Union Square neighborhood within the greater San Francisco Bay Area. According to the appraisal, Union Square is the San Francisco Bay Area’s premier retail district and in a class with the top tier of high end shopping districts nationally, such as New York’s Fifth/Madison Avenues, Chicago’s North Michigan Avenue and Beverly Hills’ Rodeo Drive. According to industry reports, the San Francisco retail market did not experience much change in market conditions in the first quarter of 2016. The vacancy rate went from 2.1% in the previous quarter to 2.2% in the current quarter. Net absorption was negative 88,851 square feet, and vacant sublease space decreased by 5,885 square feet. Quoted rental rates increased from fourth quarter 2015 levels, ending at $37.92 per square foot per year. There was no new retail space delivered to the market in the first quarter and 356,786 square feet are under construction as of the end of the quarter.

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Westfield San Francisco Centre

According to industry reports, the Union Square submarket has a retail inventory of 3.29 million square feet. The submarket had a vacancy rate of 2.9%, net absorption of 20,476 square feet and an average rental rate of $72.16 per square foot, triple net. The appraisal determined a stabilized vacancy of 4.0% for the Westfield San Francisco Centre property. As of the first quarter of 2016, the population within a five-mile radius of the Westfield San Francisco Centre property was 724,333, with expected growth of 1.15% over the next five years, and average household income was $129,484. The appraisal noted that the Westfield San Francisco Centre property is very well-located for a super regional mall and office project and represents a prime destination retail property that acts as the anchor for the larger surrounding Union Square District. According to the appraisal, due to its size and location, the Westfield San Francisco Centre property does not have any truly comparable competition. However, according to industry reports, there are five retail centers located between six and 12 miles away, which are summarized in the chart below.

Competitive Set Summary(1)
Property	Year Built / Renovated	Total GLA	Est. Sales PSF(2)	Est. Occupancy	Proximity (miles)	Major / Anchor Tenants
Westfield San Francisco Centre(3)(4)	1988 / 2006	1,220,000	$960	98%	NAP	Bloomingdale’s, Nordstrom
Stonestown Galleria	1952 / 1988	836,454	$610	97%	6.0	Macy’s, Nordstrom, Trader Joe’s, United Artists Theatres
Bay Street	2002 / N/A	400,000	$300	90%	8.0	AMC Theatres
Serramonte Center	1968 / 2007	865,000	$490	91%	9.0	Dick’s Sporting Goods, JCPenney, Macy’s, Target
Shops at Tanforan	1971 / 2005	979,000	$375	89%	11.0	Century Theatres, JCPenney, Sears, Target, Toys R Us
Village at Corte Madera	1985 / 2005	460,000	$1,070	98%	12.0	Macy’s, Nordstrom, Tesla Motors
(1)	Based on a retail industry report.

(2)	Est. Sales PSF figures exclude Apple where applicable.

(3)	Based on the retail square feet only. Variances between the above table and the underwritten square feet are due to measurement differences and/or reporting methodology.

(4)	Major / Anchor Tenants for Westfield San Francisco Centre are non-collateral anchors.

Retail Tenant Summary (Major Tenants >10,000 SF)(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Most Recent Sales PSF(3)	Lease Expiration Date
Century Theatres(4)	B2 / BB / NA	52,636	6.6%	$27.00	2.7%	$708,598	9/30/2021
Bespoke	NA / NA / NA	36,977	4.7%	$25.75	1.8%	NA	12/31/2021
Zara(5)	NA / NA / NA	27,579	3.5%	$108.78	5.6%	$1,403	3/31/2027
H&M	NA / NA / NA	25,289	3.2%	$71.07	3.4%	$442	1/31/2022
Bristol Farms	NA / NA / NA	22,135	2.8%	$42.27	1.8%	$483	1/31/2017
Abercrombie & Fitch	NA / BB- / NA	16,488	2.1%	$107.29	3.3%	$783	1/31/2022
Express / Express Men	NA / NA / NA	15,660	2.0%	$74.00	2.2%	$293	1/31/2023
J. Crew	B2 / B- / NA	11,284	1.4%	$83.44	1.8%	$978	1/31/2022
Victoria’s Secret	NA / NA / NA	11,037	1.4%	$76.41	1.6%	$1,338	1/31/2023
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Most Recent Sales PSF is as of the trailing 12 months ending on March 31, 2016 and, in certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have timely reported sales.

(4)	Most Recent Sales PSF for Century Theatres reflect sales per screen based on nine screens.

(5)	Net Rentable Area (SF) for Zara includes Zara’s expansion space. The Zara expansion space is expected to be delivered to the tenant April 1, 2017 and the tenant is required to commence paying rent on October 1, 2017.

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Annex A-3	JPMCC 2016-JP3

Westfield San Francisco Centre

The office component of the Westfield San Francisco Centre property is comprised of 241,155 square feet, which is 100.0% leased to four tenants. Since 2007, the office component of the property has achieved an average occupancy 97.8% and has consistently operated at 94.0% or greater. According to the appraisal, as of the first quarter of 2016, the San Francisco Office Market had an inventory of approximately 78.0 million square feet of net rentable area with average asking rents of $72.38 per square foot and a vacancy of 6.2%.

Office Tenant Summary(1)

	Ratings(2)	Net Rentable	% of	Base	% of Total	Lease
Tenant	Moody’s/S&P/Fitch	Area (SF)	Total NRA	Rent PSF	Base Rent	Expiration Date
San Francisco State University(3)	Aa3 / AA- / A+	125,483	15.8%	$37.12	8.7%	12/31/2021
Crunchyroll, Inc.(4)	NA / NA / NA	71,614	9.0%	$58.71	7.9%	1/31/2020
True Ultimate Standards Every	NA / NA / NA	28,217	3.6%	$53.56	2.8%	2/29/2020
Burke Williams Day Spa	NA / NA / NA	15,841	2.0%	$44.00	1.3%	1/31/2022

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company or government entity of the entity listed in the “Tenant” field whether or not the parent company or government entity guarantees the lease.

(3)	San Francisco State University subleases 18,354 square feet to San Francisco Examiner through December 2021 and 18,712 square feet to Westfield Labs, a Westfield affiliate, through December 2021.

(4)	Crunchyroll, Inc. subleases 30,000 square feet to GoPro, Inc. through June 2017.

Non-Owned Anchors(1)
	Ratings(2)	Net Rentable	Most Recent	Most Recent
Tenant	Moody’s/S&P/Fitch	Area (SF)	Sales(3)	Sales PSF(3)
Bloomingdale’s	Baa2 / BBB / BBB	338,928	$122,875,937	$363
Nordstrom	Baa1 / BBB+ / BBB+	312,000	$89,219,568	$286
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Most Recent Sales and Most Recent Sales PSF are as of the trailing 12-months ending on March 31, 2016 and, in certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have timely reported, sales.

Collateral Retail Tenant Summary(1)
Tenant	Net Rentable Area (SF)	% of Total Collateral (SF)	Base Rent PSF	Most Recent Sales(2)	Most Recent Sales PSF(2)
Major Tenants (>10,000SF)(3)(4)	219,085	27.6%	$58.51	$77,032,437	$802
In-line(5)	218,415	27.5	$91.28	$173,234,136	$793
Restaurant / Food Court	38,711	4.9	$109.69	$39,331,243	$1,016
Exterior	29,808	3.8	$172.03	$32,955,776	$1,106
Specialty Leasing(6)	5,203	0.7	NAP	NAP	NAP
Kiosk / ATM	4,360	0.5	NAP	NAP	NAP
Patio	2,672	0.3	$71.57	NAP	NAP
Total Occupied Retail Collateral	518,254	65.2%
Vacant Retail	35,112	4.4
Total Retail Collateral SF	553,366	69.6%
(1)	Based on the underwritten rent roll.

(2)	Most Recent Sales and Most Recent Sales PSF are as of the trailing 12-months ending on March 31, 2016 and, in certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have timely reported sales.

(3)	Century Theatres’ sales are excluded from Most Recent Sales and Most Recent Sales PSF.

(4)	Most Recent Sales PSF for Zara are based upon the 8,463 square feet that Zara currently occupies at the property.

(5)	In-line Sales include tenants that have reported two full years of sales.

(6)	Specialty Leasing represents tenants with short-term leases or license agreements with a duration that is typically 12 months or fewer.

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Annex A-3	JPMCC 2016-JP3

Westfield San Francisco Centre

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring
Vacant	NAP	35,112	4.4%	NAP	NAP	35,112	4.4%	NAP	NAP
Specialty(4)	3	5,203	0.7	$0	0.0%	40,315	5.1%	$0	0.0%
2016 & MTM	25	45,361	5.7	4,127,974	7.7	85,676	10.8%	$4,127,974	7.7%
2017	39	84,308	10.6	9,487,641	17.8	169,984	21.4%	$13,615,615	25.5%
2018	13	19,948	2.5	1,470,962	2.8	189,932	23.9%	$15,086,577	28.3%
2019	10	4,929	0.6	944,953	1.8	194,861	24.5%	$16,031,530	30.0%
2020	11	108,570	13.7	6,797,715	12.7	303,431	38.2%	$22,829,245	42.8%
2021	19	244,139	30.7	8,576,762	16.1	547,570	68.9%	$31,406,007	58.8%
2022	22	114,412	14.4	9,583,469	17.9	661,982	83.3%	$40,989,476	76.8%
2023	10	43,434	5.5	3,074,721	5.8	705,416	88.8%	$44,064,197	82.5%
2024	5	16,070	2.0	1,138,269	2.1	721,486	90.8%	$45,202,466	84.7%
2025	5	13,601	1.7	2,443,601	4.6	735,087	92.5%	$47,646,067	89.2%
2026	8	15,341	1.9	1,928,788	3.6	750,428	94.5%	$49,574,855	92.9%
2027 & Beyond	4	44,093	5.5	3,815,600	7.1	794,521	100.0%	$53,390,455	100.0%
Total	174	794,521	100.0%	$53,390,455	100.0%
(1)	Based on the underwritten rent roll.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Base Rent Expiring does not include (i) $242,069 attributable to the straight line average of Microsoft’s and San Francisco State University’s contractual base rent through the tenants’ lease expiration date, (ii) $1,261,179 attributable to step rents based on the minimum contractual rent increases occurring through August 2017 and (iii) $84,732 attributable to a reciprocal easement agreement with non-collateral anchor tenant Bloomingdale’s.

(4)	Specialty tenants represent tenants with short-term leases or license agreements that have durations that are typically 12 months or fewer. Rent for the Specialty tenants was not included in underwritten base rent but has been underwritten with other income.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$45,697,435	$46,482,470	$48,326,548	$49,319,480	$54,978,435	$69.20	61.0%
Vacant Income	0	0	0	0	3,985,753	5.02	4.4
Gross Potential Rent	$45,697,435	$46,482,470	$48,326,548	$49,319,480	$58,964,187	$74.21	65.4%
Total Recoveries	28,021,791	29,445,379	30,419,008	30,668,606	31,197,107	39.27	34.6
Net Rental Income	$73,719,226	$75,927,849	$78,745,556	$79,988,086	$90,161,294	$113.48	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(3,985,753)	(5.02)	(4.4)
Other Income	10,401,563	8,693,512	9,857,994	10,666,686	8,841,187	11.13	9.8
Effective Gross Income	$84,120,789	$84,621,362	$88,603,550	$90,654,772	$95,016,729	$119.59	105.4%
Total Expenses	$35,722,327	$36,493,338	$37,649,371	$38,690,784	$38,462,539	$48.41	40.5%
Net Operating Income	$48,398,462	$48,128,023	$50,954,179	$51,963,988	$56,554,190	$71.18	59.5%
Total TI/LC, Capex/RR	0	0	0	0	1,736,500	2.19	1.8
Net Cash Flow	$48,398,462	$48,128,023	$50,954,179	$51,963,988	$54,817,690	$68.99	57.7%
(1)	TTM represents the trailing 12-month period ending on March 31, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Underwritten Rents in Place is based on the underwritten rent roll with base rent equal to the contractual amount as of August 1, 2016. Underwritten Rents in Place includes an adjustment for recently signed leases and the Zara expansion lease. The Zara expansion space is expected to be delivered to the tenant April 1, 2017 and the tenant is required to commence paying rent on October 1, 2017. Base rent generated by the leases currently encumbering the Zara expansion space was removed from the Underwritten Base Rent. Excludes straight lining of rents.

(4)	Underwritten Rents in Place includes (i) $242,069 attributable to the straight line average of Microsoft’s and San Francisco State University’s contractual base rent through the tenants’ lease expiration date, (ii) $1,261,179 attributable to step rents based on the minimum contractual rent increases occurring through August 2017 and (iii) $84,732 attributable to a reciprocal easement agreement with non-collateral anchor tenant Bloomingdale’s.

Property Management. The Westfield San Francisco Centre property is managed by Westfield Property Management LLC, a borrower affiliate.

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Annex A-3	JPMCC 2016-JP3

Westfield San Francisco Centre

Escrows and Reserves. At origination, the borrowers were required to deliver two letters of credit in the aggregate amount of $4,300,000 from UBS AG bank to cover gap rent and the tenant improvement obligations of the related borrower associated with the Zara lease. The landlord’s work letter of credit is in the amount of $1,756,435 and the gap rent letter of credit is in the amount of $2,543,565. The loan documents provide that, in lieu of making any monthly payments to any of the reserve funds, the borrowers may deliver (i) a letter of credit or (ii) one or more guaranties from Westfield or an affiliate of Westfield that has total assets (in name or under management) in excess of $800 million and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus, shareholder’s equity or net worth of at least $400 million.

Tax Escrows - The requirement for the borrowers to make monthly deposits into the tax escrow is waived so long as (i) there is no event of default and (ii) the debt service coverage ratio (as calculated in the loan documents) does not fall below 1.45x as of the last calendar day of any fiscal quarter.

Insurance Escrows - The requirement for the borrowers to make deposits to the insurance escrow is waived so long as either (i)(a) no event of default has occurred and is continuing and (b) the debt service coverage ratio (as calculated in the loan documents) does not fall below 1.45x as of the last calendar day of any fiscal quarter, or (ii) the property is insured under a blanket insurance policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrowers to make deposits to the replacement reserve is waived so long as (i) no event of default has occurred and is continuing and (ii) the debt service coverage ratio (as calculated in the loan documents) does not fall below 1.45x as of the last calendar day of any fiscal quarter. In the event the borrowers are required to make monthly deposits into the replacement reserve, the borrowers are required to deposit approximately $13,155 per month (approximately $0.20 per square foot annually) for replacement reserves. The reserve is subject to a cap of approximately $315,727 (approximately $0.40 per square foot).

TI/LC Reserves - The requirement for the borrowers to make deposits to the TI/LC reserve is waived so long as (i) no event of default has occurred and is continuing and (ii) the debt service coverage ratio (as calculated in the loan documents) does not fall below 1.45x as of the last calendar day of any fiscal quarter. In the event the borrowers are required to make monthly deposits into the TI/LC, the borrowers are required to deposit approximately $82,221 per month (approximately $1.24 per square foot annually) for tenant improvements and leasing commissions. The reserve is subject to a cap of $1,973,295 (approximately $2.48 per square foot).

Ground Lease Reserves - The requirement for the borrowers to make deposits to the ground lease reserve is waived so long as (i) no event of default has occurred and is continuing and (ii) the debt service coverage ratio (as calculated in the loan documents) does not fall below 1.45x as of the last calendar day of any fiscal quarter. In the event the borrowers are required to make monthly deposits into the ground lease reserve, the borrowers are required to deposit 1/12 of the base rent due to the ground lessor under the ground lease during the ensuing 12 months and 1/12 of the percentage or additional rents and other charges paid under the ground lease in the prior calendar year.

Lockbox / Cash Management. The Westfield San Francisco Centre Whole Loan is structured with a CMA lockbox. Upon origination, the borrowers were required to deliver tenant direction letters to all tenants instructing them to deposit all rents and payments directly into a lockbox account controlled by the lender. All funds in the lockbox are returned to an account controlled by the borrowers until the occurrence of a Cash Sweep Period (as defined below). Upon the occurrence of a Cash Sweep Period, all funds are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent a Cash Sweep Period is continuing, all excess cash flow on deposit in the cash management account will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Period” will commence upon the occurrence or commencement of an event of default and will end on the date upon which the event of default has been cured.

Ground Lease. The Westfield San Francisco Centre property is subject to a long-term ground lease with the San Francisco Unified School District. The lease commenced on July 1, 1983 with a 60-year term expiring on June 30, 2043 and contains one 15-year renewal option. The ground rent is currently equal to $3,260,000 per year and is required on a monthly basis in the amount of approximately $271,667.

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$60,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$60,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	4.9%	Net Rentable Area (SF):	528,158
Loan Purpose:	Recapitalization	Location:	Oakland, CA
Borrower:	CIM/Oakland 1 Kaiser Plaza, LP	Year Built / Renovated:	1971 / N/A
Sponsor:	CIM Commercial Trust	Occupancy:	96.5%
	Corporation	Occupancy Date:	4/1/2016
Interest Rate:	4.14000%	Number of Tenants:	35
Note Date:	6/30/2016	2013 NOI(3):	$6,318,013
Maturity Date:	7/1/2026	2014 NOI(3)(4):	$9,282,762
Interest-only Period:	120 months	2015 NOI(4):	$7,887,377
Original Term:	120 months	TTM NOI (as of 3/2016)(5):	$7,830,604
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$18,882,880
Call Protection(2):	L(26),Def(90),O(4)	UW Expenses:	$8,516,695
Lockbox:	CMA	UW NOI(5):	$10,366,105
Additional Debt:	Yes	UW NCF:	$8,769,400
Additional Debt Balance:	$37,100,000	Appraised Value / Per SF:	$212,000,000 / $401
Additional Debt Type:	Pari Passu	Appraisal Date:	6/22/2016

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$184
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$184
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	45.8%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	45.8%
TI/LC:	$0	Springing	$18,000,000	UW NCF DSCR:	2.15x
Other:	$7,620,726	$0	N/A	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$97,100,000	100.0%	Payoff of Corporate Debt(7)	$75,000,000	77.2%
			Return of Equity	14,181,387	14.6
			Upfront Reserves	7,620,726	7.8
			Closing Costs	297,887	0.3
Total Sources	$97,100,000	100.0%	Total Uses	$97,100,000	100.0%

(1)	The 1 Kaiser Plaza loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $97.1 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $97.1 million 1 Kaiser Plaza Whole Loan, as defined in “The Loan” below.

(2)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of August 1, 2016. Defeasance of the full $97.1 million 1 Kaiser Plaza Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by August 1, 2019, the borrower is permitted to prepay the 1 Kaiser Plaza Whole Loan with a yield maintenance premium.

(3)	The increase in 2014 NOI from 2013 NOI is primarily related to the retroactive refund of rent associated with the renewal of the KFHP (as defined below) lease in December 2013.

(4)	The decrease in 2015 NOI from 2014 NOI is primarily related to the refund of prior year CAM reimbursements for which tenant collections were over budgeted in 2014.

(5)	The increase in UW NOI from TTM NOI is primarily related to (i) 10 tenant leases signed since April 2015 accounting for approximately $2.4 million in in-place base rent (including the recent KHFP expansion of 30,481 square feet accounting for approximately $1.3 million in in-place base rent), for which a full year of rent was not included in TTM NOI and (ii) contractual rent increases underwritten through July 2017 accounting for approximately $1.1 million in underwritten base rent.

(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(7)	The 1 Kaiser Plaza property was previously unencumbered. Payoff of Corporate Debt represents the repayment of the sponsor’s corporate level debt.

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

The Loan. The 1 Kaiser Plaza loan is secured by a first mortgage lien on the borrower’s fee interest in a 528,158 square foot Class A office building located in Oakland, California. The whole loan has an outstanding principal balance as of the Cut-off Date of $97.1 million (the “1 Kaiser Plaza Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-1 is being contributed to the JPMCC 2016-JP3 Trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the trustee under this securitization (or, prior to the occurrence and continuance of a Control Termination Event, by the Directing Certificateholder). However, the holder of Note A-2 (including any related trustee or, prior to the occurrence and continuance of a control termination event under any related pooling and servicing agreement, any related directing certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The 1 Kaiser Plaza Whole Loan has a 10-year term and is interest-only for the entire term.

		Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	JPMCC 2016-JP3	Yes
A-2	37,100,000	37,100,000	JPMCB	No
Total	$97,100,000	$97,100,000

The Borrower. The borrowing entity for the 1 Kaiser Plaza Whole Loan is CIM/Oakland 1 Kaiser Plaza, LP, a Delaware limited partnership and special purpose entity.

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the 1 Kaiser Plaza Whole Loan is CIM Commercial Trust Corporation (“CMCT”), a Maryland corporation and publicly traded REIT. CMCT is sponsored and managed by CIM Group (“CIM”). CMCT currently has ownership interests in 33 properties totaling over 5.5 million square feet of office space, 930 multifamily units and 908 hotel rooms. As of June 24, 2016, CMCT had a market capitalization of approximately $1.8 billion. CIM is a full service urban real estate and infrastructure fund manager with approximately $18.8 billion of assets under management. Since its founding in 1994, CIM has been a process and research-driven investor that evaluates risk through the fundamental analysis of the long-term drivers in communities.

The loan sponsor acquired the property in 2008 for approximately $128.2 million (approximately $243 per square foot). Since acquisition, the loan sponsor has indicated that it invested approximately $32.6 million (approximately $62 per square foot) for a total cost basis in the property of approximately $160.9 million (approximately $305 per square foot).

The Property. 1 Kaiser Plaza is a 28-story, 528,158 square foot Class A multi-tenant office tower, situated on a 1.3-acre site in Oakland, California. The property was originally constructed in 1971 by Kaiser Permanente as part of the Kaiser Industries corporate headquarters and is currently the tallest building in the city of Oakland. The property offers unobstructed views of Lake Merritt, as well as Oakland Hills and downtown San Francisco. The property features a full-floor lobby and common area with 20-foot ceilings and is built with an “H-shaped” design allowing for eight corner offices on each floor. According to the appraisal, the improvements are considered to be grade A construction quality, which is further evidenced by the property having been awarded an Energy Star label in seven of the preceding eight years. Office tenants at the property also benefit from an adjacent parking garage located across 21st Street offering 400 spaces reserved for 1 Kaiser Plaza office tenants. Tenants at 1 Kaiser Plaza have direct access to the adjacent parking garage via an enclosed pedestrian bridge located on the 2nd floor of the property.

As of April 1, 2016, the property was 96.5% occupied by 35 tenants across 36 leases. The largest tenant at the property, Kaiser Foundation Health Plan, Inc. (“KFHP”), leases 69.4% of the net rentable area and has occupied all or a portion of the property since its construction in 1971. KFHP currently leases a total of 366,777 square feet of office space encompassing the entirety of multiple floors, including the 12th, 17th-22nd and 24th-27th floors, of which 283,081 square feet expire in February 2025 and 83,696 square feet expire in February 2027. Of KFHP’s total leased space, 30,481 square feet are associated with recently executed expansion leases beginning between August 2015 and April 2016. KFHP leases an additional 6,339 square feet of storage space with no attributable base rent. KFHP is a subsidiary of Kaiser Permanente (“Kaiser”), one of the largest not-for-profit managed health care companies in the United States. Kaiser offers both hospital and physician care through a network of hospitals and physician practices operating under the Kaiser brand. Founded in 1945, Kaiser has grown to over 10.2 million members across eight states and the District of Columbia. KFHP accounts for 73.6% of the underwritten base rent and its lease contains two remaining five-year renewal options. Since construction, the property has operated as Kaiser’s national headquarters and has been substantially occupied by KFHP, which has gradually expanded its presence by exercising its right of first refusal option on vacated space. KFHP continues to have a right of first offer and right of first refusal to lease any space that becomes available. The remaining tenancy is a mix of law firms, consulting groups and non-profit organizations. Additionally, the property has signed leases with 10 tenants since April 2015, comprising 11.0% of net rentable area and 13.1% of underwritten base rent.

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

1 Kaiser Plaza is located in the downtown Oakland neighborhood of Lake Merritt. The Oakland metropolitan area is currently benefiting from growth in the high tech industry, which is expected to remain a driving force behind the Oakland economy. As the business cycle matures, strong demand for tech workers and real estate is making San Francisco increasingly expensive. Firms are responding by relocating to the Oakland metropolitan area, with Uber being the latest and most high profile relocation. Uber recently purchased a historic downtown Oakland building – Uptown Station (located approximately 0.4 miles from 1 Kaiser Plaza) – for $123.5 million and reportedly plans to move 3,000 employees to the site in 2017 after completing an approximately $40.0 million renovation. Additionally, 1 Kaiser Plaza has many demand drivers within walking distance of the property, including the Oakland City Center and the City Center BART station, both of which are within approximately 0.5 miles of the property. There are also a number of popular restaurants in the surrounding area, including Ozumo, Pican, Plum and Umami Burger. The property is located less than 0.3 miles away from numerous bus stops for commuting needs. Additionally, the property is located approximately 0.6 miles from Highway 980, a regional north and south highway that provides direct access to both Highway 580 and Highway 880. Lake Merritt is located approximately 1.0 mile southeast of the property and, established in 1870, is the nation’s oldest official wildlife refuge. The lake features a 3.4 mile shoreline and several artificial islands for people to enjoy the wide variety of wildlife.

1 Kaiser Plaza is located in the Oakland central business district office submarket of the greater Oakland/East Bay office market. As of the first quarter of 2016, the Oakland central business district submarket totaled approximately 10.7 million square feet of net rentable area with an overall vacancy rate of 4.2% and average rents of $46.56 per square foot. Additionally, as of the first quarter of 2016, the Class A central business district submarket totaled approximately 6.6 million square feet with an overall vacancy rate of 3.4% and average rents of $51.60 per square foot. Per the appraisal, average asking rents have consistently grown for 10 consecutive quarters. The appraisal identified six directly comparable office properties built between 1976 and 2002 and ranging in size from 172,077 to 532,150 square feet. Recently executed leases for the comparable office properties ranged from $42.96 to $54.96 per square foot, with a weighted average of $49.45 per square foot. The weighted average underwritten rent for 1 Kaiser Plaza is $36.26 per square foot, which is below the appraisal’s concluded market rent of $48.00 per square foot for floors 2-17 and $51.00 per square foot for floors 18-27. According to the appraisal, there are currently 19 tenants actively seeking spaces greater than 20,000 square feet in the Oakland central business district office submarket, yet only one Class A building that can accommodate a full floor tenant.

The appraisal identified three comparable Class A office properties that are under construction, Uptown Station, EmeryStation West and San Leandro Tech Campus. The new office properties will range in size from 132,000 to 380,000 square feet. The largest of the three comparable properties, Uptown Station, was recently acquired by Uber and is undergoing an approximately $40.0 million renovation. Uber reportedly plans to relocate 3,000 employees to Uptown Station in 2017.

Historical and Current Occupancy(1)

2013	2014	2015	Current(2)
90.9%	91.0%	97.3%	96.5%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of April 1, 2016.

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

Tenant Summary(1)

Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Kaiser Foundation Health Plan, Inc.(3)(4)	NA / AA- / A	366,777	69.4%	$37.25	73.6%	Various
Aiken & Welch, Inc.(5)	NA / NA / NA	11,635	2.2%	$35.20	2.2%	4/30/2021
Sitzmann Morris & Lavis, Inc.(6)	NA / NA / NA	9,838	1.9%	$39.31	2.1%	3/31/2017
Michael Baker Jr. Inc.	NA / NA / NA	9,838	1.9%	$36.87	2.0%	8/31/2018
Asian & Pacific Islander American Health Forum	NA / NA / NA	7,862	1.5%	$35.01	1.5%	3/26/2022
Menke & Associates, Inc.	NA / NA / NA	7,147	1.4%	$37.70	1.5%	8/31/2025
Armstrong & Associates, LLP	NA / NA / NA	6,646	1.3%	$37.20	1.3%	3/31/2017
Beles and Beles, LLP	NA / NA / NA	6,616	1.3%	$37.37	1.3%	7/31/2017
Economic & Planning Systems, Inc.	NA / NA / NA	6,512	1.2%	$35.40	1.2%	5/31/2020
The Lakeside Group(7)	NA / NA / NA	5,097	1.0%	$50.04	1.4%	3/31/2020
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease. In the case of Kaiser Foundation Health Plan, Inc., the S&P rating is specific to Kaiser Foundation Health Plan, Inc., a subsidiary of the parent company Kaiser Permanente.
(3)	KFHP leases 283,081 square feet at approximately $36.55 per square foot expiring in February 2025, in addition to 83,696 square feet at approximately $39.60 per square foot expiring in February 2027. KHFP also leases 6,339 square feet in storage space with no attributable base rent. Base Rent PSF represents the weighted average rent paid by KFHP for all of its leased office space.
(4)	KFHP may contract its leased space as follows: (i) by up to 140,000 square feet at any time (including up to 100,000 square feet of space located on the 24th floor through the 27th floor (the “High Rise Space”)) with 12 months’ notice and the payment of a contraction fee, except that the tenant may not exercise this option with respect to the High Rise Space prior to March 1, 2018; (ii) with respect to all or any portion of its space located on the ground floor through the 23rd floor at any time on or after February 28, 2023, with 15 months’ notice and, in each case, the payment of a contraction fee; and (iii) with respect to all or any portion of the High Rise Space at any time after February 28, 2025, with 15 months’ notice and the payment of a contraction fee.
(5)	Lease Expiration Date for Aiken & Welch, Inc. represents the largest space leased by the tenant. 1,797 square feet of the Aiken & Welch, Inc. leased space expires on April 30, 2017. Aiken & Welch, Inc. leases an additional 2,014 square feet in storage space with no attributable base rent.
(6)	Sitzmann Morris & Lavis, Inc. leases an additional 270 square feet in storage space with no attributable base rent.
(7)	The Lakeside Group leases an additional 330 square feet in storage space with no attributable base rent.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	18,625	3.5%	NAP	NAP	18,625	3.5%	NAP	NAP
2016 & MTM	3	5,914	1.1	$199,194	1.1%	24,539	4.6%	$199,194	1.1%
2017	5	25,419	4.8	971,177	5.2	49,958	9.5%	$1,170,371	6.3%
2018	7	24,412	4.6	856,417	4.6	74,370	14.1%	$2,026,788	10.9%
2019	0	0	0.0	0	0.0	74,370	14.1%	$2,026,788	10.9%
2020	13	37,498	7.1	1,461,554	7.9	111,868	21.2%	$3,488,342	18.8%
2021	4	21,568	4.1	875,546	4.7	133,436	25.3%	$4,363,888	23.5%
2022	1	7,862	1.5	275,249	1.5	141,298	26.8%	$4,639,137	25.0%
2023	0	0	0.0	0	0.0	141,298	26.8%	$4,639,137	25.0%
2024	0	0	0.0	0	0.0	141,298	26.8%	$4,639,137	25.0%
2025	2	290,228	55.0	10,615,934	57.2	431,526	81.7%	$15,255,071	82.2%
2026	0	0	0.0	0	0.0	431,526	81.7%	$15,255,071	82.2%
2027 & Beyond(2)	1	96,632	18.3	3,314,362	17.8	528,158	100.0%	$18,569,432	100.0%
Total	36	528,158	100.0%	$18,569,432	100.0%
(1)	Based on the underwritten rent roll.
(2)	2027 & Beyond is inclusive of 11,629 square feet associated with storage space leased to various tenants with no attributable base rent, as well as 1,307 square feet associated with a building engineering office with no attributable base rent.

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

Operating History and Underwritten Net Cash Flow
						Per Square
	2013	2014	2015	TTM(1)	Underwritten	Foot	%(2)
Rents in Place	$13,210,243	$16,707,400	$15,846,015	$16,167,668	$18,569,432	$35.16	94.5%
Vacant Income	0	0	0	0	735,420	1.39	3.7
Gross Potential Rent	$13,210,243	$16,707,400	$15,846,015	$16,167,668	$19,304,853	$36.55	98.2%
CAM Reimbursements	271,903	709,268	(112,226)	(249,214)	351,028	0.66	1.8
Net Rental Income	$13,482,146	$17,416,667	$15,733,790	$15,918,454	$19,655,881	$37.22	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(982,794)	(1.86)	(5.0)
Other Income(3)	221,926	215,207	248,168	211,832	209,713	0.40	1.1
Effective Gross Income	$13,704,072	$17,631,874	$15,981,958	$16,130,286	$18,882,800	$35.75	96.1%

Total Expenses	$7,386,059	$8,349,112	$8,094,580	$8,299,682	$8,516,695	$16.13	45.1%

Net Operating Income(4)(5)	$6,318,013	$9,282,762	$7,887,377	$7,830,604	$10,366,105	$19.63	54.9%

Total TI/LC, Capex/RR	0	0	0	0	1,596,705	3.02	8.5

Net Cash Flow	$6,318,013	$9,282,762	$7,887,377	$7,830,604	$8,769,400	$16.60	46.4%
(1)	TTM represents the trailing 12-month period ending on March 31, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Other Income represents key income, late charges, lease termination fees, storage and license fee income.

(4)	The increase in 2014 Net Operating Income from 2013 Net Operating Income is primarily related to the retroactive refund of rent associated with the renewal of the KFHP lease in December 2013.

(5)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily related to (i) ten tenant leases signed since April 2015 accounting for approximately $2.4 million in in-place base rent (including the recent KHFP expansion of 30,481 square feet accounting for approximately $1.3 million in in-place base rent), for which a full year of rent was not included in TTM Net Operating Income and (ii) contractual rent increases underwritten through July 2017 accounting for approximately $1.1 million in underwritten base rent.

Property Management. The 1 Kaiser Plaza property is managed by CIM Management, Inc., an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $7,404,708 for outstanding tenant improvements and leasing commissions related to KFHP and $216,018 for outstanding free rent related to two tenants. The guarantor also delivered the guaranty referenced in “TI/LC Reserves” below at origination.

Tax Escrows - The requirement for the borrower to make deposits to the tax escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that all taxes have been paid on or prior to their due date.

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

TI/LC Reserves - So long as the guarantor maintains a net worth of at least $450,000,000 (the “Lease Rollover Minimum Net Worth”), the guarantor may deliver a guaranty in lieu of the borrower’s requirement to make deposits to the tenant improvement and leasing commission reserve at origination and on a monthly basis upon the following terms: (i) if the guarantor’s net worth is at least $600,000,000 (the “Lease Rollover Target Net Worth”), any amounts in the TI/LC reserve account will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived and (ii) if the guarantor’s net worth is no less than the Lease Rollover Minimum Net Worth, but less than the Lease Rollover Target Net Worth, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. The borrower may also deliver a letter of credit in the amount of the reserve cap in lieu of monthly deposits. In the event that monthly deposits are required, the borrower is required to deposit an amount that is equal to the quotient of the reserve cap divided by the number of payment dates remaining through and including the payment date in February 2023. The reserve is subject to a cap of $18,000,000 (approximately $49.08 per square foot of KFHP’s leased area). The loan documents require the borrower, should KFHP give notice of its intent to exercise its right to contract any portion of its premises under the KFHP lease, to promptly notify the lender and increase the succeeding 12 TI/LC reserve monthly deposits by $4.09 per square foot of space being contracted (a total increase of $49.08 per square foot for the succeeding 12 month period). Additionally, the loan documents require that the TI/LC reserve cap be reduced to $0, when either (i) KFHP has either renewed or extended its lease and any and all rights to contract or terminate the lease with respect to any portion of the premises have been extinguished or (ii) the space occupied by such tenant(s) has been re-let to one or more replacement tenants, (which may include KFHP), provided that, in either case, all tenant improvement and leasing commission obligations have been satisfied and either (x) such tenant(s) or replacement tenant(s) is paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant(s) has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and has no right to terminate its lease prior to the expiration of the free rent period under the lease.

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Annex A-3	JPMCC 2016-JP3

1 Kaiser Plaza

Lockbox / Cash Management. The 1 Kaiser Plaza Whole Loan is structured with a CMA lockbox. The borrower was required to deliver tenant direction letters instructing all tenants to deposit all revenues directly into a lockbox account controlled by the lender. All funds in the lockbox account are returned to an account controlled by the borrower until the occurrence of a Cash Sweep Event (as defined below). Upon the occurrence and during the continuance of a Cash Sweep Event, all funds are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed on each payment date in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow on deposit in the cash management account will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) any bankruptcy or insolvency action of the borrower or property manager (provided that with respect to the property manager, a Cash Sweep Event will only have occurred if, (a) to the extent the manager is not affiliated with the borrower, the manager is not replaced with a qualified manager in accordance with the loan documents within 60 days, or such filing is not dismissed within 30 days following the filing or (b) to the extent the manager is affiliated with the borrower, the manager is not replaced with a qualified manager in accordance with the loan documents within 15 days following the borrower’s knowledge of the filing).

A Cash Sweep Event may be cured by (a) if caused solely by clause (i) above, the acceptance by the lender of a cure of such event of default, (b) if caused solely by clause (ii) above only with respect to the property manager, the borrower replacing such manager in accordance with the loan documents and (c) if caused solely by clause (ii) above only with respect to an involuntary bankruptcy filing by the borrower in which neither the borrower nor the guarantor (or their affiliates) colludes with any creditor for such filing, the dismissal of such action within 90 days without adverse consequences to the property or the borrower (each of the foregoing, a “Cash Sweep Event Cure”).

Each Cash Sweep Event Cure is also subject to the following conditions: (i) no event of default has occurred and is continuing and (ii) the borrower pays all of the lender’s reasonable expenses incurred in connection with curing any Cash Sweep Event, including reasonable attorney’s fees and expenses. The borrower has no right to cure a Cash Sweep Event caused by a voluntary or collusive involuntary bankruptcy action of the borrower.

Permitted Mezzanine Debt. The owners of the borrower are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meets a qualified transferee provision in the loan documents and is not an affiliate of the borrower, (ii) the combined loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date, (iii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than the debt service coverage ratio as of the origination date, (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the loan, and (v) the lenders enter into an intercreditor agreement reasonably acceptable to the mortgage lender.

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Annex A-3	JPMCC 2016-JP3

Salesforce Tower

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Annex A-3	JPMCC 2016-JP3

Salesforce Tower

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Annex A-3	JPMCC 2016-JP3

Salesforce Tower

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Annex A-3	JPMCC 2016-JP3

Salesforce Tower

Mortgage Loan Information				Property Information
	Mortgage Loan Seller:	JPMCB		Single Asset / Portfolio:	Single Asset
	Original Principal Balance(1):	$60,000,000		Title:	Fee
	Cut-off Date Principal Balance(1):	$60,000,000		Property Type - Subtype:	Office - CBD
	% of Pool by IPB:	4.9%		Net Rentable Area (SF):	1,105,117
	Loan Purpose:	Acquisition		Location:	Indianapolis, IN
	Borrower:	Hertz Indianapolis 111		Year Built / Renovated:	1959, 1990 / 1993
		Monument, LLC		Occupancy(3):	86.1%
	Sponsors:	William Z. Hertz, Isaac Hertz		Occupancy Date:	7/11/2016
		and Sarah Hertz		Number of Tenants:	39
	Interest Rate:	4.36690%		2013 NOI(4):	$12,484,414
	Note Date:	8/25/2016		2014 NOI(4)(5):	$13,727,155
	Maturity Date:	9/1/2026		2015 NOI(5):	$11,815,107
	Interest-only Period:	120 months		TTM NOI (as of 6/2016)(6):	$11,814,676
	Original Term:	120 months		UW Economic Occupancy:	85.1%
	Original Amortization:	None		UW Revenues(3):	$27,585,123
	Amortization Type:	Interest Only		UW Expenses:	$13,874,433
	Call Protection(2):	L(24),Def(93),O(3)		UW NOI(3)(6):	$13,710,690
	Lockbox:	Hard		UW NCF(3):	$11,831,991
	Additional Debt:	Yes		Appraised Value / Per SF(7):	$181,100,000 / $164
	Additional Debt Balance:	$48,000,000 / $24,500,000		Appraisal Date:	7/21/2016
	Additional Debt Type:	Pari Passu / Mezzanine Loan

Escrows and Reserves(8)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$98
Taxes:	$2,338,627	$401,600	N/A	Maturity Date Loan / SF:	$98
Insurance:	$0	Springing	N/A	Cut-off Date LTV(7):	59.6%
Replacement Reserves:	$4,250,420	$18,420	N/A	Maturity Date LTV(7):	59.6%
TI/LC:	$138,140	$138,140	N/A	UW NCF DSCR:	2.47x
Other:	$28,978,312	$0	N/A	UW NOI Debt Yield:	12.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$108,000,000	64.9%	Purchase Price(9)	$128,254,592	77.1%
Sponsor Equity	33,850,671	20.3	Upfront Reserves	35,705,499	21.5
Mezzanine Loan	24,500,000	14.7	Closing Costs	2,390,580	1.4
Total Sources	$166,350,671	100.0%	Total Uses	$166,350,671	100.0%
(1)	The Salesforce Tower loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $108.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $108.0 million Salesforce Tower Whole Loan, as defined in “The Loan” below, but excludes the related mezzanine loan.

(2)	The lockout period will be at least 24 payment dates beginning with and including the first payment date on October 1, 2016. Defeasance of the full $108.0 million Salesforce Tower Whole Loan is permitted after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by October 1, 2020, the borrower is permitted to prepay the Salesforce Tower Whole Loan in whole, but not in part, with the payment of the yield maintenance premium.

(3)	Occupancy, UW Revenues, UW NOI and UW NCF include Salesforce (247,099 square feet), which has executed a lease but is not yet in occupancy. Salesforce is expected to take occupancy and, subsequent to any applicable free rent periods, for which the borrower has reserved for at closing, begin paying rent as follows: 123,032 square feet in January 2017, 19,318 square feet on the 25th floor in August 2017 and the remaining 104,749 square feet in August 2018.

(4)	The increase in 2014 NOI from 2013 NOI is primarily related to (i) two new tenant leases and two expansion leases signed in 2014 totaling $531,210 in annual underwritten base rent and (ii) the timing of real estate tax reimbursements due to the acquisition of the property.
(5)	The decrease in 2015 NOI from 2014 NOI is primarily related to (i) Woodard, Emhardt, Moriarty, McNett & Henry LLP (“Woodard”) contracting its space by two floors, (ii) Merrill Lynch terminating its 24,130 square foot lease and (iii) reconciliation of over budgeted CAM and real estate tax collections in 2014 under the previous sponsor.
(6)	The increase in UW NOI from TTM NOI is primarily related to the recently executed Salesforce lease, commencing in stages between January 2017 and August 2018. Upon taking occupancy of the full leased space, Salesforce will occupy a total of 247,099 square feet accounting for approximately $5.9 million in underwritten base rent.
(7)	The Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “hypothetical as-is” value, which assumes that all outstanding tenant improvements, leasing commissions, free rent and capital expenditures have been paid or escrowed at origination. At origination, the borrower reserved approximately $29.0 million for unfunded obligations (approximately $20.9 million for outstanding tenant improvements and leasing commissions and approximately $8.1 million for free rent) as well as approximately $4.3 million for capital expenditures. The “as-is” value as of July 21, 2016 is $150.6 million, which results in a Cut-off Date LTV and Maturity Date LTV of 71.7% and 71.7%, respectively.
(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(9)	Purchase Price is net of $33,645,408 in seller pro-rations for, among other items, tenant inducements, prepaid rent and taxes, deducted from a gross total purchase price of $161.9 million.

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Annex A-3	JPMCC 2016-JP3

Salesforce Tower

The Loan. The Salesforce Tower loan is secured by a first mortgage lien on the borrower’s fee interests in two Class A office buildings and an adjacent parking garage comprised of 1,105,117 square feet and 1,028 parking spaces, respectively, located in Indianapolis, Indiana. The whole loan has an outstanding principal balance as of the Cut-off Date of $108.0 million (the “Salesforce Tower Whole Loan”) and is comprised of two pari passu notes, each as described below. Note A-1 is being contributed to the JPMCC 2016-JP3 Trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the trustee under this securitization (or, prior to the occurrence and continuance of a Control Termination Event, by the Directing Certificateholder). However, the holder of Note A-2 (including any related trustee or, prior to the occurrence and continuance of a control termination event under any related pooling and servicing agreement, any related directing certificateholder) will be entitled, under certain circumstances, to be consulted with respect to certain major decisions. The Salesforce Tower Whole Loan has a 10-year term and is interest-only for the full term of the loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	JPMCC 2016-JP3	Yes
A-2	48,000,000	48,000,000	JPMCB	No
Total	$108,000,000	$108,000,000

The Borrower. The borrowing entity for the Salesforce Tower Whole Loan is Hertz Indianapolis 111 Monument, LLC, a Delaware limited liability company and special purpose entity.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are William Z. Hertz, Isaac Hertz and Sarah Hertz of the Hertz Investment Group. The Hertz Investment Group is a national real estate investment and management company currently headquartered in Santa Monica, California. The company’s business plan focuses its acquisition strategy towards secondary central business districts and state capitals. Since its founding in 1977 by Judah Hertz, the company has grown to own and manage approximately 19.9 million square feet of commercial real estate with an aggregate portfolio market value of approximately $2.4 billion.

The Property. The Salesforce Tower property is comprised of a 48-story, 946,695 square foot Class A office building (the “Tower”) and an adjoining 12-story, 158,422 square foot Class A office building (the “Circle Building”) located in the central business district of Indianapolis, Indiana. The Tower, formerly known as the Chase Tower, was constructed in 1990, while the Circle Building was built in 1959. The Tower is located along Monument Circle and features uninhibited views and visibility as the tallest building in Indianapolis. The property is located within 1.0 mile of many demand generators, including the Indiana Convention Center, which contains over 1.2 million square feet of convention and meeting space, Lucas Oil Stadium, home to the NFL’s Indianapolis Colts, Bankers Life Fieldhouse, home to the NBA’s Indiana Pacers, the 825,000 square foot Circle Centre Mall and numerous local and national restaurants. The property also features a total of 1,028 parking spaces in an adjacent nine-story parking garage (approximately 0.93 spaces per 1,000 square feet).

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Annex A-3	JPMCC 2016-JP3

Salesforce Tower

As of July 11, 2016, the property was 86.1% leased by 39 tenants under 41 individual leases. The largest tenant, Salesforce.com, Inc. (“Salesforce”), leases 22.4% of net rentable area through June 2030 and is a global leader in customer relationship management. Founded in 1999, Salesforce (NYSE: CRM) provides cloud services for sales, service, marketing, community, analytics and apps. Salesforce has been ranked as one of the world’s most innovative companies by Forbes for the past five years. Salesforce is headquartered in San Francisco and has approximately 19,000 employees. Salesforce executed its lease in May 2016, which provides that Salesforce will occupy the property in two phases. Phase I commenced with the loan sponsors delivering 58,077 square feet and 38,328 square feet to Salesforce in July 2016 and August 2016, respectively. The loan sponsors are expected to deliver 5,696 square feet on the first floor by December 2016. Phase I will be complete upon the delivery of 20,931 square feet on the 22nd floor in January 2017 and an additional 19,318 square feet on the 25th floor in August 2017. Phase II commences in August 2018, at which point Salesforce is expected to take occupancy of the remaining 104,749 square feet. Salesforce has not yet taken occupancy or commenced paying rent. Under its current lease, Salesforce has the right to tenant signage, as well as naming rights for the property. Salesforce accounts for 28.3% of underwritten base rent and its lease contains two five-year extension options. The second largest tenant, JPMorgan Chase Bank, National Association (“JPMorgan”), a wholly-owned subsidiary of JPMorgan Chase & Co., leases 85,783 square feet through June 2020 and 116,522 square feet through June 2025, for a total of 18.3% of net rentable area. JPMorgan (NYSE: JPM) is a global leader in financial services offering solutions to corporations, governments and institutions in more than 100 countries. JPMorgan has been at the property since 1990. At the property, JPMorgan has a mix of consumer and community banking, training facilities and commercial banking. JPMorgan subleases 19,214 square feet to KPMG, 15,231 to Thomas Caterers of Distinction, Inc., 13,335 square feet to Central Indiana Corporate Partnership, Inc. 12,175 square feet to Greater Indianapolis Chamber of Commerce, Inc. and 6,614 square feet to Indianapolis Downtown, Inc. In order to accommodate the recently executed Salesforce lease, the previous sponsor allowed JPMorgan to vacate a portion of its leased space prior to expiration, downsizing from 342,140 square feet to 202,305 square feet. A majority of the space given back was set to expire in 2020 and now only 85,783 square feet expires in 2020, of which, 66,569 of this space is the subleased space. JPMorgan accounts for 14.4% of underwritten base rent and its lease contains 12 five-year extension options. The third largest tenant, Bose McKinney & Evans, LLP (“Bose McKinney”), leases 90,614 square feet through September 2021, 12,527 square feet through September 2018 and 320 square feet of storage space through September 2018, for a total of 9.4% of net rentable area, and has been at the property since June 2008. Bose McKinney is a business law firm, serving both publicly held and privately held businesses, governmental entities and high-growth industries. Clients include Fortune 100 companies, international manufacturers, national and regional financial institutions, sports teams, media, cities, schools and more. Bose McKinney accounts for 11.4% of underwritten base rent and its lease contains two remaining five-year extension options. Bose McKinney subleases 12,527 square feet to Caldwell Vanriper, LLC. The property has experienced recent leasing momentum, with 18 new and renewal/expansion leases signed since January 2014, comprised of approximately 435,382 square feet (39.4% of net rentable area).

The property is located in the Indianapolis central business district office submarket. In addition to being in close proximity to numerous demand generators, the property is located approximately 1.0 mile from Interstate 65 and Interstate 70. These major throughways connect to Interstate 465, which circles Indianapolis. As of the first quarter of 2016, the downtown submarket consisted of approximately 12.0 million square feet of office space with an overall vacancy rate of 17.5%. The estimated 2016 population within a one-, three- and five-mile radius of the property is approximately 13,496, 98,575 and 241,688, respectively, with median household income of $40,234, $26,711 and $30,019, respectively. The appraisal identified six comparable properties built between 1970 and 1988 and ranging in size from approximately 428,028 to 691,796 square feet. Average asking rents for the comparable properties range from $18.23 to $25.25 per square foot, with a weighted average of $20.07 and an average vacancy of 23.8%. The appraisal concluded an office market rent of $23.50 per square foot for the Circle Building, $23.50 per square foot for the Tower’s low-rise floors (1 through 15), $24.00 per square foot for the mid-rise floors (16 through 34) and $26.00 per square foot for the high-rise floors (35 through 48), each in excess of the underwritten rent per square foot for the respective rental category. Additionally, the appraisal’s concluded market rent for the property is in excess of Indianapolis downtown office submarket rent of $18.94 per square foot. The selected comparable properties have not experienced recent renovations consistent with tenant demand and only one is located in Monument Circle, which according to the appraisal, is a highly desirable location for office tenants.

	Historical and Current Occupancy(1)
	2013(2)	2014	2015	Current(3)
Tower	N/A	77.0%	79.9%	86.0%
Circle Building	N/A	94.9%	94.1%	86.4%
Wtd. Avg.	N/A	79.6%	81.9%	86.1%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	2013 Occupancy unavailable was not provided by the loan sponsors due to timing of the acquisition.
(3)	Current Occupancy is as of July 11, 2016. Current Occupancy includes Salesforce (247,099 square feet), which has executed a lease but is not yet in occupancy or paying rent. Salesforce is expected to take occupancy and begin paying rent as follows: 123,032 square feet in January 2017, 19,318 square feet on the 25th floor in August 2017 and the remaining 104,749 square feet in August 2018.

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Annex A-3	JPMCC 2016-JP3

Salesforce Tower

Tenant Summary(1)
Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Salesforce(3)	NA / NA / NA	247,099	22.4%	$23.84	28.3%	6/30/2030
JPMorgan(4)	A3 / A- / A+	202,305	18.3%	$14.84	14.4%	Various
Bose McKinney(5)	NA / NA / NA	103,461	9.4%	$23.02	11.4%	Various
Ernst & Young U.S. LLP(6)	NA / NA / NA	37,487	3.4%	$27.30	4.9%	9/30/2023
Ogletree, Deakins, Nash, Smoak & Stewart, P.C.(7)	NA / NA / NA	36,573	3.3%	$25.20	4.4%	6/30/2022
HNTB Corporation	NA / NA / NA	31,686	2.9%	$22.00	3.3%	11/30/2022
Milliman, Inc.	NA / NA / NA	26,179	2.4%	$24.07	3.0%	10/31/2017
Washington Prime Group(8)(9)	NA / BBB- / NA	21,628	2.0%	$20.36	2.1%	Various
Woodard, Emhardt, Moriarty, McNett & Henry LLP	NA / NA / NA	20,420	1.8%	$24.50	2.4%	10/31/2026
Deloitte LLP	NA / NA / NA	20,419	1.8%	$26.25	2.6%	2/28/2026
(1)	Based on the underwritten rent roll.
(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.
(3)	If the borrower fails to deliver possession for any portion of the 22nd floor by March 1, 2017, Salesforce has the right to terminate its lease solely with respect to such portion of the 22nd floor with written notice at any time prior to the date that such portion is actually delivered to the tenant. The annual underwritten rent associated with the 22nd floor is $495,437.
(4)	JPMorgan leases multiple spaces with 85,783 square feet expiring in June 2020 and 116,522 square feet expiring in June 2025. Base Rent PSF represents the weighted average underwritten base rent across all JPMorgan leased space. JPMorgan occupies 186,054 square feet of office space at $14.75 per square foot, 15,231 square feet of office space at $15.75 and 1,020 square feet of storage space at $17.25 per square foot. Additionally, JPMorgan subleases 19,214 square feet to KPMG, 15,231 to Thomas Caterers of Distinction, Inc., 13,335 square feet to Central Indiana Corporate Partnership Inc., 12,175 square feet to Greater Indianapolis Chamber of Commerce Inc. and 6,614 square feet to Indianapolis Downtown, Inc.
(5)	Bose McKinney leases multiple spaces with 12,527 square feet expiring as of September 30, 2018, 320 square feet expiring as of September 30, 2018 and 90,614 square feet expiring as of September 30, 2021. Base Rent PSF represents the weighted average underwritten base rent across all Bose McKinney leased space. Bose McKinney occupies 103,141 square feet of office space at $23.05 per square foot and 320 square feet of storage space at $13.75 per square foot. Additionally, Bose McKinney subleases 12,527 square feet to Caldwell Vanriper, LLC.
(6)	Ernst & Young U.S. LLP has the right to terminate its lease on September 30, 2020 with 12 months’ notice and the payment of a termination fee equal to unamortized leasing costs plus three months of gross rent.
(7)	Base Rent PSF represents the weighted average underwritten base rent across all Ogletree, Deakins, Nash, Smoak & Stewart, P.C. (“Ogletree Deakins”) leased space. Ogletree Deakins occupies 8,923 square feet of office space at $28.50 per square foot, 6,643 square feet of office space at $26.15 per square foot and 21,007 square feet of office space at $23.50 per square foot.
(8)	Base Rent PSF represents the weighted average underwritten base rent across all Washington Prime Group leased space. Washington Prime Group occupies 19,628 square feet of office space expiring June 30, 2026 at $20.91 per square foot and 2,000 square feet of storage space expiring December 31, 2016 at $15.00 per square foot.
(9)	Washington Prime Group has the right to terminate its lease as of December 31, 2022 with 12 months’ notice and the payment of a termination fee equal to unamortized leasing costs.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	154,136	13.9%	NAP	NAP	154,136	13.9%	NAP	NAP
2016 & MTM	3	23,158	2.1	$353,383	1.7%	177,294	16.0%	$353,383	1.7%
2017	8	65,589	5.9	1,669,897	8.0	242,883	22.0%	$2,023,280	9.7%
2018	3	14,939	1.4	328,001	1.6	257,822	23.3%	$2,351,281	11.3%
2019	2	17,869	1.6	460,045	2.2	275,691	24.9%	$2,811,326	13.5%
2020	4	117,323	10.6	2,084,094	10.0	393,014	35.6%	$4,895,420	23.5%
2021	5	121,522	11.0	2,802,619	13.5	514,536	46.6%	$7,698,039	36.9%
2022	4	72,739	6.6	1,728,774	8.3	587,275	53.1%	$9,426,813	45.2%
2023	2	49,837	4.5	1,313,441	6.3	637,112	57.7%	$10,740,255	51.5%
2024	1	13,189	1.2	310,601	1.5	650,301	58.8%	$11,050,856	53.0%
2025	4	139,961	12.7	2,296,147	11.0	790,262	71.5%	$13,347,003	64.1%
2026	3	60,467	5.5	1,446,710	6.9	850,729	77.0%	$14,793,713	71.0%
2027 & Beyond	2	254,388	23.0	6,042,927	29.0	1,105,117	100.0%	$20,836,640	100.0%
Total	41	1,105,117	100.0%	$20,836,640	100.0%
(1)	Based on the underwritten rent roll.

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Salesforce Tower

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$16,927,714	$18,077,902	$16,918,016	$17,178,878	$20,836,640	$18.85	64.5%
Vacant Income	0	0	0	0	3,662,364	3.31	11.3
Gross Potential Rent	$16,927,714	$18,077,902	$16,918,016	$17,178,878	$24,499,004	$22.17	75.9%
Parking Income	2,302,317	2,483,188	2,553,231	2,695,191	3,052,643	2.76	9.5
Other Reimbursements	6,235,199	6,680,856	5,557,146	5,468,405	4,728,492	4.28	14.6
Net Rental Income	$25,465,230	$27,241,946	$25,028,393	$25,342,474	$32,280,138	$29.21	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(4,825,568)	(4.37)	(14.9)
Other Income	180,045	190,508	166,905	173,177	130,553	0.12	0.4
Effective Gross Income	$25,645,275	$27,432,454	$25,195,298	$25,515,651	$27,585,123	$24.96	85.5%
Total Expenses	$13,160,861	$13,705,299	$13,380,191	$13,700,975	$13,874,433	$12.55	50.3%
Net Operating Income(4)(5)(6)	$12,484,414	$13,727,155	$11,815,107	$11,814,676	$13,710,690	$12.41	49.7%
Total TI/LC, Capex/RR	0	0	0	0	1,878,699	1.70	6.8
Net Cash Flow	$12,484,414	$13,727,155	$11,815,107	$11,814,676	$11,831,991	$10.71	42.9%
(1)	TTM represents the trailing 12-month period ending June 30, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Rents in Place includes Salesforce (247,099 square feet), which has executed a lease but is not yet in occupancy or paying rent. Salesforce is expected to take occupancy and subsequent to any applicable free rent periods, for which the borrower has reserved for at closing, begin paying rent as follows: 123,032 square feet in January 2017, 19,318 square feet on the 25th floor in August 2017 and the remaining 104,749 square feet in August 2018.

(4)	The increase in 2014 Net Operating Income from 2013 Net Operating Income is primarily related to (i) two new tenant leases and two expansion leases signed in 2014 totaling $531,210 in annual underwritten rent and (ii) the timing of real estate tax reimbursements due to the acquisition of the property.
(5)	The decrease in 2015 Net Operating Income from 2014 Net Operating Income is primarily related to (i) Woodard contracting its space by two floors, (ii) Merrill Lynch terminating its 24,130 square foot lease and (iii) reconciliation of over budgeted CAM and real estate tax collection in 2014 under the previous sponsor.
(6)	The increase in UW Net Operating Income from TTM Net Operating Income is primarily related to the recently executed Salesforce lease, commencing in stages between January 2017 and August 2018. Upon taking occupancy of the full leased space, Salesforce will occupy a total of 247,099 square feet accounting for approximately $5.9 million in underwritten base rent.

Property Management. The property is subject to a management agreement with Hertz Management Group, LLC, an affiliate of the loan sponsors.

Escrows and Reserves. At origination, the borrower deposited into escrow approximately $29.0 million for unfunded obligations (which included approximately $20.9 million for outstanding tenant improvements and leasing commissions relating to nine tenants at the property and approximately $8.1 million for free rent reserves related to six tenants at the property), approximately $4.3 million for replacement reserves, approximately $2.3 million for tax reserves, and $138,140 for future tenant improvement and leasing commission obligations.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $401,600.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow $18,420 (approximately $0.20 per square foot annually) for replacement reserves. The reserve is not subject to a cap.

TI/LC Reserves - On a monthly basis, the borrower is required to deposit $138,140 (approximately $1.50 per square foot annually) for tenant improvements and leasing commission reserves. The reserve is not subject to a cap.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to all tenants upon the origination of the loan instructing them to deposit all rents and payments directly into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a segregated cash management account under the control of the lender and disbursed on each payment date during the term of the loan in accordance with the loan documents. During a Cash Sweep Period (as defined below), all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

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Salesforce Tower

A “Cash Sweep Period” means the occurrence of (i) an event of default, (ii) the date on which the debt service coverage ratio (as calculated in the loan documents), based on trailing three-months annualized, is less than 1.10x or (iii) any bankruptcy or insolvency action of the borrower or property manager. A Cash Sweep Period may be terminated by (a) with respect to clause (i) above, a cure of the related event of default, (b) with respect to clause (ii) above, the achievement of a debt service coverage ratio equal to or greater than 1.10x for two consecutive calendar quarters, (c) with respect to clause (iii) above only with respect to the property manager, the borrower replacing the property manager with a qualified manager under a new management agreement within 60 days after such bankruptcy action. A Cash Sweep Period cure may occur no more than four times during the term of the loan (except with respect to a clause (b) above, for which an unlimited amount of cures are permitted).

Additional Debt. The $24.5 million mezzanine loan is secured by direct equity interests in the borrower and is coterminous with the Salesforce Tower loan. The mezzanine debt is expected to be sold to a third party investor. The mezzanine loan has a 7.25% coupon and will fully amortize over the term of the loan based on a planned amortization schedule as outlined in the mezzanine loan agreement. Including the mezzanine loan, the cumulative Cut-off Date LTV, cumulative UW NCF DSCR and cumulative UW NOI Debt Yield are 73.2%, 1.41x and 10.3%, respectively. The mortgage and mezzanine lenders have entered into an intercreditor agreement. On each payment date, the mezzanine borrower is required to make monthly payments of principal and interest in the amounts set forth in the related mezzanine loan agreement.

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Amazon Buckeye Logistics Center

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Amazon Buckeye Logistics Center

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Amazon Buckeye Logistics Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSP	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$48,587,500	Title:	Fee
Cut-off Date Principal Balance:	$48,587,500	Property Type - Subtype:	Industrial - Warehouse/Distribution
% of Pool by IPB:	4.0%	Net Rentable Area (SF):	1,009,351
Loan Purpose:	Acquisition	Location:	Phoenix, AZ
Borrower:	6835 West Buckeye Road Titleholder,	Year Built / Renovated:	2007, 2011 / N/A
	LLC	Occupancy:	100.0%
Sponsor:	Raymond E. Wirta	Occupancy Date:	9/6/2016
Interest Rate:	4.50000%	Number of Tenants:	1
Note Date:	7/21/2016	2013 NOI:	$4,944,776
Maturity Date:	8/6/2026	2014 NOI:	$5,074,457
Interest-only Period:	120 months	2015 NOI:	$5,186,731
Original Term:	120 months	TTM NOI (as of 5/2016):	$5,285,069
Original Amortization:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$6,095,258
Call Protection:	L(25),Def(91),O(4)	UW Expenses:	$1,613,245
Lockbox:	CMA	UW NOI:	$4,482,013
Additional Debt:	N/A	UW NCF:	$4,058,653
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$75,500,000 / $75
Additional Debt Type:	N/A	Appraisal Date:	5/20/2016

Escrows and Reserves(1)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$48
Taxes:	$463,609	$92,722	N/A	Maturity Date Loan / SF:	$48
Insurance:	$22,457	$7,486	N/A	Cut-off Date LTV:	64.4%
Replacement Reserves:	$0	$8,411	N/A	Maturity Date LTV:	64.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.83x
Other:	$0	$0	N/A	UW NOI Debt Yield:	9.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$48,587,500	64.0%	Purchase Price	$74,750,000	98.4%
Sponsor Equity	27,358,225	36.0	Closing Costs	709,660	0.9
			Upfront Reserves	486,065	0.6
Total Sources	$75,945,725	100.0%	Total Uses	$75,945,725	100.0%
(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The Amazon Buckeye Logistics Center loan has an outstanding principal balance as of the Cut-off Date of approximately $48.6 million and is secured by a first mortgage lien on the borrower’s fee interest in a 1,009,351 square foot warehouse/distribution center located in Phoenix, Arizona. The loan has a 10-year term and is interest-only for the term of the loan.

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Amazon Buckeye Logistics Center

The Borrower. The borrowing entity for the Amazon Buckeye Logistics Center loan is 6835 West Buckeye Road Titleholder, LLC, a Delaware limited liability company and special purpose entity. Certain indirect owners of the Amazon Buckeye Logistics Center Master Lessee (as defined below) are members of the Islamic faith and require a Shari’ah compliant loan structure. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans” and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Shari’ah Compliant Loans” in the Preliminary Prospectus. In order to facilitate a Shari’ah compliant loan structure, the borrower master leases the property to Buckeye ML Company LLC, a Delaware limited liability company (the “Amazon Buckeye Logistics Center Master Lessee”). The beneficial interests of the Amazon Buckeye Logistics Center Master Lessee are owned approximately 95% by Seera Investment Bank, B.S.C.(c) (“Seera”) and approximately 5% by Koll Investment Company, LLC and its affiliates, a principal investor of which is Raymond E. Wirta, the nonrecourse carve-out guarantor under the loan. Pursuant to the master lease, the borrower ceded all of its interest in the property to the Amazon Buckeye Logistics Center Master Lessee except for a reversionary interest in the fee, permitting the Amazon Buckeye Logistics Center Master Lessee to use the property for its exclusive benefit. The Amazon Buckeye Logistics Center Master Lessee’s payment obligation under the master lease is a rental payment equal to the amounts to be paid by the borrower to the lender under the loan documents (inclusive of all interest and reserve payments). The Amazon Buckeye Logistics Center Master Lessee, in turn, derives income from the property by virtue of a lease of the property to Amazon.com.azdc, Inc. (“Amazon”), which lease is guaranteed by its parent company, Amazon.com, Inc. (as described below).

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor is Raymond E. Wirta, the CEO of The Koll Company (“Koll”) and chairman of the board at CBRE. Koll has developed over 100 million square feet of office, industrial and retail space, and has over 40 years of experience in the real estate industry. Koll currently owns a portfolio of 20 industrial, office and R&D properties, totaling approximately 11.4 million square feet located throughout California, Texas, Arizona and Nevada. Mr. Wirta, as CEO of Koll, is responsible for developing and implementing the strategic goals and objectives of the company. Prior to joining Koll in 2009, he served as CEO for CBRE.

The Property. The Amazon Buckeye Logistics Center property is a 1,009,351 square foot Class A warehouse/distribution center located at 6835 West Buckeye Road in Phoenix, Arizona. The property is approximately nine miles from the Phoenix central business district and 14 miles from the Phoenix Sky Harbor International Airport. As of September 6, 2016, the property was 100.0% leased to and occupied by Amazon pursuant to a triple-net lease which is guaranteed by its parent company, Amazon.com, Inc. The property was built to suit for Amazon in 2007 and originally contained 604,678 square feet. In 2011, in order to accommodate Amazon’s growth, the property was expanded by 404,673 square feet and Amazon extended its lease on the original space by 39 months so that the entire 1,009,351 square feet will expire on September 30, 2021 with five five-year extension options. The tenant pays $4,802,816 ($4.76 per square foot) in annual underwritten base rent.

Amazon has been at the property since 2007 when it signed the original lease on a 604,678 square foot portion of the property and subsequently expanded to its current size when the developer built the expansion space in 2011. The property serves as a fulfillment center for Amazon in the southwestern United States. The property is situated on 42.81 acres of land improved with parking areas for 922 car spaces and 71 truck spaces. The property features 30-foot clear heights, Early Suppression Fast Response (ESFR) sprinklers, 175-foot truck courts, and multiple dock and grade level loading doors. According to the loan sponsor, Amazon has spent approximately $15.0 million of its own capital to improve the building. A mezzanine space was built at a cost of $10.0 million, and Amazon is currently undertaking a $3.0 million lighting retrofit which will bring its total investment in the property to approximately $18.0 million. In addition, Amazon recently improved 5,000 square feet of the property to serve as its global security center, which monitors security for Amazon’s network of national distribution centers.

Founded in 1994, Amazon.com, Inc. is an online retailer and cloud computing company with headquarters in Seattle, Washington. It is the largest internet-based retailer in the world by total sales and market capitalization. Amazon.com, Inc. is publicly traded (NASDAQ:AMZN) and as of August 12, 2016 had a closing share price of $772.56 and a market capitalization of approximately $366.3 billion. Its net sales were approximately $29.1 billion in the first quarter of 2016, which was a 28% increase year over year. Its net sales in the 12 months ending March 31, 2016 were approximately $113.4 billion and operating cash flow was approximately $11.3 billion, a 44% increase over the 12-month period ending March 31, 2015. Amazon.com, Inc. is credit rated by both Moody’s and S&P (Baa1/AA-) and in March 2016, Forbes named it one of the most reputable companies operating in America for the third consecutive year.

The property is located within Maricopa County in the Phoenix-Mesa-Scottsdale metropolitan statistical area (“Phoenix MSA”). Maricopa County has an estimated 2015 population of 4.7 million, making it the largest incorporated area within the Phoenix MSA. Between 2005 and 2015, the population in the Phoenix MSA grew at an average annual rate of 2.0%, almost 2.5 times the U.S. rate of 0.8%. According to the appraisal, the Phoenix MSA is expected to have an average yearly population growth of 2.4% through 2020, significantly outperforming the 0.8% rate forecast for the nation.

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Amazon Buckeye Logistics Center

The Amazon Buckeye Logistics Center property is located within the Southwest Phoenix submarket. The appraisal broke down the property’s competitive set to distribution warehouse properties larger than 500,000 square feet. This includes 33 properties and approximately 26 million square feet within the Phoenix MSA, of which 13 properties consisting of approximately 10 million square feet are located within the Southwest Phoenix submarket. Twenty-nine of the 33 properties in the appraisal’s competitive set are 100.0% occupied. There is no vacancy at any of the buildings that have more than one million square feet. The appraisal concluded to a 3% vacancy rate for the subject property based on the competitive market and submarket vacancy for competitive properties, and the observation that single tenant warehouses like the subject property generally attract a tenant that occupies and remains in the space for several years at a time. The appraisal’s rental competitive set includes six industrial facilities in the Southwest Phoenix region which report rents ranging from $3.60 to $5.28 per square foot. The appraisal noted that the property is superior to its competitive set due to its 100% air conditioned space. The appraisal concluded to a market rent of $4.85 per square foot.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of September 6, 2016.

Tenant Summary(1)

Tenant	Ratings(2) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date(4)
Amazon(5)	Baa1 / AA- / NA	1,009,351	100.0%	$4.76	100.0%	9/30/2021
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	Underwritten Base Rent PSF is based on Amazon’s average base rent over the remaining lease term. Amazon currently pays $4.67 per square foot in base rent with the next rent bump occurring in October 2016 which will increase the base rent to $4.71 per square foot.

(4)	Amazon has five five-year extension options.

(5)	Amazon’s lease is a triple-net lease. However, certain capital expenditures are not passed through to Amazon (e.g. replacements of the building systems, exterior walls, foundation, slab and roof).

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	1	1,009,351	100.0	4,802,816	100.0	1,009,351	100.0%	$4,802,816	100.0%
2022	0	0	0.0	0	0.0	1,009,351	100.0%	$4,802,816	100.0%
2023	0	0	0.0	0	0.0	1,009,351	100.0%	$4,802,816	100.0%
2024	0	0	0.0	0	0.0	1,009,351	100.0%	$4,802,816	100.0%
2025	0	0	0.0	0	0.0	1,009,351	100.0%	$4,802,816	100.0%
2026	0	0	0.0	0	0.0	1,009,351	100.0%	$4,802,816	100.0%
2027 & Beyond	0	0	0.0	0	0.0	1,009,351	100.0%	$4,802,816	100.0%
Total	1	1,009,351	100.0%	$4,802,816	100.0%
(1)	Based on the underwritten rent roll.

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Amazon Buckeye Logistics Center

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents In Place	$4,423,362	$4,511,830	$4,602,066	$4,694,108	$4,802,816	$4.76	74.9%
Vacant Income	0	0	0	0	0	0.00	0.0
Gross Potential Rent(3)	$4,423,362	$4,511,830	$4,602,066	$4,694,108	$4,802,816	$4.76	74.9%
Total Reimbursements	2,005,264	1,688,770	1,663,700	1,667,658	1,613,245	1.60	25.1
Net Rental Income	$6,428,626	$6,200,600	$6,265,766	$6,361,766	$6,416,062	$6.36	100.0%
Other Income(4)	521,928	562,799	562,799	562,799	0	0.00	0.0
(Vacancy/Credit Loss)	0	0	0	(9,344)	(320,803)	(0.32)	(5.0)
Effective Gross Income	$6,950,554	$6,763,399	$6,828,565	$6,915,221	$6,095,258	$6.04	95.0%
Total Expenses(5)	$2,005,778	$1,688,942	$1,641,834	$1,630,152	$1,613,245	$1.60	26.5%
Net Operating Income	$4,944,776	$5,074,457	$5,186,731	$5,285,069	$4,482,013	$4.44	73.5%
Total TI/LC, Capex/RR	0	0	0	0	423,360	0.42	6.9
Net Cash Flow	$4,944,776	$5,074,457	$5,186,731	$5,285,069	$4,058,653	$4.02	66.6%
(1)	TTM column represents the trailing 12-month period ending May 31, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Gross Potential Rent is underwritten based on Amazon’s average base rent over the remaining lease term.

(4)	Other Income consists of tenant reimbursements. The tenant was provided additional tenant improvements (approximately $3.75 million) that are being reimbursed/amortized over the lease term at approximately 8.5% interest. This income was not underwritten as it burns off by the end of Amazon’s lease.

(5)	The tenant is on an absolute triple-net lease and is therefore responsible for all the expenses at the property. However, certain capital expenditures are not passed through to Amazon (e.g. replacements of the building systems, exterior walls, foundation, slab and roof).

Property Management. The property is managed by Koll Industrial Brokers, Inc., a California corporation and an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $463,609 for real estate taxes and $22,457 for insurance.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to $92,722.

Insurance Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual insurance premiums, which currently equates to $7,486.

Replacement Reserves - On a monthly basis, the borrower is required to escrow (a) prior to Amazon renewing its lease, $8,411 (approximately $0.10 per square foot annually) and (b) after Amazon has renewed its lease or the borrower has entered into a replacement lease, $4,206 (approximately $0.05 per square foot annually) for replacement reserves.

Lockbox / Cash Management. The loan is structured with a CMA lockbox. A tenant direction letter was sent to the tenant upon the origination of the loan instructing it to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then returned to an account controlled by the borrower until the occurrence of a Cash Sweep Period (as defined below). During a Cash Sweep Period, all funds in the lockbox account are swept each business day to a segregated cash management account under the control of the lender. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses will be held as additional collateral for the loan. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Period” means a period commencing upon (i) the occurrence of an event of default, (ii) the debt service coverage ratio being less than 1.75x or (iii) the occurrence of a Sublease Event (as defined below). A Cash Sweep Period will expire, with respect to clause (i), upon the cure of such event of default, with respect to clause (ii), on the date that the debt service coverage ratio is equal to or greater than 1.80x for two consecutive calendar quarters and with respect to clause (iii), the occurrence of a Sublease Event Cure (as defined below). Notwithstanding the foregoing, a Cash Sweep Period will not be deemed to expire in the event that a Cash Sweep Period then exists for any other reason.

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Amazon Buckeye Logistics Center

A “Sublease Event” means any of the following: Amazon or any replacement subtenant (i) becomes subject to any bankruptcy or insolvency proceeding, (ii) vacates, abandons, ceases ordinary business operations or otherwise “goes dark” or gives notice of its intent to do any of the foregoing, (iii) fails to fulfill any obligations pursuant to its lease in order to extend its lease or fails to provide notice to extend its lease, in each case, prior to the date that is 12 months prior to the expiration date of the lease or (iv) defaults for more than five days under the terms of its lease or delivers a notice of termination of its lease.

A “Sublease Event Cure” means, with respect to clause (i), if Amazon or any replacement tenant affirms its lease pursuant to a final non-appealable order of the court having jurisdiction over the related bankruptcy; with respect to clauses (ii) or (iii), if (A) one or more replacement subtenants is or are paying full unabated rent and has or have taken possession of such premises their subleases and (B) after giving effect thereto, the debt service coverage ratio is equal to or greater than 1.80x for two consecutive calendar quarters and the debt yield is not less than 8.5%; provided that any free rent or rent abatements provided to the applicable replacement subtenant will be excluded from such calculations; provided, further, in the event the replacement subtenant or its lease guarantor is rated at least “BBB-” by S&P, then, after expiration of any free rent period, the calculation of the debt service coverage ratio will be determined by annualizing such full contractual rent and to the extent the debt service coverage ratio calculated in accordance therewith is equal to or greater than 1.80x, the condition in clause (B) above will be deemed satisfied immediately; with respect to clause (ii), if Amazon has reoccupied the premises demised under its sublease and has recommenced operations or has rescinded its notice to go dark; with respect to clause (iii), Amazon has entered into a renewal sublease and after giving effect thereto, the debt service coverage ratio is equal to or greater than 1.80x for two consecutive calendar quarters and the debt yield is not less than 8.5%, provided that any free rent will be excluded from such calculations; and with respect to clause (iv), the event of default giving rise to such sublease event has been cured to the reasonable satisfaction of lender.

Permitted Mezzanine Debt. The owners of the borrower are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the combined loan-to-value ratio not exceeding 64.0%, (ii) after giving effect to the mezzanine loan, the debt service coverage ratio on the Amazon Buckeye Logistics Center loan (as calculated in the loan documents) not being less than 1.95x, (iii) the debt service on the mezzanine loan being payable only out of and solely to the extent of excess cash flow remaining after payment of debt service, required reserves and operating expenses, (iv) the mezzanine loan being coterminous with the mortgage loan and (v) the lenders entering into an intercreditor agreement reasonably acceptable to the mortgage lender.

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Crocker Park Phase One & Two

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Crocker Park Phase One & Two

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Crocker Park Phase One & Two

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Crocker Park Phase One & Two

Mortgage Loan Information				Property Information
Mortgage Loan Seller(1):	SMF VI			Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$40,000,000			Title:	Fee
Cut-off Date Principal Balance(2):	$40,000,000			Property Type - Subtype:	Mixed Use - Office/Retail
% of Pool by IPB:	3.3%			Net Rentable Area (SF)(4):	615,062
Loan Purpose:	Refinance			Location:	Westlake, OH
Borrower:	CP Commercial Delaware, LLC			Year Built / Renovated:	2004-2010 / N/A
Sponsors:	Robert L. Stark and Morry Weiss			Occupancy:	98.5%
Interest Rate:	4.92000%			Occupancy Date:	7/22/2016
Note Date:	7/25/2016			Number of Tenants:	97
Maturity Date:	8/6/2026			2013 NOI(5)(6):	$8,405,871
Interest-only Period:	60 months			2014 NOI(5)(6):	$6,990,205
Original Term:	120 months			2015 NOI(6):	$7,001,877
Original Amortization:	360 months			TTM NOI (as of 5/2016)(6):	$7,386,125
Amortization Type:	IO-Balloon			UW Economic Occupancy:	95.2%
Call Protection(3):	L(25),DeforGrtr1%orYM(92),O(3)			UW Revenues:	$22,427,857
Lockbox:	CMA			UW Expenses:	$9,412,556
Additional Debt:	Yes			UW NOI(6):	$13,015,301
Additional Debt Balance:	$100,000,000			UW NCF:	$11,968,793
Additional Debt Type:	Pari Passu			Appraised Value / Per SF:	$214,400,000 / $349
				Appraisal Date:	5/19/2016

Escrows and Reserves(7)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$228
Taxes:	$597,592	$298,796	N/A	Maturity Date Loan / SF:	$210
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	65.3%
Replacement Reserves:	$0	$8,714	N/A	Maturity Date LTV:	60.1%
TI/LC:	$0	$76,888	$5,000,000	UW NCF DSCR:	1.34x
Other:	$303,367	$33,333	N/A	UW NOI Debt Yield:	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(2)	$140,000,000	78.6%	Payoff Existing Debt	$171,628,823	96.3%
Sponsor Equity	37,820,927	21.2	Other Uses	3,303,363	1.9
Other Sources	375,000	0.2	Closing Costs	2,362,781	1.3
			Upfront Reserves	900,959	0.5
Total Sources	$178,195,927	100.0%	Total Uses	$178,195,927	100.0%
(1)	The Crocker Park Phase One & Two Whole Loan was co-originated by Starwood Mortgage Capital LLC (“SMC”) and Citigroup Global Markets Realty Corp. (“CGMRC”).
(2)	The Crocker Park Phase One & Two loan is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance of $140.0 million. The Financial Information in the chart reflects the Cut-off Date balance of the $140.0 million Crocker Park Phase One & Two Whole Loan, as defined in “The Loan“ below.
(3)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of September 6, 2016. Defeasance of the full $140.0 million Crocker Park Phase One & Two Whole Loan is permitted after the earlier to occur of (i) July 25, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). Additionally, the borrower is permitted to prepay the Crocker Park Phase One & Two Whole Loan in whole, but not in part, with the payment of a yield maintenance premium after earlier to occur of (i) July 25, 2019 and (ii) the REMIC Prohibition Period.
(4)	Crocker Park Phase One & Two contains 515,547 square feet of retail space and 99,515 square feet of office space.
(5)	The decrease in 2014 NOI from 2013 NOI was mainly driven by three tenants, all under the Abercrombie & Fitch parent company, vacating in late 2013 and early 2014 due to weakness at the corporate level. Abercrombie & Fitch, Abercrombie & Fitch Kids and Hollister accounted for nearly $925,000 in rent annually. The spaces were leased up before the tenants vacated, however there was downtime while the new tenant build-outs were completed.
(6)	UW NOI is higher than historical NOI because the special assessment revenue bond expense was removed from the UW Expenses as the bonds are were paid off in full on August 12, 2016 as part of the refinancing of the Crocker Park Phase One & Two Whole Loan and sufficient funds are in escrow with Chicago Title Insurance Company to complete said payoff. Special assessment revenue bonds were used for the initial construction of the public improvements within Crocker Park Phase One & Two. The historical expenses include a special assessment revenue bond expense line item of $5,233,047 (2013), $5,226,623 (2014), $5,230,636 (2015) and $5,230,636 (TTM 5/31/2016).
(7)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

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Crocker Park Phase One & Two

The Loan. The Crocker Park Phase One & Two loan is secured by a first mortgage lien on the borrower’s fee simple interest in a 615,062 square foot mixed use lifestyle center located within Westlake, Ohio. The whole loan has an outstanding principal balance as of the Cut-off Date of $140.0 million (the “Crocker Park Phase One & Two Whole Loan”) and is comprised of four pari passu notes, as described below. Note A-1 was contributed to the CGCMT 2016-C2 trust and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control termination event under the related pooling and servicing agreement, by the related directing certificateholder). However, the JPMCC 2016-JP3 Trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions (which rights will be exercised by the Directing Certificateholder prior to a Control Termination Event). The Crocker Park Phase One & Two Whole Loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule. The existing debt that was paid off by the Crocker Park Phase One & Two Whole Loan included an approximately $100.0 million mortgage loan, with a remaining balance of $88.6 million, which was securitized in the BSCMS 2005-PW10 transaction and was secured by the retail and office component of Phase One (which is a part of the collateral for the Crocker Park Phase One & Two Whole Loan) and also the residential component of Phase One (which is not part of the collateral for the Crocker Park Phase One & Two Whole Loan).

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	CGCMT 2016-C2	Yes
A-2	10,000,000	10,000,000	CGMRC	No
A-3	40,000,000	40,000,000	JPMCC 2016-JP3	No
A-4	30,000,000	30,000,000	SMC	No
Total	$140,000,000	$140,000,000

The Borrower. The borrowing entity for the Crocker Park Phase One & Two Whole Loan is CP Commercial Delaware, LLC, a Delaware limited liability company and a special purpose entity.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are Robert L. Stark and Morry Weiss, who jointly and indirectly control the borrower. Robert L. Stark serves as the President and CEO of Stark Enterprises, Inc., which is a full service development, leasing, construction and management company headquartered in Cleveland, Ohio, focusing on retail, office, hotel and multifamily properties. Morry Weiss is the CEO of American Greetings Corporation.

The Property. The Crocker Park Phase One & Two property is comprised of two phases of a mixed used lifestyle center located at 189 Crocker Park Boulevard in Westlake, Ohio. Crocker Park Phase One & Two was developed by the loan sponsors and both phases are fully integrated within the overall multi-building development that features high-end retail and dining, luxury residential units and Class A office space spread across a 29.9 acre site. The loan sponsors constructed Phase One between 2004 and 2010 and Phase Two between 2006 and 2010. The collateral for the Crocker Park Phase One & Two Whole Loan consists of the retail and office components of Phase One and Phase Two. The multifamily components of Phase One and Phase Two are not part of the collateral. Crocker Park Phase One & Two totals 615,062 square feet of gross leasable area and consists of 17 buildings. Crocker Park Phase One & Two includes 3,251 parking spaces, resulting in a parking ratio of approximately 5.3 spaces per 1,000 square feet of net rentable area.

As of July 22, 2016, Crocker Park Phase One & Two was 98.5% occupied by 97 tenants and had an average occupancy level of 96.5% over the past three years.

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Crocker Park Phase One & Two

Phase One

Phase One of Crocker Park Phase One & Two consists of 398,142 square feet of retail space, 84,972 square feet of office space and 158 units of multifamily residences. The multifamily component, which is not part of the collateral for the Crocker Park Phase One & Two Whole Loan, is currently 100.0% occupied. As of July 22, 2016, Phase One was currently 98.1% occupied by approximately 75 retail and office tenants.

The largest tenant in the Phase One development is Dick’s Sporting Goods, which occupies 75,000 square feet (12.2% of net rentable area). Dick’s Sporting Goods has been located at Crocker Park Phase One & Two since October 2004 and its lease expires in January 2025. Barnes & Noble is the second largest tenant, occupying 28,684 square feet, and its lease expires in March 2020. Regal Cinemas Crocker Park 16 is the third largest tenant occupying 24,442 square feet (4.0% of net rentable area). Regal Cinemas Crocker Park 16 has been located at Crocker Park Phase One & Two since April 2005, and its lease expires in April 2020. Regal Cinemas Crocker Park 16 includes 16 screens, of which five screens are underwritten as part of the Crocker Park Phase One & Two Whole Loan collateral (see “—Underlying Lease” below). Trader Joe’s, occupying 10,007 square feet, has been located at Crocker Park Phase One & Two since April 2005 and its lease expires in March 2026. Trader Joe’s also occupies approximately 2,000 additional square feet (the “Easement Area”) which encroaches onto the neighboring Phase III portion of the Crocker Park development, which is owned by an affiliate of the loan sponsors. A perpetual easement (the “TJ’s Easement”) has been granted to the Crocker Park Phase One & Two borrower (which is an insured beneficial easement in the lender’s title policy) to allow the Crocker Park Phase One & Two borrower control and use rights (including the right to insure and restore the same) with respect to the land and improvements in the Easement Area. Other notable tenants within Phase One include H&M, Wells Fargo Advisors, Gap and Arhaus Furniture. The largest office tenant within Phase One is Wells Fargo Advisors, occupying 12,963 square feet, with a lease expiration in March 2020.

Phase Two

Phase Two of Crocker Park Phase One & Two is comprised of four separate buildings totaling 117,405 square feet of retail space, 14,543 square feet of office space and 56 residential apartments. The multifamily component is not part of the collateral for the Crocker Park Phase One & Two Whole Loan. As of July 22, 2016, Phase Two was 100.0% occupied by approximately 22 retail and office tenants.

The largest tenant in the Phase Two development is Fitness & Sports Clubs, which occupies 40,000 square feet (6.5% of net rentable area). Fitness & Sports Clubs has been located at Crocker Park Phase One & Two since March 2007 and its lease expires in February 2031 after having executed a 15-year lease extension in May 2016. Other notable tenants include Apple Store, Charming Charlie and DSW Shoe Warehouse. The sole office tenant within Phase Two is KeyBank – Office, which occupies 14,543 square feet, with a lease expiration in May 2018 (2.4% of net rentable area).

Per the appraisal, Crocker Park Phase One & Two is located in the Cleveland metropolitan statistical area. The Cleveland metropolitan statistical area is the 28th most populous metropolitan statistical area in the United States and the largest metropolitan area in Ohio. Downtown Cleveland is located approximately 16.2 miles east of Crocker Park Phase One & Two, and Cleveland-Hopkins International Airport is approximately 13.0 miles west of Crocker Park Phase One & Two. Major employers in the Cleveland metropolitan statistical area include the Cleveland Clinic, University Hospitals, U.S. Office of Personnel Management, Progressive Corporation and Cuyahoga County. The Cleveland metropolitan statistical area consists of a heavy concentration of educational institutions including 27 accredited colleges and universities with a combined enrollment of more than 220,000 students. Colleges and universities located in the area include Kent State University, Case Western Reserve University, Cleveland State University, University of Akron and Youngstown State University. Cleveland Clinic, one of America’s leading hospitals, is also located approximately 18 miles west of Crocker Park Phase One & Two.

The Crocker Park Phase One & Two immediate area consists mainly of office, retail, industrial, mixed use and auto dealerships along major arterials that are interspersed with multifamily complexes and single family residential homes. Crocker Park Phase One & Two is in close proximity to main transportation routes including I-90 (less than one mile), I-480 (five miles), I-80 (10 miles) and I-71 (10 miles). According to the appraisal, traffic counts at the corner of Crocker Park Boulevard and Detroit Road exceed 50,000 vehicles per day. The Promenade at Crocker Park, a 250,000 square foot specialty retail center anchored by Giant Eagle, Bed Bath & Beyond and Nordstrom Rack, is located adjacent to Crocker Park Phase One & Two. In addition, a newly built Hyatt Place recently opened adjacent to Crocker Park Phase One & Two. There are also a total of 10 high schools located within eight miles of Crocker Park Phase One & Two with a total enrollment of more than 10,200 students. According to the appraisal, the estimated population within a one-, three- and five-mile radius of Crocker Park Phase One & Two is 6,548, 55,187 and 142,676, respectively, and the average household income within a one-, three- and five-mile radius of Crocker Park Phase One & Two is $107,066, $102,996 and $93,041, respectively.

The appraisal identified a competitive set of six mall properties ranging from 299,162 square feet to 1,216,673 square feet with an average of 886,478 square feet. Occupancy rates ranged from 97.6% to 100.0% for an average of 98.7% and inline rental rates ranged from $11.00 per square foot to $97.00 per square foot. The appraisal concluded a general vacancy rate of 3% for retail and 10% for office.

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Annex A-3	JPMCC 2016-JP3

Crocker Park Phase One & Two

Competitive Set Summary(1)
Property	Year Built / Renovated	Total GLA	Est. Occ.	Proximity (Miles)	Anchor Tenants
Crocker Park Phase One & Two(2)	2004-2010 / N/A	615,062	98.5%	NAP	Dick’s Sporting Goods, Barnes & Noble, Regal Cinemas Crocker Park 16
Westfield Southpark Mall	1996 / N/A	1,216,673	98%	16.6	Dillard’s, JCPenney, Macy’s, Dick’s Sporting Goods, Cinemark
Beachwood Place	1979 / 1997	905,486	100%	26.5	Dillard’s, Nordstrom, Saks Fifth Avenue
Legacy Village	2003 / N/A	546,783	98%	26.1	Giant Eagle, Nordstrom Rack, Crate & Barrel
Eton Chagrin Boulevard	1974 / 2002	299,162	98%	27.2	Barnes & Noble
Great Lakes Mall	1961 / 1990	1,150,766	98%	38.8	JCPenney, Macy’s, Sears, Dillard’s
Great Northern Mall	1976 / 2013	1,200,000	100%	5.3	JCPenney, Dick’s Sporting Goods, Dillard’s, Macy’s,
					Sears, Regal Cinemas
(1)	Based on the appraisal.
(2)	Est. Occ. for Crocker Park Phase One & Two based on the underwritten rent roll.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
96.2%	94.6%	98.6%	98.5%

(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of July 22, 2016.

Historical In-line Sales and Occupancy Costs(1)(2)
	2013	2014	2015	TTM(3)
<10,000 Square Feet
Sales PSF	$496	$475	$477	$481
Occupancy Cost	9.6%	10.1%	10.0%	9.9%
<10,000 Square Feet (excluding Apple)
Sales PSF	$378	$364	$361	$359
Occupancy Cost	12.7%	13.2%	13.3%	13.4%
>10,000 Square Feet
Sales PSF	$505	$499	$472	$471
Occupancy Cost	6.7%	6.8%	7.2%	7.2%
Anchor Tenants
Sales PSF	$151	$139	$131	$135
Occupancy Cost	14.9%	16.2%	17.2%	16.7%
(1)	Occupancy costs are calculated based on underwritten gross rent divided by tenant sales for the given year. Occupancy costs are not inclusive of tenants that are no longer in occupancy and are weighted based on the square footage of tenants with sales for each respective year.
(2)	Excludes partial year reporting.
(3)	TTM as of November 2015, January, March, April or May 2016.

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Crocker Park Phase One & Two

Tenant Summary(1)(2)
Tenant	Ratings(3) Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	Sales PSF/ Screen(4)	Occupancy Costs(4)	Lease Expiration Date
Dick’s Sporting Goods	NA / NA / NA	75,000	12.2%	$16.85	$154	13.3%	1/31/2025
Fitness & Sports Clubs	NA / NA / NA	40,000	6.5%	$23.34	N/A	N/A	2/28/2031
Barnes & Noble	NA / NA / NA	28,684	4.7%	$19.52	$242	8.1%	3/31/2020
Regal Cinemas Crocker Park 16(5)(6)	NA / B+ / NA	24,442	4.0%	$34.16	$249,747	41.4%	4/30/2020
H&M	NA / NA / NA	20,148	3.3%	$15.88	$172	9.4%	7/31/2018
KeyBank – Office	Baa1 / BBB+ / A-	14,543	2.4%	$26.00	N/A	N/A	5/31/2018
DSW Shoe Warehouse	NA / NA / NA	14,510	2.4%	$42.00	$277	17.2%	11/30/2018
Wells Fargo Advisors(7)	A2 / A / AA-	12,963	2.1%	$26.25	N/A	N/A	3/31/2020
Gap(8)	Baa2 / BB+ / BB+	12,638	2.1%	$42.00	$237	17.8%	11/30/2024
Arhaus Furniture(9)	NA / NA / NA	12,004	2.0%	$53.66	$450	11.9%	12/31/2024
(1)	Based on the underwritten rent roll.

(2)	Of the 97 tenants at Crocker Park Phase One & Two, 48 tenants representing 345,665 square feet have co-tenancy provisions. These provisions generally require a minimum occupancy at Phase One or the entire property ranging from 50.0% to 85.0%. Twenty-one of these tenants representing 128,666 square feet require that key tenants, such as Dick’s Sporting Goods, Barnes & Noble and Gap, among others, remain at the Crocker Park Phase One & Two property. If these co-tenancy clauses are breached, certain tenants may begin paying reduced rent and certain other tenants may be permitted to terminate their respective leases.

(3)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(4)	Sales PSF/Screen and Occupancy Costs as of November 2015, January, March, April or May 2016.

(5)	There are five screens that are part of the Crocker Park Phase One & Two collateral (24,442 square feet) and an additional 11 screens at the adjacent Promenade at Crocker Park (38,360 square feet) that are not part of the collateral. Sales PSF/Screen is calculated based on sales of $3,995,957 for all 16 screens at Regal Cinemas Crocker Park 16.

(6)	Occupancy costs are calculated based on gross rent paid by Regal Cinemas Crocker Park 16 and sales across the entire 62,802 square foot premises.

(7)	Wells Fargo Advisors has a one-time right to terminate its lease effective March 31, 2017 with six months’ notice and a termination fee of $49,205.

(8)	Gap has a one-time right to terminate its lease if a minimum of 100,000 square feet of first floor retail space has not been constructed (in the specific non-collateral buildings mentioned in the Gap lease) by November 30, 2019 or if there is less than 77,000 square feet of total first floor retail space in the non-collateral buildings open for business. Gap is required to provide notice to terminate within 150 days after November 30, 2019.

(9)	Arhaus Furniture may terminate its lease, by providing notice within 90 days after December 31, 2019, if annual sales are less than $4,000,000. TTM sales as of May 31, 2016 were $5,407,312.

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring
Vacant	NAP	9,363	1.5%	NAP	NAP	9,363	1.5%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	9,363	1.5%	$0	0.0%
2017	10	41,642	6.8	1,258,599	6.1	51,005	8.3%	$1,258,599	6.1%
2018	16	88,364	14.4	2,579,462	12.6	139,369	22.7%	$3,838,062	18.7%
2019	11	24,415	4.0	1,349,322	6.6	163,784	26.6%	$5,187,383	25.3%
2020	24	163,839	26.6	5,257,228	25.6	327,623	53.3%	$10,444,611	50.9%
2021	7	23,320	3.8	926,639	4.5	350,943	57.1%	$11,371,250	55.4%
2022	6	30,851	5.0	1,518,532	7.4	381,794	62.1%	$12,889,782	62.8%
2023	1	2,324	0.4	127,355	0.6	384,118	62.5%	$13,017,137	63.4%
2024	4	33,542	5.5	1,582,931	7.7	417,660	67.9%	$14,600,068	71.1%
2025	10	115,788	18.8	3,106,940	15.1	533,448	86.7%	$17,707,008	86.3%
2026	7	41,614	6.8	1,882,056	9.2	575,062	93.5%	$19,589,064	95.5%
2027 & Beyond	1	40,000	6.5	933,600	4.5	615,062	100.0%	$20,522,664	100.0%
Total	97	615,062	100.0%	$20,522,664	100.0%
(1)	Based on the underwritten rent roll.
(2)	Includes the following percentage rent in lieu of base rent: $249,256 from Regus – Office, $214,736 from Urban Outfitters and $94,809 from BCBG Max Azria.

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Crocker Park Phase One & Two

Operating History and Underwritten Net Cash Flow

	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)	$17,588,827	$15,731,708	$17,105,903	$18,571,738	$20,522,664	$33.37	91.0%
Vacant Income	0	0	0	0	495,363	0.81	2.2
Gross Potential Rent	$17,588,827	$15,731,708	$17,105,903	$18,571,738	$21,018,027	$34.17	93.2%
Total Reimbursements	4,170,328	4,391,479	3,297,164	2,380,831	1,342,232	2.18	6.0
Overage Rent	509,008	563,370	406,344	266,814	197,506	0.32	0.9
Net Rental Income	$22,268,163	$20,686,556	$20,809,411	$21,219,383	$22,557,766	$36.68	100.0%
Other Income	632,251	827,991	890,147	943,536	943,536	1.53	4.2
(Vacancy/Credit Loss)	0	0	0	0	(1,073,445)	(1.75)	(4.8)
Effective Gross Income	$22,900,414	$21,514,547	$21,699,558	$22,162,919	$22,427,857	$36.46	99.4%
Total Expenses(5)	$14,494,543	$14,524,342	$14,697,681	$14,776,794	$9,412,556	$15.30	42.0%
Net Operating Income	$8,405,871	$6,990,205	$7,001,877	$7,386,125	$13,015,301	$21.16	58.0%
Total TI/LC, Capex/RR	0	0	0	0	1,046,508	1.70	4.7
Net Cash Flow	$8,405,871	$6,990,205	$7,001,877	$7,386,125	$11,968,793	$19.46	53.4%
(1)	TTM column represents the trailing 12-month period ending in May 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	Underwritten Rents in Place is based on the borrower’s rent roll dated July 22, 2016, with rent steps underwritten through June 2017 (totaling $187,033) and, in addition, includes the following percentage rent in lieu of base rent: $249,256 from Regus – Office, $214,736 from Urban Outfitters and $94,809 from BCBG Max Azria.
(4)	The decrease in 2014 Rents in Place from 2013 Rents in Place was mainly driven by three tenants, all under the Abercrombie & Fitch parent company, vacating in late 2013 and early 2014 due to weakness at the corporate level. Abercrombie & Fitch, Abercrombie & Fitch Kids and Hollister accounted for nearly $925,000 in rent annually. The spaces were leased up before the tenants vacated; however there was downtime while the new tenant build-outs were completed.
(5)	Underwritten Total Expenses are lower than 2015 Total Expenses because the special assessment revenue bond expense was removed from the Underwritten Total Expenses as the bonds were paid off in full on August 12, 2016 as part of the refinancing of the Crocker Park Phase One & Two Whole Loan and sufficient funds are in escrow with Chicago Title Insurance Company to complete said payoff. Special assessment revenue bonds were used for the initial construction of the public improvements within Crocker Park Phase One & Two. The historical expenses include a special assessment revenue bond expense line item of $5,233,047 (2013), $5,226,623 (2014), $5,230,636 (2015) and $5,230,636 (TTM 5/31/2016).

Property Manager. The property is managed by Robert L. Stark Enterprises, Inc., an affiliate of the borrower.

Escrows and Reserves. At origination, the borrower deposited approximately $597,592 for real estate taxes, $165,183 for an unfunded obligation reserve relating to tenant improvements and $138,184 for relating to a potential rent credit due to Eddie Bauer.

Tax Escrows - On a monthly basis, the borrower is required to escrow 1/12 of the annual estimated tax payments, which currently equates to approximately $298,796.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - On a monthly basis, the borrower is required to escrow approximately $8,714 (approximately $0.17 per square foot annually and as recommended in the engineering report) for replacement reserves. The reserve is not subject to a cap. TI/LC Reserves - On a monthly basis when the reserve is below the cap, the borrower is required to escrow approximately $76,888 (approximately $1.50 per square foot annually) for TI/LC reserves. The reserve is subject to a cap of $5,000,000 (approximately $8.13 per square foot).

Unfunded Obligations Reserve - On a monthly basis up to and including the payment date in July 2017, the borrower is required to escrow approximately $33,333 for outstanding tenant improvements related to tenant Fitness & Sports Clubs.

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Crocker Park Phase One & Two

Lockbox / Cash Management. The Crocker Park Phase One & Two Whole Loan is structured with a CMA lockbox. The Crocker Park Phase One & Two Whole Loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and require that all other money received by the borrower with respect to Crocker Park Phase One & Two be promptly deposited into such lockbox account following receipt except that the borrower collects all rent for tenants Trader Joe’s and Regal Cinemas Crocker Park 16 and, within two days after receipt, uses the rents to pay base rent on the Underlying Lease (as defined below) or easement fees on the TJ’s Easement, as applicable, and deposits the remaining rents in the lender-controlled lockbox account. The lender may, at any time, require the borrower to send direction letters to Trader Joe’s and Regal Cinemas Crocker Park 16 under the Crocker Park Phase One & Two Whole Loan documents. Every fourth business day that no Crocker Park Phase One & Two Trigger Period (as defined below) is continuing, all amounts in the lockbox account are required to be swept to a borrower-controlled operating account. During the continuance of a Crocker Park Phase One & Two Trigger Period, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account every fourth business day and, provided no event of default under the Crocker Park Phase One & Two Whole Loan documents is continuing, applied to payment of applicable debt service, payment of operating expenses and funding of required reserves, with the remainder being deposited into an excess cash flow reserve. Provided no event of default under the Crocker Park Phase One & Two Whole Loan documents is continuing, funds in the excess cash flow reserve are (i) to the extent a Crocker Park Phase One & Two Trigger Period is continuing, to be held by the lender as additional collateral for the Crocker Park Phase One & Two Whole Loan; provided that, so long as no event of default is then ongoing pursuant to the Crocker Park Phase One & Two Whole Loan documents, such excess cash flow reserves may, if certain conditions are satisfied under the Crocker Park Phase One & Two Whole Loan documents, (to the extent there are insufficient reserves on deposit in the leasing reserve account) be disbursed for payment of certain leasing expenses and (ii) to the extent no Crocker Park Phase One & Two Trigger Period is continuing, to be swept into the borrower’s operating account. After the occurrence and during the continuance of an event of default under the Crocker Park Phase One & Two Whole Loan documents, the lender may apply any funds in the cash management account to amounts payable under the Crocker Park Phase One & Two Whole Loan (and/or toward the payment of expenses of Crocker Park Phase One & Two), in such order of priority as the lender may determine.

A “Crocker Park Phase One & Two Trigger Period” means a period commencing upon the earliest of (i) the occurrence of an event of default under the Crocker Park Phase One & Two Whole Loan documents and continuing until the same is cured, (ii) the date that the debt service coverage ratio (as calculated in the loan documents) is less than 1.15x and continuing until the debt service coverage ratio (as calculated in the loan documents) is equal to or greater than 1.18x for one calendar quarter and/or (iii) the commencement of a Crocker Park Phase One & Two Specified Tenant Trigger Period (as defined below) and continuing until the applicable Crocker Park Phase One & Two Specified Tenant Trigger Period is cured. Notwithstanding the foregoing, no Crocker Park Phase One & Two Trigger Period will be deemed to exist solely with respect to clause (ii) of this definition during any period that the Collateral Cure Conditions (as defined below) are satisfied.

“Collateral Cure Conditions” exist when the borrower has deposited cash into an account with the lender or delivered to the lender a letter of credit which, in either case, serves as additional collateral for the Crocker Park Phase One & Two Whole Loan, in an amount equal to 18% of the annual debt service payments that are due as of the origination of the Crocker Park Phase One & Two Whole Loan (the “Collateral Deposit Amount”) and thereafter, on each one year anniversary date of the date that the borrower made the deposit (or delivered the letter of credit), the borrower has deposited additional cash collateral in the amount of the Collateral Deposit Amount or increased the amount of the letter of credit by an amount equal to the Collateral Deposit Amount, as applicable. The collateral deposited pursuant to the previous sentence is returned to the borrower provided that no event of default is continuing under the Crocker Park Phase One & Two Whole Loan documents at such time as the Crocker Park Phase One & Two Trigger Period would have been cured without the borrower’s satisfaction of the Collateral Cure Conditions.

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Crocker Park Phase One & Two

“Crocker Park Phase One & Two Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Crocker Park Phase One & Two Specified Tenant (as defined below) being in default under its lease beyond applicable notice and cure periods, (ii) a Crocker Park Phase One & Two Specified Tenant failing to be in actual, physical possession of its space, failing to occupy and/or be open in its premises for the conduct of its business during customary hours and/or “going dark”, (iii) any Crocker Park Phase One & Two Specified Tenant giving written notice that it is terminating its lease for all or any portion of its premises (except that, if Barnes & Noble delivers notice that it intends to terminate its lease on a date that is more than six months after the date that notice is given, no Crocker Park Phase One & Two Specified Tenant Trigger Period is deemed to exist pursuant to this clause (iii) until the date that is six months prior to the effective date of termination contemplated by the applicable notice), (iv) any termination or cancellation of any lease with a Crocker Park Phase One & Two Specified Tenant (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Crocker Park Phase One & Two Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of a Crocker Park Phase One & Two Specified Tenant and (vi) any Crocker Park Phase One & Two Specified Tenant failing to extend or renew its lease on or prior to the earlier of (except that, with respect to the lease with Barnes & Noble, it shall be the “later of”) (a) 12 months before expiration and (b) the date on which notice must be given to the lessor to exercise the applicable extension option; and (B) expiring upon the first to occur of the lender’s receipt of reasonably acceptable evidence (including an estoppel certificate) of (1) the satisfaction of cure conditions as stated under the Crocker Park Phase One & Two Whole Loan documents or (2) the borrower re-leasing the entire space that was demised pursuant to the Crocker Park Phase One & Two Specified Tenant’s lease to a new tenant for a minimum of five years and such tenant being open for business, in actual physical occupancy of the space and paying full rent in accordance with the applicable terms and conditions under the Crocker Park Phase One & Two Whole Loan documents. Notwithstanding the foregoing, a Crocker Park Phase One & Two Specified Tenant Trigger Period will not be deemed to exist during any period that the Excess Cash Flow Condition (as defined below) is satisfied (provided, however, in no event will a Crocker Park Phase One & Two Specified Tenant Trigger Period relating to leases comprising the Regal Cinemas Crocker Park 16, Dick’s Sporting Goods and/or Fitness & Sports Club be deemed to cease to exist because of satisfaction of the Excess Cash Flow Condition).

“Excess Cash Flow Condition” shall exist for any tenant at such time as the balance of the excess cash flow reserve account shall equal or exceed an amount equal to $40 per square foot for the applicable tenant space.

“Crocker Park Phase One & Two Specified Tenant” means (i) any tenant under any lease which, individually or when aggregated with all other leases at Crocker Park Phase One & Two with the same tenant or its affiliates, either (A) accounts for 10% or more of the total rental income for Crocker Park Phase One & Two or (B) demises 21,000 square feet or more of Crocker Park Phase One & Two’s gross leasable area, (ii) the tenant under the lease demising Regal Cinemas Crocker Park 16 (and any tenant under any future lease demising any portion of the borrower’s interest in the Leasehold Space (as defined below)), (iii) the tenant under the Trader Joe’s lease (and any tenant under any future lease of any portion of the Easement Area) and (iv) any guarantor(s) of the applicable related Crocker Park Phase One & Two Specified Tenant lease(s).

Underlying Lease. The borrower is the lessee pursuant to a space lease (the “Underlying Lease”) whereby it leases approximately 38,360 square feet of space (the “Leasehold Space”) on a neighboring retail property which is owned by an affiliate of the sponsor. The Underlying Lease expires in April 2020, with seven five-year extension options, and the Crocker Park Phase One & Two Whole Loan documents require the borrower (and permit the lender) to exercise the options so long as Regal Cinemas Crocker Park 16 (“Regal”) renews its lease at Crocker Park Phase One & Two. The borrower entered into the Underlying Lease in order to accommodate a request by Regal to occupy premises which include space on both the Crocker Park Phase One & Two development (said property, “Crocker Park”) as well as the neighboring Leasehold Space. Consequently, the borrower is party to a direct lease with Regal (the “Crocker-Regal Lease”) whereby it has leased to Regal space in Crocker Park (the “Crocker Portion”) and subleased to Regal the Leasehold Space. The Crocker Portion and the Leasehold Space are in different buildings and are connected by a bridge that goes over a roadway. The borrower has mortgaged its interest in the Leasehold Space to the lender pursuant to the Crocker Park Phase One & Two Whole Loan documents. The Underlying Lease includes (without limitation): (i) notice and cure rights running to the lender, (ii) that any mortgage on the fee interest will be subordinate to the Underlying Lease (and as such, no foreclosure can automatically terminate the Underlying Lease), (iii) the agreement of the landlord pursuant to the Underlying Lease to maintain insurance on the improvements where the Leasehold Space is located that meets standards largely consistent with the Crocker Park Phase One & Two Whole Loan documents and, in the event of a casualty, provided that the Underlying Lease is not terminated in accordance with its terms, proceeds attributable to the Leasehold Space will be held and disbursed by a trustee meeting designated ratings requirements and (iv) the borrower will have the right to terminate the Underlying Lease if the Crocker-Regal Lease is terminated (unless the termination is caused by a default under the Crocker-Regal Lease by the borrower) and the lender will have the right to determine whether to require that the borrower terminate or maintain the Underlying Lease. The Crocker Park Phase One & Two Whole Loan documents provide that if at any time the lender has not received required evidence that all taxes are paid relating to the Leasehold Space or the aforementioned insurance policies relating to the Leasehold Space are maintained, the lender may institute escrows for the same.

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1333 Broadway

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1333 Broadway

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1333 Broadway

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1333 Broadway

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$39,500,000	Title:	Fee
Cut-off Date Principal Balance:	$39,500,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	3.2%	Net Rentable Area (SF):	240,051
Loan Purpose:	Recapitalization	Location:	Oakland, CA
Borrower:	CIM/Oakland 1333 Broadway, LP	Year Built / Renovated:	1973 / N/A
Sponsor:	CIM Commercial Trust	Occupancy(1):	92.9%
	Corporation	Occupancy Date:	6/24/2016
Interest Rate:	4.14000%	Number of Tenants:	20
Note Date:	6/30/2016	2013 NOI(2):	$2,446,572
Maturity Date:	7/1/2026	2014 NOI(2):	$717,963
Interest-only Period:	120 months	2015 NOI:	$2,578,479
Original Term:	120 months	TTM NOI (as of 3/2016)(3):	$3,083,482
Original Amortization:	None	UW Economic Occupancy:	91.8%
Amortization Type:	Interest Only	UW Revenues(1):	$7,601,588
Call Protection:	L(26),Def(90),O(4)	UW Expenses:	$3,561,546
Lockbox:	CMA	UW NOI(1)(3):	$4,040,042
Additional Debt:	N/A	UW NCF(1):	$3,360,371
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$88,100,000 / $367
Additional Debt Type:	N/A	Appraisal Date:	6/22/2016

Escrows and Reserves(4)				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$165
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$165
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	44.8%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	44.8%
TI/LC:	$0	Springing	$2,500,000	UW NCF DSCR:	2.03x
Other(5):	$6,171,143	$0	N/A	UW NOI Debt Yield:	10.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$39,500,000	100.0%	Return of Equity(6)	$33,197,848	84.0%
			Upfront Reserves	6,171,143	15.6
			Closing Costs	131,009	0.3
Total Sources	$39,500,000	100.0%	Total Uses	$39,500,000	100.0%
(1)	Occupancy, UW Revenues, UW NOI and UW NCF include expansion space leased by Teecom (3,312 square feet), accounting for $165,732 in underwritten base rent, for which the tenant has signed a lease but is not yet in occupancy. Teecom is expected to take occupancy and begin paying rent on the additional space in December 2016. The space is currently occupied by The Center to Promote Healthcare through November 2016.

(2)	The decrease in 2014 NOI from 2013 NOI is due to approximately $1.6 million in rent abatements and concessions associated with nine new leases signed in 2014.

(3)	The increase in UW NOI from TTM NOI is primarily due to (i) three new leases signed since May 2015, which account for $596,897 in in-place base rent, for which a full year of rents is not included in TTM NOI and (ii) contractual rent increases underwritten through June 2017, accounting for $173,270 in underwritten base rent.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(5)	Initial Other Escrows and Reserves includes $5.0 million deposited by the borrower at origination in connection with an outstanding tenant estoppel certificate from URS that had not been received at origination. The executed URS estoppel has been received in accordance with the loan documents and the lender has released the related $5.0 million reserve from escrow.

(6)	The property was previously unencumbered.

The Loan. The 1333 Broadway loan has an outstanding principal balance as of the Cut-off Date of $39.5 million and is secured by a first mortgage lien on the borrower’s fee interest in a 240,051 square foot Class A office building located in Oakland, California. The 1333 Broadway loan has a 10-year term and is interest-only for the term.

The Borrower. The borrowing entity for the 1333 Broadway loan is CIM/Oakland 1333 Broadway, LP, a Delaware limited partnership and special purpose entity.

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1333 Broadway

The Loan Sponsor. The loan sponsor and nonrecourse carve-out guarantor for the 1333 Broadway loan is CIM Commercial Trust Corporation (“CMCT”), a Maryland corporation and publicly traded REIT. CMCT is sponsored and managed by CIM Group (“CIM”). CMCT currently has ownership interests in 33 properties totaling over 5.5 million square feet of office space, 930 multifamily units and 908 hotel rooms. As of June 24, 2016, CMCT had a market capitalization of approximately $1.8 billion. CIM is a full service urban real estate and infrastructure fund manager with approximately $18.8 billion of assets under management. Since its founding in 1994, CIM has been a process and research-driven investor that evaluates risk through the fundamental analysis of the long-term drivers in communities.

The loan sponsor acquired the property in 2008 for approximately $47.5 million (approximately $198 per square foot). Since acquisition, the loan sponsor has invested approximately $16.3 million (approximately $68 per square foot) for a total cost basis of approximately $63.8 million (approximately $266 per square foot).

The Property. 1333 Broadway is a 240,051 square foot 10-story Class A office building with street level retail, located in the central business district of Oakland, California. The property is located directly above the City Center BART station, adjacent to the Oakland City Hall and three blocks from the Oakland Convention Center, which features approximately 64,000 square feet of space. Constructed in 1973, the property is situated on an approximately 0.94-acre site at the heart of the Oakland City Center area. The City Center area is comprised of two city blocks of office buildings, restaurants and shops in downtown Oakland. The upper floors of the building offer views of the San Francisco Bay, Oakland Hills and the Oakland and San Francisco skylines. In 2011, the property was awarded LEED Silver certification. The property is allocated 235 parking spaces within an adjacent subterranean City Center parking garage, resulting in a parking ratio of approximately 0.98 spaces per 1,000 square feet of net rentable area.

As of June 24, 2016, the property was 92.9% occupied by 18 office tenants and two retail tenants. The largest tenant at the property, URS Corporation (“URS”), leases 30.4% of the net rentable area through February 2022 and has occupied its space since September 2003. URS is a construction and engineering firm acquired by AECOM in 2014. AECOM (NYSE:ACM) is a professional technical services firm that designs, builds, finances and operates infrastructure assets around the world. AECOM has nearly 100,000 employees including architects, engineers, designers, planners, scientists and management and serves clients in over 150 countries. URS accounts for 33.0% of the underwritten base rent and renewed its lease in June 2014. The lease has two remaining five-year renewal options remaining. The second largest tenant, the U.S. Department of Agriculture (“USDA”), leases 7.6% of the net rentable area through November 2021 and has occupied its space since December 2011. The USDA is the U.S. federal department responsible for developing and executing federal government policy on farming, agriculture, forestry and food. The USDA accounts for 9.9% of the underwritten base rent and has no renewal options. The third largest tenant, Teecom Design Group, Inc. (“Teecom”) leases 6.6% of the net rentable area through June 2019 and has occupied its space since November 2004. Teecom has signed a lease to expand its space by 3,312 square feet and is expected to take occupancy of and begin paying rent on the additional space in December 2016. Teecom is a technology services company with expertise in telecom, security, audio/visual, acoustics and wireless networks. Teecom accounts for 8.5% of the underwritten base rent and its lease contains one remaining five-year lease renewal option. The property has experienced recent leasing momentum, signing seven new and four renewal and expansion leases comprising approximately 140,037 square feet (58.3% of net rentable area) since June 2014.

1333 Broadway is located in the downtown Oakland neighborhood of Lake Merritt. The metropolitan area is benefiting from growth in the high technology industry, which is expected to remain the driving force behind the Oakland economy. As the business cycle matures, strong demand for technology workers and real estate is making San Francisco increasingly expensive. Firms are responding by relocating to the Oakland metropolitan area, with Uber being the latest and most high profile relocation. Uber recently purchased a historic downtown Oakland building – Uptown Station (located approximately 0.4 miles from the property) – for $123.5 million and reportedly plans to move 3,000 employees to the site in 2017. Additionally, 1333 Broadway is within walking distance of many demand drivers in the Oakland City Center including a number of diverse restaurants, including Ozumo, Pican, Plum and Umami Burger. The property is also located approximately 0.5 miles from Highway 980, a regional north and south highway that provides direct access to both Highway 580 and Highway 880. Lake Merritt is located approximately 0.7 mile southeast of the property and, established in 1870, is the nation’s oldest official wildlife refuge. The lake features a 3.4 mile shoreline and several artificial islands for people to enjoy the wide variety of wildlife.

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1333 Broadway

1333 Broadway is located in the Oakland central business district office submarket of the greater Oakland/East Bay office market. As of the first quarter of 2016, the Oakland central business district submarket totaled approximately 10.7 million square feet of net rentable area with an overall vacancy rate of 4.2% and average rents of $46.56 per square foot. Additionally, as of the first quarter of 2016, the Class A central business district submarket totaled approximately 6.6 million square feet of net rentable area with an overall vacancy rate of 3.4% and average rents of $51.60 per square foot. The appraisal identified six directly comparable office properties built between 1976 and 2002 and ranging in size from 172,077 to 532,150 square feet. Recently executed leases for the comparable office properties ranged from $42.96 to $54.96 per square foot, with a weighted average of $49.45 per square foot. The weighted average underwritten office and plaza office rents for 1333 Broadway are $33.77 per square foot and $27.13 per square foot, respectively, which is below the appraisal’s concluded office market rent of $48.00 per square foot and in line with the plaza office rent of $27.00 per square foot. Additionally, the appraisal identified four directly comparable retail properties built between 1923 and 1980. Recently executed leases for the comparable retail properties ranged from $22.56 to $39.00 per square foot, with a weighted average of $35.98 per square foot. The underwritten retail rents for the Citibank and Walgreens are $29.16 and $20.11 per square foot, respectively, which is below the appraisal’s concluded market rent of $36.00 and $30.00 per square foot, respectively.

The appraisal identified three comparable Class A office properties that are under construction, Uptown Station, EmeryStation West and San Leandro Tech Campus. The new office properties will range in size from 132,000 to 380,000 square feet. The largest of the three comparable properties, Uptown Station, was recently acquired by Uber and is undergoing a $40.0 million renovation. Uber reportedly plans to relocate 3,000 employees to Uptown Station in 2017.

Historical and Current Occupancy(1)

2013	2014	2015	Current(2)
72.1%	82.6%	92.9%	92.9%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of June 24, 2016 and includes expansion space leased by Teecom (3,312 square feet), which account for $165,732 in underwritten base rent, for which the tenant has signed a lease but is not yet in occupancy. Teecom is expected to take occupancy and begin paying rent on the additional space on December 1, 2016. The space is currently occupied by The Center to Promote Healthcare through November 11, 2016.

Tenant Summary(1)

Tenant	Ratings(2)	Net Rentable	% of	Base Rent	% of Total	Lease Expiration
	Moody’s/S&P/Fitch	Area (SF)	Total NRA	PSF	Base Rent	Date
URS Corporation(3)	Ba3 / BB / NA	73,061	30.4%	$32.13	33.0%	2/28/2022
U.S. Department of Agriculture(4)	Aaa / AA+ / AAA	18,137	7.6%	$38.76	9.9%	11/30/2021
Teecom Design Group, Inc.(5)	NA / NA / NA	15,895	6.6%	$37.95	8.5%	6/30/2019
State of California Public Utilities Commission(6)	NA / NA / NA	15,441	6.4%	$35.29	7.7%	10/31/2017
Walgreens	Baa2 / BBB / BBB	13,738	5.7%	$20.11	3.9%	4/30/2044
Social Policy Research Associates, Inc.	NA / NA / NA	10,640	4.4%	$31.45	4.7%	3/31/2021
Impaq International, L.L.C.	NA / NA / NA	10,002	4.2%	$29.99	4.2%	11/30/2022
Berrett-Koehler Publishers, Inc.	NA / NA / NA	9,826	4.1%	$32.46	4.5%	4/30/2022
Net Impact	NA / NA / NA	7,950	3.3%	$33.37	3.7%	5/31/2023
Citibank	Baa1 / BBB+ / A	6,988	2.9%	$29.16	2.9%	9/30/2018
(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field, whether or not the parent company guarantees the lease.

(3)	URS has the right to (i) contract its space by up to 6,001 square feet on or any time after March 1, 2018 with nine months’ notice and the payment of a termination fee equal to the sum of the unamortized tenant improvement, leasing commission and free rent allowances and (ii) terminate its lease on or any time after March 1, 2020 with 12 months’ notice and the payment of a termination equal to the sum of the unamortized tenant improvement, leasing commission and free rent allowances and three month’s base rent.

(4)	USDA has the right to terminate its lease at any time after November 30, 2019, with 90 days’ notice.

(5)	Teecom occupies two suites at the property, which is comprised of a 12,583 square foot space and a 3,312 square foot space at underwritten base rents of $34.77 and $50.04, respectively. Base Rent PSF for Teecom represents the weighted average underwritten base rent for the two leased spaces.

(6)	State of California Public Utilities Commission has the right to terminate its lease at any time with 60 days’ notice.

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1333 Broadway

				Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	16,974	7.1%	NAP	NAP	16,974	7.1%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	16,974	7.1%	$0	0.0%
2017	3	19,731	8.2	682,783	9.6	36,705	15.3%	$682,783	9.6%
2018	3	14,331	6.0	482,532	6.8	51,036	21.3%	$1,165,315	16.4%
2019	3	23,390	9.7	818,149	11.5	74,426	31.0%	$1,983,463	27.9%
2020	2	8,363	3.5	239,117	3.4	82,789	34.5%	$2,222,580	31.2%
2021	2	28,777	12.0	1,037,566	14.6	111,566	46.5%	$3,260,146	45.8%
2022	4	96,899	40.4	3,081,250	43.3	208,465	86.8%	$6,341,396	89.1%
2023	2	14,853	6.2	499,940	7.0	223,318	93.0%	$6,841,336	96.1%
2024	0	0	0.0	0	0.0	223,318	93.0%	$6,841,336	96.1%
2025	0	0	0.0	0	0.0	223,318	93.0%	$6,841,336	96.1%
2026	0	0	0.0	0	0.0	223,318	93.0%	$6,841,336	96.1%
2027 & Beyond(2)	1	16,733	7.0	276,271	3.9	240,051	100.0%	$7,117,607	100.0%
Total	20	240,051	100.0%	$7,117,607	100.0%
(1)	Based on the underwritten rent roll.

(2)	2027 & Beyond includes 2,995 square feet of storage space with no attributable underwritten base rent.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)(4)(5)	$5,356,092	$3,550,438	$5,445,896	$6,032,291	$7,117,607	$29.65	87.7%
Vacant Income	0	0	0	0	664,896	2.77	8.2
Gross Potential Rent	$5,356,092	$3,550,438	$5,445,896	$6,032,291	$7,782,503	$32.42	95.8%
Total Reimbursements	205,831	77,496	205,198	218,155	337,295	1.41	4.2
Net Rental Income	$5,561,922	$3,627,935	$5,651,094	$6,250,446	$8,119,798	$33.83	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(664,896)	(2.77)	(8.2)
Other Income(6)	177,090	157,843	259,986	260,668	146,686	0.61	1.8
Effective Gross Income	$5,739,012	$3,785,778	$5,911,080	$6,511,114	$7,601,588	$31.67	93.6%
Total Expenses	$3,292,440	$3,067,814	$3,332,600	$3,427,632	$3,561,546	$14.84	46.9%
Net Operating Income	$2,446,572	$717,963	$2,578,479	$3,083,482	$4,040,042	$16.83	53.1%
Total TI/LC, Capex/RR	0	0	0	0	679,672	2.83	8.9
Net Cash Flow	$2,446,572	$717,963	$2,578,479	$3,083,482	$3,360,371	$14.00	44.2%
(1)	TTM represents the trailing 12-month period ending on March 31, 2016.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remaining fields.

(3)	The decrease in 2014 Rents in Place from 2013 Rents in Place is due to approximately $1.6 million in rent abatements and concessions associated with nine new leases signed in 2014.

(4)	The increase in Underwritten Rents in Place from TTM Rents in Place is primarily due to (i) three new leases signed since May 2015 accounting for $596,897 in in-place base rent, for which a full year of rents is not included in TTM Net Operating Income and (ii) contractual rent increases underwritten through June 2017, accounting for $173,270 in underwritten base rent.

(5)	Rents in Place includes expansion space leased by Teecom (3,312 square feet) accounting for $165,732 in underwritten base rent, for which the tenant has signed a lease but is not yet in occupancy. Teecom is expected to take occupancy and begin paying rent on the additional space on December 1, 2016. The space is currently occupied by The Center to Promote Healthcare through November 2016.

(6)	Other Income represents key income, late charges, lease termination fees, storage and license fee income.

Property Management. The 1333 Broadway property is managed by CIM Management Inc., an affiliate of the loan sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $5,000,000 for a URS tenant estoppel reserve and $1,171,143 for outstanding tenant improvements and leasing commissions related to four tenants at the property. The borrower also delivered the guaranty referenced in “TI/LC Reserves” below at origination.

Tax Escrows - The requirement for the borrower to make deposits to the tax escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that all taxes have been paid on or prior to their due date.

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1333 Broadway

Insurance Escrows - The requirement for the borrower to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

TI/LC Reserves - So long as the guarantor maintains a net worth of at least $450,000,000 (the “Lease Rollover Minimum Net Worth”), the guarantor may deliver a guaranty in lieu of the borrower’s requirement to make deposits into the tenant improvement and leasing commission reserve at origination and on a monthly basis upon the following terms: (i) if the guarantor’s net worth is at least $600,000,000 (the “Lease Rollover Target Net Worth”), any amounts on reserve will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived and (ii) if the guarantor’s net worth is no less than the Lease Rollover Minimum Net Worth, but less than the Lease Rollover Target Net Worth, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. The borrower may also deliver a letter of credit in the amount of the reserve cap in lieu of monthly deposits. In the event that monthly deposits are required, the borrower is required to deposit an amount that is equal to the quotient of the reserve cap divided by the number of payment dates remaining through and including the payment date in February 2022. The reserve is subject to a cap of $2,500,000 (approximately $10.41 per square foot). The loan documents require that the reserve cap be reduced by $2,500,000, the amount attributed under the loan documents to URS Corporation, when either (i) such tenant has either renewed or extended its lease or (ii) the space occupied by such tenant has been re-let to one or more replacement tenants, provided that, in either case, all tenant improvements and leasing commissions obligations have been satisfied and either (x) such tenant or replacement tenant is paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant(s) has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and has no right to terminate its lease prior to the expiration of the free rent period under the lease.

URS Tenant Estoppel Reserve - At origination, the borrower deposited $5.0 million as additional collateral for the loan in connection with an outstanding tenant estoppel certificate for URS that had not been executed at origination. As of the Cut-off Date, the executed URS estoppel has been received in accordance with the loan documents and the lender has released the related $5.0 million reserve from escrow.

Lockbox / Cash Management. The 1333 Broadway loan is structured with a CMA lockbox. The borrower was required to deliver tenant direction letters instructing all tenants to deposit all revenues directly into a lockbox account controlled by the lender. All funds in the lockbox account are returned to an account controlled by the borrower until the occurrence of a Cash Sweep Event (as defined below). Upon the occurrence of a Cash Sweep Event, all funds are swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow on deposit in the cash management account will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) any bankruptcy or insolvency action of the borrower or property manager (unless, with respect to the property manager, to the extent the manager is not affiliated with the borrower, the borrower replaces the manager with a qualified manager in accordance with the loan documents within 60 days following the borrower’s knowledge of the filing or such filing is dismissed within 30 days following the filing or, to the extent the manager is affiliated with the borrower, the borrower replaces the manager within 15 days following the borrower’s knowledge of the filing in accordance with the loan documents).

A Cash Sweep Event may be cured by (a) if caused by clause (i) above, the acceptance by the lender of a cure of such event of default, (b) if caused by clause (ii) above with respect to the property manager, the borrower replacing such manager in accordance with the loan agreement or the bankruptcy action is dismissed or discharged within 30 days following its filing and (c) with respect to an involuntary bankruptcy filing by the borrower in which neither the borrower nor the guarantor (or their affiliates) colludes with any creditor for such filing, the dismissal of such action within 90 days without adverse consequences to the property or the borrower (each of the foregoing, a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following conditions: (i) there is no event of default continuing under the loan documents, (ii) the borrower pays the lender’s reasonable out of pocket expenses in connection with the Cash Sweep Event Cure and (iii) the borrower does not cure a voluntary or collusive bankruptcy.

Permitted Mezzanine Debt. The owners of the borrower are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meets a qualified transferee provision in the loan documents and is not an affiliate of the borrower, (ii) the combined loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date, (iii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than the debt service coverage ratio as of the origination date, (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the loan and (v) the lenders enter into an intercreditor agreement reasonably acceptable to the mortgage lender.

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Laguna Design Center

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Laguna Design Center

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Annex A-3	JPMCC 2016-JP3

Laguna Design Center

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Annex A-3	JPMCC 2016-JP3

Laguna Design Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$38,150,000	Title:	Fee
Cut-off Date Principal Balance:	$38,150,000	Property Type - Subtype:	Mixed Use – Retail/Office
% of Pool by IPB:	3.1%	Net Rentable Area (SF):	236,727
Loan Purpose:	Acquisition	Location:	Laguna Niguel, CA
Borrowers:	Laguna Design Dunhill LLC and	Year Built / Renovated:	1985 / N/A
	DE Laguna Design Borrower LLC	Occupancy:	93.4%
Sponsors:	William L. Hutchinson and Donald	Occupancy Date:	5/1/2016
	Engle	Number of Tenants:	46
Interest Rate:	4.30000%	2013 NOI:	$3,011,952
Note Date:	7/28/2016	2014 NOI:	$2,866,571
Maturity Date:	8/1/2026	2015 NOI:	$3,156,654
Interest-only Period:	60 months	TTM NOI (as of 4/2016)(2):	$3,192,967
Original Term:	120 months	UW Economic Occupancy:	92.9%
Original Amortization:	360 months	UW Revenues:	$5,390,908
Amortization Type:	IO-Balloon	UW Expenses:	$1,850,714
Call Protection:	L(25),Grtr1%orYM(92),O(3)	UW NOI(2):	$3,540,193
Lockbox:	CMA	UW NCF:	$3,225,296
Additional Debt(1):	N/A	Appraised Value / Per SF(3):	$54,360,000 / $230
Additional Debt Balance:	N/A	Appraisal Date:	6/15/2016
Additional Debt Type:	N/A

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$161
Taxes:	$274,992	$45,832	N/A	Maturity Date Loan / SF:	$147
Insurance:	$0	Springing	N/A	Cut-off Date LTV(3):	70.2%
Replacement Reserves:	$5,350	$5,350	N/A	Maturity Date LTV(3):	64.0%
TI/LC:	$1,486,081	Springing	$1,486,081	UW NCF DSCR:	1.42x
Other:	$485,861	$0	N/A	UW NOI Debt Yield:	9.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$38,150,000	68.5%	Purchase Price(5)	$52,612,348	94.5%
Sponsor Equity	17,511,495	31.5	Upfront Reserves	2,252,284	4.0
			Closing Costs	796,863	1.4
Total Sources	$55,661,495	100.0%	Total Uses	$55,661,495	100.0%
(1)	An affiliate of Donald Engle, one of the loan sponsors, provided a subordinate unsecured loan in the amount of $2,140,261 to DE Laguna Design Borrower LLC (“Engle Borrower”). Please see “Subordinate Loan” below. The Financial Information presented in the chart above excludes such subordinate unsecured loan.
(2)	The increase in UW NOI from TTM NOI is primarily due to (i) four tenant leases signed since June 2015 accounting for $383,793 in in-place base rent, for which a full year of rent was not included in TTM NOI and (ii) contractual rent increases underwritten through September 2017 accounting for $151,919 in underwritten base rent.
(3)	Appraised Value / Per SF, Cut-off Date LTV and Maturity Date LTV are calculated based on the “Hypothetical As Is – No Outstanding Free Rent, TI’s, Commissions” value of the Laguna Design Center as of June 15, 2016, which assumes no outstanding free rent or tenant improvement and leasing commission obligations. At origination, the borrowers reserved $315,242 for outstanding tenant improvement and leasing obligations and $97,219 for outstanding free rent obligations. The “as-is” value as of June 15, 2016 is $54,000,000, which results in a Cut-off Date LTV and Maturity Date LTV of 70.6% and 64.4%, respectively.
(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(5)	Total consideration for the Laguna Design Center was $53,692,930. Purchase Price above is shown net of $1,080,582 in adjustments and prorations.

The Loan. The Laguna Design Center loan has an outstanding principal balance as of the Cut-off Date of $38.15 million and is secured by a first mortgage lien on the borrowers’ fee interest in a 236,727 square foot mixed use retail showroom and office center located in Laguna Niguel, California. The loan has a 10-year term and, subsequent to a five-year interest-only period, will amortize on a 30-year schedule.

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Laguna Design Center

The Borrowers. The borrowing entities for the Laguna Design Center loan are Laguna Design Dunhill LLC and DE Laguna Design Borrower LLC, each a Delaware limited liability company and special purpose entity. The borrowers own the property as tenants-in-common. Please refer to “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common” in the Preliminary Prospectus for additional information.

The Loan Sponsors. The loan sponsors and nonrecourse carve-out guarantors are William L. Hutchinson, president of Dunhill Partners (“Dunhill”), and Donald Engle. Dunhill specializes in the acquisition, leasing, management and sale of retail shopping centers. Founded in 1984, Dunhill has bought and sold approximately $3.0 billion of shopping centers throughout the southwestern United States and manages more than 4.0 million square feet of retail space. After consummation of the reverse 1031 exchange (as described in “Subordinate Loan” below), Donald Engle will own one of the borrowing entities. Donald Engle is obligated under his guaranty for certain breaches or violations of the nonrecourse carve-out provisions attributed to that borrower. William L. Hutchinson is liable for any breach or violation of the nonrecourse carve-outs in the loan documents or the environmental indemnity.

The proceeds of the Laguna Design Center loan, along with approximately $17.5 million in cash equity contributed by the loan sponsors, were used to purchase the Laguna Design Center at an acquisition cost of approximately $53.7 million (approximately $227 per square foot).

The Property. Laguna Design Center is a 236,727 square foot Class A mixed use retail showroom and office center located in Laguna Niguel, California. The property was built in 1985 on a 12.6 acre parcel, approximately eight miles east of Laguna Beach, California and is comprised of six retail showroom buildings totaling 213,241 square feet (90.1% of net rentable area), as well as one two-story office building totaling 23,486 square feet (9.9% of net rentable area). Unique to the area, the property is Southern California’s premier destination for luxury home furnishings and primarily caters to design professionals. The property consists of suites ranging in size from 892 square feet to 21,231 square feet and features 497 parking spaces (approximately 2.1 spaces per 1,000 square feet). The property features indoor and outdoor common areas and a landscaped interior with rose gardens and tropical plants, in addition to patio seating and fountains. According to the loan sponsors, since 2013, the previous sponsor spent approximately $677,000 towards capital improvements.

As of May 1, 2016, the property was 93.4% occupied by 46 tenants. The property features a granular tenant mix with no individual tenant accounting for more than 9.0% of net rentable area or 6.6% of underwritten base rent. Tenancy consists primarily of high-end retail showrooms providing a wide range of home furnishings, fabrics, lighting and accessories. The largest tenant at the property, Baker, Knapp and Tubbs (“Baker Knapp”), leases 9.0% of the net rentable area through January 2022 and has occupied its space since February 1987. Baker Knapp was originally founded in 1890 as a cabinet shop and has grown to become an international presence in home furnishings with locations in Paris, Singapore and China. Baker Knapp accounts for 6.6% of the underwritten base rent and its lease contains one remaining five-year renewal option. The second largest tenant, De Benedictis-Laguna, Inc. (“De Benedictis”), leases approximately 5.1% of the net rentable area through December 2017 and has occupied its space since August 2000. De Benedictis is a showroom entering its 31st year as a locally owned company, providing unique collections of reproduction furniture, lighting, art, mirrors and accessories from around the world. De Benedictis accounts for 3.8% of the underwritten base rent with no extension options. The third largest tenant, Thomas Lavin, leases 5.1% of the net rentable area through September 2024 and has occupied its space since July 2014. Thomas Lavin brings an international range of exclusive high-end home furnishings, fabrics, lighting and accessories to Los Angeles. Lavin initially launched his showroom career in 1995 and now deals in an assortment of furniture, lighting, textiles and accessories from 60 manufacturers. Thomas Lavin accounts for 4.5% of the underwritten base rent and its lease contains one five-year renewal option. While the office component of the property is currently 58.3% occupied, the property has averaged an overall occupancy in excess of 92.0% since 2007.

The Market. Laguna Design Center is located in the South Orange County submarket in Orange County, California, approximately eight miles east of Laguna Beach. Laguna Beach caters to an upscale demographic and is a primary demand driver for the luxury product offering at the Laguna Design Center. Primary economic drivers in the market also include the Laguna Niguel Regional Park, Laguna Niguel Promenade and Disneyland. The property has high visibility at the corner of Aliso Creek Road and Alicia Parkway, a primary north/south commercial artery with over 30,000 vehicles in daily traffic. California State Route 73 is approximately two miles north, with direct access via Alicia Parkway, while Interstate 5 is within five miles of the property. According to the appraisal, the estimated 2016 population within a one-, three- and five-mile radius of the property is approximately 14,511, 120,625 and 301,938, respectively, with an average household income of $125,065, $131,878 and $127,423, respectively. This provides the property with a strong local customer base, while also widely considered the premier destination for design professionals throughout Southern California.

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Laguna Design Center

The appraisal identified seven comparable retail properties built between 1970 and 2007 and ranging in size from 12,993 square feet to 300,231 square feet. Occupancy for the comparable properties identified by the appraisal ranges between 90.0% and 100.0%, while recently executed leases ranged between $19.80 per square foot and $29.71 per square foot. Though the appraisal identifies comparable leases, none of the comparable properties are directly competitive with the Laguna Design Center given their tenant mix and product offering. Laguna Design Center is unique in its offering of design driven products to a targeted customer base, providing home furnishing and design tenants an unmatched location in the market. The appraisal identified four comparable office properties built between 1978 and 2000 and ranging in size from 9,700 square feet to 50,049 square feet. Occupancy for the comparable office properties ranges from 86.0% to 100.0%, while recently executed leases ranged between $21.00 per square foot and $28.00 per square foot.

Laguna Design Center is located in the South Orange County retail submarket. As of the first quarter of 2016, the Orange County retail market totaled approximately 85.0 million square feet of space with an overall vacancy rate of 3.8% and average rents of $26.40 per square foot. The South Orange County retail submarket vacancy as of the end of the first quarter 2016 was 2.8% with asking rent of $28.80 per square foot. The appraisal’s concluded market rents for retail space less than 5,000 square feet, retail space between 5,000-10,000 square feet and retail space greater than 10,000 square feet were $20.40, $18.60 and $15.60, respectively, in line with current underwritten base rent. Additionally, the appraisal’s concluded market rent with respect to the property’s office component was $24.00 per square foot.

Historical and Current Occupancy(1)
2013	2014	2015	Current(2)
89.0%	90.0%	92.0%	93.4%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of May 1, 2016.

Tenant Summary(1)
						Lease
	Ratings	Net Rentable	% of	Base Rent	% of Total	Expiration
Tenant	Moody’s/S&P/Fitch	Area (SF)	Total NRA	PSF	Base Rent	Date
Baker, Knapp And Tubbs(2)	NA / NA / NA	21,231	9.0%	$12.71	6.6%	1/31/2022
De Benedictis-Laguna, Inc.	NA / NA / NA	12,146	5.1%	$12.84	3.8%	12/31/2017
Thomas Lavin(3)	NA / NA / NA	12,004	5.1%	$15.39	4.5%	9/30/2024
Harsey & Harsey(4)	NA / NA / NA	11,699	4.9%	$19.73	5.6%	1/31/2022
Realty One Group(5)	NA / NA / NA	8,305	3.5%	$25.04	5.1%	12/31/2020
Richard Witzel & Associates	NA / NA / NA	7,618	3.2%	$21.01	3.9%	2/28/2022
Ebanista	NA / NA / NA	7,602	3.2%	$19.80	3.7%	4/30/2021
Rettig Portfolio Inc.(6)	NA / NA / NA	7,244	3.1%	$0.00	0.0%	12/31/2018
Sunset Premier Partners(5)	NA / NA / NA	7,068	3.0%	$28.01	4.8%	12/14/2025
Kravet Fabric/Lee Jofa(7)	NA / NA / NA	7,054	3.0%	$20.77	3.6%	2/28/2017
(1)	Based on the underwritten rent roll.
(2)	Baker, Knapp And Tubbs has the right to terminate its lease on January 31, 2019 with 180 days’ prior written notice.
(3)	Thomas Lavin has the right to terminate its lease on September 30, 2017 or September 30, 2019, in each case with 90 days’ notice and the payment of a termination fee, except that no fee is payable in the event of an early termination on September 30, 2019.
(4)	Harsey & Harsey has the right to terminate its lease at any time with 90 days’ notice.
(5)	Realty One Group represents the largest office tenant, although it currently occupies a space designated for retail use. Sunset Premier Partners represents the largest office tenant located in the office portion of the property. Sunset Premier Partners has the right to terminate its lease on November 30, 2022, with 180 days’ notice and the payment of a termination fee.
(6)	Rettig Portfolio Inc. was underwritten with no attributable base rent, as the current tenant lease requires percentage in lieu rent equal to 50% of annual profits. This figure was underwritten to $0 as no reliable estimate was available.
(7)	Kravet Fabric/Lee Jofa has the right to terminate its lease at any time with 30 days’ notice.

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Laguna Design Center

Lease Rollover Schedule(1)
	Number	Net				Cumulative			Cumulative
	of	Rentable	% of		% of Base	Net Rentable	Cumulative	Cumulative	% of Base
	Leases	Area	NRA	Base Rent	Rent	Area	% of NRA	Base Rent	Rent
Year	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring	Expiring
Vacant	NAP	15,719	6.6%	NAP	NAP	15,719	6.6%	NAP	NAP
2016 & MTM	1	983	0.4	$18,284	0.4%	16,702	7.1%	$18,284	0.4%
2017	6	36,086	15.2	635,276	15.5	52,788	22.3%	$653,560	15.9%
2018	8	25,474	10.8	394,855	9.6	78,262	33.1%	$1,048,415	25.5%
2019	10	34,216	14.5	669,387	16.3	112,478	47.5%	$1,717,802	41.8%
2020	9	30,933	13.1	694,267	16.9	143,411	60.6%	$2,412,069	58.7%
2021	3	17,227	7.3	259,128	6.3	160,638	67.9%	$2,671,197	65.0%
2022	4	44,356	18.7	756,091	18.4	204,994	86.6%	$3,427,288	83.4%
2023	1	4,040	1.7	82,416	2.0	209,034	88.3%	$3,509,704	85.4%
2024	2	17954	7.6	321,285	7.8	226,988	95.9%	$3,830,989	93.2%
2025	1	7,068	3.0	197,959	4.8	234,056	98.9%	$4,028,948	98.0%
2026	0	0	0.0	0	0.0	234,056	98.9%	$4,028,948	98.0%
2027 & Beyond	1	2,671	1.1	80,130	2.0	236,727	100.0%	$4,109,078	100.0%
Total	46	236,727	100.0%	$4,109,078	100.0%
(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
						Per Square
	2013	2014	2015	TTM(1)	Underwritten	Foot	%(2)
Rents in Place	$3,557,722	$3,494,357	$3,725,982	$3,765,375	$4,109,078	$17.36	72.4%
Vacant Income	0	0	0	0	314,380	1.33	5.5
Gross Potential Rent	$3,557,722	$3,494,357	$3,725,982	$3,765,375	$4,423,458	$18.69	77.9%
CAM Reimbursements	791,759	752,763	882,143	878,401	1,103,924	4.66	19.4
Other Rental Storage	150,314	110,740	166,538	149,315	149,315	0.63	2.6
Net Rental Income	$4,499,794	$4,357,860	$4,774,663	$4,793,091	$5,676,697	$23.98	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(403,449)	(1.70)	(7.1)
Other Income	89,905	154,454	123,960	117,660	117,660	0.50	2.1
Effective Gross Income	$4,589,699	$4,512,314	$4,898,623	$4,910,751	$5,390,908	$22.77	95.0%

Total Expenses	$1,577,747	$1,645,743	$1,741,969	$1,717,784	$1,850,714	$7.82	34.3%

Net Operating Income(3)	$3,011,952	$2,866,571	$3,156,654	$3,192,967	$3,540,193	$14.95	65.7%

Total TI/LC, Capex/RR	0	0	0	0	314,897	1.33	5.8
Net Cash Flow	$3,011,952	$2,866,571	$3,156,654	$3,192,967	$3,225,296	$13.62	59.8%
(1)	TTM represents the trailing 12-month period ending April 30, 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remaining fields.
(3)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily due to (i) four new tenant leases signed since June 2015, accounting for $383,793 in in-place base rent, for which a full year of rent was not included in TTM Net Operating Income and (ii) contractual rent increases underwritten through September 2017 accounting for $151,919 in underwritten base rent.

Property Management. The Laguna Design Center property is managed by DPM Pacific, Inc., an affiliate of one of the loan sponsors.

Escrows and Reserves. At origination, the borrowers deposited into escrow $1,486,081 for tenant improvements and leasing commissions, $315,242 for outstanding tenant improvement and leasing commissions related to five tenants, $274,992 for real estate taxes, $97,219 for outstanding free rent obligations related to three tenants, $73,400 for deferred maintenance and $5,350 for replacement reserves.

Tax Escrows - On a monthly basis, the borrowers are required to escrow 1/12 of the annual estimated tax payments, which currently equates to $45,832.

Insurance Escrows - The requirement for the borrowers to make deposits to the insurance escrow is waived so long as no event of default has occurred and is continuing and the borrowers provide satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents.

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Annex A-3	JPMCC 2016-JP3

Laguna Design Center

Replacement Reserves - On a monthly basis, the borrowers are required to escrow $5,350 (approximately $0.27 per square foot annually) for replacement reserves.

TI/LC Escrows - At origination, the borrowers reserved $1,486,081 for tenant improvements and leasing commissions. If the total amount on deposit decreases below $1,486,081 during the term of the loan, on a monthly basis, the borrowers are required to escrow $24,699 (approximately $1.25 per square foot annually) for future tenant improvements and leasing commissions. The borrowers are also required to deposit any termination fees paid by tenants into the TI/LC reserve. The reserve is subject to a cap of $1,486,081 (approximately $6.28 per square foot).

Lockbox / Cash Management. The Laguna Design Center loan is structured with a CMA lockbox. The borrowers were required to deliver tenant direction letters within three business days of the origination date to deposit all revenues directly into a lender controlled lockbox account. All funds in the lockbox account are returned to an account controlled by the borrowers until the occurrence of a Cash Sweep Event (as defined below). Upon the occurrence and during the continuance of a Cash Sweep Event, all funds are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow after payment of debt service, required reserves and operating expenses will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” will occur upon (i) an event of default, (ii) any bankruptcy or insolvency action of the borrowers or property manager or (iii) the date that the debt service coverage ratio, as calculated in the loan documents based on the trailing three months, falls below 1.15x. A Cash Sweep Event may be cured by (a) if caused solely by clause (i) above, the acceptance by the lender of a cure of such event of default, (b) if caused solely by clause (ii) above only with respect to the property manager, the borrowers replacing such manager in accordance with the loan documents within 60 days following such bankruptcy action and (c) if caused solely by clause (iii) above, the achievement of a debt service coverage ratio of 1.20x or greater, as calculated in the loan documents, for two consecutive quarters based on the trailing three months (each of the foregoing, a “Cash Sweep Event Cure”).

Each Cash Sweep Event Cure is also subject to the following conditions: (i) no event of default has occurred and is continuing, (ii) a Cash Sweep Event Cure may occur no more than a total of four times in the aggregate during the term of the loan and (iii) the borrowers pay all of the lender’s reasonable expenses incurred in connection with curing any Cash Sweep Event, including reasonable attorney’s fees and expenses. The borrowers have no right to cure a Cash Sweep Event caused by a bankruptcy action of the borrowers.

Subordinate Loan. As of the origination date, an unsecured loan in the amount of $2,140,261 was made to Engle Borrower by an affiliate of Donald Engle. Such subordinate loan is required to be extinguished on or before January 24, 2017. The subordinate lender has entered into a subordination and standstill agreement subordinating the unsecured loan to the lien securing the loan, which provides that the subordinate lender may not exercise any remedies for so long as the loan is outstanding. Additionally, the subordinate lender and Engle Borrower executed a master lease covering the Engle Borrower’s interest in the property in connection with the reverse 1031 exchange, to enable an affiliate of Donald Engle to control the Engle Borrower’s interest in the property, and the master lease has also been subordinated to the lien securing the loan.  The master lease also automatically terminates concurrently with the extinguishment of the subordinate loan.

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Annex A-3	JPMCC 2016-JP3

Sheraton Salt Lake City

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		BSP		Single Asset / Portfolio:	Single Asset
Original Principal Balance:		$35,000,000		Title:	Fee
Cut-off Date Principal Balance:		$35,000,000		Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:		2.9%		Net Rentable Area (Rooms):	362
Loan Purpose:		Acquisition		Location:	Salt Lake City, UT
Borrower:		DHM Salt Lake City Hotel Lessee, LP		Year Built / Renovated:	1975 / 2015
Sponsor:		Driftwood Acquisition & Development,		Occupancy/ADR/RevPar:	82.2% / $112.06 / $92.08
		L.P.		Occupancy/ADR/RevPar Date:	6/30/2016
Interest Rate:		5.32000%		Number of Tenants:	N/A
Note Date:		8/25/2016		2013 NOI:	$3,006,081
Maturity Date:		9/6/2026		2014 NOI:	$3,194,349
Interest-only Period:		None		2015 NOI(1):	$3,747,543
Original Term:		120 months		TTM NOI (as of 6/2016) (1):	$4,087,955
Original Amortization:		360 months		UW Occupancy/ADR/RevPar:	82.2% / $112.06 / $92.08
Amortization Type:		Balloon		UW Revenues:	$16,909,592
Call Protection:		L(24),Def(92),O(4)		UW Expenses:	$12,801,111
Lockbox:		CMA		UW NOI(1):	$4,108,481
Additional Debt:		N/A		UW NCF:	$4,108,481
Additional Debt Balance:		N/A		Appraised Value / Per Room(2):	$50,200,000 / $138,674
Additional Debt Type:		N/A		Appraisal Date(2):	8/1/2017

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$96,685
Taxes:	$419,833	$38,167	N/A	Maturity Date Loan / Room:	$80,297
Insurance:	$67,636	$9,662	N/A	Cut-off Date LTV(2):	69.7%
FF&E Reserves(3)	$0	4% of Gross Revenues	N/A	Maturity Date LTV(2):	57.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.76x
Other(4):	$2,094,996	$0	N/A	UW NOI Debt Yield:	11.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$35,000,000	77.1%	Purchase Price	$40,185,000	88.5%
Sponsor Equity	10,402,669	22.9	Closing Costs	2,635,204	5.8
			Upfront Reserves	2,582,466	5.7
Total Sources	$45,402,669	100.0%	Total Uses	$45,402,669	100.0%
(1)	TTM NOI is higher than 2015 NOI because food & beverage revenue increased 10% during the same period on account of higher group traffic in 2016. Further, the increase in group rooms sold in 2016 led to an increase in banquet revenue from 2015.
(2)	The Appraised Value / Per Room represents the “when complete” value of $50,200,000, which assumes that the property improvement plan (“PIP”) outstanding at origination will be completed by August 1, 2017. At origination, the borrower reserved $2,021,626 (approximately $5,585 per room) for the PIP, which represents 100.0% of the budgeted cost to complete the PIP. The “as-is” value as of July 20, 2016 was $47,400,000, which results in a Cut-off Date LTV and Maturity Date LTV of 73.8% and 61.3%, respectively.
(3)	The FF&E reserve monthly deposit is currently $56,365.33.
(4)	At origination, the borrower was required to escrow $2,021,626 into a PIP reserve and $73,370 into an immediate repair reserve. On the date that any PIP other than the scheduled PIP is imposed by the franchisor pursuant to the franchise agreement, the borrower will be required to deposit an amount equal to 100% of the sum required to pay for such new PIP.

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Annex A-3	JPMCC 2016-JP3

Sheraton Salt Lake City

The Loan. The Sheraton Salt Lake City loan has an outstanding principal balance as of the Cut-off Date of $35.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 10-story, 362-room, full service hotel located in Salt Lake City, Utah. The loan has a 10-year term and will amortize on a 30-year schedule. The borrowing entity for the Sheraton Salt Lake City loan is DHM Salt Lake City Hotel Lessee, LP, a Delaware limited partnership and special purpose entity. The loan sponsor and nonrecourse carve-out guarantor is Driftwood Acquisition & Development, L.P., which is the acquisition fund of Driftwood Hospitality Management. As of July 31, 2016, Driftwood Acquisition & Development, L.P. reported a net worth of $41.6 million and liquidity of $10.5 million. Driftwood Hospitality Management is headquartered in North Palm Beach, Florida and currently owns and operates over 8,000 rooms across 40 properties in the U.S. Driftwood Hospitality Management initially acquired the property in a joint venture with Silverpeak Real Estate Partners (the successor-in-interest to Lehman Brothers Private Equity) in 2007 for $33.3 million (approximately $91,989 per room), with Driftwood Hospitality Management, as general partner, acquiring a 6% stake in the property and Silverpeak Real Estate Partners, as limited partner, acquiring a 94% interest. In July 2016, Driftwood Acquisition & Development, L.P. executed a purchase and sale agreement to buyout its limited partner’s interest for approximately $40.2 million ($111,008 per room). As part of the loan origination, the property’s franchise agreement with Sheraton has been extended for five years, expiring in December 2032.

The Property. The Sheraton Salt Lake City property is a 10-story full service hotel located in the center of downtown Salt Lake City. The property is surrounded by approximately 6 million square feet of Class A office space that serve as offices for companies including Goldman Sachs, Deloitte, IBM and Ernst & Young. The property is within walking distance of the Salt Palace Convention Center (four blocks away), Temple Square (seven blocks away), the headquarters of The Church of Jesus Christ of Latter-day Saints (five blocks away), City Creek Center, a $1.5 billion mixed-use development with upscale retail, residential and office space (five blocks away), and the State Capitol building (1.0 mile away). The property is also located five blocks from the Vivint Smart Home Arena, a 19,911-seat arena home to the NBA’s Utah Jazz. In addition, the property is located within a one hour drive to 11 of Utah’s/Salt Lake City’s mountain resorts. The property is one block away from a TRAX light rail station. The Salt Lake City Airport, located approximately five miles from the property, serviced approximately 22.2 million passengers in 2015, and is accessible from the TRAX light rail.

The property offers 32,291 square feet of indoor meeting space across 22 meeting rooms, providing the largest amount of total meeting space in its competitive set. The property has double the amount of meeting space than the average amount in its competitive set and approximately 30% more meeting space than the hotel in the competitive set with the second largest amount of meeting space. The property’s meeting space allows it to attract groups that many of its competitors cannot accommodate. Additionally, the large amount of meeting space allows the property to generate its own group traffic in-house, rather than solely relying on convention business, thereby insulating the property from market fluctuations due to the Salt Lake Convention Center calendar.

The property features three restaurant outlets: (i) 5th Street Grill, a full service restaurant open for breakfast, lunch and dinner, (ii) Extra Innings Lounge, a casual restaurant open for dinner and cocktails and (iii) Starbucks. Other amenities include a seasonal outdoor pool with indoor whirlpool spa, fitness center, business center, outdoor fire pits, gift shop and a complimentary airport shuttle. The property was awarded the Project ICARUS Supplier Gold Medal by the Global Business Travel Association in 2013 for leadership, innovation and commitment to delivering best in class sustainability programs, products and services within the region and served as the hotel accommodations for President Obama during his trip to Utah in April 2015. The property signage sits high on the facade of the tower and is visible to passing motorists.

The Market. The property is located in downtown Salt Lake City, the largest city and the cultural and economic center in the state of Utah. Salt Lake City has benefited from strong growth in the high-tech sector (known as “Silicon Slopes”), an educated work force, low-cost living, being a pro-business city, state policies and a low unemployment rate (3.6% as of May 2016). Salt Lake City’s annual population growth has outpaced the national average between 2010 and 2015 (1.4% vs 0.9%) and is projected to continue to outpace the national average between 2015 and 2020 (1.3% vs 1.0%).

In 2016, a third-party information provider ranked Utah the “Best State for Business” for the third consecutive year and a different third-party information provider recently ranked Utah as the #1 State for Business in its July 2016 report. There are over 4,000 technology firms in Utah. The state attracts prominent tech firms like Adobe Systems, Inc. and Electronic Arts Inc. Another third-party institute named Salt Lake City as the #11 best performing large city in the United States, citing the market’s job creation in the past two years, primarily from high-tech companies and medical device manufacturing.

The property’s market area can be defined by its combined statistical area: Salt Lake City – Provo – Orem, Utah. According to the appraisal, there are approximately 245,717 residents within a five-mile radius of the property with an estimated average household income of $73,885, which is 38% higher than the 2014 national median household income of $53,657.

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Annex A-3	JPMCC 2016-JP3

Sheraton Salt Lake City

The appraisal identified new supply coming online in downtown Salt Lake City in the next 48 months, only one of which is expected to compete with the property as a secondary competitor. The expected secondary competitor is the 126-room AC Hotel by Marriott (0.6 miles from the property, expected to open in the fourth quarter of 2017). In addition, new supply includes the 190-room Regent Street Hotel (0.8 miles from the property, expected to open in the second quarter of 2019) and a speculative Salt Palace Convention Center Hotel. The AC Hotel by Marriott is expected to be a boutique hotel with a limited amount of meeting space and a focus on leisure and transient individual business travelers, rather than group business. The Regent Street Hotel is expected to be a luxury boutique, non-branded hotel as part of a mixed-use condominium complex with limited meeting space. The appraisal noted that the Regent Street Hotel is not yet under construction and is considered a speculative development. Lastly, the speculative Salt Palace Convention Hotel has not been approved, the site location is not yet determined, plans have not been filed and it is still in the process of negotiations. The appraisal noted that this project is not anticipated to come online before 2020, if at all.

Historical Occupancy, ADR, RevPAR
	Competitive Set(1)			Sheraton Salt Lake City(2)			Penetration Factor(3)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	67.5%	$112.01	$75.61	74.3%	$106.14	$78.87	110.1%	94.8%	104.3%
2014	68.6%	$115.49	$79.18	77.9%	$105.98	$82.55	113.6%	91.8%	104.3%
2015	71.9%	$124.52	$89.50	81.0%	$111.86	$90.62	112.7%	89.8%	101.3%
TTM(4)	70.7%	$124.91	$88.36	82.2%	$112.06	$92.08	116.3%	89.7%	104.2%

(1)	Data provided by a third-party information provider. The competitive set consists of Radisson Salt Lake City Downtown, Hilton Salt Lake City Center, Little America Salt Lake City, Marriott Salt Lake Downtown at City Creek, Red Lion Hotel Salt Lake Downtown and DoubleTree Suites Salt Lake City Downtown.
(2)	Based on the operating statements provided by the borrower.
(3)	Penetration Factor is calculated based on data provided by a third-party data provider for the competitive set and borrower-provided operating statements for the property.
(4)	TTM represents the trailing 12-month period ending on June 30, 2016.

Competitive Hotels Profile(1)
				2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space(SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Sheraton Salt Lake City(2)	362	1975	32,291	35%	35%	30%	81%	$111.86	$90.62
DoubleTree Suites Salt Lake City
Downtown	241	1986	5,000	50%	20%	30%	78%	$122.50	$92.50
Hilton Salt Lake City Center	499	1983	24,000	35%	50%	15%	73%	$145.00	$112.50
Little America Salt Lake City	850	1980	25,000	30%	40%	30%	68%	$117.50	$82.50
Radisson Salt Lake City Downtown	381	1985	9,500	40%	40%	20%	83%	$107.50	$87.50
Red Lion Hotel Salt Lake Downtown	393	1969	8,500	45%	25%	30%	58%	$92.50	$52.50
Marriott Salt Lake Downtown at City Creek	510	1981	22,000	35%	50%	15%	73%	$155.00	$117.50
Total(3)	2,874

(1)	Based on the appraisal.
(2)	2015 Estimated Occupancy, ADR and RevPAR reflect actual 2015 occupancy, ADR and RevPAR based on the operating statements provided by the borrower.
(3)	Excludes the Sheraton Salt Lake City property.

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Annex A-3	JPMCC 2016-JP3

Sheraton Salt Lake City

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	% of Total Revenue(3)
Occupancy	74.3%	77.9%	81.0%	82.2%	82.2%
ADR	$106.14	$105.98	$111.86	$112.06	$112.06
RevPAR(4)	$78.87	$82.55	$90.62	$92.08	$92.08

Room Revenue	$10,420,971	$10,906,902	$11,973,431	$12,200,021	$12,200,021	$33,702	72.1%
Food & Beverage Revenue	3,031,894	2,950,487	3,135,620	3,458,460	3,458,460	9,554	20.5
Other Departmental Revenue	1,046,610	1,056,084	1,148,625	1,251,111	1,251,111	3,456	7.4

Total Revenue	$14,499,475	$14,913,473	$16,257,676	$16,909,592	$16,909,592	$46,712	100.0%

Room Expense	$2,904,281	$3,067,485	$3,367,275	$3,457,498	$3,457,498	$9,551	28.3%
Food & Beverage Expense	1,946,246	1,808,968	1,925,626	1,880,847	1,880,847	5,196	54.4
Other Departmental Expense	576,626	534,000	564,120	619,559	619,559	1,711	49.5

Departmental Expenses	$5,427,153	$5,410,453	$5,857,021	$5,957,904	$5,957,904	$16,458	35.2%

Departmental Profit	$9,072,322	$9,503,020	$10,400,655	$10,951,688	$10,951,688	$30,253	64.8%

Operating Expenses	$4,515,267	$4,761,082	$4,946,973	$5,085,588	$5,085,588	$14,049	30.1%

Gross Operating Profit	$4,557,055	$4,741,938	$5,453,682	$5,866,100	$5,866,100	$16,205	34.7%

Management Fees	$434,984	$447,389	$487,713	$507,126	$507,288	$1,401	3.0%
Property Taxes	434,634	402,998	449,386	467,211	458,000	1,265	2.7
Property Insurance	101,377	100,663	118,733	127,424	115,948	320	0.7
FF&E	579,979	596,539	650,307	676,384	676,384	1,868	4.0
Total Other Expenses	$1,550,974	$1,547,589	$1,706,139	$1,778,145	$1,757,619	$4,855	10.4%

Net Operating Income (5)	$3,006,081	$3,194,349	$3,747,543	$4,087,955	$4,108,481	$11,349	24.3%
Net Cash Flow(4)	$3,006,081	$3,194,349	$3,747,543	$4,087,955	$4,108,481	$11,349	24.3%
(1)	TTM column represents the trailing 12-month period ending on June 30, 2016.
(2)	Per Room values are based on 362 guest rooms.
(3)	% of Total Revenue for Room Expense, Food & Beverage Expense and Other Departmental Expense are based on their corresponding revenue line items.
(4)	Historical RevPAR for 2008, 2009, 2010, 2011 and 2012 was $64.00, $53.40, $62.41, $72.34 and $71.74, respectively, and Net Cash Flow was approximately $2,548,203, $1,630,834, $2,739,812, $3,282,578 and $2,795,364, respectively.
(5)	UW Net Operating Income is based on the trailing 12-month period operating statements ending on June 30, 2016. TTM Net Operating Income is higher than 2015 Net Operating Income because food & beverage revenue increased 10% during the same period on account of higher group traffic in 2016. Further, the increase in group rooms sold in 2016 led to an increase in banquet revenue from 2015

Permitted Mezzanine Debt. On or after August 25, 2021, the owners of the borrower are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the combined loan-to-value ratio not exceeding 70.0%, (ii) after giving effect to the mezzanine loan, the combined debt service coverage ratio (as calculated in the loan documents) not being less than 1.50x, (iii) after giving effect to the mezzanine loan, the combined debt yield (as calculated in the loan documents) not being less than 10.5%, (iv) the debt service on the mezzanine loan being payable only out of and solely to the extent of excess cash flow remaining after payment of debt service, required reserves and operating expenses, (v) the mezzanine loan being coterminous with the Sheraton Salt Lake City loan and (vi) the lenders entering into an intercreditor agreement reasonably acceptable to the mortgage lender.

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Annex A-3	JPMCC 2016-JP3

National Business Park

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	SMF VI	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$33,000,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$33,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	2.7%	Net Rentable Area (SF):	450,543
Loan Purpose:	Refinance	Location:	Princeton, NJ
Borrower:	100 & RW CRA LLC	Year Built / Renovated:	Various / N/A
Sponsor:	John Zirinsky	Occupancy:	83.9%
Interest Rate:	4.68000%	Occupancy Date:	8/1/2016
Note Date:	8/19/2016	Number of Tenants:	31
Maturity Date:	9/6/2026	2013 NOI:	$4,263,481
Interest-only Period:	None	2014 NOI(3):	$3,169,482
Original Term:	120 months	2015 NOI(3):	$4,585,051
Original Amortization:	360 months	TTM NOI (as of 6/2016)(4):	$4,863,305
Amortization Type:	Balloon	UW Economic Occupancy:	83.9%
Call Protection(2):	L(24),Def(92),O(4)	UW Revenues:	$10,548,206
Lockbox:	CMA	UW Expenses:	$5,231,535
Additional Debt:	Yes	UW NOI(4):	$5,316,671
Additional Debt Balance:	$22,000,000	UW NCF:	$4,645,668
Additional Debt Type:	Pari Passu	Appraised Value / Per SF:	$84,860,000 / $188
		Appraisal Date:	7/7/2016

Escrows and Reserves				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$122
Taxes:	$337,813	$112,605	N/A	Maturity Date Loan / SF:	$99
Insurance:	$76,754	$6,978	N/A	Cut-off Date LTV:	64.8%
Replacement Reserves:	$0	$7,108	N/A	Maturity Date LTV:	52.7%
TI/LC:	$250,000	$48,809	$2,600,000	UW NCF DSCR:	1.36x
Other(5):	$38,125	Springing	Various	UW NOI Debt Yield:	9.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan(1)	$55,000,000	92.2%	Payoff Existing Debt	$58,449,468	97.9%
Sponsor Equity	4,680,547	7.8	Upfront Reserves	702,692	1.2
			Closing Costs	528,387	0.9
Total Sources	$59,680,547	100.0%	Total Uses	$59,680,547	100.0%

(1)	The National Business Park loan is part of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $55.0 million. The Financial Information presented in the chart above reflects the Cut-off Date balance of the $55.0 million National Business Park Whole Loan, as defined in “The Loan” below.
(2)	The lockout period will be at least 24 payments beginning with and including the first payment date of October 6, 2016. Defeasance of the full $55.0 million National Business Park Whole Loan is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last pari passu note to be securitized and (ii) three years from the note date.
(3)	2014 NOI is lower than 2015 NOI primarily due to (i) tenants being allotted free rent and (ii) SES Americom relinquishing a portion of their leased space. Notable tenants that were allotted free rent in 2013 and/or 2014 include: Dr Reddy’s Inc., CitiusTech Inc., IH Engineers, Hinduja Global Solutions and FTI Consulting. According to the loan sponsor, SES Americom downsized by approximately 45,000 square feet in 2014. However, since SES Americom downsized, approximately 71.2% of its previous space has been backfilled by recent leases and the current occupancy level as of August 1, 2016 is 83.9%.
(4)	UW NOI is higher than TTM NOI primarily due to tenant NTT Data Inc. signing a lease that commenced in March 2016 for 3.4% of the net rentable area and 4.4% ($402,933) of underwritten base rent NTT Data Inc. commenced paying rent in May 2016 and, as a result, the TTM NOI only captures approximately $67,155 of NTT Data Inc.’s annual base rent. Additionally, Van Note Harvey’s took occupancy in July 2015; however, Van Note Harvey did not commence paying rent until January 2016. As a result, the TTM NOI only captures approximately $181,439 of Van Note Harvey’s annual base rent.
(5)	At origination, the borrower was required to escrow $38,125 for deferred maintenance. The loan is structured such that all excess cash flow is required to be deposited into a tenant improvement and leasing commissions reserve for the SES Americom leased space (capped at $2,521,504, unless an event of default under the National Business Park Whole Loan exists) if (a) SES Americom, any approved assignee of the SES Americom leased space or any replacement tenant occupying the entire SES Americom leased space: (i) fails to extend the term of its lease for at least three years on satisfactory terms to the lender on or before December 31, 2022, (ii) is in default under its lease beyond applicable notice and cure periods, (iii) gives notice to vacate or vacates the leased space or (iv) becomes a debtor in any bankruptcy or insolvency proceeding, and (b) the debt service coverage ratio (as calculated in the loan documents) is less than 1.30x. Additionally, the loan is structured such that all excess cash flow is required to be deposited into a tenant improvement and leasing commissions reserve for the Dr Reddy’s Inc. leased space (capped at $1,976,538, unless an event of default under the National Business Park Whole Loan exists) if (a) Dr Reddy’s Inc., any approved assignee of the Dr Reddy’s, Inc. leased space or any replacement tenant occupying the entire Dr Reddy’s Inc. leased space: (i) fails to extend the term of its lease for at least three years on satisfactory terms to the lender on or before December 11, 2023, (ii) is in default under its lease beyond applicable notice and cure periods, (iii) gives notice to vacate or vacates the leased space or (iv) becomes a debtor in any bankruptcy or insolvency proceeding, and (b) the debt service coverage ratio (as calculated in the loan documents) is less than 1.30x.

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Annex A-3	JPMCC 2016-JP3

National Business Park

The Loan. The National Business Park is secured by a first mortgage lien on a portfolio of five properties (the “National Business Park Portfolio”) totaling 450,543 square feet located in Princeton, New Jersey. The whole loan has an outstanding principal balance as of the Cut-off Date of $55.0 million (the “National Business Park Whole Loan”), which is comprised of two pari passu notes, Note A-1 and Note A-2. Note A-1 has an outstanding principal balance as of the Cut-off Date of $33.0 million and is being contributed to the JPMCC 2016-JP3 Trust. Note A-2, which has an outstanding principal balance as of the Cut-off Date of $22.0 million, is expected to be contributed to a future securitization trust. The holder of the Note A-1 (the “Controlling Noteholder”) will be the trustee of the JPMCC 2016-JP3 Trust. The trustee of the JPMCC 2016-JP3 Trust (or, prior to the occurrence and continuance of a Control Termination Event under the Pooling and Servicing Agreement, by the Directing Certificateholder) will be entitled to exercise all of the rights of the Controlling Noteholder with respect to the National Business Park Whole Loan; however, the holder of Note A-2 will be entitled, under certain circumstances, to consult with respect to certain major decisions. The loan has a 10-year term and will amortize on a 30-year schedule. Loan proceeds were used to repay previously existing debt, return equity to the loan sponsor, pay closing costs and fund upfront reserves.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$33,000,000	$33,000,000	JPMCC 2016-JP3	Yes
A-2	22,000,000	22,000,000	SMC	No
Total	$55,000,000	$55,000,000

The borrowing entity for the National Business Park Whole Loan is 100 & RW CRA LLC, a Delaware limited liability company and special purpose entity. The loan sponsor and nonrecourse carve-out guarantor is John Zirinsky. John Zirinsky has served as the president of National Business Parks since 1990, a company formed by his father Lawrence Zirinsky to operate and manage real estate assets. The Zirinsky portfolio encompasses more than 1.5 million square feet of office, industrial, distribution and other commercial real estate space throughout New Jersey and New York.

The Portfolio. The collateral is comprised of five suburban office properties located at 103 College Road East, 105 College Road East, 107 College Road East, 2 Research Way and 4 Research Way in Princeton, New Jersey. The National Business Park Portfolio was constructed between 1977 and 1984. The National Business Park Portfolio totals 450,543 square feet of net rentable area and consists of five three-story office buildings. Collectively, the National Business Park Portfolio includes 1,760 parking spaces, resulting in a parking ratio of approximately 3.9 spaces per 1,000 square feet of net rentable area.

Portfolio Summary
Property	Year Built / Year Renovated	Net Rentable Area (SF)	Allocated Cut-off Balance	Appraised Value	Underwritten Net Cash Flow	% of Underwritten Net Cash Flow
4 Research Way	1984 / N/A	123,860	$9,986,330	$25,680,000	$1,441,291	31.0%
2 Research Way	1984 / N/A	116,746	9,165,802	23,570,000	975,099	21.0
107 College Road East	1980 / N/A	78,759	5,382,041	13,840,000	1,132,310	24.4
105 College Road East	1979 / N/A	77,618	5,292,600	13,610,000	708,056	15.2
103 College Road East	1977 / N/A	53,560	3,173,226	8,160,000	388,912	8.4
Total		450,543	$33,000,000	$84,860,000	$4,645,668	100.0%

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Annex A-3	JPMCC 2016-JP3

National Business Park

As of August 1, 2016, the National Business Park Portfolio was 83.9% occupied by 31 tenants with 33 leases and has had an average occupancy level of 83.0% over the past three years. The largest tenant, SES Americom, leases 17.5% of the portfolio’s net rentable area through December 2023 and has occupied the space since 2012. In January 2014, SES Americom downsized by approximately 50,000 square feet but simultaneously negotiated a lease extension through December 2023 at its current square footage. Of note, 74% of its previously held space has been leased up. SES Americom is a world-leading satellite operator. SES Americom owns and operates a fleet of over 50 satellites completed by a network of teleports and offices around the world. SES Americom’s infrastructure enables the company to reach 99% of the world’s population. SES Americom’s business is built on four pillars: video, fixed data, mobility, and government. As a leader in direct-to-home (DTH) and High Definition (HD) television, SES Americom transmits over 7,400 TV channels around the world; more than 2,400 of them in HD. SES Americom’s satellites reach 317 million TV homes worldwide and over 1 billion people globally. SES Americom accounts for approximately 22.6% of the underwritten base rent at the National Business Park Portfolio. The second largest tenant, Dr Reddy’s Inc., leases 16.8% of the portfolios’ net rentable area through December 2024 and has occupied the space since 2013. Dr Reddy’s Inc. is a multinational pharmaceutical company that manufactures and markets a wide range of pharmaceuticals. The company operates in three segments: Global Generics, Pharmaceutical Services and Active Ingredients (PSAI), and Proprietary Products. Dr Reddy’s Inc. accounts for approximately 19.2% of the underwritten base rent at the National Business Park Portfolio. The third largest tenant, Drinker, Biddle, leases 8.7% of the portfolio’s net rentable area through March 2021 and has occupied the space since 1996. Drinker, Biddle is a national law firm founded in Philadelphia in 1849. The firm has 600 lawyers located in 11 offices in the United States. The firm maintains a broad range of practices, including commercial litigation, corporate and securities, corporate restructuring, government affairs and healthcare. According to a third-party information provider, Drinker, Biddle placed as the 75th largest law firm in the United States based on 2015 gross revenue. Drinker, Biddle accounts for approximately 10.0% of the underwritten base rent at the National Business Park Portfolio.

The National Business Park Portfolio is located in the Middlesex County office submarket which, according to the appraisals, has an overall vacancy rate of 13.8% as of the first quarter of 2016. The Middlesex County submarket contains an estimated 41.5 million square feet of office space as of the first quarter of 2016. Estimated 2015 population within a one-, three- and five-mile radius of the National Business Park Portfolio was 1,782, 42,509 and 107,707, respectively. Estimated 2015 median household income within a one-, three- and five-mile radius of the National Business Park Portfolio was $128,322, $106,593 and $111,250, respectively. According to the appraisals, the average asking rent in the submarket is $23.41 per square foot as of the first quarter of 2016. The in-place rent at the property is $24.39 per square foot. The appraisals for the National Business Park Portfolio identified four competitive properties ranging from 45,799 to 198,798 square feet with occupancies ranging from approximately 50.0% to 99.0%.

According to the appraisals for the 103 College Road East, 105 College Road East and 107 College Road East properties, concluded market rent within the competitive sets is $26.00 per square foot. According to the appraisals for the 2 Research Way and 4 Research Way properties, concluded market rent within the competitive set is $28.50 per square foot.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
SES Americom(2)	NA / NA / NA	78,722	17.5%	$26.56	22.6%	12/31/2023
Dr Reddy’s Inc.	NA / NA / NA	75,584	16.8%	$23.50	19.2%	12/11/2024
Drinker, Biddle(3)	NA / NA / NA	39,395	8.7%	$23.56	10.0%	Various
Princeton Consultants	NA / NA / NA	17,554	3.9%	$25.50	4.8%	8/31/2022
Technicolor USA(4)	NA / NA / NA	16,933	3.8%	$26.00	4.8%	1/25/2026
Van Note Harvey	NA / NA / NA	16,684	3.7%	$22.25	4.0%	7/19/2025
NTT Data Inc.	NA / NA / NA	15,205	3.4%	$26.50	4.4%	2/28/2022
Abbott Point Of Care Inc.	NA / NA / NA	13,408	3.0%	$27.50	4.0%	12/31/2024
IH Engineers	NA / NA / NA	10,765	2.4%	$23.00	2.7%	12/31/2017
Smith, Stratton	NA / NA / NA	10,684	2.4%	$25.50	2.9%	4/30/2020

(1)	Based on the underwritten rent roll.
(2)	Between January 2019 and January 2021, SES Americom has the right to reduce its leased area by up to 15% with 12 months’ notice and commensurate reductions in rent and additional rent.
(3)	Drinker, Biddle has the right to terminate its lease on March 31, 2018 or March 31, 2019 with 12 months’ notice and payment of unamortized costs. Additionally, Drinker, Biddle leases 36,430 square feet of space which expires on March 31, 2021 and 2,965 square feet of space that is leased on a month-to-month basis.
(4)	Technicolor USA has the right to terminate its lease on January 31, 2022 with 12 months’ notice.

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Annex A-3	JPMCC 2016-JP3

National Business Park

Lease Rollover Schedule(1)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	72,402	16.1%	NAP	NAP	72,402	16.1%	NAP	NAP
2016 & MTM	2	6,140	1.4	$65,230	0.7%	78,542	17.4%	$65,230	0.7%
2017	6	29,676	6.6	722,990	7.8	108,218	24.0%	$788,220	8.5%
2018	4	19,676	4.4	500,149	5.4	127,894	28.4%	$1,288,369	13.9%
2019	2	6,344	1.4	155,382	1.7	134,238	29.8%	$1,443,751	15.6%
2020	7	26,162	5.8	662,946	7.2	160,400	35.6%	$2,106,697	22.8%
2021	3	41,540	9.2	999,288	10.8	201,940	44.8%	$3,105,984	33.6%
2022	2	32,759	7.3	850,560	9.2	234,699	52.1%	$3,956,544	42.8%
2023	1	78,722	17.5	2,091,208	22.6	313,421	69.6%	$6,047,752	65.5%
2024	3	99,112	22.0	2,266,384	24.5	412,533	91.6%	$8,314,136	90.0%
2025	1	16,684	3.7	371,219	4.0	429,217	95.3%	$8,685,355	94.0%
2026	2	21,326	4.7	554,476	6.0	450,543	100.0%	$9,239,831	100.0%
2027 & Beyond	0	0	0.0	0	0.0	450,543	100.0%	$9,239,831	100.0%
Total	33	450,543	100.0%	$9,239,831	100.0%

(1)	Based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow
	2013	2014	2015	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$8,349,617	$7,625,258	$8,898,364	$8,753,863	$9,239,831	$20.51	74.5%
Vacant Income	0	0	0	0	1,999,827	4.44	16.1
Gross Potential Rent	$8,349,617	$7,625,258	$8,898,364	$8,753,863	$11,239,658	$24.95	90.6%
Total Reimbursements	1,278,007	1,233,358	1,250,873	1,257,900	1,169,357	2.60	9.4
Net Rental Income	$9,627,624	$8,858,615	$10,149,237	$10,011,763	$12,409,014	$27.54	100.0%
Other Income	108,271	209,056	116,948	305,029	139,019	0.31	1.1
(Vacancy/Credit Loss)	0	0	0	0	(1,999,827)	(4.44)	(16.1)
Effective Gross Income	$9,735,895	$9,067,671	$10,266,185	$10,316,792	$10,548,206	$23.41	85.0%
Total Expenses	$5,472,414	$5,898,189	$5,681,133	$5,453,487	$5,231,535	$11.61	49.6%
Net Operating Income	$4,263,481	$3,169,482	$4,585,051	$4,863,305	$5,316,671	$11.80	50.4%
Total TI/LC, Capex/RR	0	0	0	0	671,002	1.49	6.4
Net Cash Flow	$4,263,481	$3,169,482	$4,585,051	$4,863,305	$4,645,668	$10.31	44.0%
Occupancy(4)	88.1%	79.2%	81.8%	83.9%	82.6%
(1)	TTM column represents the trailing 12-month period ending in June 2016.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(3)	2014 Rents in Place is lower than 2015 Rents in Place primarily due to (i) tenants being allotted free rent and (ii) SES Americom relinquishing a portion of their leased space. Notable tenants that were allotted free rent in 2013 and/or 2014 include: Dr Reddy’s Inc., CitiusTech Inc., IH Engineers, Hinduja Global Solutions and FTI Consulting. According to the loan sponsor, SES Americom downsized by approximately 45,000 square feet in 2014. However, since SES Americom downsized, approximately 71.2% of its previous space has been backfilled by recent leases and the current occupancy level as of August 1, 2016 is 83.9%. Underwritten Rents in Place is higher than TTM Rents in Place primarily due to tenant NTT Data Inc. signing a lease that commenced in March 2016 for 3.4% of the net rentable area and 4.4% ($402,933) of underwritten base rent. NTT Data Inc. commenced paying rent in May 2016 and, as a result, the trailing TTM Rents in Place only captures approximately $67,155 of NTT Data Inc.’s annual base rent. Additionally, Van Note Harvey’s took occupancy in July 2015; however, Van Note Harvey did not commence paying rent until January 2016. As a result, the TTM Rents in Place only captures approximately $181,439 of Van Note Harvey’s annual base rent.
(4)	Occupancy represents average occupancy for the indicated years. TTM column represents occupancy as of August 1, 2016. Underwritten Occupancy represents economic occupancy.

Ground Leases. The 103 College Road East property is subject to a ground lease which is dated September 1977 and expires December 31, 2037. The tenant has two 10-year extension options which when exercised, extend the term of the lease through December 31, 2057. All ground rent has been prepaid through the expiration of the initial term of the ground lease in 2037. The 105 College Road East property is subject to a ground lease which is dated June 1979 and expires December 31, 2037. The tenant has two 10-year extension options which when exercised, extend the term of the lease through December 31, 2057. All ground rent has been prepaid through the expiration of the initial term of the ground lease in 2037. The 107 College Road East is subject to a ground lease which is dated November 1980 and expires December 31, 2037. The tenant has two 10-year extension options which when exercised, extend the term of the lease through December 31, 2057. All rent has been prepaid through the expiration of the initial term of the ground lease in 2037. The 2 Research Way and 4 Research Way properties are both subject to a ground lease which is dated June 1981 and expires December 31, 2037. The tenant has two 10-year extension options which when exercised, extend the term of the lease through December 31, 2057. All rent has been prepaid through the expiration of the initial term of the ground lease in 2037.

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Annex A-3	JPMCC 2016-JP3

Embassy Suites Charleston

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	JPMCB			Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$29,580,000			Title:	Fee
Cut-off Date Principal Balance:	$29,580,000			Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:	2.4%			Net Rentable Area (Rooms):	253
Loan Purpose:	Refinance			Location:	Charleston, WV
Borrower:	Tucson Charleston LLC			Year Built / Renovated:	1997 / N/A
Sponsor:	Atrium Leveraged Loan Fund, LLC			Occupancy / ADR / RevPAR:	71.1% / $144.14 / $102.46
Interest Rate:	4.20000%			Occupancy / ADR / RevPAR Date:	6/30/2016
Note Date:	8/5/2016			Number of Tenants:	N/A
Maturity Date:	9/1/2026			2013 NOI:	$4,325,492
Interest-only Period:	36 months			2014 NOI:	$3,909,815
Original Term:	120 months			2015 NOI:	$3,878,304
Original Amortization:	360 months			TTM NOI (as of 6/2016):	$3,989,052
Amortization Type:	IO-Balloon			UW Occupancy / ADR / RevPAR:	71.1% / $144.14 / $102.46
Call Protection:	L(25),Grtr1%orYM(88),O(7)			UW Revenues:	$14,198,250
Lockbox:	Hard			UW Expenses:	$10,678,769
Additional Debt:	N/A			UW NOI:	$3,519,481
Additional Debt Balance:	N/A			UW NCF:	$3,519,481
Additional Debt Type:	N/A			Appraised Value / Per Room(1):	$43,000,000 / $169,960
				Appraisal Date:	6/1/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$116,917
Taxes:	$246,400	$35,200	N/A	Maturity Date Loan / Room:	$101,627
Insurance:	$0	Springing	N/A	Cut-off Date LTV(1):	68.8%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV(1):	59.8%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.03x
Other(2):	$0	Excess Cash	$8,065,543	UW NOI Debt Yield:	11.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$29,580,000	100.0%	Payoff Existing Debt	$29,069,596	98.3%
			Closing Costs	264,004	0.9
			Upfront Reserves	246,400	0.8
Total Sources	$29,580,000	100.0%	Total Uses	$29,580,000	100.0%

(1)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV are calculated based on the “as is” market value, which assumes an approximately $8.1 million property improvement plan (“PIP”) is completed in year one of the projection period to be funded out of property cash flow. The appraisal also provides for an “as complete” hypothetical value, which assumes that proposed renovations to the property, required under the related franchise agreement, have been completed. The full estimated cost to complete the PIP will be reserved for on an ongoing basis through a full excess cash flow sweep (the “PIP FF&E Reserve”). The “as complete” value as of June 1, 2016 is $51.5 million, which results in a Cut-off Date LTV and Maturity Date LTV of 57.4% and 49.9%, respectively.

(2)	Other Monthly Escrows and Reserves includes ongoing deposits to the PIP FF&E Reserve account. The borrower is required to deposit, (i) on a monthly basis, 4.0% of gross revenues to the FF&E reserve account (of which, 3.0% of gross revenues is to be swept directly into the PIP FF&E Reserve) and (ii) on an ongoing basis, all excess cash into the PIP FF&E Reserve account until the earlier to occur of (a) the date on which the PIP work is completed in accordance with the franchise agreement to the franchisor’s satisfaction or (b) the date on which total collections for the PIP FF&E Reserve account exceed (x) the Required PIP Amount (as defined below) in the aggregate or (y) the Annual PIP Amount (as defined below). Total collections for the PIP FF&E Reserve account will be capped at $2.7 million annually (the “Annual PIP Amount”) and approximately $8.1 million in the aggregate (the estimated cost to fully complete the PIP) (the “Required PIP Amount”). Atrium Leveraged Loan Fund, LLC, the nonrecourse carve-out guarantor, has delivered a PIP guaranty for any shortfall, after giving credit for certain excess cash flow amounts in the event of default and acceleration of the loan, in the Annual PIP Amount, including any additional costs as a result of any change in scope of the PIP. In addition, the nonrecourse carve-out guarantor is required to maintain at least $2.7 million in liquidity until the reserve fund is sufficient to cover the PIP costs.

The Loan. The Embassy Suites Charleston loan has an outstanding principal balance as of the Cut-off Date of $29.58 million and is secured by a first mortgage lien on the borrower’s fee interest in the 253-room Embassy Suites Charleston, a full service hotel located in Charleston, West Virginia. The loan has a 10-year term and, subsequent to a three-year interest-only period, will amortize on a 30- year schedule. The property was previously securitized as part of a larger hotel portfolio in the MLCFC 2006-3 securitization.

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Annex A-3	JPMCC 2016-JP3

Embassy Suites Charleston

The borrowing entity for the Embassy Suites Charleston loan is Tucson Charleston LLC, a Delaware limited liability company and special purpose entity. The loan sponsor and nonrecourse carve-out guarantor is Atrium Leveraged Loan Fund, LLC, a Delaware limited liability company and affiliate of Atrium Holding Company (“Atrium”). Atrium is a hotel and asset management company headquartered in Alpharetta, Georgia. Atrium owns 51 properties representing approximately 13,876 rooms across 26 states and 13 flags including Hilton, Marriott and Renaissance. Ron Brown, the chief executive officer of Atrium, has over 30 years of experience in the hotel industry. Mr. Brown previously served as Chairman and President of Doubletree Hotels Corporation and subsequently as Chief Financial Officer of Starwood Hotels & Resorts from 1995 to 2003.

The sponsor purchased the property in 2005 as part of a broader $1.3 billion take-private transaction of John Q. Hammons Hotels, LP. Since 2007, the sponsor has invested approximately $5.3 million ($20,877 per room) in the property. More recently, in conjunction with the renewal of its franchise agreement with Hilton, Atrium has committed to the completion of an approximately $8.1 million ($31,880 per room) PIP required to be completed by December 2019. As detailed in the Escrows and Reserves table, the Embassy Suites Charleston loan closed into a full excess cash sweep, to continue until the earlier to occur of (i) the completion of all PIP work in accordance with the franchise agreement to the satisfaction of the franchisor and (ii) total collections for the PIP FF&E Reserve account exceed the Required PIP Amount.

The Property. The Embassy Suites Charleston is a nine-story, 253-room, full service hotel located in Charleston, West Virginia. The property was originally developed in 1997 and has undergone approximately $5.3 million ($20,877 per room) in capital expenditures since 2007. The Embassy Suites Charleston property features a complimentary breakfast and the Athletic Club Bar & Grill, a 110-seat restaurant offering lunch and dinner. Additionally, the hotel provides all catering services to the Clay Center for the Arts and Sciences, located approximately 0.5 miles southeast of the property. The Embassy Suites Charleston has approximately 11,162 square feet of meeting and event space and includes an approximately 9,520 square foot grand ballroom. Additional amenities at the property include high-speed internet, a business center, a sundry shop, a fitness center and an indoor swimming pool. The property offers 34 on-site complimentary parking spaces and leases a portion of an adjacent parking garage from Charleston Town Center Parking Limited Partnership. Overnight parking is available in the garage to guests for $12.00 per night.

The property has 253 rooms, including 127 king rooms and 119 double-double rooms. All guest rooms feature high-speed internet access, microwave, refrigerator, pull-out sofa, coffee and tea maker, work desk area and high definition television. The guest room suites feature separate work table and living areas.

The Market. The Embassy Suites Charleston property is located at the intersection of Lee Street East, Court Street and Washington Street East. The property benefits from its proximity to several major roadways including U.S. Route 60, Interstate 64 and Interstate 77. Interstate 64, located approximately two blocks northeast, provides regional access to the surrounding cities including Columbus, located approximately 162 miles northwest, and Cincinnati, located approximately 210 miles northwest. Additionally, Yeager Airport is located approximately four and a half miles northeast of the property. Charleston, the capital of West Virginia, benefits from numerous annual events and fairs that take place throughout the year including the West Virginia Dance Festival, Symphony Sunday and The West Virginia International Film Festival. The Embassy Suites Charleston also benefits from its proximity to the Charleston Civic Center, located approximately 0.5 miles northwest of the property. The Charleston Civic Center is currently undergoing an approximately $82.0 million renovation to expand and improve its existing facilities. Additional demand generators in the area include the West Virginia Power minor league baseball team, the West Virginia Chaos professional soccer team and the Clay Center for the Arts and Sciences of West Virginia (the “Clay Center”), a 240,000 square foot performing arts facility. The Clay Center is located approximately 0.5 miles southeast of the property.

According to a third-party information provider, the estimated population within a one-, three- and five-mile radius is 6,730, 46,541 and 67,878, respectively, with an estimated median income within a one-, three- and five-mile radius of $32,236, $48,633 and $48,816, respectively. The appraisal identified two proposed hotels, neither of which have received approval from the Charleston Planning and Zoning Department; however, given the speculative nature of these projects, the appraisal does not consider these to be directly competitive with the Embassy Suites Charleston.

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Annex A-3	JPMCC 2016-JP3

Embassy Suites Charleston

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Embassy Suites Charleston(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	57.3%	$106.99	$61.30	71.6%	$145.16	$103.97	125.0%	135.7%	169.6%
2014	64.6%	$109.14	$70.52	71.3%	$142.67	$101.67	110.4%	130.7%	144.2%
2015	68.0%	$111.23	$75.61	73.5%	$143.95	$105.75	108.1%	129.4%	139.9%
TTM(5)	66.0%	$109.76	$72.49	71.1%	$144.14	$102.46	107.7%	131.3%	141.3%
(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Embassy Suites Charleston property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Data provided by a third-party information provider. The competitive set contains the following properties: Holiday Inn Express Charleston Civic Center, Four Points by Sheraton Charleston, Marriott Charleston Town Center and Holiday Inn & Suites Charleston West.

(3)	Based on operating statements provided by the borrower.

(4)	Penetration Factor is calculated based on data provided by a third-party information provider for the competitive set and borrower-provided operating statements for the property.

(5)	TTM represents the trailing 12-month period ending on June 30, 2016.

Competitive Hotels Profile(1)

				2015 Estimated Market Mix			2015 Estimated Operating Statistics
Property	Rooms	Year Opened	Meeting Space (SF)	Commercial	Meeting and Group	Leisure	Occupancy	ADR	RevPAR
Embassy Suites Charleston(2)	253	1997	11,162	60%	30%	10%	73.5%	$143.95	$105.75
Holiday Inn Express Charleston Civic Center	196	1978	3,233	60%	20%	20%	74.0%	$95.00	$70.30
Four Points by Sheraton Charleston	176	1967	9,000	60%	25%	15%	72.0%	$115.00	$82.80
Marriott Charleston Town Center	352	1982	17,500	45%	45%	10%	65.0%	$125.00	$81.25
Holiday Inn & Suites Charleston West	150	1975	12,150	55%	25%	20%	65.0%	$95.00	$61.75
Total(3)	874
(1)	Based on the appraisal.

(2)	2015 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.

(3)	Excludes the Embassy Suites Charleston property.

Operating History and Underwritten Net Cash Flow
							% of Total
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	Revenue(3)
Occupancy	71.6%	71.3%	73.5%	71.1%	71.1%
ADR	$145.16	$142.67	$143.95	$144.14	$144.14
RevPAR(4)	$103.97	$101.67	$105.75	$102.46	$102.46
Room Revenue	$9,758,550	$9,363,089	$9,711,800	$9,410,275	$9,410,275	$37,195	66.3%
Food and Beverage Revenue	4,821,050	4,436,197	4,382,971	4,335,597	4,335,597	17,137	30.5
Other Departmental Revenue	423,484	492,983	476,802	452,378	452,378	1,788	3.2
Total Revenue	$15,003,084	$14,292,269	$14,571,573	$14,198,250	$14,198,250	$56,120	100.0%
Room Expense	$2,090,067	$2,221,513	$2,350,012	$2,314,306	$2,314,306	$9,147	24.6%
Food and Beverage Expense	2,424,832	2,213,588	2,233,196	2,231,406	2,231,406	8,820	51.5
Other Departmental Expense	34,356	41,056	57,174	51,084	51,084	202	11.3
Departmental Expenses	$4,549,255	$4,476,157	$4,640,382	$4,596,796	$4,596,796	$18,169	32.4%
Departmental Profit	$10,453,829	$9,816,112	$9,931,191	$9,601,454	$9,601,454	$37,950	67.6%
Operating Expenses	$3,973,540	$3,758,853	$3,956,680	$3,880,707	$3,974,810	$15,711	28.0%
Gross Operating Profit	$6,480,289	$6,057,258	$5,974,511	$5,720,747	$5,626,644	$22,240	39.6%
Management Fees	$452,790	$428,768	$437,147	$425,948	$425,948	$1,684	3.0%
Property Taxes	440,120	646,695	580,256	267,771	476,637	1,884	3.4
Property Insurance	135,143	205,948	194,603	152,130	228,280	902	1.6
Other Expenses	523,025	294,342	301,338	317,918	408,369	1,614	2.9
FF&E	603,719	571,691	582,863	567,929	567,930	2,245	4.0
Total Other Expenses	$2,154,797	$2,147,444	$2,096,207	$1,731,695	$2,107,164	$8,329	14.8%
Net Operating Income	$4,325,492	$3,909,815	$3,878,304	$3,989,052	$3,519,481	$13,911	24.8%
Net Cash Flow(4)	$4,325,492	$3,909,815	$3,878,304	$3,989,052	$3,519,481	$13,911	24.8%

(1)	TTM represents the trailing 12-month period ending on June 30, 2016.

(2)	Per Room values based on 253 guest rooms.

(3)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expense is based on their corresponding revenue line items.
(4)	Historical RevPAR for 2008, 2009, 2010, 2011 and 2012 was $103.36, $99.83, $100.62, $101.77 and $107.88, respectively, and Net Cash Flow was approximately $4,771,834, $4,431,989, $4,738,897, $4,651,937 and $4,596,790, respectively.

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Embassy Suites Charleston

Property Management. The property is managed by Atrium Hospitality LP, a Delaware limited partnership and an affiliate of the borrower.

Franchise Agreement. The property has a franchise agreement with Hilton Franchise Holding LLC, a Delaware limited liability company. The current franchise agreement is effective as of August 5, 2016 for a term of approximately 16 years, with a final expiration date of November 30, 2032. The franchise agreement provides for a monthly program fee of 4.0% of gross room revenues and a monthly royalty fee of 4.0% of gross room revenues, subject to 0.5% increases on December 1, 2019, December 1, 2020 and December 1, 2025.

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Vadata – Ashburn Data Center

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BSP	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$28,000,000	Title:	Fee
Cut-off Date Principal Balance:	$28,000,000	Property Type - Subtype:	Office – Data Center
% of Pool by IPB:	2.3%	Net Rentable Area (SF):	430,663
Loan Purpose:	Acquisition	Location:	Ashburn, VA
Borrower:	DC-8-9-10 DE, LLC	Year Built / Renovated:	2013-2015 / N/A
Sponsor:	Corporate Office Properties, L.P.	Occupancy:	100.0%
Interest Rate:	3.40000%	Occupancy Date:	9/6/2016
Note Date:	7/21/2016	Number of Tenants:	1
Maturity Date:	8/6/2026	2013 NOI(1):	N/A
Interest-only Period:	120 months	2014 NOI(1):	N/A
Original Term:	120 months	2015 NOI(1):	$4,016,998
Original Amortization:	None	TTM NOI (as of 3/2016)(2):	$4,040,103
Amortization Type:	Interest Only	UW Economic Occupancy:	95.0%
Call Protection:	L(25),Def(90),O(5)	UW Revenues:	$5,224,543
Lockbox:	CMA	UW Expenses:	$1,004,913
Additional Debt:	N/A	UW NOI(2):	$4,219,630
Additional Debt Balance:	N/A	UW NCF:	$3,872,677
Additional Debt Type:	N/A	Appraised Value / Per SF:	$77,000,000 / $179
		Appraisal Date:	6/22/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$65
Taxes:	$150,718	$50,239	N/A	Maturity Date Loan / SF:	$65
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	36.4%
Replacement Reserves:	$0	$3,589	$129,199	Maturity Date LTV:	36.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	4.01x
Other:	$0	$0	N/A	UW NOI Debt Yield:	15.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Sponsor Equity	$43,450,847	60.8%	Purchase Price	$71,174,043	99.6%
Mortgage Loan	28,000,000	39.2	Upfront Reserves	150,718	0.2
			Closing Costs	126,086	0.2
Total Sources	$71,450,847	100.0%	Total Uses	$71,450,847	100.0%
(1)	The Vadata - Ashburn Data Center loan is secured by data centers located in three buildings, each with a separate lease. The buildings were built between 2013 and 2015, therefore 2013 NOI and 2014 NOI is not available. The 2015 NOI is annualized for the trailing 10-month period for the DC-10 building and represents the full year for the DC-8 and DC-9 buildings.

(2)	UW NOI is higher than TTM NOI due to future contractual rent step increases for the tenant totaling $341,976.

The Loan. The Vadata - Ashburn Data Center loan has an outstanding principal balance as of the Cut-off Date of $28.0 million and is secured by a first mortgage lien on the borrower’s fee interest in a 430,663 square foot data center facility, comprised of three single-story buildings, located in Ashburn, Virginia. The loan has a 10-year term and is interest-only for the term of the loan.

The borrowing entity for the loan is DC-8-9-10 DE, LLC, a Delaware limited liability company and special purpose entity. The sponsor and nonrecourse carve-out guarantor is Corporate Office Properties, L.P. (“COPLP”) (rated Baa3/BBB-/BBB- by Moody’s/S&P/Fitch). COPLP is the entity through which Corporate Office Properties Trust (“COPT”), the sole general partner of COPLP, conducts most of its operations and owns most of its assets. At loan origination, GI DC NOVA LLC (“GI Partners”) acquired a 50% interest in the property, (previously 100% owned by COPT), resulting in a 50/50 joint venture. GI Partners completed the acquisition of the property through DataCore Fund, L.P., an approximately $500 million core real estate fund managed by GI Partners on behalf of the California State Teachers’ Retirement System (“CalSTRS”).

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Vadata – Ashburn Data Center

Founded in 1988, COPT is a self-managed office real estate investment trust with a market cap of $2.7 billion. COPT has been listed on the New York Stock Exchange since 1998 (NYSE:OFC) and is an S&P MidCap 400 Company. COPT owns, manages, leases, develops and selectively acquires office and data center properties. The majority of the portfolio is in locations that support United States Government agencies and their contractors, most of whom are engaged in national security, defense and information technology related activities. In particular, COPT’s office and data center properties are concentrated in large office parks located near government demand drivers and/or in targeted markets or submarkets in the Greater Washington DC/Baltimore region. COPT also owns a portfolio of traditional office properties located in select urban submarkets within a regional footprint. As of December 31, 2015, COPT’s portfolio of 177 office properties encompassed 18.1 million square feet and was 92.0% occupied.

The Property. As of September 6, 2016, the property is 100.0% occupied by one tenant under three leases. The property is improved with three single-story data centers totaling 430,663 square feet over 34.74 acres. The three data centers, identified as DC-8, DC-9 and DC-10, are 200,000 square feet, 109,997 square feet and 120,666 square feet, respectively. The building shells for DC-8, DC-9 and DC-10 were constructed in 2013, 2014 and 2015, respectively. The interior improvements, including the mechanical equipment and up-fit, were completed by the tenant shortly after assuming occupancy at each of the three facilities. According to the sponsor, the tenant has invested heavily into the property, including improvements to the data center infrastructure, servers, IT equipment and on-site security. The property features a 28-foot clear ceiling height, 17 loading dock and grade level doors and 161 parking spaces. The property is a secure facility with major electrical, dedicated power, back up generation and significant HVAC systems. The property is monitored 24 hours a day by a third party security contractor. The property’s security system includes cameras, alarms, high security fencing at the perimeter of the property, manned entry gate and rigid access control at each building. Additionally, lightning protection is provided along the roof of each building. The in-place fiber connectivity and power capacity of the geographical locations provide a backstop to occupancy as it is difficult to replicate outside of the Northern Virginia Data Center Alley.

Each building at the property has a separate triple-net lease with Vadata, Inc. (“Vadata”). In the DC-8 building, Vadata has a 10.8-year lease that commenced on October 17, 2013, is scheduled to expire July 31, 2024, allows four five-year renewal options and features an annual underwritten rent of $1,915,362 ($9.58 per square foot, with annual rent increases of 2.25%). In the DC-9 building, Vadata has a 10-year lease that commenced on August 1, 2014, is scheduled to expire July 31, 2024, allows four five-year renewal options and features an annual underwritten rent of $1,101,357 ($10.01 per square foot, with annual rent increases of 2.25%). In the DC-10 building, Vadata has a 10-year lease that commenced on February 16, 2015, is scheduled to expire February 28, 2025, allows four five-year renewal options and features an annual underwritten rent of $1,190,735 ($9.87 per square foot, with annual rent increases of 2.25%). The weighted average lease term remaining is 8.1 years and the weighted average underwritten rent is $9.77 per square foot. In the event that Vadata fails to give notice of its exercise of a renewal option (and such renewal has not been so exercised) for a term of at least five years by the date that is 12 months prior to the scheduled expiration date of each of its leases, a cash flow sweep will commence and all excess cash flow after payment of the mortgage debt service, required reserves and operating expenses will be held as additional collateral for the loan.

Founded in 2007, Vadata Inc. is a wholly owned subsidiary of Amazon.com Inc. (rated Baa1/AA- by Moody’s/S&P) and is the data center arm of Amazon Web Services (“AWS”). Vadata operates data centers and provides cloud computing services to businesses on behalf of Amazon. Vadata is based in Seattle, Washington and operates throughout the United States. The AWS cloud infrastructure is built around regions and availability zones. A region is a physical location in which AWS has multiple availability zones. Availability zones consist of one or more discrete data centers, each with redundant power, networking and connectivity, housed in separate facilities. Availability zones are connected to each other with fast, private fiber-optic networking, providing customers services that automatically fail-over between availability zones without interruption. Within this context, the property is part of AWS’s Northern Virginia region, which is currently their only east coast location, and offers five availability zones.

The Market. The property is located in Ashburn, Virginia, within Loudoun County, and is approximately four miles north of Dulles International Airport and 25 miles northwest of Washington, DC. Data centers located in Loudoun County, commonly referred to as Data Center Alley, reportedly support nearly 70% of all US internet traffic. The region serves as a national destination market, with demand spanning an array of industry verticals, including government, healthcare, financial services and IT infrastructure and cloud providers. Northern Virginia’s multi-tenant wholesale market currently has almost 450 megawatts of capacity. The region has seen significant data center growth over the past two years, with inventory expanding by 43% since 2013 year-end. The area is a preferred location for established technology companies as the Northern Virginia market is far enough inland to avoid the full force of hurricanes and there is a very limited seismic threat to it. Also, the market benefits from less expensive electric power (typical data center power rate is 28% below the US average) and offers connectivity through a supply of fiber networks. Additional factors that benefit the property and are of particular importance to the tenant include proximity to energy and water supply.

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Vadata – Ashburn Data Center

Other immediate surrounding uses include industrial/data center properties and an electrical station to the south, a single-family residential community to the west, a senior living facility to the east and a multifamily community to the north. The property has frontage on Glouster Parkway, a major north-south road through Ashburn and Smith Switch Road, a secondary east-west roadway. Primary access to the area is provided by Smith Switch Road and the property is located on the north side of Smith Switch Road. Smith Switch Road provides access to Virginia State Route 267, a primary state highway running from Leesburg toward Washington D.C. Companies with a presence in close proximity include; RagingWire Data Centers, Dupont Fabros Technology, Digital Realty Data Centers, Equinix, DataSol, H5 Data Centers, Sago Networks, and the Washington Redskins’ Park (headquarters and practice field location). Estimated population within a one-, three- and five-mile radius of the property is 7,937, 79,101 and 199,511, respectively and estimated average household income within a one-, three- and five-mile radius of the property is $123,933, $145,598 and $149,829, respectively.

Tenant	Ratings(2) Moody’s/S&P/Fitch	Tenant Summary(1) Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date(4)
Vadata, Inc. (DC-8)	Baa1 / AA- / NA	200,000	46.4%	9.58	45.5%	07/31/2024
Vadata, Inc. (DC-9)	Baa1 / AA- / NA	109,997	25.5%	10.01	26.2%	07/31/2024
Vadata, Inc. (DC-10)	Baa1 / AA- / NA	120,666	28.0%	9.87	28.3%	02/28/2025

(1)	Based on the underwritten rent roll.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	The weighted average Base Rent PSF is $9.77 and includes rent steps effective August 2016 for the DC-8 and DC-9 leases and March 2017 for the DC-10 lease.
(4)	In the DC-8 building, the lease allows for four five-year renewal options, in the DC-9 building, the lease allows for four five-year renewal options and in the DC-10 building, the lease allows for four five-year renewal options.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2016 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2017	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2018	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2019	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2020	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2021	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	2	309,997	72.0	3,016,719	71.7	309,997	72.0%	$3,016,719	71.7%
2025	1	120,666	28.0	1,190,735	28.3	430,663	100.0%	$4,207,454	100.0%
2026	0	0	0.0	0	0.0	430,663	100.0%	$4,207,454	100.0%
2027 & Beyond	0	0	0.0	0	0.0	430,663	100.0%	$4,207,454	100.0%
Total	3	430,663	100.0%	$4,207,454	100.0%

(1)	Based on the underwritten rent roll.

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Vadata – Ashburn Data Center

Operating History and Underwritten Net Cash Flow(1)
	2015(1)	TTM(2)	Underwritten	Per Square Foot	%(3)
Rents in Place(4)	$4,086,452	$4,084,430	$4,549,430	$10.56	82.7%
Vacant Income	0	0	0	0.00	0.0
Gross Potential Rent	$4,086,452	$4,084,430	$4,549,430	$10.56	82.7%
Total Reimbursements	782,645	801,051	950,089	2.21	17.3
Net Rental Income	$4,869,096	$4,885,481	$5,499,519	$12.77	100.0%
(Vacancy/Credit Loss)	0	0	(274,976)	(0.64)	(5.0)
Effective Gross Income	$4,869,096	$4,885,481	$5,224,543	$12.13	95.0%
Total Expenses	$852,098	$845,378	$1,004,913	$2.33	19.2%
Net Operating Income	$4,016,998	$4,040,103	$4,219,630	$9.80	80.8%
Total TI/LC, Capex/RR	0	0	346,953	0.81	6.6
Net Cash Flow	$4,016,998	$4,040,103	$3,872,677	$8.99	74.1%
Occupancy(5)	100.0%	100.0%	95.0%
(1)	The Vadata - Ashburn Data Center loan is secured by data centers located in three buildings, each with a separate lease. The buildings were built between 2013 and 2015, therefore, 2013 and 2014 operating history is not available. The 2015 financials are annualized for the trailing 10-month period for the DC-10 building and represents the full year for the DC-8 and DC-9 buildings.

(2)	TTM column represents the trailing 12-month period ending March 31, 2016.
(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.
(4)	Underwritten Rents in Place includes future contractual rent step increases for the tenant totaling $341,976.
(5)	Historical Occupancy for 2013 and 2014 is unavailable as the properties were built between 2013 and 2015. The 2015 occupancy is as of December 31, 2015 and current occupancy is as of September 6, 2016. Underwritten Occupancy represents economic occupancy.

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Annex A-3	JPMCC 2016-JP3

Embassy Suites Busch Gardens Hotel

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		JPMCB		Single Asset / Portfolio:	Single Asset
Original Principal Balance:		$27,540,000		Title:	Leasehold
Cut-off Date Principal Balance:		$27,540,000		Property Type - Subtype:	Hotel - Full Service
% of Pool by IPB:		2.3%		Net Rentable Area (Rooms):	247
Loan Purpose:		Refinance		Location:	Tampa, FL
Borrower:		Tucson Tampa LLC		Year Built / Renovated:	1998 / 2011
Sponsor:		Atrium Leveraged Loan Fund, LLC		Occupancy / ADR / RevPAR:	81.6% / $137.51 / $112.23
Interest Rate:		4.20000%		Occupancy / ADR / RevPAR Date:	6/30/2016
Note Date:		8/5/2016		Number of Tenants:	N/A
Maturity Date:		9/1/2026		2013 NOI:	$2,752,493
Interest-only Period:		36 months		2014 NOI:	$3,118,895
Original Term:		120 months		2015 NOI:	$3,712,917
Original Amortization:		360 months		TTM NOI (as of 6/2016):	$3,654,523
Amortization Type:		IO-Balloon		UW Occupancy / ADR / RevPAR:	81.6% / $137.51 / $112.23
Call Protection:		L(25),Grtr1%orYM(88),O(7)		UW Revenues:	$13,408,480
Lockbox:		Hard		UW Expenses:	$9,852,851
Additional Debt:		N/A		UW NOI:	$3,555,629
Additional Debt Balance:		N/A		UW NCF:	$3,555,629
Additional Debt Type:		N/A		Appraised Value / Per Room(1):	$38,500,000 / $155,870
				Appraisal Date:	6/1/2016

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Room:	$111,498
Taxes:	$363,110	$33,010	N/A	Maturity Date Loan / Room:	$96,917
Insurance:	$0	Springing	N/A	Cut-off Date LTV(1):	71.5%
FF&E Reserves:	$0	4% of Gross Revenues	N/A	Maturity Date LTV(1):	62.2%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.20x
Other(2):	$0	Excess Cash	$8,335,312	UW NOI Debt Yield:	12.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,540,000	100.0%	Payoff Existing Debt	$26,812,637	97.4%
			Closing Costs	364,253	1.3
			Upfront Reserves	363,110	1.3
Total Sources	$27,540,000	100.0%	Total Uses	$27,540,000	100.0%

(1)	The Appraised Value / Per Room, Cut-off Date LTV and Maturity Date LTV are calculated based on the “as is” market value, which assumes an approximately $8.3 million property improvement plan (“PIP”) is completed in year one of the projection period to be funded out of property cash flow. The appraisal also provides for an “as complete” hypothetical value, which assumes that proposed renovations to the property, required under the related franchise agreement, have been completed. The full estimated cost to complete the PIP will be reserved for on an ongoing basis through a full excess cash flow sweep (“PIP FF&E Reserve”). The “as complete” value as of June 1, 2016 is $49.5 million, which results in a Cut-off Date LTV and Maturity Date LTV of 55.6% and 48.4%, respectively.
(2)	Other Monthly Escrows and Reserves includes ongoing deposits to the PIP FF&E Reserve account. The borrower is required to deposit, (i) on a monthly basis, 4.0% of gross revenues to the FF&E reserve account (of which, 3.0% of gross revenues is to be swept directly into the PIP FF&E Reserve) and (ii) on an ongoing basis, all excess cash into the PIP FF&E Reserve account until the earlier to occur of (a) the date on which the PIP work is completed in accordance with the franchise agreement to the franchisor’s satisfaction and (b) the date on which total collections for the PIP FF&E Reserve account exceed (x) the Required PIP Amount (as defined below) in the aggregate or (y) the Annual PIP Amount (as defined below). Total collections for the PIP FF&E Reserve account are capped at $2.0 million annually (the “Annual PIP Amount”) and approximately $8.3 million in the aggregate (the estimated cost to fully complete the PIP) (the “Required PIP Amount”). Atrium Leveraged Loan Fund, LLC, the nonrecourse carve-out guarantor, has delivered a PIP guaranty for any shortfall, after giving credit for certain excess cash flow amounts in the event of default and acceleration of the loan, in the Annual PIP Amount, including any additional costs as a result of any change in scope of the PIP. In addition, the nonrecourse carve-out guarantor is required to maintain at least $2.0 million in liquidity until the reserve fund is sufficient to cover the PIP costs. Other Monthly Escrows and Reserves also provides for monthly ground rent deposits in the event that the borrower fails provide evidence reasonably acceptable to the lender that each monthly ground rent payment is paid when due in accordance with the ground lease.

The Loan. The Embassy Suites Busch Gardens Hotel loan has an outstanding principal balance as of the Cut-off Date of $27.54 million and is secured by a first mortgage lien on the leasehold interest in the 247-room Embassy Suites Busch Gardens Hotel, a full service hotel located in Tampa, Florida. The loan has a 10-year term and, subsequent to a three-year interest-only period, will amortize on a 30-year schedule. The property was previously securitized as part of a larger hotel portfolio in the MLCFC 2006-3 securitization.

A-3-116

Annex A-3	JPMCC 2016-JP3

Embassy Suites Busch Gardens Hotel

The borrowing entity for the Embassy Suites Busch Gardens Hotel loan is Tucson Tampa LLC, a Delaware limited liability company and special purpose entity. The loan sponsor and nonrecourse carve-out guarantor is Atrium Leveraged Loan Fund, LLC, a Delaware limited liability company and affiliate of Atrium Holding Company (“Atrium”). Atrium is a hotel and asset management company headquartered in Alpharetta, Georgia. Atrium owns 51 properties representing approximately 13,876 rooms across 26 states and 13 flags including Hilton, Marriott and Renaissance. Ron Brown, the chief executive officer of Atrium, has over 30 years of experience in the hotel industry. Mr. Brown previously served as Chairman and President of Doubletree Hotels Corporation and subsequently as Chief Financial Officer of Starwood Hotels & Resorts from 1995 to 2003.

The sponsor purchased the property in 2005 as part of a broader $1.3 billion take-private transaction of John Q. Hammons Hotels, LP. From 2005 to 2015, the sponsor invested approximately $4.5 million ($18,032 per room) in the property. More recently, in conjunction with the renewal of its franchise agreement with Hilton, Atrium has committed to the completion of an approximately $8.3 million ($33,746 per room) PIP scheduled to be completed by the end of 2020. As detailed in the Escrows and Reserves table, the Embassy Suites Busch Gardens Hotel loan closed into a full excess cash sweep, to continue until the earlier to occur of (i) the completion of all PIP work in accordance with the franchise agreement to the satisfaction of the franchisor and (ii) total collections for the PIP FF&E Reserve account exceed the Required PIP Amount.

The Property. The Embassy Suites Busch Gardens Hotel is an eight-story, 247-room, full service hotel located in Tampa, Florida. The property was originally developed in 1998 and has undergone approximately $4.5 million ($18,032 per room) in capital expenditures between 2005 and 2015. The Embassy Suites Busch Gardens Hotel features a complimentary breakfast and the Mangroves Grille, a 92-seat restaurant offering lunch and dinner. Additionally, the hotel houses the 55-seat Oak Tree Lounge, which offers a piano bar and a big-screen television. The property has approximately 14,269 square feet of meeting space across six rooms, including an approximately 9,800 square foot ballroom. Additional amenities at the property include high-speed internet, a business center, a fitness center, a swimming pool, a spa, surface parking and a video arcade.

The property has 247 rooms, comprised of 134 king rooms and 113 double-double rooms. Standard guest room features include a work area with chair, nightstand, three-draw dresser, sofa chair, LCD flat screen TV, iron & ironing board, microwave, mini-refrigerator and coffee maker. The guest room suites feature additional living space and a pull-out sofa.

The Market. The Embassy Suites Busch Gardens Hotel property is located along Spectrum Boulevard, across the street from the University of South Florida, which currently has over 45,000 enrolled students. The area surrounding the property includes the University of South Florida campus, the H. Lee MOFFITT Cancer Center & Research Institute, the James A. Harley Veterans’ Hospital and the Busch Gardens theme park, a 335-acre theme park drawing over 4 million visitors annually. The property benefits from its proximity to several major roadways including East Fowler Avenue, Interstate 275 and Interstate 75. In addition to the highway system, Amtrak provides two daily routes from Tampa Union Station, including daily trains to Miami and New York City. The Tampa International Airport is situated approximately 17.5 miles from the property.

The Embassy Suites Busch Gardens Hotel is located approximately 11.0 miles from Raymond James Stadium, home of the NFL’s Tampa Bay Buccaneers and approximately 10.5 miles from Amalie Arena, home of the NHL’s Tampa Bay Lightning. According to the appraisal, the Tampa Bay Lightning’s owner plans to invest $1.0 billion in downtown Tampa, located approximately 10.0 miles from the property, to create a live, work, play and stay neighborhood. Additionally, Port Tampa Bay has plans for a $1.5 billion development to bring residential towers, offices, parkland and a hotel to Tampa’s cruise ship terminal. Port Tampa Bay, located approximately 10.0 miles from the property, is the largest port in Florida and ranks 16th by tonnage and 22nd by total trade in the nation.

According to a third-party information provider, the estimated 2016 population within a one-, three- and five-mile radius is 6,118, 127,983 and 255,540, respectively, with an estimated median income within a one-, three- and five-mile radius of $32,517, $29,725 and $35,534, respectively. The appraisal identified one proposed hotel; an 84-room Hampton Inn opening in September 2016, approximately 2.2 miles from Embassy Suites Busch Gardens Hotel.

A-3-117

Annex A-3	JPMCC 2016-JP3

Embassy Suites Busch Gardens Hotel

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(2)			Embassy Suites Busch Gardens Hotel(3)			Penetration Factor(4)
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013	61.1%	$88.64	$54.15	85.7%	$111.42	$95.52	140.3%	125.7%	176.4%
2014	66.2%	$95.15	$63.03	89.0%	$114.98	$102.30	134.4%	120.8%	162.3%
2015	73.1%	$98.76	$72.20	86.2%	$132.67	$114.36	117.9%	134.3%	158.4%
TTM(5)	72.3%	$104.34	$75.43	81.6%	$137.51	$112.23	112.9%	131.8%	148.8%

(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Embassy Suites Busch Gardens Hotel property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Data provided by a third-party information provider. The competitive set contains the following properties: Clarion Hotel & Conference Center Tampa, Sheraton Hotel Tampa East, Courtyard Tampa North I 75 Fletcher, Hyatt Place Tampa Busch Gardens, Hampton Inn Suites Tampa North, La Quinta Inns & Suites Tampa Bay USF, Wingate By Wyndham Tampa, Hilton Garden Inn Tampa North, Holiday Inn Express & Suites New Tampa I 75, Embassy Suites Tampa Brandon, Holiday Inn Express & Suites Tampa USF and Springhill Suites Tampa North Tampa Palms.
(3)	Based on operating statements provided by the borrower.
(4)	Penetration Factor is calculated based on data provided by a third-party information provider for the competitive set and borrower-provided operating statements for the property.
(5)	TTM represents the trailing 12-month period ending on June 30, 2016.

Competitive Hotels Profile(1)
				2015 Estimated Market Mix			2015 Estimated Operating Statistics
		Year	Meeting		Meeting
Property	Rooms	Opened	Space (SF)	Commercial	and Group	Leisure	Occupancy	ADR	RevPAR
Embassy Suites Busch Gardens Hotel(2)	247	1998	14,269	30%	45%	25%	86.2%	$132.67	$114.36
Sheraton Hotel Tampa East	266	1987	30,000	20%	25%	55%	72.0%	$120.00	$86.40
Springhill Suites Tampa North Tampa Palms	127	2010	1,035	55%	25%	20%	75.0%	$105.00	$78.75
Holiday Inn Express & Suites Tampa USF	123	2008	980	15%	25%	60%	72.0%	$92.00	$66.24
Embassy Suites Tampa Brandon	147	2007	2,810	55%	25%	20%	84.0%	$125.00	$105.00
Holiday Inn Express & Suites New Tampa I 75	100	2003	2,016	15%	25%	60%	72.0%	$112.00	$80.64
Hilton Garden Inn Tampa North	148	2000	5,000	55%	30%	15%	72.0%	$100.00	$72.00
Hampton Inn Suites Tampa North	126	1997	312	55%	15%	30%	68.0%	$94.00	$63.92
Hyatt Place Tampa Busch Gardens	126	1997	1,200	50%	30%	20%	82.0%	$100.00	$82.00
Courtyard Tampa North I 75 Fletcher	81	1995	326	60%	10%	30%	80.0%	$108.00	$86.40
Clarion Hotel & Conference Center Tampa	255	1966	5,247	55%	15%	30%	60.0%	$60.00	$36.00
La Quinta Inn & Suites Tampa Bay USF	109	1997	800	35%	20%	45%	74.0%	$82.00	$60.68
Wingate by Wyndham Tampa	86	1998	625	30%	20%	50%	78.0%	$88.00	$68.64
Total(3)	1,694

(1)	Based on the appraisal.
(2)	2015 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower.
(3)	Excludes the Embassy Suites Busch Gardens Hotel property.

A-3-118

Annex A-3	JPMCC 2016-JP3

Embassy Suites Busch Gardens Hotel

Operating History and Underwritten Net Cash Flow
							% of Total
	2013	2014	2015	TTM(1)	Underwritten	Per Room(2)	Revenue(3)
Occupancy	85.7%	89.0%	86.2%	81.6%	81.6%
ADR	$111.42	$114.98	$132.67	$137.51	$137.51
RevPAR(4)	$95.52	$102.30	$114.36	$112.23	$112.23
Room Revenue	$8,753,051	$9,197,348	$10,253,907	$10,062,625	$10,118,066	$40,964	75.5%
Food and Beverage Revenue	2,770,129	2,900,411	2,961,823	3,025,924	3,025,924	12,251	22.6
Other Departmental Revenue	233,720	284,334	340,115	264,490	264,490	1,071	2.0
Total Revenue	$11,756,900	$12,382,093	$13,555,845	$13,353,039	$13,408,480	$54,285	100.0%
Room Expense	$2,212,262	$2,476,866	$2,618,612	$2,591,546	$2,605,824	$10,550	25.8%
Food and Beverage Expense	1,689,467	1,623,162	1,658,542	1,598,653	1,591,868	6,445	52.6
Other Departmental Expense	105,473	68,667	77,133	83,290	83,290	337	31.5
Departmental Expenses	$4,007,202	$4,168,695	$4,354,287	$4,273,489	$4,280,983	$17,332	31.9%
Departmental Profit	$7,749,698	$8,213,398	$9,201,558	$9,079,550	$9,127,498	$36,953	68.1%
Operating Expenses	$3,629,023	$3,639,939	$3,954,651	$3,899,549	$4,017,467	$16,265	30.0%
Gross Operating Profit	$4,120,675	$4,573,459	$5,246,907	$5,180,001	$5,110,031	$20,688	38.1%
Management Fees	$355,293	$371,463	$406,675	$400,591	$402,254	$1,629	3.0%
Property Taxes	385,223	390,123	423,587	420,425	396,088	1,604	3.0
Property Insurance	103,374	133,221	107,032	118,742	167,020	676	1.2
Other Expenses	50,568	64,473	54,462	51,598	52,700	213	0.4
FF&E	473,724	495,284	542,234	534,122	536,339	2,171	4.0
Total Other Expenses	$1,368,182	$1,454,564	$1,533,990	$1,525,478	$1,554,402	$6,293	11.6%
Net Operating Income	$2,752,493	$3,118,895	$3,712,917	$3,654,523	$3,555,629	$14,395	26.5%
Net Cash Flow(4)	$2,752,493	$3,118,895	$3,712,917	$3,654,523	$3,555,629	$14,395	26.5%

(1)	TTM represents the trailing 12-month period ending on June 30, 2016.
(2)	Per Room values based on 247 guest rooms.
(3)	% of Total Revenue for Room Expense, Food and Beverage Expense and Other Departmental Expense is based on their corresponding revenue line items.
(4)	Historical RevPAR for 2008, 2009, 2010, 2011 and 2012 was $101.18, $89.67, $81.50, $83.38 and $94.40, respectively, and Net Cash Flow was approximately $3,426,864, $2,324,295, $1,685,238, $1,870,549 and $2,618,230, respectively.

Property Management. The property is managed by Atrium Hospitality LP, a Delaware limited partnership and an affiliate of the borrower.

Franchise Agreement. The property has a franchise agreement with Hilton Franchise Holding LLC, a Delaware limited liability company. The current franchise agreement is effective as of August 5, 2016 for a term of approximately 17 years, with a final expiration date of January 31, 2033. The franchise agreement provides for a monthly program fee of 4.0% of gross room revenues and a monthly royalty fee of 4.0% of gross room revenues. The monthly royalty fee is subject to 0.5% increases on February 1, 2018, February 1, 2019 and February 1, 2024.

Sub-Ground Lease. The Embassy Suites Busch Gardens Hotel property is subject to a long-term sub-ground lease with the University of South Florida Research Foundation Incorporated. The lease commenced on November 30, 1995 and expires on November 7, 2081. The ground rent for the full term of the lease is $65,000, which was paid in full on November 30, 1995. University of South Florida Research Foundation Incorporated’s ground lease is with the Board of Trustees of the Internal Improvement Trust Fund.

A-3-119

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE LEFT INTENTIONALLY BLANK]

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

J.P. Morgan Chase Commercial	Midland Loan Services, a Division of PNC Bank,	Torchlight Loan Services, LLC	Pentalpha Surveillance LLC
Mortgage Securities Corp.	National Association	475 Fifth Avenue	375 North French Road
	10851 Mastin Street, Suite 300	New York, NY 10017	Suite 100
383 Madison Avenue	Overland Park, KS 66210		Amherst, NY 14228
31st Floor
New York, NY 10179
Contact:	Contact:
General Information Number	Heather Wagner	Contact: jbaron@torchlightinvestors.com	Contact: Don Simon
Phone Number: (212) 834-5467	Phone Number: (913) 253-9570	Phone Number: (212) 488-3653	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	mount	Date
Controlling Class Information

Controlling Class:
Effective as of: mm/dd/yyyy

Directing Certificateholder
Other identity uder which the Directing Certificateholder
or it’s parent entity primarily operates:

Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
	0.00			0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	JPMCC Commercial Mortgage Securities Trust 2016-JP3 Commercial Mortgage Pass Through Certificates Series 2016-JP3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	10/17/16
8480 Stagecoach Circle		Record Date:	9/30/16
Frederick, MD 21701-4747		Determination Date:	10/11/16

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of September 1, 2016 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, Torchlight Loan Services, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.
Transaction: JPMCC Commercial Mortgage Securities Trust 2016-JP3, Commercial Mortgage Pass-Through Certificates, Series 2016-JP3
Operating Advisor: Pentalpha Surveillance LLC
Special Servicer: Torchlight Loan Services, LLC
Directing Certificateholder: Torchlight Investors, LLC

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [•] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[•] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [•] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount and Collateral Deficiency Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [•] Specially Serviced Loans: [List applicable mortgage loans].

1     This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

a.	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the

Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE LEFT INTENTIONALLY BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each mortgage loan seller, with respect to each Mortgage Loan, represents and warrants generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1) Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2) Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a Whole Loan and not an interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than with respect to Serviced Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3) Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4) Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5) Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6) Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since September 2, 2016.

(7) Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced Mortgage Loan, to the securitization trust relating to the controlling Non-Serviced Companion Loan). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged

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Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8) Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9) Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any

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mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation

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and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer and identified as such with appropriate detail. Any and all requirements under the Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged

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Property or the expiration of 12 months (or with respect to each Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or

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irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the Mortgage Loans, including but not limited to, usury and any and all other material requirements of any

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federal, state or local law to the extent non-compliance would have a material adverse effect on the Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing

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with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release (reduced for any lien senior to, and any lien in parity with, the lien of the Mortgage Loan) is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien in parity with, the lien of the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan.

In the case of any Mortgage Loan originated after December 6, 2010, no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases

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contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its

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organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date or (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty, and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)     The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material

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change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)     The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)     The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)     The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)     The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)     The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G)     The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)     A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)      The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)     Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

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(K)     In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)     Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a Mortgage Loan, Certified Operating Histories may not have been available.

(39) No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the MLPA. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(40) Bankruptcy. In respect of each Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(41) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the

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last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(42) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Mortgage Loan set forth on Schedule I to the MLPA, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule I (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP,

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ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Mortgage Loan.

(43) Lease Estoppels. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(44) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(45) Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(46) Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(47) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(48) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the Mortgage Loan.

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For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMorgan Chase Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
6	Sunshine Heights Shopping Center & Attic Self Storage (Loan No. 37)	(Mortgage Status; Waivers and Modifications) – The Mortgage Loan documents were amended after September 2, 2016 to provide for a waiver of the insurance reserve to the extent Mortgagor maintains the insurance policies required by the Mortgage Loan documents on a blanket policy in accordance with the Mortgage Loan documents.
7	9 West 57th Street (Loan No. 1), 693 Fifth Avenue (Loan No. 2), Opry Mills (Loan No. 3), Westfield San Francisco Centre (Loan No. 4), 1 Kaiser Plaza (Loan No. 5), Salesforce Tower (Loan No. 6) and 100 East Wisconsin Avenue (Loan No. 16)	(Lien; Valid Assignment) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
7	Hilton Garden Inn Ridgefield Park (Loan No. 26)	(Lien; Valid Assignment) – The Mortgage Loan is secured by Mortgagor’s fee and subleasehold interest in the land underlying the hotel. The subleasehold interest of Mortgagor is subordinate to the leasehold interest of Mortgagor’s subleasehold landlord, Hartz Mountain Industries, Inc. (“Hartz”), pursuant to a subordination, non-disturbance and attornment agreement executed in connection with 2014 financing of Hartz’s leasehold estate.
8	693 Fifth Avenue (Loan No. 2)	(Permitted Liens; Title Insurance) – Pursuant to the related lease, the largest tenant at the Mortgaged Property, Valentino, has a right of first offer to purchase the related Mortgaged Property in the event Mortgagor intends to sell such tenant’s space or the entire Mortgaged Property building.
8	Hilton Garden Inn Ridgefield Park (Loan No. 26)	(Permitted Liens; Title Insurance) – The Mortgage Loan is secured by both the fee estate and a ground sublease estate owned by Mortgagor, and the prime ground lease estate is owned by Hartz. Under the prime ground lease, if Hartz defaults under a mortgage secured by its leasehold interest, its leasehold mortgagee has the right to gain possession of the leasehold estate and purchase the fee estate held by Mortgagor for fair market value as

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calculated in the prime ground lease. In connection with the exercise of the option to purchase the fee interest, the Mortgage Loan documents require Mortgagor to deposit all proceeds from the sale of the fee interest into a reserve, which funds will be held as additional collateral for the Mortgage Loan for the remaining term.

Under the ground sublease, if Mortgagor intends to offer the hotel or other improvements for sale or receives a bona fide offer to purchase the hotel and/or improvements, the lessor under the ground sublease has the right of first refusal or right of first offer, as applicable, to acquire the hotel and/or improvements, provided that such right is not applicable to an acquisition by the lender via foreclosure, assignment in lieu or otherwise. In addition, the sale of the hotel or other improvements by the lender following a foreclosure is subject to a transfer fee payable to the ground sublessor; however, the Mortgage Loan documents provide a loss carve-out for any obligation of the lender to pay any such fee.

In addition, with respect to the prime ground lease, following a default by Hartz and the exercise of remedies by Mortgagor as the lessor under the prime ground lease, Hartz has a sixty (60) day period in which it has a right of first refusal during which it may match any offer received by Mortgagor to sell or re-let the Mortgaged Property.

8	415 West 13th Street (Loan No. 27)	(Permitted Liens; Title Insurance) – Pursuant to the related condominium declaration, the condominium board of directors has a right of first refusal to purchase the related Mortgaged Property and appurtenant common elements in the event of a proposed transfer of the Mortgaged Property. This right of first refusal does not apply to any foreclosure of the Mortgage Loan or deed-in-lieu of foreclosure or the initial assignment by the lender or purchaser at a foreclosure sale.
9	9 West 57th Street (Loan No. 1)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 35.3%; (ii) a combined DSCR equal to or greater than 3.08x; and (iii) the execution of an intercreditor agreement reasonably satisfactory to the lender and the Rating Agencies.
9	1 Kaiser Plaza (Loan No. 5) and 1333 Broadway (Loan No. 9)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than the LTV Ratio as of the origination date; (ii) a combined DSCR equal to or greater than the DSCR as of the origination date; and (iii) the execution of a customary intercreditor agreement reasonably acceptable to the lender.

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JPMorgan Chase Bank, National Association
9	Salesforce Tower (Loan No. 6)	(Junior Liens) – There is a mezzanine loan in the amount of $24,500,000, which is held by JPMCB. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender are negotiating an intercreditor agreement, a copy of which will be included in the Mortgage File.
9	100 East Wisconsin Avenue (Loan No. 16)	(Junior Liens) – There is a mezzanine loan in the amount of $10,000,000, which is held by JPMCB. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender are negotiating an intercreditor agreement, a copy of which will be included in the Mortgage File.
9	Homewood Suites Nashville Downtown (Loan No. 17)	(Junior Liens) – In connection with a bona fide sale of the Mortgaged Property in accordance with the Mortgage Loan documents, future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 59.9%; (ii) a combined DSCR not less than 2.04x; and (iii) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.
9	Embassy Suites Palmdale (Loan No. 23)	(Junior Liens) – In connection with a bona fide sale of the Mortgaged Property in accordance with the Mortgage Loan documents, future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 66.9%; (ii) a combined DSCR not less than 1.66x; and (iii) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.
9	Hilton Garden Inn Ridgefield Park (Loan No. 26)	(Junior Liens) – In connection with a bona fide sale of the Mortgaged Property in accordance with the Mortgage Loan documents, future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 69.7%; (ii) a combined DSCR not less than 1.62x; and (iii) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.
9	415 West 13th Street (Loan No. 27)	(Junior Liens) – In connection with a sale of the Mortgaged Property to a party not affiliated with Mortgagor and assumption of the Mortgage Loan, future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than

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60.0%; (ii) a combined DSCR of at least 2.60x; (iii) a combined debt yield of at least 10.0%; and (iv) the execution of an intercreditor agreement reasonably satisfactory to the lender. If the foregoing DSCR test is not satisfied, Mortgagor may deliver cash or a letter of credit in an amount that, if applied to the Mortgage Loan, will cause the DSCR test will be satisfied.
9	Hampton Inn Suites Orlando South Lake Buena Vista (Loan No. 39)	(Junior Liens) – In connection with a bona fide sale of the Mortgaged Property in accordance with the Mortgage Loan documents, future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 69.0%; (ii) a combined DSCR not less than 1.79x; and (iii) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.
10	9 West 57th Street (Loan No. 1), 693 Fifth Avenue (Loan No. 2), Opry Mills (Loan No. 3), Westfield San Francisco Centre (Loan No. 4), 1 Kaiser Plaza (Loan No. 5), Salesforce Tower (Loan No. 6) and 100 East Wisconsin Avenue (Loan No. 16)	(Assignment of Leases and Rents) – The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
12	The Villas of East Cobb (Loan No. 25)	(Condition of Property) – The property condition report obtained in connection with the origination of the Mortgage Loan is dated July 29, 2015, which is more than 12 months prior to the Closing Date.
12	415 West 13th Street (Loan No. 27)	(Condition of Property) – The estoppel from the condominium association obtained at origination indicates that there are certain renovations expected to be performed on the exterior walls and roof of the building that includes the Mortgaged Property. A preliminary estimate for the roof repairs was approximately $35,000. In each case, the Mortgagor is only responsible for paying its share of the cost of such repairs pursuant to the condominium documents. The lender did not reserve funds in connection with such renovations.
18	9 West 57th Street (Loan No. 1)	(Insurance) – In the event the Mortgaged Property is located in a federally designated “special flood hazard area”, the Mortgage Loan documents require flood insurance in an amount equal to (i) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus (ii) such greater amount as the lender may reasonably require, not to exceed $250,000,000.

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JPMorgan Chase Bank, National Association
The Mortgage Loan documents permit insurance through a multi-layered policy, provided that at least 75% of the coverage (if there are 4 or fewer insurance companies issuing the policies) or at least 60% of the coverage (if there are 5 or more insurance companies issuing the policies) is with carriers having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s rates the certificates and the insurer), and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P and “BBB” or better by Moody’s (to the extent Moody’s rates the certificates and the insurer).
18	693 Fifth Avenue (Loan No. 2)

(Insurance) – The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $5,000,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

18	Opry Mills (Loan No. 3)

(Insurance) – The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents).

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

18	Westfield San Francisco Centre (Loan No. 4)	(Insurance) – If Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists

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of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P (and the equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch rates any class of certificates and rates such insurance companies), and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P (and the equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch rates any class of certificates and rates such insurance companies) and the only insurance companies subject to the foregoing rating criteria are those covering the total insured value of all of Mortgagor’s and its affiliates owned property located in the State of California. Notwithstanding the foregoing, Mortgagor may use Ironshore Specialty Insurance Company (“Ironshore”) as an insurer within the non-primary layers of the syndicate of insurers with a participation amount no greater than $10,000,000, provided that Ironshore maintain reinsurance with a “cut-through” endorsement that has the effect of raising requirements as set forth herein or such higher rating as may be required by a Rating Agency.
18	Salesforce Tower (Loan No. 6) and 100 East Wisconsin Avenue (Loan No. 16)	(Insurance) – The Mortgage Loan documents permit insurance coverage through a syndicate of insurers, provided that if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) is provided by insurance companies with a claims paying ability rating of “A” or better by S&P, and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.
18	Embassy Suites Charleston (Loan No. 13) and Embassy Suites Busch Gardens Hotel (Loan No. 15)

(Insurance) – The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is five percent (5%) of the original principal balance of the Mortgage Loan, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

The related Mortgagor may maintain commercial general liability insurance with a deductible or self-insured retention that does not exceed $250,000.

If Mortgagor elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance

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JPMorgan Chase Bank, National Association
companies having the rating of “A:X” or better by Best’s Insurance Reports and “A” or better by two or more rating agencies (one of which is required to be S&P and one of which is required to be Moody’s and/or Fitch, if either rating agency is rating the Certificates), and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better such rating agencies. Notwithstanding the foregoing, Mortgagor may use Ironshore as an insurer with its participation amount as of the origination date of the Mortgage Loan, provided that Ironshore maintain reinsurance with a “cut-through” endorsement that is acceptable to the lender and rating agencies and from an insurance company with a claims paying ability that meets the requirements above.
18	Fountains at the Bayou (Loan No. 19)	(Insurance) – The Mortgage Loan documents permit the Mortgagor to maintain property and casualty insurance in an amount equal to the lesser of (i) the full replacement value of the Mortgaged Property and (ii) $26,400,000 plus the business income/rental loss insurance required under the Mortgage Loan documents.
18	The Villas of East Cobb (Loan No. 25)	(Insurance) – The Mortgage Loan documents permit the Mortgagor to maintain property and casualty insurance in an amount equal to the lesser of the outstanding principal balance of the Mortgage Loan or 100% of the full replacement value of the Mortgaged Property.
18	415 West 13th Street (Loan No. 27)

(Insurance) – The related Mortgagor may maintain property all-risk insurance with a deductible that does not exceed $250,000.

The condominium documents provide that the association is required to obtain property and liability insurance for the common elements (including the party walls), covering the board and all unit owners and their mortgagees, as their respective interests may appear, in an amount equal to 100% of the full replacement value of the common elements. The proceeds of such insurance policies receivable by reason of such casualty are required to be paid either to the board, if the proceeds are $1,000,000 or less in the aggregate, or to an insurance trustee appointed by the board if the same exceeds $1,000,000 in the aggregate. If 75% or more of the building is destroyed or substantially damaged by casualty and 5% or more of the unit owners do not duly resolve to proceed with the restoration within 60 calendar days after the board gives notice to all unit owners stating whether the net amount of any such proceeds payable on account of the loss will be sufficient to pay the estimated cost of the restoration, then the restoration will not be made and the condominium may be subject to an action for partition at the suit of any

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unit owner or lienor. In the event of a partition action, the net proceeds of sale, together with the net proceeds of insurance policies, are required to be divided among all unit owners pro rata in accordance with their respective shares of the common elements.
26	Laguna Design Center (Loan No. 10)	(Local Law Compliance) – According to the zoning report obtained at origination of the Mortgage Loan, certificates of occupancy for all tenants have not been received. All tenants at the Mortgaged Property are required to have a certificate of occupancy listed in the tenant’s name and the absence of a certificate of occupancy is a violation. The Mortgage Loan documents include a non-recourse carve-out against Mortgagor and the guarantors for any losses resulting from a lack of required certificates of occupancy.
28	9 West 57th Street (Loan No. 1)

(Recourse Obligations) – The indemnification obligations of Mortgagors and the guarantor under the environmental indemnity will terminate two (2) years after the full and indefeasible payment of the Mortgage Loan provided that at the time of such payment, Mortgagors or the guarantor furnishes to the lender an updated environmental report in form and substance, and from an environmental consultant, reasonably acceptable to the lender and acceptable to the Rating Agencies, which updated report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered in connection with the origination of the Mortgage Loan): (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, which has not been cured in accordance with applicable laws, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings concerning any environmental matter addressed in the indemnity, or (D) the unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable laws.

The carve-out regarding material misrepresentations is limited to intentional material misrepresentations.

Misapplication of gross revenues, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or conversion of such amounts is a loss carve-out.

28	693 Fifth Avenue (Loan No. 2)	(Recourse Obligations) – There is no separate non-recourse carve-out guarantor, and Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan

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documents and the environmental indemnity.

The loan is not fully recourse to Mortgagor for transfers in violation of the Mortgage Loan documents (i) if such transfers occurs in connection with (A) a foreclosure (or an assignment in lieu of foreclosure) of the Mortgaged Property or (B) following the creation of a new mezzanine loan, a foreclosure (or an assignment in lieu of foreclosure) performed in accordance with the loan documents related to such new mezzanine loan and (ii) to the extent that both (A) the recourse liability of Mortgagor was caused solely by actions, conditions or events that Mortgagor can establish first occurred (x) after a foreclosure (or an assignment in lieu of foreclosure) of the Mortgaged Property that is not set aside, rescinded or invalidated nor otherwise challenged as to validity, effectiveness or indefeasibility or (y) during a period during which the Mortgaged Property remains under a receivership (a “Receivership Period”), in either case whereby Mortgagor no longer owns the Mortgaged Property or otherwise has any control with respect to the Mortgaged Property and (B) such liability of Mortgagor was not caused by the actions of Mortgagor or any affiliate of Mortgagor; provided, however, that Mortgagor’s such recourse liability will be automatically reinstated upon, as applicable, (1) any foreclosure sale or a conveyance in lieu of foreclosure by such lender being set aside, rescinded or invalidated as a result of the insolvency, bankruptcy or reorganization of Mortgagor or any of its affiliates or otherwise or (2) Mortgagor’s regaining control with respect to the Mortgaged Property following any such foreclosure or conveyance in lieu of foreclosure or following any Receivership Period.

The obligations and liabilities of Mortgagor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting two (2) years after the payment in full of the related Mortgage Loan, provided (i) Mortgagor furnishes to the lender an updated environmental report dated no more than thirty (30) days prior to the date of the repayment in form and substance, and from an environmental consultant, reasonably acceptable to the lender, which updated environmental report discloses, as of the date of such report, (A) no actual noncompliance with or violation of applicable environmental laws (or of permits issued pursuant to such environmental laws), (B) no environmental liens encumbering the Mortgaged Property, (C) no administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement, (D) no presence or release of any hazardous substances in, on, above or under the Mortgaged Property, and (E) no other matter for which the lender is entitled to indemnification, other than, in the case of

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clauses (A), (B), (C), (D) and (E), the de minimis condition of standing oil located under the emergency generator described in the Phase I Environmental Site Assessment dated April 15, 2016 (the “2016 Report” and such de minimis condition described therein, the “De Minimis Condition”), in which case Mortgagor’s obligations and liabilities under will only continue with respect to the De Minimis Condition disclosed in the 2016 Report and Mortgagor will thereafter not have any liability for any other issues, (ii) on the date of such repayment, neither the lender nor Mortgagor is aware of a release or other violation of the applicable environmental law and there is no pending or asserted claim under the environmental indemnity agreement, and (iii) Mortgagor has paid the lender all sums due under the environmental indemnity agreement and Mortgagor is not in default under the environmental indemnity agreement.

The carve-out for material physical waste is limited to intentional waste.

28	Opry Mills (Loan No. 3)

(Recourse Obligations) – The obligations and liabilities of the carve-out guarantor is capped at $75,000,000 under the non-recourse carve-out guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

The carve-out regarding waste is limited to any arson or material physical waste intentionally committed by Mortgagor.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carve-out. Misappropriation or misapplication of such amounts is a loss carve-out.

The Mortgagor and the guarantor will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-outs, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) Mortgagor’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of Mortgagor or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of Mortgagor’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of Mortgagor, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged

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Property by a creditor of Mortgagor through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

The obligations and liabilities of the related Mortgagor and guarantor with respect to environmental issues will terminate and be of no further force and effect upon payment in full or full defeasance of the Mortgage Loan, provided the Mortgagor delivers to the lender a Phase I environmental report in form and substance and from an engineer reasonably acceptable to the lender and dated no earlier than the date on which the Mortgage Loan is paid or defeased in full, indicating no change in any material respect from the environmental report delivered at origination of the Mortgage Loan.

28	Westfield San Francisco Centre (Loan No. 4)	(Recourse Obligations) – The liability of the guarantor for breaches or violations of the full recourse carve-outs is capped at an amount equal to 10% of the then outstanding principal balance of the Whole Loan, and in no event will the guarantor be liable for losses solely related to the Mortgagors’ failure to pay debt service on or to repay the Whole Loan, to remain solvent or adequately capitalized or to pay their debts as they become due
28	1 Kaiser Plaza (Loan No. 5) and 1333 Broadway (Loan No. 9)

(Recourse Obligations) – The carve-out for intentional misrepresentations is limited to material misrepresentations in any of the Mortgage Loan documents (i) by the guarantors or any of their respective authorized representatives, or (ii) by Mortgagor, any affiliate of Mortgagor or any of their respective authorized representatives, which was known by Mortgagor or guarantors to be false when made.

The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by Mortgagor or the guarantors, except to the extent caused by insufficiency of cash flow generated by the Mortgaged Property and made available to Mortgagor.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication, intentional misappropriation or intentional conversion by Mortgagor or the guarantor of any funds in violation of the Mortgage Loan documents (and less only that portion of such revenues which is actually used by Mortgagor to operate the Mortgaged Property in the ordinary course of business and provided such use is approved in writing by the lender), except to the extent that Mortgagor or the guarantor, as applicable, did not have the legal right to

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direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

There is no carve-out for failure to deliver security deposits to the lender after an event of default, but the Mortgage Loan documents include a loss carve-out for intentional misappropriation, intentional misapplication or intentional conversion of security deposits after an event of default.

The obligations and liabilities of Mortgagor and the guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at the Mortgagor’s and guarantor’s expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carve-out for losses for any material breach of any representation, warranty or indemnification obligation by Mortgagor or the guarantors under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to Mortgagor and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in Mortgagor in violation of the Mortgage Loan documents.

The full recourse carve-outs for voluntary and involuntary bankruptcy do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Mortgagor colluding with other creditors to cause an involuntary bankruptcy filing with respect to Mortgagor.

28	Salesforce Tower (Loan No. 6) and 100 East Wisconsin	(Recourse Obligations) – The full recourse carve-out for transfers in violation of the loan documents excludes utility or similar easements or encumbrances granted by the

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	Avenue (Loan No. 16)	Mortgagor in the ordinary course of business and necessary for the operation of, or provision of required services to, the Mortgaged Property.
28	Embassy Suites Charleston (Loan No. 13) and Embassy Suites Busch Gardens Hotel (Loan No. 15)

(Recourse Obligations) – The indemnification obligations of Mortgagor and the guarantor under the environmental indemnity terminate three (3) years after the full and indefeasible payment of the Mortgage Loan, provided that at the time of such payment, Mortgagor or guarantor delivers a Phase I environmental report with respect to the Mortgaged Property from an environmental consultant reasonably acceptable to the lender and the Rating Agencies, which updated environmental report(s) disclose, as of the date of such repayment, no actual or threatened (other than as disclosed in the report delivered in connection with the origination of the Mortgage Loan) (A) noncompliance with or violation of applicable environmental laws (or permits issued pursuant to any environmental law) in connection with the Mortgaged Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in directly connected with any matter addressed in the indemnity or (D) presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated in accordance with all applicable laws.

There is no carve-out for failure to deliver security deposits to the lender after an event of default.

The carve-out for material physical waste is limited to the extent net operating income made available to Mortgagor is insufficient to prevent such waste, except to the extent that such insufficiency arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

28	Homewood Suites Nashville Downtown (Loan No. 17), Embassy Suites Palmdale (Loan No. 23), Hilton Garden Inn Ridgefield Park (Loan No. 26) and Hampton Inn Suites Orlando South Lake Buena Vista (Loan No. 39)	(Recourse Obligations) – The obligations and liabilities of Mortgagor and the guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting two (2) years after the payment in full of the Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full without the lender having foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii)

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indemnitee shall have received, at Mortgagor’s and the guarantor’s expense, an updated environmental report showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.

The carve-out for misapplication, misappropriation or conversion of insurance proceeds or condemnation awards is limited to funds that are not applied by Mortgagor in accordance with the Mortgage Loan documents.

28	Centrica (Loan No. 20)

(Recourse Obligations) – A transfer resulting solely from the lender’s exercise of remedies under the Mortgage Loan documents following an event of default, whether by foreclosure, deed in lieu of foreclosure or otherwise, will not constitute a transfer for which Mortgagor or the guarantor will incur liability under the Mortgage Loan agreement or under the guaranty.

The carve-out for material physical waste is limited to intentional waste and to the extent there is sufficient cash flow from the operation of the Mortgaged Property to prevent such waste, except to the extent that such insufficient cash flow arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

The Mortgage Loan documents provide that Mortgagor and guarantor will not have any liability for any losses under the environmental indemnity caused solely by, or arising solely from actions or conditions or events occurring more than thirteen (13) months after the date of repayment of the debt in full and performance in full of all other obligations of Mortgagor and guarantor (the “Release Date”); provided, however, that on or after the Release Date, Mortgagor or guarantor, at its sole cost and expense, delivers to the lender an acceptable Phase I or Phase II environmental report dated within 90 days of the Release Date in form and substance reasonably satisfactory to the lender and prepared by a qualified environmental consultant reasonably satisfactory to the lender, indicating that there exists no matter for which the lender is entitled to indemnification pursuant to the indemnity. Notwithstanding anything to the contrary, the environmental indemnity, and the indemnifications set forth therein, will not inure to the benefit of any party, other than the lender and its successors or assigns or an affiliate of the same, which acquires the Mortgaged Property at a foreclosure sale, by deed-in-lieu of foreclosure or otherwise pursuant to the exercise of remedies under the loan documents (each, a “Foreclosure”), any party not affiliated with the lender which acquires title to the Mortgaged Property following

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any such Foreclosure or any party claiming by, through or under any such acquirer.
28	The Villas of East Cobb (Loan No. 25)

(Recourse Obligations) – The environmental indemnity provides that it will terminate upon the three (3) year anniversary of the earlier of (a) repayment in full of the Mortgage Loan or (b) foreclosure of the security instrument (or deed in lieu thereof) or any transfer of the Mortgaged Property or direct or indirect equity interests of Mortgagor permitted under the Mortgage Loan documents.

The carve-out for misapplication, misappropriation or conversion of insurance proceeds or condemnation awards does not include misappropriation.

The carve-out for involuntary bankruptcy filings excludes filings made at the request of the lender.

28	415 West 13th Street (Loan No. 27)

(Recourse Obligations) – There is no separate carve-out guarantor, and the related Mortgagor is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents and the environmental indemnity.

The carve-out for misapplication, misappropriation or conversion of insurance proceeds or condemnation awards applies after the occurrence and during the continuance of an event of default.

28	Wesley Pond (Loan No. 30)

(Recourse Obligations) – The carve-out for material physical waste is limited to the intentional acts or omissions of Mortgagor, the guarantors, any affiliate of Mortgagor, any equity owner of Mortgagor or its affiliates, the master lessee or any equity owner, principal, trustee, advisor, employee, director, agent or other affiliate of the foregoing parties (an “Exculpated Party”) and to the extent there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.

The carve-outs for fraud or intentional misrepresentation are limited to fraud or intentional misrepresentation by any Exculpated Party occurring in connection with the execution and the delivery of the Mortgage Loan documents, or any certificate, report, financial statement or other instrument or document furnished to the lender at origination or during the term of the Mortgage Loan.

29	Hilton Garden Inn Ridgefield Park (Loan No. 26)	(Mortgage Releases) – In the event of an acquisition of the fee interest of Mortgagor by the leasehold mortgagee of Hartz under the ground lease, the Mortgage Loan documents require the lender to release the fee interest of the Mortgaged Property held by Mortgagor without the payment of any allocated loan amount or premium. Mortgagor is required to deposit all proceeds from the sale

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of the fee estate into a reserve held by the lender, to be held as additional collateral for the Mortgage Loan.
31	9 West 57th Street (Loan No. 1)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is no longer in effect, Mortgagor is not required to pay for any premiums in excess of two (2) times the amount of the insurance premium that is payable in respect of the property and business interruption/rent loss insurance coverage (without giving effect to the cost of terrorism and earthquake components of such insurance); and if the cost of terrorism insurance exceeds such amount, Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount; provided that in the event the premiums exceed the foregoing cap, the lender may at its option (1) purchase a stand-alone terrorism policy, with Mortgagor paying such portion of the premiums equal to the cap and the lender paying such portion in excess of the cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the premiums payable with respect to such stand-alone terrorism policy to the cap.
31	693 Fifth Avenue (Loan No. 2)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, the Mortgagor is not required to pay for any premiums in excess of two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage; and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Opry Mills (Loan No. 3)

(Acts of Terrorism Exclusion) – If the insurance policies contain an exclusion for acts of terrorism and the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, Mortgagor is not required to pay more than two (2) times the cost of then current property insurance coverage (based on the cost to purchase a stand-alone policy and excluding the earthquake, wind and flood components of such policy) on terrorism coverage.

To the extent that Mortgagor is required to obtain a stand-alone insurance policy to cover acts of terrorism, Mortgagor may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000).

31	1 Kaiser Plaza (Loan No. 5) and 1333 Broadway (Loan No. 9)	(Acts of Terrorism Exclusion) – If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect and provided terrorism insurance is commercially

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available, Mortgagor is not required to pay for any premiums in excess of 200% the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of any terrorism component); and if the cost of terrorism insurance exceeds such amount, Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
31	Centrica (Loan No. 20)	(Acts of Terrorism Exclusion) – Mortgagor is not required to pay for any premiums in excess of two (2) times the cost of the then-current stand-alone property all risk insurance coverage, and if the cost of terrorism insurance exceeds such amount, Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
33	Opry Mills (Loan No. 3)	(Single-Purpose Entity) – The Mortgagor has entered into a cash management agency agreement with the guarantor, pursuant to which the guarantor will provide certain bookkeeping, bill-paying and cash management services to the Mortgagor. The Mortgage Loan agreement provides that all amounts paid to the Mortgagor in accordance with the Mortgage Loan documents may be deposited into commingled deposit accounts (controlled by the guarantor as agent of the Mortgagor) on behalf of the Mortgagor, as and when received.
33	Embassy Suites Charleston (Loan No. 13) and Embassy Suites Busch Gardens Hotel (Loan No. 15)	(Single-Purpose Entity) – The non-consolidation opinion delivered at origination of the Mortgage Loan contains an exception for the guaranty delivered by the guarantor for the deposits to the property improvement plan reserve and excludes such guaranty from its opinion.
33	Wesley Pond (Loan No. 30)	(Single-Purpose Entity) – At origination of the Mortgage Loan, the borrowing entity was an Iowa limited liability company that was not a single purpose entity. Immediately following the origination of the Mortgage Loan, the Mortgaged Property was conveyed to Mortgagor, which is a Delaware statutory trust and single purpose entity, and Mortgagor assumed all of the obligations and rights of the borrower under the Mortgage Loan documents.
34	1 Kaiser Plaza (Loan No. 5) and 1333 Broadway (Loan No. 9)	(Defeasance) – The Mortgage Loan documents require Mortgagor to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that Mortgagor will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for

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the servicer is limited to a maximum amount of $25,000.
36	Embassy Suites Busch Gardens Hotel (Loan No. 15)

(Ground Leases) – The ground lease to which Mortgagor is a party is a sublease subject to a prime ground lease. The prime ground lease does not have a recorded memorandum of lease, but the prime ground lease itself was recorded.

The ground lease provides that Mortgagor may not assign its rights in whole or in part, without first obtaining the written consent of the ground lessor, which consent will not be unreasonably withheld. Mortgagor has the right, without seeking the consent or approval of the ground lessor, to sub-sublease retail portions of the Mortgaged Property to any sub-subtenant engaging in ordinary course retail activities customary in hotels similar to the Mortgaged Property (i.e. coffee shop, gift shop, etc.) that Mortgagor may designate so long as no sub-sublease exceeds 1,000 square feet. Notwithstanding anything to the contrary, the purchaser at any foreclosure sale of the leasehold estate, or the assignee or transferee under any instrument of assignment or transfer in lieu of the foreclosure, is deemed to be a permitted assignee or transferee without the need to obtain the ground lessor’s consent so long as such assignee or transferee is either (a) the mortgagee or its designee, or (b) any other assignee or transferee that has a net worth of at least $15,000,000 and such transferee (or any property manager retained by such transferee) has (and continues to have) substantial experience in operating hotels of similar size and type as the Mortgaged Property.

The ground lease does require notices of default be sent to the lender at the same time that the lessor delivers such notice to Mortgagor, but it does not expressly provide that any notices of default which are not delivered to the lender are ineffective.

36	Hilton Garden Inn Ridgefield Park (Loan No. 26)	(Ground Leases) – The Mortgage Loan is secured by both the fee estate and a sublease estate owned by the Mortgagor, and the sublease estate is subject to a prime ground lease estate owned by another party. The ground sublease permits Mortgagor to mortgage its subleasehold estate to an “Institutional Lender”, which is defined in the ground sublease as any entity which is, at all times during the term of any mortgage, (i) a commercial bank, national bank or savings bank, savings and loan association, trust company, credit union, foreign banking institution, or insurance company, (ii) a state, municipal or private employees’ welfare, pension or retirement fund or system, (iii) an investment banking firm, (iv) a publicly held real estate investment trust or any other real estate investment trust that is permitted under the Internal Revenue Code of 1986, as amended, to manage or operate (or control the

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operation of) hotels, (v) an entity that qualifies as a “REMIC” under the Internal Revenue Code of 1986, as amended, or (vi) any governmental agency or entity insured by a governmental agency, whether any of the foregoing is acting individually or in a fiduciary or representative capacity and in each case having total assets of at least $500,000,000 and a tangible net worth of at least $250,000,000 as shown, in each case, by its most recent financial statements distributed to its shareholders.

The ground sublease requires that the Mortgaged Property be operated only as a hotel with at least 140 guest rooms and as a first-class guest lodging facility similar in character and quality to a Hilton Garden, Marriott Courtyard or Marriott Springfield Suites or with another national hotel franchise acceptable to the ground sublessor in its sole discretion.

The ground sublease provides that it may not be modified, cancelled, amended or surrendered without the consent of the leasehold mortgagee, but the ground sublease does not expressly cover termination of the ground sublease.

In 2014, Hartz, as the lessee under the prime ground lease mortgaged its leasehold interest to German American Capital Corporation (the “Prime Lease Loan”), and the Prime Lease Loan was subsequently securitized. In connection with the financing, Mortgagor entered into a subordination, non-disturbance and attornment agreement subordinating the terms and conditions of the ground sublease to the Prime Lease Loan documents.

A leasehold mortgagee may acquire title to the subleasehold estate by foreclosure or otherwise, and a leasehold mortgagee has the one-time right after acquiring title to assign the ground sublease without the consent of the ground sublessor, so long as the assignee has nationally recognized experience in operating or owning a first-class hotel. The ground sublease requires a transfer fee for any assignment or transfer of the sublease, except for the initial assignment by a leasehold mortgagee after acquisition of the subleasehold estate by the lender. Mortgagor may sublease ancillary and incidental food services or similar ancillary or concession space in the hotel without the consent of the lender.

Although the ground sublease provides that insurance proceeds and condemnation awards may be held by the leasehold lender and applied to restoration, the ground sublease is subordinate to the terms of the Prime Lease Loan documents. To mitigate against the risk of the lender under the Prime Lease Loan claiming priority over the insurance proceeds or condemnation awards, Mortgagor was required at origination to purchase a lease

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enhancement insurance policy in the event the Prime Lease Loan lender makes a claim for the proceeds or awards following a casualty or condemnation, as applicable, related to the Mortgaged Property.
45	The Villas of East Cobb (Loan No. 25)	(Appraisal) – The appraisal obtained in connection with the origination of the Mortgage Loan is dated July 30, 2015, which is more than 12 months prior to the Closing Date.
46	9 West 57th Street (Loan No. 1), 693 Fifth Avenue (Loan No. 2), Opry Mills (Loan No. 3), Westfield San Francisco Centre (Loan No. 4), 1 Kaiser Plaza (Loan No. 5), Salesforce Tower (Loan No. 6) and 100 East Wisconsin Avenue (Loan No. 16)	(Cross-Collateralization) – The Mortgage Loans are cross-collateralized and cross-defaulted with the related Companion Loan(s).

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
15	Summerfield Shoppes (Loan No. 49)	(Actions Concerning Mortgage Loan) – The borrower is currently a defendant in a lawsuit related to a former tenant of the Mortgaged Property. A complaint was filed on March 23, 2016 by the estate of a murder victim that was a patron of the former tenant against the borrower, RPM Realty Management, LLC, Jimmy D’s Sports Pub, LLC d/b/a CJ’s Saloon (the former tenant), and Lennar Homes, LLC, alleging, inter alia, wrongful death and a failure to maintain the premises in a reasonably safe condition. The borrower’s insurer has engaged legal counsel to defend the borrower in the suit and such counsel has filed a motion to dismiss. The court cannot hear this motion until the related criminal case is concluded, which is not anticipated to commence until late 2016. If the borrower were to remain a party to the suit notwithstanding insurance counsel’s efforts, the borrower has at least $50,000,000 of insurance coverage. The borrower has represented that neither the filing of the complaint nor any judgment related thereto, if adversely determined, will materially or adversely affect the condition (financial or otherwise) or business of the borrower or the ability of the borrower to fulfill its obligations under the Mortgage Loan documents to which it is a party.
26	Douglasville Crossroads (Loan No. 44)	(Local Law Compliance) – The Mortgaged Property consists of two parcels that are part of a larger shopping center and is legal nonconforming because (i) the first parcel is deficient in lot size by 43.233 acres and is deficient 10 feet of landscaping, and (ii) the second parcel is deficient in lot size by 49.905 acres, in lot frontage by 4.13 feet, encroaches into the front setback by 20 feet and the side and rear setbacks by 15 feet, and does not have front landscaping. In the event of a casualty that costs more than 50% of a parcel’s value to repair, such parcel would have to be built to code (other than the lot size), meaning the parcels could not be rebuilt with the same front and rear encroachments. The borrower (and the guarantor) will be liable on a recourse basis for any losses caused by the inability, after a casualty, to rebuild the Mortgaged Property to the dimensions that existed as of the date of origination. Additionally, law and ordinance insurance coverage has been obtained.
26	Wilshire Manor Apartments (Loan No. 51)	(Local Law Compliance) – The Mortgaged Property is legal nonconforming as to use due to changes in zoning regulations subsequent to its development. The

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Mortgaged Property is also legal nonconforming because the height of the building exceeds the requirements by 1 story, the building encroaches on a side setback by 7 feet and parking is deficient 85 spaces. In the event the Mortgaged Property is destroyed or damaged by fire or other causes to the extent of more than 51 percent of the replacement cost of the structure (such cost being measured on the date of the damage), the right to operate such nonconforming use will terminate. Under the loan agreement, a nonrecourse carveout exists as to the inability to rebuild the Mortgaged Property to allow for the same multifamily use, number of dwelling units and number of parking spaces as prior to the casualty. Law and ordinance insurance coverage has been obtained.
27	Vadata – Manassas Data Center (Loan No. 24)	(Licenses and Permits) – As of the date of the Mortgage Loan’s origination, the improvements on the portion of the Mortgaged Property known as 7060 Wellington Road only has a temporary occupancy permit, and the improvements on the portion of the Mortgaged Property known as 7070 Wellington Road does not have any occupancy permit, as the related tenant is completing a build out of the space thereon. The borrower has generally covenanted to comply with all zoning ordinances, building codes and land laws, and the borrower and guarantor are recourse for any losses incurred by the Mortgage Loan Seller in obtaining final certificates of occupancy for either (or both) of 7060 and 7070 Wellington Road.
28	Vadata – Ashburn Data Center (Loan No. 14), Vadata – Manassas Data Center (Loan No. 24) and Vadata – Haymarket Data Center (Loan No. 32)	(Recourse Obligations) – Under the Mortgage Loan documents, there is recourse for losses due to misappropriation or conversion of insurance proceeds or condemnation awards or rents following an event of default but not for misapplication of the same. Lastly, recourse for losses due to physical waste is limited to intentional physical waste committed by the borrower, the guarantor or any affiliate of thereof.
28	Seven Bridges (Loan No. 45) and Wilshire Manor Apartments (Loan No. 51)	(Recourse Obligations) – Recourse for physical waste is limited to physical waste caused by intentional acts or omissions of the borrower, the guarantor or any affiliate of thereof.
31	Vadata – Ashburn Data Center (Loan No. 14), Vadata – Manassas Data Center (Loan No. 24) and Vadata – Haymarket Data Center (Loan No. 32)	(Acts of Terrorism Exclusion) – The borrower is not required to carry insurance coverage against chemical or biological terrorism.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
5	Embassy Suites Lake Buena Vista (Loan No. 28) Hilton Home2 Suites Layton (Loan No. 38)	(Hospitality Provisions) - The related comfort letter provided at the Mortgage Loan origination is not enforceable by the securitization trust. The related comfort letter provides that upon written notice from the lender to the franchisor (within certain time frames specified in the comfort letter), the franchisor will recognize the trustee as “lender” under the comfort letter.
5	Holiday Inn Express - Aiken (Loan No. 40)	(Hospitality Provisions) – The related comfort letter provided at the Mortgage Loan origination is not enforceable by the securitization trust. The related comfort letter provides that upon written notice and a request from the lender to the franchisor to issue a replacement comfort letter (within certain time frames specified in the comfort letter), a replacement comfort letter will be issued to the trustee.
9	Bluffton Self Storage (Loan No. 52)	(Junior Liens) – Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined loan-to-value ratio of not greater than 75.0%; (ii) the debt service coverage ratio is equal to or greater than 1.25x; (iii) a debt yield not less than 8.0%; and (iv) the execution of an intercreditor agreement acceptable to the lender in its reasonable discretion.
12	Bluffton Self Storage (Loan No. 52)	(Condition of Property) – The related property condition assessment recommended ongoing replacement reserves in an amount equal to $6,174 per year. The actual reserve amount is $5,640 per year.
18	Crocker Park Phase One & Two (Loan No. 8)

(Insurance) - With respect to the portion of the Mortgaged Property the Mortgagor leases, the lessor under the lease is required to restore the leasehold space after a casualty and to deposit insurance proceeds with an insurance trustee specified in the lease.

The portion of the Mortgaged Property currently leased to tenant Trader Joe’s encroaches on an adjacent parcel. Mortgagor is the beneficiary under an easement to permit Mortgagor to occupy and operate on the encroaching area and maintain insurance and, after a casualty, rebuild the improvements on the encroaching area. If, in the event of a casualty, the Mortgagor does not restore the improvements, any insurance proceeds remaining

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following demolition of remaining improvements on the encroaching space are required to be paid to the fee owner of the space on which the Mortgaged Property is encroaching.
19	Crocker Park Phase One & Two (Loan No. 8)	(Access; Utilities; Separate Tax Lots) - The portion of the Mortgaged Property for which Mortgagor is the lessee is not a separate tax lot. The Mortgagor is required under the Mortgage Loan documents to provide the lender with evidence that all taxes and assessments have been paid prior to delinquency or deposit with the lender amounts for payment of all taxes and assessments.
26	National Business Park (Loan No. 12)	(Local Law Compliance) - There are open fire code violations for certain tenant spaces at the Mortgaged Property.
26	Decatur Crossing II (Loan No. 31)	(Local Law Compliance) - One tenant at the Mortgaged Property, representing approximately 8.7% of the net rentable area and 10.1 % of base rent, holds a special use permit authorizing such tenant’s operation as a medical marijuana independent testing laboratory. Although such special use permit was approved and provided by the Clark County Planning Commission, the laboratory is licensed by the State of Nevada Division of Health and Behavioral Sciences and does not violate any local zoning ordinances, the possession and/or sale of marijuana remains illegal under applicable federal law.
28	Crocker Park Phase One & Two (Loan No. 8)	(Recourse Obligations) - The Mortgage Loan documents: (i) limit full recourse for transfers in violation of the Mortgage Loan documents to voluntary transfers; (ii) do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards; and (iii) limit recourse for physical waste to intentional acts or omissions.
31	Holiday Inn Express - Aiken (Loan No. 40)	(Acts of Terrorism Exclusion) – If TRIA (or subsequent statute, extension or reauthorization) is not in effect, the Mortgagor is not required to pay annual premiums for terrorism coverage in excess of two times the premium for a separate “special form” or “all risks” policy or equivalent policy insuring the related Property (for purposes of such calculation, excluding coverage for catastrophe loss perils).
33	National Business Park (Loan No. 12)	(Single-Purpose Entity) - The Mortgagor previously owned a property that is not part of the Mortgaged Property.
33	Cicero Marketplace (Loan No. 21)	(Single-Purpose Entity) - A counsel’s opinion regarding non-consolidation of the Mortgagor was not required.

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33	Hilton Home2 Suites Layton (Loan No. 38)	(Single-Purpose Entity) - The Mortgagor previously owned an unimproved parcel of land that is not part of the Mortgaged Property.
36	Crocker Park Phase One & Two (Loan No. 8)

(Ground Lease) - The Mortgagor is the lessee pursuant to a space lease (the “Underlying Lease”) whereby it leases space in the improvements (the “Leasehold Space”) on an adjacent property. The Mortgagor entered into the Underlying Lease in order to accommodate a request by the tenant Regal Cinemas, Inc. (“Regal”) to expand its premises to include space both on the Mortgaged Property owned by the Mortgagor in fee simple (said property, “Crocker Park”) as well as the Leasehold Space. Consequently, the Mortgagor has entered into a lease with Regal (the “Regal Lease”) whereby it has granted Regal the right to occupy premises comprised of space in Crocker Park (the “Crocker Portion”) together with the Leasehold Space. The Crocker Portion and the Leasehold Space are connected by a bridge over a street. The collateral for the Mortgage Loan includes a security interest in the Leasehold Space. While the Underlying Lease is a space lease, the following exceptions are noted if the Underlying Lease were treated as a “Ground Lease” for purposes of this representation:

(B) The Underlying Lease lessor has not expressly agreed that the Underlying Lease cannot be terminated or modified without the lender’s consent. The lender has notice and cure rights relating to any default by Mortgagor pursuant to the Underlying Lease and the Underlying Lease lessor has agreed in writing that it cannot exercise any rights and/or remedies relating to said default until the lender’s notice and cure rights have expired.

(I) Mortgagor may not sublet its interest in the Underlying Lease without the consent of the lessor thereunder (which consent shall not be unreasonably withheld). Note that Mortgagor is permitted to sublease its interest in the Leasehold Premises to Regal (and its successor and/or assigns). If the Regal Lease expires or is terminated for any reason (other than a default thereunder by Mortgagor solely relating to the Crocker Portion), Mortgagor shall have the option to terminate the Underlying Lease (which option may only be exercised with the lender’s consent).

(J) The Underlying Lease lessor is obligated to restore the Leasehold Premises in the event of a casualty or condemnation (provided the Underlying Lease is not terminated in connection with the applicable casualty). In connection with said restoration, the loss proceeds must be held by an insurance trustee satisfying certain ratings requirements. For so long as the lessor’s fee mortgagee meets said ratings requirements, it will be designated as the insurance/condemnation trustee and if it does not satisfy the ratings criteria, then it is entitled to appoint a

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trustee satisfying the ratings criteria.

(K) Given that the Underlying Lease is a space lease and is not a “Ground Lease” as defined above, the Mortgagor does not own the improvements on the Leasehold Premises and is not entitled to insurance proceeds in the event of a total loss resulting in a termination of the Underlying Lease. In the event of a condemnation where the Underlying Lease is terminated, the Underlying Lease lessor is entitled to the entire condemnation award relating to the Leasehold Premises, provided, however, Mortgagor may request a separate condemnation award to the extent that such award does not reduce the lessor’s award.

(L) The lender is entitled to a new lease only in the event the Underlying Lease is terminated in connection with a rejection of the Underlying Lease is bankruptcy.

36	National Business Park (Loan No. 12)	(Ground Lease) - (I) Any proposed sublease for all of the Mortgaged Property for most of the remaining term of the ground lease is subject to the ground lessor’s right of first refusal for such sublease. In addition, all major subleases of the Mortgaged Property are subject to ground lessor’s reasonable approval.
39	Hillside Industrial (Loan No. 22), West LA Office – 1950 Sawtelle Boulevard (Loan No. 35), Holiday Inn Express – Aiken (Loan No. 40) and Bluffton Self Storage (Loan No. 52)	(Rent Rolls; Operating Histories) – The related rent rolls and operating histories have not been certified.
42	West LA Office – 1950 Sawtelle Boulevard (Loan No. 35) Bluffton Self Storage (Loan No. 52)	(Organization of Mortgagor) - The required questionnaires to be completed by each Controlling Owner and guarantor were not received.
43	Crocker Park Phase One & Two (Loan No. 8)	(Environmental Conditions) - The Leasehold Space (defined above) was not included in the Phase I site assessment of the Mortgaged Property.
43	Hillside Industrial (Loan No. 22)	(Environmental Conditions) - The related environmental insurance policy has a $50,000 self-insured retention (SIR) for cleanup cost coverage and a $25,000 SIR for third party personal injury/property damage claims. The policy extends for 2 years (instead of 5 years) past the maturity date of the Mortgage Loan. In addition, 120% (instead of 125%) of the funds reasonably estimated to cover the estimated cost to cure any remediation was escrowed.

D-2-26

46

Crocker Park Phase One & Two (Loan No. 8)

National Business Park (Loan No. 12)

Hillside Industrial (Loan No. 22)

Embassy Suites Lake Buena Vista (Loan No. 28)

West LA Office - 1950 Sawtelle Boulevard (Loan No. 35)

(Cross-Collateralization) – The Mortgage Loans are cross-collateralized and cross-defaulted with the related Companion Loan(s).

D-2-27

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)	Distribution Date	Balance($)
10/15/2016	49,955,000.00	6/15/2021	49,955,000.00
11/15/2016	49,955,000.00	7/15/2021	49,955,000.00
12/15/2016	49,955,000.00	8/15/2021	49,955,000.00
1/15/2017	49,955,000.00	9/15/2021	49,954,529.22
2/15/2017	49,955,000.00	10/15/2021	49,016,035.08
3/15/2017	49,955,000.00	11/15/2021	48,141,756.84
4/15/2017	49,955,000.00	12/15/2021	47,196,364.39
5/15/2017	49,955,000.00	1/15/2022	46,314,930.44
6/15/2017	49,955,000.00	2/15/2022	45,430,033.02
7/15/2017	49,955,000.00	3/15/2022	44,339,652.39
8/15/2017	49,955,000.00	4/15/2022	43,446,974.42
9/15/2017	49,955,000.00	5/15/2022	42,483,704.83
10/15/2017	49,955,000.00	6/15/2022	41,583,726.58
11/15/2017	49,955,000.00	7/15/2022	40,613,364.06
12/15/2017	49,955,000.00	8/15/2022	39,706,028.20
1/15/2018	49,955,000.00	9/15/2022	38,795,125.65
2/15/2018	49,955,000.00	10/15/2022	37,814,149.13
3/15/2018	49,955,000.00	11/15/2022	36,895,803.18
4/15/2018	49,955,000.00	12/15/2022	35,907,594.66
5/15/2018	49,955,000.00	1/15/2023	34,980,822.84
6/15/2018	49,955,000.00	2/15/2023	34,082,029.80
7/15/2018	49,955,000.00	3/15/2023	32,988,642.80
8/15/2018	49,955,000.00	4/15/2023	32,082,009.05
9/15/2018	49,955,000.00	5/15/2023	31,108,380.39
10/15/2018	49,955,000.00	6/15/2023	30,194,356.22
11/15/2018	49,955,000.00	7/15/2023	29,213,547.06
12/15/2018	49,955,000.00	8/15/2023	28,292,074.45
1/15/2019	49,955,000.00	9/15/2023	27,366,982.10
2/15/2019	49,955,000.00	10/15/2023	26,375,419.14
3/15/2019	49,955,000.00	11/15/2023	25,442,791.44
4/15/2019	49,955,000.00	12/15/2023	24,443,907.18
5/15/2019	49,955,000.00	1/15/2024	23,503,684.97
6/15/2019	49,955,000.00	2/15/2024	22,559,768.34
7/15/2019	49,955,000.00	3/15/2024	21,487,688.99
8/15/2019	49,955,000.00	4/15/2024	20,535,839.04
9/15/2019	49,955,000.00	5/15/2024	19,518,278.47
10/15/2019	49,955,000.00	6/15/2024	18,558,682.99
11/15/2019	49,955,000.00	7/15/2024	17,533,596.87
12/15/2019	49,955,000.00	8/15/2024	16,566,195.00
1/15/2020	49,955,000.00	9/15/2024	15,594,990.40
2/15/2020	49,955,000.00	10/15/2024	14,558,624.89
3/15/2020	49,955,000.00	11/15/2024	13,579,522.70
4/15/2020	49,955,000.00	12/15/2024	12,535,483.90
5/15/2020	49,955,000.00	1/15/2025	11,548,422.06
6/15/2020	49,955,000.00	2/15/2025	10,557,479.14
7/15/2020	49,955,000.00	3/15/2025	9,380,528.34
8/15/2020	49,955,000.00	4/15/2025	8,381,044.57
9/15/2020	49,955,000.00	5/15/2025	7,317,202.99
10/15/2020	49,955,000.00	6/15/2025	6,309,599.31
11/15/2020	49,955,000.00	7/15/2025	5,237,868.43
12/15/2020	49,955,000.00	8/15/2025	4,222,081.00
1/15/2021	49,955,000.00	9/15/2025	3,202,297.93
2/15/2021	49,955,000.00	10/15/2025	2,118,733.55
3/15/2021	49,955,000.00	11/15/2025	1,090,670.99
4/15/2021	49,955,000.00	12/15/2025 and thereafter	0.00
5/15/2021	49,955,000.00

E-1

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ANNEX F

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE ARKANSAS HOTEL PORTFOLIO MORTGAGE LOAN

Monthly Payment Date	Mortgage Loan Interest ($)	Mortgage Loan Principal ($)	Subordinate Companion Loan Interest ($)	Subordinate Companion Loan Principal ($)
10/6/2016	40,528.96	15,058.17	12,587.28	1,656.40
11/6/2016	41,816.78	13,537.64	12,987.25	1,489.14
12/6/2016	40,412.91	15,195.19	12,551.24	1,671.47
1/6/2017	41,696.29	13,679.91	12,949.82	1,504.79
2/6/2017	41,638.92	13,747.64	12,932.01	1,512.24
3/6/2017	37,557.27	18,566.84	11,664.35	2,042.35
4/6/2017	41,503.41	13,907.65	12,889.92	1,529.84
5/6/2017	40,108.14	15,555.03	12,456.58	1,711.05
6/6/2017	41,379.85	14,053.53	12,851.54	1,545.89
7/6/2017	39,987.98	15,696.90	12,419.27	1,726.66
8/6/2017	41,255.09	14,200.83	12,812.80	1,562.09
9/6/2017	41,195.54	14,271.15	12,794.30	1,569.83
10/6/2017	39,808.73	15,908.55	12,363.59	1,749.94
11/6/2017	41,068.97	14,420.58	12,754.99	1,586.26
12/6/2017	39,685.64	16,053.87	12,325.37	1,765.93
1/6/2018	40,941.18	14,571.47	12,715.30	1,602.86
2/6/2018	40,880.07	14,643.62	12,696.33	1,610.80
3/6/2018	36,868.47	19,380.11	11,450.42	2,131.81
4/6/2018	40,737.39	14,812.08	12,652.01	1,629.33
5/6/2018	39,363.16	16,434.62	12,225.21	1,807.81
6/6/2018	40,606.35	14,966.80	12,611.32	1,646.35
7/6/2018	39,235.73	16,585.09	12,185.63	1,824.36
8/6/2018	40,474.03	15,123.02	12,570.22	1,663.53
9/6/2018	40,410.61	15,197.90	12,550.52	1,671.77
10/6/2018	39,045.37	16,809.85	12,126.51	1,849.08
11/6/2018	40,276.39	15,356.39	12,508.84	1,689.20
12/6/2018	38,914.83	16,963.98	12,085.97	1,866.04
1/6/2019	40,140.85	15,516.42	12,466.74	1,706.81
2/6/2019	40,075.78	15,593.24	12,446.53	1,715.26
3/6/2019	36,138.41	20,242.08	11,223.69	2,226.63
4/6/2019	39,925.50	15,770.68	12,399.86	1,734.77
5/6/2019	38,573.58	17,366.89	11,979.99	1,910.36
6/6/2019	39,786.53	15,934.76	12,356.70	1,752.82
7/6/2019	38,438.43	17,526.46	11,938.01	1,927.91
8/6/2019	39,646.21	16,100.44	12,313.12	1,771.05
9/6/2019	39,578.69	16,180.16	12,292.15	1,779.82
10/6/2019	38,236.29	17,765.12	11,875.23	1,954.16
11/6/2019	39,436.34	16,348.23	12,247.94	1,798.31
12/6/2019	38,097.85	17,928.58	11,832.24	1,972.14
1/6/2020	39,292.59	16,517.95	12,203.29	1,816.97
2/6/2020	39,223.32	16,599.74	12,181.78	1,825.97
3/6/2020	36,627.66	19,664.43	11,375.63	2,163.09
4/6/2020	39,071.24	16,779.29	12,134.55	1,845.72
5/6/2020	37,742.79	18,347.80	11,721.96	2,018.26
6/6/2020	38,923.93	16,953.22	12,088.80	1,864.85
7/6/2020	37,599.52	18,516.95	11,677.47	2,036.86
8/6/2020	38,775.19	17,128.85	12,042.60	1,884.17
9/6/2020	38,703.36	17,213.66	12,020.29	1,893.50
10/6/2020	37,385.00	18,770.24	11,610.84	2,064.73
11/6/2020	38,552.45	17,391.83	11,973.43	1,913.10
12/6/2020	37,238.24	18,943.52	11,565.27	2,083.79
1/6/2021	38,400.08	17,571.74	11,926.10	1,932.89
2/6/2021	38,326.39	17,658.75	11,903.22	1,942.46
3/6/2021	34,550.49	22,116.94	10,730.52	2,432.86
4/6/2021	38,159.58	17,855.69	11,851.41	1,964.13
5/6/2021	36,856.16	19,394.63	11,446.60	2,133.41
6/6/2021	38,003.37	18,040.13	11,802.89	1,984.41
7/6/2021	36,704.24	19,574.01	11,399.42	2,153.14
8/6/2021	37,845.63	18,226.37	11,753.90	2,004.90
9/6/2021	37,769.20	18,316.62	11,730.17	2,014.83
10/6/2021	36,476.50	19,842.90	11,328.69	2,182.72

F-1

Monthly Payment Date	Mortgage Loan Interest ($)	Mortgage Loan Principal ($)	Subordinate Companion Loan Interest ($)	Subordinate Companion Loan Principal ($)
11/6/2021	37,609.17	18,505.56	11,680.47	2,035.61
12/6/2021	36,320.87	20,026.66	11,280.35	2,202.93
1/6/2022	37,447.58	18,696.35	11,630.28	2,056.60
2/6/2022	37,369.18	18,788.92	11,605.93	2,066.78
3/6/2022	33,681.64	23,142.79	10,460.67	2,545.71
4/6/2022	37,193.33	18,996.54	11,551.32	2,089.62
5/6/2022	35,916.45	20,504.15	11,154.75	2,255.46
6/6/2022	37,027.68	19,192.13	11,499.87	2,111.13
7/6/2022	35,755.35	20,694.36	11,104.72	2,276.38
8/6/2022	36,860.41	19,389.62	11,447.92	2,132.86
9/6/2022	36,779.10	19,485.63	11,422.67	2,143.42
10/6/2022	35,513.60	20,979.80	11,029.63	2,307.78
11/6/2022	36,609.40	19,685.99	11,369.96	2,165.46
12/6/2022	35,348.56	21,174.66	10,978.38	2,329.21
1/6/2023	36,438.05	19,888.30	11,316.75	2,187.71
2/6/2023	36,354.65	19,986.78	11,290.84	2,198.55
3/6/2023	32,760.75	24,230.08	10,174.67	2,665.31
4/6/2023	36,169.22	20,205.71	11,233.25	2,222.63
5/6/2023	34,920.47	21,680.11	10,845.42	2,384.81
6/6/2023	35,993.56	20,413.11	11,178.70	2,245.44
7/6/2023	34,749.64	21,881.81	10,792.37	2,407.00
8/6/2023	35,816.20	20,622.52	11,123.61	2,268.48
9/6/2023	35,729.71	20,724.63	11,096.75	2,279.71
10/6/2023	34,493.03	22,184.78	10,712.67	2,440.33
11/6/2023	35,549.77	20,937.10	11,040.87	2,303.08
12/6/2023	34,318.03	22,391.40	10,658.32	2,463.05
1/6/2024	35,368.06	21,151.63	10,984.43	2,326.68
2/6/2024	35,279.36	21,256.36	10,956.89	2,338.20
3/6/2024	32,919.89	24,042.19	10,224.09	2,644.64
4/6/2024	35,089.40	21,480.65	10,897.89	2,362.87
5/6/2024	33,870.31	22,920.03	10,519.27	2,521.20
6/6/2024	34,903.20	21,700.50	10,840.06	2,387.05
7/6/2024	33,689.22	23,133.84	10,463.03	2,544.72
8/6/2024	34,715.18	21,922.49	10,781.67	2,411.47
9/6/2024	34,623.25	22,031.04	10,753.11	2,423.41
10/6/2024	33,416.96	23,455.30	10,378.47	2,580.08
11/6/2024	34,432.50	22,256.26	10,693.87	2,448.19
12/6/2024	33,231.45	23,674.33	10,320.85	2,604.18
1/6/2025	34,239.88	22,483.68	10,634.05	2,473.20
2/6/2025	34,145.59	22,595.00	10,604.77	2,485.45
3/6/2025	30,755.60	26,597.57	9,551.92	2,925.73
4/6/2025	33,939.30	22,838.57	10,540.70	2,512.24
5/6/2025	32,751.80	24,240.66	10,171.89	2,666.47
6/6/2025	33,741.87	23,071.68	10,479.38	2,537.88
7/6/2025	32,559.79	24,467.36	10,112.25	2,691.41
8/6/2025	33,542.51	23,307.07	10,417.46	2,563.78
9/6/2025	33,444.77	23,422.47	10,387.11	2,576.47
10/6/2025	32,270.85	24,808.51	10,022.52	2,728.94
11/6/2025	33,242.50	23,661.28	10,324.29	2,602.74
12/6/2025	32,074.14	25,040.76	9,961.42	2,754.48
1/6/2026	33,038.27	23,902.42	10,260.86	2,629.27
2/6/2026	32,938.03	24,020.77	10,229.73	2,642.28
3/6/2026	29,659.49	27,891.73	9,211.50	3,068.09
4/6/2026	32,720.33	24,277.81	10,162.11	2,670.56
5/6/2026	31,566.31	25,640.36	9,803.70	2,820.44
6/6/2026	32,510.99	24,524.97	10,097.10	2,697.75
7/6/2026	31,362.72	25,880.74	9,740.47	2,846.88
8/6/2026	32,299.61	7,702,099.00	10,031.45	847,230.89

F-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	19
Risk Factors	53
Description of the Mortgage Pool	123
Transaction Parties	239
Description of the Certificates	279
Description of the Mortgage Loan Purchase Agreements	313
Pooling and Servicing Agreement	322
Certain Legal Aspects of Mortgage Loans	427
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	442
Pending Legal Proceedings Involving Transaction Parties	444
Use of Proceeds	444
Yield and Maturity Considerations	444
Material Federal Income Tax Considerations	457
Certain State and Local Tax Considerations	469
Method of Distribution (Underwriter)	469
Incorporation of Certain Information by Reference	470
Where You Can Find More Information	471
Financial Information	471
Certain ERISA Considerations	471
Legal Investment	475
Legal Matters	476
Ratings	476
Index of Defined Terms	479

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$1,077,483,000 (Approximate)

J.P. Morgan Chase Commercial Mortgage Securities Corp.
Depositor

JPMCC Commercial Mortgage Securities Trust 2016-JP3
Issuing Entity

Commercial Mortgage Pass-Through Certificates, Series 2016-JP3

Class A-1	$45,932,000
Class A-2	$97,274,000
Class A-3	$16,726,000
Class A-4	$300,000,000
Class A-5	$342,359,000
Class A-SB	$49,955,000
Class X-A	$970,952,000
Class X-B	$56,309,000
Class A-S	$118,706,000
Class B	$56,309,000
Class C	$50,222,000

PRELIMINARY PROSPECTUS

J.P. Morgan

Lead Manager and Sole Bookrunner

Drexel Hamilton

Co-Manager

Academy Securities

Co-Manager

September        , 2016